As filed with the Securities and Exchange Commission on January 29, 2018
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

The First Bancshares, Inc.
(Exact Name of Registrant as Specified in its Charter)
Mississippi	6021	64-0862173
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
6480 U.S. Hwy. 98 West
Hattiesburg, Mississippi 39402, Suite A
(601) 268-8998
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Donna T. (Dee Dee) Lowery
Chief Financial Officer
6480 U.S. Hwy. 98 West
Hattiesburg, Mississippi 39402
(601) 268-8998
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With copies to:
Mark C. Kanaly, Esq. David S. Park, Esq. Lesley H. Solomon, Esq. Alston & Bird, LLP 1201 West Peachtree Street Atlanta, Georgia 30309 (404) 881-7000	Michael S. Sadow, P.C. Dave M. Muchnikoff, P.C. Silver, Freedman, Taff & Tiernan LLP 3299 K Street, NW, Suite 100 Washington, District of Columbia 20007 (202) 295-4500

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of  “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐	Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐
CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share	772,551(1)	N/A	$24,297,975.00(2)	$3,025.10

(1)
Represents the maximum number of shares of The First Bancshares, Inc. common stock that could be issued in connection with the merger described herein. Pursuant to Rule 416, this registration statement also covers additional shares that may be issued as a result of stock splits, stock dividends or similar transactions. In the event the number of shares of common stock required to be issued to consummate the merger described herein is increased after the date this registration statement is declared effective, The First Bancshares, Inc. will register such additional shares in accordance with Rule 413 under the Securities Act of 1933, as amended (the “Securities Act”), by filing a registration statement pursuant to Rule 462(b) or Rule 429 under the Securities Act, as applicable, with respect to such additional shares.

(2)
Pursuant to Rule 457(f)(1) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is based on the average of the high and low prices for shares of Sunshine Financial, Inc. common stock as reported on the Over-the-Counter Electronic Bulletin Board on January 24, 2018 ($29.23 per share) multiplied by the maximum number of such shares (830,700) that may be exchanged for the securities being registered.

(3)
Calculated pursuant to Rule 457(f) of the Securities Act to be $3,025.10 by multiplying the proposed maximum aggregate offering price by 0.0001245.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and is subject to change. The First Bancshares, Inc. may not sell the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction where the offer or sale is not permitted.
PRELIMINARY — SUBJECT TO COMPLETION — DATED JANUARY 29, 2018
Proxy Statement/Prospectus
MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT
To the Stockholders of Sunshine Financial, Inc.:
The boards of directors of The First Bancshares, Inc., or First Bancshares, and Sunshine Financial, Inc., or Sunshine, have each unanimously approved the acquisition of Sunshine by First Bancshares. The acquisition will be accomplished pursuant to the terms of an Agreement and Plan of Merger, dated as of December 6, 2017, which we refer to as the merger agreement, by and between First Bancshares and Sunshine, whereby Sunshine will be merged with and into First Bancshares, which we refer to as the merger. Immediately following the merger of Sunshine with and into First Bancshares, Sunshine Community Bank, or Sunshine Community, a wholly owned bank subsidiary of Sunshine, will merge with and into First Bancshares’ wholly owned bank subsidiary, The First, A National Banking Association, or The First, with The First as the surviving bank, which we refer to as the bank merger.
If the merger is completed, each outstanding share of Sunshine common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive, at the election of each Sunshine stockholder, either (i) $27.00 in cash, or (ii) 0.93 of a share of First Bancshares’ common stock. The election of stock consideration or cash consideration will be subject to proration such that 75% of the issued and outstanding shares of Sunshine common stock will be exchanged for First Bancshares common stock and 25% will be exchanged for cash. As a result, if the aggregate number of shares with respect to which a valid stock or cash election has been made exceeds these limits, stockholders who have elected the form of merger consideration that has been over-subscribed will receive a mixture of both stock consideration and cash consideration in accordance with the proration procedures set forth in the merger agreement. Each outstanding share of Sunshine common stock subject to vesting restrictions shall become vested immediately prior to the effective time of the merger and will be converted into the right to receive the same merger consideration that other Sunshine stockholders are entitled to receive. Each option to purchase shares of Sunshine common stock shall be cancelled as of the effective time of the merger and converted into the right to receive a cash payment equal to the product of  (i) the total number of shares of Sunshine common stock subject to such option times (ii) the excess, if any, of  $27.00 over the exercise price per share of Sunshine common stock subject to such option.
Although the number of shares of First Bancshares common stock that Sunshine stockholders may choose to receive is fixed, the market value of the merger consideration will fluctuate with the market price of First Bancshares common stock and will not be known at the time Sunshine stockholders vote on the merger. First Bancshares common stock is currently quoted on the NASDAQ Global Market under the symbol “FBMS.” On December 6, 2017, the last full trading day before the public announcement of the merger agreement, based on the last reported sale price of First Bancshares common stock ($33.35), the 0.93 exchange ratio represented approximately $31.02 in value for each share of Sunshine common stock to be converted to First Bancshares common stock. The most recent reported closing sale price of First Bancshares common stock on [•], 2018 was $[•]. The most recent reported closing sale price of Sunshine common stock on [•], 2018 was $[•]. Based on the exchange ratio and the number of shares of Sunshine common stock outstanding and reserved for issuance under various stock incentive plans and agreements, the maximum number of shares of First Bancshares common stock offered by First Bancshares and issuable in the merger is 772,551. We urge you to obtain current market quotations for the price of First Bancshares common stock (trading symbol “FBMS”) and Sunshine common stock (trading symbol “SSNF”).
On October 24, 2017, First Bancshares entered into an agreement to acquire Southwest Banc Shares, Inc., or Southwest, the holding company of, First Community Bank, or First Community. Southwest is based in Chatom, Alabama. Certain information relating to this transaction is set forth in the accompanying proxy statement/prospectus.
Sunshine will hold a special meeting of its stockholders, referred to as the Sunshine special meeting, where Sunshine stockholders will be asked to consider and vote upon (1) a proposal to approve the merger, (2) a proposal to approve, on a non-binding advisory basis, certain compensation that may become payable to Sunshine’s named executive officers in connection with the merger, and (3) a proposal to adjourn the Sunshine special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger.
The Sunshine special meeting will be held at Sunshine’s executive offices located at 1400 East Park Avenue, Tallahassee, Florida, on [•], 2018, at [•] [a.m./p.m.], Eastern Time, subject to any adjournment or postponement thereof.
Each of First Bancshares and Sunshine expects that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, with the result that the Sunshine common stock exchanged for First Bancshares common stock will generally be tax-free and the Sunshine common stock exchanged for cash will generally be taxable as capital gain.
Your vote is important.   Completion of the merger is subject to the approval of the merger by the stockholders of Sunshine. Regardless of whether or not you plan to attend the Sunshine special meeting, please take the time to authorize a proxy to vote your shares in accordance with the instructions contained in this proxy statement/prospectus. Submitting a proxy now will not prevent you from being able to vote in person at the Sunshine special meeting.
The board of directors of Sunshine has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of the stockholders of Sunshine, has unanimously approved the merger agreement and the merger and unanimously recommends that the stockholders of Sunshine vote “FOR” the proposal to approve the merger, “FOR” the compensation proposal and “FOR” the proposal to adjourn the Sunshine special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger.
This proxy statement/prospectus describes the Sunshine special meeting, the merger, the documents related to the merger and other related matters. Please carefully read this entire proxy statement/prospectus, including “Risk Factors,” beginning on page 37, for a discussion of the risks relating to the proposed merger. You also can obtain information about First Bancshares and Sunshine from documents that each has filed with the Securities and Exchange Commission.
If you have any questions concerning the merger, please contact Brian P. Baggett, Corporate Secretary, at (850) 219-7200. We look forward to seeing you at the meeting.
/s/ Louis O. Davis, Jr.

Louis O. Davis, Jr.
President and Chief Executive Officer
Sunshine Financial, Inc.
Neither the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, nor any state securities commission or any other bank regulatory agency has approved or disapproved the securities to be issued in the merger or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.
The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either First Bancshares or Sunshine, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
The date of this proxy statement/prospectus is [•], 2018, and it is first being mailed or otherwise delivered to the Sunshine stockholders on or about [•], 2018.

SUNSHINE FINANCIAL, INC.
1400 East Park Avenue Tallahassee, Florida 32301
(850) 219-7200

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held on [•], 2018

To the Stockholders of Sunshine Financial, Inc.:
A special meeting of the stockholders of Sunshine Financial, Inc., or Sunshine, will be held at Sunshine’s executive offices located at 1400 East Park Avenue, Tallahassee, Florida, on [•], 2018, at [•] [a.m./p.m.], Eastern Time, subject to any adjournment or postponement thereof, for the following purposes:
1.
To consider and vote upon a proposal to approve the merger of Sunshine with and into The First Bancshares, Inc., or First Bancshares, with First Bancshares as the surviving company, referred to herein as the merger, all on and subject to the terms and conditions contained in the Agreement and Plan of Merger, which we refer to as the merger agreement, dated as of December 6, 2017, by and between First Bancshares and Sunshine, which we refer to as the merger proposal;

2.
To consider and vote upon a proposal to approve, in a non-binding advisory vote, certain compensation that may become payable to Sunshine’s named executive officers in connection with the merger, which we refer to as the compensation proposal; and

3.
To consider and vote upon any proposal to adjourn the special meeting, referred to herein as the Sunshine special meeting, to a later date or dates if the board of directors of Sunshine determines such an adjournment is necessary to permit solicitation of additional proxies if there are not sufficient votes at the time of the Sunshine special meeting to constitute a quorum or to approve the merger, which we refer to as the adjournment proposal.

No other business may be conducted at the Sunshine special meeting. All holders of shares of common stock of Sunshine of record as of 5:00 p.m. on [•], 2018, will be entitled to notice of and to vote at the Sunshine special meeting and any adjournments thereof. The Sunshine special meeting may be adjourned from time to time upon approval of holders of Sunshine common stock without any notice other than by announcement at the meeting of the adjournment thereof, and any and all business for which notice is hereby given may be transacted at such adjourned meeting.
Holders of Sunshine common stock have the right to dissent from the merger proposal and obtain payment in cash of the appraised fair value of their shares of Sunshine common stock under applicable provisions of the Maryland General Corporation Law, or MGCL. In order for a holder of Sunshine common stock to perfect his, her or its right to dissent, such holder must carefully follow the procedure set forth in the MGCL. A copy of the applicable statutory provisions of the MGCL is included as Annex C to the accompanying proxy statement/prospectus and a summary of these provisions can be found under the caption “The Merger — Dissenters’ Rights,” beginning on page 76 of the proxy statement/prospectus. The merger may not be completed if the holders of more than 12.5% of the outstanding shares of Sunshine common stock exercise dissenters’ rights.
If you have any questions concerning the merger agreement, the merger, the Sunshine special meeting or the proxy statement/prospectus, would like additional copies of the proxy statement/prospectus, need a proxy card or need help voting your shares of Sunshine common stock, please contact Brian P. Baggett, Corporate Secretary, at (850) 219-7200.
By Order of the Board of Directors,
/s/ Brian P. Baggett

Brian P. Baggett
Corporate Secretary
Tallahassee, Florida
[•], 2018

The Sunshine board of directors unanimously recommends that holders of Sunshine common stock entitled to vote at the Sunshine special meeting vote “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal.
Your Vote is Very Important
A proxy card is enclosed. Whether or not you plan to attend the Sunshine special meeting, if you are a holder of shares of Sunshine common stock, please vote by completing, signing and dating the proxy card and promptly mailing it in the enclosed envelope. You may also vote via the Internet or telephone by following the instructions on the proxy card. You may revoke your proxy in the manner described in the proxy statement/prospectus at any time before it is exercised. If you are a holder of shares of Sunshine common stock and attend the Sunshine special meeting, you may vote in person if you desire, even if you have previously returned your proxy card.

ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates important business and financial information about First Bancshares and Sunshine from documents filed with the Securities and Exchange Commission, or SEC, that are not included in or delivered with this proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by First Bancshares and Sunshine at no cost from the SEC’s website at http://www.sec.gov. You may also request copies of these documents, including documents incorporated by reference in this proxy statement/prospectus, at no cost by contacting First Bancshares or Sunshine at the contact information set forth below:
The First Bancshares, Inc. 6480 U.S. Hwy, 98 West Hattiesburg, Mississippi 39402 Attention: Secretary Telephone: (601) 268-8998	Sunshine Financial, Inc. 1400 East Park Avenue Tallahassee, Florida 32301 Attention: Corporate Secretary Telephone: (850) 219-7200
You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of the special meeting, or [•], 2018.
If you are a Sunshine stockholder and have any questions about the merger agreement, the merger, the Sunshine special meeting or the proxy statement/prospectus, would like additional copies of the proxy statement/prospectus, need a proxy card or need help voting your shares of Sunshine common stock, please contact Brian P. Baggett, Corporate Secretary, at (850) 219-7200.
You should rely only on the information contained in or incorporated by reference into this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated [•], 2018, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this proxy statement/prospectus from another document is accurate as of the date of such other document. Neither the mailing of this document to Sunshine stockholders nor the issuance by First Bancshares of shares of First Bancshares common stock in connection with the merger will create any implication to the contrary.
This document does not constitute an offer to sell, or a solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding Sunshine has been provided by Sunshine and information contained in this document regarding First Bancshares has been provided by First Bancshares. See “Where You Can Find More Information” for more details.

i

ii

iii

QUESTIONS AND ANSWERS
The following are answers to some questions that Sunshine stockholders may have regarding the proposed transaction between First Bancshares and Sunshine and the proposals being considered at the Sunshine special meeting. First Bancshares and Sunshine urge you to read carefully this entire proxy statement/prospectus, including the Annexes, and the documents incorporated by reference into this proxy statement/prospectus, because the information in this section does not provide all the information that might be important to you.
Unless the context otherwise requires, references in this proxy statement/prospectus to: (1) “First Bancshares” refer to The First Bancshares, Inc., a Mississippi corporation, and its affiliates; (2) “The First” refer to The First, A National Banking Association, a national banking association and the wholly owned bank subsidiary of First Bancshares; (3) “Sunshine” refer to Sunshine Financial, Inc., a Maryland corporation, and its affiliates; and (4) “Sunshine Community” refer to Sunshine Community Bank, a Florida state-chartered bank and the wholly owned bank subsidiary of Sunshine.
Q:
Why am I receiving this proxy statement/prospectus?

A:
First Bancshares and Sunshine have entered into an Agreement and Plan of Merger, dated as of December 6, 2017, which we refer to as the merger agreement. Pursuant to the merger agreement, Sunshine will merge with and into First Bancshares, with First Bancshares as the surviving company, which we refer to as the merger. Immediately after the merger, Sunshine Community, a wholly owned bank subsidiary of Sunshine, will merge with and into First Bancshares’ wholly owned bank subsidiary, The First, with The First as the surviving bank, which we refer to as the bank merger. A copy of the merger agreement is included in this proxy statement/prospectus as Annex A.

The merger cannot be completed unless, among other things, the majority of the outstanding shares of Sunshine common stock entitled to vote on the merger vote in favor of the proposal to approve the merger, which we refer to as the merger proposal.
In addition, Sunshine is soliciting proxies from its stockholders with respect to proposals to approve (1) in a non-binding advisory vote, certain compensation that may become payable to Sunshine’s named executive officers in connection with the merger, which we refer to as the compensation proposal, and (2) one or more adjournments of the Sunshine special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of such adjournment to approve the merger proposal, which we refer to as the adjournment proposal.
This proxy statement/prospectus contains important information about the merger and the proposals being voted on at the Sunshine special meeting, and you should read it carefully. This is a proxy statement/prospectus because (1) Sunshine is soliciting proxies from the Sunshine stockholders and the proxy statement provides important information about the Sunshine special meeting to vote on the merger proposal, the compensation proposal and the adjournment proposal, and (2) First Bancshares will issue shares of First Bancshares common stock to holders of Sunshine common stock in connection with the merger, and the prospectus provides important information about such shares. The enclosed materials allow Sunshine stockholders to authorize a proxy to vote their shares without attending the Sunshine special meeting.
Your vote is important. We encourage you to authorize your proxy as soon as possible.
Q:
What will I receive in the merger?

A:
If the merger is completed, each outstanding share of Sunshine common stock issued and outstanding immediately prior to the effective time of the merger (other than shares of dissenting stockholders) will be converted into the right to receive, at the election of each Sunshine stockholder, either (i) $27.00 in cash, which we refer to as the cash consideration, or (ii) 0.93 of a share of First Bancshares’ common stock, which we refer to as to the stock consideration. The election of stock consideration or cash consideration will be subject to proration such that 75% of the issued and outstanding shares of Sunshine common stock will be exchanged for First Bancshares common stock and 25% will be exchanged for cash. As a result, if the aggregate number of shares with respect to which a valid stock or cash election has been made exceeds these limits, stockholders who have elected the form of merger consideration that has been over-subscribed will receive a mixture of both stock consideration and cash consideration in accordance with the proration procedures set forth in the merger agreement. The stock consideration and the cash consideration are collectively referred to as the merger consideration. Each outstanding share of Sunshine common stock subject to vesting restrictions shall become vested immediately prior to the effective time of the merger and will be converted into the right to receive the same merger consideration that other Sunshine stockholders are entitled to receive. Each option to purchase shares of Sunshine common stock shall be cancelled as of the effective time of the merger and converted into the right to receive a cash payment equal to the product of  (i) the total number of shares of Sunshine common stock subject to such option times (ii) the excess, if any, of  $27.00 over the exercise price per share of Sunshine common stock subject to such option.
Sunshine may terminate the merger if  (i) the average closing price of First Bancshares common stock over the 20 trading days preceding the date that is five days prior to the closing date is less than $25.52, and (ii) the decline in the price of First Bancshares’ common stock (as measured by the average closing price divided by $31.90) is more than 20% greater than the decline KBW Regional Banking Index (KRX) (as measured by dividing the average closing price of the KBW Regional Banking Index over the 20 trading days preceding the date that is five days prior to the closing date by $111.38); provided, however, First Bancshares has the option, but not the obligation, to adjust the exchange ratio to prevent the termination of merger agreement.
First Bancshares will not issue any fractional shares of First Bancshares common stock in the merger. Sunshine stockholders who would otherwise be entitled to a fractional share of First Bancshares common stock upon the completion of the merger will instead receive an amount in cash (without interest and rounded to the nearest whole cent) determined by multiplying the fractional share interest in First Bancshares common stock (rounded to the nearest one hundredth of a share) by $27.00.
Q:
How do I make an election to receive First Bancshares common stock or cash for my Sunshine common stock?

A:
Each holder of record of Sunshine common stock will be mailed a form of election/letter of transmittal and other appropriate and customary transmittal materials not less than 20 business days prior to the election deadline. The deadline for holders of Sunshine common stock to elect the form of the merger consideration they want to receive is the later of  (i) the date of the special meeting of Sunshine stockholders and (ii) the date which First Bancshares and Sunshine agree is five business days prior to the anticipated effective time of the merger, which we refer to as the election deadline. The election form will specify the election deadline. Each holder of Sunshine common stock should specify in the election form (1) the number of shares of Sunshine common stock which such stockholder elects to have exchanged for the stock consideration, and (2) the number of shares of Sunshine common stock such stockholder elects to have exchanged for the cash consideration. All such elections are subject to adjustment on a pro rata basis as described elsewhere in this proxy statement/prospectus. Holders of Sunshine common stock will receive their merger consideration as promptly as practicable following the effective time of the merger, subject to the holders submitting their properly completed letter of transmittal and other transmittal materials. Because of the way the election and proration procedures work, even if you submit a properly completed and signed election form, it is possible that you may not receive exactly the type of merger consideration you have elected. If you do not submit a properly completed and signed election form to the exchange agent by the election deadline, you will have no control over the type of merger consideration you will receive and, as a result, you may receive only the cash consideration, only the stock consideration or a combination of the cash and stock consideration in the merger.

If you hold shares in “street name” through a bank, broker, nominee or other holder of record you must follow the instructions provided by the bank, broker, nominee or other holder of record to make an election.

Q:
Am I guaranteed to receive the type of merger consideration that I elect?

A:
No. If more Sunshine stockholders make valid elections to receive either shares of First Bancshares common stock or cash than is available as either stock or cash consideration pursuant to the terms of the merger agreement, Sunshine stockholders electing the over-subscribed form of merger consideration will have the over-subscribed consideration proportionately reduced and substituted with consideration in the other form. Please see “The Merger Agreement — Merger Consideration” and “— Procedures for Converting Shares of Sunshine Common Stock into Merger Consideration” beginning on page 80 and page 80, respectively, for additional information about the allocation and proration procedures that will be followed in the event of over-subscriptions.

Q:
What happens if I fail to make a valid election as to whether to receive stock or cash?

A:
If a Sunshine stock holder does not return a properly completed form of election by the election deadline, such holder’s shares of Sunshine common stock will be considered “non-election shares” and will be converted into the right to receive the stock consideration or the cash consideration according to the proration procedures set forth in the merger agreement. Any shareholder who has not submitted their physical stock certificate(s) with a form of election will be sent materials after the merger closes to effect the exchange of their Sunshine common stock into the merger consideration.

Q:
Will the value of the stock consideration change between the date of this proxy statement/prospectus and the time the merger is completed?

A:
Yes. The value of the stock consideration may fluctuate based upon the market value for First Bancshares common stock between the date of this proxy statement/prospectus and the completion of the merger. In the merger, Sunshine stockholders may choose to receive 0.93 of a share of First Bancshares common stock for each share of Sunshine common stock they hold. Any fluctuation in the market price of First Bancshares common stock after the date of this proxy statement/prospectus will change the value of the shares of First Bancshares common stock that Sunshine stockholders may receive.

Q:
How does Sunshine’s board of directors recommend that I vote at the special meeting?

A:
Sunshine’s board of directors unanimously recommends that you vote “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal.

Q:
When and where is the Sunshine special meeting?

A:
The Sunshine special meeting will be held at Sunshine’s executive offices located at 1400 East Park Avenue, Tallahassee, Florida, on [•], [•], 2018, at [•] Eastern Time.

Q:
What do I need to do now?

A:
After you have carefully read this proxy statement/prospectus and have decided how you wish to vote your shares, please authorize a proxy to vote your shares by promptly completing and returning the enclosed proxy card so that your shares are represented and voted at the Sunshine special meeting. When complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. If you are a registered stockholder, you may also vote via the Internet or telephone by following the instructions on the proxy card. Submitting your proxy by mail, voting via the Internet or telephone or directing your bank or broker to vote your shares will ensure that your shares are represented and voted at the Sunshine special meeting. Your proxy card must be received prior to the special meeting on [•], [•], 2018, in order to be counted.

Q:
What constitutes a quorum for the Sunshine special meeting?

A:
Holders representing at least a majority of the shares of Sunshine common stock entitled to vote at the Sunshine special meeting must be present, in person or represented by proxy, to constitute a quorum. Abstentions and broker non-votes, if any, will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum. If a quorum is not present, the Sunshine special meeting will be postponed until the holders of the number of shares of Sunshine common stock required to constitute a quorum attend. If you submit a properly executed proxy card, even if you abstain from voting, your shares of Sunshine common stock will be counted for purposes of determining whether a quorum is present at the Sunshine special meeting. If additional votes must be solicited to approve the merger proposal, it is expected that the Sunshine special meeting will be adjourned to solicit additional proxies.
Q:
What is the vote required to approve each proposal?

A:
The merger proposal requires the affirmative vote of a majority of the outstanding shares of Sunshine common stock entitled to vote on such proposal.

The compensation proposal and the adjournment proposal each requires the affirmative vote of a majority of the votes cast on each matter.
Q:
What would happen if the compensation proposal or the adjournment proposal does not get approved by Sunshine stockholders?

A:
The completion of the merger is not conditioned upon stockholder approval of the compensation proposal or the adjournment proposal. The vote on the compensation proposal is an advisory vote and will not be binding on Sunshine regardless of whether the merger proposal is approved. Accordingly, if the merger is approved and completed, certain of Sunshine’s named executive officers will be eligible to receive the various merger-related compensation that may become payable in connection with the completion of the merger, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding advisory vote of the Sunshine stockholders.

Q:
Why is my vote important?

A:
If you do not submit a proxy or vote in person, it may be more difficult for Sunshine to obtain the necessary quorum to hold the special meeting. In addition, your failure to submit a proxy or vote in person, or failure to instruct your bank or broker how to vote, or abstention will have the same effect as a vote against approval of the merger proposal. The merger proposal must be approved by the affirmative vote of the holders of at least a majority of the outstanding shares of Sunshine common stock. Sunshine’s board of directors unanimously recommends that you vote “FOR” the proposal to approve the merger proposal.

Q:
How many votes do I have?

A:
Sunshine stockholders are entitled to one vote on each proposal to be considered at the special meeting for each share of Sunshine common stock owned as of the close of business on [•], 2018, which is the record date for the Sunshine special meeting.

Q:
How do I vote?

A:
If you are a stockholder of record, you may have your shares of Sunshine common stock voted on the matters to be presented at the Sunshine special meeting in any of the following ways:

•
You may vote by mail.   You may vote by mail by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope.

•
You may vote by telephone.   If you are a registered stockholder, that is, if you hold your stock in your own name, you may vote by telephone by following the instructions included with the proxy card. If you vote by telephone, you do not have to mail in your proxy card.

•
You may vote on the Internet.   If you are a registered stockholder, that is, if you hold your stock in your own name, you may vote on the Internet by following the instructions included with the proxy card. If you vote on the Internet, you do not have to mail in your proxy card.

•
You may vote in person at the meeting.   You may vote by attending the special meeting and casting your vote in person.

If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Your bank, brokerage firm or other nominee cannot vote your shares without instructions from you. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must obtain a legal proxy from your bank, brokerage firm or other nominee.
Q:
Do Sunshine directors and executive officers have interests in the merger that are different from, or in addition to, my interests?

A:
Yes. In considering the recommendation of the Sunshine board of directors with respect to the merger agreement, you should be aware that Sunshine’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of Sunshine’s stockholders generally. Interests of officers and directors that may be different from or in addition to the interests of Sunshine’s stockholders include but are not limited to, the receipt of continued indemnification and directors’ and officers’ insurance coverage under the merger agreement, accelerated vesting of restricted stock issued to executive officers and directors and the payment of change in control payments and employment agreement payments to certain executives.

Q:
What if I abstain from voting, fail to authorize a proxy or vote in person or fail to instruct my bank or broker how to vote?

A:
If you mark “ABSTAIN” on your proxy with respect to the merger proposal, fail to authorize a proxy or vote in person at the Sunshine special meeting, or fail to instruct your bank or broker how to vote, it will have the same effect as a vote “AGAINST” the merger proposal and no effect on the compensation proposal or the adjournment proposal. If you sign your proxy but do not indicate your vote, your proxy will be voted FOR each proposal.

Q:
Can I attend the special meeting and vote my shares in person?

A:
Yes. All Sunshine stockholders as of the record date, including stockholders of record and stockholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the Sunshine special meeting. Holders of record of Sunshine common stock can vote in person at the Sunshine special meeting. If you are not a stockholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the Sunshine special meeting. If you plan to attend the Sunshine special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. Sunshine reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the Sunshine special meeting is prohibited without express written consent. Even if you plan to attend the special meeting, Sunshine encourages you to vote by proxy through the mail, telephone or Internet so your vote will be counted if you later decide not to attend the special meeting.

Q:
Can I change my vote?

A:
Yes. If you are a holder of record of Sunshine common stock, you may revoke your proxy at any time prior to the Sunshine special meeting by: (1) delivering a written notice of revocation to Brian P. Baggett, Corporate Secretary, Sunshine Financial, Inc., 1400 East Park Avenue, Tallahassee, Florida 32301, (2) by returning a duly executed proxy card bearing a later date than the date with which your original proxy card was dated, (3) by voting by telephone or on the Internet (your latest telephone or Internet vote will be counted), or (4) by attending the Sunshine special meeting and voting in person. Your attendance at the Sunshine special meeting will not constitute automatic revocation of the proxy unless you deliver your ballot in person at the special meeting or deliver a written revocation to the Sunshine Corporate Secretary prior to the voting of such proxy.

Q:
Will Sunshine be required to submit the merger proposal to its stockholders even if Sunshine’s board of directors has withdrawn, modified or qualified its recommendation?

A:
Yes. Unless the merger agreement is terminated before the Sunshine special meeting, Sunshine is required to submit the merger proposal to its stockholders even if Sunshine’s board of directors has withdrawn, modified or qualified its recommendation.

Q:
What are the material U.S. federal income tax consequences of the merger to U.S. holders of shares of Sunshine common stock?

A:
Each of First Bancshares and Sunshine expects that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. A U.S. holder of Sunshine common stock will not recognize gain or loss with respect to the receipt of the stock consideration, except with respect to cash received in lieu of a fractional share. If a U.S. holder exchanges its shares of Sunshine common stock solely for cash, the U.S. holder will recognize gain or loss on the exchange measured by the difference between the amount of cash received in the exchange and the U.S. holder’s basis in the shares of Sunshine common stock surrendered in exchange for such cash. If a U.S. holder exchanges its shares of Sunshine common stock for a combination of First Bancshares common stock and cash, the U.S. holder should recognize gain, but not loss, on the exchange to the extent of the lesser of cash received or gain realized in the exchange. The amount of gain realized will equal the amount by which the cash plus the fair market value, at the effective time of the merger, of the First Bancshares common stock exceeds the stockholder’s adjusted tax basis in its Sunshine common stock surrendered in exchange therefor.

For further information, see “The Merger — Material U.S. Federal Income Tax Considerations.”
The U.S. federal income tax consequences described above may not apply to all holders of Sunshine common stock. Your particular tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your independent tax advisor for a full understanding of the particular tax consequences of the merger to you.
Q:
Are Sunshine stockholders entitled to exercise dissenters’ rights?

A:
Yes. Holders of Sunshine common stock are entitled, with respect to the merger, to exercise rights of dissenting stockholders provided for under Title 3, Subtitle 2 of the Maryland General Corporation Law, as amended, or the MGCL, any successor statute, or any similar appraisal or dissenters’ rights. This means that you are legally entitled to receive payment in cash of the fair value of your shares of Sunshine common stock, excluding any appreciation in value that results from the merger. To preserve your rights as an objecting stockholder, you must (i) deliver to Sunshine a written objection to the merger at or before the special meeting of Sunshine stockholders, (ii) not vote in favor of the merger, and (iii) within 20 days of the date that articles of merger are accepted for filing by the Maryland State Department of Assessments and Taxation, make a written demand on First Bancshares for payment of the fair value of your stock, stating the number and class of shares for which you demand payment. Your failure to follow exactly the procedures specified under the MGCL will result in the loss of your rights as an objecting stockholder. A copy of the sections of the MGCL pertaining to objecting stockholder’s rights of appraisal is provided as Annex C to this proxy statement/prospectus. For further information, see “The Merger — Dissenters’ Rights.” You should read the statute carefully and consult with your legal counsel if you intend to exercise these rights.

Pursuant to the merger agreement, First Bancshares’ board of directors may terminate the merger agreement and abandon the merger transaction if dissenters’ rights of appraisal are properly asserted with respect to more than 12.5% of the outstanding shares of Sunshine common stock.
Q:
Should I send my Sunshine stock certificates with my proxy card for the Sunshine special meeting?

A:
No. You should NOT send your Sunshine stock certificates with your proxy card. First Bancshares, through its appointed exchange agent, will send Sunshine stockholders separate instructions for exchanging Sunshine stock certificates and Sunshine common stock held in book-entry form for the merger consideration.

Q:
What happens if I sell or transfer ownership of shares of Sunshine common stock after the record date for the Sunshine special meeting ?

A:
The record date for the Sunshine special meeting is earlier than the expected date of completion of the merger. Therefore, if you sell or transfer ownership of your shares of Sunshine common stock after the record date for the Sunshine special meeting, but prior to completion of the merger, you will retain the right to vote at the Sunshine special meeting, but the right to receive the merger consideration will transfer with the shares of Sunshine common stock.

Q:
Whom may I contact if I cannot locate my Sunshine stock certificate(s)?

A:
If you are unable to locate your original Sunshine stock certificate(s), you should contact Computershare Trust Company, N.A., Sunshine’s transfer agent, at (800) 368-5948. Generally, merger consideration for lost certificates cannot be delivered except upon the making of an affidavit claiming such certificate to be lost, stolen or destroyed and the posting of a bond in such amount as First Bancshares or the exchange agent may determine is reasonably necessary as indemnity against any claim that may be made with respect to such lost certificate.

Q:
When do you expect to complete the merger?

A:
First Bancshares and Sunshine expect to complete the merger in the second quarter of 2018. However, neither First Bancshares nor Sunshine can assure you when or if the merger will occur. First Bancshares and Sunshine must first obtain the approval of Sunshine stockholders for the merger proposal, as well as the necessary regulatory approvals.

Q:
What happens if the merger is not completed?

A:
If the merger is not completed, holders of Sunshine common stock will not receive any consideration for their shares of Sunshine common stock that otherwise would have been received in connection with the merger. Instead, Sunshine will remain an independent public company. If the merger is completed but, for any reason, the bank merger is not completed, it will have no impact on the consideration to be received by holders of Sunshine common stock.

Q:
Whom should I call with questions?

A:
If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of Sunshine common stock, please contact: Brian P. Baggett, Corporate Secretary, at (850) 219-7200.

SUMMARY
This summary highlights selected information from this proxy statement/prospectus. It may not contain all of the information that is important to you. We urge you to read carefully the entire proxy statement/prospectus, including the annexes, and the other documents to which we refer in order to fully understand the merger. See “Where You Can Find More Information.” Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.
The Companies (page 100)
The First Bancshares, Inc.
6480 U.S. Hwy, 98 West
Hattiesburg, Mississippi 39402
(601) 268-8998
First Bancshares was incorporated in Mississippi on June 23, 1995 and serves as the bank holding company for The First, headquartered in Hattiesburg, Mississippi. First Bancshares is a registered financial holding company. As of September 30, 2017, First Bancshares had consolidated assets of  $1.79 billion, loans of  $1.19 billion, deposits of  $1.51 billion, and shareholders’ equity of  $166.98 million. First Bancshares operates 43 full service branches, one motor branch and four loan production offices in Mississippi, Alabama, Louisiana and Florida. The First’s deposits are insured by the FDIC.
Additional information about First Bancshares and its subsidiaries is included in documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information.”
Sunshine Financial, Inc.
1400 East Park Avenue
Tallahassee, Florida 32301
(850) 219-7200
Sunshine was incorporated in Maryland in 2010 and owns all of the outstanding shares of common stock of Sunshine Community headquartered in Tallahassee, Florida. As of September 30, 2017, Sunshine had consolidated assets of  $194.1 million, loans of  $160.0 million, deposits of  $141.7 million, and stockholders’ equity of  $22.2 million. Sunshine operates five full service branches in Florida. Sunshine Community’s deposits are insured by the FDIC.
Additional information about Sunshine and its subsidiaries is included below under “The Companies.”
The Merger
The Merger Agreement (page 79)
First Bancshares and Sunshine entered into an Agreement and Plan of Merger, dated as of December 6, 2017, which we refer to as the merger agreement. The merger agreement governs the merger. The merger agreement is included in this proxy statement/prospectus as Annex A. All descriptions in this summary and elsewhere in this proxy statement/prospectus of the terms and conditions of the merger are qualified by reference to the merger agreement. Please read the merger agreement carefully for a more complete understanding of the merger.
The Merger (page 50)
Pursuant to the merger agreement, Sunshine will merge with and into First Bancshares, with First Bancshares as the surviving company, which we refer to as the merger. Immediately after the merger, Sunshine Community, a wholly owned bank subsidiary of Sunshine, will merge with and into First Bancshares’ wholly owned bank subsidiary, The First, with The First as the surviving bank, which we refer to as the bank merger.

The Merger Consideration (page 80)
If the merger is completed, each outstanding share of Sunshine common stock issued and outstanding immediately prior to the effective time of the merger (other than shares of dissenting stockholders) will be converted into the right to receive, at the election of each Sunshine stockholder, either (i) $27.00 in cash, which we refer to as the cash consideration, or (ii) 0.93 of a share of First Bancshares’ common stock, which we refer to as to the stock consideration. The election of stock consideration or cash consideration will be subject to proration such that 75% of the issued and outstanding shares of Sunshine common stock will be exchanged for First Bancshares common stock and 25% will be exchanged for cash. As a result, if the aggregate number of shares with respect to which a valid stock or cash election has been made exceeds these limits, stockholders who have elected the form of merger consideration that has been over-subscribed will receive a mixture of both stock consideration and cash consideration in accordance with the proration procedures set forth in the merger agreement. The stock consideration and the cash consideration are collectively referred to as the merger consideration. On December 6, 2017, the last full trading day before the public announcement of the merger agreement, based on the last reported sale price of First Bancshares common stock ($33.35), the 0.93 exchange ratio represented approximately $31.02 in value for each share of Sunshine common stock to be converted to First Bancshares common stock. The most recent reported closing sale price of First Bancshares common stock on [•], 2018 was $[•]. The most recent reported closing sale price of Sunshine common stock on [•], 2018 was $[•]. Based on the exchange ratio and the number of shares of Sunshine common stock outstanding and reserved for issuance under various stock incentive plans and agreements, the maximum number of shares of First Bancshares common stock offered by First Bancshares and issuable in the merger is 772,551.
Sunshine may terminate the merger if  (i) the average closing price of First Bancshares common stock over the 20 trading days preceding the date that is five days prior to the closing date is less than $25.52, and (ii) the decline in the price of First Bancshares’ common stock (as measured by the average closing price divided by $31.90) is more than 20% greater than the decline in the KBW Regional Banking Index (KRX) (as measured by dividing the average closing price of the KBW Regional Banking Index over the 20 trading days preceding the date that is five days prior to the closing date by $111.38); provided, however, First Bancshares has the option, but not the obligation, to adjust the exchange ratio to prevent the termination of merger agreement.
Each outstanding share of Sunshine common stock subject to vesting restrictions shall become vested immediately prior to the effective time of the merger and will be converted into the right to receive the same merger consideration that other Sunshine stockholders are entitled to receive. Each option to purchase shares of Sunshine common stock shall be cancelled as of the effective time of the merger and converted into the right to receive a cash payment equal to the product of  (i) the total number of shares of Sunshine common stock subject to such option times (ii) the excess, if any, of  $27.00 over the exercise price per share of Sunshine common stock subject to such option.
First Bancshares will not issue any fractional shares of First Bancshares common stock in the merger. Sunshine stockholders who would otherwise be entitled to a fractional share of First Bancshares common stock upon the completion of the merger will instead receive an amount in cash (without interest and rounded to the nearest whole cent) determined by multiplying the fractional share interest in First Bancshares common stock (rounded to the nearest one hundredth of a share) by $27.00.
Election and Exchange Procedures (page 81)
At least 20 business days prior to the later of  (1) the date of the Sunshine stockholders’ meeting or (2) a date agreed upon by Sunshine and First Bancshares that is as near as practicable to five business days prior to the expected closing date, which date we refer to as the election deadline, First Bancshares will cause the exchange agent to send the Sunshine stockholders election forms, which will include the appropriate form of letter of transmittal. Sunshine stockholders can specify on such election form the number of their shares of Sunshine common stock for which they desire to receive the cash consideration, the number of shares for which they desire to receive the stock consideration or to indicate that such stockholder has no preference as to the receipt of the cash consideration or stock consideration. The election forms must be returned to the exchange agent, along with certificates representing the shares subject to such election form, or a customary affidavit of loss and indemnity agreement, by the election deadline. Any shares of Sunshine common stock for which an election has not been properly made by the election deadline will be considered non-election shares. No later than five business days after the effective time of the merger, the exchange agent will allocate the merger consideration, as discussed in further detail below under “The Merger Agreement — Procedures for Converting Shares of Sunshine Common Stock into Merger Consideration.” However, pursuant to the merger agreement, the total mix of cash consideration and stock consideration to be issued by First Bancshares to holders of Sunshine common stock will be fixed at 75% stock and 25% cash.
Exchange Procedures (page 80)
The conversion of Sunshine common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. After completion of the merger, the exchange agent will exchange certificates representing shares of Sunshine common stock for the merger consideration to be received pursuant to the terms of the merger agreement.
Ancillary Agreements
Voting Agreements (page 97)
As a condition to First Bancshares entering into the merger agreement, all directors of Sunshine and Sunshine Community and certain stockholders of Sunshine entered into voting agreements in the form attached as Exhibit A to the merger agreement attached as Annex A to this document, pursuant to which each such person agreed, among other things, to vote the shares of Sunshine common stock held of record by such person (1) to approve the merger agreement and the merger (or any adjournment or postponement necessary to solicit additional proxies to approve the merger agreement and the merger) and (2) against any acquisition proposals or any actions that would result in a breach of any covenant, representation or warranty of Sunshine in the merger agreement.
Non-Competition and Non-Disclosure Agreements (page 98)
In addition, as a condition to First Bancshares entering into the merger agreement, each director of Sunshine and Sunshine Community entered into non-competition and non-disclosure agreements with First Bancshares in the form attached as Exhibit C or D to the merger agreement attached as Annex A to this document, pursuant to which each such person agreed to, among other things, (1) not disclose or use any confidential information or trade secrets of Sunshine for any purpose for so long as such information remains confidential information or a trade secret, (2) for a period of two years following the closing of the merger, not engage in certain competitive activities with First Bancshares, including not soliciting employees and customers of Sunshine, and (3) for a period of six months or two years following the closing of the merger (depending on the director), not serve as a director or management official of another financial institution in the counties in Florida in which Sunshine Community operates a banking office as of the closing of the merger and each county contiguous to each of such counties.
Claims Letters (page 98)
At the time of the execution of the merger agreement, each director of Sunshine and Sunshine Community executed a letter agreement with First Bancshares in the form attached as Exhibit E to the merger agreement attached as Annex A to this document, pursuant to which each such director released and discharged, effective upon the consummation of the merger, Sunshine and its subsidiaries, their respective directors and officers (in their capacities as such), and their respective successors and assigns (including First Bancshares and The First), from any and all liabilities or claims that the director has or claims to have as of the effective time of the merger, with certain exceptions.
Risk Factors Related to the Merger (page 37)
Before voting at the Sunshine special meeting, you should carefully consider all the information contained in or incorporated by reference into this proxy statement/prospectus in deciding how to vote for the proposals presented in the proxy statement/prospectus.

The Sunshine Special Meeting (page 44)
The special meeting of Sunshine stockholders will be held on [•], [•], 2018, at [•] Eastern Time, at [•]. At the special meeting, Sunshine stockholders will be asked to:
•
approve the merger proposal;

•
approve the compensation proposal; and

•
approve the adjournment proposal.

Only holders of record at the close of business on [•], 2018, the Sunshine record date, will be entitled to vote at the Sunshine special meeting. Each outstanding share of Sunshine common stock is entitled to one vote on each proposal to be considered at the Sunshine special meeting; provided, however, that pursuant to Sunshine’s articles of incorporation, no stockholder who beneficially owns more than 10.0% of the shares of Sunshine common stock outstanding as of that date may vote shares in excess of this limit. As of the Sunshine record date, there were [•] shares of Sunshine common stock entitled to vote at the Sunshine special meeting. All directors of Sunshine and Sunshine Community and certain stockholders of Sunshine have entered into voting agreements with First Bancshares, pursuant to which they have agreed, solely in their capacity as Sunshine stockholders, to vote all of their shares of Sunshine common stock in favor of the proposals to be presented at the Sunshine special meeting. As of the Sunshine record date, the directors and stockholders who are parties to the voting agreements owned and were entitled to vote an aggregate of approximately [•] shares of Sunshine common stock, which represented approximately [•]% of the shares of Sunshine common stock outstanding on that date. As of the Sunshine record date, the directors and executive officers of Sunshine and their affiliates beneficially owned and were entitled to vote [•] shares of Sunshine common stock, which represented approximately [•]% of the shares of Sunshine common stock outstanding on that date. As of the Sunshine record date, First Bancshares and its subsidiaries did not hold any shares of Sunshine common stock (other than shares held as fiduciary, custodian or agent), and its directors and executive officers or their affiliates did not hold any shares of Sunshine common stock.
To approve the merger proposal, the holders of at least a majority of the outstanding shares of Sunshine common stock entitled to vote on the proposal must vote in favor of the proposal. Your failure to submit a proxy or vote in person at the Sunshine special meeting, failure to instruct your bank or broker how to vote, or abstention with respect to the merger proposal will have the same effect as a vote against the proposal.
The compensation proposal and the adjournment proposal each requires the affirmative vote of a majority of the votes cast on each matter.
If you mark “ABSTAIN” on your proxy with respect to the merger proposal, fail to authorize a proxy or vote in person at the Sunshine special meeting, or fail to instruct your bank or broker how to vote, it will have the same effect as a vote “AGAINST” the merger proposal and no effect on the compensation proposal or the adjournment proposal. If you sign your proxy but do not indicate your vote, your proxy will be voted FOR each proposal.
Recommendation of the Sunshine Board (page 46)
Sunshine’s board of directors has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Sunshine and its stockholders and has unanimously approved the merger, the merger agreement and the transactions contemplated by the merger agreement. Sunshine’s board of directors unanimously recommends that Sunshine stockholders vote “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal. For the factors considered by Sunshine’s board of directors in reaching its decision to approve the merger, see “The Merger — Sunshine’s Reasons for the Merger; Recommendation of Sunshine’s Board of Directors.”
Board Composition and Management of First Bancshares after the Merger (page 63)
Each of the officers and directors of First Bancshares immediately prior to the effective time of the merger will be the officers and directors of the surviving company from and after the effective time of the merger, until their respective successors have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of First Bancshares.

Interests of Sunshine Directors and Executive Officers in the Merger (page 63)
Sunshine stockholders should be aware that Sunshine’s directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of Sunshine stockholders generally. These interests and arrangements may create potential conflicts of interest. Sunshine’s board of directors was aware of these interests and considered these interests, among other matters, in adopting and approving the merger agreement and the transactions contemplated by the merger agreement, including the merger, and in recommending that Sunshine stockholders vote in favor of the merger proposal.
These interests include:
•
accelerated vesting of restricted stock issued to executive officers and directors;

•
certain executive officers of Sunshine have change in control agreements and employment agreements with Sunshine that provide for cash payments in the event of a qualifying termination of employment in connection with a change in control; and

•
the right to continued indemnification and directors’ and officers’ liability insurance coverage.

For a more complete description of these interests, see “The Merger — Interests of Sunshine’s Directors and Executive Officers in the Merger” and “The Merger Agreement — Indemnification and Directors’ and Officers’ Insurance.”
Dissenters’ Rights in the Merger (page 76)
Holders of Sunshine common stock are entitled, with respect to the merger, to exercise rights of dissenting stockholders provided for under Title 3, Subtitle 2 of the Maryland General Corporation Law, as amended, or the MGCL, any successor statute, or any similar appraisal or dissenters’ rights. This means that you are legally entitled to receive payment in cash of the fair value of your shares of Sunshine common stock, excluding any appreciation in value that results from the merger. To preserve your rights as an objecting stockholder, you must (i) deliver to Sunshine a written objection to the merger at or before the special meeting of Sunshine stockholders, (ii) not vote in favor of the merger, and (iii) within 20 days of the date that articles of merger are accepted for filing by the Maryland State Department of Assessments and Taxation, make a written demand on First Bancshares for payment of the fair value of your stock, stating the number and class of shares for which you demand payment. Your failure to follow exactly the procedures specified under the MGCL will result in the loss of your rights as an objecting stockholder. A copy of the sections of the MGCL pertaining to objecting stockholder’s rights of appraisal is provided as Annex C to this proxy statement/prospectus. You should read the statute carefully and consult with your legal counsel if you intend to exercise these rights.
For further information, see “The Merger — Dissenters’ Rights.”
Pursuant to the merger agreement, First Bancshares’ board of directors may terminate the merger agreement and abandon the merger transaction if dissenters’ rights of appraisal are properly asserted with respect to more than 12.5% of the outstanding shares of Sunshine common stock.
Conditions to Completion of the Merger (page 93)
Currently, First Bancshares and Sunshine expect to complete the merger in the second quarter of 2018. As more fully described in this proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others:
•
approval of the merger by the holders of at least a majority of the outstanding shares of Sunshine common stock entitled to vote;

•
the receipt of all required regulatory approvals for the merger, without the imposition of any material on-going conditions or restrictions, and the expiration of all regulatory waiting periods;

•
the absence of any legal restraint (such as an injunction or restraining order) that would prevent the consummation of the merger;

•
the effectiveness of the registration statement of which this proxy statement/prospectus forms a part;

•
each party’s receipt of a tax opinion from its respective outside legal counsel, dated the closing date of the merger, confirming the tax-free treatment of the merger for U.S. federal income tax purposes;

•
the absence of more than 12.5% of the outstanding shares of Sunshine’s common stock exercising (or being entitled to exercise) their dissenters’ rights;

•
the Plan of Bank Merger in the form attached as Exhibit B to the merger agreement attached as Annex A to this document being executed and delivered; and

•
the absence of the occurrence of a material adverse effect on Sunshine or First Bancshares.

Neither First Bancshares nor Sunshine can be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.
Regulatory Approvals Required for the Merger (page 69)
Both First Bancshares and Sunshine have agreed to use their reasonable best efforts to obtain all regulatory approvals (or waivers) required or advisable to complete the transactions contemplated by the merger agreement. These approvals include, among others, approval from the Board of Governors of the Federal Reserve System, or the Federal Reserve Board, the Office of the Comptroller of the Currency, or the OCC, and various securities and other regulatory authorities. The U.S. Department of Justice may also review the impact of the merger on competition. First Bancshares and Sunshine have submitted all applications, waiver requests and notifications to obtain the required regulatory approvals, and received the waiver from the Federal Reserve Board on January 19, 2018. Although neither First Bancshares nor Sunshine knows of any reason why these regulatory approvals cannot be obtained, First Bancshares and Sunshine cannot be certain when or if they will be obtained, as the length of the review process may vary based on, among other things, requests by regulators for additional information or materials.
No Solicitation (page 91)
Under the merger agreement, Sunshine has agreed that it will not, and will cause its representatives not to, directly or indirectly, (1) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an acquisition proposal, (2) participate in any discussions or negotiations regarding any acquisition proposal or furnish, or otherwise afford access, to any person (other than First Bancshares) any information or data with respect to Sunshine or any of its subsidiaries or otherwise relating to an acquisition proposal, (3) release any person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Sunshine is a party, or (4) enter into any agreement, confidentiality agreement, agreement in principle or letter of intent with respect to any acquisition proposal or approve or resolve to approve any acquisition proposal or any agreement, agreement in principle or letter of intent relating to an acquisition proposal.
However, prior to obtaining Sunshine’s required stockholder approval, Sunshine may, under certain specified circumstances, participate in negotiations or discussions with any third party making an acquisition proposal and provide confidential information to such third party (subject to a confidentiality agreement). Sunshine must notify First Bancshares promptly (but in no event later than 24 hours) after the receipt of such acquisition proposal.
Additionally, prior to obtaining Sunshine’s required stockholder approval, Sunshine may, under certain specified circumstances, withdraw its recommendation to its stockholders with respect to the merger and/or terminate the merger agreement in order to enter into an acquisition agreement with respect to a superior acquisition proposal if it determines in good faith, after consultation with and having considered the advice of outside legal counsel and financial advisors, that such acquisition proposal is a superior proposal and that it is reasonably necessary to take such actions to comply with the directors’ fiduciary duties under applicable law. However, Sunshine cannot take any of those actions in response to a superior proposal unless it provides First Bancshares with a five business day period to negotiate in good faith to enable First Bancshares to adjust the terms and conditions of the merger agreement such that it would cause the superior proposal to no longer constitute a superior proposal.
Termination of the Merger Agreement (page 94)
The merger agreement can be terminated at any time prior to completion of the merger by mutual consent, or by either party in the following circumstances:
•
if the merger is not consummated on or before May 31, 2018, subject to automatic extension to August 31, 2018 if the only outstanding condition to closing is the receipt of regulatory approvals;

•
if any regulatory approval required for consummation of the transactions contemplated by the merger agreement has been denied by final non-appealable action by the relevant governmental authority or any application for such regulatory approval shall have been permanently withdrawn at the request of a governmental authority;

•
in the event that approval by the stockholders of Sunshine is not obtained at a meeting at which a vote was taken; or

•
in the event of a material breach by the other party of any representation, warranty or covenant contained in the merger agreement and such breach is not cured within thirty days.

In addition, First Bancshares may terminate the merger agreement in the following circumstances:
•
if Sunshine withdraws, qualifies, amends, modifies or withholds its recommendation to its stockholders to approve the merger and the merger agreement, or makes any statement, filing or release, in connection with the stockholder meeting or otherwise, inconsistent with its recommendation (it being understood that taking a neutral position or no position with respect to an acquisition proposal shall be considered an adverse modification of its recommendation);

•
if Sunshine fails to properly call, give notice of, and commence a meeting of stockholders to vote on the merger;

•
if Sunshine approves or recommends an acquisition proposal (other than the merger agreement proposal);

•
if Sunshine fails to publicly recommend against a publicly announced acquisition proposal within three (3) business days of being requested to do so by First Bancshares or fails to publicly reconfirm its recommendation to its stockholders within (3) business days of being requested to do so by First Bancshares; or

•
if Sunshine fails to comply in all material respects with its obligations pursuant to the no-solicitation covenants.

In addition, Sunshine may terminate the merger agreement if:
•
(i) the average closing price of First Bancshares common stock over the 20 trading days preceding the date that is five days prior to the closing date is less than $25.52, and (ii) the decline in the price of First Bancshares’ common stock (as measured by the average closing price divided by $31.90) is more than 20% greater than the decline in the KBW Regional Banking Index (KRX) (as measured by dividing the average closing price of the KBW Regional Banking Index over the 20 trading days preceding the date that is five days prior to the closing date by $111.38); provided, however, First Bancshares has the option, but not the obligation, to adjust the exchange ratio to prevent the termination of merger agreement; or

•
Sunshine’s board of directors determines to enter into a definitive agreement with respect to a superior proposal in accordance with the terms of the merger agreement but only if Sunshine pays to First Bancshares a $1,200,000 termination fee.

Termination Fee (page 95)
If the merger agreement is terminated under certain circumstances, including circumstances involving a change in recommendation by Sunshine’s board of directors, Sunshine may be required to pay First Bancshares a termination fee of  $1,200,000. The termination fee could discourage other companies from seeking to acquire or merge with Sunshine.
Expenses (page 96)
Each party will bear all expenses incurred in connection with the merger and the transactions contemplated by the merger agreement.
Material U.S. Federal Income Tax Considerations (page 70)
The merger is expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the respective obligations of First Bancshares and Sunshine to complete the merger that each of First Bancshares and Sunshine receives a tax opinion from its respective outside legal counsel, dated the closing date of the merger, to that effect. Based upon the treatment of the merger as a “reorganization” within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences of the merger to a U.S. holder of Sunshine common stock will be as follows. A U.S. holder of Sunshine common stock will not recognize gain or loss with respect to the receipt of the stock consideration, except with respect to cash received in lieu of a fractional share. If a U.S. holder exchanges its shares of Sunshine common stock solely for cash, the U.S. holder will recognize gain or loss on the exchange measured by the difference between the amount of cash received in the exchange and the U.S. holder’s basis in the shares of Sunshine common stock surrendered in exchange for such cash. If a U.S. holder exchanges its shares of Sunshine common stock for a combination of First Bancshares common stock and cash, the U.S. holder should recognize gain, but not loss, on the exchange to the extent of the lesser of cash received or gain realized in the exchange. The amount of gain realized will equal the amount by which the cash plus the fair market value, at the effective time of the merger, of the First Bancshares common stock exceeds the stockholder’s adjusted tax basis in its Sunshine common stock surrendered in exchange therefor. For further information, see “The Merger — Material U.S. Federal Income Tax Considerations.”
The U.S. federal income tax consequences described above may not apply to all holders of Sunshine common stock. Your particular tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your independent tax advisor for a full understanding of the particular tax consequences of the merger to you.
Accounting Treatment of the Merger (page 75)
First Bancshares will account for the merger under the acquisition method of accounting for business combinations under U.S. generally accepted accounting principles, or GAAP.
The Rights of Holders of Sunshine Common Stock Will Change as a Result of the Merger (see page 104)
The rights of holders of Sunshine common stock are governed by Maryland law, as well as Sunshine’s Articles of Incorporation (which we refer to as the Sunshine Articles), and Sunshine’s Bylaws, as amended (which we refer to as the Sunshine Bylaws). After completion of the merger, the rights of former Sunshine stockholders will be governed by Mississippi law and by First Bancshares’ Amended and Restated Articles of Incorporation (which we refer to as the First Bancshares Articles), and First Bancshares’ Amended and Restated Bylaws (or, the First Bancshares Bylaws).
Material differences between the rights of stockholders of Sunshine and shareholders of First Bancshares include the process for determining the size of the board of directors, the process for removing directors, limitations of director liability, indemnification of officers, directors and employees, the ability of shareholders to act by written consent, and shareholder proposals and advance notice requirements. The material differences between the organizational documents and the rights of stockholders of Sunshine and shareholders of First Bancshares are explained in more detail under the section “Comparison of Rights of First Bancshares Shareholders and Sunshine Stockholders” beginning on page 104.
Opinion of Sunshine’s Financial Advisor (page 54 and Annex B)
On December 6, 2017, BSP Securities LLC, referred to as BSP, a wholly owned subsidiary of Banks Street Partners, LLC, rendered an opinion to the Sunshine board of directors to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by BSP as set forth in such opinion, the merger consideration to be received in the proposed transaction was fair, from a financial point of view, to Sunshine’s stockholders. The full text of the written opinion of BSP is attached as Annex B to this document. Sunshine stockholders should read the entire opinion for a discussion of, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by BSP in rendering its opinion.
The opinion of BSP is addressed to the Sunshine board of directors, is directed only to the fairness, from a financial point of view, of the merger consideration to be received by the holders of Sunshine stock and does not constitute a recommendation to any Sunshine stockholder as to how such stockholder should vote with respect to the merger or any other matter at the Sunshine special meeting.
For further information, please see the section entitled “The Merger — Opinion of Sunshine’s Financial Advisor” beginning on page 54.
Closing and Effective Time of the Merger (see page 79)
The closing date is currently expected to occur in the second quarter of 2018. Simultaneously with the closing of the merger, First Bancshares will file the articles of merger with the Secretary of State of the State of Mississippi and the Maryland State Department of Assessments and Taxation. The merger will become effective at the later of the time the articles of merger are filed or such other time as may be specified in the articles of merger. Neither First Bancshares nor Sunshine can predict, however, the actual date on which the merger will be completed because it is subject to factors beyond each company’s control, including whether or when the required regulatory approvals and Sunshine’s stockholder approvals will be received.
Market Prices and Share Information (see page 35)
First Bancshares’ common stock is listed on the NASDAQ Global Market under the symbol “FBMS.” Sunshine common stock is traded on the Over-the-Counter Electronic Bulletin Board, or OTCBB, under the symbol “SSNF.” The following table sets forth the closing sale prices of First Bancshares common stock as reported on the NASDAQ Global Market and of Sunshine common stock on the OTCBB on December 6, 2017, the last full trading day before the public announcement of the merger agreement, and on [•], 2018, the latest practicable trading date before the date of this proxy statement/prospectus.
	First Bancshares Common Stock		Sunshine Common Stock		Implied Value of One Share of Sunshine Common Stock to be Converted to First Bancshares Common Stock
December 6, 2017		$33.35		$22.25		$31.02
[•], 2018	$	[•]	$	[•]	$	[•]

Pending Acquisition of Southwest Banc Shares, Inc.
On October 24, 2017, First Bancshares entered into an agreement and plan of merger to acquire Southwest Banc Shares, Inc., or Southwest, the holding company of First Community Bank. Pursuant to the merger agreement, Southwest will merge with and into First Bancshares, with First Bancshares as the surviving company, a transaction we refer to as the “Southwest merger.” Immediately after the Southwest merger, First Community Bank, an Alabama-state chartered bank and wholly owned subsidiary of Southwest, will merge with and into The First, with The First as the surviving bank. The transaction was unanimously approved by the boards of directors of each of First Bancshares and Southwest and is expected to close in the first or second quarter of 2018. Completion of the transaction is subject to customary closing conditions, including receipt of required regulatory approvals and approval of Southwest’s shareholders. Under the terms of the agreement, holders of Southwest common stock will receive in the aggregate $60 million, with 60% payable in First Bancshares common stock and 40% payable in cash, subject to adjustments. At September 30, 2017, Southwest had consolidated assets of $391.6 million, loans of  $281.6 million, deposits of  $345.1 million, and shareholders’ equity of $36.8 million.
Impact of Tax Cuts and Jobs Act of 2017
On December 22, 2017, “H.R.1.”, formerly known as the “Tax Cuts and Jobs Act of 2017”, or the Tax Act, was signed into law. The Tax Act, among other things, reduced the maximum statutory federal corporate income tax rate from 35% to 21% effective January 1, 2018.
As a result of enactment of the Tax Act, First Bancshares has concluded that this will cause its net deferred tax asset to be revalued at the new lower tax rate. First Bancshares has performed a preliminary analysis to determine the impact of the revaluation of the net deferred tax asset and, using the information available at this time, has estimated that the value of its net deferred tax asset would be reduced by approximately $2.1 million (unaudited), which will be recorded as additional income tax expense in the fourth quarter of 2017. First Bancshares’ management estimated that as a result of the additional income tax expense for the year ended December 31, 2017 that earnings before income taxes would be approximately $17.6 million (unaudited), income tax expense would be approximately $7.0 million (unaudited) and net income would be approximately $10.6 million (unaudited).
Additionally, Sunshine has concluded that the enactment of the Tax Act will cause its net deferred tax asset to be revalued at the new lower tax rate. Sunshine has performed a preliminary analysis to determine the impact of the revaluation of the net deferred tax asset and, using the information available at this time, has estimated that the value of its net deferred tax asset would be reduced by approximately $720,000 (unaudited), which will be recorded as additional income tax expense in the fourth quarter of 2017. Sunshine’s management estimated that as a result of the additional income tax expense for the year ended December 31, 2017 that earnings before income taxes would be approximately $780,000 (unaudited), income tax expense would be approximately $1.0 million (unaudited) and net losses would be approximately $250,000 (unaudited).
First Bancshares’ and Sunshine’s revaluation of their respective net deferred tax assets are subject to further clarifications of the new law that cannot be estimated at this time and the determination of certain accounting valuation adjustments, such as the unrealized gain or loss on investment securities and the allowance for loan losses that are in the process of being finalized at this time. As such, First Bancshares and Sunshine are unable to make a final determination of the impact on the quarterly and year to date earnings for the period ended December 31, 2017 at this time.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
Some of the statements contained or incorporated by reference in this proxy statement/prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about the financial condition, results of operations, earnings outlook and business plans, goals, expectations and prospects of First Bancshares, Sunshine and the combined company following the proposed merger and statements for the period after the merger. Words such as “anticipate,” “believe,” “feel,” “expect,” “estimate,” “indicate,” “seek,” “strive,” “plan,” “intend,” “outlook,” “forecast,” “project,” “position,” “target,” “mission,” “contemplate,” “assume,” “achievable,” “potential,” “strategy,” “goal,” “aspiration,” “outcome,” “continue,” “remain,” “maintain,” “trend,” “objective” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions, as they relate to First Bancshares, Sunshine, the proposed merger or the combined company following the merger often identify forward-looking statements, although not all forward-looking statements contain such words.
These forward-looking statements are predicated on the beliefs and assumptions of management based on information known to management as of the date of this proxy statement/prospectus and do not purport to speak as of any other date. Forward-looking statements may include descriptions of the expected benefits and costs of the transaction; forecasts of revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries; management plans relating to the merger; the expected timing of the completion of the merger; the ability to complete the merger; the ability to obtain any required regulatory, stockholder or other approvals; any statements of the plans and objectives of management for future or past operations, including the execution of integration plans; any statements of expectation or belief and any statements of assumptions underlying any of the foregoing.
The forward-looking statements contained or incorporated by reference in this proxy statement/prospectus reflect the view of management as of this date with respect to future events and are subject to risks and uncertainties. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, actual results could differ materially from those anticipated by the forward-looking statements or historical results. Such risks and uncertainties include, among others, the following possibilities:
•
the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including a termination of the merger agreement under circumstances that could require Sunshine to pay a termination fee to First Bancshares;

•
the inability to complete the merger contemplated by the merger agreement due to the failure to satisfy conditions necessary to close the merger, including the receipt of the requisite approvals of Sunshine stockholders;

•
the risk that a regulatory approval that may be required for the merger is not obtained or is obtained subject to conditions that are not anticipated;

•
risks associated with the timing of the completion of the merger;

•
management time and effort may be diverted to the resolution of merger-related issues, including, with respect to First Bancshares, the time and effort management is directing to its pending merger with Southwest Banc Shares, Inc., or Southwest, at the same time as the pending merger of First Bancshares and Sunshine;

•
the risk that the businesses of First Bancshares, Sunshine and Southwest will not be integrated successfully, or such integration may be more difficult, time-consuming or costly than expected;

•
First Bancshares’ ability to achieve the synergies and value creation contemplated by the proposed mergers with Sunshine and Southwest;

•
the expected growth opportunities or costs savings from the mergers with Sunshine and Southwest may not be fully realized or may take longer to realize than expected;

•
revenues following the transaction may be lower than expected as a result of losses of customers or other reasons;

•
First Bancshares’ ability to complete the Southwest merger during the same time period as the Sunshine transaction;

•
potential deposit attrition, higher than expected costs, customer loss and business disruption associated with First Bancshares’ integration of Sunshine, including, without limitation, potential difficulties in maintaining relationships with key personnel;

•
the outcome of any legal proceedings that may be instituted against First Bancshares or Sunshine or their respective boards of directors;

•
general economic conditions, either globally, nationally, in the States of Mississippi or Florida, or in the specific markets in which First Bancshares or Sunshine operate;

•
limitations placed on the ability of First Bancshares and Sunshine to operate their respective businesses by the merger agreement;

•
the effect of the announcement of the merger on First Bancshares’ and Sunshine’s business relationships, employees, customers, suppliers, vendors, other partners, standing with regulators, operating results and businesses generally;

•
customer acceptance of the combined company’s products and services;

•
the amount of any costs, fees, expenses, impairments and charges related to the merger;

•
fluctuations in the market price of First Bancshares common stock and the related effect on the market value of the merger consideration that Sunshine stockholders will receive upon completion of the merger;

•
the introduction, withdrawal, success and timing of business initiatives;

•
significant increases in competition in the banking and financial services industry;

•
legislation, regulatory changes or changes in monetary or fiscal policy that adversely affect the businesses in which First Bancshares or Sunshine are engaged, including potential changes resulting from currently proposed legislation, including the Financial CHOICE Act of 2017;

•
credit risk of borrowers, including any increase in those risks due to changing economic conditions;

•
changes in consumer spending, borrowing, and savings habits;

•
competition among depository and other financial institutions;

•
liquidity risk affecting First Bancshares’ or Sunshine’s banks’ ability to meet their obligations when they become due;

•
interest rate risk involving the effect of a change in interest rates;

•
compliance risk resulting from violations of, or nonconformance with, laws, rules, regulations, prescribed practices or ethical standards;

•
strategic risk resulting from adverse business decisions or improper implementation of business decisions;

•
reputational risk that adversely affects earnings or capital arising from negative public opinion;

•
terrorist activities risk that results in loss of consumer confidence and economic disruptions; and

•
other risks and uncertainties detailed from time to time in First Bancshares’ SEC filings.

Any forward-looking statements made in this proxy statement/prospectus or in any documents incorporated by reference into this proxy statement/prospectus, are subject to the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus or the date of any document incorporated by reference in this proxy statement/prospectus. First Bancshares and Sunshine do not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made, unless and only to the extent otherwise required by law. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to First Bancshares, Sunshine or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL INFORMATION OF
FIRST BANCSHARES
The following selected consolidated financial information for the fiscal years ended December 31, 2012 through December 31, 2016 is derived from audited consolidated financial statements of First Bancshares. The consolidated financial information as of and for the nine months ended September 30, 2017 and 2016 is derived from unaudited consolidated financial statements and, in the opinion of First Bancshares’ management, reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of these data for those dates. The selected consolidated income data for the nine months ended September 30, 2017 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2017. You should not assume the results of operations for any past periods indicate results for any future period. You should read this information in conjunction with First Bancshares’ consolidated financial statements and related notes thereto included in First Bancshares’ Annual Report on Form 10-K for the year ended December 31, 2016, and in First Bancshares’ Quarterly Report on Form 10-Q for the nine months ended September 30, 2017, each of which are incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”
	As of and for the Nine Months Ended September 30,		As of and for the Years Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(unaudited)
	(in thousands, except ratios, share and per share data)
Selected Consolidated Operating Data:
Interest income	$48,926	$32,736	$44,604	$40,202	$36,371	$31,318	$26,331
Interest expense	4,987	3,139	4,315	3,208	2,973	2,917	4,137
Net interest income	43,939	29,597	40,289	36,994	33,398	28,401	22,194
Provision for loan losses	384	538	625	410	1,418	1,076	1,228
Net interest income after provision for loan losses	43,555	29,059	39,664	36,584	31,980	27,325	20,966
Noninterest income	10,807	8,542	11,247	7,588	7,803	7,083	6,324
Noninterest expense	43,056	26,730	36,862	32,160	30,734	28,165	22,164
Income before income tax expense	11,306	10,871	14,049	12,012	9,049	6,243	5,126
Income tax expense (benefit)	3,104	3,060	3,930	3,213	2,435	1,604	1,077
Net income	8,202	7,811	10,119	8,799	6,614	4,639	4,049
Preferred dividends and stock accretion	—	257	453	343	363	424	425
Net income available to common shareholders	$8,202	$7,554	$9,666	$8,456	$6,251	$4,215	$3,624
Selected Financial Condition Data:
Securities available for sale	$353,035	$236,168	$243,206	$239,732	$254,746	$244,051	$214,393
Securities held to maturity	6,000	6,000	6,000	7,092	8,193	8,438	8,470
Loans, net of allowance for loan losses	1,194,606	856,322	865,424	769,742	700,540	577,574	408,970
Total assets	1,787,976	1,266,638	1,277,367	1,145,131	1,093,768	940,890	721,385
Deposits	1,507,991	1,071,789	1,039,191	916,695	892,775	779,971	596,627
Shareholders’ equity	166,980	112,658	154,527	103,436	96,216	85,108	65,885
Selected Consolidated Financial Ratios and Other Data:
Per Share Data:
Earnings per common share, basic	$0.90	$1.39	$1.78	$1.57	$1.20	$0.98	$1.17
Earnings per common share, diluted	$0.89	$1.38	$1.57	$1.55	$1.19	$0.96	$1.16
Cash dividends paid per common share	$0.1125	$0.1125	$0.15	$0.15	$0.15	$0.15	$0.15
Weighted average common shares outstanding, basic	9,140,375	5,425,567	5,435,088	5,371,111	5,227,768	4,319,485	3,101,411
Weighted average common shares outstanding, diluted	9,212,182	5,475,785	6,259,333	5,442,050	5,270,669	4,372,930	3,125,267
Book value per common share	$18.24	$17.60	$17.19	$16.05	$14.88	$13.34	$15.73
Performance Ratios:
Return on average assets	0.63%	0.83%	0.79%	0.75%	0.61%	0.45%	0.51%
Return on average equity	6.87	9.41	8.00	8.60	7.10	5.00	5.70
Net interest margin	3.74	3.61	3.63	3.63	3.58	3.31	3.42
Net interest margin, fully tax equivalent basis(1)	3.84	3.69	3.71	3.72	3.70	3.44	3.59

	As of and for the Nine Months Ended September 30,		As of and for the Years Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(unaudited)
	(in thousands, except ratios, share and per share data)
Asset Quality Ratios:
Nonaccrual loans to total loans and other real estate	0.40%	0.67%	0.37%	0.95%	0.85%	0.54%	0.81%
Allowance for loan losses to total loans	0.68	0.87	0.86	0.87	0.86	0.98	1.14
Allowance for loan losses to nonaccrual loans	168.49	129.01	230.1	91.6	100.6	180.1	139.0
Net charge-offs to average total loans	(0.03)	(0.03)	(0.02)	(0.03)	0.17	0.01	0.26
Consolidated Capital Ratios:
Tier 1 leverage ratio	8.6%	8.5%	11.9%	8.7%	8.4%	9.0%	8.6%
Common equity Tier 1 capital ratio	10.3	7.8	13.8	8.1	—	—	—
Tier 1 risk-based capital ratio	11.0	10.5	14.7	11.1	11.5	12.5	12.8
Total risk-based capital ratio	11.6	11.2	15.5	11.9	12.3	13.4	13.8
Total shareholders’ equity to total assets	9.3	8.9	12.1	9.0	8.8	9.0	9.1

(1)
We report net interest margin on a fully tax equivalent basis, which calculation is not in accordance with GAAP. The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 34% tax rate. Management believes that it is a standard practice in the banking industry to present net interest margin on a fully tax equivalent basis, and believes it enhances the comparability of income and expenses arising from taxable and nontaxable sources. Net interest margin on a fully tax equivalent basis should not be viewed as a substitute for net interest margin provided in accordance with GAAP.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL INFORMATION OF SUNSHINE
The following selected historical consolidated financial data as of and for the year ended December 31, 2016, 2015 and 2014 is derived from the audited consolidated financial statements of Sunshine. The following selected historical consolidated financial data as of and for the nine months ended September 30, 2017 and 2016, is derived from the unaudited consolidated financial statements of Sunshine and has been prepared on the same basis as the selected historical consolidated financial data derived from the audited consolidated financial statements and, in the opinion of Sunshine’s management, reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data for those dates.
The results of operations as of and for the nine months ended September 30, 2017 are not necessarily indicative of the results that may be expected for the year ending December 31, 2017 or any future period. You should read the following selected historical consolidated financial data in conjunction with Sunshine Management’s Discussion and Analysis of Financial Condition and Results of Operations and Sunshine’s audited consolidated financial statements and accompanying notes for the year ended December 31, 2016 and 2015, which are included in Sunshine’s Form 10-K for the year ended December 31, 2016, a copy of which is included in Annex D to this proxy statement/prospectus, and Sunshine Management’s Discussion and Analysis of Financial Condition and Results of Operations and Sunshine’s unaudited consolidated financial statements and accompanying notes for the nine months ended September 30, 2017, which is included in Sunshine’s Form 10-Q for the nine months ended September 30, 2017, a copy of which is included in Annex E to this proxy statement/prospectus.
	At September 30,		At December 31,
	2017	2016	2016	2015	2014
	(In thousands)
Selected Financial Condition Data:
Total assets	$194,090	$167,325	$173,209	$157,828	$151,006
Cash and cash equivalents	9,141	13,797	11,313	10,862	13,032
Loans net	159,541	123,439	134,077	113,422	102,786
Securities held to maturity, at amortized cost:
U.S. government and federal agency	13,873	17,698	16,512	21,063	26,035
Federal Home Loan Bank stock	1,346	376	684	348	130
Deposits	141,668	138,619	137,902	130,470	127,905
Federal Home Loan Bank advances	28,000	5,500	12,750	5,000	—
Equity	22,229	21,476	21,656	21,358	22,388

	For the Nine Months Ended September 30,		For the Year Ended December 31,
	2017	2016	2016	2015	2014
	(In Thousands, except per share data)
Selected Operations Data:
Total interest income	$5,471	$4,713	$6,416	$6,005	$5,907
Total interest expense	417	293	401	375	377
Net interest income	5,054	4,420	6,015	5,630	5,530
Provision for loan losses	155	135	180	180	130
Net interest income after provision for loan losses	4,899	4,285	5,835	5,450	5,400
Fees and service charges on deposit accounts	1,041	1,064	1,419	1,461	1,600
Gain on loan sales	13	39	36	134	149
Gain on sale of foreclosed real estate	30	14	12	39	49
Fees and service charges on loans	151	115	154	138	89
Fee income bank owned life insurance	67	73	97	75	—
Other income	20	73	180	493	17
Total noninterest income	1,322	1,388	1,898	2,340	1,904
Total noninterest expense	5,528	5,731	7,577	7,918	7,270
Earnings (loss) before income taxes (benefit)	693	(58)	156	(128)	34
Income taxes (benefit)	263	(8)	46	(52)	(5)
Net earnings (loss)	$430	$(50)	$110	$(76)	$39
Basic earnings (loss) per share	$0.45	$(0.05)	$0.12	$(0.08)	$0.04
Diluted earnings (loss) per share	$0.43	$(0.05)	$0.11	$(0.08)	$0.04

	As of and for the Nine Months Ended September 30,		For the Year Ended December 31,
	2017	2016	2016	2015	2014
Selected Financial Ratios and Other Data:
Performance ratios:
Return on assets (ratio of net earnings (loss) to average total assets)	0.32%	(0.04)%	0.07%	(0.05)%	0.03%
Return on equity (ratio of net earnings (loss) to average equity)	2.61	(0.31)	0.51	(0.34)	0.17
Dividend payout ratio	—	—	—	—	—
Interest-rate spread information:
Average during period	3.98	4.00	3.92	4.01	3.99
End of period	3.76	3.96	4.04	4.13	4.11
Net interest margin(1)	4.09	4.09	3.98	4.11	4.08
Noninterest income to operating revenue	19.46	22.75	22.83	28.04	24.38
Noninterest expense to average total assets	4.12	4.80	4.57	5.27	4.95
Average interest-earning assets to average interest-bearing liabilities	1.31	1.31	1.34	1.34	1.34
Efficiency ratio(2)	86.25	98.05	93.97	98.24	96.88

	As of and for the Nine Months Ended September 30,		For the Year Ended December 31,
	2017	2016	2016	2015	2014
Asset quality ratios:
Nonperforming assets to total assets at end of period	1.35	1.26	1.55	1.39	1.53
Nonperforming loans to total loans	1.55	1.36	1.88	1.54	2.01
Allowance for loan losses to non-performing loans	44.17	52.97	36.32	50.71	51.76
Allowance for loan losses to loans receivable, net	0.69	0.72	0.69	0.78	1.04
Net charge-offs to average loans outstanding	0.02	0.12	0.12	0.35	0.34
Capital Ratios:
Equity to total assets at end of period	11.45	12.83	12.50	13.55	14.83
Average equity to average assets	12.28	13.43	12.93	14.77	15.84
Other data:
Number of full-service offices	5	6	5	6	6

(1)
Net interest income divided by average interest-earning assets.

(2)
Total noninterest expense, excluding foreclosed asset and repossessed property related expenses, as a percentage of net interest income and total other operating income, excluding net securities transactions.

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION
The following unaudited pro forma combined consolidated financial information and accompanying notes show the impact on the historical financial conditions and results of operations of First Bancshares, Sunshine and Southwest and have been prepared to illustrate the effects of the mergers under the acquisition method of accounting. See “The Merger — Accounting Treatment.”
The unaudited pro forma combined consolidated balance sheet as of September 30, 2017 is presented as if the Sunshine and the Southwest mergers had occurred on September 30, 2017. The unaudited pro forma combined consolidated statements of income for the year ended December 31, 2016 and for the nine month period ended September 30, 2017 are presented as if both mergers had occurred on January 1, 2016. The historical consolidated financial information has been adjusted to reflect factually supportable items that are directly attributable to the mergers and, with respect to the income statement only, expected to have a continuing impact on consolidated results of operations, and, as such, First Bancshares’ one-time merger costs for both mergers are not included. The historical results of operations for Iberville Bank, or Iberville, which was acquired on January 1, 2017, are included in our consolidated statement of income for the nine months ended September 30, 2017. The historical results of operations for Iberville for the period of January 1, 2016 through December 31, 2016 are included in the unaudited pro forma combined consolidated statement of income for the year ended December 31, 2016. The unaudited pro forma combined statements of income for the year ended December 31, 2016 and for the nine months ended September 30, 2017 assume the Iberville merger was completed on January 1, 2016. No pro forma adjustments for Iberville are presented for the unaudited pro forma combined consolidated balance sheet since the transaction is already reflected in First Bancshares’ historical financial condition at September 30, 2017.
The unaudited pro forma combined consolidated financial statements are provided for informational purposes only. The unaudited pro forma combined consolidated financial statements are not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the mergers been completed as of the dates indicated or that may be achieved in the future. The preparation of the unaudited pro forma combined consolidated financial statements and related adjustments required management to make certain assumptions and estimates. The unaudited pro forma combined consolidated financial statements should be read together with:
•
The accompanying notes to the unaudited pro forma combined consolidated financial statements;

•
First Bancshares’ unaudited consolidated financial statements and accompanying notes as of and for the nine months ended September 30, 2017, included in First Bancshares’ Quarterly Report on Form 10-Q for the nine months ended September 30, 2017, which is incorporated by reference into this proxy statement/prospectus;

•
First Bancshares’ audited consolidated financial statements and accompanying notes as of and for the year ended December 31, 2016, included in First Bancshares’ Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference into this proxy statement/prospectus;

•
Sunshine’s unaudited consolidated financial statements and accompanying notes as of and for the nine months ended September 30, 2017, which is included in Sunshine’s Form 10-Q for the nine months ended September 30, 2017, a copy of which is included in Annex E to this proxy statement/prospectus;

•
Sunshine’s audited consolidated financial statements and accompanying notes as of the year ended December 31, 2016, which is included in Sunshine’s Form 10-K for the year ended December 31, 2016, a copy of which is included in Annex D to this proxy statement/prospectus;

•
Southwest’s unaudited consolidated financial statements and accompanying notes as of and for the nine months ended September 30, 2017, beginning on F-2 in this proxy statement/prospectus; and

•
Southwest’s audited consolidated financial statements and accompanying notes as of and for the year ended December 31, 2016, beginning on F-29 in this proxy statement/prospectus.

THE FIRST BANCSHARES, INC.
PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of September 30, 2017
(in thousands)
(unaudited)
	Historical		Pro Forma Adjustments	First Bancshares Sunshine Pro Forma Combined	Historical	Pro Forma Adjustments	First Bancshares Sunshine Southwest Pro Forma Combined
	The First Bancshares, Inc.	Sunshine Financial, Inc.			Southwest Bancshares, Inc.
Assets
Cash, due from banks and interest-bearing bank balances and interest-bearing time deposits	$93,317	$9,141	$(13,674)(11)	$88,784	$14,390	$27,105(4)	$130,279
Securities and Federal Home Loan Bank Stock	368,591	15,219	(100)(12)	383,710	79,897	218(12)	463,825
Loans, net	1,190,018	159,541	(1,647)(3)(5)	1,347,912	281,617	(940)(3)(5)(7)	1,628,589
Mortgage loans held for sale	4,588	0	0	4,588	424	0	5,012
Other assets	54,629	4,383	372(10)	59,384	7,810	(129)(10)	67,065
Buildings, Furniture & Fixtures and Equipment	46,203	3,519	0	49,722	7,235	0	56,957
Deferred tax asset	5,305	2,287	(24)(2)	7,568	222	494(2)	8,284
Core deposit intangible	4,882		1,763(6)	6,645	0	3,322(6)	9,967
Goodwill	20,443	0	12,235(9)	32,678	0	26,268(9)	58,946
Total assets	$1,787,976	$194,090	$(1,075)	$1,980,991	$391,595	$56,338	$2,428,924
Liabilities and Stockholders’ Equity
Deposits	$1,507,991	$141,668	$0	$1,649,659	$345,075	$557(1)	$1,995,291
Federal Home Loan Bank Advances and other borrowings	104,631	28,000	0	132,631	6,858	0	139,489
Other liabilities	8,374	2,193	0	10,567	2,843	0	13,410
Total liabilities	1,620,996	171,861	0	1,792,857	354,776	557	2,148,190
Stockholders’ equity
Equity	166,980	22,229	(1,075)(8)	188,134	36,819	55,781(8)	280,734
Total liabilities and stockholders’ equity	$1,787,976	$194,090	$(1,075)	$1,980,991	$391,595	$56,338	$2,428,924

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

THE FIRST BANCSHARES, INC.
PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the year ended December 31, 2016
(in thousands, except per share data)
(unaudited)
	Historical		Pro Forma Adjustments	First Bancshares Iberville Pro Forma Combined	Historical	Pro Forma Adjustments	First Bancshares Iberville Sunshine Pro Forma Combined	Historical	Pro Forma Adjustments	First Bancshares Iberville Sunshine Southwest Pro Forma Combined
	The First Bancshares, Inc.	Iberville Bank			Sunshine Financial, Inc.			Southwest Bancshares, Inc.
INTEREST INCOME
Loans	$38,496	$7,873	$153(13)	$46,522	$5,995	$430(13)	$52,947	$13,167	$1,317(13)	$67,431
Investment securities and other	6,108	1,714	0	7,822	421	0	8,243	1,812	(73)	9,982
Total interest income	44,604	9,587	153	54,344	6,416	430	61,190	14,979	1,244	77,413
INTEREST EXPENSE
Deposits	3,443	453	(85)(14)	3,811	374	0	4,185	1,459	(393)(14)	5,251
Borrowed funds	872	22	0	894	27	0	921	364	0	1,285
Total interest expense	4,315	475	(85)	4,705	401	0	5,106	1,823	(393)	6,536
Net interest income	40,289	9,112	238	49,639	6,015	430	56,084	13,156	1,637	70,877
Provision for loan losses	625	123	0	748	180	0	928	303	0	1,231
Net interest income after provision for loan losses	39,664	8,989	238	48,891	5,835	430	55,156	12,853	1,637	69,646
NON-INTEREST INCOME
Fees and service charges	5,657	813	0	6,470	1,419	0	7,889	1,305	0	9,194
Other	5,590	1,401	0	6,991	479	0	7,470	1,854	0	9,324
Total non-interest income	11,247	2,214	0	13,461	1,898	0	15,359	3,159	0	18,518
NON-INTEREST EXPENSE
Salaries and employee benefits	22,137	6,175	(934)(16)	27,378	3,393	0	30,771	6,872	0	37,643
Occupancy and equipment	4,721	1,553	9(15)	6,283	1,103	0	7,386	1,658	0	9,044
Other operating expense	10,004	4,478	0	14,482	3,081	0	17,563	3,674	0	21,237
Amortization of core deposit intangible	0	0	319(17)	319	0	184(17)	503	0	332(17)	835
Merger related expense	0	0	(1,281)(16)	(1,281)	0	7,639(16)	6,358	0	4,341(16)	10,699
Total non-interest expense	36,862	12,206	(1,887)	47,181	7,577	7,823	62,581	12,204	4,673	79,458
Income before provision for income taxes	14,049	(1,003)	2,125	15,171	156	(7,393)	7,934	3,808	(3,036)	8,706
Provision for income taxes	3,930	0	314(18)	4,244	46	(2,026)(18)	2,264	163	216(18)	2,643
Net Income (loss)	10,119	(1,003)	1,811	10,927	110	(5,367)	5,670	3,645	(3,252)	6,063
Preferred dividends and stock accretion	452	0	0	452	0	0	452	0	0	452
Net income (loss) applicable to common shareholders	$9,667	$(1,003)	$1,811	$10,475	$110	$(5,367)	5,218	3,645	$(3,252)	$5,611

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

THE FIRST BANCSHARES, INC.
PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the nine months ended September 30, 2017
(in thousands, except per share data)
(unaudited)
	Historical		Pro Forma Adjustments	First Bancshares Sunshine Pro Forma Combined	Historical	Pro Forma Adjustments	First Bancshares Sunshine Southwest Pro Forma Combined
	The First Bancshares, Inc.	Sunshine Financial, Inc.			Southwest Bancshares, Inc.
INTEREST INCOME
Loans	$42,083	$5,183	$322(13)	$47,588	$10,498	$988(13)	$59,074
Investment securities and other	6,843	288	0	7,131	1,452	(55)	8,528
Total interest income	48,926	5,471	322	54,719	11,950	933	67,602
INTEREST EXPENSE
Deposits	3,836	279	0	4,115	1,248	(295)(14)	5,068
Borrowed Funds	1,151	138	0	1,289	213	0	1,502
Total interest income	4,987	417	0	5,404	1,461	(295)	6,570
Net interest income	43,939	5,054	322	49,315	10,489	1,228	61,032
Provision for loan losses	384	155	0	539	383	0	922
Net interest income after provision for loan losses	43,555	4,899	322	48,776	10,106	1,228	60,110
NON-INTEREST INCOME
Fees and services charges	2,692	1,041	0	3,733	967	0	4,700
Other	8,115	281	0	8,396	1,400	0	9,796
Total non-interest income	10,807	1,322	0	12,129	2,367	0	14,496
NON-INTEREST EXPENSE
Salaries and employee benefits	23,070	2,422	0	25,492	5,294	0	30,786
Occupancy and equipment	4,108	751	0	4,859	1,258	0	6,117
Other operating expense	9,551	2,355	0	11,906	2,783	0	14,689
Amortization of core deposit intangible	0	0	138(17)	138	0	249(17)	387
Merger related expense	6,327	0	7,639(16)	13,966	0	4,341(16)	18,307
Total non-interest income	43,056	5,528	7,777	56,361	9,335	4,590	70,286
Income before provision for income taxes	11,306	693	(7,455)	4,544	3,138	(3,362)	4,320
Provision for income taxes	3,104	263	(1,893)(18)	1,473	144	(62)(18)	1,555
Net Income (loss)	8,202	430	(5,562)	3,070	2,994	(3,299)	2,765
Preferred dividends and stock accretion	0	0	0	0	0	0	0
Net income (loss) applicable to common shareholders	$8,202	$430	$(5,562)	$3,070	$2,994	$(3,299)	$2,765

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

THE FIRST BANCSHARES, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Note 1 — Basis of Presentation
The unaudited pro forma condensed combined financial information included herein has been prepared pursuant to the rules and regulations of the SEC. Certain information and certain footnote disclosures normally included in financial statements prepared in accordance with GAAP have been omitted pursuant to such rules and regulations. However, management believes that the disclosures are adequate to make the information presented not misleading.
Note 2 — First Bancshares’ Acquisition of Iberville Bank
On January 1, 2017, First Bancshares completed a transaction in which it acquired all of the stock of Iberville Bank, Plaquemine, LA (“Iberville”) for a total consideration of  $31.1 million pursuant to a previously-announced Stock Purchase Agreement entered into on October 12, 2017 among First Bancshares and A. Wilbert’s Sons Lumber & Shingle Co., a Louisiana corporation. The following table summarizes the cash paid and the preliminary estimated fair values of the assets and the liabilities assumed as if the acquisition of Iberville occurred on December 31, 2016 (in thousands):
Purchase Price:
Cash paid		$31,100
Fair Value of assets acquired:
Cash and due from banks	$28,789
Securities, FHLB Stock and FNBB Stock	78,650
Loans, net	148,517
Buildings, Furniture & Fixtures and Equipment	4,443
Goodwill	683
Core Deposit Intangible	3,186
Other Assets	8,900
Total assets acquired	273,168
Fair Value of deposits acquired:
Deposits	243,725
FHLB Advances	456
Other liabilities	2,689
Total liabilities assumed	246,870
Fair Value of net assets acquired		26,298
Preliminary pro forma goodwill		$4,802

Note 3 — First Bancshares’ Proposed Acquisition of Sunshine Financial, Inc.
On December 6, 2017, First Bancshares entered into the merger agreement with Sunshine, whereby Sunshine will be merged with and into First Bancshares. Pursuant to the merger agreement, each outstanding share of Sunshine common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive, at the election of each Sunshine stockholder, either (i) $27.00 in cash, or (ii) 0.93 of a share of First Bancshares’ common stock, provided that the total mix of merger consideration shall be fixed at 75% stock and 25% cash. Each option to purchase shares of Sunshine common stock shall be cancelled as of the effective time of the merger and converted into the right to receive a cash payment equal to the product of  (i) the total number of shares of Sunshine common stock subject to such option times (ii) the excess, if any, of  $27.00 over the exercise price per share of Sunshine common stock subject to such option.

THE FIRST BANCSHARES, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 4 — First Bancshares’ Proposed Acquisition of Southwest Banc Shares, Inc.
On October 24, 2017, First Bancshares entered into entered into an Agreement and Plan of Merger (the “Southwest Merger Agreement”) with Southwest Banc Shares, Inc. an Alabama corporation (“Southwest”), whereby Southwest will be merged with and into First Bancshares (the “Southwest Merger”). Pursuant to the Southwest Merger Agreement, each outstanding share of Southwest common stock issued and outstanding immediately prior to the effective time of the Southwest Merger will be converted into the right to receive a “Pro Rata Share” (which is a ratio equal to one (1) divided by the number of shares of Southwest common stock issued and outstanding as of the closing) of  (i) a number of shares of First Bancshares’ common stock equal to $36 million divided by the average closing price of First Bancshares’ common stock during the ten trading days preceding the fifth business day prior to the closing date (subject to a maximum per-share price of First Bancshares’ common stock of  $36.54 and a minimum price of  $24.36) and (ii) a cash amount equal to $24 million (subject to downward adjustment in accordance with the terms of the Southwest Merger Agreement in the event that Southwest’s adjusted tangible common equity at closing is less than $32 million). Each outstanding share of Southwest common stock subject to vesting restrictions shall become vested immediately prior to the effective time of the Southwest Merger and will be converted into the right to receive the same merger consideration that other Southwest shareholders are entitled to receive. The following table summarizes the calculation of the purchase price and the preliminary allocation of the purchase price to the estimated fair value of assets and liabilities (in thousands):
Purchase Price:
Cash paid		$60,000
Fair Value of assets acquired:
Cash and due from banks	$10,050
Securities, FHLB Stock and FNBB Stock	80,115
Loans, net	280,677
Buildings, Furniture & Fixtures and Equipment	7,235
Goodwill	716
Core Deposit Intangible	3,322
Other Assets	6,950
Total assets acquired	389,065
Fair Value of deposits acquired:
Deposits	345,632
FHLB Advances	6,858
Other liabilities	2,843
Total liabilities assumed	355,333
Fair Value of net assets acquired		33,732
Preliminary pro forma goodwill		$26,268

THE FIRST BANCSHARES, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 5 — Pro Forma Adjustments
The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All adjustments are based on current assumptions and valuations, which are subject to change:
(1)
Adjustment reflects the preliminary fair value premium on time deposits which was calculated by discounting future contractual payments at a current market interest rate.

(2)
Adjustment reflects the deferred tax impact of fair value adjustments and CDI.

(3)
Adjustment reflects elimination of historical allowance for loan losses.

(4)
Adjustment reflects payment of cash consideration of  $24.0 million and transaction costs of $4.3 million plus receipt of  $55.4 million from the issuance of 2,012,500 shares.

(5)
Adjustment reflects estimated fair value discount due to credit worthiness.

(6)
Adjustment reflects estimated fair value of acquired core deposit intangible of  $3.3 million for Southwest and $1.8 million for Sunshine. The anticipated core deposit intangible will be calculated as the present value of the difference between a market participant’s cost of obtaining alternative funds and the cost to maintain the acquired deposit base. Deposit accounts that are evaluated as part of the core deposit intangible include demand deposit, money market and savings accounts.

(7)
Adjustment reflects an estimated fair value premium due to interest rates.

(8)
Adjustment reflects the issuance of 2,012,500 shares for a net of  $55.4 million in October 2017 plus the elimination of historical stockholder’s equity.

(9)
Adjustment reflects the excess of the purchase price over the estimated fair value of net assets acquired.

(10)
Adjustment reflects an expected fair value adjustment on other real estate owned as well as anticipated adjustment for employee stock ownership plan termination.

(11)
Adjustment reflects payment of cash consideration of  $6.9 to common shareholders and $1.3 million to option holders and transaction costs of  $5.5 million.

(12)
Adjustment reflects preliminary fair value of securities.

(13)
Interest income on loans was adjusted to reflect the anticipated difference between the contractual interest rate earned on loans and estimated discount accretion over the remaining life of the acquired loans based on current market yields for similar loans.

(14)
Interest expense on deposits was adjusted to reflect the anticipated amortization of the time deposit fair value premium over the remaining life of the deposits.

(15)
Adjustment to depreciation expense relating to the fair value of buildings over their estimated useful lives.

(16)
Adjustment reflects nonrecurring merger costs.

(17)
Adjustment reflects the anticipated amortization of core deposit intangible over an estimated ten-year useful life and calculated on a straight-line basis.

(18)
Adjustment reflects the tax impact of the pro forma acquisition accounting adjustments, as well as the tax impact due to the S Corp status of First Community Bank at effective tax rate.

UNAUDITED COMPARATIVE PER SHARE INFORMATION
The following table sets forth for First Bancshares, Sunshine and Southwest common stock certain historical, pro forma and pro forma equivalent per share financial information. The pro forma information for First Bancshares and Iberville presented below gives effect to the acquisition of Iberville as if that acquisition by First Bancshares had been effective on January 1, 2016 in the case of net income per common share and dividends declared per common share. Because the Iberville acquisition closed on January 1, 2017, the impact of this acquisition is included in book value per common share amount at September 30, 2017. The information presented below should be read together with the historical consolidated financial statements of First Bancshares, including the related notes, filed by First Bancshares with the SEC and incorporated by reference into this proxy statement/prospectus, and the historical consolidated financial statements of Sunshine and Southwest, including the related notes, respectively, included elsewhere in this proxy statement/prospectus.
The pro forma and pro forma equivalent per share information gives effect to the Sunshine and Southwest mergers as if the transactions had been effective on the date presented, in the case of book value data, and as if the transactions had been effective on January 1, 2016, in the case of the income and dividend data. The pro forma information in the table assumes that the mergers are accounted for under the acquisition method of accounting. This information is presented for illustrative purposes only. You should not rely on the pro forma combined or pro forma equivalent amounts as they are not necessarily indicative of the operating results or financial position that would have occurred if the mergers had been completed as of the dates indicated, nor are they necessarily indicative of the future operating results or financial position of the combined company. The pro forma information, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings, opportunities to earn additional revenue, the impact of restructuring and merger-related costs or other factors that may result as a consequence of the mergers and, accordingly, does not attempt to predict or suggest future results.
	First Bancshares Historical	First Bancshares and Iberville Pro Forma Combined(1)	Sunshine Historical	First Bancshares, Iberville, and Sunshine Pro Forma Combined(2)	Southwest Historical	First Bancshares, Iberville, Sunshine and Southwest Pro Forma Combined(3)	Sunshine Equivalent Pro Forma(4)
As of and for the year ended December 31, 2016
Income (loss) from continuing operations attributable to common shareholders per common share, basic	$1.78	$1.41	$0.12	$0.64	$51.13	$0.61	$0.57
Income (loss) from continuing operations attributable to common shareholders per common share, diluted	1.57	1.28	0.11	0.60	51.11	0.57	0.53
Cash dividends paid per common share	0.15	0.15	—	0.15	17.00	0.15	0.14
Book value per common share	17.19	19.15	21.02	19.56	471.49	20.75	19.29

	First Bancshares Historical	First Bancshares and Iberville Pro Forma Combined(1)	Sunshine Historical	First Bancshares, Iberville, and Sunshine Pro Forma Combined(2)	Southwest Historical	First Bancshares, Iberville, Sunshine and Southwest Pro Forma Combined(3)	Sunshine Equivalent Pro Forma(4)
As of and for the nine months ended September 30, 2017
Income (loss) from continuing operations attributable to common shareholders per common share, basic	0.90	0.90	0.45	0.26	41.98	0.21	0.20
Income (loss) from continuing operations attributable to common shareholders per common share, diluted	0.89	0.89	0.43	0.27	41.95	0.22	0.21
Cash dividends paid per common share	0.11	0.11	—	0.11	15.50	0.11	0.10
Book value per common share	18.24	18.24	21.58	20.29	516.27	21.34	19.85

(1)
The unaudited pro forma information for First Bancshares and Iberville gives effect to the acquisition of Iberville as if that acquisition had been effective on January 1, 2016 in the case of earnings per share and cash dividend data. Because the Iberville acquisition closed on January 1, 2017, the impact of this acquisition is included in book value per common share amounts at September 30, 2017. The unaudited pro forma information also gives effect to the issuance by First Bancshares of 2,012,500 shares common stock for net proceeds of  $55,444,375.

(2)
Pro forma combined amounts are calculated by adding together First Bancshares and Iberville pro forma combined amounts, together with the historical amounts as reported by Sunshine, adjusted for the estimated purchase accounting adjustments to be recorded in connection with the Sunshine merger and an estimated 716,750 shares of First Bancshares common stock to be issued in connection with the merger with Sunshine based on the terms of the merger agreement.

(3)
Pro forma combined amounts are calculated by adding together First Bancshares, Iberville and Sunshine pro forma combined amounts, together with the historical amounts as reported by Southwest, adjusted for the estimated purchase accounting adjustments to be recorded in connection with the Southwest Merger and an estimated 1,085,973 shares of First Bancshares common stock to be issued in connection with the Southwest Merger based on the terms of the Southwest Merger Agreement, assuming that the average closing price of First Bancshares common stock in calculating the stock consideration as of the effective time of the merger will be $33.15, the closing sale price of First Bancshares common stock on January 19, 2018.

(4)
The equivalent pro forma per share data for Sunshine is computed by multiplying First Bancshares, Iberville, Sunshine and Southwest pro forma combined amounts, as defined in (3) above, by 0.93.

COMPARATIVE MARKET PRICES AND DIVIDENDS
First Bancshares
First Bancshares’ common stock is listed on the NASDAQ Global Market under the symbol “FBMS.” Sunshine common stock is traded on the Over-the-Counter Electronic Bulletin Board, or OTCBB, under the symbol “SSNF.” As of  [•], 2018, the latest practicable date prior to this proxy statement/prospectus, there were approximately [•] holders of record of First Bancshares common stock. As of the record date for the Sunshine special meeting, there were approximately [•] holders of record. The following table sets forth the high and low reported intra-day sales prices per share of First Bancshares common stock and Sunshine common stock, and the cash dividends declared per share for the periods indicated.
	First Bancshares Common Stock						Sunshine Common Stock
	Sales Price				Dividends Declared Per Share		Sale Price				Dividends Declared Per Share
	High		Low				High		Low
2016
First Quarter		$18.50		$15.32		$0.0375		$19.30		$18.45	—
Second Quarter		$17.72		$15.50		$0.0375		$19.35		$19.01	—
Third Quarter		$19.55		$16.99		$0.0375		$20.05		$19.15	—
Fourth Quarter		$28.50		$17.10		$0.0375		$19.90		$18.60	—
2017
First Quarter		$30.80		$26.00		$0.0375		$20.50		$19.40	—
Second Quarter		$28.75		$26.75		$0.0375		$21.85		$20.30	—
Third Quarter		$30.85		$26.10		$0.0375		$22.75		$21.75	—
Fourth Quarter		$34.70		$27.99		$0.0375		$29.95		$22.20	—
2018
First Quarter (through [•], 2018)	$	[•]	$	[•]	$	[•]	$	[•]	$	[•]	[•]
On December 6, 2017, the last full trading day before the public announcement of the merger agreement, the closing sale price per share of First Bancshares common stock and Sunshine common stock was $33.35 and $22.25, respectively, and on [•], 2018, the latest practicable date before the date of this proxy statement/prospectus, the closing sale price per share of First Bancshares common stock and Sunshine common stock was $[•] and $[•], respectively.
Sunshine stockholders are advised to obtain current market quotations for First Bancshares common stock and Sunshine common stock. The market price of First Bancshares common stock will fluctuate between the date of this proxy statement/prospectus and the date of completion of the merger. No assurance can be given concerning the market price of First Bancshares common stock before or after the effective date of the merger. Changes in the market price of First Bancshares common stock prior to the completion of the merger will affect the market value of the merger consideration that Sunshine stockholders will receive.
Dividends
The principal sources of funds to First Bancshares to pay dividends are the dividends received from The First. Consequently, dividends are dependent upon The First’s earnings, capital needs, regulatory policies, as well as statutory and regulatory limitations. Federal and state banking laws and regulations restrict the amount of dividends and loans a bank may make to its parent company. Approval by First Bancshares’ regulators is required if the total of all dividends declared in any calendar year exceed the total of its net income for that year combined with its retained net income of the preceding two years. See “Description of Capital Stock — Common Stock — Dividends.”

Sunshine does not currently pay any dividends. Sunshine’s cash dividend payout policy, however, is continually reviewed by management and the Sunshine board of directors. The payment of dividends will depend upon a number of factors, including capital requirements, Sunshine’s and Sunshine Community’s financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. Future dividends are not guaranteed and will depend on Sunshine’s ability to pay them. No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in future periods. Sunshine’s future payment of dividends may depend, in part, upon receipt of dividends from Sunshine Community.
Federal and state regulations also restrict the ability of Sunshine Community to pay dividends and make other capital distributions to Sunshine. Generally, a Florida-chartered commercial bank that meets the capital conservation buffer requirement may make capital distributions during any calendar year equal to retained net profits of the previous two calendar years and the current year-to-date earnings. Sunshine and Sunshine Community must maintain a capital conservation buffer consisting of additional common equity tier 1 capital than 2.5% of risk-weighted assets above the required minimum levels in order to avoid limitations on paying dividends. In addition, under the terms of the Florida Office of Financial Regulations, or FOFR, approval of the conversion to a Florida-chartered commercial bank, Sunshine Community must obtain the prior approval of the FOFR before declaring any dividend during the three years following July 1, 2016. See “Business — How We Are Regulated — Limitations on Dividends and Other Capital Distributions” in Sunshine’s Form 10-K for the year ended December 31, 2016, a copy of which is included in Annex D to this proxy statement/prospectus.

RISK FACTORS
In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the section “Cautionary Statement Concerning Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote for the proposals presented in this proxy statement/prospectus. You should also consider the other information in this proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”
Risks Related to the Merger
Because of the fixed exchange ratio and the fluctuation of the market price of First Bancshares common stock, Sunshine stockholders will not know at the time of the special meeting the market value of the stock consideration they will receive.
Pursuant to the merger agreement, each outstanding share of Sunshine common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive, at the election of each Sunshine stockholder, either (i) $27.00 in cash, which we refer to as the cash consideration, or (ii) 0.93 of a share of First Bancshares’ common stock, which we refer to as to the stock consideration, provided that the total mix of merger consideration shall be fixed at 75% stock and 25% cash, and the exchange agent will make pro-rata adjustments to each Sunshine stockholder’s elections in order to preserve that mix of merger consideration.
The market value of the stock consideration may vary from the market value on the date Sunshine and First Bancshares announced the merger, on the date that this proxy statement/prospectus is mailed, on the date of the Sunshine special meeting and on the date the merger is completed and thereafter due to fluctuations in the market price of First Bancshares common stock. Any fluctuation in the market price of First Bancshares common stock after the date of this proxy statement/prospectus will change the value of the shares of First Bancshares common stock that Sunshine stockholders may receive. Stock price changes may result from a variety of factors that are beyond the control of First Bancshares and Sunshine, including but not limited to general market and economic conditions, changes in their respective businesses, operations and prospects and regulatory considerations. Therefore, at the time of the Sunshine special meeting, Sunshine stockholders will not know the precise market value of the stock consideration they may receive at the effective time of the merger. Sunshine stockholders should obtain current sale prices for shares of First Bancshares common stock and Sunshine common stock before voting their shares at the Sunshine special meeting.
The merger and related transactions are subject to approval by Sunshine stockholders.
The merger cannot be completed unless the Sunshine stockholders approve the merger by the affirmative vote of the holders of at least a majority of the outstanding shares of Sunshine’s common stock entitled to vote on the merger.
Failure to complete the merger could negatively affect the value of the shares and the future business and financial results of Sunshine.
If the merger is not completed, the ongoing business of Sunshine could be adversely affected and Sunshine will be subject to a variety of risks associated with the failure to complete the merger, including the following:
•
Sunshine being required, under certain circumstances, to pay to First Bancshares a termination fee equal to $1,200,000;

•
substantial costs incurred by Sunshine in connection with the proposed merger, such as legal, accounting, financial advisor, filing, printing and mailing fees;

•
the loss of key employees and customers;

•
the disruption of operations and business;

•
deposit attrition, customer loss and revenue loss;

•
unexpected problems with costs, operations, personnel, technology and credit;

•
diversion of management focus and resources from operational matters and other strategic opportunities while working to implement the merger; and

•
reputational harm due to the adverse perception of any failure to successfully complete the merger.

If the merger is not completed, these risks could materially affect the business, financial results and the value of Sunshine common stock.
Sunshine will be subject to business uncertainties and contractual restrictions while the merger is pending.
Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Sunshine. These uncertainties may impair Sunshine’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with Sunshine to seek to change existing business relationships with Sunshine. Retention of certain employees by Sunshine may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with Sunshine or First Bancshares. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with Sunshine or First Bancshares, Sunshine’s business or the business assumed by First Bancshares following the merger could be harmed. In addition, Sunshine has agreed to certain contractual restrictions on the operation of its business prior to closing. See “The Merger Agreement — Covenants and Agreements” for a description of the restrictive covenants applicable to Sunshine.
The merger agreement limits Sunshine’s ability to pursue an alternative acquisition proposal and requires Sunshine to pay a termination fee of  $1,200,000 under limited circumstances relating to alternative acquisition proposals.
Under the merger agreement, Sunshine has agreed not to initiate, solicit, induce or knowingly encourage, or take any action to facilitate any alternative business combination transaction or, subject to certain exceptions, participate in discussions or negotiations regarding, or furnish any non-public information relating to, any alternative business combination transaction. See “The Merger Agreement — No Solicitation” on page 91. The merger agreement also provides for Sunshine to pay to First Bancshares a termination fee in the amount of  $1,200,000 in the event that the merger agreement is terminated for certain reasons. See “The Merger Agreement — Termination Fee” on page 95. These provisions could discourage a potential competing acquirer that might have an interest in acquiring Sunshine from considering or making a competing acquisition proposal, even if the potential competing acquirer was prepared to pay consideration with a higher per share cash value than the market value proposed to be received or realized in the merger, or might result in a potential competing acquirer proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances under the merger agreement.
The merger agreement contains provisions granting both Sunshine and First Bancshares the right to terminate the merger agreement in certain circumstances.
The merger agreement contains certain termination rights, including the right, subject to certain exceptions, of either party to terminate the merger agreement if the merger is not completed on or prior to May 31, 2018 (subject to automatic extension to August 31, 2018 if the only outstanding condition to closing is the receipt of regulatory approvals), and the right of Sunshine to terminate the merger agreement, subject to certain conditions, if the average closing price of First Bancshares common stock over a specified period prior to completion of the merger decreases below certain specified thresholds, or to accept a business combination transaction deemed to be superior to the merger by the Sunshine board of directors. If the merger is not completed, the ongoing business of Sunshine could be adversely affected and Sunshine will be subject to several risks, including the risks described elsewhere in this “Risk Factors” section
The merger is subject to a number of conditions which, if not satisfied or waived in a timely manner, would delay the merger or adversely impact the companies’ ability to complete the transactions.
The completion of the merger is subject to certain conditions, including, among others, the (1) approval of the merger by the holders of at least a majority of the outstanding shares of Sunshine common stock entitled to vote; (2) the receipt of all required regulatory approvals for the merger, without the imposition of any material on-going conditions or restrictions, and the expiration of all regulatory waiting periods; (3) the absence of any legal restraint (such as an injunction or restraining order) that would prevent the consummation of the merger; (4) the effectiveness of the registration statement of which this proxy statement/prospectus forms a part; (5) each party’s receipt of a tax opinion from its respective outside legal counsel, dated the closing date of the merger, confirming the tax-free treatment of the merger for U.S. federal income tax purposes; (6) the absence of more than 12.5% of the outstanding shares of Sunshine’s common stock exercising (or being entitled to exercise) their dissenters’ rights; (7) the Plan of Bank Merger in the form attached as Exhibit B to the merger agreement attached as Annex A to this document being executed and delivered; (8) the absence of the occurrence of a material adverse effect on Sunshine or First Bancshares; and (9) other customary closing conditions set forth in the merger agreement. See “The Merger Agreement — Conditions to Completion of the Merger” on page 93. While it is currently anticipated that the merger will be completed during the second quarter of 2018, there can be no assurance that such conditions will be satisfied in a timely manner or at all, or that an effect, event, development or change will not transpire that could delay or prevent these conditions from being satisfied. Accordingly, there can be no guarantee with respect to the timing of the closing of the merger, whether the merger will be completed at all and when Sunshine stockholders would receive the merger consideration, if at all.
First Bancshares and Sunshine may waive one or more of the conditions to the merger without re-soliciting stockholder approval for the merger.
Each of the conditions to the obligations of First Bancshares and Sunshine to complete the merger may be waived, in whole or in part, to the extent permitted by applicable law, by agreement of First Bancshares and Sunshine, if the condition is a condition to both parties’ obligation to complete the merger, or by the party for which such condition is a condition of its obligation to complete the merger. The boards of directors of First Bancshares and Sunshine may evaluate the materiality of any such waiver to determine whether amendment of this proxy statement/prospectus and re-solicitation of proxies are necessary. First Bancshares and Sunshine, however, generally do not expect any such waiver to be significant enough to require re-solicitation of stockholders. In the event that any such waiver is not determined to be significant enough to require re-solicitation of stockholders, the companies will have the discretion to complete the merger without seeking further stockholder approval.
Regulatory approvals may not be received, may take longer than expected or impose conditions that are not presently anticipated.
Before the transactions contemplated by the merger agreement may be completed, approvals must be obtained from various regulatory authorities, which include the Federal Reserve Board, the OCC, and other securities and regulatory authorities. These governmental entities may request additional information or materials regarding the regulatory applications and notices submitted by First Bancshares and Sunshine, or may impose conditions on the granting of such approvals. Such conditions or changes and the process of obtaining regulatory approvals could have the effect of delaying the completion of the merger or of imposing additional costs or limitations on the combined company following the merger. The regulatory approvals may not be received at all, may not be received in a timely fashion, and may contain conditions on the completion of the merger that are not anticipated or cannot be met. There can be no assurance as to whether these and other regulatory approvals will be received, the timing of those approvals, or whether any conditions will be imposed. See “The Merger — Regulatory Approvals Required for the Merger” on page 69.
The directors and executive officers of Sunshine have interests in seeing the merger completed that are different from, or in addition to, those of the other Sunshine stockholders.
The directors and executive officers of Sunshine have arrangements that provide them with interests in the merger that are different from, or in addition to, those of the stockholders of Sunshine generally. These interests and arrangements may create potential conflicts of interest and may influence or may have influenced the directors and executive officers of Sunshine to support or approve the merger. See “The Merger — Interests of Sunshine’s Directors and Executive Officers in the Merger” beginning on page 63.

The opinion of Sunshine’s financial advisor does not reflect changes in circumstances between the date of the signing of the merger agreement and the completion of the merger.
Sunshine’s board of directors received an opinion from its financial advisor as to the fairness of the merger consideration from a financial point of view as of the date of such opinion. Subsequent changes in the operation and prospects of Sunshine or First Bancshares, general market and economic conditions and other factors that may be beyond the control of Sunshine or First Bancshares, may significantly alter the value of Sunshine or First Bancshares or the price of the shares of First Bancshares common stock by the time the merger is completed. The opinion does not address the fairness of the merger consideration from a financial point of view at the time the merger is completed, or as of any other date other than the date of such opinion. The opinion of Sunshine’s financial advisor is attached as Annex B to this proxy statement/prospectus. For a description of the opinion, see “The Merger — Opinion of Sunshine’s Financial Advisor” on page 54.
The merger may be completed even though First Bancshares or Sunshine experiences adverse changes in its business.
In general, either First Bancshares or Sunshine may refuse to complete the merger if the other party suffers a material adverse effect on its business prior to the closing of the merger. However, certain types of changes or occurrences with respect to First Bancshares or Sunshine would not prevent the merger from going forward, even if the change or occurrence would have adverse effects on First Bancshares or Sunshine, including the following:
•
changes in laws and regulations affecting financial institutions and their holding companies generally, or interpretations thereof by courts or governmental entities, if such changes do not have a disproportionate impact on the affected company;

•
changes in GAAP or regulatory accounting requirements generally applicable to financial institutions and their holding companies, if such changes do not have a disproportionate impact on the affected company;

•
changes in global, national or regional political conditions including the outbreak of war or acts of terrorism, or in economic or market conditions affecting the financial services industry generally, if such changes do not have a disproportionate impact on the affected company;

•
changes or effects from the announcement of the merger agreement and the transactions contemplated thereby, and compliance by the parties with the merger agreement on the business, financial condition or results of operations of the parties;

•
any failure by Sunshine of First Bancshares to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (but not including the underlying causes thereof);

•
a decline in the trading price or trading volume of First Bancshares common stock; however, Sunshine may terminate the merger agreement if  (i) the average closing price of First Bancshares common stock during a specified period prior to closing is less than $25.52 and (ii) First Bancshares’ common stock underperforms the KBW Regional Banking Index by more than 20%, unless First Bancshares elects to make a compensating adjustment to the exchange ratio; and

•
the impact of the merger agreement and the transactions contemplated thereby on relationships with customers or employees, including the loss of personnel subsequent to the date of the merger agreement.

Litigation in transactions of this type are sometimes filed against the board of directors of either party that could prevent or delay the completion of the merger or result in the payment of damages following completion of the merger.
In connection with the merger, it is possible that Sunshine stockholders may file putative class action lawsuits against the boards of directors of First Bancshares and/or Sunshine. Among other remedies, these stockholders could seek to enjoin the merger. The outcome of any such litigation would be uncertain. If a dismissal is not granted or a settlement is not reached, such potential lawsuits could prevent or delay completion of the merger and result in substantial costs to First Bancshares and Sunshine. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is consummated may adversely affect the combined company’s business, financial condition, results of operations, cash flows and market price.
Risks Related to the Combined Company Following the Merger
The combined company expects to incur substantial expenses related to the merger.
The combined company expects to incur substantial expenses in connection with completing the merger and integrating the business and operations of Sunshine and First Bancshares. Although First Bancshares and Sunshine have assumed that a certain level of transaction and integration expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of their integration expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. As a result, the transaction and integration expenses associated with the merger could, particularly in the near term, exceed the savings that the combined company expects to achieve from the integration of the businesses following the completion of the merger.
Following the merger, the combined company may be unable to integrate Sunshine’s business with First Bancshares successfully and realize the anticipated synergies and other benefits of the merger or do so within the anticipated timeframe.
The merger involves the combination of two companies that currently operate as independent companies, as well as the companies’ subsidiaries. Although the combined company is expected to benefit from certain synergies, including cost savings, the combined company may encounter potential difficulties in the integration process, including:
•
the inability to successfully combine Sunshine’s business with First Bancshares in a manner that permits the combined company to achieve the cost savings anticipated to result from the merger, which would result in the anticipated benefits of the merger not being realized in the timeframe currently anticipated or at all;

•
the risk of not realizing all of the anticipated operational efficiencies or other anticipated strategic and financial benefits of the merger within the expected timeframe or at all;

•
potential unknown liabilities and unforeseen increased expenses, delays or regulatory conditions associated with the merger; and

•
performance shortfalls as a result of the diversion of management’s attention caused by completing the merger and integrating the companies’ operations.

For all these reasons, you should be aware that it is possible that the integration process could result in the distraction of the combined company’s management, the disruption of the combined company’s ongoing business or inconsistencies in the combined company’s operations, any of which could adversely affect the ability of the combined company to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger, or could otherwise adversely affect the business and financial results of the combined company.
Following the merger, the combined company may be unable to retain key employees.
The success of the combined company after the merger will depend in part upon its ability to retain key employees. Simultaneous with the execution of the merger agreement, First Bancshares entered into employment agreements with certain key employees of Sunshine, the effectiveness of which is conditioned upon the completion of the merger. However, key employees may depart either before or after the merger because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the combined company following the merger. Accordingly, no assurance can be given that Sunshine or First Bancshares or, following the merger, the combined company will be able to retain key employees.

There is no assurance that First Bancshares will complete the Southwest merger transaction.
Like the merger transaction with Sunshine, First Bancshares merger with Southwest is subject to customary conditions to closing, including the receipt of required regulatory approvals and the approval of Southwest stockholders. If any conditions to the Southwest merger are not satisfied or waived, to the extent permitted by law, the merger will not be completed. In addition, First Bancshares and Southwest may terminate the Southwest merger agreement under certain circumstances even if the Southwest merger agreement is approved by Southwest stockholders. If First Bancshares and Southwest do not complete the merger, First Bancshares would not realize any of the expected benefits of having completed the merger. Accordingly, there is no assurance that the Southwest merger will be consummated, or if it is, the timing for its completion.
The voting power of Sunshine stockholders will be diluted by the merger.
The merger will result in Sunshine stockholders having an ownership stake in the combined company that is smaller than their current stake in Sunshine. Upon completion of First Bancshares’ merger with Sunshine, we estimate that Sunshine stockholders will own approximately [•]% of the issued and outstanding shares of common stock of the combined company. In addition, assuming that First Bancshares’ merger with Sunshine will be completed subsequent to First Bancshares’ merger with Southwest, and assuming that the average closing of price of First Bancshares common stock in calculating the stock consideration for the merger with Southwest will be $[•], the closing sale price of First Bancshares common stock on [•], 2018, we estimate that upon completion of First Bancshares’ merger with Southwest and Sunshine, continuing First Bancshares shareholders will own approximately [•]% of the issued and outstanding shares of common stock of the combined company, and former Sunshine stockholders will own approximately [•]% of the issued and outstanding shares of common stock of the combined company. Consequently, Sunshine stockholders, as a general matter, will have less influence over the management and policies of the combined company after the effective time of the merger than they currently exercise over the management and policies of Sunshine.
Future capital needs could result in dilution of stockholder investment.
First Bancshares’ board of directors may determine from time to time there is a need to obtain additional capital through the issuance of additional shares of its common stock or other securities. These issuances would dilute the ownership interests of its shareholders and may dilute the per share book value of First Bancshares’ common stock. New investors may also have rights, preferences and privileges senior to First Bancshares’ shareholders which may adversely impact its shareholders.
The unaudited pro forma combined consolidated financial information included elsewhere in this proxy statement/prospectus may not be representative of the combined company’s results after the merger with Sunshine and Southwest, and accordingly, you have limited financial information on which to evaluate the combined company.
The unaudited pro forma combined consolidated financial information included elsewhere in this proxy statement/prospectus has been presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that actually would have occurred had the mergers with Sunshine and Southwest been completed as of the date indicated, nor is it indicative of the future operating results or financial position of the combined company. The unaudited pro forma combined consolidated financial information presented elsewhere in this proxy statement/prospectus does not reflect future events that may occur after the mergers. Such information is based in part on certain assumptions regarding the transactions contemplated by (1) the Sunshine merger and the transactions relating thereto that First Bancshares believes are reasonable, as well as (2) the Southwest merger and the transactions relating thereto that First Bancshares believes are reasonable. Therefore, First Bancshares and Sunshine cannot assure you that the assumptions will prove to be accurate over time. For more information, see “Unaudited Pro Forma Combined Consolidated Financial Information.”
Risks Related to an Investment in the Combined Company’s Common Stock
The market price of the shares of common stock of the combined company may be affected by factors different from those affecting the price of shares of First Bancshares common stock before the merger.
The results of operations of the combined company, as well as the market price of shares of the common stock of the combined company after the merger, may be affected by factors in addition to those currently affecting First Bancshares’ or Sunshine’s results of operations and the market prices of shares of First Bancshares common stock. Accordingly, the historical financial results of First Bancshares and Sunshine and the historical market prices of shares of First Bancshares common stock may not be indicative of these matters for the combined company after the merger. For a discussion of the businesses of First Bancshares and Sunshine and certain risks to consider in connection with evaluating the proposals to be considered at the Sunshine special meeting, see the documents incorporated by reference by First Bancshares into this proxy statement/prospectus referred to under “Where You Can Find More Information” beginning on page 118 and the information contained in Sunshine’s historical consolidated financial statements and notes thereto and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Sunshine’s Form 10-K for the year ended December 31, 2016 and Form 10-Q for the nine months ended September 30, 2017, copies of which are included in Annex D and Annex E to this proxy statement/prospectus, respectively.
The market price of the combined company’s common stock may decline as a result of the merger.
The market price of the combined company’s common stock may decline as a result of the merger if the combined company does not achieve the perceived benefits of the merger or the effect of the merger on the combined company’s financial results is not consistent with the expectations of financial or industry analysts. In addition, upon completion of the merger, First Bancshares and Sunshine stockholders will own interests in a combined company operating an expanded business with a different mix of assets, risks and liabilities. Current First Bancshares and Sunshine stockholders may not wish to continue to invest in the combined company, or for other reasons may wish to dispose of some or all of their shares of the combined company.
After the merger is completed, Sunshine stockholders who receive shares of First Bancshares common stock in the merger will have different rights that may be less favorable than their current rights as Sunshine stockholders.
After the closing of the merger, Sunshine stockholders who receive shares of First Bancshares common stock in the merger will have different rights than they currently have as Sunshine stockholders, which may be less favorable than their current rights as Sunshine stockholders. For a detailed discussion of the significant differences between the current rights of a stockholder of Sunshine and the rights of a shareholder of the combined company following the merger, see “Comparison of Rights of First Bancshares Shareholders and Sunshine Stockholders” beginning on page 104.
Risks Related to Tax
The merger may have adverse tax consequences.
Each of First Bancshares and Sunshine expects that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and they will receive a legal opinion to that effect. A legal opinion represents the judgment of counsel rendering the opinion and is not binding on the Internal Revenue Service or the courts. If the merger were to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code, then each U.S. holder of Sunshine common stock generally would recognize gain or loss, as applicable, equal to the difference between (1) the sum of the fair market value of the shares of First Bancshares common stock received by such U.S. holder in the merger and the amount of cash received by such U.S. holder in the merger and (2) its adjusted tax basis in the shares of Sunshine common stock surrendered in exchange therefor. See “The Merger — Material U.S. Federal Income Tax Considerations” beginning on page 70.
Risks Related to First Bancshares’ Business
There are certain risks relating to First Bancshares’ business.
You should read and consider risk factors specific to First Bancshares’ business that will also affect the combined company after the merger. These risks are described in the section entitled “Risk Factors” in First Bancshares’ Annual Report on Form 10-K for the year ended December 31, 2016 and in other documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” on page 118 for the location of information incorporated by reference into this proxy statement/prospectus.

THE SUNSHINE SPECIAL MEETING
This proxy statement/prospectus is being provided to the holders of Sunshine common stock as part of a solicitation of proxies by the Sunshine board of directors for use at the Sunshine special meeting to be held at the time and place specified below and at any properly convened meeting following an adjournment thereof. This proxy statement/prospectus provides the holders of Sunshine common stock with information they need to know to be able to vote or instruct their vote to be cast at the Sunshine special meeting.
General
Sunshine is furnishing this proxy statement/prospectus to the holders of Sunshine common stock as of the record date for use at Sunshine’s special meeting and any adjournment or postponement of its special meeting.
Date, Time and Place
The Sunshine special meeting will be held at Sunshine’s executive offices located at 1400 East Park Avenue, Tallahassee, Florida, on [•], 2018, at [•] [a.m./p.m.], Eastern Time, subject to any adjournment or postponement thereof.
Purpose of the Sunshine Special Meeting
At the Sunshine special meeting, Sunshine stockholders will be asked to consider and vote on the following:
•
Proposal One:   The Merger Proposal — To approve the merger, which we refer to as the merger proposal;

•
Proposal Two:   The Compensation Proposal — To approve, in a non-binding advisory vote, certain compensation that may become payable to Sunshine’s named executive officers in connection with the merger; and

•
Proposal Three:   The Adjournment Proposal — To approve the adjournment of the Sunshine special meeting to a later date or dates, if the Sunshine board of directors determines it is necessary, among other things, to permit solicitation of additional proxies if there are not sufficient votes at the time of the Sunshine special meeting to approve the merger proposal.

Completion of the merger is conditioned on, among other things, the approval of the merger by the Sunshine stockholders.
No other matter can be brought up or voted upon at the Sunshine special meeting.
Proposal One: Merger Proposal
Sunshine is asking its stockholders to approve the merger proposal. After careful consideration, Sunshine’s board of directors determined that the merger, the merger agreement and the transactions contemplated thereby, including the merger, were advisable and in the best interests of Sunshine and Sunshine’s stockholders.
Sunshine stockholders should carefully read this document in its entirety, including the annexes and the documents incorporated by reference, for more detailed information concerning the merger agreement and the merger. For a detailed discussion of the merger, including the terms and conditions of the merger agreement, see “The Merger Agreement,” beginning on page 79. In addition, Sunshine stockholders are directed to the merger agreement, a copy of which is attached as Annex A to this document and incorporated in this document by reference.
Proposal Two: Compensation Proposal
Section 14A of the Securities and Exchange Act of 1934, as amended, or the Exchange Act, requires Sunshine to seek a non-binding advisory vote from its stockholders to approve certain golden parachute compensation that its named executive officers may be eligible to receive from Sunshine in connection with the merger.

Golden Parachute Compensation Subject to the Advisory Vote
The following table and the related footnotes present information about compensation payable by Sunshine to Sunshine’s “named executive officers,” as determined for purposes of Sunshine’s most recent Annual Report on Form 10-K, that is based on or otherwise relates to the merger, assuming the merger occurs on March 31, 2018 (which is the earliest date that we expect the merger to close, with the actual closing date more likely to be in the second quarter of 2018).
Golden Parachute Compensation
Name	Cash ($)	Equity ($)(3)	Pension/ NQDC ($)	Perquisites/ benefits ($)(4)	Tax reimbursement ($)(5)	Other ($)	Total ($)(6)(7)
Louis O. Davis, Jr.	$972,581(1)	$28,694	—	$41,674	—	—	$1,042,949
Brian Baggett	324,104(2)	28,694	—	—	—	—	352,798
Scott Swain	268,800(2)	28,694	—	—	—	—	297,494

(1)
Reflects estimated cash severance payable to Mr. Davis (i) in the event his employment is terminated for any reason other than cause, death, or disability, or if he terminates his employment for good reason (double-trigger), pursuant to his employment agreement, and (ii) in the event he incurs an involuntary termination, pursuant to his change of control agreement (double-trigger). The estimated severance payable pursuant to his employment agreement ($360,528) is payable in equal installments through December 31, 2019, the last day of the term of the employment agreement, and the severance payable pursuant to his change of control agreement ($612,053) is payable in a lump sum upon termination except that $225,000 of the severance payable under his change of control agreement was paid in December 2017. While Mr. Davis’ change of control agreement provides that severance and other payments will be reduced as much as necessary to ensure that no amounts payable to him will be considered excess parachute payments under Code Section 280G, no such reduction is expected to be triggered. See “The Merger — Interests of Sunshine’s Directors and Executive Officers in the Merger” below. As previously disclosed by Sunshine, as part of tax planning to enable Mr. Davis to obtain the full amounts available to him under his employment and change of control agreements, Sunshine prepaid in 2017 $225,000 that would otherwise be payable to him under his change of control agreement at the closing of the merger. The amount of the prepaid severance is not subject to repayment to Sunshine if the transaction is not completed for any reason and such prepayment is deemed to be a single-trigger payment.

(2)
Reflects estimated cash severance payable to Mr. Baggett ($324,104) and Mr. Swain ($268,800) pursuant to their change of control agreements upon an involuntary termination (double-trigger), which severance will be paid in a lump sum upon termination.

(3)
Reflects the value of single-trigger accelerated vesting of restricted share awards that will become fully-vested on the closing date of the merger, based on the $28.694 average per share closing price of the Sunshine common stock for the first five trading days following the first public announcement of the merger. The value of the stock consideration may be higher or lower at the time of closing than the above average price, and the cash consideration is fixed at $27.00 per share.

(4)
Represents the value of disability and life insurance premiums ($19,040) for the remaining term of Mr. Davis’ employment agreement and the estimated value of employer contributions to the Sunshine Employee Stock Ownership Plan ($22,634) that would have been made during the remaining term of Mr. Davis’ employment agreement. These double-trigger benefits will be paid in equal monthly cash installments over the remaining term of Mr. Davis’ employment agreement.

(5)
Sunshine’s named executive officers will not receive tax reimbursements in connection with the merger.

(6)
Amounts listed in this column are subject to reduction in connection with Section 280G of the Code although no such reduction is expected to be triggered.

(7)
The following table quantifies, for each named executive officer, the portion of the total estimated amount of golden parachute compensation that is payable in connection with the merger and not conditioned on a termination of employment, referred to as “single trigger,” and the portion of the total amount of golden parachute compensation that is payable only after both consummation of the merger and a termination of the named executive officer’s employment, referred to as “double trigger”:

Name	Single-Trigger ($)	Double-Trigger ($)
Louis O. Davis, Jr.	$253,694	$789,255
Brian Baggett	28,694	324,104
Scott Swain	28,694	268,800
Proposal Three: Adjournment Proposal
If, at the Sunshine special meeting, the number of shares of Sunshine common stock present or represented and voting in favor of the merger proposal is insufficient to approve the merger proposal, Sunshine may move to adjourn the Sunshine special meeting in order to enable the Sunshine board of directors to solicit additional proxies for approval of the merger proposal. In that event, Sunshine’s stockholders will be asked to vote upon the adjournment proposal and not the merger proposal.
In the adjournment proposal, Sunshine is asking its stockholders to authorize the holder of any proxy solicited by its board of directors to vote in favor of granting discretionary authority to the Sunshine board of directors to adjourn the Sunshine special meeting to another time and place for the purpose of soliciting additional proxies. If Sunshine’s stockholders approve the adjournment proposal, Sunshine could adjourn the Sunshine special meeting and any adjourned session of the Sunshine special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Sunshine stockholders who have previously voted.
Recommendation of the Sunshine Board of Directors
On December 6, 2017, the Sunshine board of directors unanimously determined that the merger and the other transactions contemplated by the merger agreement are in the best interests of Sunshine and its stockholders and it approved the merger agreement, the merger and the other transactions contemplated by the merger agreement.
Accordingly, the Sunshine board of directors unanimously recommends that Sunshine stockholders vote as follows:
•
“FOR” Proposal One approving the merger;

•
“FOR” Proposal Two approving, in a non-binding advisory vote, certain compensation that may become payable to Sunshine’s named executive officers in connection with the merger; and

•
“FOR” Proposal Three approving the adjournment of the Sunshine special meeting if necessary to permit solicitation of additional proxies.

Holders of Sunshine common stock should carefully read this proxy statement/prospectus, including any documents incorporated by reference, and the annexes in their entirety for more detailed information concerning the merger agreement, merger and the other transactions contemplated by the merger agreement.
Record Date; Stockholders Entitled to Vote
The record date for the Sunshine special meeting is [•], 2018, which we refer to herein as the Sunshine record date. Only record holders of shares of Sunshine common stock as of the close of business (5:00 p.m. Eastern Time), on the Sunshine record date are entitled to notice of, and to vote at, the Sunshine special meeting or any adjournment thereof. At the close of business on the Sunshine record date, the only outstanding securities of Sunshine with a right to vote on the proposals were Sunshine common stock, with [•] shares of Sunshine common stock issued and outstanding. Each share of Sunshine common stock outstanding on the Sunshine record date is entitled to one vote on each proposal, provided, however, that pursuant to the Sunshine Articles, no stockholder who beneficially owns more than 10.0% of the shares of Sunshine common stock outstanding as of that date may vote shares in excess of this limit.
Quorum and Adjournment
No business may be transacted at the Sunshine special meeting unless a quorum is present. Holders representing at least a majority of the shares of Sunshine common stock entitled to vote at the Sunshine special meeting must be present, in person or represented by proxy, to constitute a quorum.
Approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast on the matter. No notice of an adjourned Sunshine special meeting need be given if the new date, time and place are announced at the special meeting before adjournment, and no new record date is required to be set. If the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting, a new record date must be set and a new notice must be given to the stockholders as of the new record date. At any adjourned Sunshine special meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the Sunshine special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the adjourned Sunshine special meeting.
All shares of Sunshine common stock represented at the Sunshine special meeting, including shares that are represented but that vote to abstain and broker non-votes, will be treated as present for purposes of determining the presence or absence of a quorum.
Vote Required for Approval; Abstentions; Failure to Vote
The required votes to approve the Sunshine proposals are as follows:
Proposal One: The Merger Proposal — Approving the merger proposal requires the affirmative vote of at a majority of the issued and outstanding shares of Sunshine common stock entitled to vote at the Sunshine special meeting. Failure to vote, broker non-votes and abstentions will have the same effect as a vote AGAINST this proposal.
Proposal Two: The Compensation Proposal — Approving the compensation proposal requires the affirmative vote of a majority of the votes cast on the matter. Failure to vote, broker non-votes and abstentions will have no effect on this proposal.
Proposal Two: The Adjournment Proposal — Approving the adjournment proposal requires the affirmative vote of a majority of the votes cast on the matter. Failure to vote, broker non-votes and abstentions will have no effect on this proposal.
If you sign your proxy but do not indicate your vote, your proxy will be voted FOR each proposal.
Voting by Sunshine Directors and Executive Officers
At the close of business on the Sunshine record date, Sunshine directors and executive officers and their affiliates were entitled to vote [•] shares of Sunshine common stock, or approximately [•]% of the shares of Sunshine common stock outstanding on that date. Sunshine expects that its directors and executive officers and their affiliates will vote their shares in favor of both of the Sunshine proposals.
Sunshine Common Stock Subject to Voting Agreements
All directors of Sunshine and Sunshine Community, solely in their capacity as stockholders of Sunshine, as well as certain stockholders of Sunshine have entered into voting agreements with First Bancshares pursuant to which they have agreed to vote their shares of Sunshine common stock in favor of the approval of the merger agreement and the merger and against the approval or adoption of any proposal made in opposition to the merger. As of the Sunshine record date, [•] shares of Sunshine common stock, or approximately [•]% of the outstanding shares of Sunshine common stock entitled to vote at the Sunshine special meeting, are bound by the voting agreements.

Voting on Proxies by Holders of Record; Incomplete Proxies
If you were a record holder of Sunshine common stock at the close of business on the Sunshine record date, a proxy card is enclosed for your use. Sunshine requests that you vote your shares as promptly as possible by submitting your Sunshine proxy card by mail using the enclosed return envelope. If you are a registered stockholder, you may also vote via the Internet or telephone by following the instructions on the proxy card. When the accompanying proxy card is returned properly executed or if you voted via the Internet or telephone, the shares of Sunshine common stock represented by it will be voted at the Sunshine special meeting or any adjournment thereof in accordance with the instructions contained in the proxy card.
If a record holder returns an executed proxy card without an indication as to how the shares of Sunshine common stock represented by it are to be voted with regard to a particular proposal, the shares of Sunshine common stock represented by the proxy will be voted in accordance with the recommendation of the Sunshine board of directors and, therefore, such shares will be voted:
•
“FOR” Proposal One approving the merger;

•
“FOR” Proposal Two approving the compensation proposal; and

•
“FOR” Proposal Three approving the adjournment of the Sunshine special meeting, if necessary to permit solicitation of additional proxies.

At the date hereof, the Sunshine board of directors has no knowledge of any business that will be presented for consideration at the Sunshine special meeting and that would be required to be set forth in this proxy statement/prospectus or the related proxy card other than the matters set forth in Sunshine’s Notice of Special Meeting of Stockholders.
Your vote is important. Accordingly, if you were a record holder of Sunshine common stock on the Sunshine record date, please sign and return the enclosed proxy card or vote via the Internet or telephone whether or not you plan to attend the Sunshine special meeting in person.
Shares Held in “Street Name;” Broker Non-Votes
Banks, brokers and other nominees who hold shares of Sunshine common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine,” without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker, bank or other nominee that are represented at the Sunshine special meeting, but with respect to which the broker or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. The merger proposal, the compensation proposal and the adjournment proposal are non-routine matters. Accordingly, if your broker, bank or other nominee holds your shares of Sunshine common stock in “street name,” your broker, bank or other nominee will vote your shares of Sunshine common stock with respect to the merger proposal, the compensation proposal and the adjournment proposal only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker, bank or other nominee with this proxy statement/prospectus.
Revocability of Proxies and Changes to a Sunshine Stockholder’s Vote
A Sunshine stockholder entitled to vote at the Sunshine special meeting may revoke a proxy at any time before such time that the proxy card for any such holders of Sunshine common stock must be received at the Sunshine special meeting by taking any of the following actions:
•
delivering written notice of revocation to Brian P. Baggett, Corporate Secretary, Sunshine Financial, Inc., 1400 East Park Avenue, Tallahassee, Florida 32301;

•
delivering a proxy card bearing a later date than the proxy that such stockholder desires to revoke;

•
voting by telephone or on the Internet (your latest telephone or Internet vote will be counted); or

•
attending the Sunshine special meeting and voting in person.

Merely attending the Sunshine special meeting will not, by itself, revoke your proxy; a Sunshine stockholder must cast a subsequent vote at the Sunshine special meeting using forms provided for that purpose. The last valid vote that Sunshine receives before the polls close at the Sunshine special meeting is the vote that will be counted.
If you hold your shares in “street name” through a bank, broker or other nominee (referred to in this proxy statement/prospectus as a “beneficial owner”), you must contact such bank, broker or nominee if you desire to revoke your proxy as described above.
Solicitation of Proxies
The Sunshine board of directors is soliciting proxies for the Sunshine special meeting from holders of its Sunshine common stock entitled to vote at the Sunshine special meeting. In accordance with the merger agreement, Sunshine will pay its own cost of soliciting proxies from its stockholders, including the cost of mailing this proxy statement/prospectus. In addition to solicitation of proxies by mail, proxies may be solicited by Sunshine’s officers, directors and regular employees, without additional remuneration, by personal interview, telephone or other means of communication. Sunshine has engaged [•] to assist in the solicitation of proxies and to provide related advice and informational support for a service fee and the reimbursement of customary disbursements, which are not expected to exceed $[•] in the aggregate.
Sunshine will make arrangements with brokerage houses, custodians, nominees and fiduciaries to forward proxy solicitation materials to beneficial owners of Sunshine common stock. Sunshine may reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding the proxy materials.
Attending the Sunshine Special Meeting; Voting in Person
Only record holders of Sunshine common stock on the record date, their duly appointed proxies, and invited guests may attend the Sunshine special meeting. However, only holders of Sunshine common stock will be entitled to vote. All attendees must present government-issued photo identification (such as a driver’s license or passport) for admittance. The additional items, if any that attendees must bring to gain admittance to the Sunshine special meeting depend on whether they are stockholders of record or proxy holders. A Sunshine stockholder who holds shares of Sunshine common stock directly registered in such stockholder’s name who desires to attend the Sunshine special meeting in person need only bring government-issued photo identification.
A stockholder who holds shares in “street name” through a broker, bank, trustee or other nominee who desires to attend the Sunshine special meeting in person must bring proof of beneficial ownership as of the record date, such as a letter from the broker, bank, trustee or other nominee that is the record owner of such beneficial owner’s shares, a brokerage account statement or the voting instruction form provided by the broker.
A person who holds a validly executed proxy entitling such person to vote on behalf of a record owner of Sunshine common stock who desires to attend the Sunshine special meeting in person must also bring the validly executed proxy naming such person as the proxy holder, signed by the Sunshine stockholder of record, and proof of the signing stockholder’s record ownership as of the record date.
No cameras, recording equipment or other electronic devices will be allowed in the meeting room. Failure to provide the requested documents at the door or failure to comply with the procedures for the Sunshine special meeting may prevent Sunshine stockholders from being admitted to the Sunshine special meeting.
Assistance
If you need assistance in completing your proxy card, have questions regarding the Sunshine special meeting or would like additional copies of this proxy statement/prospectus, please contact Brian P. Baggett, Corporate Secretary, at (850) 219-7200.

THE MERGER
The following discussion contains certain information about the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement attached as Annex A to this proxy statement/prospectus. We urge you to read carefully this entire proxy statement/prospectus, including the merger agreement attached as Annex A, for a more complete understanding of the merger.
General
Each of First Bancshares’ and Sunshine’s respective boards of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement. The merger agreement provides for the acquisition of Sunshine by First Bancshares pursuant to the merger of Sunshine with and into First Bancshares, with First Bancshares as the surviving company, which we refer to as the merger. Immediately after the merger, Sunshine Community, a wholly owned bank subsidiary of Sunshine, will be merged with and into The First, a wholly owned bank subsidiary of First Bancshares, with The First as the surviving bank, which we refer to as the bank merger.
Purchase Price and Purchase Price Adjustments
At the effective time of the merger, each outstanding share of Sunshine common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive, at the election of each Sunshine stockholder, either (i) $27.00 in cash, which we refer to as the cash consideration, or (ii) 0.93 of a share of First Bancshares’ common stock, which we refer to as to the stock consideration. The election of stock consideration or cash consideration will be subject to proration such that 75% of the issued and outstanding shares of Sunshine common stock will be exchanged for First Bancshares common stock and 25% will be exchanged for cash. As a result, if the aggregate number of shares with respect to which a valid stock or cash election has been made exceeds these limits, stockholders who have elected the form of merger consideration that has been over-subscribed will receive a mixture of both stock consideration and cash consideration in accordance with the proration procedures set forth in the merger agreement. The stock consideration and the cash consideration are collectively referred to as the merger consideration. Each outstanding share of Sunshine common stock subject to vesting restrictions shall become vested immediately prior to the effective time of the merger and will be converted into the right to receive the same merger consideration that other Sunshine stockholders are entitled to receive. Each option to purchase shares of Sunshine common stock shall be cancelled as of the effective time of the merger and converted into the right to receive a cash payment equal to the product of  (i) the total number of shares of Sunshine common stock subject to such option times (ii) the excess, if any, of  $27.00 over the exercise price per share of Sunshine common stock subject to such option.
First Bancshares will not issue any fractional shares of First Bancshares common stock in the merger. Sunshine stockholders who would otherwise be entitled to a fractional share of First Bancshares common stock upon the completion of the merger will instead receive an amount in cash (without interest and rounded to the nearest whole cent) determined by multiplying the fractional share interest in First Bancshares common stock (rounded to the nearest one hundredth of a share) by $27.00.
Sunshine stockholders are being asked to approve the merger. See “The Merger Agreement” for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.
Background of the Merger
As part of their ongoing consideration and evaluation of Sunshine’s long-term prospects, Sunshine’s board of directors and executive officers have regularly reviewed and assessed Sunshine’s business strategies and objectives, all with the goal of enhancing long-term value for Sunshine’s shareholders.
As part of this review, BSP, an investment banking firm, executed a non-disclosure agreement with Sunshine on April 3, 2017, to discuss strategic options with the management and the board of directors of Sunshine. On April 25, 2017, BSP presented financial analysis to the board of directors to review the following strategic alternatives: remain independent, explore peer mergers or merge with a larger partner.

After review of the analysis, the Sunshine board of directors decided to hire BSP to render financial advisory and investment banking services to Sunshine in connection with a potential merger or sale. The engagement letter between Sunshine and BSP was executed on April 28, 2017.
In connection with the potential sale, BSP contacted 68 parties on a no-name basis regarding possible interest in Sunshine. Twenty parties expressed an interest in evaluating the opportunity and executed a non-disclosure agreement. The initial Non-Binding Indications of Interests (“IOI”) deadline was August 24, 2017. On August 24, 2017, four parties, including First Bancshares, submitted IOIs. On August 29, 2017, BSP reviewed recent merger pricing of banks with similar characteristics and financials to Sunshine with the board of directors. BSP analyzed the four IOIs and the historical financials and trading data of the four bidders.
Following the August 29, 2017 Sunshine board meeting, BSP was instructed to contact two of the bidders and request they increase the bottom of their consideration range. Both parties agreed and submitted updated IOIs reflecting the revised pricing. BSP then proceeded to invite three of the four bidders to conduct further diligence on Sunshine. The one bidder not invited to conduct further diligence submitted an IOI with an offer significantly lower than the other interested parties.
From September 4, 2017 to October 27, 2017, each of the three remaining parties conducted further due diligence on Sunshine via document requests, onsite loan review and in-person management meetings. On October 23, 2017, one party informed BSP that they would not be submitting an updated IOI. On October 27, 2017, the remaining two parties submitted updated IOIs. On November 2, 2017, BSP met with the Sunshine board of directors to review the updated IOIs. Sunshine executed the updated First Bancshares IOI on November 2, 2017.
On November 11, 2017, First Bancshares’ legal counsel, Alston & Bird LLP, distributed a draft of the merger agreement to Sunshine and its legal counsel, Silver, Freedman, Taff  & Tiernan LLP. From then until December 5, 2017, First Bancshares and Sunshine and their respective advisors worked to negotiate and finalize the terms of the merger agreement and the support agreements, and prepared disclosure schedules related to the merger agreement.
On November 17, 2017, BSP and members of Sunshine management conducted reverse due diligence on First Bancshares in Hattiesburg, Mississippi. On December 6, 2017, the board of directors of Sunshine met to review the merger agreement. After receiving a fairness opinion presentation from BSP, and reviewing the merger agreement with Silver, Freedman, Taff  & Tiernan LLP, the Sunshine board of directors unanimously adopted and approved the merger agreement and unanimously determined to recommend the merger to the Sunshine shareholders for approval.
On December 5, 2017, First Bancshares’ board of directors held a special meeting to review and discuss the proposed merger and the merger agreement. At this meeting, First Bancshares’ board of directors received presentations from its legal counsel, Alston & Bird LLP and its financial advisor, Keefe, Bruyette & Woods, Inc. Following this discussion, First Bancshares’ board of directors unanimously voted to approve the merger agreement and the other transactions contemplated by the merger agreement, including the merger, and authorized First Bancshares’ executives to execute the merger agreement.
First Bancshares’ Reasons for the Merger
In reaching its decision to approve and adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the issuance of First Bancshares common stock as part of the merger consideration, the First Bancshares board of directors considered a number of factors, including the following material factors:
•
each of First Bancshares’ and Sunshine’s business, operations, financial condition, asset quality, earnings and prospects;

•
the strategic fit of the businesses of the two companies, including their complementary markets, business lines and loan and deposit profiles;

•
the anticipated pro forma impact of the transaction on the combined company, including the expected impact on financial metrics including earnings and tangible book value and regulatory capital levels, as well as the future impact the transaction could have on First Bancshares’ earning asset mix to more heavily weight loans and reduce the percentage of the securities portfolio;

•
its understanding of the current and prospective environment in which First Bancshares and Sunshine operate, including national, state and local economic conditions, the competitive environment for financial institutions generally, and the likely effect of these factors on First Bancshares both with and without the proposed transaction;

•
its review and discussions with First Bancshares’ management concerning the due diligence investigation of Sunshine, including its review of Sunshine’s financial condition, results of operation, asset quality, market areas, growth potential (projected potential accretion to earnings per share and the projected payback period of the estimated decrease in tangible book value) and quality of senior management;

•
the perceived compatibility of the corporate cultures of the two companies, which management believes should facilitate integration and implementation of the transaction;

•
the structure of the transaction as a combination in which the combined company would operate under the First Bancshares brand and First Bancshares’ board of directors and management would have substantial participation in the combined company;

•
the regulatory and other approvals required in connection with the merger and the expectation that such regulatory approvals will be received in a timely manner and without the imposition of unacceptable conditions; and

•
the financial and other terms of the merger agreement, including the merger consideration, expected tax treatment, the deal protection and termination fee provisions, and restrictions on the conduct of Sunshine’s business between the date of the merger agreement and the date of completion of the merger.

First Bancshares’ board of directors also considered potential risks relating to the merger including the following:
•
First Bancshares management’s attention and First Bancshares resources may be diverted from the operation of First Bancshares’ business and towards the completion of the merger;

•
First Bancshares may not realize all of the anticipated benefits of the merger, including cost savings, maintenance of existing customer and employee relationships, and minimal disruption in the integration of Sunshine’s operations with First Bancshares;

•
the nature and amount of payments and other benefits to be received by Sunshine management in connection with the merger pursuant to existing Sunshine plans and compensation arrangements and the merger agreement;

•
the substantial costs that First Bancshares will incur in connection with the merger even if they are not consummated;

•
approvals from regulatory authorities could impose conditions that could have the effect of delaying completion of the merger or imposing additional costs; and

•
possibility of litigation in connection with the merger.

The foregoing discussion of the factors considered by the First Bancshares board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by the First Bancshares board of directors. In reaching its decision to approve and adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the issuance of First Bancshares common stock as part of the merger consideration, the First Bancshares board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The First Bancshares board of directors considered all these factors as a whole and overall considered the factors to be favorable to, and to support, its determination.

Sunshine’s Reasons for the Merger
Sunshine’s board of directors believes that the merger is in the best interest of Sunshine and its stockholders. Accordingly, Sunshine’s board of directors has unanimously approved the merger agreement and unanimously recommends that Sunshine’s stockholders vote “FOR” approval of the merger.
In approving the merger agreement, Sunshine’s board of directors consulted with management and its financial advisors with respect to the financial aspects and fairness of the merger consideration, from a financial point of view, to the holders of shares of Sunshine common stock, and with its outside legal counsel as to its legal duties and the terms of the merger agreement. The board believes that combining with First Bancshares will create a stronger and more diversified organization that will provide significant benefits to Sunshine’s stockholders and customers alike.
The terms of the merger agreement, including the consideration to be paid to Sunshine’s stockholders, were the result of arm’s length negotiations between representatives of Sunshine and representatives of First Bancshares. In arriving at its determination to approve the merger agreement, Sunshine’s board of directors considered a number of factors, including the following material factors:
•
Sunshine’s board of directors’ familiarity with and review of information concerning the business, results of operations, financial condition, competitive position and future prospects of Sunshine and First Bancshares compared to the risks and challenges associated with the operation of Sunshine’s business as an independent entity;

•
the current and prospective environment in which Sunshine operates, including national, regional and local economic conditions, the competitive environment for banks, thrifts and other financial institutions generally and the increased regulatory burdens on financial institutions generally and the trend toward consolidation in the banking industry and in the financial services industry;

•
the financial presentation of management;

•
the financial information and analyses presented by its outside financial advisor, BSP, to the board of directors, and BSP’s opinion to the board of directors to the effect that, as of the date of such opinion, based upon and subject to the factors and assumptions set forth in such opinion, the merger consideration is fair from a financial point of view to holders of Sunshine common stock;

•
that stockholders of Sunshine will receive a portion of the merger consideration in shares of First Bancshares common stock, which is listed on the NASDAQ, contrasted with the limited trading market for Sunshine’s common stock which is traded on the Over-the-Counter Market;

•
the treatment of the merger as a “reorganization” within the meaning of Section 368(a) of the Code with respect to the shares of Sunshine common stock exchanged for First Bancshares common stock;

•
the results that Sunshine could expect to obtain if it continued to operate independently, and the likely benefits to stockholders of that course of action, as compared with the value of the merger consideration offered by First Bancshares;

•
the ability of First Bancshares to receive the requisite regulatory approvals in a timely manner;

•
the terms and conditions of the merger agreement, including the parties’ respective representations, warranties, covenants and other agreements, and the conditions to closing;

•
that a merger with a larger holding company would provide the opportunity to realize economies of scale, increase efficiencies of operations and enhance the development of new products and services;

•
that Sunshine’s directors and executive officers have financial interests in the merger in addition to their interests as Sunshine stockholders, including financial interests that are the result of compensation arrangements with Sunshine, and the manner in which such interests would be affected by the merger;

•
that the cash portion of the merger consideration will be taxable to Sunshine’s stockholders upon completion of the merger;

•
the requirement that Sunshine conduct its business in the ordinary course and the other restrictions on the conduct of Sunshine’s business before completion of the merger, which may delay or prevent Sunshine from undertaking business opportunities that may arise before completion of the merger; and

•
that under the merger agreement, Sunshine cannot solicit competing proposals for the acquisition of Sunshine.

The Sunshine board of directors also considered a number of potential risks and uncertainties associated with the merger in connection with its deliberation of the proposed transaction, including, without limitation, the following:
•
the potential risk of diverting management attention and resources from the operation of Sunshine’s business towards the completion of the merger;

•
the restrictions on the conduct of Sunshine’s business prior to the completion of the merger, which are customary for merger agreements involving financial institutions, but which, subject to specific exceptions, could delay or prevent Sunshine from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of Sunshine absent the pending completion of the merger;

•
the possibility that Sunshine will have to pay a $1.2 million termination fee to First Bancshares if the merger agreement is terminated under certain circumstances;

•
the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating Sunshine Community Bank’s business, operations and workforce with those of The First;

•
the merger-related costs and expenses; and

•
the other risks described under the heading “Risk Factors.”

The foregoing discussion of the information and factors considered by the Sunshine board of directors is not intended to be exhaustive, but includes the material factors considered by the Sunshine board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the board of directors of Sunshine did not assign any relative or specific weight to different factors and individual directors may have given weight to different factors. Based on the reasons stated above, the board of directors of Sunshine believes that the merger is in the best interest of Sunshine and its stockholders and therefore the board of directors of Sunshine unanimously approved the merger agreement and the merger.
This summary of the reasoning of Sunshine’s board of directors and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements.”
SUNSHINE’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE MERGER AGREEMENT.
Opinion of Sunshine’s Financial Advisor
Sunshine retained BSP on an exclusive basis to render financial advisory and investment banking services and to render a written opinion to the board of directors of Sunshine as to the fairness, from a financial point of view, of the merger consideration to be paid under the terms of the merger agreement. BSP is an investment banking firm that specializes in providing financial advisory and investment banking services to financial institutions. BSP has been involved in many bank-related business combinations. No limitations were imposed by Sunshine upon BSP with respect to rendering its opinion.
At the December 6, 2017, meeting at which the Sunshine board of directors considered and approved the merger agreement, BSP delivered its written opinion that, as of such date, the merger consideration to be received was fair from a financial point of view.

The full text of BSP’s opinion is attached as Annex B to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by BSP in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. We urge you to read the entire opinion carefully in connection with your consideration of the proposed merger.
The opinion speaks only as of the date of the opinion. The opinion was directed to the Sunshine board of directors and is directed only to the fairness, from a financial point of view, of the merger consideration to be received. It does not address the underlying business decision to engage in the merger or any other aspect of the merger and is not a recommendation to any shareholder as to how such shareholder should vote with respect to the merger or any other matter.
For purposes of the opinion and in connection with its review of the proposed transaction, BSP, among other things, did the following:
1.
Reviewed the terms of the merger agreement;

2.
Participated in discussions with Sunshine’s management concerning Sunshine’s financial condition, asset quality and regulatory standing, capital position, historical and current earnings, management succession and Sunshine’s and First Bancshares’ future financial performance;

3.
Reviewed Sunshine’s audited financial statements for the years ended December 31, 2016, 2015 and 2014, and unaudited financial statements for the quarter and nine months ended September 30, 2017;

4.
Reviewed First Bancshares’ audited financial statements for the years ended December 31, 2016, 2015 and 2014, and unaudited financial statements for the quarter and nine months ended September 30, 2017;

5.
Reviewed certain financial forecasts and projections of Sunshine, prepared by its management, as well as the estimated cost savings and related transaction expenses expected to result from the merger;

6.
Analyzed certain aspects of Sunshine’s financial performance and condition and compared such financial performance with similar data of publicly-traded companies BSP deemed similar to Sunshine;

7.
Reviewed historical trading activity of First Bancshares and management’s projections for future financial performance;

8.
Compared the proposed financial terms of the merger with the financial terms of certain other recent merger and acquisition transactions, involving acquired companies that BSP deemed to be relevant to Sunshine; and

9.
Performed such other analyses and considered such other information, financial studies, and investigations and financial, economic and market criteria as BSP deemed relevant.

BSP assumed and relied, without independent verification, upon the accuracy and completeness of all of the financial and other information provided to it by Sunshine, First Bancshares and each company’s respective representatives and of the publicly available information for Sunshine and First Bancshares that BSP reviewed. BSP is not an expert in the evaluation of allowances for loan losses and has not independently verified such allowances, and relied on and assumed that such allowances of Sunshine and First Bancshares at September 30, 2017, were adequate to cover such losses and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. BSP was not retained to, and did not, conduct a physical inspection of any of the properties or facilities of Sunshine. BSP also did not make any independent evaluation or appraisal of the assets, liabilities or prospects of Sunshine, was not furnished with any such evaluation or appraisal, and did not review any individual credit files. The opinion of BSP was necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of, the date thereof. BSP expressed no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the merger, as set forth in the merger agreement, to be consummated. No opinion was expressed as to whether any alternative transaction might be more favorable to Sunshine than the merger.

BSP, as part of its investment banking business, is regularly engaged in the valuation of banks and bank holding companies and various other financial services companies in connection with mergers and acquisitions, private placements of securities, and valuations for other purposes. In rendering its fairness opinion, BSP acted on behalf of the Sunshine board of directors.
BSP’s opinion is limited to the fairness, from a financial point of view, of the merger consideration to be received under the terms of the merger agreement and does not address the ability of the merger to be consummated, the satisfaction of the conditions precedent contained in the merger agreement, or the likelihood of the merger receiving regulatory approval. Although BSP was retained on behalf of the Sunshine board of directors, BSP’s opinion did not constitute a recommendation to any director of Sunshine as to how such director or any shareholder should vote with respect to the merger agreement.
Based upon and subject to the foregoing and based on BSP’s experience as investment bankers, BSP’s activities as described above, and other factors deemed relevant, BSP rendered its opinion that, as of December 6, 2017, the merger consideration received is fair to the holders of Sunshine common stock, from a financial point of view.
The following is a summary of material analyses performed by BSP in connection with its opinion to the Sunshine board of directors on December 6, 2017. The summary does not purport to be a complete description of the analyses performed by BSP but summarizes the material analyses performed and presented in connection with such opinion.
Financial Analysis
In rendering its opinion, BSP performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying BSP’s opinion or the presentation made by BSP to the Sunshine board of directors, but is a summary of the material analyses performed and presented by BSP. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. BSP believes that its analysis must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in the comparative analyses described below is identical to Sunshine or First Bancshares and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Sunshine and First Bancshares and the companies to which they are being compared. In arriving at its opinion, BSP did not attribute any particular weight to any analysis or factor that it considered. Rather, BSP made qualitative judgments as to the significance and relevance of each analysis and factor. BSP did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion; rather, BSP made its determination as to the fairness of the merger consideration on the basis of its experience and professional judgment after considering the results of all of the analyses taken as a whole.
In performing its analysis, BSP also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which are beyond the control of Sunshine, First Bancshares and BSP. The analyses performed by BSP are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. BSP prepared its analyses solely for purposes of rendering its opinion and presented such analyses to Sunshine’s board of directors at its December 6, 2017, meeting. Estimates of the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty, and actual values may be materially different. Accordingly, BSP’s analysis does not necessarily reflect the value of Sunshine or First Bancshares common stock or the prices at which Sunshine common stock or First Bancshares common stock may be sold at any time. BSP’s analysis was among a number of factors taken into consideration by Sunshine’s board of directors in making its determination to approve the merger agreement and should not be viewed as determinative of the merger consideration or the decision of the Sunshine board of directors or management with respect to the fairness of the merger.
Summary of Merger Consideration and Implied Transaction Metrics
Under the terms of the merger agreement, each share of Sunshine common stock outstanding prior to the merger will be converted into and exchanged for the right to receive the following:
(i)
a cash payment, without interest, in an amount equal to $27.00; or

(ii)
0.93 of a share of First Bancshares common stock

Holders of record of Sunshine common stock may elect to receive shares of FBMS common stock or cash in exchange for their shares of Sunshine common stock, provided that the aggregate number of shares of Sunshine common stock to be converted into the per share stock consideration shall be 75% of the total outstanding shares number.
As part of its analysis, BSP reviewed a group of selected merger and acquisition transactions involving U.S. banks. The criteria for the merger peers consisted of the following: whole-bank transactions announced between January 1, 2016, and December 5, 2017, with target total assets between $100 million and $300 million, tangible equity/tangible assets between 10.00% and 15.00% and LTM Return on Average Assets between 0.00% and 0.50% at announcement:
Buyer	Seller
First Bank	Delanco Bancorp, Inc.
Atlantic Community Bancshares, Inc.	BBN Financial Corp.
Seacoast Banking Corp. of Florida	NorthStar Banking Corp.
First Bank	Bucks County Bank
First Guaranty Bancshares, Inc.	Premier Bancshares, Inc.
Southern Missouri Bancorp, Inc.	Tammcorp, Inc.
Suncrest Bank	Security First Bank
Monticello Bankshares, Inc.	Banco Harlan, Inc.
Central Valley Community Bancorp	Sierra Vista Bank
Independent Bank Corp.	New England Bancorp, Inc.
NASB Financial, Inc.	Lexington B&L Financial Corp.
Carolina Financial Corp.	Congaree Bancshares, Inc.

Using the latest publicly available information prior to the announcement of the relevant transaction, BSP reviewed the following transaction metrics for each selected merger transaction group: transaction price to last-12-months earnings, transaction price to tangible book value, transaction price to total assets and tangible book premium to core deposits. BSP compared the indicated transaction multiples for the merger to the 25th percentile, 75th percentile, and median multiples of each merger transaction group.

Buyer Name/ Target Name	Transaction Value ($mm)	Transaction Price/ LTM EPS (x)	Transaction Price/ Tangible Book (%)	Transaction Price/ Assets (%)	Premium/ Core Deposits (%)
First Bancshares, Inc./ Sunshine Financial, Inc.	**32.2**	**54.5**	**145.5**	**16.6**	**6.9**
Median	**18.8**	**37.4**	**124.9**	**13.4**	**4.3**
25th Percentile	**15.7**	**32.3**	**108.5**	**11.3**	**1.1**
75th Percentile	**25.1**	**42.0**	**135.4**	**14.0**	**5.7**
First Bank/ Delanco Bancorp, Inc.	13.4	NM	98.7	10.6	(0.2)
Atlantic Community Bancshares, Inc./ BBN Financial Corp.	17.0	36.2	109.2	10.2	1.1
Seacoast Banking Corp. of Florida/ NorthStar Banking Corp.	29.9	38.6	136.8	14.1	6.1
First Bank/ Bucks County Bank	27.2	46.7	124.7	13.8	5.2
First Guaranty Bancshares, Inc./ Premier Bancshares, Inc.	20.6	42.3	125.2	13.4	4.3
Southern Missouri Bancorp, Inc./ Tammcorp, Inc.	23.4	31.5	158.6	11.8	6.3
Suncrest Bank/ Security First Bank	17.0	31.8	111.2	16.1	2.1
Monticello Bankshares, Inc./ Banco Harlan, Inc.	14.3	41.1	91.2	10.2	(1.5)
Central Valley Community Bancorp/ Sierra Vista Bank	24.4	30.7	135.1	15.6	7.1
Independent Bank Corp./ New England Bancorp, Inc.	30.1	46.7	136.2	11.6	5.6
NASB Financial, Inc./ Lexington B&L Financial Corp.	15.8	33.9	106.2	13.3	1.0
Carolina Financial Corp./ Congaree Bancshares, Inc.	15.3	NM	127.4	14.0	4.3

Sources: S&P Global Market Intelligence, BSP

BSP also performed an analysis that estimated the net present value per share of Sunshine common stock on a standalone basis assuming Sunshine performed in accordance with management guidance for 2018 – 2019 and BSP projections for 2020. For purposes of this analysis, BSP assumed that Sunshine would earn $1.18 per share in 2018, $1.53 per share in 2019 and $1.92 per share in 2020. To approximate the terminal trading value of a share of Sunshine common stock at December 31, 2020, BSP applied price to 2020 earnings per share multiples ranging from 13.0x to 19.0x and price to December 31, 2020 tangible book value per share multiples ranging from 90% to 120%. The terminal values were then discounted to present values using different discount rates ranging from 11.0% to 15.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Sunshine common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Sunshine common stock of  $16.40 to $26.65 when applying multiples of earnings per share and $15.80 to $23.42 when applying multiples of tangible book value per share.
Sources: Sunshine, BSP

BSP performed an analysis that estimated the net present value per share of Sunshine common stock on a standalone basis assuming Sunshine performed in accordance with management guidance for 2018 – 2019 and BSP projections for 2020. For purposes of this analysis, BSP normalized net income for loan participations by assuming purchased loan participations were replaced with securities at a 2% yield and assumed that Sunshine would earn $1.00 per share in 2018, $1.35 per share in 2019 and $1.69 per share in 2020. To approximate the terminal trading value of a share of Sunshine common stock at December 31, 2020, BSP applied price to 2020 earnings per share multiples ranging from 13.0x to 19.0x and price to December 31, 2020 tangible book value per share multiples ranging from 90% to 120%. The terminal values were then discounted to present values using different discount rates ranging from 11.0% to 15.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Sunshine common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Sunshine common stock of  $14.42 to $23.44 when applying multiples of earnings per share and $15.42 to $22.86 when applying multiples of tangible book value per share.
Sources: Sunshine, BSP

BSP performed an analysis that estimated the net present value per share of First Bancshares common stock on a standalone basis assuming First Bancshares performed in accordance with mean analyst operating income estimates for 2018 – 2019 and BSP projections for 2020. For purposes of this analysis, BSP assumed that First Bancshares would earn $1.97 per share in 2018, $2.34 per share in 2019 and $2.58 per share in 2020. To approximate the terminal trading value of a share of First Bancshares common stock at December 31, 2020, BSP applied price to 2020 earnings per share multiples ranging from 17.0x to 23.0x and price to December 31, 2020 tangible book value per share multiples ranging from 150% to 210%. The terminal values were then discounted to present values using different discount rates ranging from 10.0% to 14.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of First Bancshares common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of First Bancshares common stock of  $30.04 to $45.03 when applying multiples of earnings per share and $23.80 to $36.85 when applying multiples of tangible book value per share.
Sources: Sunshine, BSP

BSP performed an analysis that estimated the net present value per share of First Bancshares common stock on a pro forma basis assuming First Bancshares performed in accordance with mean analyst net income estimates for 2018 – 2019 and BSP projections for 2020. BSP pro forma estimates include the impact of cost savings and other merger-related adjustments. For purposes of this analysis, BSP assumed that First Bancshares would earn $1.82 per share in 2018, $2.50 per share in 2019 and $2.79 per share in 2020. To approximate the terminal trading value of a share of First Bancshares common stock at December 31, 2020, BSP applied price to 2020 earnings per share multiples ranging from 17.0x to 23.0x and price to December 31, 2020 tangible book value per share multiples ranging from 150% to 210%. The terminal values were then discounted to present values using different discount rates ranging from 10.0% to 14.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of First Bancshares common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of First Bancshares common stock of  $32.47 to $48.68 when applying multiples of earnings per share and $24.05 to $37.25 when applying multiples of tangible book value per share.
Sources: S&P Global Market Intelligence, BSP
Conclusion
Based on the results of the various analyses described above, BSP concluded that the merger consideration to be received under the terms of the merger agreement is fair, from a financial point of view.
The opinion expressed by BSP was based upon market, economic and other relevant considerations as they existed and could be evaluated as of the date of the opinion. Events occurring after the date of issuance of the opinion, including, but not limited to, changes affecting the securities markets, the results of operations or material changes in the assets or liabilities of Sunshine or First Bancshares, could materially affect the assumptions used in preparing the opinion.

As described above, BSP’s opinion was among the many factors taken into consideration by the Sunshine board of directors in making its determination to approve the merger agreement. For purposes of rendering its opinion, BSP assumed that, in all respects material to its analyses:
•
the merger will be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any term, condition or agreement thereof;

•
the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

•
each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

•
all conditions to the completion of the merger will be satisfied without any waivers; and

•
in the course of obtaining the necessary regulatory, contractual or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination, or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger.

BSP cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or, if applicable, waived by the appropriate party. As of the date of this proxy statement/prospectus, BSP has no reason to believe that any of these conditions will not be satisfied.
Compensation to BSP
BSP was engaged as financial advisor to Sunshine in connection with the merger. Pursuant to the terms of the engagement agreement, Sunshine agreed to pay BSP certain fees in conjunction with this transaction, $15,000 of which was paid upon signing of the engagement letter, $35,000 of which was paid upon the signing of a merger agreement and $25,000 which was paid upon BSP’s delivery of the written opinion to Sunshine. Upon closing of the transaction, BSP will be paid a fee calculated as one percent (1.00%) of total consideration. In addition, Sunshine has agreed to indemnify BSP and its directors, officers and employees from liability in connection with the transaction, and to hold BSP harmless from any losses, actions, claims, damages, expenses or liabilities related to any of BSP’s acts or decisions made in good faith and in the best interest of Sunshine. During the year preceding the current engagement associated with the merger, BSP did not provide advisory services to Sunshine where compensation was received. BSP has never provided financial advisory services to First Bancshares where compensation was received.
Board Composition and Management of First Bancshares after the Merger
Each of the officers and directors of First Bancshares immediately prior to the effective time of the merger will be the officers and directors of the surviving company from and after the effective time of the merger, until their respective successors have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of First Bancshares.
Interests of Sunshine’s Directors and Executive Officers in the Merger
In considering the recommendation of Sunshine’s board of directors to vote for the merger proposal, Sunshine stockholders should be aware that directors and officers of Sunshine have interests in the merger that are in addition to, or different from, their interests as stockholders of Sunshine. The Sunshine board of directors was aware of these interests and considered them in approving the merger agreement and the transactions contemplated by the merger agreement, including the merger, and the decision to recommend that the Sunshine stockholders approve the merger proposal. These interests are described below.
Sunshine Stock Options and Restricted Shares
Under the terms of Sunshine’s equity compensation plan, outstanding equity awards held by Sunshine’s employees (including executive officers) and directors generally vest in full upon consummation of a change in control transaction. The merger will constitute a change in control for purposes of the plan.

Upon the completion of the merger, each outstanding Sunshine stock option (whether vested or unvested) will be cancelled and converted into the right to receive an amount in cash, without interest, equal to (i) the number of shares subject to such option, multiplied by (ii) the excess, if any, of  $27.00 over the exercise price per share of such option. Each outstanding Sunshine option with a per share exercise price equal to or greater than $27.00 will be cancelled without payment. Each outstanding Sunshine restricted share will become fully vested and will be converted into the right to receive, at the election of the holder, the per share cash consideration or the per share stock consideration
The following table sets forth, for each of Sunshine’s executive officers and non-employee directors, the number of all outstanding stock options and/or outstanding restricted shares held by each such person as of [•], 2018, and the estimated consideration (assuming that each individual elects the cash consideration) that each will receive after the effective time of the merger in connection with such awards:
Name	Number of Shares Underlying Outstanding, In-the-Money Stock Options (#)	Resulting Option Consideration ($)	Number of Restricted Shares (#)	Resulting Restricted Share Consideration ($)(1)
Executive Officers:
Louis O. Davis, Jr.	—	—	1,000	$28,694
Brian Baggett	10,000	$162,500	1,000	28,694
Scott Swain	10,000	162,500	1,000	28,694
Non-Employee Directors:
Benjamin F. Betts	—	—	400	11,478
Robert K. Bacon	—	—	400	11,478
Joyce E. Chastain	—	—	400	11,478
Corissa J. Briglia	—	—	—	—
Richard A. Moore	—	—	800	22,955
Fred G. Shelfer, Jr.	—	—	400	11,478

(1)
Based on the average per share closing price of the Sunshine common stock for the first five trading days following the first public announcement of the merger, which average price was $28.694 per share. A holder of restricted shares can elect to receive either the stock consideration or the cash consideration. The value of the stock consideration may be higher or lower at the time of closing than the above average price, and the cash consideration is fixed at $27.00 per share.

For further information regarding the beneficial ownership of Sunshine common stock by the directors and executive officers of Sunshine, see “Security Ownership of Certain Beneficial Owners and Management” beginning on page [•].
Employment Agreement with Sunshine
Sunshine is party to an employment agreement with Mr. Davis. Under the employment agreement, if Mr. Davis’ employment is terminated for any reason other than cause, death, or disability, or if Mr. Davis terminates his employment for good reason (which includes a change in his status, title, position or responsibilities, a reduction in his base salary or any failure to pay him any compensation or benefits to which he is entitled, relocation outside a 50-mile radius from his current office, Sunshine’s failure to continue in effect any material compensation or employee benefit plan in which the executive participates, the insolvency, or the filing by any person or entity, including Sunshine, of a petition for bankruptcy of Sunshine, any material breach by Sunshine of the employment agreement, and any purported termination of the executive’s employment for cause which does not comply with the terms of the employment agreement), then he will be entitled to severance equal to his salary and the value of certain benefits provided by Sunshine (including country club dues, long-term disability premiums, group term life insurance premiums, annual ESOP benefit and additional life insurance premiums) for the remaining term of the employment agreement (which ends December 31, 2019). The employment agreement includes an agreement not to compete with Sunshine in the delivery of financial services for a period of one year following termination of employment.
Change of Control Agreements with Sunshine
Sunshine is party to a change of control agreement with each of Messrs. Davis, Baggett and Swain. The change of control agreements provide that if the executive incurs an involuntary termination within six months prior to, or 24 months following, a change in control, then he will be entitled to a lump sum severance payment equal to a multiple of his then-current base salary (2.99x in the case of Mr. Davis, and 2x in the case of Messrs. Baggett and Swain). An involuntary termination includes termination by Sunshine or its successor without cause or a resignation by the executive for any of the following reasons: a reduction in base salary as of March 31 of the most recent calendar year, a material adverse change in the executive’s benefits, contingent benefits or vacation, relocation more than 30 miles from Sunshine’s executive offices located in Tallahassee, or a material demotion, including but not limited to a material diminution of the executive’s title, duties or responsibilities. Each change of control agreement contains a Code Section 280G cutback provision, which provides that there will be a cut back of parachute payments to the extent necessary to avoid the imposition of the excise tax under Section 4999 of the Code (i.e., limited to 2.999 times the employee’s base amount). The Code Section 280G cutback provision is not expected to be triggered with respect to any of the executives who have a change of control agreement.
Indemnification of Directors and Officers
First Bancshares has agreed to indemnify Sunshine’s directors and officers following the effective time of the merger to the same extent as currently provided under Sunshine’s indemnification agreements, or if not subject to an agreement, to the fullest extent permitted by applicable laws. First Bancshares has also agreed to maintain in effect a directors’ and officers’ liability insurance policy for a period of six years after the effective time of the merger with respect to claims arising from facts, events or actions which occurred prior to the effective time of the merger and covering persons who are currently covered by such insurance. The insurance policy must contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the directors and officers as currently provided, subject to a cap on the cost of such policy equal to 200% of the last annual premium paid by Sunshine.
Golden Parachute Compensation
The following table sets forth the information required by Item 402(t) of Regulation S-K promulgated by the SEC regarding certain compensation which Sunshine’s named executive officers may receive that is based on or that otherwise relates to the merger. The amounts are calculated assuming that the effective date of the merger and a qualifying termination occurs on March 31, 2018 (which is the earliest date that we expect the merger to close, with the actual closing date more likely to be in the second quarter of 2018), and that all required conditions to the payment of these amounts have been satisfied.
Golden Parachute Compensation
Name	Cash ($)	Equity ($)(3)	Pension/ NQDC ($)	Perquisites/ benefits ($)(4)	Tax reimbursement ($)(5)	Other ($)	Total ($)(6)(7)
Louis O. Davis, Jr.	$972,581(1)	$28,694	—	$41,674	—	—	$1,042,949
Brian Baggett	324,104(2)	28,694	—	—	—	—	352,798
Scott Swain	268,800(2)	28,694	—	—	—	—	297,494

(1)
Reflects estimated cash severance payable to Mr. Davis (i) in the event his employment is terminated for any reason other than cause, death or disability, or if he terminates his employment for good reason (double-trigger), pursuant to his employment agreement, and (ii) in the event he incurs an involuntary termination, pursuant to his change of control agreement (double-trigger), each as described above. The estimated severance payable pursuant to his employment agreement ($360,528) is payable in equal installments through December 31, 2019, the last day of the term of the employment agreement, and the severance payable pursuant to his change of control agreement ($612,053) is payable in a lump sum upon termination, except that $225,000 of the severance payable under his change of control agreement was paid in December 2017. While, as described above, Mr. Davis’ change of control agreement provides that severance and other payments will be reduced as much as necessary to ensure that no amounts payable to him will be considered excess parachute payments under Code Section 280G, no such reduction is expected to be triggered. As previously disclosed by Sunshine, as part of tax planning to enable Mr. Davis to obtain the full amounts available to him under his employment and change of control agreements, Sunshine prepaid in 2017 $225,000 that would otherwise be payable to him under his change of control agreement at the closing of the merger. The amount of the prepaid severance is not subject to repayment to Sunshine if the transaction is not completed for any reason, and such prepayment is deemed to be a single-trigger payment.
(2)
Reflects estimated cash severance payable to Mr. Baggett ($324,104) and Mr. Swain ($268,800) pursuant to their change of control agreements upon an involuntary termination (double-trigger), which severance will be paid in a lump sum upon termination.

(3)
Reflects the value of single-trigger accelerated vesting of restricted share awards that will become fully-vested on the closing date of the merger, based on the $28.694 average per share closing price of the Sunshine common stock for the first five trading days following the first public announcement of the merger. The value of the stock consideration may be higher or lower at the time of closing than the above average price, and the cash consideration is fixed at $27.00 per share.

(4)
Represents the value of disability and life insurance premiums ($19,040) for the remaining term of Mr. Davis’ employment agreement and the estimated value of employer contributions to the Sunshine Employee Stock Ownership Plan ($22,634) that would have been made during the remaining term of Mr. Davis’ employment agreement. These double-trigger benefits will be paid in equal monthly cash installments over the remaining term of Mr. Davis’ employment agreement.

(5)
Sunshine’s named executive officers will not receive tax reimbursements in connection with the merger although no such reduction is expected to be triggered.

(6)
Amounts listed in this column are subject to reduction in connection with Section 280G of the Code.

(7)
The following table quantifies, for each named executive officer, the portion of the total estimated amount of golden parachute compensation that is payable in connection with the merger and not conditioned on a termination of employment, referred to as “single trigger,” and the portion of the total amount of golden parachute compensation that is payable only after both consummation of the merger and a termination of employment, referred to as “double trigger”:

Name	Single-Trigger ($)	Double-Trigger ($)
Louis O. Davis, Jr.	$253,694	$789,255
Brian Baggett	28,694	324,104
Scott Swain	28,694	268,800

Beneficial Ownership of Sunshine Common Stock by Management and Principal Stockholders of Sunshine
The following table sets forth certain information regarding the beneficial ownership of Sunshine common stock as of December 31, 2017, by (1) each director and executive officer of Sunshine, (2) each person who is known by Sunshine to own beneficially 5% or more of the Sunshine common stock, and (3) all directors and executive officers of Sunshine as a group. Unless otherwise indicated, based on information furnished by such stockholders, management of Sunshine believes that each person has sole voting and dispositive power over the shares indicated as owned by such person. An asterisk (*) in the table indicates that an individual beneficially owns less than one percent of the outstanding common stock of Sunshine. As of December 31, 2017, there were 1,039,599 shares of Sunshine common stock outstanding.
Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Beneficial Owners of More Than 5%
Stilwell Value Partners VII, L.P., Stilwell Activist Fund, L.P., Stilwell Activist Investments, L.P., Stilwell Partners, L.P., Stilwell Value LLC and Joseph Stilwell (collectively, “The Stilwell Group”) 111 Broadway, 12th Floor New York, NY 10006	98,300(1)	9.5%
Sunshine Financial Employee Stock Ownership Plan	93,975	9.0%
Maltese Capital Management, LLC, Maltese Capital Holdings, LLC and Terry Maltese 150 East 52nd Street, 30th Floor New York, NY 10022	92,500(2)	8.9%
Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holding LLP and Wellington Management Company LLP (the “Wellington Group”) and Ithan Creek Master Investors (Cayman) LP (“Ithan Creek”) c/o Wellington Management Company LLP 280 Congress Street Boston, MA 02210	76,678(3)	7.4%
Context BH Capital Management, LP (“BH Capital”) 401 City Avenue, Suite 800 Bala Cynwyd, PA 19004	62,457(4)	6.1%
Palogic Value Management, L.P., Palogic Value Fund, L.P., Palogic Capital Management, LLC and Ryan L. Vardeman (collectively, the “Palogic Group”) 5310 Harvest Hill Road, Suite 110 Dallas, TX 75230	52,700(5)	5.1%
AllianceBernstein L.P. 1345 Avenue of the Americas New York, NY 10105	51,787(6)	5.0%

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Directors and Executive Officers
Benjamin F. Betts Chairman of the Board	6,500(7)	*
Louis O. Davis, Jr. Director/President and Chief Executive Officer	18,597(8)	1.8%
Brian P. Baggett Director/Executive Vice President	22,782(9)	2.2%
Robert K. Bacon Director	2,200(7)	*
Joyce E. Chastain Director	2,100(7)	*
Corissa J. Briglia Director	—(10)	*
Richard A. Moore Director	1,900(11)	*
Fred G. Shelfer, Jr. Director	1,900(7)	*
Scott A. Swain Senior Vice President/Chief Financial Officer	21,448(12)	2.0%
All directors and executive officers of Sunshine as a group (9 persons)	77,427(13)	7.3%

(1)
Based on a Schedule 13D/A filed with the Securities and Exchange Commission (“SEC”) on February 8, 2016 the Stilwell Group, reported shared voting and dispositive power with respect to all shares reported.

(2)
Based on a Schedule 13G/A filed with the SEC on February 3, 2017, by Maltese Capital Management LLC (“MCM”), Maltese Capital Holding, LLC (“MCH”) and Terry Maltese, Managing Member of MCM. MCM reported shared voting and dispositive power with respect to 66,000 shares; MCH reported shared voting and dispositive power with respect 54,400 shares; and Mr. Maltese reported sole voting and dispositive power with respect to 26,500 shares and, as the Managing Member of MCM, shared voting and dispositive power with respect to 66,000 shares.

(3)
Based on two separate Schedule 13G/As filed with the SEC on February 11, 2016 by the Wellington Group and Ithan Creek, respectively, showing beneficial ownership as of December 31, 2015. According to the Schedule 13G/A filed by the Wellington Group, the Wellington Group has shared voting and shared dispositive power with respect to all 76,678 shares reported, with Ithan Creek being reported as the beneficial owner of more than five percent of such shares in the Wellington Group’s Schedule 13G/A. According to a separate Schedule 13G/A filed by Ithan Creek, Ithan Creek has shared voting and shared dispositive power over all 76,678 shares reported.

(4)
Based on a Schedule 13G filed with the SEC on January 24, 2018, BH Capital reported having sole voting and dispositive power with respect to all shares reported.

(5)
Based on a Schedule 13G/A filed with the SEC on February 1, 2017, the Palogic Group reported having shared voting and dispositive power with respect to all shares reported.

(6)
Based on a Schedule 13G filed with the SEC on February 10, 2017, by AllianceBernstein L.P. AllianceBernstein L.P. reported sole voting and dispositive power with respect to all shares reported.

(7)
Includes 400 restricted shares over which the individual has sole voting power and no dispositive power.

(8)
Includes 5,402 shares allocated to Mr. Davis in Sunshine’s Employee Stock Ownership Plan. In addition, includes 1,000 restricted shares over which he has sole voting power and no dispositive power. Individual allocations under the ESOP for 2017 were not available at the time of mailing of the proxy statement-prospectus and, as a result are, are not reflected in Mr. Davis’ beneficial ownership.

(9)
Includes 4,534 shares held by Mr. Baggett in Sunshine’s 401(k) plan, 4,304 shares allocated to him in Sunshine’s Employee Stock Ownership Plan, 1,000 restricted shares over which Mr. Baggett has sole voting power and no dispositive power and options to acquire 10,000 shares over which Mr. Baggett has no voting or dispositive power. The amount of securities reported as beneficially owned in Sunshine’s 401(k) plan represents the best estimate of the number of share equivalents held by the reporting person in the unitized stock fund of Sunshine’s 401(k) plan. Shares of Company common stock are not directly allocated to 401(k) plan participants, but instead are held in a unitized fund that consists of cash and Company common stock in amounts that vary from time to time. Individual allocations under the ESOP for 2017 were not available at the time of mailing of the proxy statement-prospectus and, as a result are, are not reflected in Mr. Baggett’s beneficial ownership.

(10)
Ms. Briglia is the Director of Research at The Stilwell Group. See footnote (1) above.

(11)
Includes 800 restricted shares over which the individual has sole voting power and no dispositive power.

(12)
Includes 4,146 shares held by Mr. Swain in Sunshine’s 401(k) plan, 3,366 shares allocated to him in Sunshine’s Employee Stock Ownership Plan, 1,000 restricted shares over which Mr. Swain has sole voting power and no dispositive power and options to acquire 10,000 shares over which Mr. Swain has no voting or dispositive power. The amount of securities reported as beneficially owned in Sunshine’s 401(k) plan represents the best estimate of the number of share equivalents held by the reporting person in the unitized stock fund of Sunshine’s 401(k) plan. Shares of Company common stock are not directly allocated to 401(k) plan participants, but instead are held in a unitized fund that consists of cash and Company common stock in amounts that vary from time to time. Individual allocations under the ESOP for 2017 were not available at the time of mailing of the proxy statement-prospectus and, as a result are, are not reflected in Mr. Swain’s beneficial ownership.

(13)
Includes shares held by directors and executive officers directly, in retirement accounts, in a fiduciary capacity or by certain affiliated entities or members of the named individuals’ families, with respect to which shares the named individuals and group may be deemed to have sole or shared voting and/or dispositive powers. Also includes options to acquire 20,000 shares over which the individuals have no voting or dispositive power and 5,400 shares of restricted stock over which they have sole voting power and no dispositive power.

Regulatory Approvals Required for the Merger
Completion of the merger is subject to prior receipt of all approvals required to be obtained from applicable governmental and regulatory authorities. Subject to the terms and conditions of the merger agreement, Sunshine and First Bancshares have agreed to use their reasonable best efforts and cooperate to prepare and file, as promptly as possible, all necessary documentation and to obtain as promptly as practicable all regulatory approvals required or advisable to complete the transactions contemplated by the merger agreement. These approvals include, among others, a waiver from the Federal Reserve Board and an approval from the OCC. First Bancshares and/or Sunshine have filed applications, waiver requests and notifications to obtain the required regulatory approvals or waivers.
Federal Reserve Board
The merger of Sunshine with First Bancshares must be approved by the Federal Reserve Board under Section 3 of the Bank Holding Company Act of 1956, or the BHC Act, and its implementing regulations, unless the Federal Reserve Board waives the application requirements of the BHC Act. In considering the approval of a transaction such as the merger, the BHC Act and related laws require the Federal Reserve Board to review, with respect to the parent holding companies and the bank concerned: (1) the competitive impact of the transaction; (2) financial, managerial and other supervisory considerations, including capital positions and managerial resources of the subject entities; (3) the record of the insured depository institution subsidiaries of the bank holding companies under the Community Reinvestment Act and fair lending laws; (4) the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system; and (5) additional public benefits of the proposal, such as the benefits to the customers of the subject entities. In connection with its review, the Federal Reserve Board will provide an opportunity for public comment on the application and is authorized to hold a public meeting or other proceeding if they determine that would be appropriate. First Bancshares has filed a written request that the Federal Reserve Board waive the application requirements of the BHC Act with regard to its acquisition of Sunshine, and received the waiver from the Federal Reserve Board on January 19, 2018.
Office of the Comptroller of the Currency
The merger of Sunshine Community with and into The First must be approved by the OCC under the National Bank Consolidation and Merger Act, 12 U.S.C. 215, 215a, commonly known as the Bank Merger Act. An application for approval of the bank merger has been filed with the OCC and will be subject to a 30-day comment and review period by the OCC. In evaluating an application filed under the Bank Merger Act, the OCC generally considers: (1) the competitive impact of the transaction; (2) financial and managerial resources of the banks party to the bank merger or merger; (3) the convenience and needs of the community to be served and the record of the banks under the Community Reinvestment Act; (4) the banks’ effectiveness in combating money-laundering activities; and (5) the extent to which the bank merger or merger would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. In connection with its review, the OCC will provide an opportunity for public comment on the application for the bank merger, and is authorized to hold a public meeting or other proceeding if they determine that would be appropriate.
First Bancshares and Sunshine believe that the merger does not raise substantial antitrust or other significant regulatory concerns and that we will be able to obtain all requisite regulatory approvals. However, neither First Bancshares nor Sunshine can assure you that all of the regulatory approvals described above will be obtained and, if obtained, we cannot assure you as to the timing of any such approvals, our ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals. The parties have agreed that First Bancshares will not be required, and Sunshine and its subsidiaries will not be permitted, to take any action or commit to take any action or agree to any condition or restrictions in connection with the regulatory approvals that, individually or in the aggregate, would have or would be reasonably likely to have a material adverse effect on First Bancshares and its subsidiaries or Sunshine and its subsidiaries as of and following the completion of the merger.
The parties’ obligation to complete the merger is conditioned upon the receipt of all required regulatory approvals. First Bancshares and Sunshine will use their respective commercially reasonable efforts to resolve any objections that may be asserted by any regulatory authority with respect to the merger agreement or the merger or the other transactions contemplated by the merger agreement.
Neither First Bancshares nor Sunshine is aware of any material governmental approvals or actions that are required for completion of the merger other than those described above. It is presently contemplated that if any such additional governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.
Material U.S. Federal Income Tax Considerations
The following is a general discussion of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Sunshine common stock. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax, nor does it address any considerations in respect of any withholding required pursuant to the Foreign Account Tax Compliance Act of 2010 (including the U.S. Treasury regulations issued thereunder and intergovernmental agreements entered into pursuant thereto). This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated under the Code, and court and administrative rulings and decisions, all as in effect on the date of this proxy statement/prospectus, and all of which are subject to change, potentially retroactively, which could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion addresses only those U.S. holders of Sunshine common stock that hold their shares of Sunshine common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). Importantly, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular U.S. holder in light of that U.S. holder’s individual circumstances or to a U.S. holder that is subject to special treatment under the U.S. federal income tax laws, including, without limitation, a U.S. holder that is:
•
a bank or other financial institution;

•
a tax-exempt organization;

•
a regulated investment company;

•
a real estate investment trust;

•
an S corporation, partnership or other pass-through entity (or an investor in an S corporation, partnership or other pass-through entity);

•
a retirement plan, individual retirement account or other tax-deferred account;

•
an insurance company;

•
a mutual fund;

•
a controlled foreign corporation or passive foreign investment company;

•
a dealer or broker in stocks and securities, or currencies;

•
a trader in securities that elects to use the mark-to-market method of accounting;

•
a holder of Sunshine common stock subject to the alternative minimum tax provisions of the Code;

•
a holder of Sunshine common stock that received Sunshine common stock through the exercise of an employee stock option, through a tax-qualified retirement plan or otherwise as compensation;

•
a holder of Sunshine common stock that has a functional currency other than the U.S. dollar;

•
a holder of Sunshine common stock that holds Sunshine common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction;

•
a person that is not a U.S. holder; or

•
a U.S. expatriate or former citizen or resident of the United States.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Sunshine common stock that is for U.S. federal income tax purposes: (a) an individual citizen or resident of the United States; (b) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia; (c) a trust if  (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) such trust was in existence on August 20, 1996, and has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes; or (d) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.
Determining the actual tax consequences of the merger to a U.S. holder is complex and can depend, in part, on the U.S. holder’s specific situation. Each U.S. holder should consult its own independent tax advisor as to the tax consequences of the merger in its particular circumstance, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.

Tax Consequences of the Sunshine Merger Generally
In connection with the filing with the SEC of the registration statement of which this proxy statement/prospectus forms a part, Alston & Bird LLP has rendered its tax opinion to First Bancshares and Silver, Freedman, Taff  & Tiernan LLP has rendered its tax opinion to Sunshine addressing the U.S. federal income tax consequences of the merger as described below. A copy of each of these tax opinions is attached as Exhibit 8.1 and Exhibit 8.2, respectively, to the registration statement of which this proxy statement/prospectus forms a part. In addition, the obligations of the parties to complete the merger is conditioned on, among other things, the receipt by First Bancshares and Sunshine of opinions from Alston & Bird LLP and Silver, Freedman, Taff  & Tiernan LLP, respectively, dated the closing date of the merger, to the effect that for U.S. federal income tax purposes the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. The conditions relating to receipt of such closing opinions may be waived by both First Bancshares and Sunshine. Neither First Bancshares nor Sunshine currently intends to waive the conditions related to the receipt of the closing opinions. If receipt of the closing opinions were to be waived, the vote of the holders of Sunshine stock to approve the merger would be resolicited. In addition, the obligation of Alston & Bird LLP and Silver, Freedman, Taff  & Tiernan LLP to deliver such closing opinions is conditioned on the merger satisfying the continuity of proprietary interest requirement. That requirement generally will be satisfied if First Bancshares common stock constitutes at least 40% of the value of the total merger consideration.
These opinions are and will be subject to customary qualifications and assumptions, including assumptions regarding the absence of changes in existing facts and the completion of the merger strictly in accordance with the merger agreement and the registration statement of which this proxy statement/prospectus forms a part. In rendering their legal opinions, Alston & Bird LLP and Silver, Freedman, Taff  & Tiernan LLP relied and will rely upon representations and covenants, including those contained in certificates of officers of First Bancshares and Sunshine, reasonably satisfactory in form and substance to each such counsel, and will assume that these representations are true, correct and complete without regard to any knowledge limitation, and that these covenants will be complied with. If any of these assumptions or representations are inaccurate in any way, or any of the covenants are not complied with, these opinions could be adversely affected. The opinions represent each counsel’s best legal judgment, but have no binding effect or official status of any kind, and no assurance can be given that contrary positions will not be taken by the Internal Revenue Service or a court considering the issues. In addition, neither Sunshine nor First Bancshares has requested nor does either of them intend to request a ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger. Accordingly, there can be no assurances that the Internal Revenue Service will not assert, or that a court will not sustain, a position contrary to any of the tax consequences set forth below or any of the tax consequences described in the tax opinions.
In the opinion of Alston & Bird LLP and Silver, Freedman, Taff  & Tiernan LLP, in reliance on representation letters provided by First Bancshares and Sunshine and upon customary factual assumptions, as well as certain covenants and undertakings of First Bancshares and Sunshine the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The discussion below of the material U.S. federal income tax consequences of the merger serves, insofar as such discussion constitutes statements of United States federal income tax law or legal conclusions, as the opinion of each of Alston & Bird LLP and Silver, Freedman, Taff  & Tiernan LLP as to the material U.S. federal income tax consequences of the merger to the U.S. holders of Sunshine common stock.
The U.S. federal income tax consequences of the merger to a U.S. holder of Sunshine common stock will depend on whether the U.S. holder receives cash, shares of First Bancshares common stock or a combination of cash and shares of First Bancshares common stock in exchange for the U.S. holder’s Sunshine common stock in the merger. At the time a U.S. holder makes a cash or stock election pursuant to the terms of the merger agreement, the U.S. holder will not know whether, and to what extent, the proration provisions of the merger agreement will alter the mix of consideration the U.S. holder will receive in the merger. As a result, the tax consequences to such U.S. holder will not be ascertainable with certainty until the U.S. holder knows the precise amount of cash and shares of First Bancshares common stock that the U.S. holder will receive in the merger.

U.S. Holders that Exchange Sunshine Common Stock Solely for First Bancshares Common Stock
Subject to the discussion below relating to the receipt of cash in lieu of a fractional share, a U.S. holder that exchanges all of its Sunshine common stock solely for shares of First Bancshares common stock:
•
will not recognize any gain or loss upon the exchange of shares of Sunshine common stock for shares of First Bancshares common stock in the merger;

•
will have a tax basis in the First Bancshares common stock received in the merger equal to the tax basis of the Sunshine common stock surrendered in exchange therefor; and

•
will have a holding period for shares of First Bancshares common stock received in the merger that includes its holding period for its shares of Sunshine common stock surrendered in exchange therefor.

U.S. Holders that Exchange Sunshine Common Stock Solely for Cash
A U.S. holder that exchanges all of its Sunshine common stock solely for cash will generally recognize capital gain or loss measured by the difference between the amount of cash received in the merger and the U.S. holder’s tax basis in the shares of Sunshine common stock surrendered in exchange therefor. Such capital gain or loss will generally be long term capital gain or loss if the holding period for such shares of Sunshine common stock is more than one year. Long term capital gain of certain non-corporate taxpayers, including individuals, is generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.
US. Holders that Exchange Sunshine Common Stock for a Combination of First Bancshares Common Stock and Cash
Subject to the discussion below relating to the receipt of cash in lieu of a fractional share, a U.S. holder that exchanges its Sunshine common stock for a combination of shares of First Bancshares common stock and cash:
•
will recognize capital gain (but not loss) equal to the lesser of  (i) the excess, if any, of the amount of cash plus the fair market value of any First Bancshares common stock received in the merger over the U.S. holder’s tax basis in the shares of Sunshine common stock surrendered in exchange therefor and (ii) the amount of cash received by the U.S. holder in the merger (other than cash received in lieu of a fractional share);

•
will have a tax basis in the First Bancshares common stock received equal to the tax basis of the Sunshine common stock surrendered in exchange therefor, increased by the amount of taxable gain, if any, recognized by the U.S. holder in the merger (other than with respect to cash received in lieu of a fractional share), and decreased by the amount of cash received by the U.S. holder in the Sunshine merger (other than cash received in lieu of a fractional share); and

•
will have a holding period for shares of First Bancshares common stock received in the merger that includes its holding period for its shares of Sunshine common stock surrendered in exchange therefor.

Such capital gain or loss will generally be long-term capital gain or loss if the holding period for such shares of Sunshine common stock is more than one year. Long-term capital gain of certain non-corporate taxpayers, including individuals, is generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.
In the case of any U.S. holder that acquired different blocks of Sunshine common stock at different times and at different prices, any realized gain or loss will be determined separately for each identifiable block of shares exchanged in the merger. Such U.S. holder should consult the U.S. holder’s independent tax advisor regarding the manner in which gain or loss should be determined for each identifiable block of Sunshine shares.

Potential Recharacterization of Gain as a Dividend
Any gain recognized by a U.S. holder of Sunshine common stock in connection with the merger generally will be capital gain unless such holder’s receipt of cash has the effect of a distribution of a dividend, in which case the gain will be treated as a dividend to the extent of such holder’s ratable share of Sunshine’s accumulated earnings and profits, as calculated for U.S. federal income tax purposes. For purposes of determining whether your receipt of cash has the effect of a distribution of a dividend, you will be treated as if you first exchanged all of your Sunshine common stock solely in exchange for First Bancshares common stock and then First Bancshares immediately redeemed a portion of that stock for the cash that you actually received in the merger (referred to herein as the “deemed redemption”). Receipt of cash will generally not have the effect of a dividend to you if such receipt is “not essentially equivalent to a dividend” or “substantially disproportionate,” each within the meaning of Section 302(b) of the Code. In order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in your deemed percentage stock ownership of First Bancshares following the merger. The determination generally requires a comparison of the percentage of the outstanding stock of First Bancshares that you are considered to have owned immediately before the deemed redemption to the percentage of the outstanding stock of First Bancshares that you own immediately after the deemed redemption. The IRS has indicated in rulings that any reduction in the interest of a minority shareholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain (as opposed to dividend) treatment. For purposes of applying the foregoing tests, a shareholder will be deemed to own the stock the shareholder actually owns and the stock the shareholder constructively owns under the attribution rules of Section 318 of the Code. Under Section 318 of the Code, a shareholder will be deemed to own the shares of stock owned by certain family members, by certain estates and trusts of which the shareholder is a beneficiary, and by certain affiliated entities, as well as shares of stock subject to an option actually or constructively owned by the shareholder or such other persons. If, after applying these tests, the deemed redemption results in a capital gain, the capital gain will be long-term if your holding period for your Sunshine common stock is more than one year as of the date of the exchange. If, after applying these tests, the deemed redemption results in the gain recognized being classified as a dividend, such dividend will be treated as either ordinary income or qualified dividend income. Any gain treated as qualified dividend income will be taxable to you at the long-term capital gains rate, provided you held the shares giving rise to such income for more than 60 days during the 121-day period beginning 60 days before the effective time of the merger. The determination as to whether you will recognize a capital gain or dividend income as a result of your exchange of Sunshine common stock for a combination of First Bancshares common stock and cash in the merger is complex and is determined on a shareholder-by-shareholder basis. Accordingly, we urge you to consult your own tax advisor with respect to any such determination that is applicable to your individual situation.
Cash In Lieu of a Fractional Share
If a U.S. holder receives cash in lieu of a fractional share of First Bancshares common stock, the U.S. holder will be treated as having received a fractional share of First Bancshares common stock in the merger and then as having exchanged the fractional share of First Bancshares common stock for cash in a redemption by First Bancshares. As a result, the U.S. holder generally will recognize gain or loss equal to the difference between the amount of cash received and the portion of the U.S. holder’s aggregate tax basis (calculated in the manner as set forth above under “U.S. Holders that Receive a Combination of First Bancshares Common Stock and Cash”) allocable to the fractional share of First Bancshares common stock. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the U.S. holder’s holding period with respect to the fractional share (including the holding period of the Sunshine common stock surrendered therefor) exceeds one year. The deductibility of capital losses is subject to limitations.
Dissenters
Upon its exercise of dissenters’ rights, a U.S. holder of Sunshine common stock will exchange all of its Sunshine common stock for cash. Such a dissenting U.S. holder will recognize gain or loss equal to the difference between the amount of cash received and such U.S. holder’s aggregate tax basis in its Sunshine common stock. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder’s holding period with respect to the Sunshine common stock surrendered therefor exceeds one year. The deductibility of capital losses is subject to limitations.
Material U.S. Federal Income Tax Consequences if the Sunshine Merger Fails to Qualify as a Reorganization
If the merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, then each U.S. holder of Sunshine common stock generally will recognize capital gain or loss equal to the difference between (a) the sum of the fair market value of the shares of First Bancshares common stock received by such U.S. holder in the merger and the amount of any cash received by such U.S. holder in the merger and (b) its adjusted tax basis in the shares of Sunshine common stock surrendered in exchange therefor.
Net Investment Income Tax
A holder of Sunshine common stock that is an individual is subject to a 3.8% tax on the lesser of: (1) his or her “net investment income” for the relevant taxable year, or (2) the excess of his or her modified adjusted gross income for the taxable year over a certain threshold (between $125,000 and $250,000 depending on the individual’s U.S. federal income tax filing status). Estates and trusts are subject to similar rules. Net investment income generally would include any gain recognized in connection with the merger (including any gain treated as a dividend), as well as, among other items, other interest, dividends, capital gains and rental or royalty income received by such individual. Holders of Sunshine common stock should consult their tax advisors as to the application of this additional tax to their circumstances.
Backup Withholding
Backup withholding at the applicable rate (currently 24%) may apply with respect to certain cash payments to holders of Sunshine common Stock unless the holder:
•
furnishes a correct taxpayer identification number, certifying that it is not subject to backup withholding on IRS Form W-9 or successor form included in the letter of transmittal that the U.S. holder will receive and otherwise complies with all the applicable requirements of the backup withholding rules; or

•
provides proof that it is otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules are not an additional tax and will generally be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, if the U.S. holder timely furnishes the required information to the Internal Revenue Service.
Certain Reporting Requirements
If a U.S. holder that receives First Bancshares common stock in the merger is considered a “significant holder,” such U.S. holder will be required (a) to file a statement with its U.S. federal income tax return providing certain facts pertinent to the merger, including such U.S. holder’s tax basis in, and the fair market value of, the Sunshine common stock surrendered by such U.S. holder, and (b) to retain permanent records of these facts relating to the merger. A “significant holder” is any Sunshine stockholder that, immediately before the merger, (y) owned at least 1% (by vote or value) of the outstanding stock of Sunshine or (z) owned Sunshine securities with a tax basis of  $1.0 million or more.
This discussion of material U.S. federal income tax considerations is for general information only and is not intended to be tax advice. Holders of Sunshine common stock are urged to consult their independent tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.
Accounting Treatment
The merger will be accounted for under the acquisition method of accounting for business combinations under GAAP. Under this method, Sunshine’s assets and liabilities as of the date of the merger will be recorded at their respective fair values. Any difference between the purchase price for Sunshine and the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill. In accordance with ASC Topic 805, “Business Combinations,” the goodwill resulting from the merger will not be amortized to expense, but instead will be reviewed for impairment at least annually and to the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge will be made to earnings. Core deposit and other intangibles with definite useful lives recorded by First Bancshares in connection with the merger will be amortized to expense in accordance with such rules. The consolidated financial statements of First Bancshares issued after the merger will reflect the results attributable to the acquired operations of Sunshine beginning on the date of completion of the merger.
Dissenters’ Rights
General; Written Demand
Sunshine stockholders have the right to demand payment from Sunshine of the “fair value,” determined as of the close of business on the day of the stockholder vote to approve the merger, of their shares of Sunshine common stock. Maryland law provides that a stockholder is not entitled to demand the fair value of his or her shares of stock in any transaction if the stock is listed on a national securities exchange. Because Sunshine’s common stock is listed on the OTCBB Marketplace, the holders of Sunshine common stock are entitled to dissenters’ or appraisal rights with respect to the merger proposal.
As a Sunshine stockholder, if you want to demand payment of the fair value of your common stock, you must fully comply with the procedures set out in the MGCL. A copy of Title 3, Subtitle 2 of the MGCL is included as Annex C to this proxy statement/prospectus. The required procedures are summarized below.
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You must deliver to the corporate secretary of Sunshine at 1400 East Park Avenue Tallahassee, Florida 32301, at or prior to the Sunshine special meeting, your written objection to the merger.

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You must not vote your Sunshine common stock in favor of the merger. This means that you should either return a proxy card or voting instruction card (if your shares are held in “street name”) with the “Against” box or “Abstain” box checked, or not return a proxy card or voting instructions card at all. Merely voting against the merger or not voting will not constitute notice of objection, and will not entitle you to payment in cash of the fair value of your shares. Sunshine stockholders who return executed but unmarked proxies will be deemed to have voted in favor of the merger.

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Promptly after the effectiveness of the merger, as more fully described below, First Bancshares, as the successor to Sunshine, must send written notice to objecting stockholders, notifying them of the date on which the articles of merger were accepted for record. This notice will be sent by certified mail, return receipt requested, to the address you provide in your notice, or if no address is indicated, to the address which appears on First Bancshares’ records.

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Within 20 days of the date on which the articles of merger were accepted for record, you, as an objecting stockholder, must make a written demand for payment of the fair value of your Sunshine common stock, stating the number and class of shares for which payment is demanded. Where no number of shares is expressly mentioned, the notice of intent to demand payment will be presumed to cover all shares held in the name of the record holder. The written demand for payment should be sent to:           .

Once you have filed a demand for payment, you cease to have any rights as a stockholder, including the right to receive any dividends or distributions payable to holders of record of Sunshine stock on a record date after the close of business on the day as at which fair value is determined, to receive the merger consideration or vote the First Bancshares common stock, as applicable, except the right to receive payment of the fair value of your shares. Once you make a demand for payment, you may withdraw that demand only with the consent of First Bancshares.
First Bancshares’ Actions; Court Proceedings
Provided that you do not vote in favor of the merger, or return an executed but unmarked proxy, and assuming the Sunshine stockholders approve the merger, then, promptly after the merger is effective, First Bancshares must notify you in writing of the date the articles of merger with respect to the merger are accepted for record. As part of that notice, First Bancshares may send a written offer to pay to you a specified price deemed by First Bancshares to be the fair value for your shares. Each offer will be accompanied by a balance sheet as of a date not more than six months prior to the offer date, a profit and loss statement for the 12 months ending on the date of the balance sheet, and any other information First Bancshares considers pertinent. Within 50 days after the date the articles of merger with respect to the merger are accepted for record by the Department, if you have not received from First Bancshares the fair value of your shares, you may file a petition with a court of equity in the county where the principal office of First Bancshares is located for an appraisal to determine the fair value of your shares.
IF YOU DO NOT COMPLY WITH THE PROCEDURES FULLY AND THE MERGER IS APPROVED, YOU MAY LOSE YOUR RIGHT TO DEMAND PAYMENT OF THE FAIR VALUE OF YOUR SHARES, AND YOU WILL BE REQUIRED TO ACCEPT THE MERGER CONSIDERATION.
If the court finds you are entitled to an appraisal of your stock, it will appoint three disinterested appraisers to determine the fair value of your stock. Unless the court permits a longer period, the appraisers have 60 days after their appointment to determine the fair value of your stock and file their report with the court, and within 15 days after the appraisers file their report, any party may object to it and request a hearing. The court may, among other things, accept the report or set its own determination of the fair value, and then direct First Bancshares to pay the appropriate amount.
Neither First Bancshares nor Sunshine can predict how the court will value the respective shares of First Bancshares or Sunshine common stock, and the fair value may be higher, lower or equal in value to the merger consideration being paid in the merger. Stockholders should note that opinions of investment banking firms as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the merger, are not opinions as to, and do not otherwise address, fair value under the MGCL.
If the court finds that the failure of a stockholder to accept an offer for the stock was arbitrary and vexatious or not in good faith, the court has the right to apportion among all or some of the parties any expenses of any proceeding to demand the fair or appraised value of shares as it deems equitable.
Restoration of Rights
The rights of a stockholder who demands payment are restored in full, if: (1) the demand for payment is withdrawn; (2) a petition for an appraisal is not filed within the time required by MGCL per the above; (3) a court determines that the stockholder is not entitled to relief; or (4) the transaction objected to is abandoned or rescinded. If your stockholder rights are restored, you will be entitled to receive the dividends, distributions, and other rights you would have received if you had not demanded payment for your stock. However, the restoration does not prejudice any corporate proceedings taken before the restoration.
U.S. Federal Income Tax Consequences
See “Material U.S. Federal Income Tax Considerations — Dissenters” beginning on page 74 for a discussion on how the material federal income tax consequences of the merger will change if you elect to dissent from the merger.
The above description is a summary of the material provisions of Subtitle 2 of Title 3 of the MGCL. For complete information, you should review the text of Subtitle 2, which appears as Annex C to this proxy statement/prospectus.
Exchange of Shares in the Merger
The conversion of Sunshine common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. After completion of the merger, the exchange agent will exchange certificates representing shares of Sunshine common stock for the merger consideration to be received pursuant to the terms of the merger agreement. For more information regarding the procedures for electing the form of merger consideration you desire, the merger allocation process and the procedures for exchanging your shares of Sunshine common stock for the merger consideration, see “The Merger Agreement — Procedures for Converting Shares of Sunshine Common Stock into Merger Consideration” below.
Listing of First Bancshares Common Stock
It is a condition to the completion of the merger that the shares of First Bancshares common stock issuable in connection with the merger be approved for listing on the NASDAQ Global Market, subject to official notice of issuance.

THE MERGER AGREEMENT
The following describes certain aspects of the merger, including certain material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.
Structure of the Merger
The boards of directors of First Bancshares and Sunshine have each unanimously approved the merger agreement, which provides for the merger of Sunshine with and into First Bancshares, with First Bancshares as the surviving company in the merger.
The merger agreement also provides that immediately after the effective time of the merger but in effect simultaneously on the date the merger closes, Sunshine Community, which is a Florida state-chartered bank and a direct wholly owned subsidiary of Sunshine, will merge with and into The First, a direct wholly owned subsidiary of First Bancshares, with The First as the surviving bank of such merger. The terms and conditions of the merger of The First and Sunshine Community are set forth in a separate merger agreement and plan of merger, referred to as the bank merger agreement, the form of which is attached as Exhibit B to the merger agreement. As provided in the bank merger agreement, the merger of The First and Sunshine Community may be abandoned at the election of The First at any time, whether before or after filings are made for regulatory approval of such merger. We refer to the merger of The First and Sunshine Community as the bank merger.
The merger agreement allows First Bancshares to change the structure of the merger at any time and without the approval of Sunshine if and to the extent that First Bancshares reasonably deems such a change to be necessary; provided, however, that no such change shall (i) alter or change the amount or kind of merger consideration to be provided under the merger agreement, (ii) materially impede or delay consummation of the merger, (iii) adversely affect the federal or state income tax treatment of Sunshine stockholders in connection with the merger, or (iv) require submission or the approval of Sunshine stockholders after the merger proposal has already been approved by Sunshine’s stockholders.
Closing and Effective Time of the Merger
The closing will take place immediately prior to the effective time of the merger. The effective time of the merger will be the later of  (i) the date and time of filing of the articles of merger with the Secretary of State of the State of Mississippi and the Maryland State Department of Assessments and Taxation by First Bancshares or (ii) the date and time when the merger becomes effective as set forth in such articles of merger, which will be no later than three business days after all of the conditions to the closing of the merger have been satisfied or waived in accordance with their terms.
We currently expect that the merger will be completed in the second quarter of 2018, subject to obtaining the requisite approvals from the stockholders of Sunshine, the receipt of all necessary regulatory approvals and the expiration of all regulatory waiting periods and other conditions. However, completion of the merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying any other conditions to the merger. No assurance is made as to whether, or when, First Bancshares and Sunshine will obtain the required approvals or complete the merger. See “The Merger Agreement — Conditions to Completion of the Merger.”
Organizational Documents of the Surviving Company
At the effective time of the merger, the First Bancshares Articles and the First Bancshares Bylaws in effect immediately prior to the effective time of the merger will be the articles of incorporation and bylaws of the surviving company until thereafter amended in accordance with their respective terms and applicable laws.
Board Composition and Management of Surviving Company
Each of the officers and directors of First Bancshares immediately prior to the effective time of the merger will be the officers and directors of the surviving company from and after the effective time of the merger, until their respective successors have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of First Bancshares.
Merger Consideration
Under the terms of the merger agreement, each outstanding share of Sunshine common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive, at the election of each Sunshine stockholder, either (i) $27.00 in cash, which we refer to as the per share cash consideration, or (ii) 0.93 of a share of First Bancshares’ common stock, which we refer to as the per share stock consideration, provided that the total mix of merger consideration shall be fixed at 75% stock and 25% cash, and the exchange agent will apply the merger consideration allocation described below, in “— Merger Consideration Allocation,” to each Sunshine stockholder’s elections in order to preserve that mix of merger consideration. Each outstanding share of Sunshine common stock subject to vesting restrictions shall become vested immediately prior to the effective time of the merger and will be converted into the right to receive the same merger consideration that other Sunshine stockholders are entitled to receive, less any required withholding tax. Each option to purchase shares of Sunshine common stock shall be cancelled as of the effective time of the merger and converted into the right to receive a cash payment equal to the product of  (i) the total number of shares of Sunshine common stock subject to such option times (ii) the excess, if any, of  $27.00 over the exercise price per share of Sunshine common stock subject to such option.
First Bancshares will not issue any fractional shares of First Bancshares common stock in the merger. Sunshine stockholders who would otherwise be entitled to a fractional share of First Bancshares common stock upon the completion of the merger will instead receive an amount in cash (without interest and rounded to the nearest whole cent) determined by multiplying the fractional share interest in First Bancshares common stock (rounded to the nearest one hundredth of a share) by $27.00.
If First Bancshares or Sunshine change the number of shares of First Bancshares common stock or Sunshine common stock outstanding prior to the effective time of the merger as a result of a stock split, reverse stock split, stock combination, stock dividend, recapitalization, reclassification, reorganization or similar transaction with respect to First Bancshares common stock or Sunshine common stock and the record date for such corporate action is prior to the effective time of the merger, then the merger consideration shall be appropriately and proportionately adjusted to give Sunshine stockholders the same economic effect as contemplated by the merger agreement prior to any such event.
Sunshine may terminate the merger agreement if the average closing price of First Bancshares common stock over a specified period prior to completion of the merger decreases below certain specified thresholds unless First Bancshares elects to increase the merger consideration through an adjustment to the merger consideration, as discussed in further detail on page 94.
The value of the shares of First Bancshares common stock to be issued to Sunshine stockholders in the merger will fluctuate between now and the closing date of the merger. We make no assurances as to whether or when the merger will be completed, and you are advised to obtain current sale prices for the First Bancshares common stock.
Procedures for Converting Shares of Sunshine Common Stock into Merger Consideration
Exchange Agent
First Bancshares will designate a third party to act as the exchange agent in connection with the merger. The exchange agent shall also act as the agent for Sunshine stockholders for the purpose of receiving their Sunshine stock certificates and book-entry shares and shall obtain no rights or interests in the shares represented thereby. Prior to the effective time of the merger, First Bancshares will deposit, or cause to be deposited, with the exchange agent the aggregate stock consideration and the aggregate cash consideration and, to the extent then determinable, any cash payable in lieu of fractional shares, necessary to satisfy the aggregate merger consideration payable.

Election Forms and Procedures
At least 20 business days prior to the later of  (1) the date of the Sunshine stockholders’ meeting or (2) a date agreed upon by Sunshine and First Bancshares that is as near as practicable to five business days prior to the expected closing date, which date we refer to as the election deadline, First Bancshares will cause the exchange agent to send the Sunshine stockholders election forms, which will include the appropriate form of letter of transmittal. Sunshine stockholders can specify on such election form the number of their shares of Sunshine common stock for which they desire to receive the cash consideration, the number of shares for which they desire to receive the stock consideration or to indicate that such stockholder has no preference as to the receipt of the cash consideration or stock consideration. The election forms must be returned to the exchange agent, along with certificates representing the shares subject to such election form, or a customary affidavit of loss and indemnity agreement, by the election deadline. If you are a Sunshine stockholder and you do not return your election form by the election deadline or improperly complete or do not sign your election form, your shares will be considered non-election shares and you will have no control over the type of consideration you receive and you may receive only the cash consideration, only the stock consideration or a mixture of the cash consideration and stock consideration based on what is available after giving effect to the valid elections made by other stockholders pursuant to the merger consideration allocation procedures described below.
A Sunshine stockholder may specify different elections with respect to different shares held by him or her. For example, if the stockholder has 100 shares, the stockholder could make a cash election with respect to 50 shares and a stock election with respect to the other 50 shares.
Merger Consideration Allocation
Pursuant to the merger agreement, the total mix of cash consideration and stock consideration to be issued by First Bancshares to holders of Sunshine common stock will be fixed at 75% stock and 25% cash. To achieve that mix, the exchange agent will set a number equal to 75% of the outstanding shares of Sunshine common stock, which we refer to as the stock conversion number. The exchange agent will collect the election forms that are received prior to the election deadline, and determine:
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The number of shares of Sunshine common stock with respect to which the holder has elected to receive stock consideration, which we refer to as the stock election shares, and such number of shares, as the stock election number;

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The number of shares of Sunshine common stock with respect to which the holder has elected to receive cash consideration, which we refer to as the cash election shares, and such number of shares, as the cash election number; and

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The number of shares of Sunshine common stock with respect to which the holder thereof has not made an effective election by the election deadline, which we refer to as the non-election shares.

No later than five business days after the effective time of the merger, the exchange agent will allocate the merger consideration as follows:
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If the stock election number is greater than the stock conversion number, then the cash election shares and all non-election shares of each holder thereof shall be converted into the right to receive the per share cash consideration and the stock election shares of each holder thereof will be converted into the right to receive (a) the per share stock consideration in respect of that number of stock election shares equal to the product obtained by multiplying (x) the number of stock election shares held by such holder by (y) a fraction, the numerator of which is the stock conversion number and the denominator of which is the stock election number, and (b) the right to receive the per share cash consideration in respect of the remainder of such holder’s stock election shares that were not converted into the right to receive the per share stock consideration pursuant to clause (a) above.

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If the stock election number is less than the stock conversion number (the amount by which the stock conversion number exceeds the stock election number being referred to herein as the shortfall number), then all stock election shares shall be converted into the right to receive the per share stock consideration and the non-election shares and cash election shares shall be treated in the following manner:

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If the shortfall number is less than or equal to the number of non-election shares, then all cash election shares shall be converted into the right to receive the per share cash consideration and the non-election shares of each holder thereof shall be converted into the right to receive (a) the per share stock consideration in respect of that number of non-election shares equal to the product obtained by multiplying (x) the number of non-election shares held by such holder by (y) a fraction, the numerator of which is the shortfall number and the denominator of which is the total number of non-election shares, and (b) the right to receive the per share cash consideration in respect of the remainder of such holder’s non-election shares that were not converted into the right to receive the per share stock consideration pursuant to clause (a) above; and

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If the shortfall number exceeds the number of non-election shares, then all non-election shares shall be converted into the right to receive the per share stock consideration and the cash election shares of each holder thereof shall be converted into the right to receive (a) the per share stock consideration in respect of that number of cash election shares equal to the product obtained by multiplying (x) the number of cash election shares held by such holder by (y) a fraction, the numerator of which is the amount by which the shortfall number exceeds the total number of non-election shares and the denominator of which is the total number of cash election shares, and (b) the right to receive the per share cash consideration in respect of the remainder of such holder’s cash election shares that were not converted into the right to receive the per share stock consideration pursuant to clause (a) above.

Surrender of Sunshine Stock Certificates
The exchange agent will also send letters of transmittal to holders of Sunshine common stock who did not submit election forms by the election deadline no later than five business days following the closing date, along with instructions for completing the letter of transmittal and delivering to the exchange agent the completed letter of transmittal along with the stock certificates or book-entry shares representing the shares of Sunshine common stock held by the stockholder.
Following the effective time of the merger, the allocation of the merger consideration and the surrender to the exchange agent of the certificate(s) or book-entry shares representing his or her shares of Sunshine common stock, accompanied by a properly completed letter of transmittal, a Sunshine stockholder will be entitled to receive the merger consideration promptly after the effective time of the merger (including any cash in lieu of fractional shares). Until surrendered, each such certificate or book-entry share will represent after the effective time of the merger, for all purposes, only the right to receive the merger consideration, without interest (including any cash in lieu of fractional shares), and any dividends to which such holder is entitled pursuant to the merger agreement.
No dividends or other distributions with respect to First Bancshares common stock after completion of the merger will be paid to the holder of any unsurrendered Sunshine stock certificates or book-entry shares with respect to the shares of Sunshine common stock represented by those certificates until those certificates or book-entry shares have been properly surrendered. Subject to applicable abandoned property, escheat or similar laws, following the proper surrender of any such previously unsurrendered Sunshine stock certificate or book-entry shares, the holder of the certificate or book-entry shares will be entitled to receive, without interest: (i) the amount of unpaid dividends or other distributions with a record date after the effective time of the merger payable with respect to the whole shares of First Bancshares common stock represented by that certificate or the book-entry shares; and (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of First Bancshares common stock represented by that certificate or the book-entry shares with a record date after the effective time of the merger (but before the date on which the certificate or book-entry shares are surrendered) and with a payment date subsequent to the issuance of the shares of First Bancshares common stock issuable in exchange for that certificate or book-entry shares.

None of First Bancshares, the exchange agent or any other person will be liable to any former Sunshine stockholder for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
In the event any Sunshine stock certificate is lost, stolen or destroyed, in order to receive the merger consideration (including cash in lieu of any fractional shares), the holder of that certificate must provide an affidavit of that fact and, if reasonably required by First Bancshares or the exchange agent, post a bond in such amount as First Bancshares or the exchange agent determines is reasonably necessary to indemnify it against any claim that may be made against it with respect to that certificate.
First Bancshares and the exchange agent will be entitled to deduct and withhold from the consideration otherwise payable to any Sunshine stockholder the amounts they are required to deduct and withhold under any applicable federal, state, local or foreign tax law. If any such amounts are withheld, these amounts will be treated for all purposes of the merger agreement as having been paid to the stockholders from whom they were withheld.
After completion of the merger, there will be no further transfers on the stock transfer books of Sunshine other than to settle transfers of Sunshine common stock that occurred prior to the effective time of the merger.
No interest will be paid or accrued on any amount payable upon cancellation of shares of Sunshine common stock. The shares of First Bancshares common stock issued and cash amount paid in accordance with the merger agreement upon conversion of the shares of Sunshine common stock (including any cash paid in lieu of fractional shares) will be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Sunshine common stock.
If any portion of the merger consideration is to be delivered to a person or entity other than the holder in whose name any surrendered certificate is registered, it will be a condition of such exchange that (i) the certificate surrendered must be properly endorsed or must be otherwise in proper form for transfer and (ii) the person or entity requesting such payment pays any transfer or other similar taxes required by reason of the payment of the merger consideration to a person or entity other than the registered holder of the certificate surrendered or will establish to the satisfaction of First Bancshares that such tax has been paid or is not required to be paid. Payment of the applicable merger consideration with respect to book-entry shares will only be made to the person or entity in whose name such book-entry shares are registered. The shares of First Bancshares common stock may be in uncertificated book-entry form, unless a physical certificate is otherwise required by any applicable law.
Representations and Warranties
The merger agreement contains customary representations and warranties of First Bancshares and Sunshine relating to their respective businesses that are made as of the date of the merger agreement and as of the closing date of the merger. The representations and warranties of each of First Bancshares and Sunshine have been made solely for the benefit of the other party, and these representations and warranties should not be relied on by any other person. In addition, these representations and warranties:
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have been qualified by information set forth in confidential disclosure schedules in connection with signing the merger agreement — the information contained in these schedules modifies, qualifies and creates exceptions to the representations and warranties in the merger agreement;

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will not survive consummation of the merger;

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may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the merger agreement if those statements turn out to be inaccurate;

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are in some cases subject to a materiality standard described in the merger agreement which may differ from what may be viewed as material by you; and

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were made only as of the date of the merger agreement or such other date as is specified in the merger agreement.

The representations and warranties made by First Bancshares and Sunshine to each other primarily relate to:
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corporate organization, existence, power and authority;

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capitalization;

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corporate authorization to enter into the merger agreement and to consummate the merger;

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regulatory approvals and consents required in connection with the merger and the bank merger;

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reports filed with governmental entities, including the SEC;

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absence of material adverse effect on each party since December 31, 2016;

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compliance with laws and the absence of regulatory agreements;

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tax matters;

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litigation and legal proceedings;

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fees paid to financial advisors; and

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accuracy of the information supplied by each party for inclusion or incorporation by reference in this proxy statement/prospectus.

Sunshine has also made representations and warranties to First Bancshares with respect to:
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labor and employee relations;

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employee benefits plans;

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investment portfolio;

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material contracts;

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intellectual properties;

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environmental matters;

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receipt of fairness opinion;

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insurance policies;

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derivative transactions;

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financial statements;

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loan portfolio;

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adequacy of allowances for loan losses;

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absence of state takeover laws applicability;

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real and personal property matters; and

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transactions with affiliates.

Definition of  “Material Adverse Effect”
Certain representations and warranties of First Bancshares and Sunshine are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to either First Bancshares or Sunshine, means (i) any change, development or effect that individually or in the aggregate is, or is reasonably likely to be, material and adverse to the condition (financial or otherwise), results of operations, liquidity, assets or deposit liabilities, properties, or business of such party and its subsidiaries, taken as a whole, or (ii) any change, development or effect that individually or in the aggregate would, or would be reasonably likely to, materially impair the ability of such party to perform its obligations under the merger agreement or otherwise materially impairs, or is reasonably likely to materially impair, the ability of such party to consummate the merger and the transactions contemplated by the merger agreement. For purposes of clause (i) only, the definition of “material adverse effect” excludes the following:
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changes in banking and similar laws of general applicability or interpretations thereof by any governmental authority;

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changes in GAAP or regulatory accounting requirements applicable to banks or bank holding companies generally;

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changes in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally;

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public disclosure of the transactions contemplated or actions expressly required by the merger agreement or actions or omissions that are taken with the prior written consent of the other party, or as otherwise expressly permitted or contemplated by the merger agreement;

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any failure by Sunshine or First Bancshares to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of material adverse effect may be taken into account in determining whether there has been a material adverse effect);

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changes in the trading price or trading volume of First Bancshares common stock; and

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the impact of this merger agreement and the transactions contemplated by the merger agreement on relationships with customers or employees, including the loss of personnel;

except, with respect to the first three bullets, if the effects of such change disproportionately affect such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate.
Covenants and Agreements
Pursuant to the merger agreement, First Bancshares and Sunshine have agreed to certain restrictions on their activities until the effective time of the merger. First Bancshares has agreed that it will carry on its business consistent with prudent banking practices and in compliance in all material respects with applicable laws. Sunshine has agreed to carry on its business, including the business of each of its subsidiaries, in the ordinary course of business and consistent with prudent banking practice. In addition, Sunshine has agreed that it will use commercially reasonable efforts to:
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preserve its business organization and assets intact;

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keep available to itself and First Bancshares the present services of the current officers and employees of Sunshine and its subsidiaries;

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preserve for itself and First Bancshares the goodwill of its customers, employees, lessors and others with whom business relationships exists; and

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continue diligent collection efforts with respect to any delinquent loans and, to the extent within its control, not allow any material increase in delinquent loans.

First Bancshares has also agreed that until the effective time of the merger, it and its subsidiaries will not take any or knowingly fail to take any action that is intended or is reasonably likely to:
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prevent, delay or impair First Bancshares’ ability to consummate the merger or the transactions contemplated by the merger agreement;

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agree to take, commit to take, or adopt any resolution of its board of directors in support of, any of the actions prohibited by the merger agreement;

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take any action that is intended or is reasonably likely to result in the merger or the bank merger failing to qualify as a “reorganization” under Section 368(a) of the Code;

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take any action that is likely to materially impair First Bancshares’ ability to perform any of its obligations under the merger agreement or The First to perform any of its obligations under the bank plan of merger; or

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agree or commit to do any of the foregoing.

Sunshine has also agreed that it will not, and will not permit its subsidiaries to do any of the following without the prior written consent of First Bancshares, except as previously agreed to by the parties:
•
except as previously disclosed to First Bancshares, (i) issue, sell, grant, pledge, dispose of, encumber, or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its stock, any rights, any new award or grant under the Sunshine stock plans or otherwise, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company), or enter into any agreement with respect to the foregoing (except that Sunshine may issue shares of Sunshine common stock upon the exercise of Sunshine stock options which are currently outstanding and vested or which become vested prior to the effective time), (ii) except as permitted in the merger agreement, accelerate the vesting of any existing rights, or (iii) except as permitted in the merger agreement, directly or indirectly change (or establish a record date for changing), adjust, split, combine, redeem, reclassify, exchange, purchase or otherwise acquire any shares of its capital stock, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any rights issued and outstanding prior to the effective time;

•
make, declare, pay or set aside for payment of dividends payable in cash, stock or property on or in respect of, or declare or make any distribution on, any shares of its capital stock, except dividends from wholly owned subsidiaries to Sunshine;

•
enter into or amend or renew any employment, consulting, compensatory, severance, retention or similar agreements or arrangements with any director, officer or employee of Sunshine or its subsidiaries, or grant any salary, wage or fee increase or increase any employee benefit or pay any incentive or bonus payments, except (i) normal increases in base salary to employees in the ordinary course of business and pursuant to policies currently in effect, provided that, such increases shall not result in an annual adjustment in base compensation (which includes base salary and any other compensation other than bonus payments) of more than 5% for any individual or 3% in the aggregate for all employees of Sunshine or its subsidiaries, except as previously disclosed to First Bancshares, (ii) as specifically provided for by the merger agreement, (iii) as may be required by law, (iv) to satisfy contractual obligations, or (v) as previously disclosed to First Bancshares;

•
hire any person as an employee of Sunshine or any of its subsidiaries, except for at-will employees at an annual rate of salary not to exceed $100,000;

•
enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by or to make consistent with applicable law, subject to the provision of prior written notice to and consultation with First Bancshares, (ii) to satisfy contractual obligations existing as of the date of the merger agreement and as previously disclosed to First Bancshares, (iii) as previously disclosed to First Bancshares, or (iv) as may be required pursuant to the terms of the merger agreement) any Sunshine benefit plan or other pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of Sunshine or any of its subsidiaries;

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except pursuant to agreements or arrangements in effect on the date of the merger agreement and previously disclosed to First Bancshares and loans to directors, officers, and their immediate family members, affiliates, or associates that are below certain thresholds and which are in compliance with Regulation O, pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or associates of any of its officers or directors other than compensation or business expense advancements or reimbursements in the ordinary course of business;

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except in the ordinary course of business, sell, license, lease, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its rights, assets, deposits, business or properties or cancel or release any indebtedness owed to Sunshine or any of its subsidiaries;

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acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business) all or any portion of the assets, debt, business, deposits or properties of any other entity or person, except for purchases specifically approved by First Bancshares;

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make any capital expenditures in amounts exceeding $50,000 individually, or $250,000 in the aggregate;

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amend the Sunshine Articles or the Sunshine Bylaws or any equivalent documents of Sunshine’s subsidiaries;

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implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable laws, GAAP or applicable accounting requirements of any governmental authority, in each case, including changes in the interpretation or enforcement thereof;

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except as previously disclosed to First Bancshares, enter into, amend, modify, terminate, extend, or waive any material provision of, any Sunshine material contract, lease or insurance policy, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease, license or contract, other than normal renewals of contracts, licenses and leases without material adverse changes of terms with respect to Sunshine or any of its subsidiaries, or enter into any contract that would constitute a Sunshine material contract if it were in effect on the date of the merger agreement, except for any amendments, modifications or terminations reasonably requested by First Bancshares;

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other than settlement of foreclosure actions in the ordinary course of business, (i) enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which Sunshine or any of its subsidiaries is or becomes a party after the date of the merger agreement, which settlement or agreement involves payment by Sunshine or any of its subsidiaries of an amount which exceeds $100,000 individually or $200,000 in the aggregate and/or would impose any material restriction on the business of Sunshine or any of its subsidiaries or (ii) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;

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(i) enter into any material new line of business, introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements; (ii) change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable law, regulation or policies imposed by any governmental authority; (iii) make any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans, its hedging practices and policies, and (iv) incur any material liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the ordinary course of business;

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enter into any derivative transaction;

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incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice with a term not in excess of 12 months (other than creation of deposit liabilities or sales of certificates of deposit in the ordinary course of business), or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (whether absolute, accrued, contingent or otherwise) of any other person, other than the issuance of letters of credit in the ordinary course of business and in accordance with restrictions on making or extending loans as set forth in the merger agreement;

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(i) other than in accordance with Sunshine’s investment guidelines, acquire, sell or otherwise dispose of any debt security or equity investment or any certificates of deposits issued by other banks, or (ii) change the classification method for any of the Sunshine investment securities from “held to maturity” to “available for sale” or from “available for sale” to “held to maturity,” as those terms are used in ASC 320;

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make any changes to deposit pricing other than such changes made in the ordinary course of business;

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except for loans or extensions of credit approved and/or committed as of the date of the merger agreement and disclosed to First Bancshares, (i) make, renew, renegotiate, increase, extend or modify any (A) unsecured loan, if the amount of such unsecured loan, together with any other outstanding unsecured loans made by Sunshine or any of its subsidiaries to such borrower or its affiliates, would be in excess of  $100,000, in the aggregate, (B) loan secured by other than a first lien in excess of  $500,000, (C) loan in excess of the Federal Financial Institutions Examination Council’s regulatory guidelines relating to loan to value ratios, (D) loan secured by a first lien residential mortgage and with no loan policy exceptions in excess of  $750,000, (E) secured loan over $2,000,000, (F) any loan that is not made in conformity with Sunshine’s ordinary course lending policies and guidelines in effect as of the date hereof, or (G) loan, whether secured or unsecured, if the amount of such loan, together with any other outstanding loans (without regard to whether such other loans have been advanced or remain to be advanced), would result in the aggregate outstanding loans to any borrower of Sunshine or any of its subsidiaries (without regard to whether such other loans have been advanced or remain to be advanced) to exceed $2,000,000, (ii) sell any loan or loan pools in excess of  $1,000,000 in principal amount or sale price (other than residential mortgage loan pools sold in the ordinary course of business), or (iii) acquire any servicing rights, or sell or otherwise transfer any loan where Sunshine or any of its subsidiaries retains any servicing rights. Any loan in excess of the foregoing limits shall require the prior written approval of the President or Chief Credit Officer or Credit Administrator of The First;

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make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof or make any investment or commitment to develop, or otherwise take any actions to develop any real estate owned by Sunshine or its subsidiaries;

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except as required by applicable law or in the ordinary course of business, make or change any material tax election, file any material amended tax return, enter into any material closing agreement with respect to taxes, settle or compromise any material liability with respect to taxes, agree to any material adjustment of any tax attribute, or consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment, provided that, for purposes of the foregoing, “material” means affecting or relating to $100,000 or more in taxes or $200,000 or more of taxable income;

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take any action or knowingly fail to take any action not contemplated by the merger agreement that is intended or is reasonably likely to (i) prevent, delay or impair Sunshine’s ability to consummate the merger or the transactions contemplated by the merger agreement, or (ii) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of any actions prohibited by the merger agreement;

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directly or indirectly repurchase, redeem or otherwise acquire any shares of Sunshine capital stock or any securities convertible into or exercisable for any shares of Sunshine capital stock, provided that Sunshine may repurchase, redeem or otherwise acquire shares of Sunshine common stock in connection with the payment of  (x) the exercise price and any related withholding taxes owed by the holder of an Sunshine stock option who exercises a Sunshine stock option or (y) the withholding taxes owed by a holder of an Sunshine restricted share upon the vesting of a Sunshine restricted share);

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except as required by law, file any application or make any contract or commitment for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production or servicing facility or automated banking facility, except for any change that may be requested by First Bancshares;

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merge or consolidate itself or any of its subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its subsidiaries; or

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(i) enter into any contract with respect to, or otherwise agree or commit to do, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing or (ii) take any action that is intended or expected to result in any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time prior to the effective time, or in any of the conditions to the merger not being satisfied or in a violation of any provision of the merger agreement, except, in every case, as may be required by applicable law.

Sunshine has also agreed to cause to be delivered to First Bancshares (i) resignations of all the directors of Sunshine and its subsidiaries to be effective as of the effective time of the merger, and (ii) a termination agreement, in form acceptable to First Bancshares in its sole discretion, with respect to that certain agreement dated February 5, 2016 by and among Sunshine, Sunshine Bank, Stilwell Value Partners VII, L.P., Stilwell Activist Fund, L.P., Stilwell Activist Investments, L.P., Stilwell Partners, L.P., and Stilwell Value LLC, a Delaware limited liability company, and Corissa J. Briglia.
Regulatory Matters
First Bancshares and Sunshine agreed to use their respective commercially reasonable efforts to cause the registration statement to be declared effective by the SEC as promptly as reasonably practicable after filing. First Bancshares has also agreed to use its commercially reasonable efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by the merger agreement.
First Bancshares and Sunshine and their respective subsidiaries have agreed to cooperate with each other and use their reasonable best efforts to prepare and file all necessary documentation, to effect all filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and regulatory and governmental entities that are necessary to consummate the transactions contemplated by the merger agreement, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations; provided, however, that nothing contained in the merger agreement will require First Bancshares or any of its subsidiaries or Sunshine or any of its subsidiaries to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of any governmental authority that would reasonably be likely to have a material and adverse effect (measured on a scale relative to Sunshine) on the condition (financial or otherwise), results of operations, liquidity, assets or deposit liabilities, properties or business of First Bancshares, Sunshine, the surviving entity or the surviving bank, after giving effect to the merger (a “burdensome condition”).
First Bancshares and Sunshine will furnish each other and each other’s counsel with all information as may be necessary or advisable in connection with any application, petition or any other statement or application made by or on behalf of First Bancshares or Sunshine to any governmental authority in connection with the transactions contemplated by the merger agreement. Each party has the right to review and approve in advance all characterizations of the information relating to such party and any of its subsidiaries that appear in any filing with a governmental authority made in connection with the transactions contemplated by the merger agreement. In addition, First Bancshares and Sunshine agreed to provide to the other party for review a copy of each filing with a governmental authority made in connection with the transactions contemplated by the merger agreement prior to its filing.
NASDAQ Listing
First Bancshares has agreed to use its commercially reasonable efforts to cause the shares of its common stock to be issued in connection with the merger to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the effective time of the merger.
Employee Matters
General
Following the effective time of the merger, First Bancshares must maintain employee benefit plans and compensation opportunities for those persons who are full-time employees of Sunshine and its subsidiaries on the closing date of the merger (referred to below as “covered employees”) that provide employee benefits and compensation opportunities which, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are made available on a uniform and non-discriminatory basis to similarly situated employees of First Bancshares or its subsidiaries (except that no covered employee may participate in any closed or frozen plan of First Bancshares or its subsidiaries). First Bancshares shall give the covered employees full credit for their prior service with Sunshine and its subsidiaries for purposes of eligibility and vesting under any qualified or non-qualified employee benefit plan maintained by First Bancshares in which covered employees may be eligible to participate and for all purposes under any welfare benefit plans, vacation plans and similar arrangements maintained by First Bancshares.
With respect to any First Bancshares health, dental, vision or other welfare plan in which any covered employee is eligible to participate, for the first plan year in which the covered employee is eligible to participate, First Bancshares or its applicable subsidiary must use its commercially reasonable best efforts to: (i) cause any pre-existing condition limitations or eligibility waiting periods under such plan to be waived with respect to the covered employee and his or her covered dependents to the extent the condition was, or would have been, covered under the Sunshine benefit plan in which the covered employee participated immediately prior to the effective time of the merger; and (ii) recognize any health, dental, vision or other welfare expenses incurred by the covered employee and his or her covered dependents in the year that includes the closing date of the merger (or, if later, the year in which the covered employee is first eligible to participate) for purposes of any applicable copayment, deductible and annual out-of-pocket expense requirements.
Employees of Sunshine (other than employees who are otherwise parties to employment, severance or change or control agreements) (i) who are not offered the opportunity to continue as employees of First Bancshares or its wholly owned bank subsidiary after the merger or (ii) who are terminated without cause within one year after the merger, will be entitled to receive (A) severance compensation based on the number of years of service with Sunshine and the employees’ weekly rate of pay, (B) accrued benefits, including vacation pay, through the date of separation, and (C) any rights to continuation of medical coverage to the extent such rights are required under applicable federal or state law and subject to the employee’s compliance with all applicable requirements for such continuation coverage, including payment of all premiums or other expenses related to such coverage.
Prior to the effective time of the merger, Sunshine will effectuate the termination or discontinuation of certain benefits plans maintained by Sunshine, as requested by First Bancshares.
Indemnification and Directors’ and Officers’ Insurance
For a period of six years after the effective time of the merger, First Bancshares shall indemnify and hold harmless the present and former directors and officers of Sunshine and its subsidiaries against all costs or expenses, judgements, fines, losses, claims, damages or other liabilities incurred in connection with any claim, action, suit, proceeding or investigation arising out of actions or omissions of such persons in the course of performing their duties for Sunshine or its subsidiaries occurring at or before the effective time of the merger (including the transactions contemplated by the merger agreement), to the same extent as such persons have the right to be indemnified pursuant to the organizational documents of Sunshine and to the extent permitted by applicable law. First Bancshares will also advance expenses in connection with such indemnification.
For a period of six years after the effective time of the merger, First Bancshares will provide directors’ and officers’ liability insurance that serves to reimburse the present and former officers and directors of Sunshine or its subsidiaries with respect to claims against them arising from facts or events occurring before the effective time of the merger (including the transactions contemplated by the merger agreement). The directors’ and officers’ liability insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the indemnified person as the coverage currently provided by Sunshine; provided, however, that: (i) if First Bancshares is unable to obtain or maintain the directors’ and officers’ liability insurance, then First Bancshares will provide as much comparable insurance as is reasonably available, and (ii) officers and directors of Sunshine or its subsidiaries may be required to make application and provide customary representations and warranties to the carrier of the insurance. First Bancshares will not be required to expend for such tail insurance a premium amount in excess of an amount equal to 200% of the annual premiums paid by Sunshine for director and officer insurance in effect as of the date of this Agreement.
First Bancshares has agreed that if it, or any of its successors and assigns, consolidates with or merges with any other corporation or entity where it is not the continuing or surviving corporation, or transfers all or substantially all of its property or assets, it will make proper provision so that the successors and assigns of First Bancshares and its subsidiaries will assume the obligations of indemnification under the merger agreement.
No Solicitation
Sunshine has agreed that, from the date of the merger agreement it will not, and will cause its subsidiaries and each of their respective officers, directors and employees not to, and will not authorize any investment bankers, financial advisors, attorneys, accountants, consultants, affiliates or other agents of Sunshine or any of its subsidiaries to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage or take any action to facilitate an inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an acquisition proposal; (ii) participate in any discussions or negotiations regarding any acquisition proposal or furnish, or otherwise afford access to, any person (other than First Bancshares) any information or data with respect to Sunshine or any of its subsidiaries or otherwise relating to an acquisition proposal; (iii) release any person from, waive any provision of, or fail to enforce any confidentiality agreement or standstill agreement to which Sunshine is a party; or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any acquisition proposal or approve or resolve to approve any acquisition proposal or any agreement, agreement in principle or letter of intent relating to an acquisition proposal.
For purposes of the merger agreement, an “acquisition proposal” means any inquiry, offer or proposal that could reasonably be expected to lead to: (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving Sunshine or any of its subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, a significant portion of the assets of Sunshine or any of its subsidiaries; (C) any issuance, sale or other disposition of  (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 20% or more of the votes attached to the outstanding securities of Sunshine or any of its subsidiaries; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 20% or more of any class of equity securities of Sunshine or any of its subsidiaries; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

However, at any time prior to the Sunshine special meeting, Sunshine may take any of the actions described in the first paragraph of this “— No Solicitation” section if, but only if  (i) Sunshine receives a bona fide unsolicited acquisition proposal that did not result from a breach of the first paragraph of this section, (ii) the Sunshine board of directors reasonably determines in good faith, after consultation with and having considered the advice of its outside financial advisor and outside legal counsel, that such acquisition proposal constitutes or is reasonably likely to lead to a superior proposal and it is reasonably necessary to take such actions to comply with its fiduciary duties to Sunshine’s stockholders under applicable law, (iii) Sunshine has provided First Bancshares with at least three business days’ prior notice of such determination, and (iv) prior to furnishing or affording access to any information or data with respect to Sunshine or any of its subsidiaries or otherwise relating to an acquisition proposal, Sunshine receives from such person a confidentiality agreement with terms no less favorable to Sunshine than those contained in the confidentiality agreement with First Bancshares. Sunshine must promptly provide to First Bancshares any non-public information regarding Sunshine or any of its subsidiaries provided to any other person which was not previously provided to First Bancshares, and such additional information must be provided no later than the date of provision of such information to such other party.
A “superior proposal” means a bona fide, unsolicited acquisition proposal (i) that if consummated would result in a third party (or in the case of a direct merger between such third party and Sunshine or any of its subsidiaries, the stockholders of such third party) acquiring, directly or indirectly, more than 50% of the outstanding Sunshine common stock or more than 50% of the assets of Sunshine and its subsidiaries, taken as a whole, for consideration consisting of cash and/or securities and (ii) that the board of directors of Sunshine reasonably determines in good faith, after consultation with its outside financial advisor and outside legal counsel, (a) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such acquisition proposal, and (b) taking into account any changes to the merger agreement proposed by First Bancshares in response to such acquisition proposal, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such acquisition proposal, such proposal is more favorable to the stockholders of Sunshine from a financial point of view than the merger.
Sunshine must promptly (and in any event within 24 hours) notify First Bancshares in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, Sunshine or its representatives, in each case in connection with any acquisition proposal, and such notice must indicate the name of the person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications), except to the extent that such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement). Sunshine has agreed that it will keep First Bancshares informed, on a reasonably current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).
Except as provided below, neither the board of directors of Sunshine nor any committee thereof shall (i) withdraw, qualify, amend or modify, or propose to withdraw, qualify, amend or modify, in a manner adverse to First Bancshares in connection with the transactions contemplated by the merger agreement (including the merger), the Sunshine recommendation, fail to reaffirm the Sunshine recommendation within three business days following a request by First Bancshares, or make any statement, filing or release, in connection with the Sunshine special meeting or otherwise, inconsistent with the Sunshine recommendation (it being understood that taking a neutral position or no position with respect to an acquisition proposal will be considered an adverse modification of the Sunshine recommendation); (ii) approve or recommend, or propose to approve or recommend, any acquisition proposal; or (iii) enter into (or cause Sunshine or any of its subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (a) related to any acquisition transaction (other than a confidentiality agreement entered into in accordance with the foregoing) or (b) requiring Sunshine to abandon, terminate or fail to consummate the merger or any other transaction contemplated by the merger agreement.

Notwithstanding the foregoing, prior to the date of the Sunshine special meeting, the board of directors of Sunshine may withdraw, qualify, amend or modify the Sunshine recommendation (“Sunshine subsequent determination”) after the fifth business day following First Bancshares’ receipt of a notice (the “notice of superior proposal”) from Sunshine advising First Bancshares that the board of directors of Sunshine has decided that a bona fide unsolicited written acquisition proposal that it received (that did not result from a breach of the merger agreement) constitutes a superior proposal if, but only if, (i) the board of directors of Sunshine has determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that it is reasonably necessary to take such actions to comply with its fiduciary duties to Sunshine’s stockholders under applicable law, (ii) during the five business day period after receipt of the notice of superior proposal by First Bancshares (the “notice period”), Sunshine and the board of directors of Sunshine shall have cooperated and negotiated in good faith with First Bancshares to make such adjustments, modifications or amendments to the terms and conditions of the merger agreement as would enable Sunshine to proceed with the Sunshine recommendation in favor of the merger with First Bancshares without a Sunshine subsequent determination; provided, however, that First Bancshares does not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of the merger agreement and (iii) at the end of the notice period, after taking into account any such adjusted, modified or amended terms as may have been proposed by First Bancshares since its receipt of such notice of superior proposal, the board of directors of Sunshine has again in good faith made the determination that such acquisition proposal constitutes a superior proposal. In the event of any material revisions to the superior proposal, Sunshine is required to deliver a new notice of superior proposal to First Bancshares and again comply with the foregoing requirements, except that the notice period will be reduced to three business days.
Notwithstanding any Sunshine subsequent determination, the merger agreement will be submitted to Sunshine’s stockholders at the Sunshine special meeting for the purpose of voting on the approval of the merger proposal and nothing contained in the merger agreement will be deemed to relieve Sunshine of such obligation; provided, however, that if the board of directors of Sunshine makes a Sunshine subsequent determination with respect to a superior proposal, then the board of directors of Sunshine may recommend approval of such superior proposal by the stockholders of Sunshine and may submit the merger proposal to Sunshine’s stockholders without recommendation, in which event the board of directors of Sunshine will communicate the basis for its recommendation of such superior proposal and the basis for its lack of a recommendation with respect to the merger proposal to Sunshine’s stockholders in an appropriate amendment or supplement to this proxy statement/prospectus.
Conditions to Completion of the Merger
The completion of the merger depends on a number of conditions being satisfied or, where permitted, waived, including:
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the required approval by the stockholders of Sunshine;

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the receipt of all regulatory approvals, or expiration or termination of all statutory waiting periods in respect thereof, required to consummate the transactions contemplated by the merger agreement, without any burdensome conditions;

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the absence of any judgement, order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the merger, the bank merger or the other transactions contemplated by the merger agreement;

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the effectiveness of the registration statement on Form S-4, of which this proxy statement/prospectus is a part, under the Securities Act;

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the receipt by First Bancshares and Sunshine from their respective tax counsel of a U.S. federal income tax opinion, dated the closing date of the merger, that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

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the accuracy, subject to varying degrees of materiality, of First Bancshares’ and Sunshine’s respective representations and warranties in the merger agreement on the date of the merger agreement and as of the effective time of the merger (or such other date specified in the merger agreement);

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performance in all material respects by First Bancshares and Sunshine of their respective obligations under the merger agreement;

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the Plan of Bank Merger is executed and delivered;

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less than 12.5% of the outstanding shares of Sunshine common stock validly exercise, or remain entitled to exercise, their appraisal rights; and

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the absence of any event which has resulted in a material adverse effect on the other party, and the absence of any condition, event, fact, circumstance or other occurrence that is reasonably expected to have a material adverse effect on the other party.

No assurance is given as to when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.
Termination
The merger agreement may be terminated at any time prior to the effective time of the merger:
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by mutual written consent of First Bancshares and Sunshine;

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by First Bancshares or Sunshine if any regulatory approval required for consummation of the transactions contemplated by the merger agreement has been denied by final non-appealable action by the relevant governmental authority or any application for such regulatory approval shall have been permanently withdrawn at the request of a governmental authority;

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by First Bancshares or Sunshine if the approval of the stockholders of Sunshine is not obtained;

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by First Bancshares or Sunshine in the event of a material breach by the other party of any representation, warranty or covenant contained in the merger agreement and such breach is not cured prior to the earlier of thirty days of notice of the breach or two business days prior to the effective date and the terminating party is not itself in material breach;

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by First Bancshares or Sunshine if the merger is not consummated on or before May 31, 2018, subject to automatic extension to August 31, 2018 if the only outstanding condition to closing is the receipt of regulatory approvals;

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by First Bancshares if Sunshine materially breaches its covenant not to solicit other offers;

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by First Bancshares if Sunshine withdraws, qualifies, amends, modifies or withholds its recommendation to its stockholders to approve the merger and the merger agreement, or makes any statement, filing or release, in connection with the stockholder meeting or otherwise, inconsistent with its recommendation (it being understood that taking a neutral position or no position with respect to an acquisition proposal shall be considered an adverse modification of its recommendation);

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by First Bancshares if Sunshine fails to properly call, give notice of, and commence a meeting of stockholders to vote on the merger;

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by First Bancshares if Sunshine approves or recommends an acquisition proposal;

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by First Bancshares if Sunshine fails to publicly recommend against a publicly announced acquisition proposal within three (3) business days of being requested to do so by First Bancshares or fails to publicly reconfirm its recommendation to its stockholders within (3) business days of being requested to do so by First Bancshares;

•
by Sunshine if  (i) the average closing price of First Bancshares common stock over the 20 trading days preceding the date that is five days prior to the closing date is less than $25.52, and (ii) the decline in the price of First Bancshares’ common stock (as measured by the average closing price divided by $31.90) is less than the number obtained by dividing the average closing price of the KBW Regional Banking Index (KRX) over the 20 trading days preceding the date that is five days prior to the closing date by $111.38; provided, however, if Sunshine wishes to exercise its termination right pursuant to this provision, it shall give prompt written notice to First

Bancshares, and within the five-day period after its receipt of the termination notice from Sunshine, First Bancshares will have the option, but not the obligation, to adjust the exchange ratio such that the total merger consideration would be worth at least $26,529,000, which will nullify and void Sunshine’s termination, and the merger agreement will remain in full force and effect; or
•
by Sunshine if Sunshine’s board of directors determines to enter into a definitive agreement with respect to a superior proposal in accordance with the terms of the merger agreement, but only if Sunshine pays to First Bancshares the $1,200,000 termination fee.

Termination Fee
Sunshine will pay First Bancshares a termination fee equal to $1,200,000 in the event of any of the following:
•
First Bancshares terminated the merger agreement because: (i) Sunshine materially breached its covenant not to solicit other offers; (ii) Sunshine withdrew, qualified, amended, modified or withheld its recommendation to its stockholders to approve the merger and the merger agreement to its stockholders, or made any statement, filing or release, in connection with the stockholder meeting or otherwise, inconsistent with its recommendation (it being understood that taking a neutral position or no position with respect to an acquisition proposal shall be considered an adverse modification of its recommendation); (iii) Sunshine failed to properly call, give notice of, and commence a meeting of stockholders to vote on the merger; (iv) Sunshine approved or recommended an acquisition proposal; (v) Sunshine failed to publicly recommend against a publicly announced acquisition proposal within three (3) business days of being requested to do so by First Bancshares or failed to publicly reconfirm its recommendation to its stockholders within (3) business days of being requested to do so by First Bancshares; or (vi) Sunshine resolved or otherwise determined to take, or announced an intention to take, any of the foregoing actions; or

•
in the event that after the date of the merger agreement and prior to the termination of the merger agreement, an acquisition proposal was made known to senior management of Sunshine or has been made directly to Sunshine’s stockholders generally or the acquisition proposal shall have been publicly announced (and not withdrawn), and (i) the merger agreement is terminated (A) by either First Bancshares or Sunshine because the requisite Sunshine stockholder approval was not obtained or (B) by First Bancshares because of Sunshine’s material breach of its representations and warranties or covenants in the merger agreement, and (ii) prior to the date within 12 months of such termination, Sunshine enters into any agreement or consummates a transaction with respect to an acquisition proposal (whether or not it’s the same acquisition proposal as that referred to above).

Effect of Termination
A termination of the merger agreement will not relieve a breaching party from liability for any breach of any covenant, agreement, representation or warranty of the merger agreement giving rise to such termination or resulting from fraud or any willful and material breach. Notwithstanding the foregoing, the parties have agreed that if Sunshine pays or causes to be paid to First Bancshares the termination fee in accordance with the merger agreement, Sunshine (or any successor in interest of Sunshine) will not have any further obligations or liabilities to First Bancshares with respect to the merger agreement or the transactions contemplated by it.
Amendment; Waiver
Prior to the effective time of the merger and to the extent permitted by applicable law, any provision of the merger agreement may be (a) waived by the party benefitted by the provision, provided the waiver is in writing and signed by such party, or (b) amended or modified at any time, by an agreement in writing between the parties, except that after the Sunshine special meeting no amendment may be made which by law requires further approval by the shareholders of First Bancshares or Sunshine without obtaining such approval.

Expenses
All expenses incurred in connection with the merger, the bank merger, the merger agreement and other transactions contemplated thereby, including fees and expenses of financial consultants, accountants and counsel, will be paid by the party incurring the expenses. Nothing in the merger agreement limits either party’s rights to recover any liabilities or damages arising out of the other party’s willful breach of any provision of the merger agreement.

ANCILLARY AGREEMENTS
Voting Agreements
In connection with, and as a condition to, entering into the merger agreement, each of the directors of Sunshine and Sunshine Community and certain stockholders of Sunshine entered into a voting agreement with First Bancshares. The following summary of the voting agreements is subject to, and qualified in its entirety by reference to, the form voting agreement attached as Exhibit A to the merger agreement attached as Annex A to this document.
Pursuant to the voting agreements, each party to a voting agreement has agreed to appear at the Sunshine special meeting (in person or by proxy) and to vote his or her shares of Sunshine common stock:
•
in favor of adoption and approval of the merger agreement and the approval of the merger and the other transactions contemplated by the merger agreement;

•
in favor of any proposal to adjourn or postpone such meeting, if necessary, to solicit additional proxies to approve the merger agreement and the merger;

•
against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Sunshine contained in the merger agreement;

•
against any acquisition proposal other than the merger; and

•
against any other action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the merger agreement.

In addition, the voting agreements provide that each stockholder party to a voting agreement will not:
•
directly or indirectly sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of such stockholder’s shares of Sunshine common stock; and

•
(i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an acquisition proposal, (ii) participate in any discussions or negotiations regarding any acquisition proposal or furnish, or otherwise afford access, to any person (other than First Bancshares) any information or data with respect to Sunshine or any of its subsidiaries or otherwise relating to an acquisition proposal, (iii) enter into any agreement, agreement in principle or letter of intent with respect to any acquisition proposal or approve or resolve to approve any acquisition proposal or any agreement, agreement in principle or letter of intent relating to an acquisition proposal, (iv) solicit proxies with respect to an acquisition proposal or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the merger in accordance with the terms of the merger agreement, or (v) initiate a stockholders’ vote or action by consent of Sunshine’s stockholders with respect to an acquisition proposal.

The voting agreements will automatically terminate upon the earlier of  (i) the effective date of the merger, (ii) the amendment of the merger agreement in any manner that materially and adversely affects any of the stockholder’s rights set forth in the merger agreement, (iii) termination of the merger agreement, or (iv) three (3) years from the date the voting agreements are executed.
As of the record date, stockholders who are party to the voting agreements beneficially owned and were entitled to vote an aggregate of approximately [•] shares of Sunshine common stock, which represented approximately [•]% of the shares of Sunshine common stock outstanding on that date.
Non-Competition and Non-Disclosure Agreements
In addition to the voting agreements, as a condition to First Bancshares entering into the merger agreement, each of the directors of Sunshine and Sunshine Community entered into a non-competition and non-disclosure agreements with First Bancshares. The following summary of the non-competition and non-disclosure agreements is subject to, and qualified in its entirety by reference to, the form non-competition and non-disclosure agreement attached as Exhibit C or Exhibit D to the merger agreement attached as Annex A to this document.
Pursuant to the non-competition and non-disclosure agreements, each party to a non-competition and non-disclosure agreement has agreed to, among other things:
•
from and after the effective time of the merger, not disclose or use any confidential information or trade secrets of Sunshine for any purpose for so long as such information remains confidential information or a trade secret, except as required by law; and

•
for a period of two years following the closing the merger:

•
not solicit or attempt to solicit any customers of First Bancshares, The First, Sunshine or Sunshine Community, including actively sought prospective customers of Sunshine Community as of the effective time of the merger; and

•
on such director’s own behalf or on behalf of others, not solicit or recruit or attempt to solicit or recruit any employee (full-time or temporary) of First Bancshares, The First, Sunshine or Sunshine Community;

•
for a period of six months or two years after the effective time of the merger (depending on the director), directly on the director’s own behalf or on behalf any other person, not act as a director, manager, officer, or employee of any banking business that is the same or essentially the same as the banking business conducted by First Bancshares, The First or Sunshine or Sunshine Community and that has a banking office located within any county in Florida where Sunshine Community operates a banking office as of the closing of the merger and each county contiguous to each of such counties.

The restrictions in the non-competition and non-disclosure agreements will automatically terminate upon the earlier of  (i) the termination of the merger agreement, (ii) two years after the effective date of the merger, or (iii) upon a change in control of First Bancshares.
Claims Letters
At the time of the execution of the merger agreement, and effective upon the closing of the merger, each director of Sunshine and Sunshine Community executed a claims letter with First Bancshares. The following summary of the claims letters is subject to, and qualified in its entirety by reference to, the claims letter attached as Exhibit E to the merger agreement attached as Annex A to this document.
Pursuant to the claims letter, each director of Sunshine and Sunshine Community released and discharged, effective upon the consummation of the merger, Sunshine and its subsidiaries, their respective directors and officers (in their capacities as such), and their respective successors and assigns (including First Bancshares and The First), of and from any and all liabilities or claims that such director has or claims to have, or previously had or claimed to have, solely in his or her capacity as an officer, director or employee of Sunshine or any of its subsidiaries, as of the effective time of the merger. The release does not apply to (i) compensation for services that has accrued but not yet been paid in the ordinary course of business consistent with past practice; (ii) claims that the director may have in any capacity other than as an officer, director or employee of Sunshine or any of its subsidiaries, such as claims as a borrower under loan commitments and agreements, claims as a depositor under any deposit account with or as the holder of any certificate of deposit issued by Sunshine Community, claims on account of any services rendered by the director in a capacity other than as an officer, director or employee of Sunshine or any of its subsidiaries, claims in his or her capacity of a stockholder of Sunshine and claims as a holder of any check issued by any other depositor of Sunshine Community; (iii) any claims that the director may have under the merger agreement, including with respect to the indemnification provisions of the merger agreement; or (iv) any right to indemnification that the director may have under the articles of incorporation or bylaws of Sunshine or similar documents or any of its subsidiaries, or the merger agreement.

THE COMPANIES
The First Bancshares, Inc.
First Bancshares was incorporated in Mississippi on June 23, 1995 and serves as the bank holding company for The First, headquartered in Hattiesburg, Mississippi. First Bancshares is a registered financial holding company. As of September 30, 2017, First Bancshares had consolidated assets of  $1.79 billion, loans of  $1.19 billion, deposits of  $1.51 billion, and shareholders’ equity of  $167.0 million. First Bancshares operates 43 full service branches, one motor branch and four loan production offices in Mississippi, Alabama, Louisiana and Florida. The First’s deposits are insured by the FDIC.
First Bancshares is a community-focused financial institution that offers a full range of financial services to individuals, businesses, municipal entities, and nonprofit organizations in the communities that it serves. These services include consumer and commercial loans, deposit accounts, trust services, safe deposit services and brokerage services.
First Bancshares and its subsidiaries are subject to comprehensive regulation, examination and supervision by the Federal Reserve Board, the OCC and the Mississippi Department of Banking and Consumer Finance, and are subject to numerous laws and regulations relating to their operations, including, among other things, permissible activities, capital adequacy, reserve requirements, standards for safety and soundness, internal controls, consumer protection, anti-money laundering, and privacy and data security.
On October 24, 2017, First Bancshares entered into an agreement and plan of merger to acquire Southwest Banc Shares, Inc., or Southwest, the holding company of First Community Bank. Pursuant to the merger agreement, Southwest will merge with and into First Bancshares, with First Bancshares as the surviving company, a transaction we refer to as the “Southwest merger.” Immediately after the Southwest merger, First Community Bank, an Alabama-state chartered bank and wholly owned subsidiary of Southwest, will merge with and into The First, with The First as the surviving bank. The transaction was unanimously approved by the boards of directors of each of First Bancshares and Southwest and is expected to close in the first or second quarter of 2018. Completion of the transaction is subject to customary closing conditions, including receipt of required regulatory approvals and approval of Southwest’s shareholders. Under the terms of the agreement, holders of Southwest common stock will receive in the aggregate $60 million, with 60% payable in First Bancshares common stock and 40% payable in cash, subject to adjustments. At September 30, 2017, Southwest had consolidated assets of $391.6 million, loans of  $281.6 million, deposits of  $345.1 million, and shareholders’ equity of $36.8 million.
First Bancshares’ headquarters are located at 6480 U.S. Hwy, 98 West, Hattiesburg, Mississippi 39402, and its telephone number is (601) 268-8998. First Bancshares’ website can be found at www.thefirstbank.com. The contents of First Bancshares’ website are not incorporated into this proxy statement/prospectus.
For more information about First Bancshares’ business, see “Where You Can Find More Information” below.
Sunshine Financial, Inc.
Sunshine was incorporated in Maryland in 2010 and owns all of the outstanding shares of common stock of Sunshine Community headquartered in Tallahassee, Florida. As of September 30, 2017, Sunshine had consolidated assets of  $194.1 million, loans of  $160.0 million, deposits of  $141.7 million, and stockholders’ equity of  $22.2 million. Sunshine operates five full service branches in Florida. Sunshine Community’s deposits are insured by the FDIC.
Additional Information about Sunshine and its subsidiaries, including but not limited to information regarding its business, properties, legal proceedings, financial statements, financial condition and results of operations, changes in and disagreements with accountants on accounting and financial disclosure, market risk, executive compensation and related party transactions is set forth in Sunshine’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and Quarterly Report on Form 10-Q for the nine months ended September 30, 2017, which is included herewith as Annex D and Annex E, respectively. See also “Where You Can Find More Information.”

DESCRIPTION OF CAPITAL STOCK
As a result of the merger, Sunshine stockholders who receive shares of First Bancshares common stock in the merger will become shareholders of First Bancshares. Your rights as shareholders of First Bancshares will be governed by Mississippi law and the First Bancshares Articles and the Frist Bancshares Bylaws. The following briefly summarizes the material terms of First Bancshares common stock. We urge you to read the applicable provisions of the Mississippi Business Corporation Act, or the MBCA, the First Bancshares Articles and First Bancshares Bylaws and federal laws governing bank holding companies carefully and in their entirety. Copies of First Bancshares’ governing documents have been filed with the SEC. To obtain copies of these documents, see “Where You Can Find More Information.” First Bancshares common stock is listed on the NASDAQ Global Market under the symbol “FBMS.”
Common Stock
Authorized.   First Bancshares has 20,000,000 shares of authorized common stock, $1.00 par value. As of January 25, 2018 there were 11,165,907 shares of common stock issued and outstanding.
Voting Rights; Cumulative Voting.   Pursuant to the MBCA and the First Bancshares Bylaws, each outstanding share of the First Bancshares’ common stock is entitled to one vote on each matter submitted to a vote. Holders of the First Bancshares’ common stock do not have cumulative voting rights. Article 2.6 of the First Bancshares Bylaws provides that unless otherwise required by the MBCA or the articles of incorporation, all classes or series of First Bancshares shares entitled to vote generally on a matter shall for that purpose be considered a single voting group.
Classified Board of Directors.   Under Article 10 of the First Bancshares Articles, the board of directors of First Bancshares is divided into three classes — Class I, Class II, and Class III as nearly equal in numbers of directors as possible. Article 3.2 of the bylaws establishes a minimum of nine directors, and a maximum of 25 directors. At present there are a total of 10 directors divided as follows: three Class I directors, four Class II directors, and three Class III directors. The terms of the Class I directors will expire at the 2020 Annual Shareholders’ Meeting. The terms of the Class II directors will expire at the 2018 Annual Shareholders’ Meeting. The terms of the Class III directors will expire at the 2019 Annual Shareholders’ Meeting.
Dividends.   First Bancshares is a legal entity separate and distinct from The First. There are various restrictions that limit the ability of The First to finance, pay dividends or otherwise supply funds to First Bancshares or other affiliates. In addition, subsidiary banks of holding companies are subject to certain restrictions under Sections 23A and 23B of the Federal Reserve Act on any extension of credit to the bank holding company or any of its subsidiaries, on investments in the stock or other securities thereof and on the taking of such stock or securities as collateral for loans to any borrower. Further, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with extensions of credit, leases or sales of property, or furnishing of services.
The principal source of funds from which First Bancshares pay cash dividends are the dividends received from its bank subsidiary, The First. Consequently, dividends are dependent upon The First’s earnings, capital needs, and regulatory policies, as well as statutory and regulatory limitations. Federal and state banking laws and regulations restrict the amount of dividends and loans a bank may make to its parent company. Approval by First Bancshares’ regulators is required if the total of all dividends declared in any calendar year exceeds the total of its net income for that year combined with its retained net income of the preceding two years.
Under certain conditions, dividends paid to First Bancshares by The First are subject to approval by the OCC. A national bank may not pay dividends from its capital. All dividends must be paid out of undivided profits then on hand, after deducting expenses, including reserves for losses and bad debts. In addition, a national bank is prohibited from declaring a dividend on its shares of common stock until its surplus equals its stated capital, unless the bank has transferred to surplus no less than one-tenth of its net profits of the preceding two consecutive half-year periods (in the case of an annual dividend). The approval of the OCC is required if the total of all dividends declared by a national bank in any calendar year exceeds the total of its net profits for that year combined with its retained net profits for the preceding two years, less any required transfers to surplus. In addition, under the Federal Deposit Insurance Corporation Improvement Act, banks may not pay a dividend if, after paying the dividend, the bank would be undercapitalized.

Preemptive Rights; Liquidation.   First Bancshares common stock does not carry any preemptive rights enabling a holder to subscribe for or receive shares of First Bancshares common stock. In the event of liquidation, holders of First Bancshares common stock are entitled to share in the distribution of assets remaining after payment of debts and expenses and after required payments to holders of First Bancshares preferred stock, if any such shares are outstanding. There are no redemption or sinking fund provisions applicable to First Bancshares common stock.
Preferred Stock
Under the terms of the First Bancshares Articles, First Bancshares has authorized the issuance of up to 10,000,000 shares of preferred stock, par value $1.00 per share, any part or all of which shares may be established and designated from time to time by the First Bancshares board of directors by filing an amendment to the articles of incorporation, which is effective without shareholder action, in accordance with the appropriate provisions of the MBCA. First Bancshares Articles authorize First Bancshares’ board of directors to establish one or more series of preferred stock, and to establish such preferences, limitations and relative rights as may be applicable to each series of preferred stock. The issuance of preferred stock and the determination of the terms of preferred stock by the board, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of First Bancshares common stock.
Anti-Takeover Provisions
Supermajority Voting Requirements; Business Combinations or Control Share Acquisition.   The MBCA states that in the absence of a greater requirement in the articles of incorporation, a sale, lease, exchange, or other disposition of all, or substantially all, of a corporation’s property requires approval by a majority of the shares entitled to vote on the transaction. The First Bancshares Articles do not provide for a greater than majority vote on such a transaction.
The First Bancshares Articles include a “control share acquisition” provision requiring any person who plans to acquire a control block of stock (generally defined as 10%) to obtain approval by the majority vote of disinterested shareholders or the affirmative vote of 75% of eligible members of the board of directors (excluding any director who is proposing or who is a member of a group proposing a control share acquisition) in order to vote the control shares. If a control share acquisition is made without first obtaining this approval, all stock beneficially owned by the acquiring person in excess of 10% will be considered “excess stock” and will not be entitled to vote.
Any person who proposes to make or has made a control share acquisition may deliver a statement to First Bancshares describing the person’s background and the control share acquisition and requesting a special meeting of shareholders of First Bancshares to decide whether to grant voting rights to the shares acquired in the control share acquisition. The acquiring person must pay the expenses of this meeting. If no request is made, the voting rights to be accorded the shares acquired in the control share acquisition shall be presented to the next special or annual meeting of the shareholders. If the acquiring person does not deliver his or her statement to First Bancshares, it may elect to repurchase the acquiring person’s shares at fair market value. Control shares acquired in a control share acquisition are not subject to redemption after an acquiring person’s statement has been filed unless the shares are not accorded full voting rights by the shareholders.
Removal of Directors.   Article 11 of the First Bancshares Articles provide that no director of First Bancshares may be removed except by the shareholders for cause; provided that directors elected by a particular voting group may be removed only by the shareholders in that voting group for cause. Article 3.3 of the First Bancshares Bylaws provide further that removal action may only be taken at a shareholders’ meeting for which notice of the removal action has been given. A removed director’s successor may be elected at the same meeting to serve the unexpired term.
Vacancies in the Board of Directors.   Under the First Bancshares Bylaws, any vacancy may be filled for the unexpired term by the affirmative vote of a majority of the remaining directors, provided that, if the vacant office was held by a director elected by a particular voting group, only the shares of that voting group or the remaining directors elected by that voting group shall be entitled to fill the vacancy; provided further, that if the vacant office was held by a director elected by a particular voting group, the other remaining directors or director (elected by another voting group or groups) may fill the vacancy during an interim period before the shareholders of the vacated director’s voting group act to fill the vacancy.
Amendment of the Articles of Incorporation or Bylaws.   Under the MBCA, the board of directors has the power to amend or repeal the bylaws of a Mississippi corporation such as First Bancshares, unless such power is expressly reserved for the shareholders. Article 10 of the First Bancshares Bylaws provides that the bylaws may be amended, altered, or repealed by the board of directors, except with regard to the provisions establishing the number of directors and process for removal of directors, which may only be amended by the affirmative vote of holders of outstanding shares entitled to more than 80% of the votes eligible to be cast on the alteration, amendment, or repeal.
Under the MBCA, amendments to the articles of incorporation that result in dissenters’ rights require the affirmative vote of a majority of the outstanding shares entitled to vote on the amendment. Otherwise, the articles of incorporation may be amended by a majority vote of the shares present at a meeting where a quorum is present.
Special Meetings of Shareholders.   Under the First Bancshares Bylaws, special meetings of the shareholders, for any purpose or purposes, may be called by the chairman of the board of directors, the chief executive officer, or the board of directors, or within 75 days of a written request of shareholders holding in the aggregate 10% or more of the total voting power entitled to vote on an issue. Such a request must state the purpose or purposes of the proposed special meeting.
Shareholder Proposals and Nominations.   The First Bancshares Bylaws provide procedures that must be followed to properly nominate candidates for election as directors. Director nominations, other than those made by or at the direction of the board of directors, may be made by any shareholder by delivering written notice to the corporate secretary of First Bancshares not less than 50 nor more than 90 days prior to the meeting at which directors are to be elected, provided that First Bancshares has mailed the first notice of the meeting at least 60 days prior to the meeting date. If First Bancshares has not given such notice, shareholder nominations must be submitted within 10 days following the earlier of  (i) the date that notice of the date of the meeting was first mailed to the shareholders or (ii) the day on which public disclosure of such date was made. The bylaws also require information to be supplied about both the shareholder making such nomination or proposal and the person nominated.
Limitations on Directors’ and Officers’ Liability.   Article 7 of the First Bancshares Articles provide that no director of First Bancshares shall be personally liable to First Bancshares or its shareholders for monetary damages for breach of fiduciary duty as a director, except for any appropriation in violation of fiduciary duties of any business opportunity; for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law; under Section 79-4-8.33 of the MBCA; or for any transaction from which the director derived an improper personal benefit. Article 8 of the First Bancshares Bylaws also provide for indemnification of directors and officers.

COMPARISON OF RIGHTS OF
FIRST BANCSHARES SHAREHOLDERS AND SUNSHINE STOCKHOLDERS
If the merger is completed, stockholders of Sunshine will become shareholders of First Bancshares. The rights of Sunshine stockholders are currently governed by and subject to the provisions of the Maryland General Corporation Law, as amended, or the MGCL, and the Sunshine Articles and Sunshine Bylaws. Upon completion of the merger, the rights of the former Sunshine stockholders who receive shares of First Bancshares common stock will be governed by the MBCA and the First Bancshares Articles and First Bancshares Bylaws, rather than the Sunshine Articles and Sunshine Bylaws.
The following is a summary of the material differences between the rights of holders of First Bancshares common stock and holders of Sunshine common stock, but it does not purport to be a complete description of those differences, the specific rights of such holders or the terms of the First Bancshares common stock subject to issuance in connection with the merger. The following summary is qualified in its entirety by reference to the relevant provisions of: (1) Mississippi and Maryland law; (2) the First Bancshares Articles; (3) the Sunshine Articles; (4) the First Bancshares Bylaws; and (5) the Sunshine Bylaws.
The identification of some of the differences in the rights of such holders as material is not intended to indicate that other differences that may be equally important do not exist. You are urged to read carefully the relevant provisions of Mississippi law, as well as the governing corporate instruments of each of First Bancshares and Sunshine, copies of which are available, without charge, to any person, including any beneficial owner to whom this proxy statement/prospectus is delivered, by following the instructions listed under “Where You Can Find More Information.”
	Rights of First Bancshares Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of Sunshine Stockholders
Corporate Governance	First Bancshares is a Mississippi corporation. The rights of First Bancshares shareholders are governed by the MBCA, the First Bancshares Articles and the First Bancshares Bylaws.	Sunshine is a Maryland corporation. The rights of the Sunshine stockholders are governed by the MGCL, the Sunshine Articles and the Sunshine Bylaws.
Authorized Capital Stock
First Bancshares’ authorized capital stock consists of 20,000,000 shares of common stock, par value $1.00 per share, and 10,000,000 shares of preferred stock, par value $1.00 per share.
The First Bancshares Articles authorize First Bancshares’ board of directors to issue shares of preferred stock in one or more series and to fix the designations, preferences, rights, qualifications, limitations or restrictions of the shares of First Bancshares preferred stock in each series.
As of January 25, 2018, there were 11,165,907 shares of First Bancshares common stock

Sunshine is authorized to issue up to 6,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $.01 per share.
The Sunshine Articles authorize Sunshine’s board of directors to issue shares of preferred stock in one or more series and to fix the designations, preferences, rights, qualifications, limitations or restrictions of the shares of Sunshine preferred stock in each series.
As of January 25, 2018, there were 1,039,599 shares of Sunshine common stock issued and outstanding and no shares of preferred stock issued and outstanding.

	Rights of First Bancshares Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of Sunshine Stockholders
outstanding and no shares of First Bancshares preferred stock outstanding.
Preemptive Rights	The First Bancshares Articles provide that shareholders shall not have preemptive rights.	The Sunshine Articles provide that stockholders shall not have preemptive rights.
Voting Rights
Each holder of shares of First Bancshares common stock is entitled to one vote for each share held on all questions submitted to holders of shares of First Bancshares common stock.
Election of First Bancshares directors requires the approval by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at a shareholder meeting at which a quorum is present.
Other matters (other than the election of directors or a matter for which the affirmative vote of the holders of a specified portion of the shares entitled to vote is required by Mississippi law or the First Bancshares Articles) require the votes cast within a voting group (defined as all classes or series of the First Bancshares’ shares entitled to vote generally on a matter shall for that purpose be considered a single voting group) in favor of the action to exceed the votes cast opposing the action, where the vote on the matter occurred at a shareholder meeting at which a quorum is present.

Each share of Sunshine common stock has one vote for each matter properly brought before the stockholders; provided, however, the Sunshine Articles generally prohibit any Sunshine stockholder that beneficially owns more than 10% of the outstanding shares of Sunshine common stock from voting shares in excess of this limit.
Sunshine directors are elected by a plurality of the votes cast by the shares entitled to vote in the election of directors at a meeting of the stockholders at which a quorum is present.
Other matters (other than the election of directors or a matter for which the affirmative vote of the holders of a specified portion of the shares entitled to vote is required by Maryland law or the Sunshine Articles) are determined by a majority of the votes cast on the matter.
Under the MGCL and the Sunshine Bylaws, any action to be taken at a meeting of the stockholders may be taken by unanimous written consent of each stockholder entitled to vote on the matter.

Cumulative Voting	Holders of shares of First Bancshares common stock do not have cumulative voting rights at elections of directors. Article 2.6 of the First Bancshares Bylaws provides that unless otherwise required by the MBCA or the articles, all classes	Holders of shares of Sunshine common stock do not have cumulative voting rights at elections of directors.

	Rights of First Bancshares Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of Sunshine Stockholders
or series of First Bancshares shares entitled to vote generally on a matter shall for that purpose be considered a single voting group.
Size of the Board of Directors	The First Bancshares Bylaws provide for a board of directors consisting of between nine and 25 directors as fixed from time to time by First Bancshares’ board. Currently, there are 10 directors on First Bancshares’ board of directors	The Sunshine Bylaws provide that the number of directors may be determined by the Sunshine board from time to time, but no decrease in the number of directors will have the effect of shortening the term of any incumbent director, and that such number shall never be less than the minimum number of directors required by the MGCL. The Sunshine board currently consists of eight directors.
Independent Directors	A majority of the First Bancshares board of directors must be comprised of independent directors as defined in the listing rules of NASDAQ.	Although neither the Sunshine Articles nor Sunshine Bylaws contain provisions concerning the independence of the board, Sunshine has opted to follow the NASDAQ director independence requirements, which requires a majority of the Sunshine board of directors be comprised of independent directors as defined in the listing rules of NASDAQ.
Term of Directors and Classified Board	First Bancshares Articles provide for the election of directors to three classes, as nearly equal in number as possible, to hold office for staggered terms. Directors elected to each class shall hold office until the expiration of the three-year term applicable to the class of directorship to which the respective director is elected and until their successors are elected and qualified, or they shall hold office until death or retirement or until resignation or removal in the manner provided in the First Bancshares Bylaws.	The Sunshine Articles provide that the directors, other than those who may be elected by the holders of any series of preferred stock, shall be divided into three classes, as nearly equal in number as reasonably possible, with the term of office of the first class (“Class I”) to expire at the conclusion of the first annual meeting of stockholders, the term of office of the second class (“Class II”) to expire at the conclusion of the annual meeting of stockholders one year thereafter and the term of office of the third class (“Class III”) to expire at the conclusion of the annual meeting of stockholders two years thereafter, with each director to hold office until his or

	Rights of First Bancshares Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of Sunshine Stockholders
her successor shall have been duly elected and qualified. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election or for such shorter period of time as the board of directors may determine, with each director to hold office until his or her successor shall have been duly elected and qualified.
Election of Directors	First Bancshares directors are elected by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at a shareholder meeting at which a quorum is present.	Sunshine directors are elected by a plurality of the votes cast by the shares entitled to vote in the election of directors at a stockholder meeting at which a quorum is present.
Removal of Directors	The First Bancshares Bylaws provide that a director may only be removed for cause at a meeting of the shareholders for which notice of the removal action has been given.	The Sunshine Articles provide that directors may be removed only for cause, and only by the affirmative vote of the holders of at least a majority of the voting power of all of Sunshine’s then-outstanding common stock entitled to vote.
Filling Vacancies of Directors	Under First Bancshares Bylaws, if during the year a vacancy in the board of directors should occur, the remaining directors on First Bancshares’ board may appoint a First Bancshares shareholder to serve until the next annual meeting of shareholders; provided however, that if the vacant director was elected by a particular voting group, then only the remaining directors elected by the voting group, or if none, the voting group, may elect the new director.	The Sunshine Bylaws provide that any vacancies in the board of directors resulting from an increase in the size of the board or the death, resignation or removal of a director may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualifies. The Sunshine Bylaws further provide that no decrease in the number of directors constituting the board shall shorten the term of any incumbent director.

	Rights of First Bancshares Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of Sunshine Stockholders
Amendments to Articles	The MBCA provides that a corporation’s articles of incorporation may be amended by the board of directors without shareholder approval: (1) if the corporation has only one class of shares outstanding, (a) to change each issued and unissued authorized share of the class into a greater number of whole shares of that class or (b) increase the number of authorized shares of the class to the extent necessary to permit the issuance of shares as a share dividend; or (2) to accomplish certain ministerial tasks.	The Sunshine Articles generally may be amended upon approval by the board of directors and the holders of a majority of the outstanding shares of Sunshine common stock. The amendment of certain provisions of the Sunshine Articles, however, requires the vote of the holders of at least 80% of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. These include provisions relating to: voting limitations on greater than 10% shareholders; the authorization of the board of directors to issue serial preferred stock; the opt-out of the Maryland control share acquisition statute; the number, classification, election and removal of directors; certain business combinations with greater than 10% shareholders; indemnification of directors and officers; limitation on liability of directors and officers; and amendments to the articles of incorporation and bylaws.
Bylaw Amendments	Under the MBCA, the board of directors has the power to amend or repeal the bylaws of a Mississippi corporation such as First Bancshares, unless such power is expressly reserved for the shareholders. Article 10 of the First Bancshares Bylaws provides that the bylaws may be amended, altered, or repealed by the board of directors, except with regard to the provisions establishing the number of directors and process for removal of directors, which may only be amended by the affirmative vote of holders of outstanding shares entitled to more than 80% of the votes entitled to be cast on the alteration, amendment, or repeal.	The Sunshine Articles provide that the Sunshine Bylaws may be amended by the affirmative vote of a majority of Sunshine’s directors or by the stockholders by the affirmative vote of at least 80% of the total votes of the outstanding shares of capital stock eligible to be voted at a duly constituted meeting of stockholders. Any amendment to this super-majority requirement for amendment of the bylaws would also require the approval of 80% of the outstanding voting stock.

	Rights of First Bancshares Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of Sunshine Stockholders
Merger, Consolidations or Sales of Substantially All Assets; Anti-Takeover Provisions
Under the MBCA, a merger, share exchange, sale, lease, exchange or other disposal of all or substantially all of a Mississippi corporation’s assets, or its dissolution, is approved if the votes cast in favor of the transaction exceed the votes cast against the transaction at a meeting of the shareholders of the corporation where a quorum is present and acting throughout, except approval of a merger by shareholders of the surviving corporation is not required in the instances specified in the MBCA.
The First Bancshares Articles do include a control share acquisition provision requiring any person who plans to acquire a control block of stock (generally defined as 10%) to obtain approval by the majority vote of disinterested shareholders or the affirmative vote of 75% of eligible members of the board of directors in order to vote the control shares. If a control share is made without first obtaining this approval, all stock beneficially owned by the acquiring person in excess of 10% will be considered “excess stock” and will not be entitled to vote.
Any person who proposes to make or has made a control share acquisition may deliver a statement to First Bancshares describing the person’s background and the control share acquisition and requesting a special meeting of shareholders of First Bancshares to decide whether to grant voting rights to the shares acquired in the control share acquisition. The acquiring person must pay the expenses of this meeting. If no request is made, the voting rights to be

The Sunshine Articles provide that certain business combinations (e.g., mergers, share exchanges, significant asset sales and significant stock issuances) involving “interested stockholders” of Sunshine require, in addition to any vote required by law, the approval of the holders of at least 80% of the voting power of the outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class, unless either (i) a majority of the disinterested directors have approved the business combination or (ii) certain fair price and procedure requirements are satisfied. An “interested stockholder” generally means a person who is a greater than 10% shareholder of Sunshine or who is an affiliate of Sunshine and at any time within the two years prior to the date in question was a greater than 10% shareholder of Sunshine.
The MGCL contains a business combination statute that prohibits a business combination between a corporation and an interested shareholder (one who beneficially owns 10% or more of the voting power) for a period of five years after the interested shareholder first becomes an interested shareholder, unless the transaction has been approved by the board of directors before the interested shareholder became an interested shareholder or the corporation has exempted itself from the statute pursuant to a charter provision. After the five-year period has elapsed, a corporation subject to the statute may not consummate a business combination with an interested shareholder unless (1) the transaction has been recommended by the board of

	Rights of First Bancshares Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of Sunshine Stockholders
	accorded the shares acquired in the control share acquisition shall be presented to the next special or annual meeting of the shareholders. If the acquiring person does not deliver his or her statement to First Bancshares, it may elect to repurchase the acquiring person’s shares at fair market value. Control shares acquired in a control share acquisition are not subject to redemption after an acquiring person’s statement has been filed unless the shares are not accorded full voting rights by the shareholders.	directors and (2) the transaction has been approved by (a) 80% of the outstanding shares entitled to be cast and (b) two-thirds of the votes entitled to be cast other than shares owned by the interested shareholder. This approval requirement need not be met if certain fair price and terms criteria have been satisfied. Sunshine has opted-out of the Maryland business combination statute.
Annual Meetings of the Shareholders	First Bancshares holds an annual meeting of shareholders, at a time determined by the board of directors, to elect directors and to transact any business that properly may come before the meeting. The annual meeting may be combined with any other meeting of shareholders, whether annual or special.	The Sunshine Bylaws provide that the annual meeting of stockholders for the election of Sunshine directors and such other business as may properly be brought before the meeting shall be held at such time and place as designated by the Sunshine board.
Special Meetings of the Shareholders	Under the First Bancshares Bylaws, special meetings of the shareholders, for any purpose or purposes, may be called by the Chairman of the Board, the Chief Executive Officer, or the board of directors, or within 75 days of a written request of shareholders holding in the aggregate 10% or more of the total voting power entitled to vote on an issue. Such a request must state the purpose or purposes of the proposed special meeting.	The Sunshine Bylaws provide that special meetings of stockholders can be called by the President, by a majority of the whole board of directors or upon the written request of stockholders entitled to cast at least a majority of all votes entitled to vote at the meeting. Business transacted at a special meeting shall be limited to the purposes stated in the notice of such meeting.
Advance Notice Provisions for Shareholder Nominations and Shareholder Business Proposals at Annual Meetings	Rule 14a-8 promulgated by the SEC under the Exchange Act establishes the rules for shareholder proposals intended to be included in a public company’s proxy statement. Rule 14a-8 applies to First	Rule 14a-8 of the Exchange Act applies to Sunshine in the same manner as it applies to First Bancshares. The Sunshine Bylaws provide that Sunshine must receive written

Rights of First Bancshares Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of Sunshine Stockholders

Bancshares. Under the rule, a shareholder proposal must be received by the subject company at least 120 days before the anniversary of the date on which the company first mailed the previous year’s proxy statement to shareholders. If, however, the annual meeting date has been changed by more than 30 days from the date of the prior year’s meeting, or for special meetings, the proposal must be submitted within a reasonable time before the subject company begins to print and mail its proxy materials.
The First Bancshares Bylaws set forth advance notice procedures for the nomination, other than by First Bancshares’ board of directors or one of its committees, of candidates for election as directors and for other shareholder proposals. The bylaws provide that, for any shareholder proposal to be presented in connection with an annual meeting, the shareholder must give timely written notice thereof to First Bancshares’ Secretary in compliance with the advance notice and eligibility requirements contained in First Bancshares Bylaws. To be timely, a shareholder’s notice must be delivered to or mailed to and received by the Secretary at First Bancshares’ corporate headquarters on or before the later to occur of  (i) 60 days prior to the annual meeting or (ii) 10 days after notice of the meeting is provided to the shareholders pursuant to the First Bancshares Bylaws.
The notice must contain the detailed information specified in the First Bancshares Bylaws about the shareholder making the nomination or proposal and, as applicable, each nominee or notice of any stockholder proposal for business at an annual meeting of stockholder, or any stockholder director nomination for an annual meeting of stockholder, not less than 90 days or more than 120 days before the anniversary of the preceding year’s annual meeting. If, however, the date of the current year annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of the preceding year’s annual meeting, notice of the proposal or nomination must be received by Sunshine no earlier than the 120th day prior to the annual meeting or later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which notice of the meeting is mailed or public announcement of the meeting date is first made.
The notice must contain the detailed information specified in the Sunshine Bylaws about the stockholder making the nomination or proposal and, as applicable, each nominee or the proposed business. The nomination notice must also be accompanied by a written consent of each proposed nominee to be named as a nominee and to serve as a director if elected. Nominations that are not made in accordance with the foregoing provisions may be ruled out of order by the presiding officer or the chairman of the meeting.

	Rights of First Bancshares Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of Sunshine Stockholders
the proposed business. Nominations that are not made in accordance with the foregoing provisions may be ruled out of order by the presiding officer or the chairman of the meeting.
Notice of Shareholder Meetings	First Bancshares must give written notice of the date, time, and place of each annual and special shareholders’ meeting no fewer than 10 days nor more than 60 days before the meeting date to each shareholder of record entitled to vote at the meeting. The notice of an annual meeting need not state the purpose of the meeting unless otherwise required by the bylaws. The notice of a special meeting, however, must state the purpose for which the meeting is called.	Sunshine must give written notice of the date, time, and place of each annual and special stockholders’ meeting no fewer than 10 days nor more than 90 days before the meeting date to each stockholder of record entitled to vote at the meeting. The notice of an annual meeting need not state the purpose of the meeting unless otherwise required by the bylaws. The notice of a special meeting, however, must state the purpose for which the meeting is called.
Liability and Indemnification of Directors and Officers	The First Bancshares Bylaws require First Bancshares to indemnify its directors (referred to in this subsection as the indemnitees) against liability and reasonable expenses (including attorneys’ fees) incurred in connection with any proceeding an indemnitee is made a party to if he or she met the required standard of conduct. To meet the standard of conduct, the indemnitee must have conducted himself or herself in good faith, and he or she must have reasonably believed that any conduct was in First Bancshares’ best interests, or in any criminal proceeding, the indemnitee had no reasonable cause to believe his or her conduct was unlawful. Unless otherwise ordered by a court, First Bancshares is not obligated to indemnify an indemnitee in connection with (1) any appropriation, in violation of his duties, of any business opportunity of First Bancshares, (b) acts or omissions	Under the MGCL, a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, limited liability company or other enterprise, or employee benefit plan, against judgments, penalties, fines, settlements and reasonable expenses (including attorneys’ fees) actually incurred by the person in connection with such proceeding unless it is established that (i) the act or omission of the person was material to the matter giving rise to the proceeding and was committed in bad faith, or

Rights of First Bancshares Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of Sunshine Stockholders

not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 79-4-8.33 of the MBCA, or (d) any transaction from which the director derived an improper personal benefit.
First Bancshares is allowed to extend its indemnification rights to any other officer, employee, or agent of the company upon a resolution of the board of directors to that effect.
An indemnitee may apply to the court conducting the proceeding, or to another court, for indemnification or advance for expenses. The court shall (1) order indemnification if the court determines that the indemnitee is entitled to mandatory indemnification under applicable provisions of the MBCA or (2) order indemnification or advance for expenses if the court determines that (a) the indemnitee is entitled to indemnification or advance for expenses under the First Bancshares Bylaws or (b) in view of all relevant circumstances it is fair and reasonable to indemnify or advance expenses to such indemnitee even if he or she has not met the standard of conduct described above. First Bancshares must indemnify an indemnitee who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which the indemnitee was a party against reasonable expenses incurred in the proceeding. First Bancshares generally must advance funds to pay for or reimburse the reasonable expenses incurred by an indemnitee who is a party to a proceeding.

was the result of active and deliberate dishonesty, or (ii) the person actually received an improper personal benefit in money, property or services, or (iii) in the case of a criminal proceeding, the person had no reasonable cause to believe that the person’s act or omission was unlawful.
The MGCL provides that, unless limited by the corporation’s articles of incorporation, a Maryland corporation must indemnify a director or officer against reasonable expenses (including attorneys’ fees) incurred if such person successfully defends himself or herself in a proceeding to which such person was a party because he or she was a director or officer of the Maryland corporation. Maryland law requires, as a prerequisite to advancement of fees, submission by the officer or director of a good faith affirmation that he/she meets the statutory standard of conduct for indemnification and a written undertaking by or on behalf of the director to repay the amount if it is ultimately determined that the standard of conduct has not been met. The MGCL further provides that a Maryland corporation may purchase and maintain insurance on behalf of any director, officer, employee or agent of such corporation against any liability asserted against such person and incurred by such person in any such capacity, whether or not such corporation would have the power to indemnify such person against such liability.

The Sunshine Articles provide that Sunshine shall indemnify (1) its current and former directors and officers, whether

Rights of First Bancshares Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of Sunshine Stockholders
serving Sunshine or at its request any other entity, to the fullest extent required or permitted by the MGCL, including the advancement of expenses under the procedures and to the fullest extent permitted by law, and (2) other employees and agents to such extent as shall be authorized by the board and permitted by law; provided, however, that, except as provided in the Sunshine Bylaws with respect to proceedings to enforce rights to indemnification, Sunshine shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the board.
Limitation of Director Liability	The First Bancshares Articles provide that no director of First Bancshares will be personally liable to First Bancshares or its shareholders for monetary damages for breach of fiduciary duty as a director, unless he or she has (i) appropriated any business opportunity that rightly belonged to First Bancshares, (ii) acted or omitted to act not in good faith or which involves the intentional misconduct or a knowing violation of law, (iii) provided under Section 79-4-8.33 of the MBCA, or (iv) derived an improper personal benefit for any transaction.

Under Miss. Code Ann. § 81-5-105(1), the duties of a director or officer of a bank or bank holding company to the bank or bank holding company and its shareholders are to discharge the director’s or officer’s duties in good faith and with the diligence, care, judgment and skill as provided in subsection (2). Under Miss.	Under the MGCL, a corporation may include in its articles of incorporation a provision that limits or eliminates the personal liability of directors and officers to the corporation and its stockholders for monetary damages, subject to the exceptions described in the following paragraph. The Sunshine Articles include such a provision.

However, a corporation may not limit or eliminate the personal liability of a director or officer for: actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as material to the cause of action.

Under the Sunshine Articles, an officer or director shall not be liable to Sunshine or its stockholders for money damages, except (1) to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services for the amount of the

Rights of First Bancshares Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of Sunshine Stockholders
Code Ann. § 81-5-105(2), a director or officer of a bank or bank holding company cannot be held personally liable for money damages to a corporation or its shareholder unless the officer or director acts in a grossly negligent manner or engages in conduct that demonstrates a greater disregard of the duty of care than gross negligence. In addition, Miss. Code Ann. § 81-5-105(4) provides that the provisions of Miss. Code Ann. § 81-5-105 are the sole and exclusive law governing the relation and liability of directors and officers to their bank or bank holding company, or their successor, or to the shareholders thereof, or to any other person or entity.

If the MBCA were applicable in defining the fiduciary duties of officers and directors, Miss. Code Ann. § 79-4-8.31 provides that a director is not liable to a corporation or its shareholders for any decision to take or not take action, or any failure to take any action, as a director, unless the party asserting liability proves certain matters. The party must show that (1) the director was a party to or had a direct or indirect financial interest in a transaction, which transaction was not otherwise approved in accordance with the MBCA, and (2) the challenged conduct consisted or was a result of (a) action not in good faith; (b) a decision which the director did not reasonably believe to be in the best interests of the corporation or as to which the director was not appropriately informed; (c) a lack of objectivity, due to familial, financial or business relationships, or a lack of independence, due to the	benefit or profit in money, property or services actually received; (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (3) to the extent otherwise provided by the MGCL. The Sunshine Articles also provide that if the MGCL is amended to further eliminate or limit the personal liability of officers and directors, then the liability of Sunshine’s officers and directors shall be eliminated or limited to the fullest extent permitted by the MGCL, as so amended.

	Rights of First Bancshares Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of Sunshine Stockholders
director’s domination or control by another interested person, where such relationship, domination or control could reasonably be expected to have affected the director’s judgment respecting the challenged conduct in a manner adverse to the corporation, and after a reasonable expectation to such effect has been established, the director cannot demonstrate that he reasonably believed the challenged conduct to be in the best interests of the corporation; (d) the director’s sustained failure to stay informed about the corporation’s business and affairs or otherwise discharge his oversight functions; or (e) receipt of a financial benefit to which the director was not entitled or any other breach of the director’s duty to deal fairly with the corporation and its shareholders that is actionable under law.
Dividends	The MBCA prohibits a Mississippi corporation from making any distributions to its shareholders, including the payment of cash dividends that would render the corporation unable to pay its debts as they become due in the usual course of business. Also prohibited is any distribution that would result in the corporation’s total assets being less than the sum of its total liabilities plus the amount that would be needed, if it were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.	Under Maryland law, Sunshine is permitted to pay dividends or make other distributions unless after the distribution: (1) Sunshine would not be able to pay its debts as they become due in the usual course of business; or (2) Sunshine’s total assets would be less than the sum of its total liabilities, plus, unless the Sunshine Articles permit otherwise, the amount that would be needed, if Sunshine were dissolved at the time of the distribution, to satisfy preferential rights of stockholders whose preferential rights are superior to those receiving the distribution.

Rights of First Bancshares Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of Sunshine Stockholders
Appraisal/Dissenters’ Rights	Under Section 79-4-13.02 of the MBCA, appraisal rights are available only in connection with specific transactions. However, appraisal rights are not available for shareholders if the shares are (i) listed on the New York Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or (ii) not so listed or designated, but has at least two thousand (2,000) shareholders and the outstanding shares of such class or series has a market value of at least Twenty Million Dollars ($20,000,000.00) (exclusive of the value of such shares held by its subsidiaries, senior executives, directors and beneficial shareholders owning more than ten percent (10%) of such shares).	The MGCL provides that appraisal rights are available to dissenting stockholders in connection with certain mergers, consolidations, share exchanges, transfers of assets, amendments to the corporation’s articles of incorporation, business combinations and conversions. However, the MGCL does not provide for appraisal rights if the shares of the corporation are listed on a national securities exchange, the stock is that of a successor in a merger (unless the merger alters the contract rights of the stock or converts it into something other than stock, cash or other interests), the stock is not entitled to be voted on the transaction or the stockholder did not hold the stock as of the applicable record date or the articles of incorporation provide that holders of the stock are not entitled to exercise appraisal rights.

The holders of Sunshine common stock are entitled to appraisal rights, a description of which can be found under the caption “The Merger — Dissenters’ Rights,” beginning on page 76 of the proxy statement/prospectus.

LEGAL MATTERS
The validity of the First Bancshares common stock to be issued in connection with the merger will be passed upon for First Bancshares by Alston & Bird LLP (Atlanta, Georgia). Certain U.S. federal income tax consequences relating to the merger will also be passed upon for First Bancshares and Sunshine by Alston & Bird LLP (Atlanta, Georgia) and Silver, Freedman, Taff  & Tiernan LLP (Washington, District of Columbia), respectively.
EXPERTS
First Bancshares
The consolidated financial statements of First Bancshares and its subsidiary as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2016, included in First Bancshares’ Annual Report on Form 10-K for the year ended December 31, 2016, incorporated by reference herein, have been incorporated by reference herein in reliance upon the reports of T.E. Lott & Company, an independent registered public accounting firm, included in First Bancshares’ Annual Report on Form 10-K for the year ended December 31, 2016, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
Sunshine
The consolidated financial statements of Sunshine as of December 31, 2016 and 2015 for each of the two years in the period ended December 31, 2016, have been audited by Hacker, Johnson & Smith, P.A., an independent registered public accounting firm, as set forth in their report, included herein. Such consolidated financial statements are incorporated herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
Southwest
The consolidated balance sheets of Sunshine as of December 31, 2016 and December 31, 2015 and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for the years then ended and the consolidated balance sheets as of December 2015 and December 31, 2015 and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for the years then ended have been audited by Mauldin & Jenkins, LLC, independent public accountants, as set forth in their report, which has been incorporated herein. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
First Bancshares has filed a registration statement on Form S-4 under the Securities Act of 1933 with the SEC with respect to the First Bancshares common stock to be issued to stockholders of Sunshine in the merger. This proxy statement/prospectus constitutes the prospectus of First Bancshares filed as part of the registration statement. This proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth below.
In addition, First Bancshares (File No. 000-22507) and Sunshine (File No. 000-54280) each files annual, quarterly and special reports, proxy statements and other business and financial information with the SEC. You may read and copy any materials that First Bancshares and Sunshine files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 for further information on the public reference room. In addition, First Bancshares and Sunshine each files reports and other business and financial information with the SEC electronically, and the SEC maintains a website that contains First Bancshares’ and Sunshine’s SEC filings as well as reports, proxy and information statements, and other information issuers file electronically with the SEC at www.sec.gov. You will also be able to obtain these documents, free of charge, from First Bancshares’ website at www.thefirstbank.com under the “Investor Relations” link and then under the “SEC Filings” heading, and from Sunshine’s website at www.banksunshine.com under the “Investor Relations” link and then under the “SEC Filings” heading, respectively. The website addresses for the SEC and First Bancshares and Sunshine are inactive textual references and except as specifically incorporated by reference into this proxy statement/prospectus, information on those websites is not part of this proxy statement/prospectus.
The SEC allows First Bancshares to “incorporate by reference” information in this proxy statement/prospectus. This means that First Bancshares can disclose important business and financial information to you by referring you to another document filed separately with the SEC. The information that First Bancshares incorporates by reference is considered to be part of this proxy statement/prospectus, and later information that First Bancshares files with the SEC will automatically update and supersede the information First Bancshares included in this proxy statement/prospectus. This document incorporates by reference the documents that are listed below that First Bancshares has previously filed with the SEC, except to the extent that any information contained in such filings is deemed “furnished” in connection with SEC rules.
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Annual Report on Form 10-K for the year ended December 31, 2016, filed on March 16, 2017;

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Definitive Proxy Statement on Schedule 14A for the 2017 Annual Meeting, filed on April 12, 2017;

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Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017, filed on May 10, 2017, August 9, 2017 and November 9, 2017, respectively;

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Current Reports on Form 8-K or Form 8-K/A, as applicable, filed on January 4, 2017, February 6, 2017, March 16, 2017, May 4, 2017, May 30, 2017, December 6, 2017, October 31, 2017 and December 6, 2017; and

•
The description of our common stock contained in our Registration Statement filed with the SEC pursuant to Section 12 of the Securities Exchange Act of 1934, or the Exchange Act, including any amendment or report filed for purposes of updating such description.

First Bancshares also incorporates by reference any future filings they make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and the date of the Sunshine special meeting. Any statement contained in this proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference in this proxy statement/prospectus is deemed to be modified or superseded to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated by reference herein modified or superseded such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.
In addition, attached as Annex D and Annex E to this proxy statement/prospectus is Sunshine’s Annual Report on Form 10-K for the year ended December 31, 2016 and Sunshine’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2017, respectively, which is included as a part of this proxy statement/prospectus.
Documents incorporated by reference are available from First Bancshares without charge (except for exhibits to the documents unless the exhibits are specifically incorporated in the document by reference). You may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from First Bancshares at the following address:
The First Bancshares, Inc.
6480 U.S. Highway 98 West
Hattiesburg, Mississippi 39402
Attention: Secretary
Telephone: (601) 268-8998
To obtain timely delivery, you must make a written or oral request for a copy of such information by [•], 2017. You will not be charged for any of these documents that you request. If you request any incorporated documents from First Bancshares, First Bancshares will mail them to you by first class mail, or another equally prompt means, within one business day after receiving your request.

You should rely only on the information contained in this proxy statement/prospectus. Neither First Bancshares nor Sunshine has authorized anyone to provide you with different information. Therefore, if anyone gives you different or additional information, you should not rely on it. The information contained in this proxy statement/prospectus is correct as of its date. It may not continue to be correct after this date. Sunshine has supplied all of the information about Sunshine and its subsidiaries contained in this proxy statement/prospectus and First Bancshares has supplied all of the information contained in this proxy statement/prospectus about First Bancshares and its subsidiaries. Each of us is relying on the correctness of the information supplied by the other.
This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction.

SOUTHWEST BANC SHARES, INC.
AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2017 AND DECEMBER 31, 2016
(Dollars in Thousands, Except Per Share Amounts)
	September 30, 2017 (Unaudited)	December 31, 2016 (Audited)
Assets
Cash and due from banks	$6,258	$5,868
Interest bearing deposits in banks	1,554	680
Federal funds sold	6,578	9,774
Cash and cash equivalents	14,390	16,322
Available for sale securities	78,956	67,789
Restricted equity securities	941	1,123
Loans held for sale	424	1,299
Loans	285,068	277,033
Less allowance for loan losses	3,451	3,092
Loans, net	281,617	273,941
Premises and equipment, net	7,235	7,466
Other real estate owned	298	485
Accrued interest receivable	1,159	1,214
Cash surrender value of life insurance	5,816	5,930
Other assets	759	959
Total assets	$391,595	$376,528
Liabilities and Stockholders’ Equity
Liabilities:
Deposits
Noninterest-bearing	$67,173	$56,934
Interest-bearing	277,902	270,745
Total deposits	345,075	327,679
Other borrowings	6,858	12,558
Accrued interest payable	131	163
Accrued expenses and other liabilities	2,712	2,503
Total liabilities	354,776	342,903
Commitments and contingencies
Stockholders’ equity:
Common stock, $.10 par value; 3,000,000 shares authorized; 71,317 shares issued and outstanding	7	7
Additional paid-in capital	2,075	2,075
Retained earnings	34,694	32,806
Accumulated other comprehensive income (loss)	43	(1,263)
Total stockholders’ equity	36,819	33,625
Total liabilities and stockholders’ equity	$391,595	$376,528

See Notes to Consolidated Financial Statements.

SOUTHWEST BANC SHARES, INC.
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2017 AND 2016
(Dollars in Thousands, Except Per Share Amounts)
(Unaudited)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
Interest and dividend income:
Loans, including fees	$3,567	$3,328	$10,498	$9,765
Taxable investment securities	245	249	694	808
Nontaxable investment securities	218	195	640	567
Federal funds sold	29	5	105	14
Deposits in banks	5	1	13	3
Total interest income	4,064	3,778	11,950	11,157
Interest expense:
Deposits	430	381	1,248	1,073
Other borrowings	39	92	213	276
Total interest expense	469	473	1,461	1,349
Net interest income	3,595	3,305	10,489	9,808
Provision for loan losses	128	—	383	303
Net interest income after provision for loan losses	3,467	3,305	10,106	9,505
Non-interest income:
Service charges on deposit accounts	333	348	967	963
Net realized gains on sales of securities	—	176	2	203
Mortgage loan origination income	189	174	504	353
Other income	304	362	894	898
Total non-interest income	826	1,060	2,367	2,417
Non-interest expenses:
Salaries and employee benefits	1,734	1,768	5,294	5,138
Occupancy and equipment expenses	406	436	1,258	1,234
Other expenses	911	965	2,783	2,811
Total non-interest expenses	3,051	3,169	9,335	9,183
Income before income tax expense	1,242	1,196	3,138	2,739
Income tax expense	48	50	144	108
Net income	$1,194	$1,146	$2,994	$2,631
Basic net earnings per common share	$16.74	$16.08	$41.98	$36.91
Diluted net earnings per common share	$16.73	$16.07	$41.95	$36.88
Dividends per common share	$4.20	$5.00	$15.50	$13.00
See Notes to Consolidated Financial Statements.

SOUTHWEST BANC SHARES, INC.
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2017 AND 2016
(Dollars in Thousands, Except Per Share Amounts)
(Unaudited)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
Net income	$1,194	$1,146	$2,994	$2,631
Other comprehensive income (loss):
Unrealized holding gains (losses) on securities available for sale arising during the period, net of tax (benefit) of $(11) and $90 for the three and nine months ended September 30, 2017, respectively, and $(2) and $76 for the three and nine months ended September 30, 2016, respectively	(161)	(25)	1,308	1,094
Reclassification adjustment for gains realized in net income, net of tax of $0 and $0 for the three and nine months ended September 30, 2017, respectively, and $11 and $13 for the three and nine months ended September 30, 2016, respectively	—	(165)	(2)	(190)
Other comprehensive income (loss)	(161)	(190)	1,306	904
Comprehensive income	$1,033	$956	$4,300	$3,535

See Notes to Consolidated Financial Statements.

SOUTHWEST BANC SHARES, INC.
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
NINE MONTHS ENDED SEPTEMBER 30, 2017 AND 2016
(Dollars in Thousands, Except Per Share Amounts)
(Unaudited)
	2017	2016
OPERATING ACTIVITIES
Net income	$2,994	$2,631
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	383	303
Net amortization of securities	419	395
Depreciation	441	430
Net realized gains on sales of securities	(2)	(203)
Net (gain) loss on sale of other real estate owned	(21)	9
Write downs of other real estate owned	5	64
Net decrease (increase) in loans held for sale	875	(1,096)
Increase in cash surrender value of life insurance	(138)	(123)
Decrease in interest receivable	55	122
Increase (decrease) in interest payable	(32)	5
Net other operating activities	319	525
Net cash provided by operating activities	5,298	3,062
INVESTING ACTIVITIES
Purchase of available for sale securities	(14,749)	(18,698)
Proceeds from sales of available for sale securities	—	12,011
Proceeds from calls, prepayments and maturities of available for sale securities	4,561	8,328
Net redemption of restricted equity securities	182	230
Net increase in loans	(8,299)	(28,361)
Proceeds from life insurance policies	252	—
Purchase of premises and equipment	(210)	(606)
Proceeds from sale of other real estate owned	443	712
Net cash used in investing activities	(17,820)	(26,384)
FINANCING ACTIVITIES
Net increase in deposits	17,396	24,508
Net increase in federal funds purchased	—	3,950
Repayment of other borrowings	(5,700)	(5,700)
Dividends paid	(1,106)	(925)
Net cash provided by financing activities	10,590	21,833
Net decrease in cash and cash equivalents	(1,932)	(1,489)
Cash and cash equivalents at beginning of year	16,322	8,518
Cash and cash equivalents at end of period	$14,390	$7,029
SUPPLEMENTAL DISCLOSURE
Cash paid during the period for:
Interest	$1,493	$1,344
Income taxes	$148	$63
NONCASH TRANSACTIONS
Loans transferred to other real estate owned	$240	$216
See Notes to Consolidated Financial Statements.

SOUTHWEST BANC SHARES, INC.
AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in Thousands, Except Per Share Amounts)
(Unaudited)
Basis of Presentation
Southwest Banc Shares, Inc. (the “Company”) is a bank holding company whose business is conducted by its wholly-owned subsidiary, First Community Bank (the “Bank”). The Bank is a commercial bank headquartered in Chatom, Alabama with its executive offices located in Mobile, Alabama. The Bank operates offices throughout the Southwest Alabama region. The Bank provides a full range of banking services in its primary market area of Southwest Alabama.
The accounting and reporting policies of the Company conform to U.S. generally accepted accounting principles. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles have been condensed or omitted. All adjustments which are, in the opinion of management, necessary for a fair presentation of the results for the periods reported have been included in the accompanying unaudited consolidated financial statements, and all such adjustments are of a normal recurring nature. Operating results for the three and nine months ended September 30, 2017, are not necessarily indicative of the results that may be expected for the full year ended December 31, 2017. It is suggested that these interim consolidated financial statements and notes be read in conjunction with the audited financial statements and notes included elsewhere in this Form S-4.
Critical Accounting Policies and Accounting Estimates
The most significant accounting policies are presented in the notes to the audited consolidated financial statements presented elsewhere in this joint proxy statement/prospectus. Certain accounting policies require management to make significant estimates and assumptions that have a material effect on the carrying value of certain assets and liabilities, and these are considered to be critical accounting policies. The estimates and assumptions used are based on historical experience and other factors that management believes to be reasonable under the circumstances. Actual results could differ significantly from these estimates and assumptions, which could have a material impact on the carrying value of assets and liabilities at the balance sheet dates and on the results of operations for the reporting periods.
Income Taxes
The Company has elected to be taxed as an S corporation for federal income tax purposes. Under the provisions of the Internal Revenue Code, an S corporation generally is not subject to federal income tax because its taxable income or loss accrues to the individual stockholder. Consequently, the Company does not recognize income tax expense or any deferred income taxes for federal purposes.
The Company continues to be subject to state income tax in the form of financial institution excise tax in the State of Alabama, as this state does not recognize financial institutions as S corporations for income tax purposes. As a result, income tax expense consists of state income taxes. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Company determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.
Earnings Per Share
Basic earnings per share are computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share are computed by dividing net income by the sum of the weighted average number of shares of common stock outstanding and potential common shares using the treasury stock method. Potential common shares consist of unvested restricted stock. As of September 30, 2017, December 31, 2016 and September 30, 2016, there were 94, 48 and 79 shares of unvested restricted stock, respectively.

SOUTHWEST BANC SHARES, INC.
AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in Thousands, Except Per Share Amounts)
(Unaudited)

Earnings Per Share — (continued)

A reconciliation of the numerators and denominators of the earnings per common share and earnings per common share assuming dilution computations is presented below.
	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Weighted-average common shares outstanding	71,317	71,286	71,317	71,287
Net income	$1,194	$1,146	$2,994	$2,631
Basic earnings per share	$16.74	$16.08	$41.98	$36.91
Weighted-average common shares outstanding	71,317	71,286	71,317	71,287
Dilutive effects of assumed conversions of potential common shares	68	38	55	51
Weighted-average common and dilutive potential common shares outstanding	71,385	71,324	71,372	71,338
Net income	$1,194	$1,146	$2,994	$2,631
Diluted earnings per share	$16.73	$16.07	$41.95	$36.88

Securities
The amortized cost and fair value of securities with gross unrealized gains and losses are summarized as follows:
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities Available for Sale September 30, 2017:
U.S. Government sponsored agency securities	$19,629	$55	$(243)	$19,441
State and municipal securities	38,293	565	(296)	38,562
Mortgage-backed securities	20,989	62	(98)	20,953
	$78,911	$682	$(637)	$78,956
December 31, 2016:
U.S. Government sponsored agency securities	$17,880	$8	$(438)	$17,450
State and municipal securities	35,807	190	(854)	35,143
Mortgage-backed securities	15,452	48	(304)	15,196
	$69,139	$246	$(1,596)	$67,789

At September 30, 2017 and December 31, 2016, securities with carrying values of  $37,947 and $38,623, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

SOUTHWEST BANC SHARES, INC.
AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in Thousands, Except Per Share Amounts)
(Unaudited)

Securities — (continued)

The amortized cost and fair value of securities as of September 30, 2017 by contractual maturity are shown below. Actual maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid with or without penalty. Therefore, these securities are not included by maturity class in the following summary:
	Securities Available for Sale
	Amortized Cost	Fair Value
Due in one year or less	$—	$—
Due from one to five years	8,138	8,169
Due from five to ten years	14,620	14,635
Due after ten years	35,164	35,199
Mortgage-backed securities	20,989	20,953
	$78,911	$78,956

The following table shows the gross unrealized losses and fair value of the Company’s securities with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by security category and length of time that individual securities have been in a continuous unrealized loss position at September 30, 2017 and December 31, 2016.
Securities that have been in a continuous unrealized loss position are as follows:
	Less Than Twelve Months		Twelve Months or More
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Total Unrealized Losses
September 30, 2017:
U.S Government sponsored agency securities	$(235)	$12,924	$(8)	$974	$(243)
State and municipal securities	(13)	2,550	(283)	5,907	(296)
Mortgage-backed securities	(46)	7,151	(52)	2,515	(98)
Total securities	$(294)	$22,625	$(343)	$9,396	$(637)
December 31, 2016:
U.S Government sponsored agency securities	$(415)	$15,654	$(23)	$992	$(438)
State and municipal securities	(854)	20,862	—	—	(854)
Mortgage-backed securities	(303)	10,823	(1)	1,724	(304)
Total securities	$(1,572)	$47,339	$(24)	$2,716	$(1,596)

The unrealized loss on the above thirty-seven securities as of September 30, 2017 was caused by interest rate changes and other temporary market influences. Because the Company does not intend to sell the securities and it is not more likely than not that the Company will be required to sell the securities before recovery of the amortized cost bases, which may be maturity, the Company does not consider these securities to be other-than-temporarily impaired at September 30, 2017.
Upon acquisition of a security, the Company evaluates for impairment under the accounting guidance for investments in debt and equity securities. The Company routinely conducts periodic reviews to identify and evaluate each investment security to determine whether an other-than-temporary impairment has

SOUTHWEST BANC SHARES, INC.
AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in Thousands, Except Per Share Amounts)
(Unaudited)

Securities — (continued)

occurred. Inputs included in the evaluation process may include geographic concentrations, credit ratings, and other performance indicators of the underlying asset. There were no impairment charges recognized on securities for the nine months ended September 30, 2017 and 2016, or during the year ended December 31, 2016.
Loans
Portfolio Segments and Classes
The composition of loans, excluding loans held for sale, is summarized as follows:
	September 30, 2017	December 31, 2016
Real estate mortgages:
Construction and land development	$33,936	$29,724
1 – 4 family	50,036	48,792
Home equity lines of credit	14,974	14,690
Commercial	105,714	104,459
Other	17,537	12,902
Commercial	50,058	53,615
Consumer and other	12,813	12,851
	285,068	277,033
Allowance for loan losses	(3,451)	(3,092)
Loans, net	$281,617	$273,941

For purposes of the disclosures required pursuant to ASC 310, the loan portfolio was disaggregated into segments and then further disaggregated into classes for certain disclosures. A portfolio segment is defined as the level at which an entity develops and documents a systematic method for determining its allowance for loan losses. There are three loan portfolio segments that include real estate, commercial, and consumer. A class is generally determined based on the initial measurement attribute, risk characteristic of the loan, and an entity’s method for monitoring and assessing credit risk. Classes within the real estate portfolio segment include construction and land development, 1-4 family, home equity lines of credit, commercial, and other. The portfolio segments of non-real estate commercial loans and consumer loans have not been further segregated by class.
The following describe risk characteristics relevant to each of the portfolio segments:
Real Estate — As discussed below, the Company offers various types of real estate loan products. All loans within this portfolio segment are particularly sensitive to the valuation of real estate:
•
Construction and land development loans are repaid through cash flow related to the operation, sale or refinance of the underlying property. This portfolio class includes extensions of credit to real estate developers or investors where repayment is dependent on the sale of the real estate or income generated from the real estate collateral.

•
1 – 4 family loans and home equity lines of credit are repaid by various means such as a borrower’s income, sale of the property, or rental income derived from the property.

SOUTHWEST BANC SHARES, INC.
AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in Thousands, Except Per Share Amounts)
(Unaudited)

Loans — (continued)

•
Commercial loans include owner-occupied commercial real estate loans and loans secured by income producing properties. Owner-occupied commercial real estate loans to operating businesses are long-term financing of land and buildings. These loans are viewed primarily as cash flow loans and the repayment of these loans is largely dependent on the successful operation of the business. Real estate loans for income-producing properties such as apartment buildings, office and industrial buildings, and retail shopping centers are repaid from rent income derived from the properties.

•
Other real estate mortgage loans include real estate loans secured by farmland, multi-family housing and other real estate. These are repaid by various means such as a borrower’s income, sale of the property, or rental income derived from the property.

Commercial — The non-real estate commercial loan portfolio segment includes commercial, financial, and agricultural loans. These loans include those loans to commercial customers for use in normal business operations to finance working capital needs, equipment purchases, or expansion projects. Loans are repaid by business cash flows. Collection risk in this portfolio is driven by the creditworthiness of the underlying borrower, particularly cash flows from the borrowers’ business operations.
Consumer — The consumer loan portfolio segment includes direct consumer installment loans, overdrafts and other revolving credit loans. Loans in this portfolio are sensitive to unemployment and other key consumer economic measures.
Credit Risk Management
Credit Administration and the Special Assets Officer are both involved in the credit risk management process and assess the accuracy of risk ratings, the quality of the portfolio and the estimation of inherent credit losses in the loan portfolio. This comprehensive process also assists in the prompt identification of problem credits. The Company has taken a number of measures to manage the portfolios and reduce risk, particularly in the more problematic portfolios.
The Company employs a credit risk management process with defined policies, accountability and routine reporting to manage credit risk in the loan portfolio segments. Credit risk management is guided by credit policies that provide for a consistent and prudent approach to underwriting and approvals of credits. Within the Board approved Loan Policy, procedures exist that elevate the approval requirements as credits become larger and more complex. All loans are individually underwritten, risk-rated, approved, and monitored.
Responsibility and accountability for adherence to underwriting policies and accurate risk ratings lies in each portfolio segment. For the consumer portfolio segment, the risk management process focuses on managing customers who become delinquent in their payments. For the commercial and real estate portfolio segments, the risk management process focuses on underwriting new business and, on an ongoing basis, monitoring the credit of the portfolios. Loan Review and Credit Administration establish a timely schedule and scope for loan reviews to include new and renewed loans, all loans that are 15 days or greater past due and all adversely classified and nonaccrual loans. These reviews ensure such loans have proper risk ratings and accrual status, and if necessary, ensure loans are transferred to the Special Assets Officer.
Credit quality and trends in the loan portfolio segments are measured and monitored regularly. Detailed reports by product, collateral, accrual status, etc., are reviewed by the Chief Credit Officer and the Directors Loan Committee.

SOUTHWEST BANC SHARES, INC.
AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in Thousands, Except Per Share Amounts)
(Unaudited)

Loans — (continued)

The following categories are utilized by management to analyze and manage the credit quality and risk of the loan portfolio:
•
Pass — includes obligations where the probability of default is considered low.

•
Special Mention — includes obligations that exhibit potential credit weaknesses or downward trends deserving management’s close attention. If left uncorrected, these potential weaknesses may result in the deterioration of the repayment prospects or credit position at a future date. These loans are not adversely classified and do not expose the Company to sufficient risk to warrant adverse classification.

•
Substandard — includes obligations with defined weaknesses that jeopardize the orderly liquidation of debt. A substandard loan is inadequately protected by the current sound worth and paying capacity of the borrower or by the collateral pledged, if any. Normal repayment from the borrower is in jeopardy although no loss of principal is envisioned. There is a distinct possibility that a partial loss of interest and/or principal will occur if the deficiencies are not corrected. Loss potential, while existing in the aggregate amount of substandard loans, does not have to exist in individual loans classified substandard.

•
Doubtful — includes obligations with all the weaknesses found in substandard loans with the added provision that the weaknesses make collection of debt in full, based on currently existing facts, conditions, and values, highly questionable and improbable. Serious problems exist to the point where partial loss of principal is likely. The possibility of loss is extremely high, but because of certain important, reasonably specific pending factors that may work to strengthen the loan, the loans’ classification as loss is deferred until a more exact status may be determined.

•
Loss — includes obligations incapable of repayment or unsecured debt. Such loans are considered uncollectible and of such little value, that continuance as an active asset is not warranted. Loans determined to be a loss are charged-off at the date of loss determination. Consequently, there are no loans with a loss rating in the Company’s portfolio as of September 30, 2017 and December 31, 2016.

SOUTHWEST BANC SHARES, INC.
AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in Thousands, Except Per Share Amounts)
(Unaudited)

Loans — (continued)

The following tables present credit quality indicators as described above for the loan portfolio segments and classes as of September 30, 2017 and December 31, 2016.
	Pass	Special Mention	Substandard	Doubtful	Total
September 30, 2017
Real estate mortgages:
Construction and land development	$32,336	$727	$873	$—	$33,936
1 – 4 family	48,331	1,055	650	—	50,036
Home equity lines of credit	14,237	416	321	—	14,974
Commercial	101,985	811	2,918	—	105,714
Other	17,130	267	140	—	17,537
Commercial	43,941	3,393	2,724	—	50,058
Consumer and other	12,495	21	297	—	12,813
Total:	$270,455	$6,690	$7,923	$—	$285,068
December 31, 2016
Real estate mortgages:
Construction and land development	$28,388	$271	$1,065	$—	$29,724
1 – 4 family	46,155	1,547	1,090	—	48,792
Home equity lines of credit	13,755	473	402	60	14,690
Commercial	98,815	2,313	3,331	—	104,459
Other	12,834	—	68	—	12,902
Commercial	46,981	4,392	2,242	—	53,615
Consumer and other	12,521	8	322	—	12,851
Total:	$259,449	$9,004	$8,520	$60	$277,033

SOUTHWEST BANC SHARES, INC.
AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in Thousands, Except Per Share Amounts)
(Unaudited)

Loans — (continued)

Past Due Loans
A loan is considered past due if any required principal and interest payments have not been received as of the date such payments were required to be made under the terms of the loan agreement. Generally, management places loans on non-accrual when there is a clear indication that the borrower’s cash flow may not be sufficient to meet payments as they become due, which is generally when a loan is 90 days past due. The following tables present the aging of the recorded investment in loans by portfolio segment and class as of September 30, 2017 and December 31, 2016:
		Past Due Status (Accruing Loans)
	Current	30 – 59 Days	60 – 89 Days	90+ Days	Total Past Due	Nonaccrual	Total
September 30, 2017
Real estate mortgages:
Construction and land development	$33,747	$189	$—	$—	$189	$—	$33,936
1 – 4 family	49,420	38	—	—	38	578	50,036
Home equity lines of credit	14,768	—	—	—	—	206	14,974
Commercial	104,236	54	—	34	88	1,390	105,714
Other	17,516	—	—	—	—	21	17,537
Commercial	47,957	96	—	—	96	2,005	50,058
Consumer and other	12,509	—	35	—	35	269	12,813
Total:	$280,153	$377	$35	$34	$446	$4,469	$285,068
December 31, 2016
Real estate mortgages:
Construction and land development	$29,724	$—	$—	$—	$—	$—	$29,724
1 – 4 family	47,739	159	28	—	187	866	48,792
Home equity lines of credit	14,345	—	—	—	—	345	14,690
Commercial	102,385	—	—	53	53	2,021	104,459
Other	12,863	—	—	—	—	39	12,902
Commercial	51,368	65	20	—	85	2,162	53,615
Consumer and other	12,526	27	—	6	33	292	12,851
Total:	$270,950	$251	$48	$59	$358	$5,725	$277,033

Allowance for Loan Losses
The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to expense. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Confirmed losses are charged off immediately. Subsequent recoveries, if any, are credited to the allowance.
The allowance is an amount that management believes will be adequate to absorb estimated losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio. The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the uncollectibility of loans in light of historical experience, the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, current economic conditions that may affect the borrower’s ability to pay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. This evaluation

SOUTHWEST BANC SHARES, INC.
AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in Thousands, Except Per Share Amounts)
(Unaudited)

Loans — (continued)

does not include the effects of expected losses on specific loans or groups of loans that are related to future events or expected changes in economic conditions.
The allowance consists of specific and general components. The specific component relates to loans that are classified as impaired. For impaired loans, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. In support of collateral values, the Company obtains updated valuations on impaired loans generally on an annual basis. The general component covers non-impaired loans. In determining the appropriate level of allowance, management uses information to disaggregate the loan portfolio segments into loan pools with common risk characteristics.
The Company’s loan pools include construction and land development loans, commercial real estate loans, residential real estate loans, other real estate loans, commercial loans, and consumer loans. The general allocations to these loan pools are based on the historical loss rates for specific loan types and the internal risk grade, if applicable, adjusted for both internal and external qualitative risk factors. The qualitative factors considered by management include, among other factors, (1) changes in local and national economic conditions; (2) changes in asset quality; (3) changes in loan portfolio volume; (4) the composition and concentrations of credit; (5) the impact of competition on loan structuring and pricing; (6) changes in the experience of lending personnel; (7) effectiveness of the Company’s loan policies, procedures and internal controls and (8) the regulatory environment. The total allowance established for each loan pool represents the product of the historical loss ratio, adjusted for qualitative risk factors, and the total dollar amount of the loans in the pool.

SOUTHWEST BANC SHARES, INC.
AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in Thousands, Except Per Share Amounts)
(Unaudited)

Loans — (continued)

The following tables further detail the change in the allowance for loan losses for the nine months ended September 30, 2017 and the year ended December 31, 2016 by portfolio segment. Allocation of a portion of the allowance to one category of loans does not preclude its availability to absorb losses in other categories.
	Real Estate	Commercial	Consumer	Total
September 30, 2017
Allowance for loan losses:
Balance, beginning of year	$1,859	$1,036	$197	$3,092
Provision for loan losses	560	(139)	(38)	383
Loans charged off	(46)	—	(52)	(98)
Recoveries of loans previously charged off	54	—	20	74
Balance, end of year	$2,427	$897	$127	$3,451
Ending balance: individually evaluated for impairment	$1,012	$690	$59	$1,761
Ending balance: collectively evaluated for impairment	1,415	207	68	1,690
Total ending balance	$2,427	$897	$127	$3,451
Loans:
Ending balance: individually evaluated for impairment	$4,707	$2,022	$298	$7,027
Ending balance: collectively evaluated for impairment	217,490	48,036	12,515	278,041
Total ending balance	$222,197	$50,058	$12,813	$285,068
December 31, 2016
Allowance for loan losses:
Balance, beginning of year	$1,859	$1,023	$82	$2,964
Provision for loan losses	48	84	171	303
Loans charged off	(102)	(71)	(82)	(255)
Recoveries of loans previously charged off	54	—	26	80
Balance, end of year	$1,859	$1,036	$197	$3,092
Ending balance: individually evaluated for impairment	$751	$695	$31	$1,477
Ending balance: collectively evaluated for impairment	1,108	341	166	1,615
Total ending balance	$1,859	$1,036	$197	$3,092
Loans:
Ending balance: individually evaluated for impairment	$4,986	$2,716	$459	$8,161
Ending balance: collectively evaluated for impairment	205,581	50,899	12,392	268,872
Total ending balance	$210,567	$53,615	$12,851	$277,033

SOUTHWEST BANC SHARES, INC.
AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in Thousands, Except Per Share Amounts)
(Unaudited)

Loans — (continued)

Impaired Loans
A loan held for investment is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due (both principal and interest) according to the terms of the loan agreement. The following tables detail the Company’s impaired loans, by portfolio segment and class as of September 30, 2017 and December 31, 2016:
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized in Year
September 30, 2017
With no related allowance recorded:
Real estate mortgages:
Construction and land development	$842	$842	$—	$857	$39
1 – 4 family	567	567	—	582	5
Home equity lines of credit	114	114	—	116	—
Commercial	1,748	1,748	—	1,805	33
Other	6	6	—	7	—
Commercial	—	—	—	—	—
Consumer and other	—	—	—	—	—
Total with no allowance recorded:	3,277	3,277	—	3,367	77
With an allowance recorded:
Real estate mortgages:
Construction and land development	31	31	23	114	8
1 – 4 family	83	83	26	84	—
Home equity lines of credit	—	—	—	—	—
Commercial	1,209	1,209	856	1,218	23
Other	107	107	107	114	—
Commercial	2,022	2,022	690	2,072	1
Consumer and other	298	298	59	305	—
Total with an allowance recorded:	3,750	3,750	1,761	3,907	32
Total Impaired Loans:	$7,027	$7,027	$1,761	$7,274	$109
December 31, 2016
With no related allowance recorded:
Real estate mortgages:
Construction and land development	$784	$784	$—	$794	$46
1 – 4 family	427	427	—	414	9
Home equity lines of credit	61	61	—	64	—
Commercial	1,459	1,459	—	1,442	18
Other	8	8	—	9	—
Commercial	467	467	—	455	19
Consumer and other	428	428	—	444	—
Total with no allowance recorded:	3,634	3,634	—	3,622	92
With an allowance recorded:

SOUTHWEST BANC SHARES, INC.
AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in Thousands, Except Per Share Amounts)
(Unaudited)

Loans — (continued)

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized in Year
Real estate mortgages:
Construction and land development	281	281	26	299	19
1 – 4 family	526	526	81	549	2
Home equity lines of credit	285	285	40	190	2
Commercial	1,124	1,124	573	1,094	28
Other	31	31	31	36	—
Commercial	2,249	2,249	695	2,334	2
Consumer and other	31	31	31	33	—
Total with an allowance recorded:	4,527	4,527	1,477	4,535	53
Total Impaired Loans:	$8,161	$8,161	$1,477	$8,157	$145

Among other loans, the Bank individually evaluates for impairment all nonaccrual loans and troubled debt restructured loans. A loan is considered impaired when, based on current events and circumstances it is probable that all amounts due according to the contractual terms of the loan will not be collected. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate, at the loans’ observable market price, or the fair value of the collateral if the loan is collateral dependent. Management may also elect to apply an additional collective reserve to groups of impaired loans based on current economic or market factors. Interest payments received on impaired loans are generally applied as a reduction of the outstanding principal balance.
All other loans are deemed to be unimpaired and are grouped into various homogeneous risk pools utilizing regulatory reporting classifications. Southwest’s historical loss factors are calculated for each of these risk pools based on the net losses experienced as a percentage of the average loans outstanding. The time periods utilized in these historical loss factor calculations are subjective and vary according to management’s estimate of the impact of current economic cycles. As every loan has a risk of loss, minimum loss factors are estimated based on long term trends for Southwest, the banking industry, and the economy. The greater of the calculated historical loss factors or the minimum loss factors are applied to the unimpaired loan amounts currently outstanding for the risk pool and included in the analysis of the allowance for loan losses. In addition, certain qualitative adjustments may be included by management as additional loss factors applied to the unimpaired loan risk pools. The loss allocations for specifically impaired loans, smaller impaired loans not specifically measured for impairment, and unimpaired loans are totaled to determine the total required allowance for loan losses. This total is compared to the current allowance on the Southwest’s books and adjustments made accordingly by a charge or credit to the provision for loan losses.

SOUTHWEST BANC SHARES, INC.
AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in Thousands, Except Per Share Amounts)
(Unaudited)

Loans — (continued)

The following table presents impaired loans by class of loans as of September 30, 2017.
Nonaccruing Impaired Loans	Total Impaired Loans	Impaired Loans With No Allowance	Impaired Loans With Allowance	Allowance for Loan Losses
Real estate mortgages:
Construction and land development	—	$—	$—	$—
1 – 4 family	578	495	83	26
Home equity lines of credit	114	114	—	—
Commercial	1,391	935	456	338
Other	21	6	15	15
Commercial	2,005	—	2,005	672
Consumer and other	269	—	269	31
Total	4,378	$1,550	$2,828	$1,082

Accruing Impaired Loans	Total Impaired Loans	Impaired Loans With No Allowance	Impaired Loans With Allowance	Allowance for Loan Losses
Real estate mortgages:
Construction and land development	873	$842	$31	$23
1 – 4 family	72	72	—	—
Home equity lines of credit	—	—	—	—
Commercial	1,566	813	753	518
Other	92	—	92	92
Commercial	17	—	17	18
Consumer and other	29	—	29	28
Total	2,649	$1,727	$922	$679

Total Impaired Loans	Total Impaired Loans	Impaired Loans With No Allowance	Impaired Loans With Allowance	Allowance for Loan Losses
Real estate mortgages:
Construction and land development	873	$842	$31	$23
1 – 4 family	650	567	83	26
Home equity lines of credit	114	114	—	—
Commercial	2,957	1,748	1,209	856
Other	113	6	107	107
Commercial	2,022	—	2,022	690
Consumer and other	298	—	298	59
Total	7,027	$3,277	$3,750	$1,761

SOUTHWEST BANC SHARES, INC.
AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in Thousands, Except Per Share Amounts)
(Unaudited)

Loans — (continued)

The following table presents impaired loans by class of loans as of December 31, 2016.
Nonaccruing Impaired Loans	Total Impaired Loans	Impaired Loans With No Allowance	Impaired Loans With Allowance	Allowance for Loan Losses
Real estate mortgages:
Construction and land development	—	$—	$—	$—
1 – 4 family	729	203	526	81
Home equity lines of credit	346	61	285	40
Commercial	1,941	1,228	713	238
Other	39	8	31	31
Commercial	2,317	88	2,229	674
Consumer and other	428	428	—	—
Total	5,800	$2,016	$3,784	$1,064

Accruing Impaired Loans	Total Impaired Loans	Impaired Loans With No Allowance	Impaired Loans With Allowance	Allowance for Loan Losses
Real estate mortgages:
Construction and land development	1,065	$784	$281	$26
1 – 4 family	224	224	—	—
Home equity lines of credit	—	—	—	—
Commercial	642	231	411	336
Other	—	—	—	—
Commercial	399	379	20	20
Consumer and other	31	—	31	31
Total	2,361	$1,618	$743	$413

Total Impaired Loans	Total Impaired Loans	Impaired Loans With No Allowance	Impaired Loans With Allowance	Allowance for Loan Losses
Real estate mortgages:
Construction and land development	1,065	$784	$281	$26
1 – 4 family	953	427	526	81
Home equity lines of credit	346	61	285	40
Commercial	2,583	1,459	1,124	574
Other	39	8	31	31
Commercial	2,716	467	2,249	694
Consumer and other	459	428	31	31
Total	8,161	$3,634	$4,527	$1,477

SOUTHWEST BANC SHARES, INC.
AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in Thousands, Except Per Share Amounts)
(Unaudited)

Loans — (continued)

The following table presents the average recorded investment in impaired loans and the interest income recognized on impaired loans in the nine months ended September 30, 2017 and 2016 by loan category.
	Nine Months Ended September 30, 2017			Nine Months Ended September 30, 2016
	Average Recorded Investment	Ending Recorded Investment	Interest Income	Average Recorded Investment	Ending Recorded Investment	Interest Income
Real estate mortgages
Construction and land development	$971	$873	$47	$1,102	$1,091	$46
1 – 4 family	666	650	5	1,164	1,143	7
Home equity lines of credit	116	114	—	123	122	—
Commercial	3,023	2,957	56	3,256	3,272	50
Other	121	113	—	47	44	—
Commercial	2,072	2,022	1	2,330	2,291	1
Consumer and other	305	298	—	340	334	—
Total	$7,274	$7,027	$109	$8,362	$8,297	$104

Troubled Debt Restructurings
At September 30, 2017 and December 31, 2016, impaired loans included loans that were classified as Troubled Debt Restructurings (TDRs). The restructuring of a loan is considered a TDR if both (i) the borrower is experiencing financial difficulties and (ii) the Company has granted a concession.
As of September 30, 2017 and December 31, 2016, the Company had $1,345 and $1,072, respectively, in loans considered TDRs that are not on nonaccrual status. Of the nonaccrual loans at September 30, 2017 and December 31, 2016, $1,969 and $2,126 were classified as TDRs, respectively. A loan is placed back on accrual status when both principal and interest are current and it is probable that the Company will be able to collect all amounts due (both principal and interest) according to the terms of the restructured loan agreement.

SOUTHWEST BANC SHARES, INC.
AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in Thousands, Except Per Share Amounts)
(Unaudited)

Loans — (continued)

The following tables summarize the loans that were modified as a TDR during the nine months ended September 30, 2017 and the year ended December 31, 2016 and were in compliance with the modified terms:
Troubled Debt Restructurings
	Number of Loans	Recorded Investment Prior to Modification	Recorded Investment After Modification	Impact on the Allowance for Loan Losses
September 30, 2017
Real estate mortgages:
Construction and land development	—	$—	$—	$—
1 – 4 family	—	—	—	—
Home equity lines of credit	—	—	—	—
Commercial	2	562	562	—
Other	1	92	92	—
Commercial	—	—	—	—
Consumer and other	—	—	—	—
Total	3	$654	$654	$—
December 31, 2016
Real estate mortgages:
Construction and land development	—	$—	$—	$—
1 – 4 family	1	73	73	—
Home equity lines of credit	—	—	—	—
Commercial	—	—	—	—
Other	—	—	—	—
Commercial	—	—	—	—
Consumer and other	—	—	—	—
Total	1	$73	$73	$—

During 2017, one commercial real estate loan totaling $210 subsequently defaulted from its modified terms. During 2016, no troubled debt restructurings subsequently defaulted from their modified terms.
Regulatory Capital and Dividend Restrictions
Federal and state banking regulations place certain restrictions on the payment of dividends by the Bank to the Company. The total amount of dividends which may be paid by the Bank in any calendar year shall not exceed the total of its net earnings (as defined by state banking regulations) of that year combined with its retained net earnings of the preceding two years. For 2017, the Bank will have $4,947 of net retained earnings from the previous two years plus the current year to date available for dividend payments to the Company plus its net earnings for the remainder of 2017.
The Bank is subject to various regulatory capital requirements administered by the federal banking agencies under the Basel III capital framework. Failure to meet minimum capital requirements can initiate

SOUTHWEST BANC SHARES, INC.
AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in Thousands, Except Per Share Amounts)
(Unaudited)

Regulatory Capital and Dividend Restrictions — (continued)

certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
Regulatory capital rules include a capital conservation buffer designed to absorb losses during periods of economic stress. The capital conservation buffer must be composed entirely of Common Equity Tier 1 capital (CET1). When fully phased-in on January 1, 2019, the capital conservation buffer of 2.5% will be added on top of each of the minimum risk-based capital ratios. The implementation of the capital conservation buffer began phasing in on January 1, 2016 at the rate of 0.625% per year and will be phased-in over a four-year period (increasing by that amount on each subsequent January 1, until it reaches 2.5% on January 1, 2019) as presented in the chart below. Banking institutions with risk-based capital ratios above the minimum but below the capital conservation buffer will face constraints on dividends, equity repurchases and compensation based on the amount of the shortfall.
The minimum capital ratios (as established in 2015 under Basel III), including the phase-in of the capital conservation buffer through January 1, 2019, for capital adequacy purposes are as follows:
Year	Total Capital to Risk-Weighted Assets	Tier 1 Capital to Risk-Weighted Assets	CET1 Capital to Risk-Weighted Assets	Tier 1 Capital to Average Total Assets
2015	8.000%	6.000%	4.500%	4.000%
2016	8.625%	6.625%	5.125%	4.000%
2017	9.250%	7.250%	5.750%	4.000%
2018	9.875%	7.875%	6.375%	4.000%
2019	10.500%	8.500%	7.000%	4.000%
Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of Total, Tier 1 and CET1 capital to risk-weighted assets, as defined, and of Tier 1 capital to average total assets (leverage ratio), as defined. Management believes, as of September 30, 2017 and December 31, 2016, the Bank met all capital adequacy requirements to which it is subject.
As of September 30, 2017, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total, Tier 1 and CET1 risk-based capital ratios and Tier 1 leverage capital ratios as set forth in the following table and not be subject to any formal enforcement action. There are no conditions or event since that notification that management believes have changed the Bank’s category.

SOUTHWEST BANC SHARES, INC.
AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in Thousands, Except Per Share Amounts)
(Unaudited)

Regulatory Capital and Dividend Restrictions — (continued)

The Bank’s actual capital amounts and ratios are presented in the following table.
	Actual		For Capital Adequacy Purposes(1)		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of September 30, 2017:
Total Capital to Risk-Weighted Assets	$41,786	14.534%	$26,593	9.250%	$28,750	10.000%
Tier 1 Capital to Risk-Weighted Assets	$38,336	13.334%	$20,844	7.250%	$23,000	8.000%
CET1 Capital to Risk-Weighted Assets	$38,336	13.334%	$16,531	5.750%	$18,687	6.500%
Tier 1 Capital to Average Total Assets	$38,336	9.798%	$15,651	4.000%	$19,564	5.000%
As of December 31, 2016:
Total Capital to Risk-Weighted Assets	$40,234	14.159%	$24,509	8.625%	$28,416	10.000%
Tier 1 Capital to Risk-Weighted Assets	$37,143	13.071%	$18,826	6.625%	$22,733	8.000%
CET1 Capital to Risk-Weighted Assets	$37,143	13.071%	$14,563	5.125%	$18,470	6.500%
Tier 1 Capital to Average Total Assets	$37,143	10.080%	$14,739	4.000%	$18,424	5.000%

(1)
Includes the phase-in percentages for the capital conservation buffer.

Fair Value of Assets and Liabilities
Determination of Fair Value
The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. In accordance with the Fair Value Measurements and Disclosures topic (FASB ASC 820), the fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.
The fair value guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment. The fair value is a reasonable point within the range that is most representative of fair value under current market conditions.
Fair Value Hierarchy
In accordance with this guidance, the Company groups its financial assets and financial liabilities generally measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.

SOUTHWEST BANC SHARES, INC.
AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in Thousands, Except Per Share Amounts)
(Unaudited)

Fair Value of Assets and Liabilities — (continued)

Level 1 — Valuation is based on quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 assets and liabilities generally include debt and equity securities that are traded in an active exchange market. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.
Level 2 — Valuation is based on inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly or indirectly. The valuation may be based on quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.
Level 3 — Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which determination of fair value requires significant management judgment or estimation.
A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.
The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments:
Cash and Cash Equivalents:   The carrying amount of these short-term instruments approximates fair value.
Securities:   Where quoted prices are available in an active market, management classifies the securities within level 1 of the valuation hierarchy. Level 1 securities include highly liquid government bonds and exchange-traded equities.
If quoted market prices are not available, management estimates fair values using pricing models and discounted cash flows that consider standard input factors such as observable market data, benchmark yields, interest rate volatilities, broker/dealer quotes, and credit spreads. Examples of such instruments, which would generally be classified within level 2 of the valuation hierarchy, include U.S. Government sponsored agency securities, state and municipal securities and corporate securities. Mortgage-backed securities are included in level 2 if observable inputs are available. In certain cases where there is limited activity or less transparency around inputs to the valuation, those securities are classified in level 3.
Restricted Equity Securities:   The carrying amount of restricted equity securities with no readily determinable fair value approximates fair value based on the redemption provisions of the issuers which is cost.
Loans Held for Sale:   The carrying amounts of loans held for sale approximates their fair value.
Loans:   The carrying amount of variable-rate loans that reprice frequently and have no significant change in credit risk approximates fair value. The fair values of fixed rate loans is estimated based on discounted contractual cash flows using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality.
Deposits:   The carrying amounts of demand deposits, savings deposits, variable-rate certificates of deposit approximate their fair values. The fair value of fixed-rate certificates of deposit is based on discounted contractual cash flows using interest rates currently being offered for certificates of similar maturities.

SOUTHWEST BANC SHARES, INC.
AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in Thousands, Except Per Share Amounts)
(Unaudited)

Fair Value of Assets and Liabilities — (continued)

Other Borrowings:   The fair value of fixed-rate other borrowings is based on discounted contractual cash flows using interest rates currently being offered for borrowings of similar maturities. The fair values of the Company’s variable-rate other borrowings approximate their carrying values.
Interest Receivable and Interest Payable:   The carrying amounts of interest receivable and interest payable approximate their fair value.
Off-Balance Sheet Instruments:   The carrying amount of commitments to extend credit and standby letters of credit approximates fair value. The carrying amount of the off-balance sheet financial instruments is based on fees charged to enter into such agreements.
Assets Measured at Fair Value on a Recurring Basis
The following table presents the financial instruments carried on the consolidated balance sheet by caption and by level in the fair value hierarchy at September 30, 2017 and December 31, 2016, for which a recurring change in fair value has been recorded:
		Fair Value Measurements Using
	Assets Measured at Fair Value	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
September 30, 2017:
Available for sale securities	$78,956	$—	$78,956	$—
December 31, 2016:
Available for sale securities	$67,789	$—	$67,789	$—
Assets Measured at Fair Value on a Nonrecurring Basis
Under certain circumstances management makes adjustments to fair value for assets and liabilities although they are not measured at fair value on an ongoing basis. The following table presents the financial instruments carried on the consolidated balance sheet by caption and by level in the fair value hierarchy at September 30, 2017 and December 31, 2016, for which a nonrecurring change in fair value has been recorded:
	Carrying Value at September 30, 2017
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Impaired loans	$1,989	$—	$—	$1,989
Other real estate owned	111	—	—	111
	$2,100	$—	$—	$2,100

SOUTHWEST BANC SHARES, INC.
AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in Thousands, Except Per Share Amounts)
(Unaudited)

Fair Value of Assets and Liabilities — (continued)

	Carrying Value at December 31, 2016
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Impaired loans	$3,250	$—	$—	$3,250
Other real estate owned	160	—	—	160
	$3,410	$—	$—	$3,410

Impaired Loans
Loans considered impaired under ASC 310-10-35, Receivables, are loans for which, based on current information and events, it is probable that the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Impaired loans can be measured based on the present value of expected payments using the loan’s original effective rate as the discount rate, the loan’s observable market price, or the fair value of the collateral less estimated selling costs if the loan is collateral dependent.
The fair value of impaired loans were primarily measured based on the value of the collateral securing these loans. Impaired loans are classified within Level 3 of the fair value hierarchy. Collateral may be real estate and/or business assets including equipment, inventory, and/or accounts receivable. The Company generally determines the value of real estate collateral based on independent appraisals performed by qualified licensed appraisers. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Appraised values are discounted for estimated costs to sell and may be discounted further based on management’s historical knowledge, changes in market conditions from the date of the most recent appraisal, and/or management’s expertise and knowledge of the customer and the customer’s business. Such discounts by management are subjective and are typically significant unobservable inputs for determining fair value. Impaired loans are reviewed and evaluated on at least a quarterly basis for additional impairment and adjusted accordingly, based on the same factors discussed above.
Other Real Estate Owned
Other real estate owned, consisting of properties obtained through foreclosure or in satisfaction of loans, are initially recorded at the lower of the loan’s carrying amount or the fair value less estimated costs to sell upon transfer of the loans to other real estate. Subsequently, other real estate is carried at the lower of carrying value or fair value less estimated costs to sell. Fair values are generally based on third party appraisals of the property and are classified within Level 3 of the fair value hierarchy. The appraisals are sometimes further discounted based on management’s historical knowledge, and/or changes in market conditions from the date of the most recent appraisal, and/or management’s expertise and knowledge of the customer and the customer’s business. Such discounts are typically significant unobservable inputs for determining fair value. In cases where the carrying amount exceeds the fair value, less estimated costs to sell, a loss is recognized in noninterest expense.
Quantitative Disclosures for Level 3 Fair Value Measurements
The Company had no Level 3 assets measured at fair value on a recurring basis at September 30, 2017 or December 31, 2016.

SOUTHWEST BANC SHARES, INC.
AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in Thousands, Except Per Share Amounts)
(Unaudited)

Fair Value of Assets and Liabilities — (continued)

For Level 3 assets measured at fair value on a non-recurring basis as of September 30, 2017, the significant unobservable inputs used in the fair value measurements are presented below.
	Carrying Amount	Valuation Technique	Significant Unobservable Input	Weighted Average of Input
Nonrecurring:
Impaired loans	$1,989	Appraisal	Appraisal discounts (%)	10 – 15%
Other real estate owned	111	Appraisal	Appraisal discounts (%)	5 – 10%
For Level 3 assets measured at fair value on a non-recurring basis as of December 31, 2016, the significant unobservable inputs used in the fair value measurements are presented below.
	Carrying Amount	Valuation Technique	Significant Unobservable Input	Weighted Average of Input
Nonrecurring:
Impaired loans	$3,250	Appraisal	Appraisal discounts (%)	15 – 20%
Other real estate owned	160	Appraisal	Appraisal discounts (%)	5 – 10%
Fair Value of Financial Instruments
The carrying amount and estimated fair value of the Company’s financial instruments, by level within the fair value hierarchy, were as follows:
	September 30, 2017			December 31, 2016
	Carrying Amount	Fair Value	Fair Value Hierarchy	Carrying Amount	Fair Value	Fair Value Hierarchy
Financial assets:
Cash and cash equivalents	$14,390	$14,390	Level 1	$16,320	$16,322	Level 1
Available for sale securities	78,956	78,956	Level 2	67,789	67,789	Level 2
Restricted equity securities	941	941	Level 3	1,123	1,123	Level 3
Loans held for sale	424	424	Level 3	1,299	1,299	Level 3
Loans, net	281,617	279,881	Level 3	273,941	272,696	Level 3
Interest receivable	1,159	1,159	Level 2	1,214	1,214	Level 2
Financial liabilities:
Deposits	$345,075	$344,743	Level 3	$327,679	$327,493	Level 3
Other borrowings	6,858	6,881	Level 3	12,558	12,667	Level 3
Interest payable	131	131	Level 2	163	163	Level 2

SOUTHWEST BANC SHARES, INC.
AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in Thousands, Except Per Share Amounts)
(Unaudited)

Business Combination
On October 24, 2017, the Company entered into a definitive agreement with The First Bancshares, Inc. and its subsidiary, The First, A National Banking Association, Hattiesburg, Mississippi (collectively “The First”), whereby the Company will merge with and into The First. Under the terms of the Agreement and Plan of Merger, The First will pay shareholders of the Company $60 million in transaction value with approximately 60% in stock and 40% in cash. The merger is subject to various terms and customary conditions, including stockholder and regulatory approvals and is expected to close by the end of the first quarter 2018.

INDEPENDENT AUDITOR’S REPORT
To the Board of Directors
Southwest Banc Shares, Inc.
Chatom, Alabama
We have audited the accompanying consolidated financial statements of Southwest Banc Shares, Inc. and Subsidiary, which comprise the consolidated balance sheets as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Southwest Banc Shares, Inc. and Subsidiary as of December 31, 2016 and 2015, and the results of their operations and their cash flows for the years then ended, in accordance with accounting principles generally accepted in the United States of America.
Birmingham, Alabama
February 27, 2017
2000 SOUTHBRIDGE PARKWAY, SUITE 501 • BIRMINGHAM, AL 35209 • 205-445-2880 • 888-277-0020 • FAX 205-445-2940 • www.mjcpa.com
MEMBERS OF THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS

SOUTHWEST BANC SHARES, INC.
AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2016 AND 2015
	2016	2015
Assets
Cash and due from banks	$5,867,686	$3,971,717
Interest-bearing deposits in banks	680,318	563,319
Federal funds sold	9,773,453	3,982,988
Total cash and cash equivalents	16,321,457	8,518,024
Available for sale securities	67,789,254	74,091,445
Restricted equity securities	1,123,200	1,352,900
Loans held for sale	1,299,013	416,712
Loans	277,032,661	245,617,502
Less allowance for loan losses	3,092,153	2,964,262
Loans, net	273,940,508	242,653,240
Premises and equipment, net	7,466,416	7,429,956
Other real estate owned	485,100	972,452
Accrued interest receivable	1,214,380	1,181,448
Cash surrender value of life insurance	5,929,988	5,767,043
Other assets	958,560	776,384
Total assets	$376,527,876	$343,159,604
Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$56,933,839	$53,821,221
Interest-bearing	270,745,523	235,898,481
Total deposits	327,679,362	289,719,702
Other borrowings	12,558,334	18,258,334
Accrued interest payable	163,015	151,257
Accrued expenses and other liabilities	2,502,639	2,187,679
Total liabilities	342,903,350	310,316,972
Commitments and contingencies
Stockholders’ equity:
Common stock, $.10 par value; 3,000,000 shares authorized; 71,317 and 71,288 shares issued and outstanding, respectively	7,132	7,129
Additional paid-in capital	2,075,032	2,061,907
Retained earnings	32,804,883	30,371,922
Accumulated other comprehensive income (loss)	(1,262,521)	401,674
Total stockholders’ equity	33,624,526	32,842,632
Total liabilities and stockholders’ equity	$376,527,876	$343,159,604

See Notes to Consolidated Financial Statements.

SOUTHWEST BANC SHARES, INC.
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 2016 AND 2015
	2016	2015
Interest and dividend income:
Loans, including fees	$13,166,807	$12,443,617
Taxable investment securities	1,009,709	1,194,907
Nontaxable investment securities	780,000	735,200
Federal funds sold	19,257	15,062
Deposits in banks	3,472	692
Total interest and dividend income	14,979,245	14,389,478
Interest expense:
Deposits	1,458,751	1,270,142
Other borrowings	363,744	381,554
Total interest expense	1,822,495	1,651,696
Net interest income	13,156,750	12,737,782
Provision for loan losses	303,342	396,000
Net interest income after provision for loan losses	12,853,408	12,341,782
Non-interest income:
Service charges on deposit accounts	1,305,390	1,333,672
Net realized gains on sales of securities	205,149	117,671
Mortgage loan origination income	488,092	277,956
Other income	1,160,787	1,031,350
Total non-interest income	3,159,418	2,760,649
Non-interest expenses:
Salaries and employee benefits	6,872,060	6,494,817
Occupancy and equipment expenses	1,657,718	1,692,961
Net other real estate owned losses and expenses	157,487	144,823
Other expenses	3,516,860	3,639,483
Total non-interest expenses	12,204,125	11,972,084
Income before income taxes	3,808,701	3,130,347
Income tax expense	163,862	97,205
Net income	$3,644,839	$3,033,142

See Notes to Consolidated Financial Statements.

SOUTHWEST BANC SHARES, INC.
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
YEARS ENDED DECEMBER 31, 2016 AND 2015
	2016	2015
Net income	$3,644,839	$3,033,142
Other comprehensive income (loss):
Unrealized holding gains (losses) on securities available for sale arising during the period, net of tax (benefit) of $(102,358) and $40,444, respectively	(1,472,381)	581,766
Reclassification adjustment for gains realized in net income, net of tax of $13,335 and $7,649, respectively	(191,814)	(110,022)
Other comprehensive income (loss)	(1,664,195)	471,744
Comprehensive income	$1,980,644	$3,504,886

See Notes to Consolidated Financial Statements.

SOUTHWEST BANC SHARES, INC.
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
YEARS ENDED DECEMBER 31, 2016 AND 2015
	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
Balance, December 31, 2014	$7,129	$2,061,907	$28,213,484	$(70,070)	$30,212,450
Net income	—	—	3,033,142	—	3,033,142
Other comprehensive income	—	—	—	471,744	471,744
Distributions to stockholders	—	—	(874,704)	—	(874,704)
Balance, December 31, 2015	7,129	2,061,907	30,371,922	401,674	32,842,632
Net income	—	—	3,644,839	—	3,644,839
Issuance of common stock	3	13,135	—	—	13,138
Repurchase and retirement of common stock	—	(10)	—	—	(10)
Other comprehensive loss	—	—	—	(1,664,195)	(1,664,195)
Distributions to stockholders	—	—	(1,211,878)	—	(1,211,878)
Balance, December 31, 2016	$7,132	$2,075,032	$32,804,883	$(1,262,521)	$33,624,526

See Notes to Consolidated Financial Statements.

SOUTHWEST BANC SHARES, INC.
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2016 AND 2015
	2016	2015
OPERATING ACTIVITIES
Net income	$3,644,839	$3,033,142
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	303,342	396,000
Net amortization of securities	539,659	366,520
Depreciation	589,974	531,253
Deferred income taxes	1,643	30,045
Net realized gains on sales of securities	(205,149)	(117,671)
Net loss on sales of other real estate owned	13,785	25,232
Write downs of other real estate owned	63,632	26,286
Net increase in loans held for sale	(882,301)	(416,712)
Increase in cash surrender value of life insurance	(162,945)	(158,532)
Increase in interest receivable	(32,932)	(83,591)
Increase (decrease) in interest payable	11,758	(12,947)
Net other operating activities	259,971	(160,995)
Net cash provided by operating activities	4,145,276	3,458,030
INVESTING ACTIVITIES
Purchase of available for sale securities	(18,697,699)	(20,196,493)
Proceeds from sales of available for sale securities	13,013,226	7,309,198
Proceeds from calls, prepayments and maturities of available for sale securities	9,872,267	7,302,814
Proceeds from calls, prepayments and maturities of held to maturity securities	—	349,399
Net (purchases) redemption of restricted equity securities	229,700	(8,300)
Net increase in loans	(31,966,110)	(15,965,878)
Purchase of premises and equipment	(626,434)	(490,871)
Capitalized improvements to other real estate owned	(2,193)	(192,193)
Proceeds from sale of other real estate owned	787,628	763,975
Net cash used in investing activities	(27,389,615)	(21,128,349)
FINANCING ACTIVITIES
Net increase in deposits	37,959,660	20,655,091
Proceeds from other borrowings	—	5,000,000
Repayment of other borrowings	(5,700,000)	(5,700,000)
Repurchase and retirement of common stock	(10)	—
Distributions to stockholders	(1,211,878)	(874,704)
Net cash provided by financing activities	31,047,772	19,080,387
Net increase in cash and cash equivalents	7,803,433	1,410,068
Cash and cash equivalents at beginning of year	8,518,024	7,107,956
Cash and cash equivalents at end of year	$16,321,457	$8,518,024
SUPPLEMENTAL DISCLOSURES
Cash paid during the year for:
Interest	$1,810,737	$1,664,643
Income taxes	$63,353	$118,349
NONCASH TRANSACTIONS
Loans transferred to other real estate owned	$375,500	$1,194,929
Common stock issued in connection with executive compensation plan	$13,138	$—
See Notes to Consolidated Financial Statements.

SOUTHWEST BANC SHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Nature of Operations
Southwest Banc Shares, Inc. (the “Company”) is a bank holding company whose principal activity is the ownership and management of its wholly-owned subsidiary, First Community Bank (the “Bank”). The Bank is a commercial bank headquartered in Chatom, Alabama with its executive offices located in Mobile, Alabama. The Bank operates branch offices throughout the Southwest Alabama region. The Bank provides a full range of banking services in its primary market area of Southwest Alabama.
Basis of Presentation and Accounting Estimates
The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, First Community Bank, and its wholly-owned subsidiary, West Alabama Insurance Market, Inc. Significant intercompany transactions and balances are eliminated in consolidation.
In preparing the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses, the valuation of debt securities and financial instruments, impaired loans, other real estate owned, and deferred income tax assets.
The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans, management obtains independent appraisals for significant collateral.
The Company’s loans are generally secured by specific items of collateral including real property, consumer assets, and business assets. Although the Company has a diversified loan portfolio, a substantial portion of its debtors’ ability to honor their contracts is dependent on local economic conditions.
While management uses available information to recognize losses on loans, further reductions in the carrying amounts of loans may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans. Such agencies may require the Company to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.
The Company has evaluated all transactions, events, and circumstances for consideration or disclosure through February 27, 2017, the date these financial statements were available to be issued and has reflected or disclosed those items within the consolidated financial statements and related footnotes as deemed appropriate.
Cash, Cash Equivalents and Cash Flows
For purposes of reporting consolidated cash flows, cash and cash equivalents include cash and balances due from banks, interest-bearing deposits in banks and federal funds sold. Cash flows from loans held for sale, loans, deposits and restricted equity securities are reported net.
The Bank maintains amounts due from banks which, at times, may exceed federally insured limits. The Bank has not experienced any losses in such accounts.

SOUTHWEST BANC SHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (continued)

The Bank is required to maintain reserve balances in cash or on deposit with a correspondent bank for the Federal Reserve Bank, based on a percentage of deposits. The total of those reserve balances was approximately $2,777,000 and $2,713,000 at December 31, 2016 and 2015, respectively.
Securities
All debt securities are classified as “available for sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income (loss). Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains and losses on the sale of securities are recorded on the settlement date and are determined using the specific identification method.
The Company evaluates investment securities for other-than-temporary impairment using relevant accounting guidance specifying that (a) if the Company does not have the intent to sell a debt security prior to recovery and (b) it is more likely than not that it will not have to sell the debt security prior to recovery, the security would not be considered other-than-temporary impaired unless there is a credit loss that has occurred in the security. If management does not intend to sell the security and it is more likely than not that they will not have to sell the security before recovery of the cost basis, management will recognize the credit component of an other-than-temporary impairment of a debt security, if any, in earnings and the remaining portion in other comprehensive income (loss).
Restricted Equity Securities
The Company as a member of the Federal Home Loan Bank (FHLB) system, is required to maintain an investment in capital stock of the FHLB based upon its assets or outstanding advances. The Company has also purchased stock in First National Banker’s Bankshares, Inc. (FNBB), its primary correspondent bank, and Central Alabama Title Center, LLC. The securities are carried at cost as no readily available market exists. Management reviews for impairment based on the ultimate recoverability of the cost basis in these securities.
Loans Held For Sale
Loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value (LOCOM). For loans carried at LOCOM, gains and losses on loan sales (sales proceeds minus carrying value) are recorded in noninterest income upon sale of the loan. The estimated fair value of loans held for sale is based on independent third party quoted prices.
Loans
Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal balances less the allowance for loan losses. Interest income is accrued on the outstanding principal balance. Loan origination fees and certain direct origination costs are recognized at the time the loan is placed on the books.
The accrual of interest on loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due, or at the time the loan is 90 days past due, unless the loan is well-secured and in the process of collection. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal and interest is considered doubtful. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income or charged to the allowance, unless management believes that the accrual of interest is recoverable through the liquidation of collateral. Interest

SOUTHWEST BANC SHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (continued)

income on nonaccrual loans is recognized on the cash basis, until the loans are returned to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and the loan has been performing according to the contractual terms generally for a period of not less than six months.
A loan is impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Loans, for which the terms have been modified at the borrower’s request, and is outside the normal terms of that type of credit, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings and classified as impaired.
Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest when due. Loans that experience insignificant payment delays and payment shortfalls are not generally classified as impaired. Impaired loans are measured by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Interest on accruing impaired loans is recognized as long as such loans do not meet the criteria for nonaccrual status. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment.
Troubled Debt Restructurings
The Company designates loan modifications as troubled debt restructurings (TDRs) when for economic and legal reasons related to the borrower’s financial difficulties, it grants a concession to the borrower that it would not otherwise consider. The restructuring of a loan is considered a TDR if both (i) the borrower is experiencing financial difficulties and (ii) the Company has granted a concession.
In assessing whether or not a borrower is experiencing financial difficulties, the Company considers information currently available regarding the financial condition of the borrower. This information includes, but is not limited to, whether (i) the borrower is currently in payment default on any of its debt; (ii) a payment default is probable in the foreseeable future without the modification; (iii) the borrower has declared or is in the process of declaring bankruptcy and (iv) the borrower’s projected cash flow is sufficient to satisfy contractual payments due under the original terms of the loan without a modification.
The Company considers all aspects of the modification to loan terms to determine whether or not a concession has been granted to the borrower. Key factors considered by the Company include the borrower’s ability to access funds at a market rate for debt with similar risk characteristics, the significance of the modification relative to unpaid principal balance or collateral value of the debt, and the significance of a delay in the timing of payments relative to the original contractual terms of the loan. The most common concessions granted by the Company would generally include one or more modifications to the terms of the debt, such as (i) a reduction in the interest rate for the remaining life of the debt, (ii) an extension of the maturity date at an interest rate lower than the current market rate for new debt with similar risk, (iii) a temporary period of interest-only payments, and (iv) a reduction in the contractual payment amount for either a short period or remaining term of the loan.
TDRs can involve loans remaining on nonaccrual, moving to nonaccrual, or continuing on accrual status, depending on the individual facts and circumstances of the borrower. In circumstances where the TDR involves charging off a portion of the loan balance, the Company typically classifies these restructurings as nonaccrual.
In connection with restructurings, the decision to maintain a loan that has been restructured on accrual status is based on a current, well documented credit evaluation of the borrower’s financial condition and prospects for repayment under the modified terms. This evaluation includes consideration of the borrower’s

SOUTHWEST BANC SHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (continued)

current and future capacity and willingness to pay. Restructured nonaccrual loans may be returned to accrual status based on a current, well-documented credit evaluation of the borrower’s financial condition and prospects for repayment under the modified terms. This evaluation must include consideration of the borrower’s sustained historical repayment for a reasonable period, generally a minimum of six months, prior to the date on which the loan is returned to accrual status.
Loans structured as a TDR are reported as such for financial reporting purposes until the loan has paid off or is renewed at market terms and the borrower proves financial strength.
Allowance for Loan Losses
The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to expense. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Confirmed losses are charged off immediately. Subsequent recoveries, if any, are credited to the allowance.
The allowance is an amount that management believes will be adequate to absorb estimated losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio. The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the uncollectibility of loans in light of historical experience, the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, current economic conditions that may affect the borrower’s ability to pay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. This evaluation does not include the effects of expected losses on specific loans or groups of loans that are related to future events or expected changes in economic conditions.
The allowance consists of specific and general components. The specific component relates to loans that are classified as impaired. For impaired loans, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. In support of collateral values, the Company obtains updated valuations on impaired loans generally on an annual basis. The general component covers non-impaired loans. In determining the appropriate level of allowance, management uses information to disaggregate the loan portfolio segments into loan pools with common risk characteristics.
The Company’s loan pools include construction and land development loans, commercial real estate loans, residential real estate loans, other real estate loans, commercial loans, and consumer loans. The general allocations to these loan pools are based on the historical loss rates for specific loan types and the internal risk grade, if applicable, adjusted for both internal and external qualitative risk factors. The qualitative factors considered by management include, among other factors, (1) changes in local and national economic conditions; (2) changes in asset quality; (3) changes in loan portfolio volume; (4) the composition and concentrations of credit; (5) the impact of competition on loan structuring and pricing; (6) changes in the experience of lending personnel and (7) effectiveness of the Company’s loan policies, procedures and internal controls. The total allowance established for each loan pool represents the product of the historical loss ratio, adjusted for qualitative risk factors, and the total dollar amount of the loans in the pool.
Other Real Estate Owned
Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair

SOUTHWEST BANC SHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (continued)

value less estimated cost to sell. Costs of improvements are capitalized, whereas costs relating to holding other real estate owned and any subsequent adjustments to the carrying value are expensed. Any gains and losses realized at the time of disposal are reflected in income.
Premises and Equipment
Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation computed on the straight-line method over the estimated useful lives of the assets or the expected terms of the leases, if shorter as shown in the table below. Expected terms include lease option periods to the extent that the exercise of such options is reasonably assured. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are reflected in income.
Years
Buildings	15 – 40
Furniture and equipment	3 – 10
Transfers of Financial Assets
Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company — put presumptively beyond the reach of the transferor and its creditors, even in bankruptcy or other receivership, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.
Income Taxes
The Company has elected to be taxed as an S corporation for federal income tax purposes. Under the provisions of the Internal Revenue Code, an S corporation generally is not subject to federal income tax because its taxable income or loss accrues to the individual stockholder. Consequently, the Company does not recognize income tax expense or any deferred income taxes for federal purposes. At December 31, 2016 and 2015, the Company’s federal tax basis exceeded its net assets by approximately $3,457,000 and $3,482,000, respectively.
The Company continues to be subject to state income tax in the form of financial institution excise tax in the State of Alabama, as this state does not recognize financial institutions as S corporations for income tax purposes. Consequently, income tax expense consists of state income taxes. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Company determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.
Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than

SOUTHWEST BANC SHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (continued)

50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment. Deferred tax assets are reduced by deferred tax liabilities and a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.
Comprehensive Income
Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.
Fair Value of Financial Instruments
Fair values of financial instruments are estimates using relevant market information and other assumptions, as more fully disclosed in Note 13. Fair value estimates involve uncertainties and matters of significant judgment. Changes in assumptions or in market conditions could significantly affect the estimates.
NOTE 2.   SECURITIES
The amortized cost and fair value of securities are summarized as follows:
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities Available for Sale December 31, 2016:
U.S. Government sponsored agency securities	$17,880,182	$7,310	$(437,761)	$17,449,731
State and municipal securities	35,807,068	190,766	(854,526)	35,143,308
Mortgage-backed securities	15,452,294	47,898	(303,977)	15,196,215
	$69,139,544	$245,974	$(1,596,264)	$67,789,254
December 31, 2015:
U.S. Government sponsored agency securities	$22,318,493	$58,104	$(251,374)	$22,125,223
State and municipal securities	32,671,501	766,752	(7,208)	33,431,045
Corporate securities	1,000,000	—	(13,181)	986,819
Mortgage-backed securities	17,671,853	72,919	(196,414)	17,548,358
	$73,661,847	$897,775	$(468,177)	$74,091,445

At December 31, 2016 and 2015, securities with carrying values of approximately $38,623,000 and $24,580,000, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

SOUTHWEST BANC SHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.   SECURITIES — (continued)

The amortized cost and fair value of securities as of December 31, 2016 by contractual maturity are shown below. Actual maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid with or without penalty. Therefore, these securities are not included by maturity class in the following summary:
	Securities Available for Sale
	Amortized Cost	Fair Value
Due in one year or less	$90,000	$90,002
Due from one to five years	1,414,271	1,408,190
Due from five to ten years	14,258,390	14,042,217
Due after ten years	37,924,589	37,052,630
Mortgage-backed securities	15,452,294	15,196,215
	$69,139,544	$67,789,254

Gains and losses on sales of securities available for sale consist of the following:
	Years Ended December 31,
	2016	2015
Gross gains on sales	$205,149	$149,690
Gross losses on sales	—	(32,019)
Net realized gains	$205,149	$117,671

Restricted equity securities are reported at cost and consist of the following:
	December 31,
	2016	2015
Federal Home Loan Bank of Atlanta	$733,900	$963,600
First National Banker’s Bankshares, Inc.	364,300	364,300
Central Alabama Title Center, LLC	25,000	25,000
	$1,123,200	$1,352,900

Temporarily Impaired Securities
The following table shows the gross unrealized losses and fair value of the Company’s securities with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by security category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2016 and 2015.
Securities that have been in a continuous unrealized loss position are as follows:
	Less Than Twelve Months		Twelve Months or More		Total Unrealized Losses
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
December 31, 2016:
U.S Government sponsored agency securities	$(414,549)	$15,653,824	$(23,212)	$991,971	$(437,761)
State and municipal securities	(854,526)	20,862,260	—	—	(854,526)
Mortgage-backed securities	(302,694)	10,823,361	(1,283)	1,723,609	(303,977)
Total securities	$(1,571,769)	$47,339,445	$(24,495)	$2,715,580	$(1,596,264)

SOUTHWEST BANC SHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.   SECURITIES — (continued)

	Less Than Twelve Months		Twelve Months or More		Total Unrealized Losses
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
December 31, 2015:
U.S Government sponsored agency securities	$(76,011)	$4,418,165	$(175,363)	$10,747,659	$(251,374)
State and municipal securities	(7,208)	496,575	—	—	(7,208)
Corporate securities	(13,181)	986,819	—	—	(13,181)
Mortgage-backed securities	(96,762)	10,422,269	(99,652)	3,678,808	(196,414)
Total securities	$(193,162)	$16,323,828	$(275,015)	$14,426,467	$(468,177)

The unrealized loss on the above sixty-three securities as of December 31, 2016 was caused by interest rate changes and other temporary market influences. Because the Company does not intend to sell the securities and it is not more likely than not that the Company will be required to sell the securities before recovery of the amortized cost bases, which may be maturity, the Company does not consider these securities to be other-than-temporarily impaired at December 31, 2016.
Other-Than-Temporary Impairment
Upon acquisition of a security, the Company evaluates for impairment under the accounting guidance for investments in debt and equity securities. The Company routinely conducts periodic reviews to identify and evaluate each investment security to determine whether an other-than-temporary impairment has occurred. Inputs included in the evaluation process may include geographic concentrations, credit ratings, and other performance indicators of the underlying asset. There were no impairment charges recognized on securities for the years ended December 31, 2016 and 2015.
NOTE 3.   LOANS AND ALLOWANCE FOR LOAN LOSSES
Portfolio Segments and Classes
The composition of loans, excluding loans held for sale, is summarized as follows:
	December 31,
	2016	2015
Real estate mortgages:
Construction and land development	$29,723,564	$24,031,789
1 – 4 family	48,792,278	47,227,873
Home equity lines of credit	14,689,869	13,607,309
Commercial	104,458,852	96,585,696
Other	12,902,056	13,748,909
Commercial	53,614,585	39,227,075
Consumer and other	12,851,457	11,188,851
	277,032,661	245,617,502
Allowance for loan losses	(3,092,153)	(2,964,262)
Loans, net	$273,940,508	$242,653,240

SOUTHWEST BANC SHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.   LOANS AND ALLOWANCE FOR LOAN LOSSES — (continued)

For purposes of the disclosures required pursuant to ASC 310, the loan portfolio was disaggregated into segments and then further disaggregated into classes for certain disclosures. A portfolio segment is defined as the level at which an entity develops and documents a systematic method for determining its allowance for loan losses. There are three loan portfolio segments that include real estate, commercial, and consumer. A class is generally determined based on the initial measurement attribute, risk characteristic of the loan, and an entity’s method for monitoring and assessing credit risk. Classes within the real estate portfolio segment include construction and land development, 1 – 4 family, home equity lines of credit, commercial, and other. The portfolio segments of non-real estate commercial loans and consumer loans have not been further segregated by class.
The following describe risk characteristics relevant to each of the portfolio segments:
Real Estate — As discussed below, the Company offers various types of real estate loan products. All loans within this portfolio segment are particularly sensitive to the valuation of real estate:
•
Construction and land development loans are repaid through cash flow related to the operation, sale or refinance of the underlying property. This portfolio class includes extensions of credit to real estate developers or investors where repayment is dependent on the sale of the real estate or income generated from the real estate collateral.

•
1 – 4 family loans and home equity lines of credit are repaid by various means such as a borrower’s income, sale of the property, or rental income derived from the property.

•
Commercial loans include owner-occupied commercial real estate loans and loans secured by income producing properties. Owner-occupied commercial real estate loans to operating businesses are long-term financing of land and buildings. These loans are viewed primarily as cash flow loans and the repayment of these loans is largely dependent on the successful operation of the business. Real estate loans for income-producing properties such as apartment buildings, office and industrial buildings, and retail shopping centers are repaid from rent income derived from the properties.

•
Other real estate mortgage loans include real estate loans secured by farmland, multi-family housing and other real estate. These are repaid by various means such as a borrower’s income, sale of the property, or rental income derived from the property.

Commercial — The non-real estate commercial loan portfolio segment includes commercial, financial, and agricultural loans. These loans include those loans to commercial customers for use in normal business operations to finance working capital needs, equipment purchases, or expansion projects. Loans are repaid by business cash flows. Collection risk in this portfolio is driven by the creditworthiness of the underlying borrower, particularly cash flows from the borrowers’ business operations.
Consumer — The consumer loan portfolio segment includes direct consumer installment loans, overdrafts and other revolving credit loans. Loans in this portfolio are sensitive to unemployment and other key consumer economic measures.
Credit Risk Management
Credit Administration and the Special Assets Officer are both involved in the credit risk management process and assess the accuracy of risk ratings, the quality of the portfolio and the estimation of inherent credit losses in the loan portfolio. This comprehensive process also assists in the prompt identification of problem credits. The Company has taken a number of measures to manage the portfolios and reduce risk, particularly in the more problematic portfolios.

SOUTHWEST BANC SHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.   LOANS AND ALLOWANCE FOR LOAN LOSSES — (continued)

The Company employs a credit risk management process with defined policies, accountability and routine reporting to manage credit risk in the loan portfolio segments. Credit risk management is guided by credit policies that provide for a consistent and prudent approach to underwriting and approvals of credits. Within the Board approved Loan Policy, procedures exist that elevate the approval requirements as credits become larger and more complex. All loans are individually underwritten, risk-rated, approved, and monitored.
Responsibility and accountability for adherence to underwriting policies and accurate risk ratings lies in each portfolio segment. For the consumer portfolio segment, the risk management process focuses on managing customers who become delinquent in their payments. For the commercial and real estate portfolio segments, the risk management process focuses on underwriting new business and, on an ongoing basis, monitoring the credit of the portfolios. Loan Review and Credit Administration establish a timely schedule and scope for loan reviews to include new and renewed loans, all loans that are 15 days or greater past due and all adversely classified and nonaccrual loans. These reviews ensure such loans have proper risk ratings and accrual status, and if necessary, ensure loans are transferred to the Special Assets Officer.
Credit quality and trends in the loan portfolio segments are measured and monitored regularly. Detailed reports by product, collateral, accrual status, etc., are reviewed by the Chief Credit Officer and the Directors Loan Committee.
The following categories are utilized by management to analyze and manage the credit quality and risk of the loan portfolio:
•
Pass — includes obligations where the probability of default is considered low.

•
Special Mention — includes obligations that exhibit potential credit weaknesses or downward trends deserving management’s close attention. If left uncorrected, these potential weaknesses may result in the deterioration of the repayment prospects or credit position at a future date. These loans are not adversely classified and do not expose the Company to sufficient risk to warrant adverse classification.

•
Substandard — includes obligations with defined weaknesses that jeopardize the orderly liquidation of debt. A substandard loan is inadequately protected by the current sound worth and paying capacity of the borrower or by the collateral pledged, if any. Normal repayment from the borrower is in jeopardy although no loss of principal is envisioned. There is a distinct possibility that a partial loss of interest and/or principal will occur if the deficiencies are not corrected. Loss potential, while existing in the aggregate amount of substandard loans, does not have to exist in individual loans classified substandard.

•
Doubtful — includes obligations with all the weaknesses found in substandard loans with the added provision that the weaknesses make collection of debt in full, based on currently existing facts, conditions, and values, highly questionable and improbable. Serious problems exist to the point where partial loss of principal is likely. The possibility of loss is extremely high, but because of certain important, reasonably specific pending factors that may work to strengthen the loan, the loans’ classification as loss is deferred until a more exact status may be determined.

•
Loss — includes obligations incapable of repayment or unsecured debt. Such loans are considered uncollectible and of such little value, that continuance as an active asset is not warranted. Loans determined to be a loss are charged-off at the date of loss determination. Consequently, there are no loans with a loss rating in the Company’s portfolio as of December 31, 2016 and 2015.

SOUTHWEST BANC SHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.   LOANS AND ALLOWANCE FOR LOAN LOSSES — (continued)

The following tables present credit quality indicators as described above for the loan portfolio segments and classes as of December 31, 2016 and 2015.
	Pass	Special Mention	Substandard	Doubtful	Total
	(Dollars in Thousands)
December 31, 2016
Real estate mortgages:
Construction and land development	$28,388	$271	$1,065	$—	$29,724
1 – 4 family	46,155	1,547	1,090	—	48,792
Home equity lines of credit	13,755	473	402	60	14,690
Commercial	98,815	2,313	3,331	—	104,459
Other	12,834	—	68	—	12,902
Commercial	46,981	4,392	2,242	—	53,615
Consumer and other	12,521	8	322	—	12,851
Total:	$259,449	$9,004	$8,520	$60	$277,033
December 31, 2015
Real estate mortgages:
Construction and land development	$22,439	$92	$1,501	$—	$24,032
1 – 4 family	44,245	1,573	1,410	—	47,228
Home equity lines of credit	12,938	327	279	63	13,607
Commercial	90,473	2,994	3,118	—	96,585
Other	13,506	156	87	—	13,749
Commercial	33,682	33	5,512	—	39,227
Consumer and other	10,778	49	362	—	11,189
Total:	$228,061	$5,224	$12,269	$63	$245,617

Past Due Loans
A loan is considered past due if any required principal and interest payments have not been received as of the date such payments were required to be made under the terms of the loan agreement. Generally, management places loans on non-accrual when there is a clear indication that the borrower’s cash flow may not be sufficient to meet payments as they become due, which is generally when a loan is 90 days past due. The following tables present the aging of the recorded investment in loans by portfolio segment and class as of December 31, 2016 and 2015:
		Past Due Status (Accruing Loans)
	Current	30 – 59 Days	60 – 89 Days	90+ Days	Total Past Due	Nonaccrual	Total
	(Dollars in Thousands)
December 31, 2016
Real estate mortgages:
Construction and land development	$29,724	$—	$—	$—	$—	$—	$29,724
1 – 4 family	47,739	159	28	—	187	866	48,792
Home equity lines of credit	14,345	—	—	—	—	345	14,690
Commercial	102,385	—	—	53	53	2,021	104,459
Other	12,863	—	—	—	—	39	12,902
Commercial	51,368	65	20	—	85	2,162	53,615
Consumer and other	12,526	27	—	6	33	292	12,851
Total:	$270,950	$251	$48	$59	$358	$5,725	$277,033

SOUTHWEST BANC SHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.   LOANS AND ALLOWANCE FOR LOAN LOSSES — (continued)

		Past Due Status (Accruing Loans)
	Current	30 – 59 Days	60 – 89 Days	90+ Days	Total Past Due	Nonaccrual	Total
	(Dollars in Thousands)
December 31, 2015
Real estate mortgages:
Construction and land development	$23,661	$111	$—	$33	$144	$227	$24,032
1 – 4 family	45,705	433	153	37	623	900	47,228
Home equity lines of credit	13,318	37	—	—	37	252	13,607
Commercial	94,845	—	47	—	47	1,693	96,585
Other	13,662	—	31	—	31	56	13,749
Commercial	36,661	24	—	53	77	2,489	39,227
Consumer and other	10,743	110	3	—	113	333	11,189
Total:	$238,595	$715	$234	$123	$1,072	$5,950	$245,617

Allowance for Loan Losses
Activity in the allowance for loan losses is summarized below:
	Years Ended December 31,
	2016	2015
Balance, beginning of year	$2,964,262	$2,871,961
Provision for loan loss	303,342	396,000
Loans charged off	(255,317)	(442,726)
Recoveries of loans previously charged off	79,866	139,027
Balance, end of year	$3,092,153	$2,964,262

The following tables further detail the change in the allowance for loan losses for the years ended December 31, 2016 and 2015 by portfolio segment. Allocation of a portion of the allowance to one category of loans does not preclude its availability to absorb losses in other categories.
	Real Estate	Commercial	Consumer	Total
	(Dollars in Thousands)
December 31, 2016
Allowance for loan losses:
Balance, beginning of year	$1,859	$1,023	$82	$2,964
Provision for loan losses	48	84	171	303
Loans charged off	(102)	(71)	(82)	(255)
Recoveries of loans previously charged off	54	—	26	80
Balance, end of year	$1,859	$1,036	$197	$3,092
Ending balance: individually evaluated for impairment	$751	$695	$31	$1,477
Ending balance: collectively evaluated for impairment	1,108	341	166	1,615
Total ending balance	$1,859	$1,036	$197	$3,092

SOUTHWEST BANC SHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.   LOANS AND ALLOWANCE FOR LOAN LOSSES — (continued)

	Real Estate	Commercial	Consumer	Total
	(Dollars in Thousands)
Loans:
Ending balance: individually evaluated for impairment	$4,986	$2,716	$459	$8,161
Ending balance: collectively evaluated for impairment	205,581	50,899	12,392	268,872
Total ending balance	$210,567	$53,615	$12,851	$277,033
December 31, 2015
Allowance for loan losses:
Balance, beginning of year	$1,969	$794	$109	$2,872
Provision for loan losses	191	182	23	396
Loans charged off	(352)	(12)	(79)	(443)
Recoveries of loans previously charged off	51	59	29	139
Balance, end of year	$1,859	$1,023	$82	$2,964
Ending balance: individually evaluated for impairment	$795	$761	$40	$1,596
Ending balance: collectively evaluated for impairment	1,064	262	42	1,368
Total ending balance	$1,859	$1,023	$82	$2,964
Loans:
Ending balance: individually evaluated for impairment	$6,052	$2,489	$354	$8,895
Ending balance: collectively evaluated for impairment	189,149	36,738	10,835	236,722
Total ending balance	$195,201	$39,227	$11,189	$245,617

Impaired Loans
A loan held for investment is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due (both principal and interest) according to the terms of the loan agreement. The following tables detail the Company’s impaired loans, by portfolio segment and class as of December 31, 2016 and 2015:
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized in Year
	(Dollars in Thousands)
December 31, 2016
With no related allowance recorded:
Real estate mortgages:
Construction and land development	$784	$784	$—	$794	$46
1 – 4 family	427	427	—	414	9
Home equity lines of credit	61	61	—	64	—
Commercial	1,459	1,459	—	1,442	18
Other	8	8	—	9	—
Commercial	467	467	—	455	19
Consumer and other	428	428	—	444	—
Total with no allowance recorded:	3,634	3,634	—	3,622	92

SOUTHWEST BANC SHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.   LOANS AND ALLOWANCE FOR LOAN LOSSES — (continued)

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized in Year
	(Dollars in Thousands)
With an allowance recorded:
Real estate mortgages:
Construction and land development	281	281	26	299	19
1 – 4 family	526	526	81	549	2
Home equity lines of credit	285	285	40	190	2
Commercial	1,124	1,124	573	1,094	28
Other	31	31	31	36	—
Commercial	2,249	2,249	695	2,334	2
Consumer and other	31	31	31	33	—
Total with an allowance recorded:	4,527	4,527	1,477	4,535	53
Total Impaired Loans:	$8,161	$8,161	$1,477	$8,157	$145
December 31, 2015
With no related allowance recorded:
Real estate mortgages:
Construction and land development	$813	$813	$—	$1,702	$10
1 – 4 family	772	772	—	670	6
Home equity lines of credit	—	—	—	30	—
Commercial	1,815	1,815	—	1,238	29
Other	—	—	—	151	—
Commercial	—	—	—	101	—
Consumer and other	33	33	—	25	—
Total with no allowance recorded:	3,433	3,433	—	3,917	45
With an allowance recorded:
Real estate mortgages:
Construction and land development	655	655	297	664	33
1 – 4 family	626	626	132	902	30
Home equity lines of credit	184	184	73	160	7
Commercial	1,187	1,187	293	1,274	30
Other	—	—	—	86	—
Commercial	2,489	2,489	761	2,877	—
Consumer and other	321	321	40	333	—
Total with an allowance recorded:	5,462	5,462	1,596	6,296	100
Total Impaired Loans:	$8,895	$8,895	$1,596	$10,213	$145

SOUTHWEST BANC SHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.   LOANS AND ALLOWANCE FOR LOAN LOSSES — (continued)

Troubled Debt Restructurings
At December 31, 2016 and 2015, impaired loans included loans that were classified as Troubled Debt Restructurings (TDRs). The restructuring of a loan is considered a TDR if both (i) the borrower is experiencing financial difficulties and (ii) the Company has granted a concession.
As of December 31, 2016 and 2015, the Company had $1,092,537 and $1,188,156, respectively, in loans considered TDRs that are not already on nonaccrual status. Of the nonaccrual loans at December 31, 2016 and 2015, $2,105,164 and $2,402,495 met the criteria for TDRs, respectively. A loan is placed back on accrual status when both principal and interest are current and it is probable that the Company will be able to collect all amounts due (both principal and interest) according to the terms of the restructured loan agreement.
The following tables summarize the loans that were modified as a TDR during the years ended December 31, 2016 and 2015 and were in compliance with the modified terms:
	Troubled Debt Restructurings
	Number of Loans	Recorded Investment Prior to Modification	Recorded Investment After Modification	Impact on the Allowance for Loan Losses
	(Dollars in Thousands)
December 31, 2016
Real estate mortgages:
Construction and land development	—	$—	$—	$—
1 – 4 family	1	73	73	—
Home equity lines of credit	—	—	—	—
Commercial	—	—	—	—
Other	—	—	—	—
Commercial	—	—	—	—
Consumer and other		—	—	—
Total	1	$73	$73	$—
December 31, 2015
Real estate mortgages:
Construction and land development	1	$115	$115	$48
1 – 4 family	—	—	—	—
Home equity lines of credit	—	—	—	—
Commercial	1	336	336	47
Other	—	—	—	—
Commercial	—	—	—	—
Consumer and other	1	5	5	2
Total	3	$456	$456	$97

During 2016 and 2015, no troubled debt restructurings subsequently defaulted from their modified terms.

SOUTHWEST BANC SHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.   LOANS AND ALLOWANCE FOR LOAN LOSSES — (continued)

Related Party Loans
In the ordinary course of business, the Company has granted loans to certain related parties, including directors, executive officers, and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2016 is as follows:
Balance, beginning of year	$2,630,285
Advances	1,475,332
Repayments	(2,270,150)
Balance, end of year	$1,835,467

NOTE 4.   OTHER REAL ESTATE OWNED
A summary of other real estate owned is presented as follows:
	Years Ended December 31,
	2016	2015
Balance, beginning of year	$972,452	$400,823
Transfers in from loans	375,500	1,194,929
Capitalized improvements	2,193	192,193
Sales proceeds	(787,628)	(763,975)
Net loss on sales of other real estate	(13,785)	(25,232)
Direct write-down for valuation losses	(63,632)	(26,286)
Balance, end of year	$485,100	$972,452

Other real estate owned by type is as follows:
	December 31,
	2016	2015
Construction and land development real estate	$115,500	$249,543
Residential real estate	209,600	233,877
Commercial real estate	160,000	489,032
	$485,100	$972,452

Expenses related to other real estate owned include the following:
	Years Ended December 31,
	2016	2015
Net loss on sales of other real estate	$13,785	$25,232
Direct write down for valuation losses	63,632	26,286
Operating expenses, net of rental income	80,070	93,305
	$157,487	$144,823

SOUTHWEST BANC SHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5.   PREMISES AND EQUIPMENT
A summary of premises and equipment is as follows:
	December 31,
	2016	2015
Land	$2,136,642	$2,136,642
Buildings and improvements	8,993,094	8,907,049
Furniture, fixtures, and equipment	4,554,551	3,993,662
Automobiles	114,091	114,091
Construction in process	—	198,370
	15,798,378	15,349,814
Accumulated depreciation	(8,331,962)	(7,919,858)
	$7,466,416	$7,429,956

Depreciation expense for the years ended December 31, 2016 and 2015 amounted to $589,974 and $531,253, respectively.
Leases
The Company leases two banking facilities under an operating lease with one expiring in March 2019 and the other expiring in April 2026. Management has reviewed the terms of the leases and determined that the leases qualify as operating leases. Lease expense, net of rental income, as well as other month-to-month leases, totaled $208,157 and $203,663 for the years ended December 31, 2016 and 2015, respectively.
Future minimum rental payments required under operating leases, as adjusted for the accretion of deferred rent, as of December 31, 2016 are as follows:
2017	$214,674
2018	214,674
2019	200,461
2020	195,724
2021	195,724
Thereafter	842,701
$1,863,958

NOTE 6.   DEPOSITS
The aggregate amount of time deposits in denominations of  $250,000 or more at December 31, 2016 and 2015 was $20,117,522 and $11,607,928, respectively. Brokered deposits totaled $5,812,980 and $5,033,064 as of December 31, 2016 and 2015 respectively. The scheduled maturities of time deposits at December 31, 2016 are as follows:
2017	$45,968,765
2018	22,078,935
2019	16,163,071
2020	4,819,982
2021	10,432,763
$99,463,516

SOUTHWEST BANC SHARES, INC.
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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6.   DEPOSITS — (continued)

At December 31, 2016 and 2015, overdraft demand and savings deposits reclassified to loans totaled $68,021 and $48,089, respectively.
NOTE 7.   OTHER BORROWINGS
Other borrowings consist of the following:
	December 31,
	2016	2015
Advances from Federal Home Loan Bank with interest at 9 variable rates (ranging from 2.34% to 3.04% at December 31, 2016) due at various dates during 2017 to 2018	$10,000,000	$15,000,000
Note payable to a commercial bank with a variable rate of interest; interest is payable quarterly and principal is paid annually	2,558,334	3,258,334
	$12,558,334	$18,258,334

The advances from the Federal Home Loan Bank of Atlanta are secured by a blanket floating lien on qualifying residential first mortgages of approximately $29,392,000 as of December 31, 2016. The Company has total available advances of approximately $19,392,000 as a result of the excess collateral position under the above arrangements as of December 31, 2016.
The note payable has been advanced under two separate lines of credit both of which mature on September 9, 2020. The first line in the original amount of  $2,500,000 is to be repaid in ten equal annual installments beginning in September 2011 and bears interest at the 30-day LIBOR plus 170 basis points (2.42% as of December 31, 2016). The second line in the original amount of  $4,500,000 is to be repaid in ten equal annual installments beginning in September 2011 and bears interest at the Prime rate less 50 basis points (3.25% as of December 31, 2016). The note payable is secured by 80,000 shares of the Bank’s common stock and all real and personal property of the Company and its subsidiary. The Company is subject to financial covenants, of which they were in compliance at December 31, 2016.
At December 31, 2016, the scheduled maturities of other borrowings are as follows:
2017	$5,700,000
2018	5,700,000
2019	700,000
2020	458,334
$12,558,334

At December 31, 2016, the Company has accommodations which allow the purchase of federal funds from several correspondent banks on an overnight basis at prevailing overnight market rates. These accommodations are subject to various restrictions as to their term and availability, and in most cases, must be repaid in less than a month. At December 31, 2016 and 2015, the Company had no amounts outstanding under these arrangements. The Company may borrow up to $23,600,000 under these arrangements as of December 31, 2016.

SOUTHWEST BANC SHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8.   INCOME TAXES
Income tax expense consists of the following:
	Years Ended December 31,
	2016	2015
Current	$162,219	$67,160
Deferred	1,643	30,045
Income tax expense	$163,862	$97,205

Income tax differs from the amounts computed by applying the State of Alabama financial institutions excise tax statutory rate to income before income taxes. A reconciliation of the differences is as follows:
	Years Ended December 31,
	2016	2015
Income tax expense at state statutory rate	$247,566	$203,473
Nondeductible expenses, sales tax credits and other	(83,704)	(106,268)
Income tax expense	$163,862	$97,205

Components of deferred tax assets and liabilities included in the consolidated balance sheets are as follows:
	December 31,
	2016	2015
Deferred tax assets:
Allowance for loan losses	$200,990	$192,678
Other real estate owned	—	372
Deferred retirement plan	73,565	69,859
Deferred rent	10,004	10,358
Available for sale securities	87,769	—
	372,328	273,267
Deferred tax liabilities:
Depreciation	(59,856)	(46,920)
Available for sale securities	—	(27,924)
	(59,856)	(74,844)
Net deferred tax assets	$312,472	$198,423

The federal and state income tax returns of the Company for 2013, 2014, and 2015 are subject to examination, generally for three years after they were filed.
NOTE 9.   COMMITMENTS AND CONTINGENCIES
Loan Commitments
The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, commitments under credit card arrangements, commercial letters of credit, and standby letters of credit.

SOUTHWEST BANC SHARES, INC.
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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9.   COMMITMENTS AND CONTINGENCIES — (continued)

The Company’s exposure to credit loss is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments. A summary of the Company’s commitments is as follows:
	December 31,
	2016	2015
Commitments to extend credit	$40,280,000	$38,503,000
Standby letters of credit	1,270,000	749,000
	$41,550,000	$39,252,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the customer. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate and income-producing commercial properties.
Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral held varies as specified above and is required in instances which the Company deems necessary.
At December 31, 2016, the carrying amount of liabilities related to the Company’s obligation to perform under financial standby letters of credit was insignificant. The Company has not been required to perform on any financial standby letters of credit, and the Company has not incurred any losses on standby letters of credit for the years ended December 31, 2016 and 2015.
Contingencies
In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material effect on the Company’s financial statements.
NOTE 10.   EMPLOYEE AND DIRECTOR BENEFIT PLANS
401(k) Profit Sharing Plan
The Company has a 401(k) profit sharing plan with two components. The first is the 401(k) component whereby substantially all employees participate in the plan, subject to certain eligibility requirements. Employees may contribute up to 15% of their compensation subject to certain limits based on federal tax laws. The Company matches 100% of the first 3% contributed and 50% of the next 2% contributed by the employee to the Plan. The second is the profit sharing component in which the Company may make discretionary contributions that are set prior to the end of the plan year. Charges to operations for the Plan totaled $168,176 and $152,515 for the years ended December 31, 2016 and 2015, respectively.
Supplemental Executive Benefits and Retirement Agreements
The Company has an Supplemental Executive Retirement Plan (the SERP) that is a nonqualified, executive benefit plan, which provides certain designated directors and former officers additional benefits in

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10.   EMPLOYEE AND DIRECTOR BENEFIT PLANS — (continued)

the future, usually at retirement, in return for continued satisfactory performance. The plan is funded through life insurance policies which are more fully described below. The Company has recorded a liability as of December 31, 2016 and 2015, amounting to $1,003,035 and $957,594, respectively, for the present value of the future benefits to be paid under the SERP. The expense charged to operations related to the SERP totaled $62,620 and $62,174 in 2016 and 2015, respectively.
Cash Surrender Value of Life Insurance
Investments in bank-owned life insurance programs are recorded at their respective cash surrender values. These life insurance programs include endorsement split-dollar life insurance arrangements wherein the Company owns and controls the insurance policies. The Company has an agreement with the insured to split the policy benefits between the Bank and the insured designated beneficiary. The Company recognizes a liability and related compensation costs for endorsement split-dollar arrangements that provide a benefit to an employee that extends to postretirement periods. Future benefits are recognized as expense when incurred. The Company has accrued a liability of  $103,801 and $106,631, which is included in other liabilities on the consolidated balance sheets at December 31, 2016 and 2015, respectively, for the split-dollar arrangements. The cash surrender value and net interest earned on the related policies amounted to $5,929,988 and $162,945, respectively, as of and for the year ended December 31, 2016, and $5,767,043 and $158,532, respectively, as of and for the year ended December 31, 2015.
Incentive Plans
The Company provides various incentive plans to its employees at all levels of the organization. Under the Company’s employee plan, all employees, with the exception of executive and senior officers, mortgage loan originators and commercial lenders, are eligible to receive a certain percentage of their base compensation in the form of a short-term cash incentive. Quarterly cash payouts under this plan are based upon the Bank’s overall annual profitability for the quarter as compared to quarterly budget projections. The expense recognized by the Company for this plan was $209,493 and $187,648, respectively, for the years ended December 31, 2016 and 2015.
In 2016, the Company implemented a new cash incentive plan for its commercial lending officers. These officers are eligible to receive short-term cash incentives based on their individual lending performance. Payouts under this plan are tied to the volume and timing of achieving certain levels of their annual loan production goals and are calculated using tiered percentages of the non-interest loan fee revenues generated. With the exception of certain recognition payments for superior performance at mid-year and at the end of the third quarter, payouts under this plan are made on an annual basis. This plan also provides for reductions in the payouts to the commercial lenders if certain credit quality standards are not maintained within their portfolio during the year. In 2015, commercial lending officers received short-term cash incentives based solely on a certain percentage of the non-interest loan fee revenues generated with payouts made on a quarterly basis. The expense recognized by the Company for this plan was $133,422 and $55,076, respectively, for the years ended December 31, 2016 and 2015.
In 2016, the Company implemented a new short-term cash incentive plan for its senior officers. Under this plan, senior officers are eligible to receive a certain percentage of their base salary that is determined annually based upon achieving certain key performance metrics for the year. This plan also provides for reductions in payouts to the senior officers if certain performance standards are not met during the year. In 2015, the Senior Officers participated in the employee plan described above. Annual short-term cash incentive payouts to the senior officers under that plan were based solely on the actual annual profitability as compared to the year-to-date budget projections. The expense recognized by the Company for this plan was $74,237 and $60,750, respectively, for the years ended December 31, 2016 and 2015.

SOUTHWEST BANC SHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10.   EMPLOYEE AND DIRECTOR BENEFIT PLANS — (continued)

The Company also provides a short-term and long-term incentive plan for its chief executive officer. The short-term incentive component is a cash bonus plan and is determined annually based upon whether certain key performance metrics were met for that year. For the years ended December 31, 2016 and 2015, $20,684 and $64,897, respectively, was expensed to operations related to the short-term incentive plan. The long-term incentive component is a combination of stock appreciation rights in the form of  “phantom” stock and equity-based awards in the form of restricted stock whereby the executive may receive such awards based upon whether certain key performance metrics were met for that year. For the year ended December 31, 2016, $21,688 and $10,536 was awarded in restricted stock and phantom stock, respectively, related to the long-term incentives. For the year ended December 31, 2015, $22,114 and $10,870 was awarded in restricted stock and phantom stock, respectively, related to the long-term incentives. These awards vest at the end of the two-year period following the year (also known as the “performance period”) for which the awards were granted and are being expensed over the vesting period. The expense recognized by the Company for the long-term incentive plan was $27,547 and $10,536, respectively, for the years ended December 31, 2016 and 2015.
NOTE 11.   CONCENTRATIONS OF CREDIT RISK
The Company originates primarily commercial, residential, and consumer loans to customers in its primary market areas. The ability of the majority of the Company’s customers to honor their contractual loan obligations is dependent on the economy in these areas. Seventy-six percent of the Company’s loan portfolio is secured by real estate, of which a substantial portion is secured by real estate in the Company’s market areas. The other significant concentrations of credit by type of loan are set forth in Note 3.
The Company, according to regulatory restrictions, may not generally extend credit to any single borrower or group of related borrowers on a secured basis in excess of 20% of capital, as defined by banking regulations, or approximately $8,047,000 or on an unsecured basis in excess of 10% of capital, as defined by banking regulations, or approximately $4,024,000.
NOTE 12.   REGULATORY MATTERS
State banking regulations place certain restrictions on the payment of dividends by the Bank to the Company. The total amount of dividends which may be paid by the Bank in any calendar year shall not exceed the total of its net earnings (as defined by banking regulations) of that year combined with its retained net earnings of the preceding two years. For 2017, the Bank will have approximately $3,394,000 of net retained earnings from the previous two years available for dividend payments to the Company plus its net earnings for 2017.
The Bank is subject to various regulatory capital requirements administered by the federal banking agencies under the Basel III capital framework. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
Regulatory capital rules include a capital conservation buffer designed to absorb losses during periods of economic stress. The capital conservation buffer must be composed entirely of Common Equity Tier 1 capital (CET1). When fully phased-in on January 1, 2019, the capital conservation buffer of 2.5% will be added on top of each of the minimum risk-based capital ratios. The implementation of the capital conservation buffer began phasing in on January 1, 2016 at the rate of 0.625% per year and will be

SOUTHWEST BANC SHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12.   REGULATORY MATTERS — (continued)

phased-in over a three-year period (increasing by that amount on each subsequent January 1, until it reaches 2.5% on January 1, 2019) as presented in the chart below. Banking institutions with risk-based capital ratios above the minimum but below the capital conservation buffer will face constraints on dividends, equity repurchases and compensation based on the amount of the shortfall.
The minimum capital ratios (as established in 2015 under Basel III), including the phase-in of the capital conservation buffer through January 1, 2019, for capital adequacy purposes are as follows:
Year	Total Capital to Risk-Weighted Assets	Tier 1 Capital to Risk-Weighted Assets	CET1 Capital to Risk-Weighted Assets	Tier 1 Capital to Average Total Assets
2015	8.000%	6.000%	4.500%	4.000%
2016	8.625%	6.625%	5.125%	4.000%
2017	9.250%	7.250%	5.750%	4.000%
2018	9.875%	7.875%	6.375%	4.000%
2019	10.500%	8.500%	7.000%	4.000%
Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of Total, Tier 1 and CET1 capital to risk-weighted assets, as defined, and of Tier 1 capital to average total assets (leverage ratio), as defined. Management believes, as of December 31, 2016 and 2015, the Bank met all capital adequacy requirements to which it is subject.
As of December 31, 2016, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total, Tier 1 and CET1 risk-based capital ratios and Tier 1 leverage capital ratios as set forth in the following table and not be subject to any formal enforcement action. There are no conditions or event since that notification that management believes have changed the Bank’s category.
The Bank’s actual capital amounts and ratios are presented in the following table.
	Actual		For Capital Adequacy Purposes(1)		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
As of December 31, 2016:
Total Capital to Risk-Weighted Assets	$40,234	14.159%	$24,509	8.625%	$28,416	10.000%
Tier 1 Capital to Risk-Weighted Assets	$37,143	13.071%	$18,826	6.625%	$22,733	8.000%
CET1 Capital to Risk-Weighted Assets	$37,143	13.071%	$14,563	5.125%	$18,470	6.500%
Tier 1 Capital to Average Total Assets	$37,143	10.080%	$14,739	4.000%	$18,424	5.000%
As of December 31, 2015:
Total Capital to Risk-Weighted Assets	$38,389	15.360%	$19,991	8.000%	$24,988	10.000%
Tier 1 Capital to Risk-Weighted Assets	$35,426	14.180%	$14,993	6.000%	$19,991	8.000%
CET1 Capital to Risk-Weighted Assets	$35,426	14.180%	$11,245	4.500%	$16,242	6.500%
Tier 1 Capital to Average Total Assets	$35,426	10.390%	$13,643	4.000%	$17,054	5.000%

(1)
Includes the phase-in percentages for the capital conservation buffer.

SOUTHWEST BANC SHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13.   FAIR VALUE OF ASSETS AND LIABILITIES
Determination of Fair Value
The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. In accordance with the Fair Value Measurements and Disclosures topic (FASB ASC 820), the fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.
The fair value guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment. The fair value is a reasonable point within the range that is most representative of fair value under current market conditions.
Fair Value Hierarchy
In accordance with this guidance, the Company groups its financial assets and financial liabilities generally measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.
Level 1 — Valuation is based on quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 assets and liabilities generally include debt and equity securities that are traded in an active exchange market. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.
Level 2 — Valuation is based on inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly or indirectly. The valuation may be based on quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.
Level 3 — Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which determination of fair value requires significant management judgment or estimation.
A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.
The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments:
Cash and Cash Equivalents:   The carrying amount of these short-term instruments approximates fair value.

SOUTHWEST BANC SHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13.   FAIR VALUE OF ASSETS AND LIABILITIES — (continued)

Securities:   Where quoted prices are available in an active market, management classifies the securities within level 1 of the valuation hierarchy. Level 1 securities include highly liquid government bonds and exchange-traded equities.
If quoted market prices are not available, management estimates fair values using pricing models and discounted cash flows that consider standard input factors such as observable market data, benchmark yields, interest rate volatilities, broker/dealer quotes, and credit spreads. Examples of such instruments, which would generally be classified within level 2 of the valuation hierarchy, include U.S. Government sponsored agency securities, state and municipal securities and corporate securities. Mortgage-backed securities are included in level 2 if observable inputs are available. In certain cases where there is limited activity or less transparency around inputs to the valuation, those securities are classified in level 3.
Restricted Equity Securities:   The carrying amount of restricted equity securities with no readily determinable fair value approximates fair value based on the redemption provisions of the issuers which is cost.
Loans Held for Sale:   The carrying amounts of loans held for sale approximates their fair value.
Loans:   The carrying amount of variable-rate loans that reprice frequently and have no significant change in credit risk approximates fair value. The fair values of fixed rate loans is estimated based on discounted contractual cash flows using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality.
Deposits:   The carrying amounts of demand deposits, savings deposits, variable-rate certificates of deposit approximate their fair values. The fair value of fixed-rate certificates of deposit is based on discounted contractual cash flows using interest rates currently being offered for certificates of similar maturities.
Other Borrowings:   The fair value of fixed-rate other borrowings is based on discounted contractual cash flows using interest rates currently being offered for borrowings of similar maturities. The fair values of the Company’s variable-rate other borrowings approximate their carrying values.
Interest Receivable and Interest Payable:   The carrying amounts of interest receivable and interest payable approximate their fair value.
Off-Balance Sheet Instruments:   The carrying amount of commitments to extend credit and standby letters of credit approximates fair value. The carrying amount of the off-balance sheet financial instruments is based on fees charged to enter into such agreements.
Assets Measured at Fair Value on a Recurring Basis
Assets and liabilities measured at fair value on a recurring basis are summarized below:
	Assets Measured at Fair Value	Fair Value Measurements at December 31, 2016 Using
		Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Available for sale securities	$67,789,254	$—	$67,789,254	$—

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13.   FAIR VALUE OF ASSETS AND LIABILITIES — (continued)

	Assets Measured at Fair Value	Fair Value Measurements at December 31, 2015 Using
		Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Available for sale securities	$74,091,445	$—	$74,091,445	$—

Assets Measured at Fair Value on a Nonrecurring Basis
Under certain circumstances management makes adjustments to fair value for assets and liabilities although they are not measured at fair value on an ongoing basis. The following table presents the financial instruments carried on the consolidated balance sheet by caption and by level in the fair value hierarchy at December 31, 2016 and 2015, for which a nonrecurring change in fair value has been recorded:
	Carrying Value at December 31, 2016
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Impaired loans	$3,249,653	$—	$—	$3,249,653
Other real estate owned	160,000	—	—	160,000
	$3,409,653	$—	$—	$3,409,653

	Carrying Value at December 31, 2015
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Impaired loans	$4,678,836	$—	$—	$4,678,836
Other real estate owned	223,100	—	—	223,100
	$4,901,936	$—	$—	$4,901,936

Impaired Loans
Loans considered impaired under ASC 310-10-35, Receivables, are loans for which, based on current information and events, it is probable that the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Impaired loans can be measured based on the present value of expected payments using the loan’s original effective rate as the discount rate, the loan’s observable market price, or the fair value of the collateral less estimated selling costs if the loan is collateral dependent.
The fair value of impaired loans were primarily measured based on the value of the collateral securing these loans. Impaired loans are classified within Level 3 of the fair value hierarchy. Collateral may be real estate and/or business assets including equipment, inventory, and/or accounts receivable. The Company generally determines the value of real estate collateral based on independent appraisals performed by qualified licensed appraisers. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Appraised values are discounted for estimated costs to sell and may be discounted further based on management’s historical knowledge, changes

SOUTHWEST BANC SHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13.   FAIR VALUE OF ASSETS AND LIABILITIES — (continued)

in market conditions from the date of the most recent appraisal, and/or management’s expertise and knowledge of the customer and the customer’s business. Such discounts by management are subjective and are typically significant unobservable inputs for determining fair value. Impaired loans are reviewed and evaluated on at least a quarterly basis for additional impairment and adjusted accordingly, based on the same factors discussed above.
As of December 31, 2016 and 2015, impaired loans had a carrying amount of  $8,161,257 and $8,894,739, respectively, with a specific valuation allowance of  $1,476,987 and $1,595,742. Of the $8,161,257 and $8,894,739 impaired loan portfolio at December 31, 2016 and 2015, respectively, $4,726,640 and $6,274,578 was carried at fair value as a result of charge-offs and specific valuation allowances that resulted in a net carrying value of  $3,249,653 and $4,678,836. The remaining $3,434,617 and $2,620,161 was carried at cost, as the fair value of the collateral on these impaired loans exceeded the book value for each individual credit at December 31, 2016 and 2015, respectively. Charge-offs and changes in specific valuation allowances during 2016 and 2015 on impaired loans carried at fair value resulted in additional provision for loan losses of  $237,239 and $256,898, respectively.
Other Real Estate Owned
Other real estate owned, consisting of properties obtained through foreclosure or in satisfaction of loans, are initially recorded at the lower of the loan’s carrying amount or the fair value less estimated costs to sell upon transfer of the loans to other real estate. Subsequently, other real estate is carried at the lower of carrying value or fair value less estimated costs to sell. Fair values are generally based on third party appraisals of the property and are classified within Level 3 of the fair value hierarchy. The appraisals are sometimes further discounted based on management’s historical knowledge, and/or changes in market conditions from the date of the most recent appraisal, and/or management’s expertise and knowledge of the customer and the customer’s business. Such discounts are typically significant unobservable inputs for determining fair value. In cases where the carrying amount exceeds the fair value, less estimated costs to sell, a loss is recognized in noninterest expense.
Quantitative Disclosures for Level 3 Fair Value Measurements
The Company had no Level 3 assets measured at fair value on a recurring basis at December 31, 2016 or 2015.
For Level 3 assets measured at fair value on a non-recurring basis as of December 31, 2016, the significant unobservable inputs used in the fair value measurements are presented below.
	Carrying Amount	Valuation Technique	Significant Unobservable Input	Weighted Average of Input
Nonrecurring:
Impaired loans	$3,249,653	Appraisal	Appraisal discounts (%)	15 – 20%
Other real estate owned	160,000	Appraisal	Appraisal discounts (%)	5 – 10%
For Level 3 assets measured at fair value on a non-recurring basis as of December 31, 2015, the significant unobservable inputs used in the fair value measurements are presented below.
	Carrying Amount	Valuation Technique	Significant Unobservable Input	Weighted Average of Input
Nonrecurring:
Impaired loans	$4,678,836	Appraisal	Appraisal discounts (%)	15 – 20%
Other real estate owned	223,100	Appraisal	Appraisal discounts (%)	5 – 10%

SOUTHWEST BANC SHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13.   FAIR VALUE OF ASSETS AND LIABILITIES — (continued)

Fair Value of Financial Instruments
The carrying amount and estimated fair value of the Company’s financial instruments were as follows:
	December 31, 2016		December 31, 2015
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(Dollars in Thousands)
Financial assets:
Cash and cash equivalents	$16,321	$16,321	$8,518	$8,518
Available for sale securities	67,789	67,789	74,091	74,091
Restricted equity securities	1,123	1,123	1,353	1,353
Loans held for sale	1,299	1,299	417	417
Loans, net	273,941	272,696	242,653	242,759
Interest receivable	1,214	1,214	1,181	1,181
Financial liabilities:
Deposits	327,679	327,493	289,720	289,940
Other borrowings	12,558	12,667	18,258	18,258
Interest payable	163	163	151	151
NOTE 14.   PARENT COMPANY ONLY FINANCIAL INFORMATION
The following information presents the condensed balance sheets and statements of income and cash flows of Southwest Banc Shares, Inc. as of December 31, 2016 and 2015, and for the years then ended:
CONDENSED BALANCE SHEETS
	2016	2015
Assets
Cash	$299,933	$271,501
Investment in subsidiary	35,880,455	35,827,285
Income tax receivable	8,272	8,680
Total assets	$36,188,660	$36,107,466
Liabilities and stockholders’ equity
Note payable	$2,558,334	$3,258,334
Interest payable	5,800	6,500
Stockholders’ equity	33,624,526	32,842,632
Total liabilities and stockholders’ equity	$36,188,660	$36,107,466

SOUTHWEST BANC SHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14.   PARENT COMPANY ONLY FINANCIAL INFORMATION — (continued)

CONDENSED STATEMENTS OF INCOME
	2016	2015
Income
Dividends from subsidiary	$2,059,595	1,688,176
Interest income	15	61
	2,059,610	1,688,237
Expenses
Interest expense	82,984	85,162
Salaries and benefits	1,079	380
Other operating expenses	43,207	48,065
	127,270	133,607
Income before income tax benefit and equity in undistributed income of subsidiary	1,932,340	1,554,630
Income tax benefit	8,272	8,680
Income before equity in undistributed income of subsidiary	1,940,612	1,563,310
Equity in undistributed income of subsidiary	1,704,227	1,469,832
Net income	$3,644,839	$3,033,142

CONDENSED STATEMENTS OF CASH FLOWS
	2016	2015
OPERATING ACTIVITIES
Net income	$3,644,839	$3,033,142
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed income of subsidiary	(1,704,227)	(1,469,832)
Net other operating activities	(292)	4,603
Net cash provided by operating activities	1,940,320	1,567,913
FINANCING ACTIVITIES
Repayment of note payable	(700,000)	(700,000)
Repurchase and retirement of common stock	(10)	—
Distributions to stockholders	(1,211,878)	(874,704)
Net cash used in financing activities	(1,911,888)	(1,574,704)
Net increase (decrease) in cash	28,432	(6,791)
Cash at beginning of year	271,501	278,292
Cash at end of year	$299,933	$271,501

INDEPENDENT AUDITOR’S REPORT
To the Board of Directors
Southwest Banc Shares, Inc.
Chatom, Alabama
We have audited the accompanying consolidated financial statements of Southwest Banc Shares, Inc. and Subsidiary, which comprise the consolidated balance sheets as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Southwest Banc Shares, Inc. and Subsidiary as of December 31, 2015 and 2014, and the results of their operations and their cash flows for the years then ended, in accordance with accounting principles generally accepted in the United States of America.
Birmingham, Alabama
February 22, 2016
2000 SOUTHBRIDGE PARKWAY, SUITE 501 • BIRMINGHAM, AL 35209 • 205-445-2880 • 888-277-0020 • FAX 205-445-2940 • www.mjcpa.com
MEMBERS OF THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS

SOUTHWEST BANC SHARES, INC.
AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2015 AND 2014
	2015	2014
Assets
Cash and due from banks	$3,971,717	$5,485,232
Interest-bearing deposits in banks	563,319	168,724
Federal funds sold	3,982,988	1,454,000
Total cash and cash equivalents	8,518,024	7,107,956
Available for sale securities	74,091,445	68,251,274
Held to maturity securities	—	349,399
Restricted equity securities	1,352,900	1,344,600
Loans held for sale	416,712	—
Loans	245,617,502	231,150,252
Less allowance for loan losses	2,964,262	2,871,961
Loans, net	242,653,240	228,278,291
Premises and equipment, net	7,429,956	7,470,338
Other real estate owned	972,452	400,823
Accrued interest receivable	1,181,448	1,097,857
Cash surrender value of life insurance	5,767,043	5,608,511
Other assets	776,384	694,909
Total assets	$343,159,604	$320,603,958
Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$53,821,221	$52,204,114
Interest-bearing	235,898,481	216,860,497
Total deposits	289,719,702	269,064,611
Other borrowings	18,258,334	18,958,334
Accrued interest payable	151,257	164,204
Accrued expenses and other liabilities	2,187,679	2,204,359
Total liabilities	310,316,972	290,391,508
Commitments and contingencies
Stockholders’ equity:
Common stock, $.10 par value; 3,000,000 shares authorized; 71,288 and 71,288 shares issued and outstanding, respectively	7,129	7,129
Additional paid-in capital	2,061,907	2,061,907
Retained earnings	30,371,922	28,213,484
Accumulated other comprehensive income (loss)	401,674	(70,070)
Total stockholders’ equity	32,842,632	30,212,450
Total liabilities and stockholders’ equity	$343,159,604	$320,603,958

See Notes to Consolidated Financial Statements.

SOUTHWEST BANC SHARES, INC.
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 2015 AND 2014
	2015	2014
Interest and dividend income:
Loans, including fees	$12,443,617	$11,924,484
Taxable investment securities	1,194,907	1,388,581
Nontaxable investment securities	735,200	690,955
Federal funds sold	15,062	7,124
Deposits in banks	692	183
Total interest income	14,389,478	14,011,327
Interest expense:
Deposits	1,270,142	1,183,171
Other borrowings	381,554	406,757
Total interest expense	1,651,696	1,589,928
Net interest income	12,737,782	12,421,399
Provision for loan losses	396,000	100,000
Net interest income after provision for loan losses	12,341,782	12,321,399
Non-interest income:
Service charges on deposit accounts	1,333,672	1,349,063
Net realized gains on sales of securities	117,671	23,339
Mortgage loan origination income	277,956	—
Other income	1,031,350	953,392
Total non-interest income	2,760,649	2,325,794
Non-interest expenses:
Salaries and employee benefits	6,494,817	6,254,648
Occupancy and equipment expenses	1,692,961	1,508,216
Net other real estate owned losses and expenses	144,823	221,525
Other expenses	3,639,483	3,663,952
Total non-interest expenses	11,972,084	11,648,341
Income before income taxes	3,130,347	2,998,852
Income tax expense	97,205	128,213
Net income	$3,033,142	$2,870,639

See Notes to Consolidated Financial Statements.

SOUTHWEST BANC SHARES, INC.
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
YEARS ENDED DECEMBER 31, 2015 AND 2014
	2015	2014
Net income	$3,033,142	$2,870,639
Other comprehensive income:
Unrealized holding gains on securities available for sale arising during the period, net of tax of $40,444 and $236,546, respectively	581,766	3,402,619
Reclassification adjustment for gains realized in net income, net of tax of $7,649 and $1,517, respectively	(110,022)	(21,822)
Other comprehensive income	471,744	3,380,797
Comprehensive income	$3,504,886	$6,251,436

See Notes to Consolidated Financial Statements.

SOUTHWEST BANC SHARES, INC.
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2015 AND 2014
	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders' Equity
Balance, December 31, 2013	$7,129	$2,061,887	$25,841,851	$(3,450,867)	$24,460,000
Net income	—	—	2,870,639	—	2,870,639
Common stock issuance	—	20	—	—	20
Other comprehensive income	—	—	—	3,380,797	3,380,797
Distributions to stockholders	—	—	(499,006)	—	(499,006)
Balance, December 31, 2014	7,129	2,061,907	28,213,484	(70,070)	30,212,450
Net income	—	—	3,033,142	—	3,033,142
Other comprehensive income	—	—	—	471,744	471,744
Distributions to stockholders	—	—	(874,704)	—	(874,704)
Balance, December 31, 2015	$7,129	$2,061,907	$30,371,922	$401,674	$32,842,632

See Notes to Consolidated Financial Statements.

SOUTHWEST BANC SHARES, INC.
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2015 AND 2014
	2015	2014
OPERATING ACTIVITIES
Net income	$3,033,142	$2,870,639
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	396,000	100,000
Net amortization of securities	366,520	336,932
Depreciation	531,253	486,799
Deferred income taxes	30,045	9,484
Net realized gains on sales of securities	(117,671)	(23,339)
Gain on disposal of premise and equipment	—	(74,605)
Net (gain) loss on sales of other real estate owned	25,232	(69,948)
Write downs of other real estate owned	26,286	215,746
Net (increase) decrease in loans held for sale	(416,712)	119,387
Increase in cash surrender value of life insurance	(158,532)	(159,602)
(Increase) decrease in interest receivable	(83,591)	13,068
Increase (decrease) in interest payable	(12,947)	7,745
Net other operating activities	(160,995)	329,073
Net cash provided by operating activities	3,458,030	4,161,379
INVESTING ACTIVITIES
Purchase of available for sale securities	(20,196,493)	(13,245,193)
Proceeds from sales of available for sale securities	7,309,198	19,641,793
Proceeds from calls, prepayments and maturities of available for sale securities	7,302,814	4,541,942
Proceeds from calls, prepayments and maturities of held to maturity securities	349,399	21,855
Net purchases of restricted equity securities	(8,300)	(125,400)
Net increase in loans	(15,965,878)	(18,668,475)
Purchase of premises and equipment	(490,871)	(450,665)
Proceeds from sale of premises and equipment	—	683,958
Capitalized improvements to other real estate owned	(192,193)	—
Proceeds from sale of other real estate owned	763,975	926,111
Net cash used in investing activities	(21,128,349)	(6,674,074)
FINANCING ACTIVITIES
Net increase in deposits	20,655,091	5,340,368
Net decrease in federal funds purchased	—	(6,150,000)
Proceeds from other borrowings	5,000,000	5,000,000
Repayment of other borrowings	(5,700,000)	(941,666)
Proceeds from issuance of common stock	—	20
Distributions to stockholders	(874,704)	(499,006)
Net cash provided by financing activities	19,080,387	2,749,716
Net increase in cash and cash equivalents	1,410,068	237,021
Cash and cash equivalents at beginning of year	7,107,956	6,870,935
Cash and cash equivalents at end of year	$8,518,024	$7,107,956
SUPPLEMENTAL DISCLOSURES
Cash paid (received) during the year for:
Interest	$1,664,643	$1,582,183
Income taxes	$118,349	$(71,068)
NONCASH TRANSACTIONS
Loans transferred to other real estate owned	$1,194,929	$239,436
Internally financed sales of other real estate owned	$—	$114,986
See Notes to Consolidated Financial Statements.

SOUTHWEST BANC SHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Nature of Operations
Southwest Banc Shares, Inc. (the “Company”) is a bank holding company whose principal activity is the ownership and management of its wholly-owned subsidiary, First Community Bank (the “Bank”). The Bank is a commercial bank headquartered in Chatom, Alabama with its executive offices located in Mobile, Alabama. The Bank operates branch offices throughout the Southwest Alabama region. The Bank provides a full range of banking services in its primary market area of Southwest Alabama.
Basis of Presentation and Accounting Estimates
The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, First Community Bank, and its wholly-owned subsidiary, West Alabama Insurance Market, Inc. Significant intercompany transactions and balances are eliminated in consolidation.
In preparing the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses, the valuation of debt securities, impaired loans, other real estate owned, and deferred income tax assets.
The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans, management obtains independent appraisals for significant collateral.
The Company’s loans are generally secured by specific items of collateral including real property, consumer assets, and business assets. Although the Company has a diversified loan portfolio, a substantial portion of its debtors’ ability to honor their contracts is dependent on local economic conditions.
While management uses available information to recognize losses on loans, further reductions in the carrying amounts of loans may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans. Such agencies may require the Company to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.
The Company has evaluated all transactions, events, and circumstances for consideration or disclosure through February 22, 2016, the date these financial statements were available to be issued and has reflected or disclosed those items within the consolidated financial statements and related footnotes as deemed appropriate.
Cash, Cash Equivalents and Cash Flows
For purposes of reporting consolidated cash flows, cash and cash equivalents include cash and balances due from banks, interest-bearing deposits in banks and federal funds sold. Cash flows from loans held for sale, loans, deposits and federal funds purchased are reported net.
The Bank maintains amounts due from banks which, at times, may exceed federally insured limits. The Bank has not experienced any losses in such accounts.

SOUTHWEST BANC SHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (continued)

The Bank is required to maintain reserve balances in cash or on deposit with a correspondent bank for the Federal Reserve Bank, based on a percentage of deposits. The total of those reserve balances was approximately $2,713,000 and $3,191,000 at December 31, 2015 and 2014, respectively.
Securities
Certain debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and recorded at amortized cost. Securities not classified as held to maturity are classified as “available for sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains and losses on the sale of securities are recorded on the settlement date and are determined using the specific identification method.
The Company evaluates investment securities for other-than-temporary impairment using relevant accounting guidance specifying that (a) if the Company does not have the intent to sell a debt security prior to recovery and (b) it is more likely than not that it will not have to sell the debt security prior to recovery, the security would not be considered other-than-temporary impaired unless there is a credit loss that has occurred in the security. If management does not intend to sell the security and it is more likely than not that they will not have to sell the security before recovery of the cost basis, management will recognize the credit component of an other-than-temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income.
Restricted Equity Securities
The Company as a member of the Federal Home Loan Bank (FHLB) system, is required to maintain an investment in capital stock of the FHLB based upon its assets or outstanding advances. The Company has also purchased stock in First National Bankers Bankshares, Inc (FNBB), its primary correspondent bank, and Central Alabama Title Center, LLC. The securities are carried at cost as no readily available market exists. Management reviews for impairment based on the ultimate recoverability of the cost basis in these securities.
Loans Held For Sale
Loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value (LOCOM). For loans carried at LOCOM, gains and losses on loan sales (sales proceeds minus carrying value) are recorded in noninterest income upon sale of the loan. The estimated fair value of loans held for sale is based on independent third party quoted prices.
Loans
Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal balances less the allowance for loan losses. Interest income is accrued on the outstanding principal balance. Loan origination fees and certain direct origination costs are recognized at the time the loan is placed on the books.
The accrual of interest on loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due, or at the time the loan is 90 days past due, unless the loan is well-secured and in the process of collection. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal and interest is considered doubtful. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income or charged to the allowance, unless

SOUTHWEST BANC SHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (continued)

management believes that the accrual of interest is recoverable through the liquidation of collateral. Interest income on nonaccrual loans is recognized on the cash basis, until the loans are returned to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and the loan has been performing according to the contractual terms generally for a period of not less than six months.
A loan is impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Loans, for which the terms have been modified at the borrower’s request, and is outside the normal terms of that type of credit, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings and classified as impaired.
Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest when due. Loans that experience insignificant payment delays and payment shortfalls are not generally classified as impaired. Impaired loans are measured by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Interest on accruing impaired loans is recognized as long as such loans do not meet the criteria for nonaccrual status. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment.
Troubled Debt Restructurings
The Company designates loan modifications as troubled debt restructurings (TDRs) when for economic and legal reasons related to the borrower’s financial difficulties, it grants a concession to the borrower that it would not otherwise consider. The restructuring of a loan is considered a TDR if both (i) the borrower is experiencing financial difficulties and (ii) the Company has granted a concession.
In assessing whether or not a borrower is experiencing financial difficulties, the Company considers information currently available regarding the financial condition of the borrower. This information includes, but is not limited to, whether (i) the borrower is currently in payment default on any of its debt; (ii) a payment default is probable in the foreseeable future without the modification; (iii) the borrower has declared or is in the process of declaring bankruptcy and (iv) the borrower’s projected cash flow is sufficient to satisfy contractual payments due under the original terms of the loan without a modification.
The Company considers all aspects of the modification to loan terms to determine whether or not a concession has been granted to the borrower. Key factors considered by the Company include the borrower’s ability to access funds at a market rate for debt with similar risk characteristics, the significance of the modification relative to unpaid principal balance or collateral value of the debt, and the significance of a delay in the timing of payments relative to the original contractual terms of the loan. The most common concessions granted by the Company would generally include one or more modifications to the terms of the debt, such as (i) a reduction in the interest rate for the remaining life of the debt, (ii) an extension of the maturity date at an interest rate lower than the current market rate for new debt with similar risk, (iii) a temporary period of interest-only payments, and (iv) a reduction in the contractual payment amount for either a short period or remaining term of the loan.
TDRs can involve loans remaining on nonaccrual, moving to nonaccrual, or continuing on accrual status, depending on the individual facts and circumstances of the borrower. In circumstances where the TDR involves charging off a portion of the loan balance, the Company typically classifies these restructurings as nonaccrual.
In connection with restructurings, the decision to maintain a loan that has been restructured on accrual status is based on a current, well documented credit evaluation of the borrower’s financial condition and

SOUTHWEST BANC SHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (continued)

prospects for repayment under the modified terms. This evaluation includes consideration of the borrower’s current and future capacity and willingness to pay. Restructured nonaccrual loans may be returned to accrual status based on a current, well-documented credit evaluation of the borrower’s financial condition and prospects for repayment under the modified terms. This evaluation must include consideration of the borrower’s sustained historical repayment for a reasonable period, generally a minimum of six months, prior to the date on which the loan is returned to accrual status.
Loans structured as a TDR are reported as such for financial reporting purposes until the loan has paid off or is renewed at market terms and the borrower proves financial strength.
Allowance for Loan Losses
The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to expense. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Confirmed losses are charged off immediately. Subsequent recoveries, if any, are credited to the allowance.
The allowance is an amount that management believes will be adequate to absorb estimated losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio. The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the uncollectibility of loans in light of historical experience, the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, current economic conditions that may affect the borrower’s ability to pay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. This evaluation does not include the effects of expected losses on specific loans or groups of loans that are related to future events or expected changes in economic conditions.
The allowance consists of specific and general components. The specific component relates to loans that are classified as impaired. For impaired loans, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. In support of collateral values, the Company obtains updated valuations on impaired loans generally on an annual basis. The general component covers non-impaired loans. In determining the appropriate level of allowance, management uses information to disaggregate the loan portfolio segments into loan pools with common risk characteristics.
The Company’s loan pools include construction and land development loans, commercial real estate loans, residential real estate loans, other real estate loans, commercial loans, and consumer loans. The general allocations to these loan pools are based on the historical loss rates for specific loan types and the internal risk grade, if applicable, adjusted for both internal and external qualitative risk factors. The qualitative factors considered by management include, among other factors, (1) changes in local and national economic conditions; (2) changes in asset quality; (3) changes in loan portfolio volume; (4) the composition and concentrations of credit; (5) the impact of competition on loan structuring and pricing; (6) changes in the experience of lending personnel and (7) effectiveness of the Company’s loan policies, procedures and internal controls. The total allowance established for each loan pool represents the product of the historical loss ratio, adjusted for qualitative risk factors, and the total dollar amount of the loans in the pool.
Other Real Estate Owned
Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair

SOUTHWEST BANC SHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (continued)

value less cost to sell. Costs of improvements are capitalized, whereas costs relating to holding other real estate owned and any subsequent adjustments to the carrying value are expensed. Any gains and losses realized at the time of disposal are reflected in income.
Premises and Equipment
Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation computed on the straight-line method over the estimated useful lives of the assets or the expected terms of the leases, if shorter as shown in the table below. Expected terms include lease option periods to the extent that the exercise of such options is reasonably assured. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are reflected in income.
Years
Buildings	15 – 40
Furniture and equipment	3 – 10
Transfers of Financial Assets
Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company — put presumptively beyond the reach of the transferor and its creditors, even in bankruptcy or other receivership, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.
Income Taxes
The Company has elected to be taxed as an S corporation for federal income tax purposes. Under the provisions of the Internal Revenue Code, an S corporation generally is not subject to federal income tax because its taxable income or loss accrues to the individual stockholder. Consequently, the Company does not recognize income tax expense or any deferred income taxes for federal purposes. At December 31, 2015 and 2014, the Company’s federal tax basis exceeded its net assets by approximately $3,482,000 and $3,944,000, respectively.
The Company continues to be subject to state income tax in the form of financial institution excise tax in the State of Alabama, as this state does not recognize financial institutions as S corporations for income tax purposes. Consequently, income tax expense consists of state income taxes. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Company determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.
Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than

SOUTHWEST BANC SHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (continued)

50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment. Deferred tax assets are reduced by deferred tax liabilities and a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.
Comprehensive Income
Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.
Fair Value of Financial Instruments
Fair values of financial instruments are estimates using relevant market information and other assumptions, as more fully disclosed in Note 13. Fair value estimates involve uncertainties and matters of significant judgment. Changes in assumptions or in market conditions could significantly affect the estimates.
NOTE 2.   SECURITIES
The amortized cost and fair value of securities are summarized as follows:
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities Available for Sale
December 31, 2015:
U.S. Government sponsored agency securities	$22,318,493	$58,104	$(251,374)	$22,125,223
State and municipal securities	32,671,501	766,752	(7,208)	33,431,045
Corporate securities	1,000,000	—	(13,181)	986,819
Mortgage-backed securities	17,671,853	72,919	(196,414)	17,548,358
	$73,661,847	$897,775	$(468,177)	$74,091,445
December 31, 2014:
U.S. Government sponsored agency securities	$23,802,493	$58,412	$(490,768)	$23,370,137
State and municipal securities	29,753,547	527,937	(225,571)	30,055,913
Corporate securities	1,000,000	19	—	1,000,019
Mortgage-backed securities	13,770,175	158,055	(103,025)	13,825,205
	$68,326,215	$744,423	$(819,364)	$68,251,274
Securities Held to Maturity
December 31, 2014:
State and municipal securities	$349,399	$—	$—	$349,399

SOUTHWEST BANC SHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.   SECURITIES — (continued)

At December 31, 2015 and 2014, securities with carrying values of approximately $24,580,000 and $18,950,000, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.
The amortized cost and fair value of securities as of December 31, 2015 by contractual maturity are shown below. Actual maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid with or without penalty. Therefore, these securities are not included by maturity class in the following summary:
	Securities Available for Sale
	Amortized Cost	Fair Value
Due in one year or less	$180,000	$180,196
Due from one to five years	636,908	638,184
Due from five to ten years	17,440,173	17,506,189
Due after ten years	37,732,913	38,218,518
Mortgage-backed securities	17,671,853	17,548,358
	$73,661,847	$74,091,445

Gains and losses on sales of securities available for sale consist of the following:
	Years Ended December 31,
	2015	2014
Gross gains on sales	$149,690	$224,587
Gross losses on sales	(32,019)	(201,248)
Net realized gains	$117,671	$23,339

Restricted equity securities are reported at cost and consist of the following:
	December 31,
	2015	2014
Federal Home Loan Bank of Atlanta	$963,600	$955,300
First National Banker’s Bankshares, Inc.	364,300	364,300
Central Alabama Title Center, LLC	25,000	25,000
	$1,352,900	$1,344,600

Temporarily Impaired Securities
The following table shows the gross unrealized losses and fair value of the Company’s securities with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by security category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2015 and 2014.

SOUTHWEST BANC SHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.   SECURITIES — (continued)

Securities that have been in a continuous unrealized loss position are as follows:
	Less Than Twelve Months		Twelve Months or More
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Total Unrealized Losses
December 31, 2015:
U.S Government sponsored agency securities	$(76,011)	$4,418,165	$(175,363)	$10,747,659	$(251,374)
State and municipal securities	(7,208)	496,575	—	—	(7,208)
Corporate securities	(13,181)	986,819	—	—	(13,181)
Mortgage-backed securities	(96,762)	10,422,269	(99,652)	3,678,808	(196,414)
Total securities	$(193,162)	$16,323,828	$(275,015)	$14,426,467	$(468,177)
December 31, 2014:
U.S Government sponsored agency securities	$—	$—	$(490,768)	$19,910,039	$(490,768)
State and municipal securities	(68,208)	3,998,405	(157,363)	4,553,947	(225,571)
Mortgage-backed securities	—	—	(103,025)	4,258,554	(103,025)
Total securities	$(68,208)	$3,998,405	$(751,156)	$28,722,540	$(819,364)

The unrealized loss on the above twenty securities as of December 31, 2015 was caused by interest rate changes and other temporary market influences. Because the Company does not intend to sell the securities and it is not more likely than not that the Company will be required to sell the securities before recovery of the amortized cost bases, which may be maturity, the Company does not consider these securities to be other-than-temporarily impaired at December 31, 2015.
Other-Than-Temporary Impairment
Upon acquisition of a security, the Company evaluates for impairment under the accounting guidance for investments in debt and equity securities. The Company routinely conducts periodic reviews to identify and evaluate each investment security to determine whether an other-than-temporary impairment has occurred. Inputs included in the evaluation process may include geographic concentrations, credit ratings, and other performance indicators of the underlying asset. There were no impairment charges recognized on securities for the years ended December 31, 2015 and 2014.

SOUTHWEST BANC SHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.   LOANS AND ALLOWANCE FOR LOAN LOSSES
Portfolio Segments and Classes
The composition of loans, excluding loans held for sale, is summarized as follows:
	December 31,
	2015	2014
Real estate mortgages:
Construction and land development	$24,031,789	$22,729,873
1 – 4 family	47,227,873	48,180,961
Home equity lines of credit	13,607,309	13,790,605
Commercial	96,585,696	88,641,453
Other	13,748,909	13,501,726
Commercial	39,227,075	30,203,169
Consumer and other	11,188,851	14,102,465
	245,617,502	231,150,252
Allowance for loan losses	(2,964,262)	(2,871,961)
Loans, net	$242,653,240	$228,278,291

For purposes of the disclosures required pursuant to ASC 310, the loan portfolio was disaggregated into segments and then further disaggregated into classes for certain disclosures. A portfolio segment is defined as the level at which an entity develops and documents a systematic method for determining its allowance for loan losses. There are three loan portfolio segments that include real estate, commercial, and consumer. A class is generally determined based on the initial measurement attribute, risk characteristic of the loan, and an entity’s method for monitoring and assessing credit risk. Classes within the real estate portfolio segment include construction and land development, 1 – 4 family, home equity lines of credit, commercial, and other. The portfolio segments of non-real estate commercial loans and consumer loans have not been further segregated by class.
The following describe risk characteristics relevant to each of the portfolio segments:
Real Estate — As discussed below, the Company offers various types of real estate loan products. All loans within this portfolio segment are particularly sensitive to the valuation of real estate:
•
Construction and land development loans are repaid through cash flow related to the operation, sale or refinance of the underlying property. This portfolio class includes extensions of credit to real estate developers or investors where repayment is dependent on the sale of the real estate or income generated from the real estate collateral.

•
1 – 4 family loans and home equity lines of credit are repaid by various means such as a borrower’s income, sale of the property, or rental income derived from the property.

•
Commercial loans include owner-occupied commercial real estate loans and loans secured by income producing properties. Owner-occupied commercial real estate loans to operating businesses are long-term financing of land and buildings. These loans are viewed primarily as cash flow loans and the repayment of these loans is largely dependent on the successful operation of the business. Real estate loans for income-producing properties such as apartment buildings, office and industrial buildings, and retail shopping centers are repaid from rent income derived from the properties.

SOUTHWEST BANC SHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.   LOANS AND ALLOWANCE FOR LOAN LOSSES — (continued)

•
Other real estate mortgage loans include real estate loans secured by farmland, multi-family housing and other. These are repaid by various means such as a borrower’s income, sale of the property, or rental income derived from the property.

Commercial — The non-real estate commercial loan portfolio segment includes commercial, financial, and agricultural loans. These loans include those loans to commercial customers for use in normal business operations to finance working capital needs, equipment purchases, or expansion projects. Loans are repaid by business cash flows. Collection risk in this portfolio is driven by the creditworthiness of the underlying borrower, particularly cash flows from the borrowers’ business operations.
Consumer — The consumer loan portfolio segment includes direct consumer installment loans, overdrafts and other revolving credit loans. Loans in this portfolio are sensitive to unemployment and other key consumer economic measures.
Credit Risk Management
Credit Administration and the Special Assets Officer are both involved in the credit risk management process and assess the accuracy of risk ratings, the quality of the portfolio and the estimation of inherent credit losses in the loan portfolio. This comprehensive process also assists in the prompt identification of problem credits. The Company has taken a number of measures to manage the portfolios and reduce risk, particularly in the more problematic portfolios.
The Company employs a credit risk management process with defined policies, accountability and routine reporting to manage credit risk in the loan portfolio segments. Credit risk management is guided by credit policies that provide for a consistent and prudent approach to underwriting and approvals of credits. Within the Board approved Loan Policy, procedures exist that elevate the approval requirements as credits become larger and more complex. All loans are individually underwritten, risk-rated, approved, and monitored.
Responsibility and accountability for adherence to underwriting policies and accurate risk ratings lies in each portfolio segment. For the consumer portfolio segment, the risk management process focuses on managing customers who become delinquent in their payments. For the commercial and real estate portfolio segments, the risk management process focuses on underwriting new business and, on an ongoing basis, monitoring the credit of the portfolios. Loan Review and Credit Administration establish a timely schedule and scope for loan reviews to include new and renewed loans, all loans that are 15 days or greater past due and all adversely classified and nonaccrual loans. These reviews ensure such loans have proper risk ratings and accrual status, and if necessary, ensure loans are transferred to the Special Assets Officer.
Credit quality and trends in the loan portfolio segments are measured and monitored regularly. Detailed reports by product, collateral, accrual status, etc, are reviewed by the Chief Credit Officer and the Directors Loan Committee.
The following categories are utilized by management to analyze and manage the credit quality and risk of the loan portfolio:
•
Pass — includes obligations where the probability of default is considered low.

•
Special Mention — includes obligations that exhibit potential credit weaknesses or downward trends deserving management’s close attention. If left uncorrected, these potential weaknesses may result in the deterioration of the repayment prospects or credit position at a future date. These loans are not adversely classified and do not expose the Company to sufficient risk to warrant adverse classification.

SOUTHWEST BANC SHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.   LOANS AND ALLOWANCE FOR LOAN LOSSES — (continued)

•
Substandard — includes obligations with defined weaknesses that jeopardize the orderly liquidation of debt. A substandard loan is inadequately protected by the current sound worth and paying capacity of the borrower or by the collateral pledged, if any. Normal repayment from the borrower is in jeopardy although no loss of principal is envisioned. There is a distinct possibility that a partial loss of interest and/or principal will occur if the deficiencies are not corrected. Loss potential, while existing in the aggregate amount of substandard loans, does not have to exist in individual loans classified substandard.

•
Doubtful — includes obligations with all the weaknesses found in substandard loans with the added provision that the weaknesses make collection of debt in full, based on currently existing facts, conditions, and values, highly questionable and improbable. Serious problems exist to the point where partial loss of principal is likely. The possibility of loss is extremely high, but because of certain important, reasonably specific pending factors that may work to strengthen the loan, the loans’ classification as loss is deferred until a more exact status may be determined.

•
Loss — includes obligations incapable of repayment or unsecured debt. Such loans are considered uncollectible and of such little value, that continuance as an active asset is not warranted. Loans determined to be a loss are charged-off at the date of loss determination. Consequently, there are no loans with a loss rating in the Company’s portfolio as of December 31, 2015 and 2014.

The following tables present credit quality indicators as described above for the loan portfolio segments and classes as of December 31, 2015 and 2014.
	Pass	Special Mention	Substandard	Doubtful	Total
	(Dollars in Thousands)
December 31, 2015
Real estate mortgages:
Construction and land development	$22,439	$92	$1,501	$—	$24,032
1 – 4 family	44,245	1,573	1,410	—	47,228
Home equity lines of credit	12,938	327	279	63	13,607
Commercial	90,473	2,994	3,118	—	96,585
Other	13,506	156	87	—	13,749
Commercial	33,682	33	5,512	—	39,227
Consumer and other	10,778	49	362	—	11,189
Total:	$228,061	$5,224	$12,269	$63	$245,617
December 31, 2014
Real estate mortgages:
Construction and land development	$18,626	$212	$3,892	$—	$22,730
1 – 4 family	43,579	2,631	1,971	—	48,181
Home equity lines of credit	12,796	435	494	66	13,791
Commercial	82,609	3,390	2,642	—	88,641
Other	12,154	327	1,021	—	13,502
Commercial	23,735	3,236	3,232	—	30,203
Consumer and other	13,608	55	439	—	14,102
Total:	$207,107	$10,286	$13,691	$66	$231,150

SOUTHWEST BANC SHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.   LOANS AND ALLOWANCE FOR LOAN LOSSES — (continued)

Past Due Loans
A loan is considered past due if any required principal and interest payments have not been received as of the date such payments were required to be made under the terms of the loan agreement. Generally, management places loans on non-accrual when there is a clear indication that the borrower’s cash flow may not be sufficient to meet payments as they become due, which is generally when a loan is 90 days past due. The following tables present the aging of the recorded investment in loans by portfolio segment and class as of December 31, 2015 and 2014:
		Past Due Status (Accruing Loans)
	Current	30 – 59 Days	60 – 89 Days	90+ Days	Total Past Due	Nonaccrual	Total
	(Dollars in Thousands)
December 31, 2015
Real estate mortgages:
Construction and land development	$23,661	$111	$—	$33	$144	$227	$24,032
1 – 4 family	45,705	433	153	37	623	900	47,228
Home equity lines of credit	13,318	37	—	—	37	252	13,607
Commercial	94,845	—	47	—	47	1,693	96,585
Other	13,662	—	31	—	31	56	13,749
Commercial	36,661	24	—	53	77	2,489	39,227
Consumer and other	10,743	110	3	—	113	333	11,189
Total:	$238,595	$715	$234	$123	$1,072	$5,950	$245,617
December 31, 2014
Real estate mortgages:
Construction and land development	$20,535	$40	$—	$—	$40	$2,155	$22,730
1 – 4 family	46,591	438	—	—	438	1,152	48,181
Home equity lines of credit	13,631	—	—	—	—	160	13,791
Commercial	87,010	—	60	—	60	1,571	88,641
Other	12,481	76	33	—	109	912	13,502
Commercial	30,040	15	—	14	29	134	30,203
Consumer and other	13,680	35	29	—	64	358	14,102
Total:	$223,968	$604	$122	$14	$740	$6,442	$231,150

Allowance for Loan Losses
Activity in the allowance for loan losses is summarized below:
	Years Ended December 31,
	2015	2014
Balance, beginning of year	$2,871,961	$2,838,735
Provision for loan loss	396,000	100,000
Loans charged off	(442,726)	(123,776)
Recoveries of loans previously charged off	139,027	57,002
Balance, end of year	$2,964,262	$2,871,961

SOUTHWEST BANC SHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.   LOANS AND ALLOWANCE FOR LOAN LOSSES — (continued)

The following tables further detail the change in the allowance for loan losses for the years ended December 31, 2015 and 2014 by portfolio segment. Allocation of a portion of the allowance to one category of loans does not preclude its availability to absorb losses in other categories.
	Real Estate	Commercial	Consumer	Total
	(Dollars in Thousands)
December 31, 2015
Allowance for loan losses:
Balance, beginning of year	$1,969	$794	$109	$2,872
Provision for loan losses	191	182	23	396
Loans charged off	(352)	(12)	(79)	(443)
Recoveries of loans previously charged off	51	59	29	139
Balance, end of year	$1,859	$1,023	$82	$2,964
Ending balance: individually evaluated for impairment	$795	$761	$40	$1,596
Ending balance: collectively evaluated for impairment	1,064	262	42	1,368
Total ending balance	$1,859	$1,023	$82	$2,964
Loans:
Ending balance: individually evaluated for impairment	$6,052	$2,489	$354	$8,895
Ending balance: collectively evaluated for impairment	189,149	36,738	10,835	236,722
Total ending balance	$195,201	$39,227	$11,189	$245,617
December 31, 2014
Allowance for loan losses:
Balance, beginning of year	$2,281	$450	$108	$2,839
Provision (credit) for loan losses	(260)	344	16	100
Loans charged off	(98)	—	(26)	(124)
Recoveries of loans previously charged off	46	—	11	57
Balance, end of year	$1,969	$794	$109	$2,872
Ending balance: individually evaluated for impairment	$869	$606	$87	$1,562
Ending balance: collectively evaluated for impairment	1,100	188	22	1,310
Total ending balance	$1,969	$794	$109	$2,872
Loans:
Ending balance: individually evaluated for impairment	$8,479	$3,293	$393	$12,165
Ending balance: collectively evaluated for impairment	178,366	26,910	13,709	218,985
Total ending balance	$186,845	$30,203	$14,102	$231,150

SOUTHWEST BANC SHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.   LOANS AND ALLOWANCE FOR LOAN LOSSES — (continued)

Impaired Loans
A loan held for investment is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due (both principal and interest) according to the terms of the loan agreement. The following tables detail the Company’s impaired loans, by portfolio segment and class as of December 31, 2015 and 2014:
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized in Year
	(Dollars in Thousands)
December 31, 2015
With no related allowance recorded:
Real estate mortgages:
Construction and land development	$813	$813	$—	$1,702	$10
1 – 4 family	772	772	—	670	6
Home equity lines of credit	—	—	—	30	—
Commercial	1,815	1,815	—	1,238	29
Other	—	—	—	151	—
Commercial	—	—	—	101	—
Consumer and other	33	33	—	25	—
Total with no allowance recorded:	3,433	3,433	—	3,917	45
With allowance recorded:
Real estate mortgages:
Construction and land development	655	655	297	664	33
1 – 4 family	626	626	132	902	30
Home equity lines of credit	184	184	73	160	7
Commercial	1,187	1,187	293	1,274	30
Other	—	—	—	86	—
Commercial	2,489	2,489	761	2,877	—
Consumer and other	321	321	40	333	—
Total with an allowance recorded:	5,462	5,462	1,596	6,296	100
Total Impaired Loans:	$8,895	$8,895	$1,596	$10,213	$145
December 31, 2014
With no related allowance recorded:
Real estate mortgages:
Construction and land development	$2,381	$2,381	$—	$2,451	$45
1 – 4 family	1,198	1,198	—	636	33
Home equity lines of credit	20	20	—	20	—
Commercial	1,386	1,386	—	1,209	47
Other	—	—	—	—	—
Commercial	100	100	—	1	8
Consumer and other	44	44	—	44	—
Total with no allowance recorded:	5,129	5,129	—	4,361	133

SOUTHWEST BANC SHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.   LOANS AND ALLOWANCE FOR LOAN LOSSES — (continued)

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized in Year
	(Dollars in Thousands)
With allowance recorded:
Real estate mortgages:
Construction and land development	869	869	217	692	35
1 – 4 family	529	529	130	720	21
Home equity lines of credit	271	271	106	233	9
Commercial	836	836	189	771	30
Other	989	989	227	683	32
Commercial	3,193	3,193	606	1,048	212
Consumer and other	349	349	87	421	—
Total with an allowance recorded:	7,036	7,036	1,562	4,568	339
Total Impaired Loans:	$12,165	$12,165	$1,562	$8,929	$472

Troubled Debt Restructurings
At December 31, 2015 and 2014, impaired loans included loans that were classified as Troubled Debt Restructurings (TDRs). The restructuring of a loan is considered a TDR if both (i) the borrower is experiencing financial difficulties and (ii) the Company has granted a concession.
The following tables summarize the loans that were modified as a TDR during the years ended December 31, 2015 and 2014 and were in compliance with the modified terms:
	Troubled Debt Restructurings
	Number of Loans	Recorded Investment Prior to Modification	Recorded Investment After Modification	Impact on the Allowance for Loan Losses
	(Dollars in Thousands)
December 31, 2015
Real estate mortgages:
Construction and land development	1	$115	$115	$48
1 – 4 family	—	—	—	—
Home equity lines of credit	—	—	—	—
Commercial	1	336	336	47
Other	—	—	—
Commercial	—	—	—	—
Consumer and other	1	5	5	2
Total	3	$456	$456	$97
December 31, 2014
Real estate mortgages:
Construction and land development	1	$88	$88	$—
1 – 4 family	1	210	210	—
Home equity lines of credit	—	—	—	—
Commercial	3	881	881	90
Other	1	854	854	150
Commercial	1	22	22	—
Consumer and other	—	—	—	—
Total	7	$2,055	$2,055	$240

SOUTHWEST BANC SHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.   LOANS AND ALLOWANCE FOR LOAN LOSSES — (continued)

During 2015 and 2014, no troubled debt restructurings subsequently defaulted from their modified terms.
Related Party Loans
In the ordinary course of business, the Company has granted loans to certain related parties, including directors, executive officers, and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2015 is as follows:
Balance, beginning of year	$2,659,384
Advances	4,143,647
Repayments	(4,172,746)
Balance, end of year	$2,630,285

NOTE 4.   OTHER REAL ESTATE OWNED
A summary of other real estate owned is presented as follows:
	Years Ended December 31,
	2015	2014
Balance, beginning of year	$400,823	$1,348,282
Transfers in from loans	1,194,929	239,436
Capitalized improvements	192,193	—
Internally financed sales	—	(114,986)
Sales proceeds	(763,975)	(926,111)
Net gain (loss) on sales of other real estate	(25,232)	69,948
Direct write-down for valuation losses	(26,286)	(215,746)
Balance, end of year	$972,452	$400,823

Other real estate owned by type is as follows:
	December 31,
	2015	2014
Construction and land development real estate	$249,543	$141,524
Residential real estate	233,877	259,299
Commercial real estate	489,032	—
	$972,452	$400,823

Expenses related to other real estate owned include the following:
	Years Ended December 31,
	2015	2014
Net (gain) loss on sales of other real estate	$25,232	$(69,948)
Direct write down for valuation losses	26,286	215,746
Operating expenses, net of rental income	93,305	75,727
	$144,823	$221,525

SOUTHWEST BANC SHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5.   PREMISES AND EQUIPMENT
A summary of premises and equipment is as follows:
	December 31,
	2015	2014
Land	$2,136,642	$2,136,642
Buildings and improvements	8,907,049	8,946,651
Furniture, fixtures, and equipment	3,993,662	4,323,933
Automobiles	114,091	114,091
Construction in process (substantially complete)	198,370	15,082
	15,349,814	15,536,399
Accumulated depreciation	(7,919,858)	(8,066,061)
	$7,429,956	$7,470,338

Depreciation expense for the years ended December 31, 2015 and 2014 amounted to $531,253 and $486,799, respectively.
Leases
The Company leases a banking facility under an operating lease expiring in April 2026. Management has reviewed the terms of the lease and determined that the lease qualifies as an operating lease. Lease expense, net of rental income, as well as other month-to-month leases, totaled $195,724 and $185,085 for the years ended December 31, 2015 and 2014, respectively.
Future minimum rental payments required under operating leases as of December 31, 2015 are as follows:
2016	$195,724
2017	195,724
2018	195,724
2019	195,724
2020	195,724
Thereafter	1,040,451
$2,019,071

NOTE 6.   DEPOSITS
The aggregate amount of time deposits in denominations of  $250,000 or more at December 31, 2015 and 2014 was $11,607,928 and $9,125,894, respectively. Brokered deposits totaled $5,033,064 and $4,002,879 as of December 31, 2015 and 2014 respectively. The scheduled maturities of time deposits at December 31, 2015 are as follows:
2016	$51,345,533
2017	13,263,969
2018	3,844,594
2019	13,274,849
2020	4,715,753
$86,444,698

SOUTHWEST BANC SHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6.   DEPOSITS — (continued)

At December 31, 2015 and 2014, overdraft demand and savings deposits reclassified to loans totaled $48,089 and $78,191, respectively.
NOTE 7.   OTHER BORROWINGS
Other borrowings consist of the following:
	December 31,
	2015	2014
Advances from Federal Home Loan Bank with interest at fixed and variable rates (ranging from 0.45% to 3.05% at December 31, 2015) due at various dates during 2016 to 2018.	$15,000,000	$15,000,000
Note payable to a commercial bank with a variable rate of interest; interest is payable quarterly and principal is paid annually.	3,258,334	3,958,334
	$18,258,334	$18,958,334

The advances from the Federal Home Loan Bank of Atlanta are secured by a blanket floating lien on qualifying residential first mortgages of approximately $30,936,000 as of December 31, 2015. The Company has total available advances of approximately $15,936,000 as a result of the excess collateral position under the above arrangements as of December 31, 2015.
The note payable has been advanced under two separate lines of credit both of which mature on September 9, 2020. The first line in the original amount of  $2,500,000 is to be repaid in ten equal annual installments beginning in September 2011 and bears interest at the 30-day LIBOR plus 170 basis points (1.94% as of December 31, 2015). The second line in the original amount of  $4,500,000 is to be repaid in ten equal annual installments beginning in September 2011 and bears interest at the Prime rate less 50 basis points (3.00% as of December 31, 2015). The note payable is secured by 80,000 shares of the Bank’s common stock and all real and personal property of the Company and its subsidiary. The Company is subject to financial covenants, of which they were in compliance at December 31, 2015.
At December 31, 2015, the scheduled maturities of other borrowings are as follows:
2016	$5,700,000
2017	5,700,000
2018	5,700,000
2019	700,000
2020	458,334
$18,258,334

At December 31, 2015, the Company has accommodations which allow the purchase of federal funds from several correspondent banks on an overnight basis at prevailing overnight market rates. These accommodations are subject to various restrictions as to their term and availability, and in most cases, must be repaid in less than a month. At December 31, 2015 and 2014, the Company had no amounts outstanding under these arrangements. The Company may borrow up to $23,600,000 under these arrangements as of December 31, 2015.

SOUTHWEST BANC SHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8.   INCOME TAXES
Income tax expense consists of the following:
	Years Ended December 31,
	2015	2014
Current	$67,160	$118,729
Deferred	30,045	9,484
Income tax expense	$97,205	$128,213

Income tax differs from the amounts computed by applying the State of Alabama financial institutions excise tax statutory rate to income before income taxes. A reconciliation of the differences is as follows:
	Years Ended December 31,
	2015	2014
Income tax expense at state statutory rate	$203,473	$194,925
Nondeductible expenses, sales tax credits and other	(106,268)	(66,712)
Income tax expense	$97,205	$128,213

Components of deferred tax assets and liabilities included in the consolidated balance sheets are as follows:
	December 31,
	2015	2014
Deferred tax assets:
Allowance for loan losses	$192,678	$186,677
Other real estate owned	372	44,315
Deferred retirement plan	69,859	66,089
Deferred rent	10,358	9,864
Available for sale securities	—	4,871
	273,267	311,816
Deferred tax liabilities:
Depreciation	(46,920)	(50,553)
Available for sale securities	(27,924)	—
	(74,844)	(50,553)
Net deferred tax assets	$198,423	$261,263

The federal and state income tax returns of the Company for 2012, 2013, and 2014 are subject to examination, generally for three years after they were filed.
NOTE 9.   COMMITMENTS AND CONTINGENCIES
Loan Commitments
The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, commitments under credit card arrangements, commercial letters of credit, and standby letters of credit.

SOUTHWEST BANC SHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9.   COMMITMENTS AND CONTINGENCIES — (continued)

The Company’s exposure to credit loss is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments. A summary of the Company’s commitments is as follows:
	December 31,
	2015	2014
Commitments to extend credit	$38,503,000	$29,961,000
Standby letters of credit	749,000	694,000
	$39,252,000	$30,655,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the customer. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate and income-producing commercial properties.
Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral held varies as specified above and is required in instances which the Company deems necessary.
At December 31, 2015, the carrying amount of liabilities related to the Company’s obligation to perform under financial standby letters of credit was insignificant. The Company has not been required to perform on any financial standby letters of credit, and the Company has not incurred any losses on standby letters of credit for the years ended December 31, 2015 and 2014.
Contingencies
In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material effect on the Company’s financial statements.
NOTE 10.   EMPLOYEE AND DIRECTOR BENEFIT PLANS
401(k) Profit Sharing Plan
The Company has a 401(k) profit sharing plan with two components. The first is the 401(k) component whereby substantially all employees participate in the plan, subject to certain eligibility requirements. Employees may contribute up to 15% of their compensation subject to certain limits based on federal tax laws. The Company matches 100% of the first 3% contributed and 50% of the next 2% contributed by the employee to the Plan. The second is the profit sharing component in which the Company may make discretionary contributions that are set prior to the end of the plan year. Charges to operations for the Plan totaled $152,515 and $147,032 for the years ended December 31, 2015 and 2014, respectively.
Supplemental Executive Benefits and Retirement Agreements
The Company has an Supplemental Executive Retirement Plan (the SERP) that is a nonqualified, executive benefit plan, which provides certain designated directors and former officers additional benefits in

SOUTHWEST BANC SHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10.   EMPLOYEE AND DIRECTOR BENEFIT PLANS — (continued)

the future, usually at retirement, in return for continued satisfactory performance. The plan is funded through life insurance policies which are more fully described below. The Company has recorded a liability as of December 31, 2015 and 2014, amounting to $957,594 and $912,621, respectively, for the present value of the future benefits to be paid under the SERP. The expense charged to operations related to the SERP totaled $62,174 and $60,884 in 2015 and 2014, respectively.
Cash Surrender Value of Life Insurance
Investments in bank-owned life insurance programs are recorded at their respective cash surrender values. These life insurance programs include endorsement split-dollar life insurance arrangements wherein the Company owns and controls the insurance policies. The Company has an agreement with the insured to split the policy benefits between the Bank and the insured designated beneficiary. The Company recognizes a liability and related compensation costs for endorsement split-dollar arrangements that provide a benefit to an employee that extends to postretirement periods. Future benefits are recognized as expense when incurred. The Company has accrued a liability of  $106,631 and $104,128, which is included in other liabilities on the consolidated balance sheets at December 31, 2015 and 2014, respectively, for the split-dollar arrangements. The cash surrender value and net interest earned on the related policies amounted to $5,767,043 and $158,532, respectively, as of and for the year ended December 31, 2015 and $5,608,511 and $159,602, respectively, as of and for the year ended December 31, 2014.
Short-term and Long-term Incentive Plan
The Company provides a short-term and long-term incentive plan for its chief executive officer. The short-term incentive component is a cash bonus plan and is determined annually based upon whether certain key performance metrics were met for that year. For the years ended December 31, 2015 and 2014, $64,897 and $30,765, respectively, was expensed to operations related to the short-term incentive plan. The long-term incentive component is a combination of stock appreciation rights in the form of  “phantom” stock and equity-based awards in the form of restricted stock whereby the executive may receive such awards based upon whether certain key performance metrics were met for that year. For the year ended December 31, 2015, $22,114 and $10,870 was awarded in restricted stock and phantom stock, respectively, related to the long-term incentives. For the year ended December 31, 2014, $13,138 and $6,805 was awarded in restricted stock and phantom stock, respectively, related to the long-term incentives. These awards vest at the end of the two-year period following the year (also known as the “performance period”) for which the awards were granted and are being expensed over the vesting period. The expense recognized by the Company for the above Plan was $10,536 and $0, respectively, for the years ended December 31, 2015 and 2014.
NOTE 11.   CONCENTRATIONS OF CREDIT RISK
The Company originates primarily commercial, residential, and consumer loans to customers in its primary market areas. The ability of the majority of the Company’s customers to honor their contractual loan obligations is dependent on the economy in these areas. Seventy-nine percent of the Company’s loan portfolio is secured by real estate, of which a substantial portion is secured by real estate in the Company’s market areas. The other significant concentrations of credit by type of loan are set forth in Note 3.
The Company, according to regulatory restrictions, may not generally extend credit to any single borrower or group of related borrowers on a secured basis in excess of 20% of capital, as defined by banking regulations, or approximately $7,678,000 or on an unsecured basis in excess of 10% of capital, as defined by banking regulations, or approximately $3,839,000.

SOUTHWEST BANC SHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12.   REGULATORY MATTERS
State banking regulations place certain restrictions on the payment of dividends by the Bank to the Company. The total amount of dividends which may be paid by the Bank in any calendar year shall not exceed the total of its net earnings (as defined by banking regulations) of that year combined with its retained net earnings of the preceding two years. For 2016, the Bank will have approximately $3,146,000 of net retained earnings from the previous two years available for dividend payments to the Company plus its net earnings for 2016.
The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
In December 2010, the Basel Committee on Bank Supervision (BCBS) finalized a set of international guidelines for determining regulatory capital known as “Basel III.” In July 2013, the federal bank regulators approved final regulatory capital rules implementing BCBS’s December 2010 capital framework as well as certain provisions of the Dodd-Frank Act. The new capital rules under Basel III substantially revised the risk-based capital requirements applicable to banking institutions as well as the components of capital, general risk-weighting of assets approach and addressed other issues affecting regulatory capital ratios. Basel III, among other things, introduced a new narrowly defined capital measure called “Common Equity Tier 1” (CET1). Basel III became effective for the Bank on January 1, 2015 (subject to a phase-in period for various components).
Basel III also introduced a capital conservation buffer designed to absorb losses during periods of economic stress. When fully phased-in on January 1, 2019, the capital conservation buffer of 2.5% will be added on top of each of the minimum risk-based capital ratios in effect for 2015. The implementation of the capital conservation buffer will begin on January 1, 2016 at the 0.625% level and will be phased-in over a three-year period (increasing by that amount on each subsequent January 1, until it reaches 2.5% on January 1, 2019) as presented in the chart below. Banking institutions with a ratio of CET1 to risk-weighted assets above the minimum but below the capital conservation buffer will face constraints on dividends, equity repurchases and compensation based on the amount of the shortfall.
Under Basel III, the minimum capital ratios, including the phase-in of the capital conservation buffer, for capital adequacy purposes are as follows:
Year	Total Capital to Risk-Weighted Assets	Tier 1 Capital to Risk-Weighted Assets	CET1 Capital to Risk-Weighted Assets	Tier 1 Capital to Average Total Assets
2015	8.000%	6.000%	4.500%	4.000%
2016	8.625%	6.625%	5.125%	4.000%
2017	9.250%	7.250%	5.750%	4.000%
2018	9.875%	7.875%	6.375%	4.000%
2019	10.500%	8.500%	7.000%	4.000%
In addition, Basel III changed the minimum regulatory capital ratios to be considered well capitalized under the regulatory framework for prompt corrective action. These new requirements are presented in the regulatory capital table below and were fully effective on January 1, 2015.
As discussed above, quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of Total, Tier 1 and CET1 capital to risk-weighted

SOUTHWEST BANC SHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12.   REGULATORY MATTERS — (continued)

assets, as defined, and of Tier 1 capital to average total assets (leverage ratio), as defined. Management believes, as of December 31, 2015 and 2014, the Bank met all capital adequacy requirements to which it is subject.
As of December 31, 2015, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total, Tier 1 and CET1 risk-based capital ratios and Tier 1 leverage capital ratios as set forth in the following table and not be subject to any formal enforcement action. There are no conditions or event since that notification that management believes have changed the Bank’s category.
The Bank’s actual capital amounts and ratios are presented in the following table.
	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
As of December 31, 2015 (under Basel III):
Total Capital to Risk-Weighted Assets	$38,389	15.36%	$19,991	8.00%	$24,988	10.00%
Tier 1 Capital to Risk-Weighted Assets	$35,426	14.18%	$14,993	6.00%	$19,991	8.00%
CET1 Capital to Risk-Weighted Assets	$35,426	14.18%	$11,245	4.50%	$16,242	6.50%
Tier 1 Capital to Average Total Assets	$35,426	10.39%	$13,643	4.00%	$17,054	5.00%
As of December 31, 2014 (under Basel I):
Total Capital to Risk-Weighted Assets	$36,822	16.05%	$18,348	8.00%	$22,935	10.00%
Tier 1 Capital to Risk-Weighted Assets	$33,956	14.81%	$9,174	4.00%	$13,761	6.00%
Tier 1 Capital to Average Total Assets	$33,956	10.48%	$12,957	4.00%	$16,196	5.00%
NOTE 13.   FAIR VALUE OF ASSETS AND LIABILITIES
Determination of Fair Value
The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. In accordance with the Fair Value Measurements and Disclosures topic (FASB ASC 820), the fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.
The fair value guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment. The fair value is a reasonable point within the range that is most representative of fair value under current market conditions.

SOUTHWEST BANC SHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13.   FAIR VALUE OF ASSETS AND LIABILITIES — (continued)

Fair Value Hierarchy
In accordance with this guidance, the Company groups its financial assets and financial liabilities generally measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.
Level 1 — Valuation is based on quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 assets and liabilities generally include debt and equity securities that are traded in an active exchange market. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.
Level 2 — Valuation is based on inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly or indirectly. The valuation may be based on quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.
Level 3 — Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which determination of fair value requires significant management judgment or estimation.
A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.
The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments:
Cash and Cash Equivalents:   The carrying amount of these short-term instruments approximates fair value.
Securities:   Where quoted prices are available in an active market, management classifies the securities within level 1 of the valuation hierarchy. Level 1 securities include highly liquid government bonds and exchange-traded equities.
If quoted market prices are not available, management estimates fair values using pricing models and discounted cash flows that consider standard input factors such as observable market data, benchmark yields, interest rate volatilities, broker/dealer quotes, and credit spreads. Examples of such instruments, which would generally be classified within level 2 of the valuation hierarchy, include U.S. Government sponsored agency securities, state and municipal securities and corporate securities. Mortgage-backed securities are included in level 2 if observable inputs are available. In certain cases where there is limited activity or less transparency around inputs to the valuation, we classify those securities in level 3.
Restricted Equity Securities:   The carrying amount of restricted equity securities with no readily determinable fair value approximates fair value based on the redemption provisions of the issuers which is cost.
Loans Held for Sale:   The carrying amounts of loans held for sale approximates their fair value.
Loans:   The carrying amount of variable-rate loans that reprice frequently and have no significant change in credit risk approximates fair value. The fair values of fixed rate loans is estimated based on discounted contractual cash flows using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. The fair value of impaired loans is based on discounted contractual cash flows or underlying collateral values, where applicable.

SOUTHWEST BANC SHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13.   FAIR VALUE OF ASSETS AND LIABILITIES — (continued)

Deposits:   The carrying amounts of demand deposits, savings deposits, variable-rate certificates of deposit approximate their fair values. The fair value of fixed-rate certificates of deposit is based on discounted contractual cash flows using interest rates currently being offered for certificates of similar maturities.
Other Borrowings:   The fair values of the Company’s other borrowings approximate their carrying values.
Interest Receivable and Interest Payable:   The carrying amounts of interest receivable and interest payable approximate their fair value.
Off-Balance Sheet Instruments:   The carrying amount of commitments to extend credit and standby letters of credit approximates fair value. The carrying amount of the off-balance sheet financial instruments is based on fees charged to enter into such agreements.
Assets Measured at Fair Value on a Recurring Basis
Assets and liabilities measured at fair value on a recurring basis are summarized below:
	Assets Measured at Fair Value	Fair Value Measurements at December 31, 2015 Using
		Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Available for sale securities	$74,091,445	$—	$74,091,445	$—

	Assets Measured at Fair Value	Fair Value Measurements at December 31, 2014 Using
		Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Available for sale securities	$68,251,274	$—	$68,251,274	$—

Assets Measured at Fair Value on a Nonrecurring Basis
Under certain circumstances management makes adjustments to fair value for assets and liabilities although they are not measured at fair value on an ongoing basis. The following table presents the financial instruments carried on the consolidated balance sheet by caption and by level in the fair value hierarchy at December 31, 2015 and 2014, for which a nonrecurring change in fair value has been recorded:
	Carrying Value at December 31, 2015
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Impaired loans	$4,678,836	$—	$—	$4,678,836
Other real estate owned	223,100	—	—	223,100
	$4,901,936	$—	$—	$4,901,936

SOUTHWEST BANC SHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13.   FAIR VALUE OF ASSETS AND LIABILITIES — (continued)

	Carrying Value at December 31, 2014
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Impaired loans	$5,473,509	$—	$—	$5,473,509
Other real estate owned	213,804	—	—	213,804
	$5,687,313	$—	$—	$5,687,313

Impaired Loans
Loans considered impaired under ASC 310-10-35, Receivables, are loans for which, based on current information and events, it is probable that the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Impaired loans can be measured based on the present value of expected payments using the loan’s original effective rate as the discount rate, the loan’s observable market price, or the fair value of the collateral less selling costs if the loan is collateral dependent.
The fair value of impaired loans were primarily measured based on the value of the collateral securing these loans. Impaired loans are classified within Level 3 of the fair value hierarchy. Collateral may be real estate and/or business assets including equipment, inventory, and/or accounts receivable. The Company generally determines the value of real estate collateral based on independent appraisals performed by qualified licensed appraisers. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Appraised values are discounted for costs to sell and may be discounted further based on management’s historical knowledge, changes in market conditions from the date of the most recent appraisal, and/or management’s expertise and knowledge of the customer and the customer’s business. Such discounts by management are subjective and are typically significant unobservable inputs for determining fair value. Impaired loans are reviewed and evaluated on at least a quarterly basis for additional impairment and adjusted accordingly, based on the same factors discussed above.
As of December 31, 2015 and 2014, impaired loans had a carrying amount of  $8,894,739 and $12,164,916, respectively, with a specific valuation allowance of  $1,595,742 and $1,562,773. Of the $8,894,739 and $12,164,916 impaired loan portfolio at December 31, 2015 and 2014, respectively, $6,274,578 and $7,036,282 was carried at fair value as a result of charge-offs and specific valuation allowances that resulted in a net carrying value of  $4,678,836 and $5,473,509. The remaining $2,620,161 and $5,128,634 was carried at cost, as the fair value of the collateral on these impaired loans exceeded the book value for each individual credit at December 31, 2015 and 2014, respectively. Charge-offs and changes in specific valuation allowances during 2015 and 2014 on impaired loans carried at fair value resulted in additional provision for loan losses of  $256,898 and $769,884, respectively.
Other Real Estate Owned
Other real estate owned, consisting of properties obtained through foreclosure or in satisfaction of loans, are initially recorded at the lower of the loan’s carrying amount or the fair value less estimated costs to sell upon transfer of the loans to other real estate. Subsequently, other real estate is carried at the lower of carrying value or fair value less costs to sell. Fair values are generally based on third party appraisals of the property and are classified within Level 3 of the fair value hierarchy. The appraisals are sometimes further discounted based on management’s historical knowledge, and/or changes in market conditions from the

SOUTHWEST BANC SHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13.   FAIR VALUE OF ASSETS AND LIABILITIES — (continued)

date of the most recent appraisal, and/or management’s expertise and knowledge of the customer and the customer’s business. Such discounts are typically significant unobservable inputs for determining fair value. In cases where the carrying amount exceeds the fair value, less estimated costs to sell, a loss is recognized in noninterest expense.
Quantitative Disclosures for Level 3 Fair Value Measurements
The Company had no Level 3 assets measured at fair value on a recurring basis at December 31, 2015 or 2014.
For Level 3 assets measured at fair value on a non-recurring basis as of December 31, 2015, the significant unobservable inputs used in the fair value measurements are presented below.
	Carrying Amount	Valuation Technique	Significant Unobservable Input	Weighted Average of Input
Nonrecurring:
Impaired loans	$4,678,836	Appraisal	Appraisal discounts (%)	15 – 20%
Other real estate owned	223,100	Appraisal	Appraisal discounts (%)	5 – 10%
For Level 3 assets measured at fair value on a non-recurring basis as of December 31, 2014, the significant unobservable inputs used in the fair value measurements are presented below.
	Carrying Amount	Valuation Technique	Significant Unobservable Input	Weighted Average of Input
Nonrecurring:
Impaired loans	$5,473,509	Appraisal	Appraisal discounts (%)	15 – 20%
Other real estate owned	213,804	Appraisal	Appraisal discounts (%)	10 – 20%
Fair Value of Financial Instruments
The carrying amount and estimated fair value of the Company’s financial instruments were as follows:
	December 31, 2015		December 31, 2014
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(Dollars in Thousands)
Financial assets:
Cash and cash equivalents	$8,518	$8,518	$7,108	$7,108
Available for sale securities	74,091	74,091	68,251	68,251
Held to maturity securities	—	—	349	349
Restricted equity securities	1,353	1,353	1,345	1,345
Loans held for sale	417	417	—	—
Loans, net	242,653	242,759	228,278	227,427
Interest receivable	1,181	1,181	1,098	1,098
Financial liabilities:
Deposits	289,720	289,940	269,065	269,498
Other borrowings	18,258	18,258	18,958	18,958
Interest payable	151	151	164	164

SOUTHWEST BANC SHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14.   PARENT COMPANY ONLY FINANCIAL INFORMATION
The following information presents the condensed balance sheets and statements of income and cash flows of Southwest Banc Shares, Inc. as of December 31, 2015 and 2014, and for the years then ended:
CONDENSED BALANCE SHEETS
	2015	2014
Assets
Cash	$271,501	$278,292
Investment in subsidiary	35,827,285	33,885,708
Income tax receivable	8,680	15,923
Total assets	$36,107,466	$34,179,923
Liabilities and stockholders’ equity
Note payable	$3,258,334	$3,958,334
Interest payable	6,500	9,139
Stockholders’ equity	32,842,632	30,212,450
Total liabilities and stockholders’ equity	$36,107,466	$34,179,923

CONDENSED STATEMENTS OF INCOME
	2015	2014
Income
Dividends from subsidiary	$1,688,176	$1,549,136
Interest income	61	399
	1,688,237	1,549,535
Expenses
Interest expense	85,162	109,507
Salaries and benefits	380	—
Other operating expenses	48,065	135,855
	133,607	245,362
Income before income tax benefit and equity in undistributed income of subsidiary	1,554,630	1,304,173
Income tax benefit	8,680	15,923
Income before equity in undistributed income of subsidiary	1,563,310	1,320,096
Equity in undistributed income of subsidiary	1,469,832	1,550,543
Net income	$3,033,142	$2,870,639

SOUTHWEST BANC SHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14.   PARENT COMPANY ONLY FINANCIAL INFORMATION — (continued)

CONDENSED STATEMENTS OF CASH FLOWS
	2015	2014
OPERATING ACTIVITIES
Net income	$3,033,142	$2,870,639
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed income of subsidiary	(1,469,832)	(1,550,543)
Net other operating activities	4,603	(6,518)
Net cash provided by operating activities	1,567,913	1,313,578
FINANCING ACTIVITIES
Repayment of note payable	(700,000)	(941,666)
Proceeds from issuance of common stock	—	20
Distributions to stockholders	(874,704)	(499,006)
Net cash used in financing activities	(1,574,704)	(1,440,652)
Net decrease in cash	(6,791)	(127,074)
Cash at beginning of year	278,292	405,366
Cash at end of year	$271,501	$278,292

Annex A
AGREEMENT AND PLAN OF MERGER

by and between

THE FIRST BANCSHARES, INC.

and

SUNSHINE FINANCIAL, INC.

Dated as of December 6, 2017

ARTICLE I
THE MERGER
ARTICLE II

MERGER CONSIDERATION; EXCHANGE PROCEDURES
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SSNF
A-i

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF FBMS
A-ii

ARTICLE V

COVENANTS
ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE MERGER
ARTICLE VII

TERMINATION
A-iii

ARTICLE VIII

DEFINITIONS
Section 8.01 Definitions	A-47
ARTICLE IX

MISCELLANEOUS
A-iv

AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger (this “Agreement”) is dated as of December 6, 2017, by and between The First Bancshares, Inc., a Mississippi corporation (“FBMS”), and Sunshine Financial, Inc., a Maryland corporation (“SSNF” and, together with FBMS, the “Parties” and each a “Party”).
W I T N E S S E T H
WHEREAS, the boards of directors of the Parties have determined that it is in the best interests of their respective companies and their respective shareholders to consummate the business combination transaction provided for in this Agreement in which SSNF will, on the terms and subject to the conditions set forth in this Agreement, merge with and into FBMS (the “Merger”), with FBMS as the surviving company in the Merger (sometimes referred to in such capacity as the “Surviving Entity”);
WHEREAS, as a condition to the willingness of FBMS to enter into this Agreement, certain directors and certain shareholders of SSNF have entered into voting agreements (each a “SSNF Voting Agreement” and collectively, the “SSNF Voting Agreements”), substantially in the form attached hereto as Exhibit A, dated as of the date hereof, with FBMS, pursuant to which each such director or shareholder has agreed, among other things, to vote certain of the SSNF Common Stock owned by such director or shareholder in favor of the approval of this Agreement and the transactions contemplated hereby, subject to the terms of the SSNF Voting Agreements;
WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger; and
WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.
NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I

THE MERGER
Section 1.01 The Merger.   Subject to the terms and conditions of this Agreement, in accordance with the Mississippi Business Corporation Act (the “MBCA”) and the Maryland General Corporation Law (the “MGCL”), at the Effective Time, SSNF shall merge with and into FBMS pursuant to the terms of this Agreement. FBMS shall be the Surviving Entity in the Merger and shall continue its existence as a corporation under the laws of the State of Mississippi. As of the Effective Time, the separate corporate existence of SSNF shall cease.
Section 1.02 Articles of Incorporation and Bylaws.   At the Effective Time, the articles of incorporation of FBMS in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Entity until thereafter amended in accordance with applicable Law. The bylaws of FBMS in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Entity until thereafter amended in accordance with applicable Law and the terms of such bylaws.
Section 1.03 Bank Merger.   Except as provided below, immediately following the Effective Time and sequentially but in effect simultaneously on the Closing Date, Sunshine Community Bank, a Florida state-chartered bank and a direct wholly owned subsidiary of SSNF (“Sunshine Bank”), shall be merged (the “Bank Merger”) with and into The First, A National Banking Association, a national banking association and a direct wholly owned subsidiary of FBMS (“The First”), in accordance with the provisions of applicable federal and state banking laws and regulations, and The First shall be the surviving bank (the “Surviving Bank”). The Bank Merger shall have the effects as set forth under applicable federal and state banking laws and regulations, and the board of directors of the Parties shall cause the board of directors of The First and Sunshine Bank, respectively, to approve a separate merger agreement (the “Bank Plan of

Merger”) in substantially the form attached hereto as Exhibit B, and cause the Bank Plan of Merger to be executed and delivered as soon as practicable following the date of execution of this Agreement. Each of FBMS and SSNF shall also approve the Bank Plan of Merger in their capacities as sole shareholders of The First and Sunshine Bank, respectively. As provided in the Bank Plan of Merger, the Bank Merger may be abandoned at the election of The First at any time, whether before or after filings are made for regulatory approval of the Bank Merger, but if the Bank Merger is abandoned for any reason, Sunshine Bank shall continue to operate under its name; provided that prior to any such election, FBMS shall (a) reasonably consult with SSNF and its regulatory counsel and (b) reasonably determine in good faith that such election will not, and would not reasonably be expected to, prevent, delay or impair any Party’s ability to consummate the Merger or the other transactions contemplated by this Agreement.
Section 1.04 Effective Time; Closing.
(a) Subject to the terms and conditions of this Agreement, the Parties will make all such filings as may be required to consummate the Merger and the Bank Merger by applicable Laws. The Merger shall become effective as set forth in the articles of merger (the “Articles of Merger”) related to the Merger, which will include the plan of merger (the “Plan of Merger”), that shall be filed with the Secretary of State of the State of Mississippi and the Secretary of State of the State of Maryland, as provided in the MBCA and MGCL, on the Closing Date. The “Effective Time” of the Merger shall be the later of  (i) the date and time of filing of the Articles of Merger, or (ii) the date and time when the Merger becomes effective as set forth in the Articles of Merger, which shall be no later than three (3) Business Days after all of the conditions to the Closing set forth in Article VI (other than conditions to be satisfied at the Closing, which shall be satisfied or waived at the Closing) have been satisfied or waived in accordance with the terms hereof.
(b) The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place beginning immediately prior to the Effective Time (such date, the “Closing Date”) at the offices of Alston & Bird LLP, One Atlantic Center, 1201 West Peachtree Street, Atlanta, GA 30309, or such other place as the Parties may mutually agree. At the Closing, there shall be delivered to FBMS and SSNF the Articles of Merger and such other certificates and other documents required to be delivered under Article VI.
Section 1.05 Additional Actions.   If, at any time after the Effective Time, any Party shall consider or be advised that any further deeds, documents, assignments or assurances in Law or any other acts are necessary or desirable to carry out the purposes of this Agreement (such Party, the “Requesting Party”), the other Party and its Subsidiaries and their respective officers and directors shall be deemed to have granted to the Requesting Party and its Subsidiaries, and each or any of them, an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in Law or any other acts as are necessary or desirable to carry out the purposes of this Agreement, and the officers and directors of the Requesting Party and its Subsidiaries, as applicable, are authorized in the name of the other Party and its Subsidiaries or otherwise to take any and all such action.
Section 1.06 Reservation of Right to Revise Structure.   FBMS may at any time and without the approval of SSNF change the method of effecting the business combination contemplated by this Agreement if and to the extent that it reasonably deems such a change to be necessary; provided, however, that no such change shall (i) alter or change the amount of the consideration to be issued to (A) Holders as Merger Consideration or (B) holders of SSNF Stock Options as currently contemplated in this Agreement, (ii) reasonably be expected to materially impede or delay consummation of the Merger, (iii) adversely affect the federal income tax treatment of Holders in connection with the Merger, or (iv) require submission to or approval of SSNF’s shareholders after the plan of merger set forth in this Agreement has been approved by SSNF’s shareholders. In the event that FBMS elects to make such a change, the Parties agree to cooperate to execute appropriate documents to reflect the change.

ARTICLE II

MERGER CONSIDERATION; EXCHANGE PROCEDURES
Section 2.01 Merger Consideration.   Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of the Parties or any shareholder of SSNF:
(a) Each share of FBMS Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.
(b) Each share of SSNF Common Stock owned directly by FBMS, SSNF or any of their respective Subsidiaries (other than shares in trust accounts, managed accounts and the like for the benefit of customers or shares held as collateral for outstanding debt previously contracted) immediately prior to the Effective Time shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto (the “SSNF Cancelled Shares”).
(c) Notwithstanding anything in this Agreement to the contrary, all shares of SSNF Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a shareholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands the fair value of such shares pursuant to, and who complies in all respects with, the provisions of Title 3, Subtitle 2 of the MGCL, shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the “Dissenting Shares”), but instead the holder of such Dissenting Shares (hereinafter called a “Dissenting Shareholder”) shall be entitled to payment of the fair value of such shares in accordance with the applicable provisions of the MGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist and such holder shall cease to have any rights with respect thereto, except the rights provided for pursuant to the applicable provisions of the MGCL and this Section 2.01(c)), unless and until such Dissenting Shareholder shall have failed to perfect such holder’s right to receive, or shall have effectively withdrawn or lost rights to demand or receive, the fair value of such shares of SSNF Common Stock under the applicable provisions of the MGCL. If any Dissenting Shareholder shall fail to perfect or effectively withdraw or lose such Holder’s dissenter’s rights under the applicable provisions of the MGCL, each such Dissenting Share shall be deemed to have been converted into and to have become exchangeable for, the right to receive the Merger Consideration, without any interest thereon, in accordance with the applicable provisions of this Agreement. SSNF shall give FBMS (i) prompt notice of any written notices to exercise dissenters’ rights in respect of any shares of SSNF Common Stock, attempted withdrawals of such notices and any other instruments served pursuant to the MGCL and received by SSNF relating to dissenters’ rights and (ii) the opportunity to participate in negotiations and proceedings with respect to demands for fair value under the MGCL. SSNF shall not, except with the prior written consent of FBMS, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to this Article II to pay for shares of SSNF Common Stock for which dissenters’ rights have been perfected shall be returned to FBMS upon demand. If the amount paid to a Dissenting Shareholder exceeds such Dissenting Shareholder’s Merger Consideration, such excess amount shall not reduce the amount of Merger Consideration paid to other Holders.
(d) Subject to the allocation provisions of this Article II, each share of SSNF Stock (excluding Dissenting Shares and SSNF Cancelled Shares) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted, in accordance with the terms of this Article II, into and exchanged for the right to receive the following:
(i) a cash payment, without interest, in an amount equal to $27.00 (individually the “Per Share Cash Consideration”); or
(ii) 0.93 (the “Exchange Ratio”) of a share of FBMS Common Stock, subject to adjustment as provided in Section 2.01(e) (the “Per Share Stock Consideration”).
(e) If, between the date hereof and the Effective Time, the outstanding shares of SSNF Common Stock or FBMS Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, stock dividend, stock split, reverse stock split or similar change in capitalization, appropriate and proportionate adjustments shall be made to the Per Share Stock Consideration.
Section 2.02 Election Procedures.
(a) Election.
(i) Prior to the Effective Time, FBMS shall appoint an exchange agent (the “Exchange Agent”), which is acceptable to SSNF in its reasonable discretion, for the payment and exchange of the Merger Consideration.
(ii) Holders of record of SSNF Common Stock may elect to receive shares of FBMS Common Stock or cash in exchange for their shares of SSNF Common Stock, provided that the number of shares of SSNF Common Stock to be converted into Per Share Stock Consideration pursuant to this Section 2.02 shall be seventy five percent (75%) of the total Outstanding Shares Number (the “Stock Conversion Number”).
(iii) An election form (“Election Form”), together with a Letter of Transmittal (as defined in Section 2.07), shall be mailed no less than twenty (20) Business Days prior to the Election Deadline (as defined below) or on such earlier date as FBMS and SSNF shall mutually agree (the “Mailing Date”) to each Holder of record of SSNF Common Stock as of five (5) Business Days prior to the Mailing Date permitting such Holder, subject to the allocation and election procedures set forth in this Section 2.02, (1) to specify the number of shares of SSNF Common Stock owned by such Holder with respect to which such Holder desires to receive the Per Share Cash Consideration (a “Cash Election”, and such shares subject to a Cash Election, the “Cash Election Shares”), in accordance with the provisions of Section 2.01(d)(i), (2) to specify the number of shares of SSNF Common Stock owned by such Holder with respect to which such Holder desires to receive the Per Share Stock Consideration (a “Stock Election” and such shares subject to a Stock Election, the “Stock Election Shares”), in accordance with the provisions of Section 2.01(d)(ii), or (3) to indicate that such record Holder has no preference as to the receipt of cash or FBMS Common Stock for such shares. Holders of record of shares of SSNF Common Stock who hold such shares as nominees, trustees or in other representative capacities (a “Representative”) may submit multiple Election Forms, provided that each such Election Form covers all the shares of SSNF Common Stock held by each Representative for a particular beneficial owner. Any shares of SSNF Common Stock with respect to which the Holder thereof shall not, as of the Election Deadline (as defined in Section 2.02(a)(iv)), have made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed “Non-Election Shares”. FBMS shall make available one or more Election Forms as may reasonably be requested in writing from time to time by all Persons who become holders (or beneficial owners) of SSNF Common Stock between the record date for the initial mailing of Election Forms and the close of business on the Business Day prior to the Election Deadline, and SSNF shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.
(iv) The term “Election Deadline”, as used below, shall mean 5:00 p.m., Eastern time, on the later of  (i) the date of the SSNF Meeting and (ii) the date that FBMS and SSNF shall agree is as near as practicable to five (5) Business Days prior to the expected Closing Date. An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all the shares of SSNF Common Stock covered by such Election Form. Any Election Form may be revoked or changed by the Person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent at or prior to the Election Deadline. The Certificate or Certificates relating to any revoked Election Form shall be promptly returned without charge to the Person submitting the Election Form to the Exchange Agent. Shares of SSNF Common Stock held by holders who acquired such shares subsequent to the Election Deadline will be designated Non-Election Shares. In addition, if a Holder of SSNF Common Stock either (1) does not submit a properly completed Election Form in a timely fashion or (2) revokes its Election Form prior to the Election

Deadline and fails to file a new properly completed Election Form before the deadline, such shares shall be designated Non-Election Shares. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither FBMS nor the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.
(b) Allocation.   No later than five (5) Business Days after the Effective Time, FBMS shall cause the Exchange Agent to effect the allocation among Holders of SSNF Common Stock of rights to receive the Per Share Cash Consideration and/or the Per Share Stock Consideration, which shall be effected by the Exchange Agent as follows:
(i) If the aggregate number of shares of SSNF Common Stock with respect to which Stock Elections shall have been made (the “Stock Election Number”) exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares of each Holder thereof shall be converted into the right to receive the Per Share Cash Consideration, and the Stock Election Shares of each Holder thereof will be converted into the right to receive (A) the Per Share Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such Holder by (y) the fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, and (B) the right to receive the Per Share Cash Consideration in respect of the remainder of such Holder’s Stock Election Shares that were not converted into the right to receive the Per Share Stock Consideration pursuant to clause (A) above.
(ii) If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Per Share Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:
(1) If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration and the Non-Election Shares of each Holder thereof shall be converted into the right to receive (A) the Per Share Stock Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such Holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, and (B) the right to receive the Per Share Cash Consideration in respect of the remainder of such Holder’s Non-Election Shares that were not converted into the right to receive the Per Share Stock Consideration pursuant to clause (A) above; and
(2) If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Per Share Stock Consideration and the Cash Election Shares of each Holder thereof shall be converted into the right to receive (A) the Per Share Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such Holder by (y) a fraction, the numerator of which is the amount by which the Shortfall Number exceeds the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, and (B) the right to receive the Per Share Cash Consideration in respect of the remainder of such Holder’s Cash Election Shares that were not converted into the right to receive the Per Share Stock Consideration pursuant to clause (A) above.
Section 2.03 SSNF Stock-Based Awards.
(a) Immediately prior to the Effective Time, each share of SSNF Common Stock subject to vesting restrictions granted under the SSNF Stock Plans (a “SSNF Restricted Share”) that is outstanding immediately prior to the Effective Time shall become fully vested and nonforfeitable and shall be converted automatically into and shall thereafter represent the right to receive, at the election of the Holder, the Per

Share Cash Consideration or the Per Share Stock Consideration, less the amount of any required withholding Tax, pursuant to Section 2.01(d).
(b) At the Effective Time, each option to purchase SSNF Common Stock granted under any SSNF Stock Plan (each a “SSNF Stock Option”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be cancelled and the holder thereof shall be entitled to receive from SSNF immediately prior to the Effective Time an amount in cash, without interest, equal to the product of  (i) the total number of shares of SSNF Common Stock subject to such SSNF Stock Option times (ii) the excess, if any, of the Per Share Cash Consideration over the exercise price per share of SSNF Common Stock under such SSNF Stock Option, less applicable Taxes required to be withheld with respect to such payment. No holder of an SSNF Stock Option that has an exercise price per share of SSNF Common Stock that is equal to or greater than the Per Share Cash Consideration shall be entitled to any payment with respect to such cancelled SSNF Stock Option before, on, or after the Effective Time.
(c) Prior to the Effective Time, the board of directors of SSNF (or, if appropriate, any committee thereof administering the SSNF Stock Plans) shall adopt such resolutions or take such other actions, including obtaining any necessary consents or amendments to the applicable award agreements and equity plans, as may be required to effectuate the provisions of this Section 2.03.
Section 2.04 Rights as Shareholders; Stock Transfers.   At the Effective Time, all shares of SSNF Common Stock, when converted in accordance with Section 2.01, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Certificate or Book-Entry Share previously evidencing such shares shall thereafter represent only the right to receive for each such share of SSNF Common Stock, the Merger Consideration and any cash in lieu of fractional shares of FBMS Common Stock in accordance with this Article II. At the Effective Time, holders of SSNF Common Stock shall cease to be, and shall have no rights as, shareholders of SSNF, other than the right to receive the Merger Consideration and cash in lieu of fractional shares of FBMS Common Stock as provided under this Article II. At the Effective Time, the stock transfer books of SSNF shall be closed, and there shall be no registration of transfers on the stock transfer books of SSNF of shares of SSNF Common Stock.
Section 2.05 Fractional Shares.   Notwithstanding any other provision hereof, no fractional shares of FBMS Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu thereof, FBMS shall pay or cause to be paid to each Holder of a fractional share of FBMS Common Stock, rounded to the nearest one hundredth of a share, an amount of cash (without interest and rounded to the nearest whole cent) determined by multiplying the fractional share interest in FBMS Common Stock to which such Holder would otherwise be entitled by the Per Share Cash Consideration.
Section 2.06 Plan of Reorganization.   It is intended that the Merger and the Bank Merger shall each qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code.
Section 2.07 Exchange Procedures.   FBMS shall cause as promptly as practicable after the Effective Time, but in no event later than five (5) Business Days after the Closing Date, the Exchange Agent to mail or otherwise caused to be delivered to each Holder who has not previously surrendered such Certificate or Certificates or Book Entry Shares, appropriate and customary transmittal materials, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates or Book-Entry Shares to the Exchange Agent, as well as instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration (including cash in lieu of fractional shares) as provided for in this Agreement (the “Letter of Transmittal”). The Letter of Transmittal shall be subject to the approval of SSNF, which approval shall not be unreasonably withheld, conditioned or delayed.
Section 2.08 Deposit and Delivery of Merger Consideration.
(a) Prior to the Effective Time, FBMS shall (i) deposit, or shall cause to be deposited, with the Exchange Agent stock certificates representing the number of shares of FBMS Common Stock and cash sufficient to deliver the Merger Consideration (together with, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.05, and if applicable, cash in an aggregate amount sufficient to make the appropriate payment to the Holders of Dissenting Shares) (collectively, the “Exchange Fund”), and (ii) instruct the Exchange Agent to pay such Merger Consideration and cash in lieu of fractional shares in accordance with this Agreement as promptly as practicable after the Effective Time and receipt of a properly completed Letter of Transmittal. The Exchange Agent and FBMS, as the case may be, shall not be obligated to deliver the Merger Consideration to a Holder to which such Holder would otherwise be entitled as a result of the Merger until such Holder surrenders the Certificates or Book-Entry Shares representing the shares of SSNF Common Stock for exchange as provided in this Article II, or, an appropriate affidavit of loss and indemnity agreement and/or a bond in such amount as may be reasonably required in each case by FBMS or the Exchange Agent.
(b) Any portion of the Exchange Fund that remains unclaimed by the shareholders of SSNF for one (1) year after the Effective Time (as well as any interest or proceeds from any investment thereof) shall be delivered by the Exchange Agent to FBMS. Any shareholders of SSNF who have not theretofore complied with this Section 2.08 shall thereafter look only to FBMS for the Merger Consideration, any cash in lieu of fractional shares of SSNF Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such Holder is entitled in respect of each share of SSNF Common Stock such shareholder held as of immediately prior to the Effective Time, as determined pursuant to this Agreement, in each case without any interest thereon. If outstanding Certificates or Book-Entry Shares for shares of SSNF Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of FBMS Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by the law of abandoned property and any other applicable Law, become the property of FBMS (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any Party shall be liable to any Holder represented by any Certificate or Book-Entry Share for any amounts delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. FBMS and the Exchange Agent shall be entitled to rely upon the stock transfer books of SSNF to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of any shares of SSNF Common Stock represented by any Certificate or Book-Entry Share, FBMS and the Exchange Agent shall be entitled to tender to the custody of any court of competent jurisdiction any Merger Consideration represented by such Certificate or Book-Entry Share and file legal proceedings interpleading all parties to such dispute, and will thereafter be relieved with respect to any claims thereto.
(c) FBMS or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any Holder such amounts as FBMS is required to deduct and withhold under applicable Law. Any amounts so deducted and withheld shall be remitted to the appropriate Governmental Authority and upon such remittance shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made by FBMS or the Exchange Agent, as applicable.
Section 2.09 Rights of Certificate Holders after the Effective Time.
(a) All shares of FBMS Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and if ever a dividend or other distribution is declared by FBMS in respect of the FBMS Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of FBMS Common Stock issuable pursuant to this Agreement. No dividends or other distributions in respect of the FBMS Common Stock shall be paid to any Holder of any unsurrendered Certificate or Book-Entry Share until such Certificate or Book-Entry Share is surrendered for exchange in accordance with this Article II. Subject to the effect of applicable Laws, following surrender of any such Certificate or Book-Entry Share, there shall be issued and/or paid to the Holder of the certificates representing whole shares of FBMS Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of FBMS Common Stock and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of FBMS Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

(b) In the event of a transfer of ownership of a Certificate representing SSNF Common Stock that is not registered in the stock transfer records of SSNF, the proper amount of cash and/or shares of FBMS Common Stock shall be paid or issued in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such SSNF Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered Holder of the Certificate or establish to the satisfaction of FBMS that the Tax has been paid or is not applicable.
Section 2.10 Anti-Dilution Provisions.   If the number of shares of FBMS Common Stock or SSNF Common Stock issued and outstanding prior to the Effective Time shall be increased or decreased, or changed into or exchanged for a different number of kind of shares or securities, in any such case as a result of a stock split, reverse stock split, stock combination, stock dividend, recapitalization, reclassification, reorganization or similar transaction, or there shall be any extraordinary dividend or distribution with respect to such stock, and the record date therefor shall be prior to the Effective Time, an appropriate and proportionate adjustment shall be made to the Merger Consideration to give holders of SSNF Common Stock the same economic effect as contemplated by this Agreement prior to such event.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SSNF
Except as set forth in the disclosure schedule delivered by SSNF to FBMS prior to or concurrently with the execution of this Agreement with respect to each such Section below (the “SSNF Disclosure Schedule”); provided, that (a) the mere inclusion of an item in the SSNF Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by SSNF that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on SSNF and (b) any disclosures made with respect to a section of Article III shall be deemed to qualify (1) any other section of Article III specifically referenced or cross-referenced and (2) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, SSNF hereby represents and warrants to FBMS as follows:
Section 3.01 Organization and Standing.   Each of SSNF and its Subsidiaries is (a) an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and (b) is duly licensed or qualified to do business and in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, a Material Adverse Effect with respect to SSNF. A complete and accurate list of all such jurisdictions described in (a) and (b) is set forth in SSNF Disclosure Schedule 3.01.
Section 3.02 Capital Stock.
(a) The authorized capital stock of SSNF consists of 6,000,000 shares of SSNF Common Stock and 1,000,000 shares of SSNF Preferred Stock. As of the date hereof, there are 1,027,599 SSNF Common Stock issued and outstanding and no shares of SSNF Preferred Stock issued and outstanding. As of the date hereof, there were SSNF Stock Options to acquire 80,000 shares of SSNF Common Stock outstanding. There are no shares of SSNF Common Stock held by any of SSNF’s Subsidiaries. SSNF Disclosure Schedule 3.02(a) sets forth, as of the date hereof, the name and address, as reflected on the books and records of SSNF, of each Holder, and the number of shares of SSNF Common Stock held by each such Holder. The issued and outstanding shares of SSNF Common Stock are duly authorized, validly issued, fully paid, non-assessable and have not been issued in violation of nor are they subject to preemptive rights of any SSNF shareholder. All shares of SSNF’s capital stock issued and outstanding have been issued in compliance with and not in violation of any applicable federal or state securities Laws.
(b) SSNF Disclosure Schedule 3.02(b) sets forth, as of the date hereof, for each grant or award of SSNF Restricted Shares or other outstanding Rights of SSNF the (i) name of the grantee, (ii) date of the grant, (iii) expiration date, (iv) vesting schedule, (v) number of shares of SSNF Common Stock, or any other security of SSNF, subject to such award, (vi) number of shares subject to such award that are exercisable or have vested as of the date of this Agreement, and (vii) name of the SSNF Stock Plan under which such award was granted, if applicable. Each SSNF Restricted Share and all other outstanding SSNF Rights complies with or is exempt from Section 409A of the Code and qualifies for the tax treatment afforded thereto in SSNF’s Tax Returns. Each grant of SSNF Restricted Shares or other outstanding SSNF Rights was appropriately authorized by the board of directors of SSNF or the compensation committee thereof, was made in accordance with the terms of the SSNF Stock Plans and any applicable Law and regulatory rules or requirements and has a grant date identical to (or later than) the date on which it was actually granted or awarded by the board of directors of SSNF or the compensation committee thereof. There are no outstanding shares of capital stock of any class, or any options, warrants or other similar rights, convertible or exchangeable securities, “phantom stock” rights, stock appreciation rights, stock based performance units, agreements, arrangements, commitments or understandings to which SSNF or any of its Subsidiaries is a party, whether or not in writing, of any character relating to the issued or unissued capital stock or other securities of SSNF or any of SSNF’s Subsidiaries or obligating SSNF or any of SSNF’s Subsidiaries to issue (whether upon conversion, exchange or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, SSNF or any of SSNF’s Subsidiaries other than those listed in SSNF Disclosure Schedule 3.02(b). There are no obligations, contingent or otherwise, of SSNF or any of SSNF’s Subsidiaries to repurchase, redeem or otherwise acquire any shares of SSNF Common Stock or capital stock of any of SSNF’s Subsidiaries or any other securities of SSNF or any of SSNF’s Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. Except for the SSNF Voting Agreements, there are no agreements, arrangements or other understandings with respect to the voting of SSNF’s capital stock and there are no agreements or arrangements under which SSNF is obligated to register the sale of any of its securities under the Securities Act.
Section 3.03 Subsidiaries.
(a) SSNF Disclosure Schedule 3.03(a) sets forth a complete and accurate list of all Subsidiaries of SSNF, including the jurisdiction of organization and all jurisdictions in which any such entity is qualified to do business. Except as set forth in SSNF Disclosure Schedule 3.03(a), (i) SSNF owns, directly or indirectly, all of the issued and outstanding equity securities of each SSNF Subsidiary, (ii) no equity securities of any of SSNF’s Subsidiaries are or may become required to be issued (other than to SSNF) by reason of any contractual right or otherwise, (iii) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to SSNF or a wholly-owned Subsidiary of SSNF), (iv) there are no contracts, commitments, understandings or arrangements relating to SSNF’s rights to vote or to dispose of such securities, (v) all of the equity securities of each such Subsidiary held by SSNF, directly or indirectly, are validly issued, fully paid, non-assessable and are not subject to preemptive or similar rights, and (vi) all of the equity securities of each Subsidiary that is owned, directly or indirectly, by SSNF or any Subsidiary thereof, are free and clear of all Liens, other than restrictions on transfer under applicable securities Laws. Neither SSNF nor any of its Subsidiaries has any trust preferred securities or other similar securities outstanding.
(b) Neither SSNF nor any of SSNF’s Subsidiaries owns any stock or equity interest in any depository institution (as defined in 12 U.S.C. Section 1813(c)(1)) other than Sunshine Bank. Except as set forth in SSNF Disclosure Schedule 3.03(b), neither SSNF nor any of SSNF’s Subsidiaries beneficially owns, directly or indirectly (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted), any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.
Section 3.04 Corporate Power; Minute Books.
(a) SSNF and each of its Subsidiaries has the corporate or similar power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and SSNF has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities, the Regulatory Approvals and the Requisite SSNF Shareholder Approval.

(b) SSNF has made available to FBMS a complete and correct copy of its articles of incorporation and bylaws or equivalent organizational documents, each as amended to date, of SSNF and each of its Subsidiaries, the minute books of SSNF and each of its Subsidiaries, and the stock ledgers and stock transfer books of SSNF and each of its Subsidiaries. Neither SSNF nor any of its Subsidiaries is in violation of any of the terms of its articles of incorporation, bylaws or equivalent organizational documents. The minute books of SSNF and each of its Subsidiaries contain records of all meetings held by, and all other corporate or similar actions of, their respective shareholders and boards of directors (including committees of their respective boards of directors) or other governing bodies, which records are complete and accurate in all material respects. The stock ledgers and the stock transfer books of SSNF and each of its Subsidiaries contain complete and accurate records of the ownership of the equity securities of SSNF and each of its Subsidiaries.
Section 3.05 Corporate Authority.   Subject only to the receipt of the Requisite SSNF Shareholder Approval at the SSNF Meeting, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of SSNF and the board of directors of SSNF on or prior to the date hereof. The board of directors of SSNF has directed that this Agreement be submitted to SSNF’s shareholders for approval at a meeting of the shareholders and, except for the receipt of the Requisite SSNF Shareholder Approval in accordance with the MGCL and SSNF’s articles of incorporation and bylaws, no other vote or action of the shareholders of SSNF is required by Law, the articles of incorporation or bylaws of SSNF or otherwise to approve this Agreement and the transactions contemplated hereby. SSNF has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by FBMS, this Agreement is a valid and legally binding obligation of SSNF, enforceable in accordance with its terms (except to the extent that validity and enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity or by principles of public policy (the “Enforceability Exception”).
Section 3.06 Regulatory Approvals; No Defaults.
(a) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority are required to be made or obtained by SSNF or any of its Subsidiaries in connection with the execution, delivery or performance by SSNF of this Agreement or to consummate the transactions contemplated by this Agreement, except as may be required for (i) filings of applications and notices with, and receipt of consents, authorizations, approvals, exemptions or non-objections from the SEC, NASDAQ, state securities authorities, the Financial Industry Regulatory Authority, Inc., applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations (each, an “SRO”), (ii) filings of applications or notices with, and consents, approvals or waivers by the FRB, the FDIC and applicable state banking agencies, the Office of the Comptroller of the Currency (the “OCC”), the Florida Office of Financial Regulation (the “FOFR”) and other banking, regulatory, self-regulatory or enforcement authorities or any courts, administrative agencies or commissions or other Governmental Authorities and approval of or non-objection to such applications, filings and notices (taken together with the items listed in clause (i), the “Regulatory Approvals”), (iii) the filing with the SEC of the Proxy Statement-Prospectus and the Registration Statement and declaration of effectiveness of the Registration Statement, (iv) the filing of the Articles of Merger contemplated by Section 1.05(a) and the filing of documents with the FDIC, the OCC, applicable Governmental Authorities, and the Secretary of State of the State of Florida to cause the Bank Merger to become effective and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of FBMS Common Stock pursuant to this Agreement and approval of listing of such FBMS Common Stock on the NASDAQ. Subject to the receipt of the approvals referred to in the preceding sentence, the Requisite SSNF Shareholder Approval and as set forth on SSNF Disclosure Schedule 3.06(a), the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by SSNF do not and will not (1) constitute a breach or violation of, or a default under, the articles of incorporation, bylaws or similar governing documents of SSNF or any of its respective Subsidiaries, (2) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to SSNF or any of its Subsidiaries, or any of their respective properties or assets, (3) conflict with, result in a breach or violation of any provision of, or the loss of any benefit under, or a default (or an event which, with or without notice or lapse of time, or both, would constitute a default) under, result in the creation of any Lien under, result in a right of termination or the acceleration of any right or obligation (which, in each case, would have a material impact on SSNF or could reasonably be expected to result in a financial obligation or penalty in excess of  $50,000) under any permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation of SSNF or any of its Subsidiaries or to which SSNF or any of its Subsidiaries, or their respective properties or assets is subject or bound, or (4) require the consent or approval of any third party or Governmental Authority under any such Law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation that would have a material impact on SSNF or result in a material financial penalty.
(b) As of the date hereof, SSNF has no Knowledge of any reason (i) why the Regulatory Approvals referred to in Section 6.01(b) will not be received in customary time frames from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or (ii) why any Burdensome Condition would be imposed.
Section 3.07 SEC Reports; Financial Statements; Internal Controls.
(a) SSNF has previously made available to FBMS an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since January 1, 2014 by SSNF pursuant to the Securities Act, or the Exchange Act (the “SSNF Reports”) and (b) communication mailed by SSNF to its shareholders since January 1, 2014, and no such SSNF Report, as of the date thereof  (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since January 1, 2014, as of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), all SSNF Reports filed under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of SSNF has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the SSNF Reports.
(b) The financial statements of SSNF and its Subsidiaries included (or incorporated by reference) in the SSNF Reports (including the related notes, where applicable) (the “Financial Statements”) (i) have been prepared from, and are in accordance with, the books and records of SSNF and its Subsidiaries, (ii) fairly present in all material respects in accordance with GAAP the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of SSNF and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount and as permitted by the rules of the SEC), (iii) complied in all material respects, as of their respective dates of filing with the SEC, with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of SSNF and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements, reflect only actual transactions and there are no material misstatements, omissions, inaccuracies or discrepancies contained or reflected therein. Hacker, Johnson & Smith PA has not resigned (or informed SSNF that it intends to resign) or been dismissed as independent public accountants of SSNF as a result of or in connection with any disagreements with SSNF on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(c) The records, systems, controls, data and information of SSNF and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of SSNF or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on SSNF. SSNF (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to ensure that material information relating to SSNF, including its Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of SSNF by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to SSNF’s outside auditors and the audit committee of SSNF’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect SSNF’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in SSNF’s internal controls over financial reporting. These disclosures were made in writing by management to SSNF’s auditors and audit committee and a copy has previously been made available to FBMS. There is no reason to believe that SSNF’s outside auditors and its Chief Executive Officer and Chief Financial Officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.
(d) Since January 1, 2014, neither SSNF nor any of its Subsidiaries nor, to SSNF’s Knowledge, any director, officer, employee, auditor, accountant or representative of SSNF or any of its Subsidiaries has received, or otherwise had or obtained Knowledge of, any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of SSNF or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that SSNF or any of its Subsidiaries has engaged in questionable accounting or auditing practices.
Section 3.08 Regulatory Reports.   Since January 1, 2014, SSNF and its Subsidiaries have timely filed with the SEC, FRB, the FDIC, any SRO and any other applicable Governmental Authority, in correct form, the material reports, registration statements and other documents required to be filed under applicable Laws and regulations and have paid all fees and assessments due and payable in connection therewith, and such reports were complete and accurate and in compliance in all material respects with the requirements of applicable Laws and regulations. Other than normal examinations conducted by a Governmental Authority in the Ordinary Course of Business, no Governmental Authority has notified SSNF or any of its Subsidiaries that it has initiated any proceeding or, to the Knowledge of SSNF, threatened an investigation into the business or operations of SSNF or any of its Subsidiaries since January 1, 2014. There is no material and unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of SSNF or any of its Subsidiaries.
Section 3.09 Absence of Certain Changes or Events.   Except as set forth in SSNF Disclosure Schedule 3.09, the SSNF Reports or as otherwise contemplated by this Agreement, since December 31, 2016, (a) SSNF and its Subsidiaries have carried on their respective businesses in all material respects in the Ordinary Course of Business, (b) there have been no events, changes or circumstances which have had, or are reasonable likely to have, individually or in the aggregate, a Material Adverse Effect with respect to SSNF, and (c) neither SSNF nor any of its Subsidiaries has taken any action or failed to take any action prior to the date of this Agreement which action or failure, if taken after the date of this Agreement, would constitute a material breach or violation of any of the covenants and agreements set forth in Section 5.01(a), Section 5.01(b), Section 5.01(c), Section 5.01(e), Section 5.01(g), Section 5.01(h), Section 5.01(j), Section 5.01(k), Section 5.01(u) or Section 5.01(w).
Section 3.10 Legal Proceedings.
(a) There are no material civil, criminal, administrative or regulatory actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature pending or, to the Knowledge of SSNF, threatened against SSNF or any of its Subsidiaries or to which SSNF or any of its Subsidiaries is a party, including without limitation, any such actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature that would challenge the validity or propriety of the transactions contemplated by this Agreement.
(b) There is no material injunction, order, judgment or decree imposed upon SSNF or any of its Subsidiaries, or the assets of SSNF or any of its Subsidiaries, and neither SSNF nor any of its Subsidiaries has been advised of the threat of any such action, other than any such injunction, order, judgement or decree that is generally applicable to all Persons in businesses similar to that of SSNF or any of SSNF’s Subsidiaries.
Section 3.11 Compliance With Laws.
(a) SSNF and each of its Subsidiaries is, and have been since January 1, 2014, in compliance in all material respects with all applicable federal, state, local and foreign Laws, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Dodd-Frank Act, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act or the regulations implementing such statutes, all other applicable anti-money laundering Laws, fair lending Laws and other Laws relating to discriminatory lending, financing, leasing or business practices and all agency requirements relating to the origination, sale and servicing of mortgage loans. Neither SSNF nor any of its Subsidiaries has been advised of any supervisory concerns regarding their compliance with the Bank Secrecy Act or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of due diligence in identifying customers.
(b) SSNF and each of its Subsidiaries have all material permits, licenses, authorizations, orders and approvals of, and each has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to SSNF’s Knowledge, no suspension or cancellation of any of them is threatened.
(c) Neither SSNF nor any of its Subsidiaries has received, since January 1, 2014, written or, to SSNF’s Knowledge, oral notification from any Governmental Authority (i) asserting that it is materially in non-compliance with any of the Laws which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization.
Section 3.12 SSNF Material Contracts; Defaults.
(a) Other than the SSNF Benefit Plans, neither SSNF nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) which would entitle any present or former director, officer, employee, consultant or agent of SSNF or any of its Subsidiaries to indemnification from SSNF or any of its Subsidiaries; (ii) which grants any right of first refusal, right of first offer or similar right with respect to any assets or properties of SSNF or its respective Subsidiaries; (iii) related to the borrowing by SSNF or any of its Subsidiaries of money other than those entered into in the Ordinary Course of Business and any guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the Ordinary Course of Business; (iv) which provides for payments to be made by SSNF or any of its Subsidiaries upon a change in control thereof; (v) relating to the lease of personal property having a value in excess of  $50,000 individually or $100,000 in the aggregate; (vi) relating to any joint venture, partnership, limited liability company agreement or other similar agreement or arrangement; (vii) which relates to capital expenditures and involves future payments in excess of  $100,000 individually or $250,000 in the aggregate; (viii) which relates to the disposition or acquisition of assets or any interest in any business enterprise outside the Ordinary Course of Business; (ix) which is not terminable on sixty (60) days or less notice and involving the payment of more than $100,000 per annum; (x) which contains a non-compete or client or customer non-solicit requirement or any other provision that materially restricts the conduct of any line of business by SSNF or any of its Affiliates or upon consummation of the Merger will materially restrict the ability of the Surviving Entity or any of its Affiliates to engage in any line of business or which grants any right of first refusal, right of first offer or similar right or that limits or purports to limit the ability of SSNF or any of its Subsidiaries (or, following consummation of the transactions contemplated hereby, FBMS or any of its Subsidiaries) to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business; or (xi) pursuant to which SSNF or any of its Subsidiaries may become obligated to invest in or contribute capital to any entity. Each contract, arrangement, commitment or understanding of the type described in this Section 3.12(a) is set forth in SSNF Disclosure Schedule 3.12(a), and is referred to herein as a “SSNF Material Contract.” SSNF has previously made available to FBMS true, complete and correct copies of each such SSNF Material Contract, including any and all amendments and modifications thereto.
(b) Each SSNF Material Contract is valid and binding on SSNF and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and is in full force and effect and enforceable in accordance with its terms (assuming the due execution by each other party thereto, provided that SSNF hereby represents and warrants that, to its Knowledge, each SSNF Material Contract is duly executed by all such parties), subject to the Enforceability Exception and except where the failure to be valid, binding, enforceable and in full force and effect, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect with respect to SSNF; and neither SSNF nor any of its Subsidiaries is in default under any SSNF Material Contract or other “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), to which it is a party, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a material default. No power of attorney or similar authorization given directly or indirectly by SSNF or any of its Subsidiaries is currently outstanding.
(c) SSNF Disclosure Schedule 3.12(c) sets forth a true and complete list of all SSNF Material Contracts pursuant to which consents, waivers or notices are or may be required to be given thereunder, in each case, prior to the performance by SSNF of this Agreement and the consummation of the Merger, the Bank Merger and the other transactions contemplated hereby and thereby.
Section 3.13 Agreements with Regulatory Agencies.   Neither SSNF nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of any Governmental Authority (each a “SSNF Regulatory Agreement”) that restricts, or by its terms will in the future restrict, the conduct of SSNF’s or any of its Subsidiaries’ business or that in any manner relates to their capital adequacy, credit or risk management policies, dividend policies, management, business or operations, nor has SSNF or any of its Subsidiaries been advised by any Governmental Authority that it is considering issuing or requesting (or is considering the appropriateness of issuing or requesting) any SSNF Regulatory Agreement. To SSNF’s Knowledge, there are no investigations relating to any regulatory matters pending before any Governmental Authority with respect to SSNF or any of its Subsidiaries.
Section 3.14 Brokers; Fairness Opinion.   Neither SSNF nor any of its officers, directors or any of its Subsidiaries has employed any broker or finder or incurred, nor will it incur, any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that SSNF has engaged, and will pay a fee or commission to BSP Securities LLC (“BSP”), a subsidiary of Banks Street Partners, LLC (“SSNF Financial Advisor”), in accordance with the terms of a letter agreement between SSNF Financial Advisor and SSNF, a true, complete and correct copy of which has been previously delivered by SSNF to FBMS. SSNF has received the opinion of the SSNF Financial Advisor (and, when it is delivered in writing, a copy of such opinion will be promptly provided to FBMS) to the effect that, as of the date of this Agreement and based upon and subject to the qualifications and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of shares of SSNF Common Stock, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

Section 3.15 Employee Benefit Plans.
(a) SSNF Disclosure Schedule 3.15(a) sets forth a true and complete list of each SSNF Benefit Plan. For purposes of this Agreement, “SSNF Benefit Plans” means all benefit and compensation plans, contracts, policies or arrangements (i) covering current or former employees of SSNF, any of its Subsidiaries or any of SSNF’s related organizations described in Code Sections 414(b), (c) or (m), or any entity which is considered one employer with SSNF, any of its Subsidiaries or Controlled Group Members under Section 4001 of ERISA or Section 414 of the Code (“ERISA Affiliates”) (such current employees collectively, the “SSNF Employees”), (ii) covering current or former directors of SSNF, any of its Subsidiaries, or ERISA Affiliates, or (iii) with respect to which SSNF or any of its Subsidiaries has or may have any liability or contingent liability (including liability arising from ERISA Affiliates) including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, health/welfare, change-of-control, fringe benefit, deferred compensation, defined benefit plan, defined contribution plan, stock option, stock purchase, stock appreciation rights, stock based, incentive, bonus plans, retirement plans and other policies, plans or arrangements whether or not subject to ERISA.
(b) With respect to each SSNF Benefit Plan, SSNF has provided to FBMS true and complete copies of such SSNF Benefit Plan, any trust instruments and insurance contracts forming a part of any SSNF Benefit Plans and all amendments thereto, summary plan descriptions and summary of material modifications, IRS Form 5500 (for the three (3) most recently completed plan years), the most recent IRS determination, opinion, notification and advisory letters, with respect thereto and any correspondence from any regulatory agency. In addition, with respect to the SSNF Benefit Plans for the three (3) most recently completed plan years, any plan financial statements and accompanying accounting reports, service contracts, fidelity bonds and employee and participant annual QDIA notice, safe harbor notice, or fee disclosures notices under 29 CFR 2550.404a-5 have been made available to FBMS.
(c) All SSNF Benefit Plans are in compliance in all material respects in form and operation with all applicable Laws, including ERISA and the Code. Each SSNF Benefit Plan which is intended to be qualified under Section 401(a) of the Code (“SSNF 401(a) Plan”), has received a favorable opinion, determination or advisory letter from the IRS, and to SSNF’s Knowledge there is not any circumstance that could reasonably be expected to result in revocation of any such favorable determination, opinion, or advisory letter or the loss of the qualification of such SSNF 401(a) Plan under Section 401(a) of the Code, and nothing has occurred that would be expected to result in the SSNF 401(a) Plan ceasing to be qualified under Section 401(a) of the Code. All SSNF Benefit Plans have been administered in all material respects in accordance with their terms. There is no pending or, to SSNF’s Knowledge, threatened litigation or regulatory action relating to the SSNF Benefit Plans. Neither SSNF nor any of its Subsidiaries has engaged in a transaction with respect to any SSNF Benefit Plan, including a SSNF 401(a) Plan that could subject SSNF or any of its Subsidiaries to a tax or penalty under any Law including, but not limited to, Section 4975 of the Code or Section 502(i) of ERISA. No SSNF 401(a) Plan has been submitted under or been the subject of an IRS voluntary compliance program submission that is still outstanding or that has not been fully corrected in accordance with a compliance statement issued by the IRS with respect to any applicable failures. There are no audits, inquiries or proceedings pending or, to SSNF’s Knowledge, threatened by the IRS or the Department of Labor with respect to any SSNF Benefit Plan. To SSNF’s Knowledge, there are no current, pending, or threatened investigations by the IRS or the Department of Labor with respect to any SSNF Benefit Plan.
(d) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by SSNF, any of its Subsidiaries or any ERISA Affiliates with respect to any ongoing, frozen or terminated “single employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by SSNF, any of its Subsidiaries or any ERISA Affiliates. Neither SSNF nor any ERISA Affiliate has ever maintained a plan subject to Title IV of ERISA or Section 412 of the Code. None of SSNF or any ERISA Affiliate has contributed to (or been obligated to contribute to) a “multiemployer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer plan” within the meaning of ERISA Sections 4063 or 4064 or Code Section 413(c) at any time. Neither SSNF, nor any of its Subsidiaries or ERISA Affiliates have incurred, and there are no circumstances under which they could reasonably be expected to incur, liability under Title IV of ERISA (regardless of whether based on contributions of an

ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA has been required to be filed for any SSNF Benefit Plan or by any ERISA Affiliate or will be required to be filed, in either case, in connection with the transactions contemplated by this Agreement.
(e) All contributions required to be made with respect to all SSNF Benefit Plans have been timely made. No SSNF Benefit Plan or single employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 3012 of ERISA and no ERISA Affiliate has an outstanding funding waiver.
(f) Except as set forth in SSNF Disclosure Schedule 3.15(f), no SSNF Benefit Plan provides life insurance, medical or other employee welfare benefits to any SSNF Employee, or any of their affiliates, upon his or her retirement or termination of employment for any reason, except as may be required by Law.
(g) All SSNF Benefit Plans that are group health plans have been operated in all material respects in compliance with the group health plan continuation requirements of Section 4980B of the Code and all other applicable sections of ERISA and the Code. SSNF may amend or terminate any such SSNF Benefit Plan at any time without incurring any liability thereunder for future benefits coverage at any time after such termination.
(h) Except as otherwise provided for in this Agreement or as set forth in SSNF Disclosure Schedule 3.15(h), neither the execution of this Agreement, shareholder approval of this Agreement or consummation of any of the transactions contemplated by this Agreement (individually or in conjunction with any other event) will (i) entitle any SSNF Employee to severance pay or any increase in severance pay upon any termination of employment, (ii) accelerate the time of payment or vesting (except as required by Law) or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the SSNF Benefit Plans, (iii) result in any breach or violation of, or a default under, any of the SSNF Benefit Plans, (iv) result in any payment that would be an excess “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, or (v) limit or restrict the right of SSNF or, after the consummation of the transactions contemplated hereby, FBMS or any of its Subsidiaries, to merge, amend or terminate any of the SSNF Benefit Plans.
(i) Except as set forth in SSNF Disclosure Schedule 3.15(i), (i) each SSNF Benefit Plan that is a non-qualified deferred compensation plan or arrangement within the meaning of Section 409A of the Code, and any underlying award, is in compliance in all material respects with Section 409A of the Code and (ii) no payment or award that has been made to any participant under a SSNF Benefit Plan is subject to the interest and penalties specified in Section 409A(a)(1)(B) of the Code. Neither SSNF nor any of its Subsidiaries (x) has agreed to reimburse or indemnify any participant in a SSNF Benefit Plan for any of the interest and the penalties specified in Section 409A(a)(1)(B) of the Code that may be currently due or triggered in the future, or (y) except as set forth in SSNF Disclosure Schedule 3.15(i), has been required to report to any Government Authority any correction or taxes due as a result of a failure to comply with Section 409A of the Code.
(j) No SSNF Benefit Plan provides for the gross-up or reimbursement of any Taxes imposed by Section 4999 of the Code or otherwise.
(k) SSNF Disclosure Schedule 3.15(k) contains a schedule showing the monetary amounts payable as of the date specified in such schedule, whether individually or in the aggregate (including good faith estimates of all amounts not subject to precise quantification as of the date of this Agreement) under any employment, change-in-control, severance or similar contract, plan or arrangement with or which covers any present or former director, officer, employee or consultant of SSNF or any of its Subsidiaries who may be entitled to any such amount and identifying the types and estimated amounts of the in-kind benefits due under any SSNF Benefit Plans (other than a plan qualified under Section 401(a) of the Code) for each such Person, specifying the assumptions in such schedule and providing estimates of other required contributions to any trusts for any related fees or expenses.
(l) SSNF and its Subsidiaries have correctly classified all individuals who directly or indirectly perform services for SSNF or any of its Subsidiaries for purposes of each SSNF Benefit Plan, ERISA and the Code.

Section 3.16 Labor Matters.   Neither SSNF nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is there any proceeding pending or, to SSNF’s Knowledge threatened, asserting that SSNF or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel SSNF or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute against SSNF pending or, to SSNF’s Knowledge, threatened, nor to SSNF’s Knowledge is there any activity involving SSNF Employees seeking to certify a collective bargaining unit or engaging in other organizational activity. To its Knowledge SSNF and its Subsidiaries have correctly classified all individuals who directly or indirectly perform services for SSNF or any of its Subsidiaries for purposes of federal and state unemployment compensation Laws, workers’ compensation Laws and the rules and regulations of the U.S. Department of Labor. To SSNF’s Knowledge, no officer of SSNF or any of its Subsidiaries is in material violation of any employment contract, confidentiality, non-competition agreement or any other restrictive covenant.
Section 3.17 Environmental Matters.   (a) To its Knowledge, SSNF and its Subsidiaries have been and are in material compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all permits required under Environmental Laws for the operation of their respective businesses, (b) there is no action or investigation by or before any Governmental Authority relating to or arising under any Environmental Laws that is pending or, to the Knowledge of SSNF threatened against SSNF or any of its Subsidiaries or any real property or facility presently owned, operated or leased by SSNF or any of its Subsidiaries or any predecessor (including in a fiduciary or agency capacity), (c) neither SSNF nor any of its Subsidiaries has received any notice of or is subject to any liability, order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved requirements relating to or arising under Environmental Laws, (d) to the Knowledge of SSNF, there have been no releases of Hazardous Substances at, on, under, or affecting any of the real properties or facilities presently owned, operated or leased by SSNF or any of its Subsidiaries or any predecessor (including in a fiduciary or agency capacity) in amount or condition that has resulted in or would reasonably be expected to result in liability to SSNF or any of its Subsidiaries relating to or arising under any Environmental Laws, and (e) to the Knowledge of SSNF, there are no underground storage tanks on, in or under any property currently owned, operated or leased by SSNF or any of its Subsidiaries.
Section 3.18 Tax Matters.
(a) Each of SSNF and its Subsidiaries has filed all material Tax Returns that it was required to file under applicable Laws, other than Tax Returns that are not yet due or for which a request for extension was timely filed consistent with requirements of applicable Law. All such Tax Returns were correct and complete in all material respects and have been prepared in compliance with all Applicable Laws in all material respects. All material Taxes due and owing by SSNF or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid. Neither SSNF nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any material Tax Return. Neither SSNF nor any of its Subsidiaries has ever received written notice of any claim by any Governmental Authority in a jurisdiction where SSNF or such Subsidiary does not file Tax Returns that it is or may be subject to Taxes by that jurisdiction. There are no material Liens for Taxes (other than Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP) upon any of the assets of SSNF or any of its Subsidiaries.
(b) SSNF and each of its Subsidiaries have properly withheld and paid over to the appropriate Governmental Authority all material Taxes required to have been withheld and paid over in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person, and have complied in all material respects with all applicable reporting requirements related to Taxes.
(c) No foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings are currently being conducted or pending or threatened in writing, in each case, with respect to a material amount of Taxes of SSNF or any of its Subsidiaries. Neither SSNF nor any of its Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where SSNF or any of its Subsidiaries have not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review with respect to Taxes or (ii) notice of deficiency or proposed adjustment for any amount of material Tax proposed, asserted, or assessed by any taxing authority against SSNF or any of its Subsidiaries which, in either case (i) or (ii), have not been fully paid or settled.
(d) SSNF has delivered or made available to FBMS true and complete copies of the material foreign, federal, state or local Tax Returns filed with respect to SSNF or any of its Subsidiaries, and of all material examination reports and statements of deficiencies assessed against or agreed to by SSNF, in each case with respect to income Taxes, for taxable periods ended on or after December 31, 2014.
(e) With respect to tax years open for audit as of the date hereof, neither SSNF nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
(f) Neither SSNF nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Neither SSNF nor any of its Subsidiaries is a party to or is otherwise bound by any material Tax allocation or sharing agreement (other than such an agreement (i) exclusively between or among SSNF and its Subsidiaries, (ii) with customers, vendors, lessors or similar third parties entered into in the Ordinary Course of Business and not primarily related to Taxes or (iii) that will terminate as of the Closing Date without any further material payments being required to be made). SSNF (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was SSNF), and (ii) has no liability for the Taxes of any Person (other than SSNF and its Subsidiaries) under Regulations Section 1.1502-6 (or any similar provision of foreign, state or local Law), as a transferee or successor, by contract, or otherwise.
(g) The most recent Financial Statements as of the date hereof reflect an adequate reserve, in accordance with GAAP, for all Taxes payable by SSNF and its Subsidiaries for all taxable periods through the date of such Financial Statements. Since December 31, 2016, neither SSNF nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business.
(h) Neither SSNF nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any: (i) change in method of accounting pursuant to Section 481 of the Code or any comparable provision under foreign, state or local Law for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of foreign, state or local Law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Regulations under Code Section 1502 (or any corresponding or similar provision of foreign, state or local Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.
(i) Since January 1, 2014, neither SSNF nor any of its Subsidiaries has distributed stock of another Person nor had its stock distributed by another Person in a transaction that was intended to be nontaxable and governed in whole or in part by Section 355 or Section 361 of the Code.
(j) Neither SSNF nor any of its Subsidiaries has been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Section 1.6011-4(b)(2) of the Regulations in any tax year for which the statute of limitations has not expired.
(k) Neither SSNF nor any of its Subsidiaries (i) is a “controlled foreign corporation” as defined in Section 957 of the Code, (ii) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (iii) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.
(l) Neither SSNF nor any of its Subsidiaries has taken or agreed to take any action, or is aware of any fact or circumstance, that would be reasonably likely to prevent the Merger or the Bank Merger from qualifying for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.19 Investment Securities.   SSNF Disclosure Schedule 3.19 sets forth as of September 30, 2017, the SSNF Investment Securities, as well as any purchases or sales of SSNF Investment Securities between September 30, 2017 to and including November 30, 2017, reflecting with respect to all such securities, whenever purchased or sold, descriptions thereof, CUSIP numbers, designations as securities “available for sale” or securities “held to maturity” (as those terms are used in ASC 320), book values, fair values and coupon rates, and any gain or loss with respect to any SSNF Investment Securities sold during such time period between September 30, 2017 and November 30, 2017. Neither SSNF nor any of its Subsidiaries owns any of the outstanding equity of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company, mortgage or loan broker or any other financial institution other than Sunshine Bank.
Section 3.20 Derivative Transactions.   Neither SSNF nor any of its Subsidiaries is a party to or otherwise bound by any Derivative Transaction.
Section 3.21 Regulatory Capitalization.   SSNF and Sunshine Bank are “well-capitalized,” as such term is defined in the applicable state and federal rules and regulations.
Section 3.22 Loans; Nonperforming and Classified Assets.
(a) SSNF Disclosure Schedule 3.22(a), sets forth all (i) loan, loan agreement, note or borrowing arrangement and other extensions of credit (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which SSNF or any of its Subsidiaries is a creditor which, as of September 30, 2017, was over sixty (60) days or more delinquent in payment of principal or interest, and (ii) Loans with any director, executive officer or 5% or greater shareholder of SSNF or any of its Subsidiaries, or to the Knowledge of SSNF, any affiliate of any of the foregoing. Set forth in SSNF Disclosure Schedule 3.22(a) is a true, correct and complete list of  (A) all of the Loans of SSNF and its Subsidiaries that, as of September 30, 2017, were classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by Sunshine Bank, SSNF or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of such Loans by category of Loan (e.g., commercial, consumer, etc.), and (B) each Loan classified by Sunshine Bank as a Troubled Debt Restructuring as defined by GAAP.
(b) SSNF Disclosure Schedule 3.22(b) identifies each asset of SSNF or any of its Subsidiaries that as of September 30, 2017 was classified as other real estate owned (“OREO”) and the book value thereof as of November 30, 2017 as well as any assets classified as OREO between December 31, 2016 and November 30, 2017 and any sales of OREO between December 31, 2016 and November 30, 2017, reflecting any gain or loss with respect to any OREO sold.
(c) Each Loan held in SSNF’s or any of its Subsidiaries’ loan portfolio (each a “SSNF Loan”) (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, is and has been secured by valid Liens which have been perfected and (iii) is a legal, valid and binding obligation of the SSNF and the obligor named therein, and, assuming due authorization, execution and delivery thereof by such obligor or obligors, enforceable in accordance with its terms, subject the Enforceability Exception.
(d) All currently outstanding SSNF Loans were solicited, originated and currently exist in material compliance with all applicable requirements of Law and the notes or other credit or security documents with respect to each such outstanding SSNF Loan are complete and correct in all material respects. There are no oral modifications or amendments or additional agreements related to the SSNF Loans that are not reflected in the written records of SSNF or its Subsidiary, as applicable. All such SSNF Loans are owned by SSNF or its Subsidiary free and clear of any Liens other than a blanket lien on qualifying loans provided to the Federal Home Loan Bank of Atlanta. No claims of defense as to the enforcement of any SSNF Loan have been asserted in writing against SSNF or any of its Subsidiaries for which there is a reasonable possibility of a material adverse determination, and SSNF has no Knowledge of any acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim or defense for which there is a reasonable possibility of a material adverse determination to its Subsidiaries. Other than participation loans purchased by SSNF from third parties that are described on SSNF Disclosure Schedule 3.22(d), no SSNF

Loans are presently serviced by third parties and there is no obligation which could result in any SSNF Loan becoming subject to any third party servicing.
(e) Neither SSNF nor any of its Subsidiaries is a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates SSNF or any of its Subsidiaries to repurchase from any such Person any Loan or other asset of SSNF or any of its Subsidiaries, unless there is a material breach of a representation or covenant by SSNF or any of its Subsidiaries, and none of the agreements pursuant to which SSNF or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.
(f) Neither SSNF nor any of its Subsidiaries is now nor has it ever been since January 1, 2014, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority relating to the origination, sale or servicing of mortgage or consumer Loans.
Section 3.23 Allowance for Loan and Lease Losses.   SSNF’s allowance for loan and lease losses as reflected in each of  (a) the latest balance sheet included in the Financial Statements and (b) in the balance sheet as of December 31, 2016 included in the Financial Statements, were, in the opinion of management, as of each of the dates thereof, in compliance in all material respects with SSNF’s existing methodology for determining the adequacy of its allowance for loan and lease losses as well as the standards established by applicable Governmental Authority, the Financial Accounting Standards Board and GAAP.
Section 3.24 Trust Business; Administration of Fiduciary Accounts.   Neither SSNF nor any of its Subsidiaries has offered or engaged in providing any individual or corporate trust services or administers any accounts for which it acts as a fiduciary, including, but not limited to, any accounts in which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.
Section 3.25 Investment Management and Related Activities.   Except as set forth in SSNF Disclosure Schedule 3.25, none of SSNF, any SSNF Subsidiary or any of their respective directors, officers or employees is required to be registered, licensed or authorized under the Laws of any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.
Section 3.26 Repurchase Agreements.   With respect to all agreements pursuant to which SSNF or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, SSNF or any of its Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.
Section 3.27 Deposit Insurance.   The deposits of Sunshine Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act (“FDIA”) to the fullest extent permitted by Law, and Sunshine Bank has paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to SSNF’s Knowledge, threatened.
Section 3.28 Community Reinvestment Act, Anti-money Laundering and Customer Information Security.   Neither SSNF nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and neither SSNF nor any of its Subsidiaries has Knowledge, that any facts or circumstances exist, which would cause SSNF or any of its Subsidiaries: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”; or (ii) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy Laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder. Furthermore, the boards of directors of SSNF and its Subsidiaries has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act.
Section 3.29 Transactions with Affiliates.   Except as set forth in SSNF Disclosure Schedule 3.29, there are no outstanding amounts payable to or receivable from, or advances by SSNF or any of its Subsidiaries to, and neither SSNF nor any of its Subsidiaries is otherwise a creditor or debtor to (a) any director, executive officer, five percent (5%) or greater shareholder of SSNF or any of its Subsidiaries or to any of their respective Affiliates or Associates, other than part of the normal and customary terms of such persons’ employment or service as a director with SSNF or any of its Subsidiaries and other than deposits held by Sunshine Bank in the Ordinary Course of Business, or (b) any other Affiliate of SSNF or any of its Subsidiaries. Except as set forth in SSNF Disclosure Schedule 3.29, neither SSNF nor any of its Subsidiaries is a party to any transaction or agreement with any of its respective directors, executive officers or other Affiliates. All agreements between Sunshine Bank and any of its Affiliates (or any company treated as an affiliate for purposes of such Law) comply, to the extent applicable, with Sections 23A and 23B of the Federal Reserve Act and Regulation W of the FRB.
Section 3.30 Tangible Properties and Assets.
(a) SSNF Disclosure Schedule 3.30(a) sets forth a true, correct and complete list of all real property owned by SSNF and each of its Subsidiaries. Except as set forth in SSNF Disclosure Schedule 3.30(a), SSNF or its Subsidiaries has good and marketable title to, valid leasehold interests in or otherwise legally enforceable rights to use all of the real property, personal property and other assets (tangible or intangible), used, occupied and operated or held for use by it in connection with its business as presently conducted in each case, free and clear of any Lien, except for (i) statutory Liens for amounts not yet delinquent, and (ii) easements, rights of way, and other similar Liens that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties. There is no pending or, to SSNF’s Knowledge, threatened legal, administrative, arbitral or other proceeding, claim, action or governmental or regulatory investigation of any nature with respect to the real property that SSNF or any of its Subsidiaries owns, uses or occupies or has the right to use or occupy, now or in the future, including without limitation a pending or threatened taking of any of such real property by eminent domain. True and complete copies of all deeds or other documentation evidencing ownership of the real properties set forth in SSNF Disclosure Schedule 3.30(a), and complete copies of the title insurance policies and surveys for each property, together with any mortgages, deeds of trust and security agreements to which such property is subject have been furnished or made available to FBMS.
(b) SSNF Disclosure Schedule 3.30(b) sets forth a true, correct and complete schedule of all leases, subleases, licenses and other agreements under which SSNF or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, real property (the “Leases”). Each of the Leases is valid, binding and in full force and effect and neither SSNF nor any of its Subsidiaries has received a written notice of, and otherwise has no Knowledge of any, default or termination with respect to any Lease. To SSNF’s Knowledge, there has not occurred any event and no condition exists that would constitute a termination event or a breach by SSNF or any of its Subsidiaries of, or default by SSNF or any of its Subsidiaries in, the performance of any covenant, agreement or condition contained in any Lease. To SSNF’s Knowledge, no lessor under a Lease is in material breach or default in the performance of any material covenant, agreement or condition contained in such Lease. SSNF and each of its Subsidiaries have paid all rents and other charges to the extent due under the Leases. True and complete copies of all leases for, or other documentation evidencing ownership of or a leasehold interest in, the properties listed in SSNF Disclosure Schedule 3.30(b), have been furnished or made available to FBMS.
(c) All buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring and cable installations, included in the owned real property or the subject of the Leases are in good condition and repair (normal wear and tear excepted) and sufficient for the operation of the business of SSNF and its Subsidiaries.
Section 3.31 Intellectual Property.   SSNF Disclosure Schedule 3.31 sets forth a true, complete and correct list of all SSNF Intellectual Property. SSNF or its Subsidiaries owns or has a valid license to use all SSNF Intellectual Property, free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates). The SSNF Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of SSNF and its Subsidiaries as currently conducted. The SSNF Intellectual Property is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and neither SSNF nor any of its Subsidiaries has received notice challenging the validity or enforceability of SSNF Intellectual Property. None of SSNF or any of its Subsidiaries is, nor will any of them be as a result of the execution and delivery of this Agreement or the performance by SSNF of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which SSNF or any of its Subsidiaries is a party and pursuant to which SSNF or any of its Subsidiaries is authorized to use any third-party patents, trademarks, service marks, copyrights, trade secrets or computer software, and neither SSNF nor any of its Subsidiaries has received notice challenging SSNF’s or any of its Subsidiaries’ license or legally enforceable right to use any such third-party intellectual property rights. The consummation of the transactions contemplated hereby will not result in the material loss or impairment of the right of SSNF or any of its Subsidiaries to own or use any of SSNF Intellectual Property.
Section 3.32 Insurance.
(a) SSNF Disclosure Schedule 3.32(a) identifies all of the insurance policies, binders, or bonds currently maintained by SSNF and its Subsidiaries (the “Insurance Policies”), including the insurer, policy numbers, amount of coverage, effective and termination dates and any pending claims thereunder involving more than $10,000. SSNF and each of its Subsidiaries is insured with reputable insurers against such risks and in such amounts as the management of SSNF reasonably has determined to be prudent in accordance with industry practices. All of the Insurance Policies are in full force and effect, neither SSNF nor any Subsidiary has received notice of cancellation of any of the Insurance Policies or is otherwise aware that any insurer under any of the Insurance Policies has expressed an intent to cancel any such Insurance Policies, and neither SSNF nor any of its Subsidiaries is in default thereunder, and all claims thereunder have been filed in due and timely fashion in all material respects.
(b) SSNF Disclosure Schedule 3.32(b) sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by SSNF or its Subsidiaries, including the value of its BOLI as of the end of the month prior to the date hereof. The value of such BOLI is and has been fairly and accurately reflected in the most recent balance sheet included in the Financial Statements in accordance with GAAP. All BOLI is owned solely by Sunshine Bank, no other Person has any ownership claims with respect to such BOLI or proceeds of insurance derived therefrom and there is no split dollar or similar benefit under SSNF’s BOLI. Neither SSNF nor any of SSNF’s Subsidiaries has any outstanding borrowings secured in whole or part by its BOLI.
Section 3.33 Antitakeover Provisions.   No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation is applicable to this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby.
Section 3.34 SSNF Information.   The information relating to SSNF and its Subsidiaries that is provided by or on behalf of SSNF for inclusion in the Proxy Statement-Prospectus and the Registration Statement will not (with respect to the Proxy Statement-Prospectus, as of the date the Proxy Statement-Prospectus is first mailed to SSNF’s shareholders, and as of the date of the SSNF Meeting, with respect to the Registration Statement, as of the time the Registration Statement or any amendment or supplement thereto is declared effective under the Securities Act) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading; provided, however, that any information contained in any SSNF Report as of a later date shall be deemed to modify information as of an earlier date. The portions of the Proxy Statement-Prospectus relating to SSNF and SSNF’s Subsidiaries and other portions thereof within the reasonable control of SSNF and its Subsidiaries will comply as to form in all material respects with the provisions of the Exchange Act, and the rules and regulations thereunder.
Section 3.35 Transaction Costs.   SSNF Disclosure Schedule 3.35 sets forth attorneys’ fees, investment banking fees, accounting fees and other costs or fees of SSNF and its Subsidiaries that, based upon reasonable inquiry, are expected to be paid or accrued through the Closing Date in connection with the Merger and the other transactions contemplated by this Agreement.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF FBMS
Except as set forth in the disclosure schedule delivered by FBMS to SSNF prior to or concurrently with the execution of this Agreement with respect to each such Section below (the “FBMS Disclosure Schedule”); provided, that (a) the mere inclusion of an item in the FBMS Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by FBMS that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on FBMS, and (b) any disclosures made with respect to a section of Article IV shall be deemed to qualify (1) any other section of Article IV specifically referenced or cross-referenced and (2) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, FBMS hereby represents and warrants to SSNF as follows:
Section 4.01 Organization and Standing.   Each of FBMS and its Subsidiaries is (a) an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and (b) is duly licensed or qualified to do business and in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, a Material Adverse Effect with respect to FBMS.
Section 4.02 Capital Stock.   The authorized capital stock of FBMS consists of 20,000,000 shares of FBMS Common Stock, and 10,000,000 shares of preferred stock. As of the date hereof, 11,192,401 shares of FBMS Common Stock were issued and outstanding and no shares of preferred stock were issued and outstanding. The outstanding shares of FBMS Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and have not been issued in violation of nor are they subject to preemptive rights of any FBMS shareholder. The shares of FBMS Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to preemptive rights. All shares of FBMS’s capital stock issued and outstanding have been issued in compliance with and not in violation of any applicable federal or state securities Laws.
Section 4.03 Corporate Power.
(a) FBMS and each of its Subsidiaries has the corporate or similar power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and FBMS has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities and the Regulatory Approvals.
(b) FBMS has made available to SSNF a complete and correct copy of its articles of incorporation and bylaws or equivalent organizational documents, each as amended to date, of FBMS and each of its Subsidiaries. Neither FBMS nor any of its Subsidiaries is in violation of any of the terms of its articles of incorporation, bylaws or equivalent organizational documents.
Section 4.04 Corporate Authority.   This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of FBMS on or prior to the date hereof. FBMS has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by SSNF, this Agreement is a valid and legally binding obligation of FBMS, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).
Section 4.05 SEC Documents; Financial Statements.
(a) FBMS has filed all required reports, forms, schedules, registration statements and other documents with the SEC that it has been required to file since January 1, 2014 (the “FBMS Reports”), and has paid all fees and assessments due and payable in connection therewith. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the FBMS Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such FBMS Reports, and none of the FBMS Reports when filed with the SEC, or if amended prior to the date hereof, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no executive officer of FBMS has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the FBMS Reports.
(b) The consolidated financial statements of FBMS (or incorporated by reference) included (or incorporated by reference) in the FBMS Reports (including the related notes, where applicable) complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by the rules of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of FBMS and its Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of such companies as of the dates and for the periods shown. The books and records of FBMS and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements, reflect only actual transactions and there are no material misstatements, omissions, inaccuracies or discrepancies contained or reflected therein. T. E. Lott & Company has not resigned (or informed FBMS that it intends to resign) or been dismissed as independent public accountants of FBMS as a result of or in connection with any disagreements with FBMS on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(c) FBMS (x) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (y) has disclosed, based on its most recent evaluation, to its outside auditors and the audit committee of FBMS’s board of directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect FBMS’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in FBMS’s internal control over financial reporting. These disclosures were made in writing by management to FBMS’s auditors and audit committee. There is no reason to believe that FBMS’s outside auditors and its Chief Executive Officer and Chief Financial Officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.
(d) Since January 1, 2014, neither FBMS nor any of its Subsidiaries nor, to FBMS’s Knowledge, any director, officer, employee, auditor, accountant or representative of FBMS or any of its Subsidiaries has received, or otherwise had or obtained Knowledge of, any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of FBMS or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that FBMS or any of its Subsidiaries has engaged in questionable accounting or auditing practices.
Section 4.06 Regulatory Reports.   Except as set forth on FBMS Schedule 4.06, since January 1, 2014, FBMS and each of its Subsidiaries has timely filed with the SEC, OCC, FRB, FDIC, any SRO and any other applicable Governmental Authority, in correct form, all reports, registration statements and other documents required to be filed under applicable Laws and regulations and have paid all fees and assessments due and payable in connection therewith, and such reports were complete and accurate and in compliance in all material respects with the requirements of applicable Laws and regulations, except where the failure to file such report or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect with respect to FBMS. Except for normal examinations conducted by a Governmental Authority in the regular course of the business of FBMS and its Subsidiaries, no Governmental Authority has notified FBMS that it has initiated or has pending any proceeding or, to the Knowledge of FBMS threatened an investigation into the business or operations of FBMS or any of its Subsidiaries since January 1, 2014, except where such proceedings or investigation would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to FBMS. There is no unresolved violation, criticism or exception by any Governmental Authority with respect to any report filed by, or relating to any examinations or inspections by any such Governmental Authority of FBMS or any of its Subsidiaries which would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to FBMS.
Section 4.07 Regulatory Approvals; No Defaults.   No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority are required to be made or obtained by FBMS or any of its Subsidiaries in connection with the execution, delivery or performance by FBMS of this Agreement or to consummate the transactions contemplated by this Agreement, including the Bank Merger, except for (i) the Regulatory Approvals, (ii) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the Form S-4, (iii) the filing of the Articles of Merger contemplated by Section 1.05(a) and the filing of documents with the FDIC, the OCC, applicable state banking agencies, and the Secretary of State of Florida to cause the Bank Merger to become effective, (iv) such other filings and reports as required pursuant to the Exchange Act and the rules and regulations promulgated thereunder, or applicable stock exchange requirements, (v) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of any applicable SRO and the rules of the NASDAQ and (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of FBMS Common Stock pursuant to this Agreement and approval of listing of such FBMS Common Stock on the NASDAQ. Subject to the receipt of the approvals referred to in the preceding sentence, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by FBMS do not and will not, (1) constitute a breach or violation of, or a default under, the articles of incorporation and bylaws of FBMS, (2) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to FBMS or any of its Subsidiaries, or any of their respective properties or assets, (3) violate, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of FBMS or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which FBMS or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound. As of the date hereof, FBMS has no Knowledge of any reason (i) why the Regulatory Approvals and other necessary consents and approvals will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis and (ii) why a Burdensome Condition would be imposed.
Section 4.08 FBMS Information.   The information relating to FBMS and its Subsidiaries that is supplied by or on behalf of FBMS for inclusion or incorporation by reference in the Proxy Statement-Prospectus and the Registration Statement will not (with respect to the Proxy

Statement-Prospectus, as of the date the Proxy Statement-Prospectus is first mailed to SSNF shareholders, and as of the date of the SSNF Meeting, with respect to the Registration Statement, as of the time the Registration Statement or any amendment or supplement thereto is declared effective under the Securities Act) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading; provided, however, that any information contained in any FBMS Report as of a later date shall be deemed to modify information as of an earlier date. The portions of the Proxy Statement-Prospectus relating to FBMS and FBMS’s Subsidiaries and other portions thereof within the reasonable control of FBMS and its Subsidiaries will comply as to form in all material respects with the provisions of the Exchange Act, and the rules and regulations thereunder.
Section 4.09 Absence of Certain Changes or Events.   Except as reflected or disclosed in FBMS’s Annual Report on Form 10-K for the year ended December 31, 2016 or in the FBMS Reports since December 31, 2016, as filed with the SEC, there has been no change or development with respect to FBMS and its assets and business or combination of such changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect with respect to FBMS.
Section 4.10 Compliance with Laws.
(a) FBMS and each of its Subsidiaries is, and have been since January 1, 2014, in compliance in all material respects with all applicable federal, state, local and foreign Laws, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Dodd-Frank Act, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act or the regulations implementing such statutes, all other applicable anti-money laundering Laws, fair lending Laws and other Laws relating to discriminatory lending, financing, leasing or business practices and all agency requirements relating to the origination, sale and servicing of mortgage loans. Neither FBMS nor any of its Subsidiaries has been advised of any supervisory concerns regarding their compliance with the Bank Secrecy Act or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of due diligence in identifying customers.
(b) FBMS and each of its Subsidiaries have all material permits, licenses, authorizations, orders and approvals of, and each has made all filings and applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to FBMS’s Knowledge, no suspension or cancellation of any of them is threatened.
(c) Neither FBMS nor any of its Subsidiaries has received, since January 1, 2014, written or, to FBMS’s Knowledge, oral notification from any Governmental Authority (i) asserting that it is not in compliance with any of the Laws which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization, except where such noncompliance of threatened revocation is not reasonably likely to have, a Material Adverse Effect with respect to FBMS.
Section 4.11 FBMS Regulatory Matters.
(a) FBMS is regulated as a financial holding company under the Bank Holding Company Act of 1956.
(b) The deposit accounts of The First are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to FBMS’s Knowledge, threatened. The First received a rating of  “satisfactory” in its most recent examination under the Community Reinvestment Act.
(c) Since January 1, 2014, neither FBMS nor any of its Subsidiaries is party to, or the subject of, any cease-and-desist order, consent order, written agreement, order for civil money penalty, refund, restitution, prompt corrective action directive, memorandum of understanding, supervisory letter, individual minimum capital requirement, operating agreement, or any other formal or informal enforcement action issued or required by, or entered into with, any Governmental Authority. Neither FBMS nor any of its Subsidiaries has made, adopted, or implemented any commitment, board resolution, policy, or procedure at the request or recommendation of any Governmental Authority that limits in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its payment of dividends or distribution of capital, its credit or risk management, its compliance program, its management, its growth, or its business. Neither FBMS nor any of its Subsidiaries has Knowledge that any Governmental Authority is considering issuing, initiating, ordering, requesting, recommending, or otherwise proceeding with any of the items referenced in this paragraph.
(d) Except for examinations of FBMS and its Subsidiaries conducted by their respective primary functional regulators in the Ordinary Course of Business, no Governmental Authority has initiated, threatened, or has pending any proceeding or, to the Knowledge of FBMS, any inquiry or investigation into the business or operations of FBMS or any of its Subsidiaries, except where such proceeding, inquiry, or investigation would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to FBMS or to prevent or materially delay receipt of the Regulatory Approvals.
(e) There is no unresolved violation, apparent violation, criticism, matter requiring attention, recommendation, or exception cited, made, or threatened by any Governmental Authority in any report of examination, report of inspection, supervisory letter or other communication with FBMS or any of its Subsidiaries that (i) would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to FBMS or (ii) would reasonably be likely to prevent or materially delay the receipt of the Regulatory Approvals or result in a Burdensome Condition.
Section 4.12 Brokers.   Neither FBMS nor any of its officers, directors or any of its Subsidiaries has employed any broker or finder or incurred, nor will it incur, any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that FBMS has engaged, and will pay a fee or commission to Keefe, Bruyette & Woods, Inc.
Section 4.13 Legal Proceedings.
(a) Neither FBMS nor any of its Subsidiaries is a party to any, and there are no pending or, to FBMS’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against FBMS or any of its Subsidiaries or any of their current or former directors or executive officers in their capacities as such that is reasonably likely to have a Material Adverse Effect on FBMS, or challenging the validity or propriety of the transactions contemplated by this Agreement.
(b) There is no material injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application to banks and bank holding companies) imposed upon FBMS, any of its Subsidiaries or the assets of FBMS or any of its Subsidiaries (or that, upon consummation of the Merger or the Bank Merger would apply to the Surviving Entity or any of its Subsidiaries or affiliates).
Section 4.14 Tax Matters.
(a) Each of FBMS and its Subsidiaries has filed all material Tax Returns that it was required to file under applicable Laws, other than Tax Returns that are not yet due or for which a request for extension was timely filed consistent with requirements of applicable Law. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable Laws. All material Taxes due and owing by FBMS or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid. Since January 1, 2014, neither FBMS nor any of its Subsidiaries has received written notice of any claim by any Governmental Authority in a jurisdiction where FBMS or such Subsidiary does not file Tax Returns that it is or may be subject to Taxes by that jurisdiction. There are no material Liens for Taxes (other than Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP) upon any of the assets of FBMS or any of its Subsidiaries.
(b) No foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings are currently being conducted or pending or threatened in writing, in each case, with respect to a material amount of Taxes of FBMS or any of its Subsidiaries. Neither FBMS nor any of its Subsidiaries has

received from any foreign, federal, state, or local taxing authority (including jurisdictions where FBMS or any of its Subsidiaries have not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review with respect to Taxes or (ii) notice of deficiency or proposed adjustment for any amount of material Tax proposed, asserted, or assessed by any taxing authority against FBMS or any of its Subsidiaries which, in either case (i) or (ii), have not been fully paid or settled.
(c) Since December 31, 2016, neither FBMS nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business.
(d) Neither FBMS nor any of its Subsidiaries has been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Section 1.6011-4(b)(2) of the Regulations in any tax year for which the statute of limitations has not expired.
(e) Neither FBMS nor any of its Subsidiaries has taken or agreed to take any action, or is aware of any fact or circumstance, that would be reasonably likely to prevent the Merger or the Bank Merger from qualifying for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.
Section 4.15 Regulatory Capitalization.   FBMS and its Subsidiaries are “well-capitalized,” as such term is defined in the applicable state and federal rules and regulations.
Section 4.16 No Financing.   FBMS has and will have as of the Effective Time, without having to resort to external sources, sufficient capital to effect the transactions contemplated by this Agreement.
ARTICLE V

COVENANTS
Section 5.01 Covenants of SSNF.   During the period from the date of this Agreement and continuing until the Effective Time or the earlier termination of this Agreement in accordance with its terms, except as expressly contemplated or permitted by this Agreement (including as set forth in the SSNF Disclosure Schedule), required by Law or with the prior written consent of FBMS (which consent shall not be unreasonably withheld, conditioned or delayed), SSNF shall carry on its business, including the business of each of its Subsidiaries, in the Ordinary Course of Business in all material respects and consistent with prudent banking practice. Without limiting the generality of the foregoing, SSNF will use commercially reasonable efforts to (i) preserve its business organizations and assets intact, (ii) keep available to itself and FBMS the present services of the current officers and employees of SSNF and its Subsidiaries, (iii) preserve for itself and FBMS the goodwill of its customers, employees, lessors and others with whom business relationships exist, (iv) continue diligent collection efforts with respect to any delinquent loans and, to the extent within its control, not allow any material increase in delinquent loans. Without limiting the generality of and in furtherance of the foregoing, from the date of this Agreement until the Effective Time, except (x) as set forth in SSNF Disclosure Schedule 5.01, (y) as otherwise expressly required by this Agreement, or (z) consented to in writing by FBMS (which consent shall not be unreasonably withheld, conditioned or delayed, and FBMS shall, when considering the reasonableness of any such request, take into account the preservation of the franchise value of SSNF and Sunshine Bank as independent enterprises on a going-forward basis and the prevention of substantial deterioration of the properties of Sunshine and its Subsidiaries), SSNF shall not and shall not permit its Subsidiaries to:
(a) Stock.   (i) Issue, sell, grant, pledge, dispose of, encumber, or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its stock, any Rights, any new award or grant under the SSNF Stock Plans or otherwise, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company), or enter into any agreement with respect to the foregoing, except that SSNF may issue shares of SSNF Common Stock upon the exercise of SSNF Stock Options which are currently outstanding and vested (or which become vested prior to the Effective Time), (ii) except as expressly permitted by this Agreement, accelerate the vesting of any existing Rights, or (iii) except as expressly permitted by this Agreement (and provided that SSNF may repurchase, redeem or otherwise acquire shares of SSNF Common Stock in connection with the payment of  (x) the exercise price and any related withholding taxes owed by the holder of an SSNF Stock Option who exercises an SSNF

Stock Option or (y) the withholding taxes owed by a holder of an SSNF Restricted Share upon the vesting of an SSNF Restricted Share), directly or indirectly change (or establish a record date for changing), adjust, split, combine, redeem, reclassify, exchange, purchase or otherwise acquire any shares of its capital stock, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any Rights issued and outstanding prior to the Effective Time.
(b) Dividends; Other Distributions.   Make, declare, pay or set aside for payment of dividends payable in cash, stock or property on or in respect of, or declare or make any distribution on, any shares of its capital stock, except for dividends from wholly owned Subsidiaries to SSNF.
(c) Compensation; Employment Agreements, Etc.   Enter into or amend or renew any employment, consulting, compensatory, severance, retention or similar agreements or arrangements with any director, officer or employee of SSNF or any of its Subsidiaries, or grant any salary, wage or fee increase or increase any employee benefit or pay any incentive or bonus payments, except, in each case, (i) normal increases in base salary to employees in the Ordinary Course of Business and pursuant to policies currently in effect, provided that, such increases shall not result in an annual adjustment in base compensation (which includes base salary and any other compensation other than bonus payments) of more than 5% for any individual or 3% in the aggregate for all employees of SSNF or any of its Subsidiaries other than annual increases in base compensation and year-end bonuses disclosed in SSNF Disclosure Schedule 5.01(c), (ii) as specifically provided for by this Agreement (including, without limitation, as contemplated by Section 5.11 of this Agreement), (iii) as may be required by Law, (iv) to satisfy the contractual obligations existing as of the date hereof set forth on SSNF Disclosure Schedule 3.15(k), or (iv) as otherwise set forth in SSNF Disclosure Schedule 5.01(c).
(d) Hiring.   Hire any person as an employee or officer of SSNF or any of its Subsidiaries, except for at-will employment at an annual rate of base salary not to exceed $100,000 to fill vacancies that may arise from time to time in the Ordinary Course of Business.
(e) Benefit Plans.   Enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by or to make consistent with applicable Law, subject to the provision of prior written notice to and consultation with respect thereto with FBMS, (ii) to satisfy contractual obligations existing as of the date hereof and set forth in SSNF Disclosure Schedule 5.01(e), (iii) as previously disclosed to FBMS and set forth in SSNF Disclosure Schedule 5.01(e), or (iv) as may be required pursuant to the terms of this Agreement) any SSNF Benefit Plan or other pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of SSNF or any of its Subsidiaries.
(f) Transactions with Affiliates.   Except pursuant to agreements or arrangements in effect on the date hereof and set forth in SSNF Disclosure Schedule 5.01(f), pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any Affiliates or Associates of any of its officers or directors other than compensation or business expense advancements or reimbursements in the Ordinary Course of Business. This subsection shall not restrict Sunshine Bank from making or renewing loans to directors, officers, and their immediate family members, Affiliates, or Associates that are below the thresholds set forth in Section 5.01(s) and which are in compliance with Regulation O.
(g) Dispositions.   Except in the Ordinary Course of Business, sell, license, lease, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its rights, assets, deposits, business or properties or cancel or release any indebtedness owed to SSNF or any of its Subsidiaries.
(h) Acquisitions.   Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business) all or any portion of the assets, debt, business, deposits or properties of any other entity or Person, except for purchases specifically approved by FBMS pursuant to any other applicable paragraph of this Section 5.01.

(i) Capital Expenditures.   Make any capital expenditures in amounts exceeding $50,000 individually, or $250,000 in the aggregate, provided that FBMS shall grant or deny its consent to emergency repairs or replacements necessary to prevent substantial deterioration of the condition of a property within two (2) Business Days of its receipt of a written request from SSNF.
(j) Governing Documents.   Amend SSNF’s articles of incorporation or bylaws or any equivalent documents of SSNF’s Subsidiaries.
(k) Accounting Methods.   Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable Laws or GAAP or applicable accounting requirements of any Governmental Authority, in each case, including changes in the interpretation or enforcement thereof.
(l) Contracts.   Except as set forth in SSNF Disclosure Schedule 5.01(l), enter into, amend, modify, terminate, extend, or waive any material provision of, any SSNF Material Contract, Lease or Insurance Policy, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease, license or contract, other than normal renewals of contracts, licenses and leases without material adverse changes of terms with respect to SSNF or any of its Subsidiaries, or enter into any contract that would constitute a SSNF Material Contract if it were in effect on the date of this Agreement, except for any amendments, modifications or terminations reasonably requested by FBMS.
(m) Claims.   Other than settlement of foreclosure actions in the Ordinary Course of Business, (i) enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which SSNF or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement or agreement involves payment by SSNF or any of its Subsidiaries of an amount which exceeds $100,000 individually or $200,000 in the aggregate and/or would impose any material restriction on the business of SSNF or any of its Subsidiaries or (ii) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations.
(n) Banking Operations.   (i) Enter into any material new line of business, introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements; (ii) change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Law, regulation or policies imposed by any Governmental Authority; (iii) make any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service Loans, its hedging practices and policies; and (iv) incur any material liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the Ordinary Course of Business.
(o) Derivative Transactions.   Enter into any Derivative Transaction.
(p) Indebtedness.   Incur any indebtedness for borrowed money other than in the Ordinary Course of Business consistent with past practice with a term not in excess of twelve (12) months (other than creation of deposit liabilities or sales of certificates of deposit in the Ordinary Course of Business), or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) of any other Person, other than the issuance of letters of credit in the Ordinary Course of Business and in accordance with the restrictions set forth in Section 5.01(s).
(q) Investment Securities.   (i) Other than in accordance with SSNF’s investment guidelines, acquire, sell or otherwise dispose of any debt security or equity investment or any certificates of deposits issued by other banks, nor (ii) change the classification method for any of the SSNF Investment Securities from “held to maturity” to “available for sale” or from “available for sale” to “held to maturity,” as those terms are used in ASC 320.
(r) Deposits.   Other than in the Ordinary Course of Business, make any changes to deposit pricing.
(s) Loans.   Except for loans or extensions of credit approved and/or committed as of the date hereof that are listed in SSNF Disclosure Schedule 5.01(s), (i) make, renew, renegotiate, increase, extend or modify any (A) unsecured loan, if the amount of such unsecured loan, together with any other outstanding unsecured loans made by SSNF or any of its Subsidiaries to such borrower or its Affiliates, would be in excess of  $100,000, in the aggregate, (B) loan secured by other than a first lien in excess of  $500,000, (C) loan in excess of FFIEC regulatory guidelines relating to loan to value ratios, (D) loan secured by a first lien residential mortgage and with no loan policy exceptions in excess of  $750,000, (E) secured loan over $2,000,000, (F) any loan that is not made in conformity with SSNF’s ordinary course lending policies and guidelines in effect as of the date hereof, or (G) loan, whether secured or unsecured, if the amount of such loan, together with any other outstanding loans (without regard to whether such other loans have been advanced or remain to be advanced), would result in the aggregate outstanding loans to any borrower of SSNF or any of its Subsidiaries (without regard to whether such other loans have been advanced or remain to be advanced) to exceed $2,000,000, (ii) sell any loan or loan pools in excess of  $1,000,000 in principal amount or sale price (other than residential mortgage loan pools sold in the Ordinary Couse of Business), or (iii) acquire any servicing rights, or sell or otherwise transfer any loan where SSNF or any of its Subsidiaries retains any servicing rights. Any loan in excess of the limits set forth in this Section 5.01(s) shall require the prior written approval of the President or Chief Credit Officer or Credit Administrator of The First, which approval or rejection shall be given in writing within one (1) Business Day after the loan package is delivered to such individual.
(t) Investments or Developments in Real Estate.   Make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof or make any investment or commitment to develop, or otherwise take any actions to develop any real estate owned by SSNF or its Subsidiaries.
(u) Taxes.   Except as required by applicable Law or in the Ordinary Course of Business, make or change any material Tax election, file any material amended Tax Return, enter into any material closing agreement with respect to Taxes, settle or compromise any material liability with respect to Taxes, agree to any material adjustment of any Tax attribute, file any claim for a material refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, provided that, for purposes of this Section 5.01(u), “material” means affecting or relating to $100,000 or more in Taxes or $200,000 or more of taxable income.
(v) Adverse Actions.   Take any action or knowingly fail to take any action not contemplated by this Agreement that is intended or is reasonably likely to (i) prevent, delay or impair SSNF’s ability to consummate the Merger or the transactions contemplated by this Agreement or (ii) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.01.
(w) Capital Stock Purchase.   Directly or indirectly repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, except that SSNF may repurchase, redeem or otherwise acquire shares of SSNF Common Stock in connection with the payment of  (i) the exercise price and any related withholding taxes owed by the holder of an SSNF Stock Option who exercises an SSNF Stock Option or (ii) the withholding taxes owed by a holder of an SSNF Restricted Share upon the vesting of an SSNF Restricted Share.
(x) Facilities.   Except as required by Law, file any application or make any contract or commitment for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production or servicing facility or automated banking facility, except for any change that may be requested by FBMS.
(y) Restructure.   Merge or consolidate itself or any of its Subsidiaries with any other Person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries.
(z) Commitments.   (i) Enter into any contract with respect to, or otherwise agree or commit to do, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing or (ii) take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger not being satisfied in any material respect or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable Law.

Section 5.02 Covenants of FBMS.
(a) Affirmative Covenants.   From the date hereof until the Effective Time, FBMS will carry on its business consistent with prudent banking practices and in compliance in all material respects with all applicable Laws.
(b) Negative Covenants.   From the date hereof until the Effective Time, FBMS shall not and shall not permit any of its Subsidiaries to take any action or knowingly fail to take any action not contemplated by this Agreement that is intended or is reasonably likely to (i) prevent, delay or impair FBMS’s ability to consummate the Merger or the transactions contemplated by this Agreement or (ii) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.02. Except as expressly permitted or contemplated by this Agreement, or as required by applicable law or a Governmental Authority, or with the prior written consent of SSNF during the period from the date of this Agreement to the Effective Time, FBMS shall not, and shall not permit any of its Subsidiaries to:
(i) Take any action that is intended or is reasonably likely to result in the Merger or the Bank Merger failing to qualify as a “reorganization” under Section 368(a) of the Code;
(ii) Take any action that is likely to materially impair FBMS’s ability to perform any of its obligations under this Agreement or The First to perform any of its obligations under the Bank Plan of Merger; or
(iii) Agree or commit to do any of the foregoing.
Section 5.03 Commercially Reasonable Efforts.   Subject to the terms and conditions of this Agreement, each of the Parties agrees to use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in Article VI, and shall reasonably cooperate with the other Party to that end.
Section 5.04 SSNF Shareholder Approval.
(i) Following the execution of this Agreement, SSNF shall take, in accordance in all material respects with applicable Law and the articles of incorporation and bylaws of SSNF, all action necessary to convene a special meeting of its shareholders as promptly as practicable to consider and vote upon the approval of this Agreement and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by SSNF’s shareholders in order to permit consummation of the Merger and the transactions contemplated hereby (including any adjournment or postponement thereof, the “SSNF Meeting”) and shall take all lawful action to solicit such approval by such shareholders. SSNF shall use its reasonable best efforts to obtain the Requisite SSNF Shareholder Approval to consummate the Merger and the other transactions contemplated hereby, and shall ensure that the SSNF Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by SSNF in connection with the SSNF Meeting are solicited in compliance in all material respects with the MGCL, the articles of incorporation and bylaws of SSNF, and all other applicable legal requirements. Except with the prior approval of FBMS, no other matters shall be submitted for the approval of SSNF shareholders at the SSNF Meeting.
(ii) Except to the extent provided otherwise in Section 5.09(a), the board of directors of SSNF shall at all times prior to and during the SSNF Meeting recommend approval of this Agreement by the shareholders of SSNF and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by SSNF’s shareholders for consummation of the Merger and the transactions contemplated hereby (the “SSNF Recommendation”) and shall not withhold, withdraw, amend, modify, change or qualify such recommendation in a manner adverse in any respect to the interests of FBMS or take any other action or make any other public statement inconsistent with such recommendation and the Proxy Statement-Prospectus shall include the SSNF Recommendation. In the event that there is present at such meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite SSNF Shareholder Approval, SSNF will not adjourn or postpone the SSNF

Meeting unless SSNF is advised by counsel that failure to do so would result in a breach of the fiduciary duties of the board of directors of SSNF. SSNF shall keep FBMS updated with respect to the proxy solicitation results in connection with the SSNF Meeting as reasonably requested by FBMS.
Section 5.05 Registration Statement; Proxy Statement-Prospectus; NASDAQ Listing.
(a) FBMS and SSNF agree to cooperate in the preparation of the Registration Statement to be filed by FBMS with the SEC in connection with the issuance of FBMS Common Stock in the transactions contemplated by this Agreement (including the Proxy Statement-Prospectus and all related documents). SSNF shall use its reasonable best efforts to deliver to FBMS such financial statements and related analysis of SSNF, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of SSNF, as may be required in order to file the Registration Statement, and any other report required to be filed by FBMS with the SEC, in each case, in compliance in all material respects with applicable Laws, and shall, as promptly as practicable following execution of this Agreement, prepare and deliver drafts of such information to FBMS to review. Within forty-five (45) days of the date of this Agreement, FBMS shall file with the SEC the Registration Statement. Each of FBMS and SSNF agree to use their respective commercially reasonable efforts to cause the Registration Statement to be declared effective by the SEC as promptly as reasonably practicable after the filing thereof and to maintain such effectiveness for as long as necessary to consummate the Merger and the other transactions contemplated by this Agreement. FBMS also agrees to use commercially reasonable efforts to obtain any necessary state securities Law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement. SSNF agrees to cooperate with FBMS and FBMS’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from SSNF’s independent auditors in connection with the Registration Statement and the Proxy Statement-Prospectus. After the Registration Statement is declared effective under the Securities Act, SSNF, at its own expense, shall promptly mail or cause to be mailed the Proxy Statement-Prospectus to its shareholders.
(b) FBMS will advise SSNF, promptly after FBMS receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of FBMS Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or upon the receipt of any comments (whether written or oral) from the SEC or its staff. FBMS will provide SSNF and its counsel with a reasonable opportunity to review and comment on the Registration Statement and the Proxy Statement-Prospectus, and all responses to requests for additional information by and replies to comments of the SEC prior to filing such with, or sending such to, the SEC, and FBMS will provide SSNF and its counsel with a copy of all such filings made with the SEC. If at any time prior to the Effective Time there shall occur any event that should be disclosed in an amendment or supplement to the Proxy Statement-Prospectus or the Registration Statement so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, FBMS shall use its commercially reasonable efforts to promptly prepare and file such amendment or supplement with the SEC (if required under applicable Law) and cooperate with SSNF to mail such amendment or supplement to SSNF shareholders (if required under applicable Law).
(c) FBMS will use its commercially reasonable efforts to cause the shares of FBMS Common Stock to be issued in connection with the transactions contemplated by this Agreement to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Effective Time.
Section 5.06 Regulatory Filings; Consents.
(a) Each of FBMS and SSNF and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts (i) to promptly prepare all documentation (including the Registration Statement and the Proxy Statement-Prospectus), and to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, the Regulatory Approvals and all other consents and approvals of a Governmental Authority required to consummate the Merger in the manner contemplated herein, (ii) to comply with the terms and conditions of such permits, consents, approvals and authorizations and (iii) to cause the transactions contemplated by this Agreement to be consummated as expeditiously as practicable; provided, however, notwithstanding the foregoing or anything to the contrary in this Agreement, nothing contained herein shall be deemed to require FBMS or any of its Subsidiaries or SSNF or any of its Subsidiaries to take any non-standard action, or commit to take any such action, or agree to any non-standard condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of any Governmental Authority that would reasonably be likely to have a material and adverse effect (measured on a scale relative to SSNF) on the condition (financial or otherwise), results of operations, liquidity, assets or deposit liabilities, properties or business of FBMS, SSNF, the Surviving Entity or the Surviving Bank, after giving effect to the Merger (“Burdensome Condition”); provided, further, that any capital raise or minimum capital requirement as well as those actions set forth on FBMS Disclosure Schedule 5.06 shall not constitute a “Burdensome Condition.” FBMS and SSNF will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, trustees, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made by or on behalf of FBMS or SSNF to any Governmental Authority in connection with the transactions contemplated by this Agreement. Each Party shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority. In addition, FBMS and SSNF shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority prior to its filing.
(b) SSNF will use its commercially reasonable efforts, and FBMS shall reasonably cooperate with SSNF at SSNF’s request, to obtain all consents, approvals, authorizations, waivers or similar affirmations described on SSNF Disclosure Schedule 3.12(c). Each Party will notify the other Party promptly and shall promptly furnish the other Party with copies of notices or other communications received by such Party or any of its Subsidiaries of any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from such Party, its Subsidiaries or its representatives). SSNF will consult with FBMS and its representatives as often as practicable under the circumstances so as to permit SSNF and FBMS and their respective representatives to cooperate to take appropriate measures to obtain such consents and avoid or mitigate any adverse consequences that may result from the foregoing.
Section 5.07 Publicity.   FBMS and SSNF shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other Party, which shall not be unreasonably delayed or withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of counsel be required by Law or the rules and regulations of any stock exchanges. It is understood that FBMS shall assume primary responsibility for the preparation of joint press releases relating to this Agreement, the Merger and the other transactions contemplated hereby.
Section 5.08 Access; Current Information.
(a) For the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, upon reasonable notice and subject to applicable Laws, SSNF agrees to afford FBMS and its officers, employees, counsel, accountants and other authorized representatives such access during normal business hours at any time and from time to time throughout the period prior to the Effective Time to SSNF’s and its Subsidiaries’ books, records (including, without limitation, Tax Returns and work papers of independent auditors), information technology systems, business, properties and personnel and to such other information relating to them as FBMS may reasonably request and SSNF shall use its commercially reasonable efforts to provide any appropriate notices to employees and/or customers in accordance with applicable Law and SSNF’s privacy policy and, during such period, SSNF shall furnish to FBMS, upon FBMS’s reasonable request, all such other information concerning the business, properties and personnel of SSNF and its Subsidiaries that is substantially similar in scope to the information provided to FBMS in connection with its diligence review prior to the date of this Agreement.

(b) For the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, during the period of time from the date of this Agreement to the Effective Time, upon reasonable notice and subject to applicable Laws, FBMS agrees to furnish to SSNF such information as SSNF may reasonably request concerning the business of FBMS and its Subsidiaries that is substantially similar in scope to the information provided to SSNF in connection with its diligence review prior to the date of this Agreement.
(c) As promptly as reasonably practicable after they become available, SSNF will furnish to FBMS copies of the board packages distributed to the board of directors of SSNF or any of its Subsidiaries, and minutes from the meetings thereof, copies of any internal management financial control reports showing actual financial performance against plan and previous period, and copies of any reports provided to the board of directors of SSNF or any committee thereof relating to the financial performance and risk management of SSNF.
(d) During the period from the date of this Agreement to the Effective Time, at the reasonable request of either Party, the other Party will cause one or more of its designated representatives to confer with representatives of the requesting Party and to report the general status of the ongoing operations of the other Party and its Subsidiaries. Without limiting the foregoing, SSNF agrees to provide to FBMS (i) a copy of each report filed by SSNF or any of its Subsidiaries with a Governmental Authority, (ii) a copy of SSNF’s monthly loan trial balance, and (iii) a copy of SSNF’s monthly statement of condition and profit and loss statement and, if requested by FBMS, a copy of SSNF’s daily statement of condition and daily profit and loss statement, in each case, which shall be provided as promptly as reasonably practicable after it is filed or prepared, as applicable
(e) No investigation by a Party or its representatives shall be deemed to modify or waive any representation, warranty, covenant or agreement of the other Party set forth in this Agreement, or the conditions to the respective obligations of FBMS and SSNF to consummate the transactions contemplated hereby.
(f) Notwithstanding anything to the contrary in this Section 5.08, SSNF shall not be required to copy FBMS on any documents that disclose confidential discussions of this Agreement or the transactions contemplated hereby, that contain competitively sensitive business or other proprietary information filed under a claim of confidentiality (including any confidential supervisory information) or any other matter that SSNF’s board of directors has been advised by counsel that such distribution to FBMS may violate a confidentiality obligation or fiduciary duty or any Law or regulation, or may result in a waiver of SSNF’s attorney-client privilege. In the event any of the restrictions in this Section 5.08(f) shall apply, SSNF shall use its commercially reasonable efforts to provide appropriate consents, waivers, decrees and approvals necessary to satisfy any confidentiality issues relating to documents prepared or held by third parties (including work papers), the Parties will make appropriate alternate disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with applicable Laws.
Section 5.09 No Solicitation by SSNF; Superior Proposals.
(a) Except as permitted by Section 5.09(b), SSNF shall not, and shall cause its Subsidiaries and each of their respective officers, directors and employees not to, and will not authorize any investment bankers, financial advisors, attorneys, accountants, consultants, affiliates or other agents of SSNF or any of SSNF’s Subsidiaries (collectively, the “SSNF Representatives”) to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than FBMS) any information or data with respect to SSNF or any of its Subsidiaries or otherwise relating to an Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which SSNF is a party; or (iv) enter into any agreement, confidentiality agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by any of the SSNF Representatives, whether or not such SSNF Representative is so authorized and whether or not such SSNF Representative is purporting to act on behalf of SSNF or otherwise, shall be deemed to be a breach of this Agreement by SSNF. SSNF and its Subsidiaries shall, and shall cause each of the SSNF Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.
For purposes of this Agreement, “Acquisition Proposal” means any inquiry, offer or proposal (other than an inquiry, offer or proposal from FBMS), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction.
For purposes of this Agreement, “Acquisition Transaction” means (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving SSNF or any of its Subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, a significant portion of the assets of SSNF or any of its Subsidiaries; (C) any issuance, sale or other disposition of  (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 20% or more of the votes attached to the outstanding securities of SSNF or any of its Subsidiaries; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 20% or more of any class of equity securities of SSNF or any of its Subsidiaries; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.
For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited Acquisition Proposal (i) that if consummated would result in a third party (or in the case of a direct merger between such third party and SSNF or any of its Subsidiaries, the shareholders of such third party) acquiring, directly or indirectly, more than 50% of the outstanding SSNF Common Stock or more than 50% of the assets of SSNF and its Subsidiaries, taken as a whole, for consideration consisting of cash and/or securities and (ii) that the board of directors of SSNF reasonably determines in good faith, after consultation with its outside financial advisor and outside legal counsel, (A) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such Acquisition Proposal, and (B) taking into account any changes to this Agreement proposed by FBMS in response to such Acquisition Proposal, as contemplated by Section 5.09(c), and all financial, legal, regulatory and other aspects of such takeover proposal, including all conditions contained therein and the person making such proposal, is more favorable to the shareholders of SSNF from a financial point of view than the Merger.
(b) Notwithstanding Section 5.09(a) or any other provision of this Agreement, prior to the date of the SSNF Meeting, SSNF may take any of the actions described in Section 5.09(a) if, but only if, (i) SSNF has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of Section 5.09(a); (ii) the board of directors of SSNF reasonably determines in good faith, after consultation with and having considered the advice of its outside financial advisor and outside legal counsel, that (A) such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) it is reasonably necessary to take such actions to comply with its fiduciary duties to SSNF’s shareholders under applicable Law; (iii) SSNF has provided FBMS with at least three (3) Business Days’ prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to SSNF or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, SSNF receives from such Person a confidentiality agreement with terms no less favorable to SSNF than those contained in the confidentiality agreement with FBMS. SSNF shall promptly provide to FBMS any non-public information regarding SSNF or its Subsidiaries provided to any other Person which was not previously provided to FBMS, such additional information to be provided no later than the date of provision of such information to such other party.
(c) SSNF shall promptly (and in any event within twenty-four (24) hours) notify FBMS in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, SSNF or the SSNF Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) except to the extent that such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement). SSNF agrees that it shall keep FBMS informed, on a reasonably current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).
(d) Neither the board of directors of SSNF nor any committee thereof shall (i) withdraw, qualify, amend or modify, or propose to withdraw, qualify, amend or modify, in a manner adverse to FBMS in connection with the transactions contemplated by this Agreement (including the Merger), the SSNF Recommendation, fail to reaffirm the SSNF Recommendation within three (3) Business Days following a request by FBMS, or make any statement, filing or release, in connection with the SSNF Meeting or otherwise, inconsistent with the SSNF Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the SSNF Recommendation); (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause SSNF or any of its Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 5.09(b)) or (B) requiring SSNF to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.
(e) Notwithstanding Section 5.09(d), prior to the date of the SSNF Meeting, the board of directors of SSNF may withdraw, qualify, amend or modify the SSNF Recommendation (a “SSNF Subsequent Determination”) after the fifth (5th) Business Day following FBMS’s receipt of a notice (the “Notice of Superior Proposal”) from SSNF advising FBMS that the board of directors of SSNF has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of Section 5.09(a)) constitutes a Superior Proposal if, but only if, (i) the board of directors of SSNF has determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that it is reasonably necessary to take such actions to comply with its fiduciary duties to SSNF’s shareholders under applicable Law, (ii) during the five (5) Business Day period after receipt of the Notice of Superior Proposal by FBMS (the “Notice Period”), SSNF and the board of directors of SSNF shall have cooperated and negotiated in good faith with FBMS to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable SSNF to proceed with the SSNF Recommendation without a SSNF Subsequent Determination; provided, however, that FBMS shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement and (iii) at the end of the Notice Period, after taking into account any such adjusted, modified or amended terms as may have been proposed by FBMS since its receipt of such Notice of Superior Proposal, the board of directors of SSNF has again in good faith made the determination (A) in clause (i) of this Section 5.09(e) and (B) that such Acquisition Proposal constitutes a Superior Proposal. In the event of any material revisions to the Superior Proposal, SSNF shall be required to deliver a new Notice of Superior Proposal to FBMS and again comply with the requirements of this Section 5.09(e), except that the Notice Period shall be reduced to three (3) Business Days.
(f) Notwithstanding any SSNF Subsequent Determination, this Agreement shall be submitted to SSNF’s shareholders at the SSNF Meeting for the purpose of voting on the approval of this Agreement and the transactions contemplated hereby (including the Merger) and nothing contained herein shall be deemed to relieve SSNF of such obligation; provided, however, that if the board of directors of SSNF shall have made a SSNF Subsequent Determination with respect to a Superior Proposal, then the board of directors of SSNF may recommend approval of such Superior Proposal by the shareholders of SSNF and may submit this Agreement to SSNF’s shareholders without recommendation, in which event the board of directors of SSNF shall communicate the basis for its recommendation of such Superior Proposal and the basis for its lack of a recommendation with respect to this Agreement and the transactions contemplated hereby to SSNF’s shareholders in the Proxy Statement-Prospectus or an appropriate amendment or supplement thereto.

(g) Nothing contained in this Section 5.09 shall prohibit SSNF or the board of directors of SSNF from complying with SSNF’s obligations required under Rule 14e-2(a) promulgated under the Exchange Act; provided, however, that any such disclosure relating to an Acquisition Proposal (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed a change in the SSNF Recommendation unless the board of directors of SSNF reaffirms the SSNF Recommendation in such disclosure.
Section 5.10 Indemnification.
(a) For a period of six (6) years from and after the Effective Time, and in any event subject to the provisions of Section 5.10(b)(iv), FBMS shall indemnify and hold harmless the present and former directors and officers of SSNF and its Subsidiaries (each an “Indemnified Party”), against all costs, expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages, or liabilities or amounts that are paid in settlement (which settlement shall require the prior written consent of FBMS, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (each a “Claim”), arising out of actions or omissions of such persons in the course of performing their duties for SSNF or any of its Subsidiaries occurring at or before the Effective Time (including the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the same extent permitted under the organizational documents of SSNF and its Subsidiaries in effect on the date of this Agreement to the extent permitted by applicable Law.
(b) In connection with the indemnification provided pursuant to Section 5.10, FBMS and/or an FBMS Subsidiary will advance expenses, promptly after statements therefor are received, to each SSNF Indemnified Party, to the same extent permitted under the organizational documents of SSNF and its Subsidiaries in effect on the date of this Agreement to the extent permitted by applicable Law (provided the individual to whom expenses are advanced provides an undertaking to repay such advance if it is ultimately determined that such individual is not entitled to indemnification), including the payment of the fees and expenses of one counsel with respect to a matter, and one local counsel in each applicable jurisdiction, if necessary or appropriate, selected by such SSNF Indemnified Party or multiple Indemnified Parties, it being understood that they collectively shall only be entitled to one counsel and one local counsel in each applicable jurisdiction where necessary or appropriate (unless a conflict shall exist between them in which case they may retain separate counsel), all such counsel shall be reasonably satisfactory to FBMS.
(c) Any Indemnified Party wishing to claim indemnification under this Section 5.10 shall promptly notify FBMS upon learning of any Claim, provided that, failure to so notify shall not affect the obligation of FBMS under this Section 5.10, unless, and only to the extent that, FBMS is materially prejudiced in the defense of such Claim as a consequence. In the event of any such Claim (whether asserted or claimed prior to, at or after the Effective Time), (i) FBMS shall have the right to assume the defense thereof and FBMS shall not be liable to such Indemnified Parties for any legal expenses or other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) FBMS shall not be liable for any settlement effected without its prior written consent and (iv) FBMS shall have no obligation hereunder to any Indemnified Party if such indemnification would be in violation of any applicable federal or state banking Laws or regulations, or in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable Laws and regulations, whether or not related to banking Laws.
(d) For a period of six (6) years following the Effective Time, FBMS will maintain director’s and officer’s liability insurance (herein, “D&O Insurance”) that serves to reimburse the present and former officers and directors of SSNF or its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated hereby), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party, as that coverage currently provided by SSNF; provided that, if FBMS is unable to maintain or obtain the insurance called for by this Section 5.10, FBMS will provide as much comparable insurance as is reasonably available (subject to the limitations described below in this Section 5.10(d)); and provided, further, that officers and directors of SSNF or its Subsidiaries may be required to make application and provide customary representations and warranties to the carrier of the D&O Insurance for the purpose of obtaining such insurance. In no event shall FBMS be required to expend for such tail insurance a premium amount in excess of an amount equal to 200% of the annual premiums paid by SSNF for D&O Insurance in effect as of the date of this Agreement (the “Maximum D&O Tail Premium”). If the cost of such tail insurance exceeds the Maximum D&O Tail Premium, FBMS shall obtain tail insurance coverage or a separate tail insurance policy with the greatest coverage available for a cost not exceeding the Maximum D&O Tail Premium.
(e) This Section 5.10 shall survive the Effective Time, is intended to benefit each SSNF Indemnified Party (each of whom shall be entitled to enforce this Section against FBMS), and shall be binding on all successors and assigns of FBMS.
(f) If FBMS or any of its successors and assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its property and assets to any individual, corporation or other entity, then, in each such case, proper provision shall be made so that the successors and assigns of FBMS and its Subsidiaries shall assume the obligations set forth in this Section 5.10.
Section 5.11 Employees; Benefit Plans.
(a) Following the Effective Time, FBMS shall maintain or cause to be maintained employee benefit plans for the benefit of employees who are full time employees of SSNF on the Closing Date and who become employees of FBMS (“Covered Employees”) that provide employee benefits which, in the aggregate, are substantially comparable to the employee benefits and cash-based compensation opportunities that are made available on a uniform and non-discriminatory basis to similarly situated employees of FBMS; provided, however, that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of FBMS. FBMS shall give the Covered Employees full credit for their prior service with SSNF (i) for purposes of eligibility (including initial participation and eligibility for current benefits) and vesting under any qualified or non-qualified employee benefit plan maintained by FBMS and in which Covered Employees may be eligible to participate and (ii) for all purposes under any welfare benefit plans, vacation plans, severance plans and similar arrangements maintained by FBMS.
(b) With respect to any employee benefit plan of FBMS that is a health, dental, vision or other welfare plan in which any Covered Employee is eligible to participate, for the plan year in which such Covered Employee is first eligible to participate, FBMS shall use its commercially reasonable efforts to (i) cause any pre-existing condition limitations, eligibility waiting periods or evidence of insurability requirements under such FBMS plan to be waived with respect to such Covered Employee and his or her covered dependents to the extent such condition was or would have been covered under the SSNF Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (ii) recognize any health, dental, vision or other welfare expenses incurred by such Covered Employee and his or her covered dependents in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable copayment, deductibles and annual out-of-pocket expense requirements under any such health, dental, vision or other welfare plan.
(c) Following the Effective Time, The First shall credit each Covered Employee with an amount of paid time off equal to such Covered Employee’s accrued but unused paid time off at Sunshine Bank (“Carryover PTO”), provided that The First shall divide such Carryover PTO between sick leave and vacation leave at The First’s discretion. In addition, with respect to those employees hired before January 1, 1993, SSNF shall cause Sunshine Bank to pay to each such employee immediately prior to the Effective Time a lump sum cash amount equal to 25% of the value of each such employee’s respective accrued but unused extended leave bank time (less applicable tax withholding).
(d) SSNF shall cause Sunshine Bank to take all necessary actions to terminate the Sunshine Bank 401(k) Plan, effective as the date immediately preceding the Effective Time of the Merger, subject to the occurrence of the Effective Time. SSNF shall provide FBMS with evidence that the Sunshine Bank 401(k) plan has been terminated and provide copies of the appropriate resolutions terminating the plan (the form and substance of which shall be subject to review and approval by FBMS, which will not be unreasonably withheld) not later than the day immediately preceding the Effective Time. The accounts of all participants and beneficiaries in the Sunshine Bank 401(k) Plan shall become fully vested upon termination of such plan.
(e) The SSNF ESOP shall be terminated as of the date immediately preceding the Effective Time (the “ESOP Termination Date”), subject to the occurrence of the Effective Time. SSNF or Sunshine Bank shall make a pro rata contribution to the SSNF ESOP as of the ESOP Termination Date, with the amount of such pro rata contribution to be based upon the regularly scheduled contribution for the 2018 plan year and the number of full months from January 1, 2018 through the Effective Time. SSNF shall provide FBMS with evidence that the SSNF ESOP has been terminated and provide copies of the appropriate resolutions terminating the plan (the form and substance of which shall be subject to review and approval by FBMS, which will not be unreasonably withheld) not later than the day immediately preceding the Effective Time. The accounts of all participants and beneficiaries in the SSNF ESOP shall become fully vested upon termination of such plan. The Merger Consideration received with respect to the unallocated SSNF Common Stock held by the SSNF ESOP shall first be used to repay all then outstanding indebtedness under the outstanding loan to the SSNF ESOP, and the Merger Consideration remaining in the ESOP suspense account after repayment of the outstanding ESOP loan shall be allocated in accordance with the terms of the SSNF ESOP. SSNF shall, prior to the Effective Time, submit a request to the IRS for a favorable determination letter as to the SSNF ESOP’s tax-qualified status under Code Section 401(a) on termination. The parties shall use their respective commercially reasonable best efforts to obtain such favorable determination letter. As soon as practicable following the later of the Effective Time or the receipt of a favorable determination letter from the IRS regarding the qualified status of the SSNF ESOP upon its termination, the account balances in the SSNF ESOP shall be either distributed to participants and beneficiaries or rolled over to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct, in accordance with the requirements of the Code and ERISA; provided however, that nothing contained herein shall delay the distribution or transfer of account balances in the SSNF ESOP in the ordinary course for reasons other than the termination of such plan.
(f) Prior to the Effective Time, SSNF shall take, and shall cause its Subsidiaries to take, all actions requested by FBMS that may be necessary or appropriate to, conditioned on the occurrence of the Effective Time, (i) cause one or more SSNF Benefits Plans not covered above to terminate as of the Effective Time, or as of the date immediately preceding the Effective Time, (ii) cause benefit accruals and entitlements under any SSNF Benefit Plan to cease as of the Effective Time, or as of the date immediately preceding the Effective Time, (iii) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any SSNF Benefit Plan for such period as may be requested by FBMS, or (iv) facilitate the merger of any SSNF Benefit Plan into any employee benefit plan maintained by FBMS. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 5.11(c) shall be subject to FBMS’s reasonable prior review and approval, which shall not be unreasonably withheld, conditioned or delayed.
(g) Any employee of SSNF or Sunshine Community Bank that becomes an employee of FBMS or The First at the Effective Time who is terminated within one year following the Effective Time (other than for cause, death, disability, normal retirement or voluntarily resignation) shall receive a severance payment calculated in accordance with the policy set forth on FBMS Disclosure Schedule 5.11(g).
(h) Following the Effective Time, FBMS shall assume, honor and comply with all obligations set forth in the employment and change in control agreements listed on SSNF Disclosure Schedule 3.15(a).
(i) Nothing in this Section 5.11 shall be construed to limit the right of FBMS (including, following the Closing Date, SSNF) to amend or terminate any SSNF Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 5.11 be construed to require FBMS (including, following the Closing Date, SSNF) to retain the employment of any particular Covered Employee for any fixed period of time following the Closing Date, and the continued retention (or termination) by FBMS of any Covered Employee subsequent to the Effective Time shall be subject in all events to FBMS’s normal and customary employment procedures and practices, including customary background screening and evaluation procedures, and satisfactory employment performance.

(j) For purposes of this Section 5.10, (i) “employees of SSNF” shall include employees of SSNF or any of its Subsidiaries, (ii) “employees of FMBS” shall include employees of FBMS or any of its Subsidiaries, (iii) all references to SSNF shall include each of the Subsidiaries of SSNF (iv) all references to FMBS shall include each of the Subsidiaries of FBMS.
Section 5.12 Notification of Certain Changes.   FBMS and SSNF shall promptly advise the other Party of any change or event having, or which could reasonably be expected to have, a Material Adverse Effect or which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any of its or its respective Subsidiaries’ representations, warranties or covenants contained herein and SSNF shall provide on a periodic basis written notice to FBMS of any matters that SSNF becomes aware of that should be disclosed on a supplement or amendment to the SSNF Disclosure Schedule; provided, that any failure to give notice in accordance with the foregoing shall not be deemed to constitute a violation of this Section 5.12 or the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 6.01, Section 6.02 or Section 6.03 to be satisfied.
Section 5.13 Transition; Informational Systems Conversion.   From and after the date hereof, FBMS and SSNF will use their commercially reasonable efforts to facilitate the integration of SSNF with the business of FBMS following consummation of the transactions contemplated hereby, and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic informational systems of SSNF and each of its Subsidiaries (the “Informational Systems Conversion”) to those used by FBMS, which planning shall include, but not be limited to, (a) discussion of third-party service provider arrangements of SSNF and each of its Subsidiaries; (b) non-renewal or changeover, after the Effective Time, of personal property leases and software licenses used by SSNF and each of its Subsidiaries in connection with the systems operations; (c) retention of outside consultants and additional employees to assist with the conversion; (d) outsourcing, as appropriate after the Effective Time, of proprietary or self-provided system services; and (e) any other actions necessary and appropriate to facilitate the conversion, as soon as practicable following the Effective Time. FBMS shall promptly reimburse SSNF on request for any reasonable and documented out-of-pocket fees, expenses or charges that SSNF may incur as a result of taking, at the request of FBMS, any action prior to the Effective Time to facilitate the Informational Systems Conversion.
Section 5.14 No Control of Other Party’s Business.    Nothing contained in this Agreement shall give FBMS, directly or indirectly, the right to control or direct the operations of SSNF or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give SSNF, directly or indirectly, the right to control or direct the operations of FBMS or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of SSNF and FBMS shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its and its Subsidiaries’ respective operations.
Section 5.15 Certain Litigation.   Each Party shall promptly advise the other Party orally and in writing of any actual or threatened shareholder litigation against such Party and/or the members of the board of directors of SSNF or the board of directors of FBMS related to this Agreement or the Merger and the other transactions contemplated by this Agreement. SSNF shall: (i) permit FBMS to review and discuss in advance, and consider in good faith the views of FBMS in connection with, any proposed written or oral response to such shareholder litigation; (ii) furnish FBMS’s outside legal counsel with all non-privileged information and documents which outside counsel may reasonably request in connection with such shareholder litigation; (iii) consult with FBMS regarding the defense or settlement of any such shareholder litigation, shall give due consideration to FBMS’s advice with respect to such shareholder litigation and shall not settle any such litigation prior to such consultation and consideration; provided, however, that SSNF shall not settle any such shareholder litigation if such settlement requires the payment of money damages, without the written consent of FBMS (such consent not to be unreasonably withheld, conditioned or delayed) unless the payment of any such damages by SSNF is reasonably expected by SSNF, following consultation with outside counsel, to be fully covered (disregarding any deductible to be paid by SSNF) under SSNF’s existing director and officer insurance policies, including any tail policy.
Section 5.16 Director Resignations.   SSNF will cause to be delivered to FBMS (i) resignations of all the directors of SSNF and its Subsidiaries, such resignations to be effective as of the Effective Time, and

(ii) a termination agreement, in form acceptable to FBMS in its sole discretion, with respect to that certain Agreement dated February 5, 2016 by and among SSNF, Sunshine Bank, Stilwell Value Partners VII, L.P., Stilwell Activist Fund, L.P., Stilwell Activist Investments, L.P., Stilwell Partners, L.P., and Stilwell Value LLC, a Delaware limited liability company, and Corissa J. Briglia.
Section 5.17 Non-Competition and Non-Disclosure Agreement.   Concurrently with the execution and delivery of this Agreement and effective upon Closing, SSNF has caused each director of SSNF and Sunshine Bank other than Brian Baggett to execute and deliver the Non-Competition and Non-Disclosure Agreement in the form attached hereto as Exhibit C and Brian Baggett to execute and deliver the Non-Solicitation and Non-Disclosure Agreement in the form attached hereto as Exhibit D (collectively, the “Director Restrictive Covenant Agreements”).
Section 5.18 Claims Letters.   Concurrently with the execution and delivery of this Agreement and effective upon the Closing, SSNF has caused each director of SSNF and Sunshine Bank to execute and deliver the Claims Letter in the form attached hereto as Exhibit E.
Section 5.19 Community Involvement.   Following the Effective Time, FBMS intends to take the measures described on FBMS Disclosure Schedule 5.19 to demonstrate its commitment to the communities in the Tallahassee area.
Section 5.20 Coordination.
(a) Prior to the Effective Time, subject to applicable Laws, SSNF and its Subsidiaries shall take any actions FBMS may reasonably request from time to time to better prepare the parties for integration of the operations of SSNF and its Subsidiaries with FBMS and its Subsidiaries, respectively. Without limiting the foregoing, senior officers of SSNF and FBMS shall meet from time to time as FBMS may reasonably request, and in any event not less frequently than monthly, to review the financial and operational affairs of SSNF and its Subsidiaries, and SSNF shall give due consideration to FBMS’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither FBMS nor The First shall under any circumstance be permitted to exercise control of SSNF or any of its Subsidiaries prior to the Effective Time. SSNF shall permit representatives of The First to be onsite at SSNF to facilitate integration of operations and assist with any other coordination efforts as necessary, provided such efforts shall be done without undue disruption to Sunshine Bank’s business, during normal business hours and at the expense of FBMS or The First (not to include Sunshine Bank’s regular employee payroll).
(b) Prior to the Effective Time, subject to applicable Laws, SSNF and its Subsidiaries shall take any actions FBMS may reasonably request in connection with negotiating any amendments, modifications or terminations of any Leases or SSNF Material Contracts that FBMS may request, including, but not limited to, actions necessary to cause any such amendments, modifications or terminations to become effective prior to (to the extent that the conditions set forth in Article VI of this Agreement have already been satisfied), or immediately upon, the Closing, and shall cooperate with FBMS and will use its commercially reasonable efforts to negotiate specific provisions that may be requested by FBMS in connection with any such amendment, modification or termination.
(c) From and after the date hereof, subject to applicable Laws, the parties shall reasonably cooperate (provided that the parties shall cooperate to reasonably minimize disruption to SSNF’s or Sunshine Bank’s business) with the other in preparing for the prompt conversion or consolidation of systems and business operations promptly after the Effective Time (including by entering into customary confidentiality, non-disclosure and similar agreements with the other party and appropriate service providers) and SSNF shall, upon FBMS’s reasonable request, introduce FBMS and its representatives to suppliers of SSNF and its Subsidiaries for the purpose of facilitating the integration of SSNF and its business into that of FBMS. In addition, after satisfaction of the conditions set forth in Section 6.01(a) and Section 6.01(b), subject to applicable Laws, SSNF shall, upon FBMS’s reasonable request, introduce FBMS and its representatives to customers of SSNF and its Subsidiaries for the purpose of facilitating the integration of SSNF and its business into that of FBMS. Any interaction between FBMS and SSNF’s and any of its Subsidiaries’ customers and suppliers shall be coordinated by SSNF. SSNF shall have the right to participate in any discussions between FBMS and SSNF’s customers and suppliers.

(d) FBMS and SSNF agree to take all action necessary and appropriate to cause Sunshine Bank to merge with The First in accordance with applicable Laws and the terms of the Plan of Bank Merger immediately following the Effective Time or as promptly as practicable thereafter.
Section 5.21 Transactional Expenses.   SSNF has provided in SSNF Disclosure Schedule 3.35 a reasonable good faith estimate of costs and fees that SSNF and its Subsidiaries expect to pay to retained representatives in connection with the transactions contemplated by this Agreement, exclusive of any costs that may be incurred by SSNF as a result of any litigation which may arise in connection with this Agreement (collectively, “SSNF Expenses”). SSNF shall use its commercially reasonable efforts to cause the aggregate amount of all SSNF Expenses to not exceed the total expenses disclosed in SSNF Disclosure Schedule 3.35. SSNF shall promptly notify FBMS if or when it determines that it expects to exceed its budget for SSNF Expenses. Notwithstanding anything to the contrary in this Section 5.20, SSNF shall not incur any investment banking, brokerage, finders or other similar financial advisory fees in connection with the transactions contemplated by this Agreement other than those expressly set forth in SSNF Disclosure Schedule 3.35.
Section 5.22 Confidentiality.   Prior to the execution of this Agreement and prior to the consummation of the Merger, subject to applicable Laws, each of FBMS and SSNF, and their respective Subsidiaries, affiliates, officers, directors, agents, employees, consultants and advisors have provided, and will continue to provide one another with information which may be deemed by the party providing the information to be non-public, proprietary and/or confidential, including, but not limited to, trade secrets of the disclosing party. Each Party agrees that it will, and will cause its representatives to, hold any information obtained pursuant to this Article V in accordance with the terms of the confidentiality and non-disclosure agreement, dated as of April 14, 2017 between FBMS and SSNF.
Section 5.23 Tax Matters.   The Parties intend that the Merger and the Bank Merger shall each qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Regulations. Except as expressly contemplated or permitted by this Agreement, from and after the date of this Agreement, each of FBMS and SSNF shall use their respective reasonable best efforts to cause each of the Merger and the Bank Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and will not take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act is intended or is reasonably likely to prevent either the Merger or the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE MERGER
Section 6.01 Conditions to Obligations of the Parties to Effect the Merger.   The respective obligations of the Parties to consummate the Merger are subject to the fulfillment or, to the extent permitted by applicable Law, written waiver by the Parties prior to the Closing Date of each of the following conditions:
(a) Shareholder Vote.   This Agreement and the transactions contemplated hereby, as applicable, shall have received the Requisite SSNF Shareholder Approval at the SSNF Meeting.
(b) Regulatory Approvals; No Burdensome Condition.   All Regulatory Approvals required to consummate the Merger and the Bank Merger in the manner contemplated herein shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof, if any, shall have expired or been terminated, and no such Regulatory Approval includes or contains, or shall have resulted in the imposition of, any Burdensome Condition.
(c) No Injunctions or Restraints; Illegality.   No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated hereby shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of the transactions contemplated hereby.

(d) Effective Registration Statement.   The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority.
(e) Tax Opinions Relating to the Merger.   FBMS and SSNF, respectively, shall have received opinions from Alston & Bird LLP and Silver, Freedman Taff  & Tiernan LLP, respectively, each dated as of the Closing Date, in substance and form reasonably satisfactory to FBMS and SSNF, respectively, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinions, the Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering their opinions, Alston & Bird LLP and Silver, Freedman Taff  & Tiernan LLP may require and rely upon representations as to certain factual matters contained in certificates of officers of each of FBMS and SSNF, in form and substance reasonably acceptable to such counsel.
Section 6.02 Conditions to Obligations of SSNF.   The obligations of SSNF to consummate the Merger also are subject to the fulfillment or written waiver by SSNF prior to the Closing Date of each of the following conditions:
(a) Representations and Warranties.   The representations and warranties of FBMS (i) set forth in Section 4.09 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, (ii) Section 4.01, Section 4.02, Section 4.03, Section 4.04, Section 4.08, and Section 4.12 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) set forth in this Agreement, other than those sections specifically identified in clauses (i) or (ii) of this Section 6.02(a), shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to FBMS. SSNF shall have received a certificate signed on behalf of FBMS by the Chief Executive Officer or the Chief Financial Officer of FBMS to the foregoing effect.
(b) Performance of Obligations of FBMS.   FBMS shall have performed and complied with all of its obligations under this Agreement in all material respects at or prior to the Closing Date except where the failure of the performance of, or compliance with, such obligation has not had and does not have a Material Adverse Effect on FBMS, and SSNF shall have received a certificate, dated the Closing Date, signed on behalf of FBMS by its Chief Executive Officer and the Chief Financial Officer to such effect.
(c) No Material Adverse Effect.   Since the date of this Agreement (i) no change or event has occurred which has resulted in FBMS or The First being subject to a Material Adverse Effect and (ii) no condition, event, fact, circumstance or other occurrence has occurred that may reasonably be expected to have or result in such parties being subject to a Material Adverse Effect.
Section 6.03 Conditions to Obligations of FBMS.   The obligations of FBMS to consummate the Merger also are subject to the fulfillment or written waiver by FBMS prior to the Closing Date of each of the following conditions:
(a) Representations and Warranties.   The representations and warranties of SSNF (i) set forth in Section 3.02(a) and Section 3.09(b) shall be true and correct in all respects (with respect to Section 3.02(a), other than de minimis inaccuracies, it being agreed that for purposes of Section 3.02(a), any inaccuracy in which the applicable amounts as of a date of determination exceed the amounts set forth in Section 3.02(a) by no more than 1% shall be deemed de minimis) as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date, (ii) the first sentence of Section 3.01, Section 3.04(a), Section 3.05, Section 3.14 and Section 3.34 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) set forth in this Agreement, other than those sections specifically identified in clauses (i) or (ii) of this Section 6.03(a), shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to SSNF. FBMS shall have received a certificate signed on behalf of SSNF by the Chief Executive Officer or the Chief Financial Officer of SSNF to the foregoing effect.
(b) Performance of Obligations of SSNF.   SSNF shall have performed and complied with all of its obligations under this Agreement in all material respects at or prior to the Closing Date, and FBMS shall have received a certificate, dated the Closing Date, signed on behalf of SSNF by SSNF’s Chief Executive Officer and Chief Financial Officer, to such effect.
(c) No Material Adverse Effect.   Since the date of this Agreement (i) no change or event has occurred which has resulted in SSNF or any of its Subsidiaries being subject to a Material Adverse Effect and (ii) no condition, event, fact, circumstance or other occurrence has occurred that may reasonably be expected to have or result in such parties being subject to a Material Adverse Effect.
(d) Plan of Bank Merger.   Except as otherwise contemplated by Section 1.03, the Plan of Bank Merger shall have been executed and delivered.
(e) Dissenting Shares.   Dissenting Shares shall be less than twelve and a half percent (12.5%) of the issued and outstanding shares of SSNF Common Stock.
Section 6.04 Frustration of Closing Conditions.   Neither FBMS nor SSNF may rely on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied if such failure was caused by such Party’s failure to use its reasonable best efforts to consummate any of the transactions contemplated hereby, as required by and subject to Section 5.03.
ARTICLE VII

TERMINATION
Section 7.01 Termination.   This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:
(a) Mutual Consent.   At any time prior to the Effective Time, by the mutual consent, in writing, of FBMS and SSNF if the board of directors of FBMS and the board of directors of SSNF each so determines by vote of a majority of the members of its entire board.
(b) No Regulatory Approval.   By FBMS or SSNF, if either of their respective boards of directors so determines by a vote of a majority of the members of its entire board, in the event any Regulatory Approval required for consummation of the transactions contemplated by this Agreement shall have been denied by final, non-appealable action by such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority.
(c) No Shareholder Approval.   By either FBMS or SSNF (provided, in the case of SSNF, that it shall not be in breach of any of its obligations under Section 5.04), if the Requisite SSNF Shareholder Approval at the SSNF Meeting shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof.
(d) Breach of Representations and Warranties.   By either FBMS or SSNF (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other party to not consummate this Agreement) if there shall have been (i) with respect to representations and warranties set forth in this Agreement that are not qualified by the term “material” or do not contain terms such as “Material Adverse Effect,” a material breach of any of such representations or warranties by the other party and (ii) with respect to representations and warranties set forth in this Agreement that are qualified by the term “material” or contain terms such as “Material Adverse Effect,” any breach of any of such representations or warranties by the other Party; which breach is not cured prior to the earlier of  (y) thirty (30) days following written notice to the Party committing such breach from the other Party or (z) two (2) Business Days prior to the Expiration Date, or which breach, by its nature, cannot be cured prior to the Closing.
(e) Breach of Covenants.   By either FBMS or SSNF (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other Party not to consummate the agreement) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other Party, which breach shall not have been cured prior to the earlier of  (i) thirty (30) days following written notice to the Party committing such breach from the other Party or (ii) two (2) Business Days prior to the Expiration Date, or which breach, by its nature, cannot be cured prior to the Closing.
(f) Delay.   By either FBMS or SSNF if the Merger shall not have been consummated on or before May 31, 2018, provided, however, that such date will be automatically extended to August 31, 2018, if the only outstanding condition to Closing under Article VI is the receipt of all Regulatory Approvals (the “Expiration Date”), unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the Party seeking to terminate this Agreement.
(g) Failure to Recommend; Etc.   In addition to and not in limitation of FBMS’s termination rights under Section 7.01(e), by FBMS if  (i) there shall have been a material breach of Section 5.09, or (ii) the board of directors of SSNF (A) withdraws, qualifies, amends, modifies or withholds the SSNF Recommendation, or makes any statement, filing or release, in connection with the SSNF Meeting or otherwise, inconsistent with the SSNF Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the SSNF Recommendation), (B) materially breaches its obligation to call, give notice of and commence the SSNF Meeting under Section 5.04(a), (C) approves or recommends an Acquisition Proposal, (D) fails to publicly recommend against a publicly announced Acquisition Proposal within three (3) Business Days of being requested to do so by FBMS, (E) fails to publicly reconfirm the SSNF Recommendation within three (3) Business Days of being requested to do so by FBMS, or (F) resolves or otherwise determines to take, or announces an intention to take, any of the foregoing actions.
(h) Stock Price Decline; Exchange Ratio Adjustment.   By SSNF giving prompt written notice of termination to FBMS at any time on or after the fifth business day immediately prior to the date on which the Effective Time is to occur (the “Determination Date”) and prior to the Effective Time, if both of the following conditions are satisfied: (i) the quotient obtained by dividing the average of the daily closing prices for shares of FBMS Common Stock for the 20 consecutive full Trading Days ending on the trading day prior to the Determination Date on which such shares are actually traded on the NASDAQ Stock Market (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by FBMS and SSNF) (the “Average Closing Price”) by the Starting FBMS Stock Price (the “FBMS Ratio”) shall be less than 0.80; and (ii) the FBMS Ratio shall be less than the number obtained by dividing the Final Index Price by the Starting Index Price and subtracting 0.20 from such quotient (the “Index Ratio”). Following delivery of such written notice of termination by SSNF, this Agreement shall terminate upon the fifth business day following the Determination Date (the “Termination Date”); provided, however, that SSNF’s notice of election to terminate may be withdrawn at any time prior to the Termination Date; and provided further that during the five-day period commencing with receipt of such notice, FBMS shall have the option (but no obligation) to offer to increase the consideration to be received by the holders of SSNF Common Stock through an adjustment to the Exchange Ratio such that the aggregate Merger Consideration (inclusive of the consideration being paid for the SSNF Options) is at least $26,529,000. If FBMS makes this election to increase the Exchange Ratio, within such period, it shall give prompt written notice to SSNF of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 7.01(h) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio, and derivatively the Per Share Stock Consideration, shall have been so modified), and any references in this Agreement to “Exchange Ratio” and “Per Share Stock Consideration” shall thereafter be deemed to refer to the Exchange Ratio and Per Share Stock Consideration after giving effect to any adjustment made pursuant to this Section 7.01(h).

If FBMS declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the FBMS Common Stock shall be appropriately adjusted for the purposes of applying this Section 7.01(h).
Section 7.02 Termination Fee.
(a) In recognition of the efforts, expenses and other opportunities foregone by FBMS while structuring and pursuing the Merger, SSNF shall pay to FBMS a termination fee equal to $1,200,000 (“Termination Fee”), by wire transfer of immediately available funds to an account specified by FBMS in the event of any of the following: (i) in the event FBMS terminates this Agreement pursuant to Section 7.01(g), SSNF shall pay FBMS the Termination Fee within one (1) Business Day after receipt of FBMS’s notification of such termination; and (ii) in the event that after the date of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal shall have been made known to senior management of SSNF or has been made directly to its shareholders generally or any Person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to SSNF and (A) thereafter this Agreement is terminated (x) by either FBMS or SSNF pursuant to Section 7.01(c) because the Requisite SSNF Shareholder Approval shall not have been obtained or (y) by FBMS pursuant to Section 7.01(d) or Section 7.01(e) and (B) prior to the date that is twelve (12) months after the date of such termination, SSNF enters into any agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then SSNF shall, on the earlier of the date it enters into such agreement and the date of consummation of such transaction, pay FBMS the Termination Fee, provided, that for purposes of this Section 7.02(a)(ii), all references in the definition of Acquisition Proposal to “20%” shall instead refer to “50%.”
(b) SSNF and FBMS each agree that the agreements contained in this Section 7.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, FBMS would not enter into this Agreement; accordingly, if SSNF fails promptly to pay any amounts due under this Section 7.02, SSNF shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate of interest equal to the sum of  (i) the rate of interest published from time to time in The Wall Street Journal, Eastern Edition (or any successor publication thereto), designated therein as the prime rate on the date such payment was due, plus (ii) 200 basis points, together with the costs and expenses of FBMS (including reasonable legal fees and expenses) in connection with such suit.
(c) Notwithstanding anything to the contrary set forth in this Agreement, the Parties agree that if SSNF pays or causes to be paid to FBMS the Termination Fee in accordance with Section 7.02(a), SSNF (or any successor in interest of SSNF) will not have any further obligations or liabilities to FBMS with respect to this Agreement or the transactions contemplated by this Agreement.
Section 7.03 Effect of Termination.   Except as set forth in Section 7.02(c), termination of this Agreement will not relieve a breaching party from liability for any breach of any covenant, agreement, representation or warranty of this Agreement (a) giving rise to such termination and (b) resulting from fraud or any willful and material breach.
ARTICLE VIII

DEFINITIONS
Section 8.01 Definitions.   The following terms are used in this Agreement with the meanings set forth below:
“Acquisition Proposal” has the meaning set forth in Section 5.09.
“Acquisition Transaction” has the meaning set forth in Section 5.09.
“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble to this Agreement.
“Articles of Merger” has the meaning set forth in Section 1.04(a).
“ASC 320” means GAAP Accounting Standards Codification Topic 320.
“Associate” when used to indicate a relationship with any Person means (1) any corporation or organization (other than SSNF or any of its Subsidiaries) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (2) any trust or other estate in which such Person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity, or (3) any relative or family member of such Person.
“Average Closing Price” shall have the meaning as set forth in Section 7.01(h).
“Bank Merger” has the meaning set forth in Section 1.03.
“Bank Plan of Merger” has the meaning set forth in Section 1.03.
“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.
“BOLI” has the meaning set forth in Section 3.32(b).
“Book-Entry Shares” means any non-certificated share held by book entry in SSNF’s stock transfer book, which immediately prior to the Effective Time represents an outstanding share of SSNF Common Stock.
“Burdensome Condition” has the meaning set forth in Section 5.06(a).
“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. government or any day on which banking institutions in the State of Mississippi are authorized or obligated to close.
“Cash Consideration” has the meaning set forth in Section 2.01(c).
“Cash Election” has the meaning set forth in Section 2.02(a)(iii).
“Cash Election Shares” has the meaning set forth in Section 2.02(a)(iii).
“Certificate” means any outstanding certificate, which immediately prior to the Effective Time, represents an outstanding share of SSNF Common Stock.
“Claim” has the meaning set forth in Section 5.10(a).
“Closing” and “Closing Date” have the meanings set forth in Section 1.05(c).
“Code” has the meaning set forth in the Recitals.
“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.
“Controlled Group Members” means any of SSNF’s related organizations described in Code Sections 414(b), (c) or (m).
“Covered Employees” has the meaning set forth in Section 5.11(a).
“D&O Insurance” has the meaning set forth in Section 5.10(c).
“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to any such transaction or transactions.
“Determination Date” shall have the meaning as set forth in Section 7.01(h).

“Director Restrictive Covenant Agreements” has the meaning set forth in Section 5.17.
“Dissenting Shareholder” has the meaning set forth in Section 2.01(c).
“Dissenting Shares” has the meaning set forth in Section 2.01(c).
“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act.
“Effective Time” has the meaning set forth in Section 1.05(a).
“Election Deadline” has the meaning set forth in Section 2.02(a)(iv).
“Election Form” has the meaning set forth in Section 2.02(a)(iii).
“Enforceability Exception” has the meaning set forth in Section 3.05.
“Environmental Law” means any federal, state or local Law, regulation, order, decree, permit, authorization, opinion or agency requirement relating to: (a) pollution, the protection or restoration of the indoor or outdoor environment, human health and safety, or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (c) any injury or threat of injury to persons or property in connection with any Hazardous Substance. The term Environmental Law includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: (a) Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, as amended, 42 U.S.C. §9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. §2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §1101, et seq.; the Safe Drinking Water Act; 42 U.S.C. §300f, et seq.; the Occupational Safety and Health Act, 29 U.S.C. §651, et seq.; (b) common Law that may impose liability (including without limitation strict liability) or obligations for injuries or damages due to the presence of or exposure to any Hazardous Substance.
“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” has the meaning set forth in Section 3.15(a).
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Exchange Agent” means such exchange agent as may be designated by FBMS (which shall be FBMS’s transfer agent), and reasonably acceptable to SSNF, to act as agent for purposes of conducting the exchange procedures described in Article II.
“Exchange Fund” has the meaning set forth in Section 2.08(a).
“Exchange Ratio” has the meaning set forth in Section 2.01(d).
“Expiration Date” has the meaning set forth in Section 7.01(f).
“Fair Credit Reporting Act” means the Fair Credit Reporting Act, as amended.
“Fair Housing Act” means the Fair Housing Act, as amended.
“FBMS” has the meaning set forth in the preamble to this Agreement.
“FBMS Common Stock” means the voting and non-voting common stock, $1.00 par value per share, of FBMS.
“FBMS Disclosure Schedule” has the meaning set forth in Article IV.
“FBMS Ratio” shall have the meaning as set forth in Section 7.01(h).
“FBMS Reports” has the meaning set forth in Section 4.05(a).

“FDIA” has the meaning set forth in Section 3.27.
“FDIC” means the Federal Deposit Insurance Corporation.
“FFIEC” means the Federal Financial Institutions Examination Council.
“Final Index Price” shall mean the average of the Index Prices for the 20 consecutive full Trading Days ending on the Determination Date or, if the Determination Date is not a full Trading Day, the Trading Day immediately prior to the Determination Date.
“Financial Statements” has the meaning set forth in Section 3.07(b).
“FOFR” has the meaning set forth in Section 3.06.
“FRB” means the Board of Governors of the Federal Reserve System.
“GAAP” means generally accepted accounting principles in the United States of America, applied consistently with past practice, including with respect to quantity and frequency.
“Governmental Authority” means any U.S. or foreign federal, state or local governmental commission, board, body, bureau or other regulatory authority or agency, including, without limitation, courts and other judicial bodies, bank regulators, insurance regulators, applicable state securities authorities, the SEC, the IRS or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.
“Hazardous Substance” means any and all substances (whether solid, liquid or gas) defined, listed, or otherwise regulated as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, flammable or explosive materials, radioactive materials or words of similar meaning or regulatory effect under any present or future Environmental Law or that may have a negative impact on human health or the environment, including, but not limited to, petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise). Hazardous Substance does not include substances of kinds and in amounts ordinarily and customarily used or stored for the purposes of cleaning or other maintenance or operations.
“Holder” means the holder of record of shares of SSNF Common Stock.
“Home Mortgage Disclosure Act” means Home Mortgage Disclosure Act of 1975, as amended.
“Indemnified Parties” and “Indemnifying Party” have the meanings set forth in Section 5.10(a).
“Index Price” shall mean the closing price on such date of the KBW Nasdaq Regional Banking Index (KRX).
“Index Ratio” shall have the meaning as set forth in Section 7.01(h).
“Informational Systems Conversion” has the meaning set forth in Section 5.13.
“Initial Notice Period” shall have the meaning as set forth in Section 7.01(h).
“Insurance Policies” has the meaning set forth in Section 3.32(a).
“Intellectual Property” means (a) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; (b) patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); (c) copyrights (including any registrations and applications for any of the foregoing); (d) Software (excluding off-the-shelf Software); and (e) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies.
“IRS” means the United States Internal Revenue Service.

“Knowledge” means, with respect to SSNF, the actual knowledge, of the Persons set forth in SSNF Disclosure Schedule 8.01, after due inquiry of their direct subordinates who would be likely to have knowledge of such matter, and with respect to FBMS, the actual knowledge of the Persons set forth in FBMS Disclosure Schedule 8.01, after due inquiry of their direct subordinates who would be likely to have knowledge of such matter.
“Law” means any federal, state, local or foreign Law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority that is applicable to the referenced Person.
“Leases” has the meaning set forth in Section 3.30(b).
“Letter of Transmittal” has the meaning set forth in Section 2.07.
“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance, conditional and installment sale agreement, charge, claim, option, rights of first refusal, encumbrances, or security interest of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership).
“Loans” has the meaning set forth in Section 3.22(a).
“Mailing Date” has the meaning set forth in Section 2.02(a).
“Material Adverse Effect” with respect to any party means (i) any change, development or effect that individually or in the aggregate is, or is reasonably likely to be, material and adverse to the condition (financial or otherwise), results of operations, liquidity, assets or deposit liabilities, properties, or business of such party and its Subsidiaries, taken as a whole, or (ii) any change, development or effect that individually or in the aggregate would, or would be reasonably likely to, materially impair the ability of such party to perform its obligations under this Agreement or otherwise materially impairs, or is reasonably likely to materially impair, the ability of such party to consummate the Merger and the transactions contemplated hereby; provided, however, that, in the case of clause (i) only, a Material Adverse Effect shall not be deemed to include the impact of  (A) changes after the date of this Agreement in banking and similar Laws of general applicability or interpretations thereof by Governmental Authorities (except to the extent that such change disproportionately adversely affects SSNF and its Subsidiaries or FBMS and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which SSNF and FBMS operate, in which case only the disproportionate effect will be taken into account), (B) changes after the date of this Agreement in GAAP or regulatory accounting requirements applicable to banks or bank holding companies generally (except to the extent that such change disproportionately adversely affects SSNF and its Subsidiaries or FBMS and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which SSNF and FBMS operate, in which case only the disproportionate effect will be taken into account), (C) changes after the date of this Agreement in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally (except to the extent that such change disproportionately adversely affects SSNF and its Subsidiaries or FBMS and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which SSNF and FBMS operate, in which case only the disproportionate effect will be taken into account), (D) public disclosure of the transactions contemplated hereby or actions expressly required by this Agreement or actions or omissions that are taken with the prior written consent of the other party, or as otherwise expressly permitted or contemplated by this Agreement, (E) any failure by SSNF or FBMS to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect), (F) changes in the trading price or trading volume of FBMS Common Stock, and (G) the impact of this Agreement and the transactions contemplated hereby on relationships with customers or employees (including the loss of personnel subsequent to the date of this Agreement).
“Maximum D&O Tail Premium” has the meaning set forth in Section 5.10(d).

“Merger” has the meaning set forth in the recitals.
“Merger Consideration” shall mean the Per Share Cash Consideration and the Per Share Stock Consideration, as the case may be, to be paid pursuant to the provisions of Article II hereof.
“MGCL” has the meaning set forth in Section 1.01.
“NASDAQ” means The NASDAQ Global Select Market.
“National Labor Relations Act” means the National Labor Relations Act, as amended.
“Notice of Superior Proposal” has the meaning set forth in Section 5.09(e).
“Non-Election Shares” has the meaning set forth in Section 2.01(e).
“OCC” has the meaning set forth in Section 3.06.
“Ordinary Course of Business” means the ordinary, usual and customary course of business of SSNF and SSNF’s Subsidiaries consistent with past practice, including with respect to frequency and amount.
“OREO” has the meaning set forth in Section 3.22(c).
“Outstanding Shares Number” means the number of shares of SSNF Common Stock issued and outstanding immediately prior to the Effective Time, which number shall not exceed 1,027,599 shares plus up to an additional 80,000 shares issued pursuant to the SSNF Stock Plans after the date of this Agreement.
“Party” or “Parties” have the meaning set forth in the preamble.
“Per Share Cash Consideration” has the meaning set forth in Section 2.01(c).
“Per Share Stock Consideration” has the meaning set forth in Section 2.01(c).
“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature.
“Plan of Merger” has the meaning set forth in Section 1.04.
“Proxy Statement-Prospectus” means the proxy statement and prospectus and other proxy solicitation materials of FBMS and SSNF relating to the SSNF Meeting.
“Registration Statement” means the Registration Statement on Form S-4 to be filed with the SEC by FBMS in connection with the issuance of shares of FBMS Common Stock in the Merger (including the Proxy Statement-Prospectus constituting a part thereof).
“Regulations” means the final and temporary regulations promulgated under the Code by the United States Department of the Treasury.
“Regulatory Approval” has the meaning set forth in Section 3.06.
“Requisite SSNF Shareholder Approval” means approval of this Agreement by a vote (in person or by proxy) of the majority of the outstanding shares of SSNF Common Stock entitled to vote thereon at the SSNF Meeting.
“Representative” has the meaning set forth in Section 2.02(a).
“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shortfall Number” has the meaning set forth in Section 2.02(b).
“Software” means computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.
“SSNF” has the meaning set forth in the preamble to this Agreement.
“SSNF 401(a) Plan” has the meaning set forth in Section 3.15(c).
“SSNF Benefit Plans” has the meaning set forth in Section 3.15(a).
“SSNF Cancelled Shares” has the meaning set forth in Section 2.01(b).
“SSNF Common Stock” means the common stock, $0.01 par value per share, of SSNF.
“SSNF Disclosure Schedule” has the meaning set forth in Article III.
“SSNF Employees” has the meaning set forth in Section 3.15(a).
“SSNF Expenses” has the meaning set forth in Section 5.20.
“SSNF Financial Advisor” has the meaning set forth in Section 3.14.
“SSNF Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of SSNF and its Subsidiaries.
“SSNF Investment Securities” means the investment securities of SSNF and its Subsidiaries.
“SSNF Loan” has the meaning set forth in Section 3.22(d).
“SSNF Material Contracts” has the meaning set forth in Section 3.12(a).
“SSNF Meeting” has the meaning set forth in Section 5.04(a)(i).
“SSNF Preferred Stock” means the preferred stock, par value $0.01 per share, of SSNF.
“SSNF Recommendation” has the meaning set forth in Section 5.04(a)(ii).
“SSNF Regulatory Agreement” has the meaning set forth in Section 3.13.
“SSNF Reports” has the meaning set forth in Section 3.07(a).
“SSNF Representatives” has the meaning set forth in Section 5.09(a).
“SSNF Restricted Share” has the meaning set forth in Section 2.01(a).
“SSNF Stock Plans” means all equity plans of SSNF or any Subsidiary.
“SSNF Subsequent Determination” has the meaning set forth in Section 5.09(e).
“SSNF Voting Agreement” or “SSNF Voting Agreements” shall have the meaning set forth in the recitals to this Agreement.
“Starting FBMS Stock Price” shall mean $31.90.
“Starting Index Price” shall mean the Index Price on the date of this Agreement.
“Stock Consideration” has the meaning set forth in Section 2.01(c).
“Stock Conversion Number” has the meaning set forth in Section 2.02(a).
“Stock Election” has the meaning set forth in Section 2.02(a)(iii).
“Stock Election Number” has the meaning set forth in Section 2.01(d).
“Stock Election Shares” has the meaning set forth in Section 2.02(a)(iii).

“Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such party. Any reference in this Agreement to a Subsidiary of SSNF means, unless the context otherwise requires, any current or former Subsidiary of SSNF.
“Sunshine Bank” has the meaning set forth in Section 1.03.
“Superior Proposal” has the meaning set forth in Section 5.09.
“Surviving Bank” has the meaning set forth in Section 1.03.
“Surviving Entity” has the meaning set forth in the Recitals.
“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.
“Tax Returns” means any return, amended return, declaration or other report (including elections, declarations, schedules, estimates and information returns) required to be filed with any taxing authority with respect to any Taxes.
“Termination Date” has the meaning set forth in Section 7.01(h).
“Termination Fee” has the meaning set forth in Section 7.02(a).
“The date hereof” or “the date of this Agreement” means the date first set forth above in the preamble to this Agreement.
“The First” has the meaning set forth in Section 1.03.
“Trading Day” means any day on which the NASDAQ Stock Market is open for trading; provided that a “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (Eastern Time).
“Truth in Lending Act” means the Truth in Lending Act of 1968, as amended.
“USA PATRIOT Act” means the USA PATRIOT Act of 2001, Public Law 107-56, and the regulations promulgated thereunder.
ARTICLE IX

MISCELLANEOUS
Section 9.01 Survival.   No representations, warranties, agreements or covenants contained in this Agreement shall survive the Effective Time other than this Section 9.01 and any other agreements or covenants contained herein that by their express terms are to be performed after the Effective Time, including, without limitation, Section 5.10.
Section 9.02 Waiver; Amendment.   Prior to the Effective Time and to the extent permitted by applicable Law, any provision of this Agreement may be (a) waived by the Party benefited by the provision, provided such waiver is in writing and signed by such Party, or (b) amended or modified at any time, by an agreement in writing among the Parties executed in the same manner as this Agreement, except that after the SSNF Meeting no amendment shall be made which by Law requires further approval by the shareholders of FBMS or SSNF without obtaining such approval. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.
Section 9.03 Governing Law; Jurisdiction; Waiver of Right to Trial by Jury.
(a) This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Mississippi, without regard for conflict of law provisions.

(b) Each Party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Mississippi (the “Mississippi Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Mississippi Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Mississippi Courts, (iii) waives any objection that the Mississippi Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.05.
(c) Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the transactions contemplated by this Agreement. Each Party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each Party understands and has considered the implications of this waiver, (iii) each Party makes this waiver voluntarily, and (iv) each Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.03.
Section 9.04 Expenses   Except as otherwise provided in Section 7.02, each Party will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel. Nothing contained in this Agreement shall limit either Party’s rights to recover any liabilities or damages arising out of the other Party’s willful breach of any provision of this Agreement.
Section 9.05 Notices.   All notices, requests and other communications hereunder to a Party, shall be in writing and shall be deemed properly given if delivered (a) personally, (b) by registered or certified mail (return receipt requested), with adequate postage prepaid thereon, (c) by properly addressed electronic mail delivery (with confirmation of delivery receipt), or (d) by reputable courier service to such Party at its address set forth below, or at such other address or addresses as such Party may specify from time to time by notice in like manner to the Parties. All notices shall be deemed effective upon delivery.
(a)
if to FBMS, to:

The First Bancshares, Inc.
6480 U.S. Highway 98 West
Hattiesburg, MS 39404-5549
Attn: M. Ray Cole, Jr., President & CEO
E-mail: hcole@thefirstbank.com
with a copy (which shall not constitute notice to FBMS) to:
Alston & Bird LLP
One Atlantic Center
1201 West Peachtree Street
Atlanta, GA 30309
Attn: Mark Kanaly
E-mail: mark.kanaly@alston.com
(b)
if to SSNF, to:

Sunshine Financial, Inc.
1400 East Park Avenue
Tallahassee, FL 32301
Attn: Louis O. Davis, Jr., President & CEO
E-mail: ldavis@banksunshine.com

with a copy (which shall not constitute notice to SSNF) to:
Silver, Freedman, Taff  & Tiernan LLP
3299 K Street, N.W. Suite 100
Washington, DC 20007-4444
Attn. Michael Sadow, P.C.
E-mail: mike@sfttlaw.com
Section 9.06 Entire Understanding; No Third Party Beneficiaries.   This Agreement represents the entire understanding of the Parties and thereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ rights under Section 5.10, FBMS and SSNF hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other Party, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person (including any person or employees who might be affected by Section 5.11), other than the Parties, any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations between the Parties and are for the sole benefit of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
Section 9.07 Severability.   In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the Parties will use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.
Section 9.08 Enforcement of the Agreement.   The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction without having to show or prove economic damages and without the requirement of posting a bond, this being in addition to any other remedy to which they are entitled at law or in equity.
Section 9.09 Interpretation.
(a) When a reference is made in this Agreement to sections, exhibits or schedules, such reference shall be to a section of, or exhibit or schedule to, this Agreement unless otherwise indicated. The table of contents and captions and headings contained in this Agreement are included solely for convenience of reference; if there is any conflict between a caption or heading and the text of this Agreement, the text shall control. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
(b) The Parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents contemplated herein. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other agreement or document contemplated herein, this Agreement and such other agreements or documents shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorizing any of the provisions of this Agreement or any other agreements or documents contemplated herein.
(c) The SSNF Disclosure Schedule and the FBMS Disclosure Schedule, as well as all other schedules and all exhibits to this Agreement, shall be deemed part of this Agreement and included in any reference to this Agreement. Any matter disclosed pursuant to any section of either Disclosure Schedule shall be deemed disclosed for purposes of any other section of Article III or Article IV, respectively, to the extent that applicability of the disclosure to such other section is reasonably apparent on the face, notwithstanding the absence of a specific cross-reference, of such disclosure. No item is required to be set forth in either Disclosure Schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect. The mere inclusion of an item in either Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by either party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, or that any breach or violation of applicable Laws or any contract exists or has actually occurred. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable Law.
(d) Any reference contained in this Agreement to specific statutory or regulatory provisions or to any specific Governmental Authority shall include any successor statute or regulation, or successor Governmental Authority, as the case may be. Unless the context clearly indicates otherwise, the masculine, feminine, and neuter genders will be deemed to be interchangeable, and the singular includes the plural and vice versa. As used herein, (i) the term “made available” means any document or other information that was (a) provided by one party or its representatives to the other party or its representatives prior to the date hereof or (b) included in the virtual data room of a party prior to the date hereof, and (ii) the word “or” is not exclusive.
(e) Unless otherwise specified, the references to “Section” and “Article” in this Agreement are to the Sections and Article of this Agreement. When used in this Agreement, words such as “herein”, “hereinafter”, “hereof”, “hereto”, and “hereunder” refer to this Agreement as a whole, unless the context clearly requires otherwise.
Section 9.10 Assignment.   No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party, and any purported assignment in violation of this Section 9.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.
Section 9.11 Counterparts.   This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.
THE FIRST BANCSHARES, INC.
By:
/s/ M. Ray Cole, Jr.

Name:  M. Ray Cole, Jr.
Title:    Vice Chairman, President and            Chief Executive Officer
SUNSHINE FINANCIAL, INC.
By:
/s/ Louis O. Davis, Jr.

Name:  Louis O. Davis, Jr.
Title:    President and Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

EXHIBIT A
SSNF VOTING AGREEMENT
THIS VOTING AGREEMENT (this “Agreement”) is dated as of December 6, 2017, by and between the undersigned holder (“Shareholder”) of common stock of Sunshine Financial, Inc., a Maryland corporation (“SSNF”), and The First Bancshares, Inc., a Mississippi corporation (“FBMS”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).
RECITALS:
WHEREAS, concurrently with the execution of this Agreement, FBMS and SSNF are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which (i) SSNF will merge with and into FBMS, with FBMS as the surviving entity, and (ii) Sunshine Community Bank, a Florida state-chartered bank and wholly-owned subsidiary of SSNF (“Sunshine Bank”) will merge with and into The First, A National Banking Association, a national banking association and direct wholly-owned subsidiary of FBMS (“The First Bank”), with The First Bank as the surviving bank (collectively, the “Merger”), and in connection with the Merger, each outstanding share of common stock of SSNF, $0.01 par value per share (“SSNF Common Stock”), will be converted into the right to receive the Merger Consideration and cash in lieu of fractional shares of FBMS Common Stock;
WHEREAS, Shareholder “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) and is entitled to dispose of  (or direct the disposition of) and to vote (or direct the voting of) directly or indirectly the number of shares of SSNF Common Stock indicated on the signature page of this Agreement under the heading “Total Number of Shares of SSNF Common Stock Subject to this Agreement” (such shares, together with any additional shares of SSNF Common Stock subsequently acquired by Shareholder during the term of this Agreement, including through the exercise of any stock option or other equity award, warrant or similar instrument, being referred to collectively as the “Shares”); and
WHEREAS, it is a material inducement to the willingness of FBMS to enter into the Merger Agreement that Shareholder execute and deliver this Agreement.
AGREEMENT:
NOW, THEREFORE, in consideration of, and as a material inducement to, FBMS entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by FBMS in connection therewith, Shareholder and FBMS agree as follows:
Section 1. Agreement to Vote Shares.   Shareholder, solely in his, her or its capacity as a shareholder of SSNF, agrees that, while this Agreement is in effect, at any meeting of shareholders of SSNF, however called, or at any adjournment thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by FBMS, Shareholder shall:
(a) appear at each such meeting in person or by proxy or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and
(b) vote (or cause to be voted), in person or by proxy, all the Shares as to which the Shareholder has, directly or indirectly, the right to vote or direct the voting, (i) in favor of adoption and approval of the Merger Agreement (including any amendments or modifications of the terms thereof approved by the board of directors of SSNF and adopted in accordance with the terms thereof); (ii) in favor of any proposal to adjourn or postpone such meeting, if necessary, to solicit additional proxies to approve the Merger Agreement; (iii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of SSNF contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iv) against any Acquisition Proposal (as
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defined in the Merger Agreement) or any other action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement.
Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of SSNF, to approve or adopt the Merger Agreement unless this Agreement shall have been terminated in accordance with its terms.
Section 2. No Transfers.   Until the earlier of  (i) the termination of this Agreement pursuant to Section 6 and (ii) receipt of the Requisite SSNF Shareholder Approval, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares, except the following transfers shall be permitted: (a) transfers by will or operation of Law, in which case this Agreement shall bind the transferee, (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to each transferee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, (d) transfers or the surrender of Shares in connection with the payment of the exercise price or any related withholding taxes owed by the holder of an SSNF Stock Option who exercises an SSNF Stock Option or owed by a holder of an SSNF Restricted Share upon the vesting of an SSNF Restricted Share and (e) such transfers as FBMS may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.
Section 3. Representations and Warranties of Shareholder.   Shareholder represents and warrants to and agrees with FBMS as follows:
(a) Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.
(b) This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by FBMS, constitutes the valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
(c) The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.
(d) Shareholder is the beneficial owner of, or is the trustee that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good title to all of the Shares, and the Shares are owned free and clear of any liens, security interests, charges or other encumbrances. The Shares do not include shares over which Shareholder exercises control in a fiduciary capacity for any other person or entity that is not an Affiliate of Shareholder, and no representation by Shareholder is made with respect thereto. Shareholder has the right to vote the Shares, and none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement. Shareholder does not own, of record or beneficially, any shares of capital stock of SSNF other than the Shares or any other securities convertible into or exercisable or exchangeable for such capital stock, other than any SSNF Stock Options and SSNF Restricted Shares.
Section 4. No Solicitation.   From and after the date hereof until the termination of this Agreement pursuant to Section 6, Shareholder, in his, her or its capacity as a shareholder of SSNF, shall not, nor shall such Shareholder authorize any partner, officer, director, advisor or representative of, such Shareholder or any of his, her or its Affiliates to, directly or indirectly (and, to the extent applicable to Shareholder, such
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Shareholder shall use commercially reasonable efforts to prohibit any of his, her or its representatives or Affiliates to), (a) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any person (other than FBMS) any information or data with respect to SSNF or otherwise relating to an Acquisition Proposal, (c) enter into any agreement, agreement in principle or letter of intent with respect to an Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal, (d) solicit proxies with respect to an Acquisition Proposal (other than the Merger Agreement) or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, or (e) initiate a shareholders’ vote or action by consent of SSNF’s shareholders with respect to an Acquisition Proposal.
Section 5. Specific Performance; Remedies; Attorneys’ Fees.   Shareholder acknowledges that it is a condition to the willingness of FBMS to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to FBMS if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, FBMS will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that FBMS has an adequate remedy at Law. Shareholder further agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with FBMS’ seeking or obtaining such equitable relief. In addition, after discussing the matter with Shareholder, FBMS shall have the right to inform any third party that FBMS reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of FBMS hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder’s agreement with FBMS set forth in this Agreement may give rise to claims by FBMS against such third party.
Section 6. Term of Agreement; Termination.   The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the mutual written agreement of the parties hereto, and shall be automatically terminated upon the earlier to occur of  (a) the Effective Time, (b) the amendment of the Merger Agreement in any manner that materially and adversely affects any of Shareholder’s rights set forth therein (including, for the avoidance of doubt, any reduction to the Merger Consideration), (c) termination of the Merger Agreement or (d) three (3) years from the date hereof. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.
Section 7. Entire Agreement.   This Agreement represents the entire understanding of the parties and thereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made.
Section 8. Modification and Waiver.   No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by each party. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.
Section 9. Severability.   In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.
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Section 10. Capacity as Shareholder.   This Agreement shall apply to Shareholder solely in his, her or its capacity as a shareholder of SSNF and it shall not apply in any manner to Shareholder in his, her or its capacity as a director or officer of SSNF, if applicable. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of Shareholder to comply with his, her or its fiduciary duties as a director or officer of SSNF, if applicable.
Section 11. Governing Law.   This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Mississippi, without regard for conflict of law provisions.
Section 12. Jurisdiction.   Any civil action, counterclaim, proceeding, or litigation arising out of or relating to this Agreement shall be brought in the courts of record of the State of Mississippi in Forrest County or the United States District Court, Southern District of Mississippi. Each party consents to the jurisdiction of such Mississippi court in any such civil action, counterclaim, proceeding, or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding, or litigation in such Mississippi court. Service of any court paper may be effected on such party by mail, as provided in this letter, or in such other manner as may be provided under applicable Laws.
Section 13. WAIVER OF JURY TRIAL.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.
Section 14. Waiver of Appraisal Rights; Further Assurances.   To the extent permitted by applicable law, Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger or demand fair value for his, her or its Shares in connection with the Merger, in each case, that Shareholder may have under applicable law. From time to time prior to the termination of this Agreement, at FBMS’s request and without further consideration, Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to effect the actions and consummate the transactions contemplated by this Agreement. Shareholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against FBMS, The First Bank, SSNF, First Community Bank or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger.
Section 15. Disclosure.   Shareholder hereby authorizes SSNF and FBMS to publish and disclose in any announcement or disclosure required by the Securities and Exchange Commission and in the Proxy Statement-Prospectus such Shareholder’s identity and ownership of the Shares and the nature of Shareholder’s obligations under this Agreement; provided, however, that FBMS shall provide Shareholder written drafts of any such disclosure and consider in good faith Shareholder’s comments thereto.
Section 16. Ownership.   Nothing in this Voting Agreement shall be construed to give FBMS any rights to exercise or direct the exercise of voting power as owner of the Shares or to vest in FBMS any direct or indirect ownership or incidents of ownership of or with respect to any of the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Shareholder, notwithstanding the provisions of this Voting Agreement, and FBMS shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of SSNF or to exercise any power or authority to direct the Shareholder in voting any of the Shares, except as otherwise expressly provided herein.
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Section 17. Fiduciary Duty.   No provision of this Agreement shall preclude or in any way limit the Shareholder (or any representative of the Shareholder) from exercising his or her fiduciary duties as a member of the Board of Directors or an officer of SSNF.
Section 18. Counterparts.   This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.
[Signature Page Follows]
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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.
THE FIRST BANCSHARES, INC.
By:

Name: M. Ray Cole, Jr.
Title:    President and Chief Executive Officer
SHAREHOLDER

Printed or Typed Name of Shareholder
By:

Name:
Title:
Total Number of Shares of SSNF Common Stock Subject to this Agreement:

Signature Page — Voting Agreement
A-A-6

EXHIBIT B
PLAN OF MERGER AND MERGER AGREEMENT
SUNSHINE COMMUNITY BANK
with and into
THE FIRST, A NATIONAL ASSOCIATION
under the charter of
THE FIRST, A NATIONAL ASSOCIATION
under the title of
“THE FIRST, A NATIONAL ASSOCIATION”
(“Resulting Bank”)
THIS PLAN OF MERGER AND MERGER AGREEMENT (this “Agreement”) is made and entered into as of  [•], 2017, by and between The First, A National Banking Association (“The First”), a national banking association, with its main office located at 6480 U.S. Highway 98 West, Hattiesburg, MS 39404-5549, and Sunshine Community Bank, a Florida state-chartered bank, with its main office located at 1400 East Park Avenue Tallahassee, FL 32301 (“Sunshine Community Bank,” together with The First, the “Banks”).
WHEREAS, at least a majority of the entire Board of Directors of The First has approved this Agreement and authorized its execution pursuant to the authority given by and in accordance with the provisions of The National Bank Act (the “Act”);
WHEREAS, at least a majority of the entire Board of Directors of Sunshine Community Bank has approved this Agreement and authorized its execution in accordance with Florida Statutes §658.42 and the Act;
WHEREAS, The First Bancshares, Inc. (“FBMS”), which owns all of the outstanding shares of The First, and Sunshine Financial, Inc. (“SSNF”), which owns all of the outstanding shares of Sunshine Community Bank, have entered into an Agreement and Plan of Merger (the “Holding Company Agreement”) which, among other things, contemplates the merger of SSNF with and into FBMS, all subject to the terms and conditions of such Holding Company Agreement (the “Holding Company Merger”)
WHEREAS, FBMS, as the sole shareholder of The First, and SSNF, as the sole shareholder of Sunshine Community Bank, have approved this Agreement; and
WHEREAS, each of the Banks is entering into this Agreement to provide for the merger of Sunshine Community Bank with and into The First, with The First being the surviving company of such merger transaction (the “Bank Merger”) subject to, and as soon as practicable following, the closing of the Holding Company Merger.
NOW, THEREFORE, for and in consideration of the premises and the mutual promises and agreements herein contained, the parties hereto agree as follows:
SECTION 1
Subject to the terms and conditions of this Agreement, at the Effective Time (as defined below) and pursuant to the Act, Sunshine Community Bank shall be merged with and into The First. The First shall continue its existence as the surviving company and Resulting Bank under the charter of the Resulting Bank and the separate corporate existence of Sunshine Community Bank shall cease. The closing of the Bank Merger shall become effective at the time specified in the certificate of merger issued by the Office of the Comptroller of the Currency (the “OCC”) in connection with the Bank Merger (such time when the Bank Merger becomes effective, the “Effective Time”).
SECTION 2
The name of the Resulting Bank shall be “The First, N.A.” or such other name as such bank may adopt prior to the Effective Time. The Resulting Bank will exercise trust powers.
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SECTION 3
The business of the Resulting Bank from and after the Effective Time shall be that of a national banking association. The business of the Resulting Bank shall be conducted from its main office which shall be located at 6480 U.S. Highway 98 West, Hattiesburg, MS 39404-5549, as well as at its legally established branches and at the banking offices of Sunshine Community Bank that are acquired in the Bank Merger (which such banking offices are set forth on Exhibit A to this Agreement and shall continue to conduct operations after the closing of the Bank Merger as branch offices of The First). The savings accounts of the Resulting Bank will be issued by the Resulting Bank in accordance with the Act.
SECTION 4
At the Effective Time, the amount of issued and outstanding capital stock of the Resulting Bank shall be the amount of capital stock of The First issued and outstanding immediately prior to Effective Time. Preferred stock shall not be issued by the Resulting Bank.
SECTION 5
All assets of Sunshine Community Bank and the Resulting Bank, as they exist at the Effective Time, shall pass to and vest in the Resulting Bank without any conveyance or other transfer; and the Resulting Bank shall be considered the same business and corporate entity as each constituent bank with all the rights, powers and duties of each constituent bank and the Resulting Bank shall be responsible for all the liabilities of every kind and description, of each of Sunshine Community Bank and the Resulting Bank existing as of the Effective Time, all in accordance with the provisions of the Act.
SECTION 6
The First and Sunshine Community Bank shall contribute to the Resulting Bank acceptable assets having a book value, over and above liability to its creditors, in such amounts as set forth on the books of The First and Sunshine Community Bank at the Effective Time.
SECTION 7
At the Effective Time, each outstanding share of common stock of Sunshine Community Bank shall be cancelled with no consideration being paid therefor.
Outstanding certificates representing shares of the common stock of Sunshine Community Bank shall, at the Effective Time, be cancelled.
SECTION 8
Upon the Effective Time, the then outstanding shares of The First’s common stock shall continue to remain outstanding shares of The First’s common stock, all of which shall continue to be owned by FBMS.
SECTION 9
The directors of the Resulting Bank following the Effective Time shall consist of those directors of The First as of the Effective Time, who shall serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal. The executive officers of the Resulting Bank following the Effective Time shall consist of those executive officers of The First as of the Effective Time, who shall serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.
SECTION 10
This Agreement is also subject to the following terms and conditions:
a)
The Holding Company Merger shall have closed and become effective.

b)
The OCC shall have approved this Agreement and the Bank Merger and shall have issued all other necessary authorizations and approvals for the Bank Merger, and any statutory waiting period shall have expired.

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c)
The Bank Merger may be abandoned at the election of The First at any time, whether before or after filings are made for regulatory approval of the Bank Merger.

SECTION 11
Each of the Banks hereby invites and authorizes the OCC to examine each of the Bank’s records in connection with the Bank Merger.
SECTION 12
Effective as of the Effective Time, the articles of association and bylaws of the Resulting Bank shall consist of the articles of association and bylaws of the Resulting Bank as in effect immediately prior to the Effective Time.
SECTION 13
This Agreement shall terminate if and at the time of any termination of the Holding Company Agreement.
SECTION 14
This Agreement embodies the entire agreement and understanding of the Banks with respect to the transactions contemplated hereby, and supersedes all other prior commitments, arrangements or understandings, both oral and written, among the Banks with respect to the subject matter hereof.
The provisions of this Agreement are intended to be interpreted and construed in a manner so as to make such provisions valid, binding and enforceable. In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable, then such provision shall be deemed to be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted in a manner so as to make such provision valid, binding and enforceable, then such provision shall be deemed to be excised from this Agreement and the validity, binding effect and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any manner.
No waiver, amendment, modification or change of any provision of this Agreement shall be effective unless and until made in writing and signed by the Banks. No waiver, forbearance or failure by any Bank of its rights to enforce any provision of this Agreement shall constitute a waiver or estoppel of such Bank’s right to enforce any other provision of this Agreement or a continuing waiver by such Bank of compliance with any provision hereof.
Except to the extent federal law is applicable, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Mississippi without regard to principles of conflicts of laws.
This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Banks’ respective successors and permitted assigns. Unless otherwise expressly stated herein, this Agreement shall not benefit or create any right of action in or on behalf of any person or entity other than the Banks.
This Agreement may be executed in counterparts (including by facsimile or optically-scanned electronic mail attachment), each of which shall be deemed to be original, but all of which together shall constitute one and the same instrument.
[Signatures on Following Page]
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IN WITNESS WHEREOF, Sunshine Community Bank and The First have entered into this Agreement as of the date first set forth above.
SUNSHINE COMMUNITY BANK
By:

Name:
Title:
THE FIRST, A NATIONAL ASSOCIATION
By:

Name:
Title:
[Signature Page to Bank Plan of Merger and Merger Agreement]
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Exhibit A
Banking Offices of the Resulting Bank
[To be completed prior to filing.]
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EXHIBIT C
FORM OF
NON-COMPETITION AND NON-DISCLOSURE AGREEMENT
This Non-Competition and Non-Disclosure Agreement (the “Agreement”), is dated as of [           ], 2017, by and between            , an individual resident of the State of       (“Director”), and The First Bancshares, Inc., a Mississippi corporation (“FBMS”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).
RECITALS:
WHEREAS, concurrently with the execution of this Agreement, FBMS and Sunshine Financial, Inc., a Maryland corporation (“SSNF”), are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which (i) SSNF will merge with and into FBMS, with FBMS as the surviving entity, and (ii) Sunshine Community Bank, a Florida state-chartered bank and wholly-owned subsidiary of SSNF (“Sunshine Bank”) will merge with and into The First, National Association, a national banking association and wholly-owned subsidiary of FBMS (“The First”), with The First as the surviving bank (collectively, the “Merger”);
WHEREAS, Director is a shareholder of SSNF and, as a result of the Merger and pursuant to the transactions contemplated by the Merger Agreement, Director is expected to receive significant consideration in exchange for the shares of SSNF Common Stock held by Director;
WHEREAS, prior to the date hereof, Director has served as a member of the Board of Directors of SSNF or Sunshine Bank, and, therefore, Director has knowledge of the Confidential Information and Trade Secrets (each as hereinafter defined);
WHEREAS, as a result of the Merger, FBMS will succeed to all of the Confidential Information and Trade Secrets, for which FBMS as of the Effective Time, will have paid valuable consideration and desires reasonable protection; and
WHEREAS, it is a material prerequisite to the consummation of the Merger that each director of SSNF and Sunshine Bank, including Director, enter into this Agreement.
AGREEMENT:
NOW, THEREFORE, in consideration of these premises and the mutual covenants and undertakings herein contained, FBMS and Director, each intending to be legally bound, covenant and agree as follows:
Section 1. Restrictive Covenants.
(a) Director acknowledges that (i) FBMS has separately bargained for the restrictive covenants in this Agreement; and (ii) the types and periods of restrictions imposed by the covenants in this Agreement are fair and reasonable to Director and such restrictions will not prevent Director from earning a livelihood.
(b) Having acknowledged the foregoing, solely in the event that the Merger is consummated, Director covenants and agrees with FBMS as follows:
(i) From and after the Effective Time, Director will not disclose or use any Confidential Information or Trade Secrets for so long as such information remains Confidential Information or a Trade Secret, as applicable, for any purpose, except for any disclosure that is required by applicable Law. In the event that Director is required by Law to disclose any Confidential Information, Director will: (A) if and to the extent permitted by such Law provide FBMS with prompt notice of such requirement prior to the disclosure so that FBMS may waive the requirements of this Agreement or seek an appropriate protective order at FBMS’s sole expense; and (B) use commercially reasonable efforts to obtain assurances that any Confidential Information disclosed will be accorded confidential treatment. If, in the absence of a waiver or protective order, Director is nonetheless, in the opinion of his or her counsel, required to disclose Confidential Information, disclosure may be made only as to that portion of the Confidential Information that counsel advises Director is required to be disclosed. Nothing contained in this Agreement limits the Director’s ability to file a charge or complaint with the
A-C-1

Equal Employment Opportunity Commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission that has jurisdiction over the Bank or any of its subsidiaries or affiliates (the “Government Agencies”). The Director further understands that this Agreement does not limit his ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Bank or any of its subsidiaries or affiliates. This Agreement does not limit the Director’s right to receive an award for information provided to any Government Agencies. In addition, pursuant to the Defend Trade Secrets Act of 2016, the Director understands that an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual (y) files any document containing the trade secret under seal; and (z) does not disclose the trade secret, except pursuant to court order.
(ii) Except as expressly provided on Schedule I to this Agreement, for a period beginning at the Effective Time and ending two (2) years after the Effective Time, Director will not (except on behalf of or with the prior written consent of FBMS), on Director’s own behalf or in the service or on behalf of others, solicit or attempt to solicit any customer of FBMS, The First, SSNF or Sunshine Bank (each a “Protected Party”), including actively sought prospective customers of Sunshine Bank as of the Effective Time, for the purpose of providing products or services that are Competitive (as hereinafter defined) with those offered or provided by any Protected Party.
(iii) Except as expressly provided on Schedule I to this Agreement, for a period beginning at the Effective Time and ending two (2) years after the Effective Time, Director will not (except on behalf of or with the prior written consent of FBMS), either directly or indirectly, on Director’s own behalf or in the service or on behalf of others, act as a director, manager, officer or employee of any business which is the same as or essentially the same as the business conducted by any Protected Party and which has an office located within the Restricted Territory.
(iv) For a period beginning at the Effective Time and ending two (2) years after the Effective Time, Director will not, on Director’s own behalf or in the service or on behalf of others, solicit or recruit or attempt to solicit or recruit, directly or by assisting others, any employee of any Protected Party, whether or not such employee is a full-time employee or a temporary employee of such Protected Party, whether or not such employment is pursuant to a written agreement and whether or not such employment is for a determined period or is at will, to cease working for such Protected Party; provided that the foregoing will not prevent the placement of any general solicitation for employment not specifically directed towards employees of any Protected Party or hiring any such person as a result thereof.
(c) For purposes of this Section 1, the following terms shall be defined as set forth below:
(i) “Competitive,” with respect to particular products or services, means products or services that are the same as or similar to the products or services of any Protected Party.
(ii) “Confidential Information” means data and information:
(A) relating to the business of SSNF and its Subsidiaries, including Sunshine Bank, regardless of whether the data or information constitutes a Trade Secret;
(B) disclosed to Director or of which Director became aware as a consequence of Director’s relationship with SSNF and/or Sunshine Bank; and
(C) not generally known to competitors of SSNF or FBMS.
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Confidential Information shall include Trade Secrets, methods of operation, names of customers, price lists, financial information and projections, personnel data and similar information; provided, however, that the terms “Confidential Information” and “Trade Secrets” shall not mean data or information that (x) has been disclosed to the public, except where such public disclosure has been made by Director without authorization from SSNF or FBMS, (y) has been independently developed and disclosed by others, or (z) has otherwise entered the public domain through lawful means.
(iii) “Restricted Territory” means each county in Florida where Sunshine Bank operates a banking office at the Effective Time and each county contiguous to each of such counties.
(iv) “Trade Secret” means information, without regard to form, including technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans or a list of actual or potential customers or suppliers, that is not commonly known by or available to the public and which information:
(A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and
(B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.
(d) Director acknowledges that irreparable loss and injury would result to FBMS upon the breach of any of the covenants contained in this Section 1 and that damages arising out of such breach would be difficult to ascertain. Director hereby agrees that, in addition to all other remedies provided at law or in equity, FBMS may petition and obtain from a court of law or equity, without the necessity of proving actual damages and without posting any bond or other security, both temporary and permanent injunctive relief to prevent a breach by Director of any covenant contained in this Section 1, and shall be entitled to an equitable accounting of all earnings, profits and other benefits arising out of any such breach. In the event that the provisions of this Section 1 should ever be determined to exceed the time, geographic or other limitations permitted by applicable Law, then such provisions shall be modified so as to be enforceable to the maximum extent permitted by Law. If such provision(s) cannot be modified to be enforceable, the provision(s) shall be severed from this Agreement to the extent unenforceable. The remaining provisions and any partially enforceable provisions shall remain in full force and effect.
Section 2. Term; Termination.   This Agreement may be terminated at any time by the written consent of the parties hereto, and this Agreement shall be automatically terminated upon the earlier of (i) termination of the Merger Agreement; (ii) two (2) years following the Effective Time or (iii) upon a Change in Control of FBMS (as defined in Schedule I). For the avoidance of doubt, the provisions of Section 1 shall only become operative upon the consummation of the Merger but, in such event, shall survive the consummation of the Merger until the earlier of  (a) two (2) years after the Effective Time or (b) upon a Change in Control of FBMS. Upon termination of this Agreement, no party shall have any further obligations or liabilities hereunder, except that termination of this Agreement will not relieve a breaching party from liability for any breach of any provision of this Agreement occurring prior to the termination of this Agreement.
Section 3. Notices.   All notices, requests and other communications hereunder to a party, shall be in writing and shall be deemed properly given if delivered (a) personally, (b) by registered or certified mail (return receipt requested), with adequate postage prepaid thereon, (c) by properly addressed electronic mail delivery (with confirmation of delivery receipt), or (d) by reputable courier service to such party at its address set forth below, or at such other address or addresses as such party may specify from time to time by notice in like manner to the parties hereto. All notices shall be deemed effective upon delivery.
A-C-3

If to FBMS:
The First Bancshares, Inc.
6480 U.S. Highway 98 West
Hattiesburg, MS 39404-5549
Attn: M. Ray Cole, Jr., President & CEO
E-mail: hcole@thefirstbank.com

If to Director:
The address of Director’s principal residence as it appears in SSNF’s records as of the date hereof, as subsequently modified by Director’s provision of notice regarding the same to FBMS.

Section 4. Governing Law; Jurisdiction.   This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Mississippi, without regard for conflict of law provisions. Any civil action, counterclaim, proceeding, or litigation arising out of or relating to this Agreement shall be brought in the courts of record of the State of Mississippi in Forrest County or the United States District Court, Southern District of Mississippi. Each party consents to the jurisdiction of such Mississippi court in any such civil action, counterclaim, proceeding, or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding, or litigation in such Mississippi court. Service of any court paper may be effected on such party by mail, as provided in this letter, or in such other manner as may be provided under applicable Laws.
Section 5. Modification and Waiver.   No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Director and FBMS. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.
Section 6. Severability.   In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.
Section 7. Counterparts.   This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.
Section 8. Entire Agreement.   This Agreement represents the entire understanding of the parties and thereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made.
Section 9. Construction; Interpretation.   Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The headings in this Agreement are for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any of its provisions.
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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.
THE FIRST BANCSHARES, INC.
By:

Name:  M. Ray Cole, Jr.
Title:    President and Chief Executive Officer
DIRECTOR

Signature Page — Non-Competition and Non-Disclosure Agreement
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Schedule I
For avoidance of doubt, the parties acknowledge and agree that the restrictions set forth in Sections 1(b) (ii) and (iii) shall not apply to any of the following activities of Director:
1.
The provision of legal services by Director to any Person.

2.
The offer and sale of insurance products by Director to any Person.

3.
The provision of investment advisory and brokerage services by Director to any Person.

4.
The provision of private equity/venture capital financing by Director to any Person.

5.
The provision of accounting services by Director to any Person.

6.
The ownership of 5% or less of any class of securities of any Person.

7.
The provision of automobile financing in connection with the operation of auto dealerships.

8.
Obtaining banking-related services or products for entities owned or controlled by the Director.

9.
Referrals of clients or obtaining banking-related services in connection with the conduct of real estate or mortgage broker businesses.

10.
Activities that are incidental to the Director’s performance of his or her profession so long as such activities are not a scheme to circumvent the restrictions contained in this Agreement.

For the purposes of this agreement, “Change in Control of FBMS” means (a) any person or group of persons within the meaning of  §13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the beneficial owner, directly or indirectly, of 50% or more of the (1) outstanding voting securities of FBMS or The First, or (2)the assets of FBMS and The First, taken as a whole, or (b) individuals serving on the board of directors of FBMS as of the Effective Time cease for any reason to constitute at least a majority of the board of directors of FBMS (the “Incumbent Board”), provided that any person becoming a director subsequent to the Effective Time whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by FBMS’s shareholders was approved by the nominating committee serving under an Incumbent Board, shall be considered a member of the Incumbent Board.
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EXHIBIT D
FORM OF
NON-COMPETITION AND NON-DISCLOSURE AGREEMENT
This Non-Competition and Non-Disclosure Agreement (the “Agreement”), is dated as of            , 2017, by and between           , an individual resident of the State of             (“Director”), and The First Bancshares, Inc., a Mississippi corporation (“FBMS”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).
RECITALS:
WHEREAS, concurrently with the execution of this Agreement, FBMS and Sunshine Financial, Inc., a Maryland corporation (“SSNF”), are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which (i) SSNF will merge with and into FBMS, with FBMS as the surviving entity, and (ii) Sunshine Community Bank, a Florida state-chartered bank and wholly-owned subsidiary of SSNF (“Sunshine Bank”) will merge with and into The First, National Association, a national banking association and wholly-owned subsidiary of FBMS (“The First”), with The First as the surviving bank (collectively, the “Merger”);
WHEREAS, Director is a shareholder of SSNF and, as a result of the Merger and pursuant to the transactions contemplated by the Merger Agreement, Director is expected to receive significant consideration in exchange for the shares of SSNF Common Stock held by Director;
WHEREAS, prior to the date hereof, Director has served as a member of the Board of Directors of SSNF or Sunshine Bank, and, therefore, Director has knowledge of the Confidential Information and Trade Secrets (each as hereinafter defined);
WHEREAS, as a result of the Merger, FBMS will succeed to all of the Confidential Information and Trade Secrets, for which FBMS as of the Effective Time, will have paid valuable consideration and desires reasonable protection; and
WHEREAS, it is a material prerequisite to the consummation of the Merger that each director of SSNF and Sunshine Bank, including Director, enter into this Agreement.
AGREEMENT:
NOW, THEREFORE, in consideration of these premises and the mutual covenants and undertakings herein contained, FBMS and Director, each intending to be legally bound, covenant and agree as follows:
Section 1. Restrictive Covenants.
(a) Director acknowledges that (i) FBMS has separately bargained for the restrictive covenants in this Agreement; and (ii) the types and periods of restrictions imposed by the covenants in this Agreement are fair and reasonable to Director and such restrictions will not prevent Director from earning a livelihood.
(b) Having acknowledged the foregoing, solely in the event that the Merger is consummated, Director covenants and agrees with FBMS as follows:
(i) From and after the Effective Time, Director will not disclose or use any Confidential Information or Trade Secrets for so long as such information remains Confidential Information or a Trade Secret, as applicable, for any purpose, except for any disclosure that is required by applicable Law. In the event that Director is required by Law to disclose any Confidential Information, Director will: (A) if and to the extent permitted by such Law provide FBMS with prompt notice of such requirement prior to the disclosure so that FBMS may waive the requirements of this Agreement or seek an appropriate protective order at FBMS’s sole expense; and (B) use commercially reasonable efforts to obtain assurances that any Confidential Information disclosed will be accorded confidential treatment. If, in the absence of a waiver or protective order, Director is nonetheless, in the opinion of his or her counsel, required to disclose Confidential Information, disclosure may be made only as to that portion of the Confidential Information that counsel advises Director is required to be disclosed. Nothing contained in this Agreement limits the Director’s ability to file a charge or complaint with the
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Equal Employment Opportunity Commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission that has jurisdiction over the Bank or any of its subsidiaries or affiliates (the “Government Agencies”). The Director further understands that this Agreement does not limit his ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Bank or any of its subsidiaries or affiliates. This Agreement does not limit the Director’s right to receive an award for information provided to any Government Agencies. In addition, pursuant to the Defend Trade Secrets Act of 2016, the Director understands that an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual (y) files any document containing the trade secret under seal; and (z) does not disclose the trade secret, except pursuant to court order.
(ii) Except as expressly provided on Schedule I to this Agreement, for a period beginning at the Effective Time and ending two (2) years after the Effective Time, Director will not (except on behalf of or with the prior written consent of FBMS), on Director’s own behalf or in the service or on behalf of others, solicit or attempt to solicit any customer of FBMS, The First, SSNF or Sunshine Bank (each a “Protected Party”), including actively sought prospective customers of Sunshine Bank as of the Effective Time, for the purpose of providing products or services that are Competitive (as hereinafter defined) with those offered or provided by any Protected Party.
(iii) Except as expressly provided on Schedule I to this Agreement, for a period beginning at the Effective Time and ending six (6) months after the Effective Time, Director will not (except on behalf of or with the prior written consent of FBMS), either directly or indirectly, on Director’s own behalf or in the service or on behalf of others, act as a director, manager, officer or employee of any business which is the same as or essentially the same as the business conducted by any Protected Party and which has an office located within the Restricted Territory.
(iv) For a period beginning at the Effective Time and ending two (2) years after the Effective Time, Director will not, on Director’s own behalf or in the service or on behalf of others, solicit or recruit or attempt to solicit or recruit, directly or by assisting others, any employee of any Protected Party, whether or not such employee is a full-time employee or a temporary employee of such Protected Party, whether or not such employment is pursuant to a written agreement and whether or not such employment is for a determined period or is at will, to cease working for such Protected Party; provided that the foregoing will not prevent the placement of any general solicitation for employment not specifically directed towards employees of any Protected Party or hiring any such person as a result thereof.
(c) For purposes of this Section 1, the following terms shall be defined as set forth below:
(i) “Competitive,” with respect to particular products or services, means products or services that are the same as or similar to the products or services of any Protected Party.
(ii) “Confidential Information” means data and information:
(A) relating to the business of SSNF and its Subsidiaries, including Sunshine Bank, regardless of whether the data or information constitutes a Trade Secret;
(B) disclosed to Director or of which Director became aware as a consequence of Director’s relationship with SSNF and/or Sunshine Bank; and
(C) not generally known to competitors of SSNF or FBMS.
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Confidential Information shall include Trade Secrets, methods of operation, names of customers, price lists, financial information and projections, personnel data and similar information; provided, however, that the terms “Confidential Information” and “Trade Secrets” shall not mean data or information that (x) has been disclosed to the public, except where such public disclosure has been made by Director without authorization from SSNF or FBMS, (y) has been independently developed and disclosed by others, or (z) has otherwise entered the public domain through lawful means.
(iii) “Restricted Territory” means each county in Florida where Sunshine Bank operates a banking office at the Effective Time and each county contiguous to each of such counties.
(iv) “Trade Secret” means information, without regard to form, including technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans or a list of actual or potential customers or suppliers, that is not commonly known by or available to the public and which information:
(A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and
(B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.
(d) Director acknowledges that irreparable loss and injury would result to FBMS upon the breach of any of the covenants contained in this Section 1 and that damages arising out of such breach would be difficult to ascertain. Director hereby agrees that, in addition to all other remedies provided at law or in equity, FBMS may petition and obtain from a court of law or equity, without the necessity of proving actual damages and without posting any bond or other security, both temporary and permanent injunctive relief to prevent a breach by Director of any covenant contained in this Section 1, and shall be entitled to an equitable accounting of all earnings, profits and other benefits arising out of any such breach. In the event that the provisions of this Section 1 should ever be determined to exceed the time, geographic or other limitations permitted by applicable Law, then such provisions shall be modified so as to be enforceable to the maximum extent permitted by Law. If such provision(s) cannot be modified to be enforceable, the provision(s) shall be severed from this Agreement to the extent unenforceable. The remaining provisions and any partially enforceable provisions shall remain in full force and effect.
Section 2. Term; Termination.   This Agreement may be terminated at any time by the written consent of the parties hereto, and this Agreement shall be automatically terminated upon the earlier of (i) termination of the Merger Agreement; (ii) two (2) years following the Effective Time or (iii) upon a Change in Control of FBMS (as defined in Schedule I). For the avoidance of doubt, the provisions of Section 1 shall only become operative upon the consummation of the Merger but, in such event, shall survive the consummation of the Merger until the earlier of  (a) two (2) years after the Effective Time or (b) upon a Change in Control of FBMS. Upon termination of this Agreement, no party shall have any further obligations or liabilities hereunder, except that termination of this Agreement will not relieve a breaching party from liability for any breach of any provision of this Agreement occurring prior to the termination of this Agreement.
Section 3. Notices.   All notices, requests and other communications hereunder to a party, shall be in writing and shall be deemed properly given if delivered (a) personally, (b) by registered or certified mail (return receipt requested), with adequate postage prepaid thereon, (c) by properly addressed electronic mail delivery (with confirmation of delivery receipt), or (d) by reputable courier service to such party at its address set forth below, or at such other address or addresses as such party may specify from time to time by notice in like manner to the parties hereto. All notices shall be deemed effective upon delivery.
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If to FBMS:
The First Bancshares, Inc.
6480 U.S. Highway 98 West
Hattiesburg, MS 39404-5549
Attn: M. Ray Cole, Jr., President & CEO
E-mail: hcole@thefirstbank.com

If to Director:
The address of Director’s principal residence as it appears in SSNF’s records as of the date hereof, as subsequently modified by Director’s provision of notice regarding the same to FBMS.

Section 4. Governing Law; Jurisdiction.   This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Mississippi, without regard for conflict of law provisions. Any civil action, counterclaim, proceeding, or litigation arising out of or relating to this Agreement shall be brought in the courts of record of the State of Mississippi in Forrest County or the United States District Court, Southern District of Mississippi. Each party consents to the jurisdiction of such Mississippi court in any such civil action, counterclaim, proceeding, or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding, or litigation in such Mississippi court. Service of any court paper may be effected on such party by mail, as provided in this letter, or in such other manner as may be provided under applicable Laws.
Section 5. Modification and Waiver.   No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Director and FBMS. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.
Section 6. Severability.   In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.
Section 7. Counterparts.   This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.
Section 8. Entire Agreement.   This Agreement represents the entire understanding of the parties and thereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made.
Section 9. Construction; Interpretation.   Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The headings in this Agreement are for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any of its provisions.
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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.
THE FIRST BANCSHARES, INC.
By:

Name: M. Ray Cole, Jr.
Title:   President and Chief Executive Officer
DIRECTOR

Signature Page — Non-Competition and Non-Disclosure Agreement
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Schedule I
For avoidance of doubt, the parties acknowledge and agree that the restrictions set forth in Sections 1(b) (ii) and (iii) shall not apply to any of the following activities of Director:
1.
The provision of legal services by Director to any Person.

2.
The offer and sale of insurance products by Director to any Person.

3.
The provision of investment advisory and brokerage services by Director to any Person.

4.
The provision of private equity/venture capital financing by Director to any Person.

5.
The provision of accounting services by Director to any Person.

6.
The ownership of 5% or less of any class of securities of any Person.

7.
The provision of automobile financing in connection with the operation of auto dealerships.

8.
Obtaining banking-related services or products for entities owned or controlled by the Director.

9.
Referrals of clients or obtaining banking-related services in connection with the conduct of real estate or mortgage broker businesses.

10.
Activities that are incidental to the Director’s performance of his or her profession so long as such activities are not a scheme to circumvent the restrictions contained in this Agreement.

For the purposes of this agreement, “Change in Control of FBMS” means (a) any person or group of persons within the meaning of  §13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the beneficial owner, directly or indirectly, of 50% or more of the (1) outstanding voting securities of FBMS or The First, or (2)the assets of FBMS and The First, taken as a whole, or (b) individuals serving on the board of directors of FBMS as of the Effective Time cease for any reason to constitute at least a majority of the board of directors of FBMS (the “Incumbent Board”), provided that any person becoming a director subsequent to the Effective Time whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by FBMS’s shareholders was approved by the nominating committee serving under an Incumbent Board, shall be considered a member of the Incumbent Board.
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EXHIBIT E

CLAIMS LETTER
December 6, 2017
The First Bancshares, Inc.
6480 U.S. Highway 98 West
Hattiesburg, MS 39404-5549
Ladies and Gentlemen:
This letter is delivered pursuant the Agreement and Plan of Merger, dated as of December 6, 2017 (the “Merger Agreement”), by and between The First Bancshares, Inc., a Mississippi corporation (“FBMS”), and Sunshine Financial, Inc., a Maryland corporation (“SSNF”).
Concerning claims which the undersigned may have against SSNF or any of its subsidiaries, including Sunshine Community Bank (each, a “SSNF Entity”), in his or her capacity as an officer, director or employee of any SSNF Entity, and in consideration of the promises, and the mutual covenants contained herein and in the Merger Agreement and the mutual benefits to be derived hereunder and thereunder, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned, intending to be legally bound, hereby agrees as follows:
Section 1. Definitions.   Unless otherwise defined in this letter, capitalized terms used in this letter have the meanings given to them in the Merger Agreement.
Section 2. Release of Certain Claims.
(a) The undersigned hereby releases and forever discharges, effective upon the consummation of the Merger pursuant to the Merger Agreement, each SSNF Entity, and each of their respective directors and officers (in their capacities as such), and their respective successors and assigns, and each of them (hereinafter, individually and collectively, the “Released Parties”) of and from any and all liabilities, claims, demands, debts, accounts, covenants, agreements, obligations, costs, expenses, actions or causes of action of every nature, character or description (collectively, “Claims”), which the undersigned, solely in his or her capacity as an officer, director or employee of any SSNF Entity has or claims to have, or previously had or claimed to have, in each case as of the Effective Time, against any of the Released Parties, whether or not in law, equity or otherwise, based in whole or in part on any facts, conduct, activities, transactions, events or occurrences known or unknown, matured or unmatured, contingent or otherwise (individually a “Released Claim,” and collectively, the “Released Claims”), except for (i) compensation for services that have accrued but have not yet been paid in the ordinary course of business consistent with past practice or other contract rights relating to severance, employment, stock options and restricted stock grants which have been disclosed in writing to FBMS on or prior to the date of the Merger Agreement, and (ii) the items listed in Section 2(b) below.
(b) For avoidance of doubt, the parties acknowledge and agree that the Released Claims do not include any of the following:
(i) any Claims that the undersigned may have in any capacity other than as an officer, director or employee of any SSNF Entity, including, but not limited to, (A) Claims as a borrower under loan commitments and agreements between the undersigned and Sunshine Community Bank, (B) Claims as a depositor under any deposit account with Sunshine Community Bank, (C) Claims as the holder of any Certificate of Deposit issued by Sunshine Community Bank, (D) Claims on account of any services rendered by the undersigned in a capacity other than as an officer, director or employee of any SSNF Entity; (E) Claims in his or her capacity as a shareholder of SSNF, and (F) Claims as a holder of any check issued by any other depositor of Sunshine Community Bank;
(ii) the Claims excluded in Section 2(a)(i) above;
(iii) any Claims that the undersigned may have under the Merger Agreement;
(iv) any right to indemnification that the undersigned may have under the articles of incorporation or bylaws of any SSNF Entity, under Maryland law, Florida law or the Merger Agreement;
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(v) any Claims based upon facts and circumstances arising after the date hereof; or
(vi) any rights or Claims listed on Schedule I to this Agreement.
Section 3. Forbearance.   The undersigned shall forever refrain and forebear from commencing, instituting or prosecuting any lawsuit, action, claim or proceeding before or in any court, regulatory, governmental, arbitral or other authority to collect or enforce any Released Claims which are released and discharged hereby.
Section 4. Miscellaneous.
(a) This letter shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Mississippi, without regard for conflict of law provisions.
(b) This letter contains the entire agreement between the parties with respect to the Released Claims released hereby, and the release of Claims contained in this letter supersedes all prior agreements, arrangement or understandings (written or otherwise) with respect to such Released Claims and no representation or warranty, oral or written, express or implied, has been made by or relied upon by any party hereto, except as expressly contained herein or in the Merger Agreement.
(c) This letter shall be binding upon and inure to the benefit of the undersigned and the Released Parties and their respective heirs, legal representatives, successors and assigns.
(d) This letter may not be modified, amended or rescinded except by the written agreement of the undersigned and the Released Parties, it being the express understanding of the undersigned and the Released Parties that no term hereof may be waived by the action, inaction or course of delaying by or between the undersigned or the Released Parties, except in strict accordance with this paragraph, and further that the waiver of any breach of the terms of this letter shall not constitute or be construed as the waiver of any other breach of the terms hereof.
(e) The undersigned represents, warrants and covenants that the undersigned is fully aware of the undersigned’s rights to discuss any and all aspects of this matter with any attorney chosen by him or her, and that the undersigned has carefully read and fully understands all the provisions of this letter, and that the undersigned is voluntarily entering into this letter.
(f) This letter shall become effective upon the consummation of the Merger, and its operation to extinguish all of the Released Claims released hereby is not dependent on or affected by the performance or non-performance of any future act by the undersigned or the Released Parties. If the Merger Agreement is terminated for any reason, this letter shall be of no force or effect.
(g) If any civil action, arbitration or other legal proceeding is brought for the enforcement of this letter, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this letter, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs, sales and use taxes and all expenses even if not taxable as court costs (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing party (including any fees and costs associated with collecting such amounts).
(h) Each party acknowledges and agrees that any controversy which may arise under this letter is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this letter, or the transactions contemplated by this letter. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this letter by, among other things, the mutual waivers and certifications in this Section.
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(i) Any civil action, counterclaim, proceeding, or litigation arising out of or relating to this letter shall be brought in the courts of record of the State of Mississippi in Forrest County or the United States District Court, Southern District of Mississippi. Each party consents to the jurisdiction of such Mississippi court in any such civil action, counterclaim, proceeding, or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding, or litigation in such Mississippi court. Service of any court paper may be effected on such party by mail, as provided in this letter, or in such other manner as may be provided under applicable laws, rules of procedure or local rules.
[Signature Page Follows]
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Sincerely,

Signature of Director

Name of Director
Signature Page — Claims Letter
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On behalf of The First Bancshares, Inc., I hereby acknowledge receipt of this letter as of this    day of            , 2017.
THE FIRST BANCSHARES, INC.
By:

Name:  M. Ray Cole, Jr.
Title:    President and Chief Executive Officer
Signature Page — Claims Letter
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Schedule I

Additional Excluded Claims
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Annex B
December 6, 2017
Board of Directors
Sunshine Financial, Inc.
1400 East Park Avenue
Tallahassee, FL 32301
Members of the Board:
BSP Securities, LLC (“BSP”), a wholly-owned broker/dealer subsidiary of Banks Street Partners, LLC, understands that Sunshine Financial, Inc. and First Bancshares, Inc. have proposed to enter into an Agreement and Plan of Merger, dated as of December 6, 2017 (the “Agreement”), pursuant to which First Bancshares, Inc. will acquire Sunshine Financial, Inc. through the merger of Sunshine Financial, Inc. with and into First Bancshares, Inc., with First Bancshares, Inc. surviving the merger (the “Merger”), and sequentially and in effect simultaneously the merger of Sunshine Community Bank with and into First, A National Banking Association, with First, A National Banking Association surviving such merger (the “Bank Merger”). Capitalized terms used herein shall have the meaning ascribed to them in the Agreement, unless otherwise defined herein.
In accordance with the terms of the Agreement, each share of Sunshine Financial, Inc. Common Stock outstanding prior to the Effective Date, (excluding (i) shares owned directly by First Bancshares, Inc., Sunshine Financial, Inc. or any of their respective Subsidiaries, other than in a fiduciary capacity or as a result of debts previously contracted and (ii) shares of Sunshine Financial, Inc. Common Stock held by shareholders of Sunshine Financial, Inc. who perfect their dissenters’ rights) shall cease to be outstanding and shall be converted into and exchanged for the right to receive the following:
i.
A cash payment, without interest, in an amount equal to $27.00 (individually the “Per Share Cash Consideration”); or

ii.
0.93 (the “Exchange Ratio”) of a share of First Bancshares, Inc. Common Stock (the “Per Share Stock Consideration”) (collectively the “Merger Consideration”).

Holders of record of Sunshine Financial, Inc. Common Stock may elect to receive shares of First Bancshares, Inc. Common Stock or cash in exchange for their shares of Sunshine Financial, Inc. Common Stock, provided that the number of shares of Sunshine Financial, Inc. Common Stock to be converted into the Per Share Stock Consideration shall not exceed seventy-five percent (75%).
Sunshine Financial, Inc. has requested that BSP render its opinion (the “Opinion”) to Sunshine Financial, Inc.’s Board of Directors, as to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of Sunshine Financial, Inc. Common Stock under the terms of the Agreement. BSP, as part of its investment banking business, is regularly engaged in the valuation of banks, bank holding companies, and various other financial services companies, in connection with mergers and acquisitions, initial and secondary offerings of securities, private placements and valuations for corporate and other purposes. In rendering this fairness opinion, we have acted on behalf of the Board of Directors of Sunshine Financial, Inc. and will receive a fee for this Opinion. BSP will also receive compensation for other advisory services related to the Merger, a portion of which is contingent upon the consummation of the Merger. Sunshine Financial, Inc. has also agreed to reimburse us for our reasonable out-of-pocket expenses and has agreed to indemnify us for certain liabilities arising out of our engagement by Sunshine Financial, Inc. in connection with the Merger. During the past two years, BSP has provided advisory services to Sunshine Financial, Inc., for which it has received compensation, but has not provided advisory services to First Bancshares, Inc., nor has BSP received compensation from First Bancshares, Inc. during the past two years.
For purposes of this Opinion and in connection with our review of the proposed Merger, we have, among other things:
1.
Reviewed the terms of the Agreement;

2.
Participated in discussions with Sunshine Financial, Inc. management concerning Sunshine Financial, Inc.’s financial condition, asset quality and regulatory standing, capital position, historical and current earnings, management succession and Sunshine Financial, Inc.’s and First Bancshares, Inc.’s future financial performance;

3.
Reviewed Sunshine Financial, Inc.’s audited financial statements for the years ended December 31, 2016, 2015 and 2014, and unaudited financial statements for the quarter ended September 30, 2017;

4.
Reviewed First Bancshares, Inc.’s audited financial statements for the years ended December 31, 2016, 2015 and 2014, and unaudited financial statements for the quarter ended September 30, 2017;

5.
Reviewed certain financial forecasts and projections of Sunshine Financial, Inc., prepared by its management, as well as the estimated cost savings and related transaction expenses expected to result from the Merger;

6.
Analyzed certain aspects of Sunshine Financial, Inc.’s financial performance and condition and compared such financial performance with similar data of publicly-traded companies we deemed similar to the Sunshine Financial, Inc.;

7.
Reviewed historical trading activity of First Bancshares, Inc. and management’s projections for future financial performance;

8.
Compared the proposed financial terms of the Merger with the financial terms of certain other recent merger and acquisition transactions, involving acquired companies that we deemed to be relevant to Sunshine Financial, Inc.; and

9.
Performed such other analyses and considered such other information, financial studies, and investigations and financial, economic and market criteria as we deemed relevant.

In giving our Opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all of the financial and other information that has been provided to us by Sunshine Financial, Inc., and its representatives, and of the publicly available information for Sunshine Financial, Inc. and First Bancshares, Inc. that we reviewed. We are not experts in the evaluation of allowances for loan losses and have not independently verified such allowances, and have relied on and assumed that the aggregate allowances for loan losses set forth in the balance sheet of the First Bancshares, Inc. at September 30, 2017 are adequate to cover such losses and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. We are not retained to, nor did we conduct a physical inspection of any of the properties or facilities of Sunshine Financial, Inc., did not make any independent evaluation or appraisal of the assets, liabilities or prospects of Sunshine Financial, Inc., were not furnished with any such evaluation or appraisal, and did not review any individual credit files. Our Opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We express no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger, as set forth in the Agreement, to be consummated. No opinion is expressed as to whether any alternative transaction might be more favorable to holders of Sunshine Financial, Inc. Common Stock, than the Merger.

With respect to the financial projections for Sunshine Financial, Inc. used by BSP in its analyses, management of Sunshine Financial, Inc. confirmed to us that those projections reflected the best currently available estimates and judgments of the future financial performance of Sunshine Financial, Inc. We assumed that the financial performance reflected in all projections and estimates used by us in our analyses would be achieved. We express no opinion as to such financial projections or estimates or the assumptions on which they are based. We have also assumed that there has been no material change in the assets, financial condition, results of operations, business or prospects of Sunshine Financial, Inc. or First Bancshares, Inc. since the date of the most recent financial statements made available to us, other than those changes which may have been provided by senior management of Sunshine Financial, Inc. and First Bancshares, Inc. We have assumed in all respects material to our analyses that Sunshine Financial, Inc. and First Bancshares, Inc. will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements and that the conditions precedent in the agreements are not waived. Finally, with your consent, we have relied upon the advice Sunshine Financial, Inc. received from its legal, accounting and tax advisors as to all legal, accounting, regulatory and tax matters relating to the Merger and the other transactions contemplated by the Agreement.
BSP’s Opinion as expressed herein is limited to the fairness, from a financial point of view, of the Merger Consideration to be paid by First Bancshares, Inc. to holders of Sunshine Financial, Inc. Common Stock in the Merger and does not address Sunshine Financial, Inc.’s underlying business decision to proceed with the Merger. We have been retained on behalf of the Board of Directors of Sunshine Financial, Inc., and our opinion does not constitute a recommendation to any director of Sunshine Financial, Inc. as to how such director should vote with respect to the Agreement. In rendering the opinion, we express no opinions in respect to the amount or nature of any compensation to any officers, directors, or employees of Sunshine Financial, Inc., or any class of such persons relative to the Merger Consideration to be received by the holders of Sunshine Financial, Inc. Common Stock in the Merger or with respect to the fairness of any such compensation.
Except as hereinafter provided, this Opinion may not be disclosed, communicated, reproduced, disseminated, quoted or referred to at any time, to any third party or in any manner or for any purpose whatsoever without our prior written consent. The consent of any such public reference shall be satisfactory to us as set forth in the financial advisory agreement dated April 28, 2017. This letter is addressed and directed to the Board of Directors of Sunshine Financial, Inc. in its consideration of the Merger and is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger. The Opinion expressed herein is intended solely for the benefit of the Board of Directors and shareholders of Sunshine Financial, Inc. in connection with the matters addressed herein and may not be relied upon by any other person or entity, or for any other purpose without our written consent. This Opinion was approved by the Fairness Opinion Committee of BSP.
Based upon and subject to the foregoing, it is our opinion that as of the date hereof, the Merger Consideration is fair to the holders of Sunshine Financial, Inc. Common Stock, from a financial point of view.
Sincerely,
BSP Securities, LLC

Annex C
MARYLAND GENERAL CORPORATION LAW
TITLE 3 — CORPORATIONS IN GENERAL — EXTRAORDINARY ACTIONS
SUBTITLE 2 — RIGHTS OF OBJECTING STOCKHOLDERS
§3-201. DEFINITIONS.
(a) In general. — In this subtitle the following words have the meanings indicated.
(b) Affiliate. — “Affiliate” has the meaning stated in §3-601 of this title.
(c) Associate. — “Associate” has the meaning stated in §3-601 of this title.
(d) Beneficial owner. — “Beneficial owner”, when used with respect to any voting stock, means a person that:
(1) Individually or with any of its affiliates or associates, beneficially owns voting stock, directly or indirectly;
(2) Individually or with any of its affiliates or associates, has:
(i) The right to acquire voting stock (whether the right is exercisable immediately or within 60 days after the date on which beneficial ownership is determined), in accordance with any agreement, arrangement, or understanding, on the exercise of conversion rights, exchange rights, warrants, or options, or otherwise; or
(ii) Except solely by virtue of a revocable proxy, the right to vote voting stock in accordance with any agreement, arrangement, or understanding; or
(3) Except solely by virtue of a revocable proxy, has any agreement, arrangement, or understanding for the purpose of acquiring, holding, voting, or disposing of voting stock with any other person that beneficially owns, or the affiliates or associates of which beneficially own, directly or indirectly, the voting stock.
(e) Executive officer. — “Executive officer” means a corporation’s president, any vice president in charge of a principal business unit, division, or function, such as sales, administration, or finance, any other person who performs a policy making function for the corporation, or any executive officer of a subsidiary of the corporation who performs a policy making function for the corporation.
(f) Successor. —
(1) “Successor”, except when used with respect to a share exchange, includes a corporation which amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock, unless the right to do so is reserved by the charter of the corporation.
(2) “Successor”, when used with respect to a share exchange, means the corporation the stock of which was acquired in the share exchange.
(g) Voting stock. — “Voting stock” has the meaning stated in §3-601 of this title.
§3-202. RIGHT TO FAIR VALUE OF STOCK
(a) General rule. — Except as provided in subsection (c) of this section, a stockholder of a Maryland corporation has the right to demand and receive payment of the fair value of the stockholder’s stock from the successor if:
(1) The corporation consolidates or merges with another corporation;
(2) The stockholder’s stock is to be acquired in a share exchange;
(3) The corporation transfers its assets in a manner requiring action under §3-105(e) of this title;

(4) The corporation amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock and substantially adversely affects the stockholder’s rights, unless the right to do so is reserved by the charter of the corporation;
(5) The transaction is governed by §3-602 of this title or exempted by §3-603(b) of this title; or
(6) The corporation is converted in accordance with §3-901 of this title.
(b) Basis of fair value. —
(1) Fair value is determined as of the close of business:
(i) With respect to a merger under §3-106 or §3-106.1 of this title, on the day notice is given or waived under §3-106 or §3-106.1 of this title; or
(ii) With respect to any other transaction, on the day the stockholders voted on the transaction objected to.
(2) Except as provided in paragraph (3) of this subsection, fair value may not include any appreciation or depreciation which directly or indirectly results from the transaction objected to or from its proposal.
(3) In any transaction governed by §3-602 of this title or exempted by §3-603(b) of this title, fair value shall be value determined in accordance with the requirements of  §3-603(b) of this title.
(c) When right to fair value does not apply. — Unless the transaction is governed by §3-602 of this title or is exempted by §3-603(b) of this title, a stockholder may not demand the fair value of the stockholder’s stock and is bound by the terms of the transaction if:
(1) Except as provided in subsection (d) of this section, any shares of the class or series of the stock are listed on a national securities exchange:
(i) With respect to a merger under §3-106 or §3-106.1 of this title, on the date notice is given or waived under §3-106 or §3-106.1 of this title; or
(ii) With respect to any other transaction, on the record date for determining stockholders entitled to vote on the transaction objected to;
(2) The stock is that of the successor in a merger, unless:
(i) The merger alters the contract rights of the stock as expressly set forth in the charter, and the charter does not reserve the right to do so; or
(ii) The stock is to be changed or converted in whole or in part in the merger into something other than either stock in the successor or cash, scrip, or other rights or interests arising out of provisions for the treatment of fractional shares of stock in the successor;
(3) The stock is not entitled, other than solely because of  §3-106 or §3-106.1 of this title, to be voted on the transaction or the stockholder did not own the shares of stock on the record date for determining stockholders entitled to vote on the transaction;
(4) The charter provides that the holders of the stock are not entitled to exercise the rights of an objecting stockholder under this subtitle; or
(5) The stock is that of an open-end investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940 and the value placed on the stock in the transaction is its net asset value.

(d) Merger, consolidation, or share exchange. — With respect to a merger, consolidation, or share exchange, a stockholder of a Maryland corporation who otherwise would be bound by the terms of the transaction under subsection (c)(1) of this section may demand the fair value of the stockholder’s stock if:
(1) In the transaction, stock of the corporation is required to be converted into or exchanged for anything of value except:
(i) Stock of the corporation surviving or resulting from the merger, consolidation, or share exchange, stock of any other corporation, or depositary receipts for any stock described in this item;
(ii) Cash in lieu of fractional shares of stock or fractional depositary receipts described in item (i) of this item; or
(iii) Any combination of the stock, depositary receipts, and cash in lieu of fractional shares or fractional depositary receipts described in items (i) and (ii) of this item;
(2) The directors and executive officers of the corporation were the beneficial owners, in the aggregate, of 5 percent or more of the outstanding voting stock of the corporation at any time within the 1-year period ending on:
(i) The day the stockholders voted on the transaction objected to; or
(ii) With respect to a merger under §3-106 or §3-106.1 of this title, the effective date of the merger; and
(3) Unless the stock is held in accordance with a compensatory plan or arrangement approved by the board of directors of the corporation and the treatment of the stock in the transaction is approved by the board of directors of the corporation, any stock held by persons described in item (2) of this subsection, as part of or in connection with the transaction and within the 1-year period described in item (2) of this subsection, will be or was converted into or exchanged for stock of a person, or an affiliate of a person, who is a party to the transaction on terms that are not available to all holders of stock of the same class or series.
(e) Beneficial owners. — If directors or executive officers of the corporation are beneficial owners of stock in accordance with §3-201(d)(2)(i) of this subtitle, the stock is considered outstanding for purposes of determining beneficial ownership by a person under subsection (d)(2) of this section.
§3-203. PROCEDURE BY STOCKHOLDER
(a) Specific duties. — A stockholder of a corporation who desires to receive payment of the fair value of the stockholder’s stock under this subtitle:
(1) Shall file with the corporation a written objection to the proposed transaction:
(i) With respect to a merger under §3-106 or §3-106.1 of this title, within 30 days after notice is given or waived under §3-106 or §3-106.1 of this title; or
(ii) With respect to any other transaction, at or before the stockholders’ meeting at which the transaction will be considered or, in the case of action taken under §2-505(b) of this article, within 10 days after the corporation gives the notice required by §2-505(b) of this article;
(2) May not vote in favor of the transaction; and
(3) Within 20 days after the Department accepts the articles for record, shall make a written demand on the successor for payment for the stockholder’s stock, stating the number and class of shares for which the stockholder demands payment.
(b) Failure to comply with section. — A stockholder who fails to comply with this section is bound by the terms of the consolidation, merger, share exchange, transfer of assets, or charter amendment.

§3-204. EFFECT OF DEMAND ON DIVIDEND AND OTHER RIGHTS
A stockholder who demands payment for his stock under this subtitle:
(1) Has no right to receive any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under §3-202 of this subtitle; and
(2) Ceases to have any rights of a stockholder with respect to that stock, except the right to receive payment of its fair value.
§3-205. WITHDRAWAL OF DEMAND
A demand for payment may be withdrawn only with the consent of the successor.
§3-206. RESTORATION OF DIVIDEND AND OTHER RIGHTS
(a) When rights restored. — The rights of a stockholder who demands payment are restored in full, if:
(1) The demand for payment is withdrawn;
(2) A petition for an appraisal is not filed within the time required by this subtitle;
(3) A court determines that the stockholder is not entitled to relief; or
(4) The transaction objected to is abandoned or rescinded.
(b) Effect of restoration. — The restoration of a stockholder’s rights entitles him to receive the dividends, distributions, and other rights he would have received if he had not demanded payment for his stock. However, the restoration does not prejudice any corporate proceedings taken before the restoration.
§3-207. NOTICE AND OFFER TO STOCKHOLDERS
(a) Duty of successor. —
(1) The successor promptly shall notify each objecting stockholder in writing of the date the articles are accepted for record by the Department.
(2) The successor also may send a written offer to pay the objecting stockholder what it considers to be the fair value of his stock. Each offer shall be accompanied by the following information relating to the corporation which issued the stock:
(i) A balance sheet as of a date not more than six months before the date of the offer;
(ii) A profit and loss statement for the 12 months ending on the date of the balance sheet; and
(iii) Any other information the successor considers pertinent.
(b) Manner of sending notice. — The successor shall deliver the notice and offer to each objecting stockholder personally or mail them to him by certified mail, return receipt requested, bearing a postmark from the United States Postal Service, at the address he gives the successor in writing, or, if none, at his address as it appears on the records of the corporation which issued the stock.
§3-208. PETITION FOR APPRAISAL; CONSOLIDATION OF PROCEEDINGS; JOINDER OF OBJECTORS
(a) Petition for appraisal. — Within 50 days after the Department accepts the articles for record, the successor or an objecting stockholder who has not received payment for his stock may petition a court of equity in the county where the principal office of the successor is located or, if it does not have a principal office in this State, where the resident agent of the successor is located, for an appraisal to determine the fair value of the stock.

(b) Consolidation of suits; joinder of objectors. —
(1) If more than one appraisal proceeding is instituted, the court shall direct the consolidation of all the proceedings on terms and conditions it considers proper.
(2) Two or more objecting stockholders may join or be joined in an appraisal proceeding.
§3-209. NOTATION ON STOCK CERTIFICATE
(a) Submission of certificate. — At any time after a petition for appraisal is filed, the court may require the objecting stockholders parties to the proceeding to submit their stock certificates to the clerk of the court for notation on them that the appraisal proceeding is pending. If a stockholder fails to comply with the order, the court may dismiss the proceeding as to him or grant other appropriate relief.
(b) Transfer of stock bearing notation. — If any stock represented by a certificate which bears a notation is subsequently transferred, the new certificate issued for the stock shall bear a similar notation and the name of the original objecting stockholder. The transferee of this stock does not acquire rights of any character with respect to the stock other than the rights of the original objecting stockholder.
§3-210. APPRAISAL OF FAIR VALUE
(a) Court to appoint appraisers. — If the court finds that the objecting stockholder is entitled to an appraisal of his stock, it shall appoint three disinterested appraisers to determine the fair value of the stock on terms and conditions the court considers proper. Each appraiser shall take an oath to discharge his duties honestly and faithfully.
(b) Report of appraisers — Filing. — Within 60 days after their appointment, unless the court sets a longer time, the appraisers shall determine the fair value of the stock as of the appropriate date and file a report stating the conclusion of the majority as to the fair value of the stock.
(c) Report of appraisers — Contents. — The report shall state the reasons for the conclusion and shall include a transcript of all testimony and exhibits offered.
(d) Report of appraisers — Service; objection. —
(1) On the same day that the report is filed, the appraisers shall mail a copy of it to each party to the proceedings.
(2) Within 15 days after the report is filed, any party may object to it and request a hearing.
§3-211. ACTION BY COURT ON APPRAISERS’ REPORT
(a) Order of court. — The court shall consider the report and, on motion of any party to the proceeding, enter an order which:
(1) Confirms, modifies, or rejects it; and
(2) If appropriate, sets the time for payment to the stockholder.
(b) Procedure after order. —
(1) If the appraisers’ report is confirmed or modified by the order, judgment shall be entered against the successor and in favor of each objecting stockholder party to the proceeding for the appraised fair value of his stock.
(2) If the appraisers’ report is rejected, the court may:
(i) Determine the fair value of the stock and enter judgment for the stockholder; or
(ii) Remit the proceedings to the same or other appraisers on terms and conditions it considers proper.

(c) Judgment includes interest. —
(1) Except as provided in paragraph (2) of this subsection, a judgment for the stockholder shall award the value of the stock and interest from the date as at which fair value is to be determined under §3-202 of this subtitle.
(2) The court may not allow interest if it finds that the failure of the stockholder to accept an offer for the stock made under §3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:
(i) The price which the successor offered for the stock;
(ii) The financial statements and other information furnished to the stockholder; and
(iii) Any other circumstances it considers relevant.
(d) Costs of proceedings. —
(1) The costs of the proceedings, including reasonable compensation and expenses of the appraisers, shall be set by the court and assessed against the successor. However, the court may direct the costs to be apportioned and assessed against any objecting stockholder if the court finds that the failure of the stockholder to accept an offer for the stock made under §3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:
(i) The price which the successor offered for the stock;
(ii) The financial statements and other information furnished to the stockholder; and
(iii) Any other circumstances it considers relevant.
(2) Costs may not include attorney’s fees or expenses. The reasonable fees and expenses of experts may be included only if:
(i) The successor did not make an offer for the stock under §3-207 of this subtitle; or
(ii) The value of the stock determined in the proceeding materially exceeds the amount offered by the successor.
(e) Effect of judgment. — The judgment is final and conclusive on all parties and has the same force and effect as other decrees in equity. The judgment constitutes a lien on the assets of the successor with priority over any mortgage or other lien attaching on or after the effective date of the consolidation, merger, transfer, or charter amendment.
§3-212. SURRENDER OF STOCK
The successor is not required to pay for the stock of an objecting stockholder or to pay a judgment rendered against it in a proceeding for an appraisal unless, simultaneously with payment:
(1) The certificates representing the stock are surrendered to it, indorsed in blank, and in proper form for transfer; or
(2) Satisfactory evidence of the loss or destruction of the certificates and sufficient indemnity bond are furnished.
§3-213. RIGHTS OF SUCCESSOR WITH RESPECT TO STOCK
(a) General rule. — A successor which acquires the stock of an objecting stockholder is entitled to any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under §3-202 of this subtitle.

(b) Successor in transfer of assets. — After acquiring the stock of an objecting stockholder, a successor in a transfer of assets may exercise all the rights of an owner of the stock.
(c) Successor in consolidation, merger, or share exchange. — Unless the articles provide otherwise, stock in the successor of a consolidation, merger, or share exchange otherwise deliverable in exchange for the stock of an objecting stockholder has the status of authorized but unissued stock of the successor. However, a proceeding for reduction of the capital of the successor is not necessary to retire the stock or to reduce the capital of the successor represented by the stock.

Annex D

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-K

☒
ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2016
OR
☐
TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from          to
COMMISSION FILE NUMBER 000-54280

SUNSHINE FINANCIAL, INC.
(Exact Name of Registrant as Specified in its Charter)

MARYLAND	36-4678532
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1400 EAST PARK AVENUE, TALLAHASSEE, FLORIDA	32301
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (850) 219-7200
Securities Registered Pursuant to Section 12(b) of the Act:
None
Securities Registered Pursuant to Section 12(g) of the Act:
Title of each class
Common Stock, par value $.01 per share

Indicate by checkmark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. YES ☐ NO ☒
Indicate by checkmark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act. YES ☐ NO ☒
Indicate by checkmark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. YES ☒ NO ☐
Indicate by checkmark whether the registrant has submitted electronically and posted on its corporate website, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). YES ☒ NO ☐
Indicate by checkmark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (§229.405 of this chapter) is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. ☒ [CONFIRM]
Indicate by checkmark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of  “accelerated filer,” “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Act.
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller reporting company ☒
Indicate by checkmark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). YES ☐ NO ☒
The aggregate market value of the voting and non-voting common equity held by non-affiliates as of June 30, 2016, the last business day of the registrant’s most recently completed second fiscal quarter, was approximately $17.8 million. (The exclusion from such amount of the market value of the shares owned by any person shall not be deemed an admission by the registrant that such person is an affiliate of the registrant.)
Indicate the number of shares outstanding of each of the registrant’s classes of common stock as of the latest practicable date.
As of March 30, 2017, there were 1,030,039 shares of the registrant’s common stock outstanding.

DOCUMENTS INCORPORATED BY REFERENCE
PART III of Form 10-K — Portions of registrant’s Proxy Statement for its 2017 Annual Meeting of Stockholders

PART I
Item 1.    Business
General
Sunshine Financial, Inc. (“Sunshine Financial” or the “Company”), a Maryland corporation, is the holding company for its wholly owned subsidiary, Sunshine Community Bank. Sunshine Community Bank was originally chartered as a credit union in 1952 as Sunshine State Credit Union to serve state government employees in the metropolitan Tallahassee area. We expanded over the years to serve city, county, state and federal government employees as well as the employees of commercial and industrial companies, associations, contract employees serving these groups, and family members. This expansion resulted in our evolution toward a community financial institution with a growing focus trending more toward real estate lending than the traditional credit union products. On July 1, 2007, we converted from a state-chartered credit union known as Sunshine State Credit Union to a federal mutual savings bank known as Sunshine Savings Bank, and in 2009 reorganized into the mutual holding company structure. On April 5, 2011, the Company completed a public offering as part of Sunshine Saving Bank’s conversion and reorganization from a mutual holding company to a public stock holding company structure (the “Conversion”).
On July 1, 2016, Sunshine Savings Bank completed its conversion from a federal savings bank charter to a Florida state bank charter, changing its name to Sunshine Community Bank. As a Florida-chartered financial institution, the Florida Office of Financial Regulation (“FOFR”) is the primary regulator for the Bank, with additional federal oversight provided by the Federal Deposit Insurance Corporation (the “FDIC”). Sunshine Financial, Inc. continues to be regulated by the Board of Governors of the Federal Reserve System (the “Federal Reserve”).
We currently operate out of five full-service offices serving the Tallahassee, Florida metropolitan area. Our principal business consists of attracting retail deposits from the general public and investing those funds in loans secured by first and second mortgages on one- to four-family residences (including residential construction loans), lot loans, commercial real estate loans and consumer loans. We offer a wide variety of secured and unsecured consumer loan products, including home equity, direct automobile loans and credit card loans in our market area. In addition, in conjunction with owner and non-owner occupied real estate loans we occasionally will originate commercial secured or unsecured loans. In early December 2016, we closed our Appleyard branch and relocated the deposits to our other branches.
We offer a variety of deposit accounts having a wide range of interest rates and terms, including savings accounts, money market deposit and term certificate accounts, business accounts, and demand accounts. Our primary sources of funds are deposits and payments on loans.
Forward-Looking Statements
As used in this Form 10-K, the terms “we,” “our,” “us,” “Sunshine Financial” and “Company” refer to Sunshine Financial, Inc. including its wholly-owned subsidiary, Sunshine Community Bank, unless the context indicates otherwise.
“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: When used in this Form 10-K, the words or phrases, “anticipate,” “believes,” “expects,” “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “projected,” or similar expressions are intended to identify forward-looking statements.” These forward-looking statements include, but are not limited to:
•
statements of our goals, intentions and expectations;

•
statements regarding our business plans, prospects, growth and operating strategies;

•
statements regarding the asset quality of our loan and investment portfolios; and

•
estimates of our risks and future costs and benefits.

These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.
The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:
•
the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets;

•
changes in general economic conditions, either nationally or in our market area;

•
changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources;

•
fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market area;

•
results of examinations of us by the FOFR, the FDIC, the Federal Reserve or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings;

•
legislative or regulatory changes that adversely affect our business, changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules, including as a result of Basel III;

•
our ability to attract and retain deposits;

•
changes in premiums for deposit insurance;

•
our ability to control operating costs and expenses;

•
the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation;

•
difficulties in reducing risks associated with the loans on our balance sheet;

•
staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges;

•
our ability to keep pace with technological changes, including our ability to identify and address cyber-security risks such as data security breaches, “denial of service” attacks, “hacking” and identity theft;

•
our ability to retain key members of our senior management team;

•
costs and effects of litigation, including settlements and judgments;

•
our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto;

•
increased competitive pressures among financial services companies;

•
changes in consumer spending, borrowing and savings habits;

•
technology changes;

•
the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions;

•
our ability to pay dividends on our common stock;

•
adverse changes in the securities markets;

•
inability of key third-party providers to perform their obligations to us;

•
the impact of changes in financial services laws and regulations, including laws concerning taxes, banking, securities, consumer protection and insurance and the impact of other governmental initiatives affecting the financial services industry;

•
changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies, the Public Company Accounting Oversight Board or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods including relating to fair value accounting and allowance loan loss reserve requirements; and

•
other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services and the other risks described elsewhere in this Form 10-K and our other reports filed with the Securities and Exchange Commission (“SEC”).

Forward-looking statements are based upon management’s beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements included in this report or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this report might not occur and you should not put undue reliance on any forward-looking statements.
Market Area
We consider our primary market area to be the Tallahassee, Florida metropolitan area. We are headquartered in Tallahassee, Florida and have five retail offices as of December 31, 2016. Each of our offices is located within Leon County, Florida. Based on the most recent branch deposit data provided by the FDIC our share of deposits in the Leon County, Florida was approximately 2.16%. This data does not include deposits held by credit unions with which we also compete. See “— Competition.”
Tallahassee is the state capital and home to Florida State University, Florida A&M and Tallahassee Community College and is significantly impacted by government services and education activities. Our primary market area includes a diverse population of management, professional and sales personnel, office employees, manufacturing and transportation workers, service industry workers and government employees, as well as retired and self-employed individuals. The population has a skilled work force with a wide range of education levels and ethnic backgrounds. Major employment sectors are government; education, health and social services; retail trades; professional & business services; leisure & hospitality services; and financial services.
Leon County’s unemployment rate as of December 2016 was 4.4%, while the State of Florida rate was 4.9% and the United States rate was 4.7% for the same time period, as reported by the U.S. Bureau of Labor Statistics. According to RealtyTrac, the foreclosure rate of 0.09% in Leon County has been steady and is equal to the 0.09% foreclosure rate for the State of Florida at December 31, 2016, which has one of the highest foreclosure rates in the nation. As of December 31, 2016, the United States foreclosure rate was 0.06%. The median home price in Tallahassee was $167,200 as compared to the Florida median home price of  $203,200 and the United States median home price of  $228,900 at December 31, 2016.
Population growth in Leon County and the city of Tallahassee is projected to exceed population growth for the country and state as a whole. Per capita and average household income levels for Florida, Leon County and the city of Tallahassee generally fall below the United States levels. Demographic data for Leon County and Tallahassee are skewed by the large student population that resides in the area. Approximately 47% of the population of Tallahassee falls in the 15 – 34 year old age group, as compared to 40% for Leon County, 25% for the state of Florida and 27% for the United States, due to the large number of college students who reside in the area. The total number of households has increased since 2010 in Leon County and in Tallahassee, similar to the State of Florida. Total households in Leon County and Tallahassee are projected to continue this expansion at a more rapid pace over the next five years than state and national growth.
Lending Activities
The following table presents information concerning the composition of our loan portfolio in dollar amounts and in percentages (before deductions for loans in process, deferred fees and discounts and allowances for losses) at the dates indicated.
	December 31,
	2016		2015
	Amount	Percent	Amount	Percent
	(Dollars in Thousands)
Real estate mortgage loans:
One- to four-family	$56,601	41.78%	$46,293	40.46%
Commercial real estate	52,960	39.09	43,419	37.95
Construction and lot	4,247	3.13	5,175	4.53
Total real estate loans	113,808	84.00	94,887	82.94
Commercial loans:
Commercial loans	4,217	3.11	1,177	1.03
Consumer loans:
Home equity	7,166	5.29	7,609	6.65
Automobile	3,221	2.38	3,321	2.90
Credit cards and unsecured	5,796	4.28	6,100	5.33
Other	1,277	0.94	1,312	1.15
Total consumer loans	17,460	12.89	18,342	16.03
Total loans	135,485	100.00%	114,406	100.00%
Add (deduct):
Loans in process	(522)		43
Deferred costs and fees	38		(132)
Allowance for losses	(924)		(895)
Total loans, net	$134,077		$113,422

Maturities of Loans
The following table shows the contractual maturities of the Bank’s loan portfolio at December 31, 2016. Loans with scheduled maturities are reported in the maturity category in which the payment is due. Demand loans with no stated maturity and overdrafts are reported in the “due one year or less” category. Loans that have adjustable rates are shown as amortizing to final maturity rather than when the interest rates are next subject to change. The tables do not include the effects of prepayments or scheduled principal repayments or due on sale clauses.
	Due in One Year or Less	Due After One Year to Five Years	Due After Five Years	Total
	(In Thousands)
Real estate mortgage loans:
One- to four-family	$32	$889	$55,680	$56,601
Commercial real estate	5,730	34,260	12,970	52,960
Construction and lot(1)	—	123	4,124	4,247
Total real estate mortgage loans	5,762	35,272	72,774	113,808
Commercial	673	617	2,927	4,217
Consumer	3,869	5,018	8,573	17,460
Total loans	$10,304	$40,907	$84,274	$135,485

(1)
These construction loans all have a commitment to finance the permanent loan.

Sensitivity.   The following table shows the total amount of loans due after December 31, 2017, which have fixed or pre-determined interest rates and floating or adjustable interest rates at December 31, 2016.
	Fixed Interest Rate	Floating Interest Rate	Total
	(In Thousands)
Real estate mortgage loans:
One- to four-family	$53,081	$3,488	$56,569
Commercial real estate	47,230	—	47,230
Construction and lot	4,247	—	4,247
Total real estate mortgage loans	104,558	3,488	108,046
Commercial	2,526	1,018	3,544
Consumer	7,095	6,496	13,591
Total	$114,179	$11,002	$125,181

Our lending policies and loan approval limits are recommended by senior management and approved by the Board of Directors. Unsecured loans of  $50,000 and secured loans of  $150,000 and below meeting our underwriting guidelines can be approved by individual loan officers, although secured loans up to $750,000 may be approved by our Chief Executive Officer. Our Management loan committee, consisting of our President and Chief Executive Officer, Executive Vice President and Chief Operating Officer, and our Senior Vice President and Chief Financial Officer, reviews all other loans and all loan modifications. Loan committee meetings require a quorum of two members of the committee. Loans submitted to the loan committee require approval of a majority of the members voting. Loans and total loan relationships exceeding $1.0 million must be approved by the Directors loan committee and loans and total loan relationships exceeding $2.0 million must be approved by the Board of Directors. All closed loans are presented to the Board for ratification on a monthly basis.

At December 31, 2016, the maximum amount under federal law that we could lend to any one borrower and the borrower’s related entities was approximately $4.6 million. Our five largest lending relationships totaled $20.8 million in the aggregate, or 15.4% of our gross loan portfolio, at December 31, 2016. The largest relationship consisted of eight loans totaling $4.5 million secured primarily by non-owner occupied commercial buildings. The next four largest lending relationships at December 31, 2016, ranged from $3.3 million to $4.4 million and are also primarily secured by non-owner occupied commercial real estate. All of these loans were performing in accordance with their repayment terms at December 31, 2016.
Commercial Real Estate Loans.   We began originating commercial real estate loans in 2012, primarily owner occupied loans. We are targeting small and mid-size owner occupants and investors with prime credit for commercial real estate loans between $500,000 and $2.0 million with a three, five, or seven year balloon payment and 20 year amortization term. We offer both fixed and adjustable-rate loans on commercial real estate loans, although a majority of the loans we recently originated were at a fixed interest rate with an amortization term of 20 years and maturity of up to 7 years. Commercial real estate loans are generally underwritten with loan-to-value ratios of up to 80% of the lesser of the appraised value or the purchase price of the property. We require appraisals of all properties securing commercial real estate loans. Appraisals are performed by independent appraisers designated by us. We generally require a minimum pro forma debt coverage ratio of 1.25 times for loans secured by commercial real estate properties. We also generally require and obtain loan guarantees from financially capable parties based upon the review of personal financial statements. If the borrower is a corporation, we generally require and obtain personal guarantees from the corporate principals based upon a review of their personal financial statements and individual credit reports. At December 31, 2016, we had $53.0 million of commercial real estate loans, representing approximately 39.1% of the total loan portfolio, consisting of loans secured by retail, office, warehouse, mini-storage facilities and other improved commercial properties, compared to $43.4 million, or 38.0% of the total loan portfolio at December 31, 2015. The largest commercial real estate relationship at December 31, 2016 included eight loans totaling $4.5 million which were performing in accordance with their repayment terms. The average size of our commercial real estate loans was approximately $481,000 at December 31, 2016.
Commercial real estate loans typically involve higher principal amounts than other types of loans, and repayment is dependent upon income generated, or expected to be generated, by the property securing the loan or business occupying the property in amounts sufficient to cover operating expenses and debt service, which may be adversely affected by changes in the economy or local market conditions. Commercial real estate mortgage loans also expose a lender to greater credit risk than loans secured by residential real estate because the collateral securing these loans typically cannot be sold as easily as residential real estate. In addition, to date, all of our commercial real estate loans are amortized over 15 to 20 years and contain large balloon payments upon maturity. Such balloon payments may require the borrower to either sell or refinance the underlying property in order to make the payment, which may increase the risk of default or non-payment. If we foreclose on a commercial real estate loan, our holding period for the collateral typically is longer than for one-to-four family residential mortgage loans because there are fewer potential purchasers of the collateral. Accordingly, if we make any errors in judgment in the collectability of our commercial real estate loans, any resulting charge-offs may be larger on a per loan basis than those incurred with our residential or consumer loan portfolios.
One- to Four-Family Real Estate, Construction and Lot Loans.   We originate loans secured by first mortgages on one- to four-family residences primarily in our market area. We originate one- to four-family residential mortgage loans primarily through referrals from real estate agents, builders and from existing customers. Walk-in customers are also important sources of loan originations.
We generally originate mortgage loans in amounts up to 80% of the lesser of the appraised value or purchase price of a mortgaged property, but will also permit loan-to-value ratios of up to 95%. For loans exceeding an 80% loan-to-value ratio, we generally require the borrower to obtain private mortgage insurance covering us for any loss on the amount of the loan in excess of 80% in the event of foreclosure. The majority of our one- to four-family residential loans are originated with fixed rates and have terms of ten to 30 years. We also originate adjustable-rate mortgage, or ARM, loans which have interest rates that adjust annually to the yield on U.S. Treasury securities adjusted to a constant one-year maturity plus a margin. Most of our ARM loans are hybrid loans, which after an initial fixed rate period of one, five or seven years will convert to an adjustable interest rate for the remaining term of the loan. Our ARM loans have terms up to 30 years. Our pricing strategy for mortgage loans includes setting interest rates that are competitive with other local financial institutions and consistent with our asset/liability management objectives. Our ARM loans generally have a cap of two percentage points on rate adjustments during any one year and nine percentage points over the life of the loan. As a consequence of using caps, the interest rates on these loans may not be as rate sensitive as is our cost of funds.
ARM loans generally pose different credit risks than fixed-rate loans, primarily because as interest rates rise, the borrower’s payment rises, increasing the potential for default. Due to historically low long term fixed interest rates, we have originated only $161,000 in ARM loans in the past three years and total ARM loans represent only 2.6% of our total mortgage loan portfolio. As of December 31, 2016, one-to four-family mortgage loans delinquent over 60 days represented 4.08% compared to 3.81% of that portfolio as of December 31, 2015. See “— Asset Quality — Nonperforming Assets” and “— Classified Assets.”
Most of our loans are written using generally accepted underwriting guidelines, and are readily saleable to Freddie Mac, Fannie Mae, or other private investors. Our real estate loans generally contain a “due on sale” clause allowing us to declare the unpaid principal balance due and payable upon the sale of the security property. At December 31, 2016, one- to four-family residential loans totaled $56.6 million or 41.8% of our gross loan portfolio. The average size of our one- to four-family residential loans was approximately $119,000 at December 31, 2016.
Beginning in 2008 we began originating lot loans, which are loans secured by developed lots in residential subdivisions located in our market area. We originate these loans to individuals intending to construct their primary residence on the lot. We will generally originate construction loans in an amount up to 75% of the lower of the purchase price or appraisal, although we will also permit loan-to-value ratios of up to 95%. For loans exceeding a 75% loan-to-value ratio we generally require the borrower to obtain private mortgage insurance covering us for any loss on the amount of the loan in excess of 75% in the event of foreclosure. Lot loans are secured by a first lien on the property, have a fixed or variable rate of interest with a maximum amortization of 20 years. At December 31, 2016, lot loans totaled $2.9 million or 2.1% of our gross loan portfolio and the average loan size in our lot loan portfolio was approximately $36,000.
Property appraisals on real estate securing our one- to four-family and lot loans are made by state certified independent appraisers approved by the board of directors. Appraisals are performed in accordance with applicable regulations and policies. We generally require title insurance policies on all first mortgage real estate loans originated, but may also originate loans that will be retained for our portfolio with an attorney’s opinion in lieu of title insurance. Homeowners, liability, fire and, if required, flood insurance policies are also required for one- to four-family loans. We also originate a limited amount of construction loans for single family houses to individuals for construction of their primary residence in our market area. We will generally originate construction loans in an amount up to 80% for a one- to four-family residential construction loan. Our construction loans generally have terms up to 12 months and provide for monthly payments of interest only until maturity. We typically originate construction loans to individuals as construction to permanent loans and on completion of construction the loan is automatically converted to permanent, but do not require take-out financing prior to origination.
Construction and lot loan lending is generally considered to involve a higher degree of credit risk than long-term permanent financing of residential properties. If the estimate of construction cost proves to be inaccurate, we may be compelled to advance additional funds to complete the construction with repayment dependent, in part, on the success of the ultimate project rather than the ability of a borrower or guarantor to repay the loan. If we are forced to foreclose on a project prior to completion, there is no assurance that we will be able to recover the entire unpaid portion of the loan. In addition, we may be required to fund additional amounts to complete a project and may have to hold the property for an indeterminate period of time. Lot loans also pose additional risk because of the lack of income being produced by the property and the potential illiquid nature of the collateral. The value of the lots securing our loans may be affected by the success of the development in which they are located.
Consumer Lending.   We offer a variety of secured consumer loans, including home equity, new and used automobile, boat and other recreational vehicle loans, and loans secured by savings deposits. We also offer unsecured consumer loans including a credit card product. We originate our consumer loans primarily in our market area.

Our home equity loans, consisting of fixed-rate loans and variable-rate lines of credit, have been the largest component of our consumer loan portfolio over the past several years. At December 31, 2016, home equity lines of credit totaled $5.9 million and home equity loans totaled $1.3 million, or collectively 41.0% of our consumer loan portfolio and 5.3% of our gross loan portfolio. The lines of credit may be originated in amounts, together with the amount of the existing first mortgage, of up to 95% of the value of the property securing the loan (less any prior mortgage loans) provided that the borrower obtain private mortgage insurance covering us for any loss on the amount of the loan in excess of 80% in the event of foreclosure. Home equity lines of credit are originated with an adjustable-rate of interest, based on prime rate plus a margin. Home equity lines of credit generally have up to a ten-year draw period and amounts may be re-borrowed after payment at any time during the draw period. At December 31, 2016, unfunded commitments on these lines of credit totaled $3.0 million.
Our fixed-rate home equity loans are originated in amounts, together with the amount of the existing first mortgage, of up to 100% of the appraised value of the subject property for home equity loans (less any prior mortgage loans) provided that the borrower obtain private mortgage insurance covering us for any loss on the amount of the loan in excess of 80% in the event of foreclosure. These loans may have terms for up to 20 years and are fully amortizing.
Collateral value is determined through existing appraisals, new appraisals or evaluations by the loan department. On second mortgages, we do not require title insurance but do require homeowner, liability, fire and, if required, flood insurance policies.
We make loans on new and used automobiles. We currently originate automobile loans on a direct basis. Our automobile loan portfolio totaled $3.2 million at December 31, 2016, or 18.4% of our consumer loan portfolio and 2.4% of our gross loan portfolio. Automobile loans may be written for a term of up to six years for both new and used cars with fixed rates of interest. Loan-to-value ratios are up to 125% of the lesser of the MSRP or the National Automobile Dealers Association value for auto loans, plus the price of extended warranty insurance. We follow our internal underwriting guidelines in evaluating automobile loans, including credit scoring.
Our consumer loans also include loans secured by new and used boats and recreational vehicles, deposits and unsecured credit card and other consumer loans, all of which, at December 31, 2016, totaled $7.1 million, or 5.2% of our gross loan portfolio. Loans secured by boats and recreational vehicles typically have terms up to twenty years, and loan-to-value ratios up to 90%. They are made with fixed and adjustable rates. Our unsecured consumer loans have either a fixed rate of interest generally for a maximum term of 60 months, or are revolving lines of credit of generally up to $50,000. At December 31, 2016, unfunded commitments on our unsecured lines of credit and credit cards totaled $10.0 million, and the average outstanding balance on these lines was approximately $3,900.
Consumer loans generally have shorter terms to maturity, which reduces our exposure to changes in interest rates. In addition, management believes that offering consumer loan products helps to expand and create stronger ties to our existing customer base by increasing the number of customer relationships and providing cross-marketing opportunities.
Our underwriting standards for consumer loans include a determination of the applicant’s credit history and an assessment of the applicant’s ability to meet existing obligations and payments on the proposed loan. The stability of the applicant’s monthly income may be determined by verification of gross monthly income from primary employment, and additionally from any verifiable secondary income.
Consumer and other loans generally entail greater risk than do one- to four-family residential mortgage loans, particularly in the case of consumer loans that are secured by rapidly depreciable assets, such as manufactured homes, automobiles, boats and other recreational vehicles. In these cases, any repossessed collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance. As a result, consumer loan collections are dependent on the borrower’s continuing financial stability and, thus, are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy.
Loan Originations, Purchases, Sales, Repayments and Servicing
We originate both fixed-rate and adjustable-rate loans. Our ability to originate loans, however, is dependent upon customer demand for loans in our market area. Demand is affected by competition and the interest rate environment. During the past few years, we, like many other financial institutions, have experienced significant prepayments on loans due to the low interest rate environment prevailing in the United States. In periods of economic uncertainty, the ability of financial institutions, including us, to originate large dollar volumes of real estate loans may be substantially reduced or restricted, with a resultant decrease in interest income. We have not purchased loans or loan participations recently, but we may do so in the future. We also originate single family mortgage loans for sale to Freddie Mac and third party investors with servicing retained without recourse, subject to a provision for repurchase upon breach of representation, warranty or covenant. The sale of mortgage loans provides a source of non-interest income through the gain on sale, reduces our interest rate risk, and provides a stream of servicing income. For the year ended December 31, 2016, loan sales totaled $1.2 million. Our loan servicing portfolio as of December 31, 2016 consisted of 223 loans totaling $29.4 million.
In addition to interest earned on loans and loan origination fees, we receive fees for loan commitments, late payments and other miscellaneous services. The fees vary from time to time, generally depending on the supply of funds and other competitive conditions in the market.
The following table shows our loan origination, purchase, sale and repayment activities for the periods indicated.
	Year Ended December 31,
	2016	2015
	(In thousands)
Originations by type:
Fixed-rate:
One- to four-family real estate	$16,267	$12,937
Construction	3,914	2,893
Commercial real estate	18,578	15,104
Lot loan	59	223
Commercial secured non real estate	1,368	69
Commercial unsecured	1,735	10
Home equity	—	191
Automobile	1,551	1,293
Credit cards and unsecured	834	599
Deposit accounts	540	473
Other consumer	89	114
Total fixed-rate	44,935	33,906
Adjustable-rate:
One- to four-family real estate	—	161
Commercial secured non real estate	3,398	550
Home equity	1,117	1,154
Credit cards and unsecured	38	94
Total adjustable rate	4,553	1,959
Total loans originated	49,488	35,865
Repayments:
Principal repayments	29,348	18,329
Loan sales	1,237	6,102
Increase (decrease) in other items, net	(1,752)	769
Net increase	$20,655	$10,665

Asset Quality
Loan Delinquencies and Collection Procedures.   The borrower is notified by both mail and telephone when a loan is four to nine days past due. If the delinquency continues, subsequent efforts are made to contact the delinquent borrower and additional collection notices and letters are sent. When a loan is 90 days delinquent, we commence repossession or a foreclosure action. Reasonable attempts are made to collect from borrowers prior to referral to an attorney for collection. In certain instances, we may modify the loan or grant a limited moratorium on loan payments to enable the borrower to reorganize their financial affairs, and we attempt to work with the borrower to establish a repayment schedule to cure the delinquency. At December 31, 2016, 17 loans totaling $2.7 million were classified as troubled debt restructurings. Troubled debt restructurings are loans where the Company, for economic or legal reasons related to the borrower’s financial condition, has granted a concession to the borrower that it would otherwise not consider. A TDR typically involves a modification of terms such as a reduction of the stated interest rate or face amount of the loan, a reduction of accrued interest, or an extension of the maturity date(s) at a stated interest rate lower than the current market rate for a new loan with similar risk.
As to mortgage loans, if a foreclosure action is taken and the loan is not reinstated, paid in full or refinanced, the property is sold at judicial sale at which we may be the buyer if there are no adequate offers to satisfy the debt. Any property acquired as the result of foreclosure or by deed in lieu of foreclosure is carried as foreclosed real estate and held for sale at fair value less estimated selling costs. The initial write-down of the property is charged to the allowance for loan losses. Adjustments to the carrying value of the properties that result from subsequent declines in value are charged to operations in the period in which the declines occur.
Loans are reviewed on a regular basis and are placed automatically on non-accrual status when they are 90 days or more delinquent. Loans may also be placed on a non-accrual status at any time if, in the opinion of management, the collection of additional interest is doubtful. Interest accrued and unpaid at the time a loan is placed on non-accrual status is charged against interest income. Subsequent payments are either applied to the outstanding principal balance or recorded as interest income, depending on the assessment of the ultimate collectability of the loan. At December 31, 2016, we had approximately $2.5 million of loans that were held on a non-accrual basis. These loans were considered when calculating the allowance for loan losses. As of December 31, 2016, we had $301,000 in loans that were less than 90 days past due, but were on nonaccrual status. Our procedures for repossession and sale of consumer collateral are subject to various requirements under the applicable consumer protection laws as well as other applicable laws and the determination by us that it would be beneficial from a cost basis. At December 31, 2016, we had $141,000 in foreclosed real estate.
The following table sets forth our loan delinquencies by type, by amount and by percentage of type at December 31, 2016.
	Loans Delinquent For:						Total Delinquent Loans
	60 – 89 Days			90 Days and Over
	Number	Amount	Percent of Loan Category	Number	Amount	Percent of Loan Category	Number	Amount	Percent of Loan Category
	(Dollars in thousands)
One- to four-family	2	$277	0.49%	17	$2,087	3.69%	19	$2,364	4.18%
Consumer	1	4	0.02	27	464	2.66	28	468	2.68
Total	3	281	0.21%	44	2,551	1.88%	47	2,832	2.09%

Nonperforming Assets.   The table below sets forth the amounts and categories of nonperforming assets in our loan portfolio. Loans are placed on non-accrual status when the loan becomes over 90 days delinquent and the collection of principal and/or interest become doubtful. We had $2.0 million and $2.7 million at December 31, 2016 and 2015, respectively, in troubled debt restructurings, of which $699,000 and $227,000 were in nonaccrual status, respectively. We had $7,000 in accruing loans 90 days or more delinquent as of December 31, 2016 and December 31, 2015.
Nonperforming assets are as follows:
	December 31,
	2016	2015
	(Dollars in thousands)
Nonaccruing loans:
Real estate loans –
One- to four-family	$2,087	$1,344
Consumer loans –
Home equity	320	289
Automobile	22	10
Credit cards and unsecured	33	32
Other	82	83
Total	2,544	1,758
Accruing loans more than 90 days delinquent:
Consumer	7	7
Foreclosed real estate	141	433
Repossessed assets	—	8
Total	141	441
Total nonperforming assets	$2,692	$2,206
Total as a percentage of total assets	1.55%	1.39%
Performing troubled debt restructurings	$2,023	$2,742

For the year ended December 31, 2016, gross interest income which would have been recorded had all nonaccruing loans been current in accordance with their original terms amounted to approximately $150,000, of which $149,000 was included in interest income based on cash received.
Other Loans of Concern.    In addition to the nonperforming assets set forth in the table above, as of December 31, 2016, there were seven loans totaling $1.0 million with respect to which known information about the possible credit problems of the borrowers have caused management to have doubts as to the ability of the borrowers to comply with present loan repayment terms and which may result in the future inclusion of such items in the nonperforming asset categories. These loans have been considered in management’s determination of our allowance for loan losses.
Classified Assets.   Federal regulations provide for the classification of loans and other assets (such as foreclosed real estate and repossessed assets) of lesser quality, as “substandard,” “doubtful” or “loss.” An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. “Substandard” assets include those characterized by the “distinct possibility” that the insured institution will sustain “some loss” if the deficiencies are not corrected. Assets classified as “doubtful” have all of the weaknesses in those classified “substandard,” with the added characteristic that the weaknesses present make “collection or liquidation in full,” on the basis of currently existing facts, conditions and values, “highly questionable and improbable.” Assets classified as “loss” are those considered “uncollectible” and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted.

When an insured institution classifies problem assets as either substandard or doubtful, it may establish general allowances for loan losses in an amount deemed prudent by management. General allowances represent loss allowances which have been established to recognize the risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as “loss,” it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge off such amount. An institution’s determination as to the classification of its assets and the amount of its valuation allowances is subject to review by our bank regulators, which may order the establishment of additional general or specific loss allowances. Assets which do not currently expose us to sufficient risk to warrant classification in one of the aforementioned categories but require additional management oversight or possess minor credit weakness are designated by us as “special mention.” We regularly review the problem assets in our portfolio to determine whether any assets require classification in accordance with applicable regulations. On the basis of management’s review of our assets, at December 31, 2016, we had classified $2.7 million of our loans as substandard, none as doubtful and none as loss, of which $2.5 million was included in non-accruing loans. This total amount of classified loans represented 12.99% of our equity capital plus allowance for loan losses and 1.56% of our assets at December 31, 2016. We also had designated $811,000 of our loans as special mention at December 31, 2016.
Allowance for Loan Losses.   The allowance for loan losses is a valuation account that reflects our estimation of the losses in our loan portfolio to the extent they are reasonable to estimate. The allowance is maintained through provisions for loan losses that are charged to operations in the period they are established. We charge losses on loans against the allowance for loan losses when we believe the collection of loan principal is unlikely. Recoveries on loans previously charged off are added back to the allowance.
At December 31, 2016, our allowance for loan losses was $924,000, or 0.69% of our net loan portfolio and 36.3% of total nonperforming loans. This estimation is inherently subjective as it requires estimates and assumptions that are susceptible to significant revisions as more information becomes available or as future events change. The level of allowance is based on estimates and the ultimate losses may vary from these estimates. Large groups of smaller balance homogeneous loans, such as residential real estate, small commercial real estate, home equity and consumer loans, are evaluated in the aggregate using historical loss factors adjusted for current economic conditions. Assessing the allowance for loan losses is inherently subjective as it requires making material estimates, including the amount and timing of future cash flows expected to be received. In the opinion of management, the allowance, when taken as a whole, reflects estimated loan losses in our loan portfolio.
A loan is considered impaired when, based on current information and events, it is probable that we will be unable to collect the scheduled payments of principal or interest when due. Troubled debt restructurings are also considered impaired loans. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for residential mortgage loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.
Future additions to the allowance for loan losses may be necessary if economic and other conditions in the future differ substantially from the current operating environment. The Financial Accounting Standards Board has adopted a new accounting standard update (“ASU”) that will be effective for our first fiscal year after December 15, 2019. This standard, referred to as Current Expected Credit Loss, or CECL, will require financial institutions to determine periodic estimates of lifetime expected credit losses on loans, and recognize the expected credit losses as allowances for credit losses. This will change the current method of providing allowances for credit losses that are probable, which may require us to increase our allowance for loan losses, and may greatly increase the types of data we would need to collect and review to determine the appropriate level of the allowance for credit losses. For more on this ASU, see Note 1 of the Notes to

Consolidated Financial Statements — Recently Issued Accounting Pronouncements contained in Item 8 of this report. In addition, bank regulatory agencies periodically review our allowance for loan losses and may require an increase in the provision for possible loan losses or the recognition of further loan charge-offs, based on judgments different than those of management. If charge-offs in future periods exceed the allowance for loan losses, we may need additional provisions to replenish the allowance for loan losses. Any increases in the allowance for loan losses will result in a decrease in net income and, most likely, capital, and may have a material negative effect on our financial condition and results of operations.
The following table sets forth an analysis of our allowance for loan losses at the date indicated.
	Year Ended December 31,
	2016	2015
	(Dollars in Thousands)
Balance at beginning of year	$895	$1,087
Charge-offs:
One-to-four-family	69	—
Construction and lot	—	6
Home equity	43	265
Automobile	—	16
Credit cards and unsecured	109	214
Total	221	501
Recoveries:
One-to-four-family	16	24
Construction and lot	—	9
Home equity	9	52
Automobile	8	5
Credit cards and unsecured	37	36
Other consumer	—	3
Total	70	129
Net charge-offs	151	372
Provisions for loan losses	180	180
Balance at end of year	$924	$895
Ratio of net charge-offs during the year to average loans outstanding during the year	0.12%	0.35%
Ratio of net charge-offs during the year to average nonperforming assets	6.54%	16.49%
Allowance as a percentage of nonperforming loans	36.32%	50.71%
Allowance as a percentage of total loans, net (end of year)	0.69%	0.78%

The following table sets forth the allocation of our allowance for loan losses by loan category and the percent of loans in each category to total loans receivable, net, at the dates indicated. The portion of the loan allowance allocated to each loan category does not represent the total available for losses which may occur within the loan category since the total loan loss allowance is a valuation reserve applicable to the entire loan portfolio. The distribution of our allowance for losses on loans at the dates indicated is summarized as follows:
	December 31,
	2016		2015
	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans
	(Dollars in thousands)
One- to four-family	$296	41.78%	$226	40.46%
Commercial real estate	259	39.09	245	37.95
Construction and lot	3	3.13	32	4.53
Commercial	74	3.11	10	1.03
Home equity	140	5.29	195	6.65
Automobile	12	2.38	19	2.90
Credit cards and unsecured	130	4.28	151	5.33
Other consumer	10	0.94	16	1.15
Unallocated	—	—	1	—
Total	$924	100.00%	$895	100.00%

Investment Activities
Federal savings banks have the authority to invest in various types of liquid assets, including United States Treasury obligations, securities of various federal agencies, including callable agency securities, certain certificates of deposit of insured banks and savings institutions, certain bankers’ acceptances, repurchase agreements and federal funds. Subject to various restrictions, federal savings banks may also invest their assets in investment grade commercial paper and corporate debt securities and mutual funds whose assets conform to the investments that the institution is otherwise authorized to make directly. See “How We Are Regulated — Sunshine Community Bank — Florida Office of Financial Regulation” for a discussion of additional restrictions on our investment activities.
Our chief executive officer and chief financial officer have the basic responsibility for the management of our investment portfolio, subject to the direction and guidance of the Board of Directors. These officers consider various factors when making decisions, including the marketability, maturity and tax consequences of the proposed investment. The maturity structure of investments will be affected by various market conditions, including the current and anticipated slope of the yield curve, the level of interest rates, the trend of new deposit inflows, and the anticipated demand for funds via deposit withdrawals and loan originations and purchases.
We may utilize our borrowing capacity at the Federal Home Loan Bank (“FHLB”) Atlanta to purchase investment grade securities to leverage our balance sheet and increase our net interest income. The general objectives of our investment portfolio will be to provide liquidity when loan demand is high, to assist in maintaining earnings when loan demand is low and to maximize earnings while satisfactorily managing risk, including credit risk, reinvestment risk, liquidity risk and interest rate risk. Our investment quality will emphasize safer expected average life short term investments with the yield on those investments secondary to not taking unnecessary risk with the available funds of Sunshine Community Bank. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations —  Asset/Liability Management.”

We do not currently participate in hedging programs, interest rate caps, floors or swaps, or other activities involving the use of off-balance sheet derivative financial instruments and have no present intention to do so. Further, we do not invest in securities which are not rated investment grade.
The following table sets forth the composition of our securities portfolio and other investments at the dates indicated. All securities at the dates indicated have been classified as held to maturity. At December 31, 2016, our securities portfolio did not contain securities of any issuer with an aggregate book value in excess of 10% of our equity capital, excluding those issued by the United States Government or its agencies or United States government sponsored entities.
	December 31,
	2016		2015
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Dollars in thousands)
Held to maturity:
Agency collateralized mortgage obligations	$15,815	$15,573	$19,977	$19,726
Agency mortgage-backed securities	697	721	1,086	1,128
Total securities held to maturity	$16,512	$16,294	$21,063	$20,854

The composition and contractual maturities of the investment securities portfolio as of December 31, 2016, are indicated in the following table. Maturities are based on the final contractual payment dates, and do not reflect the impact of prepayments or early redemptions that may occur.
	Over 1 to 5 years		Over 5 to 10 years		Over 10 years		Total Securities
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Fair Value
	(Dollars in thousands)
Held to maturity securities:
Agency collateralized mortgage obligations	$61	2.00%	$211	3.10%	$15,543	2.12%	$15,815	2.13%	$15,573
Agency mortgage-backed securities	576	4.05	121	4.00	—	—	697	4.04	721
Total securities	$637	3.85%	$332	3.43%	$15,543	2.12%	$16,512	2.21%	$16,294

Sources of Funds
General.   Our sources of funds are primarily deposits, borrowings, payments of principal and interest on loans and funds provided from operations.
Deposits.   Our current deposit products include checking, savings, individual retirement savings accounts, money market accounts, and certificates of deposit accounts ranging in terms from seven months to 60 months, and individual retirement certificate of deposit accounts with terms starting at 12 months. Deposit account terms vary, primarily as to the required minimum balance amount, the amount of time that the funds must remain on deposit and the applicable interest rate. We solicit deposits primarily in our market area. At December 31, 2016, we had no brokered, Internet or wholesale deposits. We primarily rely on competitive pricing policies, marketing and customer service to attract and retain these deposits. As of December 31, 2016, core deposits, which we define as our non-certificate or non-time deposit accounts, represented approximately 85.5% of total deposits.
The flow of deposits is influenced significantly by general economic conditions, changes in money market and prevailing interest rates and competition. The variety of deposit accounts we offer has allowed us to be competitive in obtaining funds and to respond with flexibility to changes in consumer demand. We have become more susceptible to short-term fluctuations in deposit flows as customers have become more interest rate conscious. We try to manage the pricing of our deposits in keeping with our asset/liability management, liquidity and profitability objectives, subject to competitive factors. Based on our experience, we believe that our deposits are relatively stable sources of funds. Despite this stability, our ability to attract and maintain these deposits and the rates paid on them has been and will continue to be significantly affected by market conditions.
Certificates of deposit represent 14.5% of our deposits at December 31, 2016. Our liquidity could be reduced if a significant amount of certificates of deposit, maturing within a short period of time, were not renewed. Historically, a significant portion of the certificates of deposit remain with us after they mature and we believe that this will continue. However, the need to retain these time deposits could result in an increase in our cost of funds.
The following table sets forth our deposit flows during the periods indicated.
	Year Ended December 31,
	2016	2015
	(Dollars in thousands)
Opening balance	$130,470	$127,905
Net Deposits	7,058	2,191
Interest credited	374	374
Ending balance	$137,902	$130,470
Net increase	$7,432	$2,565
Percent increase	5.7%	2.0%
The following table sets forth the dollar amount of deposits in the various types of deposit programs offered by us at the dates indicated.
	December 31,
	2016		2015
	Amount	Percent of total	Amount	Percent of total
	(Dollars in thousands)
Transactions and Savings Deposits:
Non interest-bearing demand	$31,247	22.7%	$28,211	21.6%
Statement savings	38,365	27.8	34,240	26.2
Money market	39,633	28.7	36,524	28.1
IRA	8,624	6.3	7,477	5.7
Total non-certificates	117,869	85.5	106,452	81.6
Certificates:
0.00 – 0.50%	11,865	8.6	12,426	9.5
0.51 – 1.00%	4,999	3.6	7,637	5.9
1.01 – 2.10%	3,169	2.3	3,955	3.0
Total certificates	20,033	14.5	24,018	18.4
Total deposits	$137,902	100.0%	$130,470	100.0%

The following table shows rate and maturity information for our certificates of deposit at December 31, 2016.
	0.00 – 0.50%	0.51 – 1.00%	1.01 – 2.10%	Total	Percent of Total
	(Dollars in thousands)
Certificate accounts maturing in quarter ending:
March 31, 2017	$2,596	$965	$289	$3,850	19.22%
June 30, 2017	3,304	575	308	4,187	20.90
September 30, 2017	2,998	218	352	3,568	17.81
December 31, 20176	2,172	521	109	2,802	13.99
March 31, 2018	463	506	80	1,049	5.24
June 30, 2018	260	516	127	903	4.51
September 30, 2018	10	1,033	336	1,379	6.88
December 31, 2018	62	196	125	383	1.91
March 31, 2019	—	5	34	39	0.19
June 30, 2019	—	110	102	212	1.05
September 30, 2019	—	175	223	398	1.99
December 31, 2019	—	128	252	380	1.90
Thereafter	—	51	832	883	4.41
Total	$11,865	$4,999	$3,169	$20,033	100.00%
Percent of total	59.23%	24.95%	15.82%	100.00%

The following table indicates the amount of our certificates of deposit and other deposits by time remaining until maturity as of December 31, 2016.
	Maturity
	3 months or less	Over 3 to 6 months	Over 6 to 12 months	Over 12 months	Total
	(In thousands)
Certificates of deposit less than $100,000	$2,743	$2,979	$4,744	$3,546	$14,012
Certificates of deposit of $100,000 or more	1,107	1,209	1,625	2,080	6,021
Total certificates of deposit	$3,850	$4,188	$6,369	$5,626	$20,033

We are a member of and may obtain advances from the FHLB of Atlanta, which is part of the Federal Home Loan Bank System. The twelve regional Federal Home Loan Bank’s provide a central credit facility for their member institutions. These advances may be made pursuant to several different credit programs, each of which has its own interest rate, range of maturities and call features. At December 31, 2016, the Company had an unsecured federal funds line of credit for $6.0 million with a correspondent bank and a $41.8 million line with the FHLB collateralized by a blanket lien on qualifying loans. At that date the Company had $12.8 million outstanding in FHLB advances that mature in 2017 at a weighted average fixed rate of 0.63% and no outstanding balance on the federal funds line of credit. We may rely in part on long-term FHLB advances to fund asset and loan growth. We are required to own stock in the FHLB of Atlanta based on the amount of our advances and total assets. At December 31, 2016, we had $684,000 in FHLB stock.
Subsidiary and Other Activities
Sunshine Community Bank is permitted to invest up to 10% of its assets, or $17.3 million at December 31, 2016, in the stock, obligations or securities of subsidiaries (with certain exceptions). Sunshine Community Bank has one subsidiary, Sunshine Member Insurance Services, Inc. (“SMSI”), which was established to sell automobile warranty and credit life and disability insurance products associated with loan products. Our investment in SMSI as of December 31, 2016 was $100.

Competition
We face strong competition in attracting deposits. Competition in originating real estate loans comes primarily from other savings institutions, commercial banks, credit unions, life insurance companies and mortgage bankers. Other savings institutions, commercial banks, credit unions and finance companies provide vigorous competition in consumer lending. Commercial business competition is primarily from local commercial banks. We compete because we believe we consistently deliver high-quality, personal service to our customers that result in a high level of customer satisfaction.
Our market area has a high concentration of financial institutions, many of which are branches of large money center and regional banks that have resulted from the consolidation of the banking industry in Florida and other eastern states. These include large national lenders and others in our market area that have greater resources than we do and offer services that we do not provide. For example, we do not offer trust services and do not actively seek out multifamily loans. Customers who seek “one-stop shopping” may be drawn to institutions that offer services that we do not.
We attract our deposits through our branch office system. Competition for those deposits is principally from other savings institutions, commercial banks and credit unions located in the same community, as well as mutual funds and other alternative investments. We compete for these deposits by offering superior service and a variety of deposit accounts at competitive rates. Based on the most recent branch deposit data provided by the FDIC, Sunshine Community Bank’s share of deposits in the Tallahassee, Florida Metropolitan Statistical Area was approximately 2.16%.
How We Are Regulated
General.   Set forth below is a brief description of certain laws and regulations that are applicable to Sunshine Financial and Sunshine Community Bank. The description of these laws and regulations, as well as descriptions of laws and regulations contained elsewhere herein, does not purport to be complete and is qualified in its entirety by reference to the applicable laws and regulations. Legislation is introduced from time to time in the United States Congress and the Florida Legislature that may affect the operations of Sunshine Financial and Sunshine Community Bank. In addition, the regulations governing us may be amended from time to time. Any such legislation or regulatory changes in the future could adversely affect our operations and financial condition.
The FDIC and the FOFR have extensive enforcement authority over Florida-chartered commercial banks that are not members of the Federal Reserve System, including Sunshine Community Bank, and the Federal Reserve has enforcement authority over their holding companies, including Sunshine Financial. This enforcement authority includes, among other things, the ability to assess civil monetary penalties, to issue cease-and-desist or removal orders, and to initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with the FDIC or Federal Reserve. Except under certain circumstances, public disclosure of final enforcement actions by the FDIC or the Federal Reserve is required by law.
On July 21, 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) was signed into law. This law significantly changed the bank regulatory structure and affected the lending, deposit, investment, trading and operating activities of financial institutions and their holding companies. This law also established the Consumer Protection Bureau (“CFPB”). The following discussion summarizes significant aspects of the Dodd Frank Act that may affect Sunshine Community Bank and Sunshine Financial. The following aspects of the Dodd Frank Act are related to the operations of Sunshine Community Bank:
•
The CFPB is empowered to exercise broad regulatory, supervisory and enforcement authority with respect to both new and existing consumer financial protection laws. Smaller financial institutions, like Sunshine Community Bank, are subject to supervision and enforcement by their primary federal banking regulator with respect to federal consumer financial protection laws.

•
The Federal Reserve must require depository institution holding companies to serve as a source of strength for their depository institution subsidiaries.

•
The prohibition on payment of interest on demand deposits was repealed.

•
Deposit insurance was permanently increased to $250,000.

•
The deposit insurance assessment base for FDIC insurance is the depository institution’s total average assets minus the sum of its average tangible equity during the assessment period.

•
The minimum reserve ratio of the Deposit Insurance Fund (“DIF”) increased to 1.35 percent of estimated annual insured deposits; however, the FDIC is directed to offset the effect of the increased reserve ratio on insured depository institutions with total consolidated assets of less than $10 billion.

Sunshine Community Bank.   Sunshine Community Bank is subject to regulation and oversight by the FDIC and FOFR extending to all aspects of its operations. This regulation of Sunshine Community Bank is intended for the protection of depositors and not for the purpose of protecting shareholders. Sunshine Community Bank is required to maintain minimum levels of regulatory capital and is subject to some limitations on the payment of dividends to Sunshine Financial See “— Capital Requirements for Sunshine Community Bank” and “— Limitations on Dividends and Other Capital Distributions.” Sunshine Community Bank also is subject to examination by the FOFR by the FDIC, which insures the deposits of Sunshine Community Bank to the maximum extent permitted by law.
Florida Office of Financial Regulation.   The investment and lending authority of Sunshine Community Bank is prescribed by Florida federal laws and regulations and Sunshine Community Bank is prohibited from engaging in any activities not permitted by such laws and regulations.
Prior to July 1, 2016, Sunshine Community Bank was a federal-chartered savings bank known as Sunshine Savings Bank. As a federally chartered savings bank, Sunshine Community Bank was required to meet a qualified thrift lender (“QTL”) test. This test required Sunshine Community Bank to have at least 65% of its portfolio assets, as defined by statute, in qualified thrift investments on a monthly average for nine out of every 12 months on a rolling basis or meet an alternative test. Under either test, Sunshine Community Bank was required to maintain a significant portion of its assets in residential-housing-related loans and investments. In addition, Sunshine Community Bank was subject to a 35% of total assets limit on consumer loans, commercial paper and corporate debt securities, and a 20% limit on commercial non-mortgage loans. This test and these asset limits do not apply to Sunshine Community Bank as a Florida-chartered commercial bank.
Sunshine Community Bank’s relationship with its depositors and borrowers is regulated to a great extent by federal and Florida laws and regulations, especially in such matters as the ownership of savings accounts and the form and content of our mortgage requirements. In addition, the branching authority of Sunshine Community Bank is regulated by the FDIC and the FOFR. Sunshine Community Bank is generally authorized to branch nationwide.
Sunshine Community Bank is subject to a statutory lending limit on aggregate loans to one person or a group of persons combined because of certain common interests. That limit is generally equal to 15% of our unimpaired capital and surplus, except that for loans that are fully secured, the limit is increased to 25%. At December 31, 2016, Sunshine Community Bank’s lending limit under this restriction was $4.6 million. We have no loans or lending relationships in excess of our lending limit.
Sunshine Community Bank is subject to periodic examinations by the FDIC and the FOFR. During these examinations, the examiners may require Sunshine Community Bank to provide for higher general or specific loan loss reserves, and/or recognized additional charge-offs based on their judgment, which can impact our capital and earnings. As a Florida-chartered commercial bank, Sunshine Community Bank is subject to a semiannual assessment, based on its assets, to fund the operations of the FOFR.
The FDIC has adopted guidelines establishing safety and soundness standards on such matters as loan underwriting and documentation, asset quality, earnings standards, internal controls and audit systems, interest rate risk exposure and compensation and other employee benefits. Any institution that fails to comply with these standards must submit a compliance plan.

Insurance of Accounts and Regulation by the FDIC.   The FDIC insures deposit accounts in Sunshine Community Bank up to applicable limits. The FDIC assesses deposit insurance premiums quarterly on each FDIC-insured institution applied to its deposit base, which is its average consolidated total assets minus its Tier 1 capital. No institution may pay a dividend if it is in default on its federal deposit insurance assessment.
Prior to July 1, 2016, each institution with less than $10 billion in assets (a small institution) was assigned to one of four risk categories based on its capital levels, supervisory ratings and other factors. The assessment rates ranged from approximately 5 basis points to 35 basis points, subject to certain adjustments.
Effective July 1, 2016, the FDIC changed the method of calculating assessments for small institutions so that assessment rates for small institutions are based on an institution’s weighted average CAMELS component ratings and certain financial ratios. Assessment rates range from 1.5 to 16 basis points for institutions with CAMELS composite ratings of 1 or 2, 3 to 30 basis points for those with a CAMELS composite score of 3, and 11 to 30 basis points for those with CAMELS Composite scores of 4 or 5, subject to certain adjustments. Assessment rates are expected to decrease in the future as the reserve ratio increases in specified increments to the 1.35% ratio required by the Dodd-Frank Act.
As required by the Dodd Frank Act, the FDIC has adopted a rule to offset the effect of the increase in the minimum reserve ratio of the DIF on small institutions by imposing a surcharge on institutions with assets of  $10 billion or more commencing on July 1, 2016 and ending when the reserve ratio reaches 1.35%. This surcharge period is expected to end by December 31, 2018. Small institutions will receive credits for the portions of their regular assessments that contributed to growth in the reserve ratio between 1.15% and 1.35%. The credits will apply to reduce regular assessments by 2.0 basis points for quarters when the reserve ratio is at least 1.40%.
FDIC-insured institutions are required to pay an additional quarterly assessment called the FICO assessment in order to fund the interest on bonds issued to resolve thrift failures in the 1980s. This assessment rate is adjusted quarterly to reflect changes in the assessment base, which is average assets less tangible equity, and is the same base as used for the deposit insurance assessment. These assessments are expected to continue until the bonds mature in the years 2017 through 2019. For the year ended December 31, 2016, Sunshine Community Bank paid $8,000 in FICO assessments.
Transactions with Affiliates.   Transactions between Sunshine Community Bank and its affiliates are required to be on terms as favorable to the institution as transactions with non-affiliates; certain of these transactions, such as loans to an affiliate, are restricted to a percentage of Sunshine Community Bank’s capital, and loans to affiliates require eligible collateral in specified amounts. In addition, Sunshine Community Bank may not lend to any affiliate engaged in activities not permissible for a bank holding company or acquire the securities of most affiliates. Sunshine Financial is an affiliate of Sunshine Community Bank. Sunshine Community Bank’s authority to extend credit to executive officers, directors and 10% shareholders of the bank or its holding company (“insiders”), as well as entities such persons control, is limited. There are limits on both the individual and aggregate amount of loans that Sunshine Community Bank may make to insiders based, in part, on Sunshine Community Bank’s capital level and certain board approval procedures must be followed. Such loans are required to be made on terms substantially the same as those offered to unaffiliated parties and not involve more than the normal risk of repayment. There is an exception for loans made pursuant to a benefit or compensation program that is widely available to all employees of the institution and does not give preference to insiders over other employees. Loans to executive officers are subject to additional limitations based on the type of loan involved.
Capital Rules.   Sunshine Financial and Sunshine Community Bank are subject capital regulations adopted by the Federal Reserve and the FDIC that became effective January 1, 2015 (with some provisions transitioned into full effectiveness over several years). Under these capital regulations, the minimum capital ratios are: (1) a common equity Tier 1 (“CET1”) capital ratio of 4.5% of risk-weighted assets; (2) a Tier 1 capital ratio of 6.0% of risk-weighted assets; (3) a total capital ratio of 8.0% of risk-weighted assets, and (4) a leverage ratio (the ratio of Tier 1 capital to average total adjusted assets) of 4.0%. CET1 generally consists of common stock, retained earnings, accumulated other comprehensive income (“AOCI”) unless an institution elects to exclude AOCI from regulatory capital, as discussed below, and certain minority interests, all subject to applicable regulatory adjustments and deductions. Tier 1 capital generally includes CET1 and noncumulative perpetual preferred stock, less most intangible assets, subject to certain adjustments. Total capital consists of Tier 1 and Tier 2 Capital. Tier 2 capital, which is limited to 100 percent of Tier 1 capital, includes such items as qualifying general loan loss reserves, cumulative perpetual preferred stock, mandatory convertible debt, term subordinated debt and limited life preferred stock; however, the amount of term subordinated debt and intermediate term preferred stock that may be included in Tier 2 capital is limited to 50 percent of Tier 1 capital. Risk-weighted assets are determined under the capital regulations, which assign risk-weights to all assets and to certain off-balance sheet items.
These regulations include the phasing-out of certain instruments as qualifying capital. Mortgage servicing and deferred tax assets over designated percentages of CET1 are deducted from capital. In addition, Tier 1 capital includes AOCI, which includes all unrealized gains and losses on available for sale debt and equity securities, unless an institution elects to opt out of such inclusion, if eligible to do so. We have elected to permanently opt-out of the inclusion of AOCI in our capital calculations.
The capital regulations include a 150% risk weight for certain high volatility commercial real estate acquisition, development and construction loans and for non-residential mortgage loans that are 90 days past due or otherwise in nonaccrual status; a 20% risk weight for the unused portion of a commitment with an original maturity of one year or less that is not unconditionally cancellable; and a 250% risk weight for mortgage servicing and deferred tax assets that are not deducted from capital.
In addition to the minimum CET1, Tier 1 and total capital ratios, Sunshine Financial and Sunshine Community Bank must maintain a capital conservation buffer consisting of additional CET1 capital greater than 2.5% of risk-weighted assets above the required minimum levels in order to avoid limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses. The capital conservation buffer requirement is phased in beginning on January 1, 2016 when a buffer greater than 0.625% of risk-weighted assets will be required which amount will increase each year until the buffer requirement is fully implemented on January 1, 2019.
Under the FDIC’s prompt corrective action standards, in order to be considered well-capitalized, a bank must have a ratio of CET1 capital to risk-weighted assets of 6.5%, a ratio of Tier 1 capital to risk-weighted assets of 8%, a ratio of total capital to risk-weighted assets of 10%, and a leverage ratio of 5%. In order to be considered adequately capitalized, a bank must have the minimum capital ratios described above. Institutions with lower capital ratios are assigned to lower capital categories. Based on safety and soundness concerns, the FDIC may assign an institution to a lower capital category than would originally apply based on its capital ratios.
The FDIC is also authorized to require Sunshine Community Bank to maintain additional amounts of capital in connection with concentrations of assets, interest rate risk and certain other items. The FDIC has not imposed such a requirement of Sunshine Community Bank.
An institution that is not well capitalized is subject to certain restrictions on brokered deposits and interest rates on deposits. An institution that is not at least adequately capitalized is subject to numerous additional restrictions, and a guaranty by its holding company is required. An institution with a ratio of tangible equity to total assets of 20% or less is subject to appointment of the FDIC as receiver if its capital level does not improve in timely fashion. When the FDIC as receiver liquidates an institution, the claims of depositors and the FDIC as their successor have priority over other unsecured claims against the institution.
As of December 31, 2016, Sunshine Financial and Sunshine Community Bank are considered well-capitalized under applicable rules and meet the capital conservation buffer requirement. Regulatory capital is discussed further in Note 18 to the consolidated financial statements under Item 8 of this Report.
Community Reinvestment and Consumer Protection Laws.    In connection with its lending and other activities, Sunshine Community Bank is subject to a number of federal laws designed to protect borrowers and promote lending to various sectors of the economy and population. These include the Equal Credit Opportunity Act, the Truth-in-Lending Act, the Home Mortgage Disclosure Act, the Real Estate Settlement Procedures Act, the Secure and Fair Enforcement for Mortgage Licensing Act of 2008, and the Community Reinvestment Act (“CRA”). In addition, federal banking regulators have enacted regulations limiting the ability of banks and other financial institutions to disclose nonpublic consumer information to non-affiliated third parties. The regulations require disclosure of privacy policies and allow consumers to prevent certain personal information from being shared with non-affiliated parties.
The CRA requires the appropriate federal banking agency, in connection with its examination of an FDIC-insured institution, to assess its record in meeting the credit needs of the communities served by the institution, including low and moderate income neighborhoods. The federal banking regulators take into account the institution’s record of performance under the CRA when considering applications for mergers, acquisitions and branches. Under the CRA, institutions are assigned a rating of outstanding, satisfactory, needs to improve, or substantial non-compliance. Sunshine Community Bank received a “satisfactory” rating in its most recent CRA evaluation.
Bank Secrecy Act / Anti-Money Laundering Laws.   Sunshine Community Bank is subject to the Bank Secrecy Act and other anti-money laundering laws and regulations, including the USA PATRIOT Act of 2001. These laws and regulations require Sunshine Community Bank to implement policies, procedures, and controls to detect, prevent, and report money laundering and terrorist financing and to verify the identity of their customers. Violations of these requirements can result in substantial civil and criminal sanctions. In addition, provisions of the USA PATRIOT Act require the federal financial institution regulatory agencies to consider the effectiveness of a financial institution’s anti-money laundering activities when reviewing mergers and acquisitions.
Limitations on Dividends and Other Capital Distributions.    Generally, a Florida-chartered commercial bank that meets the capital conservation buffer requirement may make capital distributions during any calendar year equal to retained net profits of the previous two calendar years and the current year-to-date earnings. For additional information, see “— New Capital Rules.” In addition, under the terms of the FOFR approval of the conversion to a Florida-chartered commercial bank, Sunshine Community Bank must obtain the prior approval of the FOFR before declaring any dividend during the three years following July 1, 2016.
The long-term ability of Sunshine Financial to pay dividends to its stockholders is based primarily upon the ability of Sunshine Community Bank to make capital distributions to Sunshine Financial. So long as Sunshine Community Bank continues to meet the applicable capital conservation buffer requirement (discussed above) after each capital distribution and operates in a safe and sound manner, it is management’s belief that the FOFR will continue to allow Sunshine Community Bank to distribute its net income to Sunshine Financial, although no assurance can be given in this regard.
Federal Home Loan Bank System.   Sunshine Community Bank is a member of the Federal Home Loan Bank of Atlanta, one of the 12 regional Federal Home Loan Banks in the Federal Home Loan Bank System. The Federal Home Loan Bank System provides a central credit facility for member institutions. As a member of the Federal Home Loan Bank of Atlanta, Sunshine Community Bank is required to hold shares of capital stock in that Federal Home Loan Bank. Sunshine Community Bank was in compliance with this requirement with an investment in Federal Home Loan Bank stock at December 31, 2016 of $684,000.
Regulation of Sunshine Financial
General.    Sunshine Financial, as the sole shareholder of Sunshine Community Bank, is a bank holding company registered with the Federal Reserve. Bank holding companies are subject to comprehensive regulation by the Federal Reserve under the Bank Holding Company Act of 1956, as amended, and the regulations promulgated thereunder. This regulation and oversight is generally intended to ensure that Sunshine Financial limits its activities to those allowed by law and that it operates in a safe and sound manner without endangering the financial health of Sunshine Community Bank.
As a bank holding company, Sunshine Financial is required to file quarterly and annual reports with the Federal Reserve and any additional information required by the Federal Reserve and is subject to regular examinations by the Federal Reserve.
A merger or acquisition of Sunshine Financial, or an acquisition of control of Sunshine Financial, is generally subject to approval by the Federal Reserve. In general, control for this purpose means 25% of voting stock, but such approval can be required in other circumstances, including but not limited to an acquisition of as low as 5% of voting stock.

The Dodd-Frank Act and Federal Reserve policy require a bank holding company to serve as a source of financial strength to its subsidiary banks, with the ability to provide financial assistance to a subsidiary bank in financial distress. Regulations to implement this provision of the Dodd-Frank Act are required, but to date, none have been promulgated.
Permissible Activities.    Under the Bank Holding Company Act, the Federal Reserve may approve the ownership of shares by a bank holding company in any company the activities of which the Federal Reserve has determined to be so closely related to the business of banking or managing or controlling banks as to be a proper incident thereto. The Bank Holding Company Act prohibits a bank holding company, with certain exceptions, from acquiring ownership or control of more than 5% of the voting shares of any company that is not a bank or bank holding company and from engaging in activities other than those of banking, managing or controlling banks, or providing services for its subsidiaries. A bank holding company that meets certain supervisory and financial standards and elects to be designed as a financial holding company may also engage in certain securities, insurance and merchant banking activities and other activities determined to be financial in nature or incidental to financial activities.
The Federal Reserve must approve an application of a bank holding company to acquire control of, or acquire all or substantially all of the assets of, a bank, and may approve an acquisition located in a state other than the holding company’s home state, without regard to whether the transaction is prohibited by the laws of any state, but may not approve the acquisition of a bank that has not been in existence for the minimum time period, not exceeding five years, specified by the law of the host state, or an application where the applicant controls or would control more than 10% of the insured deposits in the United States or 30% or more of the deposits in the target bank’s home state or in any state in which the target bank maintains a branch. Federal law does not affect the authority of states to limit the percentage of total insured deposits in the state that may be held or controlled by a bank holding company to the extent such limitation does not discriminate against out-of-state banks or bank holding companies. Individual states may also waive the 30% state-wide concentration limit contained in the federal law.
Capital Requirements for Sunshine Financial.    Effective January 1, 2015, Sunshine Financial became subject to the capital rules described under the caption “Capital Rules” above. The Federal Reserve expects a holding company’s subsidiary banks to be well capitalized under the prompt corrective action regulations. In addition, a bank holding company must serve as a source of financial strength for its depository institution subsidiaries.
Federal Securities Law.   The stock of Sunshine Financial is registered with the SEC under the Securities Exchange Act of 1934, as amended. Sunshine Financial is subject to the information, proxy solicitation, insider trading restrictions and other requirements of the SEC under the Securities Exchange Act of 1934.
Sunshine Financial stock held by persons who are affiliates of Sunshine Financial may not be resold without registration unless sold in accordance with certain resale restrictions. Affiliates for this purpose are generally considered to be officers, directors and principal shareholders. If Sunshine Financial meets specified current public information requirements, each affiliate of Sunshine Financial will be able to sell in the public market, without registration, a limited number of shares in any three-month period.
The SEC has adopted regulations and policies under the Sarbanes-Oxley Act of 2002 that apply to Sunshine Financial as a registered company under the Securities Exchange Act of 1934. The stated goals of these Sarbanes-Oxley requirements are to increase corporate responsibility, provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. The SEC and Sarbanes-Oxley-related regulations and policies include very specific additional disclosure requirements and new corporate governance rules.
Volcker Rule Regulations.   Regulations were adopted by the federal banking agencies to implement the provisions of the Dodd-Frank Act commonly referred to as the Volcker Rule. The regulations contain prohibitions and restrictions on the ability of FDIC-insured institutions and their holding companies and affiliates to engage in proprietary trading and to hold certain interests in, or to have certain relationships with, various types of investment funds, including hedge funds and private equity funds, and certain other investments, including certain collateralized mortgage obligations, collateralized debt obligations and collateralized loan obligations and others. We are currently in compliance with the various provisions of the Volcker Rule regulations.
Federal Taxation
General.    Sunshine Financial and Sunshine Community Bank will be subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below.
Method of Accounting.   For federal income tax purposes, Sunshine Financial and Sunshine Community Bank currently report their income and expenses on the accrual method of accounting and uses a fiscal year ending on December 31 for filing its federal income tax return.
Minimum Tax.   The Internal Revenue Code imposes an alternative minimum tax at a rate of 20% on a base of regular taxable income plus certain tax preferences, called alternative minimum taxable income. The alternative minimum tax is payable to the extent such alternative minimum taxable income is in excess of the regular tax. Net operating losses can offset no more than 90% of alternative minimum taxable income. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. We have not been subject to the alternative minimum tax, nor do we have any such amounts available as credits for carryover.
Net Operating Loss Carryovers.   A financial institution may carryback net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. This provision applies to losses incurred in taxable years beginning after August 6, 1997. At December 31, 2016, we had approximately $3.7 million in net operating loss carry forwards for federal income tax purposes.
Corporate Dividends-Received Deduction.   Sunshine Financial has elected to file consolidated return with Sunshine Community Bank. As a result, any dividends Sunshine Financial receives from Sunshine Community Bank will not be included as income to Sunshine Financial. The corporate dividends-received deduction is 100%, or 80% in the case of dividends received from corporations with which a corporate recipient does not file a consolidated tax return, depending on the level of stock ownership of the payer of the dividend.
State Taxation
Sunshine Community Bank is subject to a franchise tax imposed under Florida Statutes. For Florida, banks and savings associations pay a franchise tax measured by net income. This tax is imposed in lieu of the corporate income tax and is measured by net income of the bank or savings association for the tax year at a rate of 5.5%.
Executive Officers
The following information as to the business experience during the past five years is supplied with respect to executive officers of Sunshine Financial. Except as otherwise indicated, the persons named have served as officers of Sunshine Financial since it became the holding company of Sunshine Community Bank, and all offices and positions described below are also with Sunshine Community Bank.
Louis O. Davis, Jr.   Mr. Davis, age 70, serves as the President and Chief Executive Officer of Sunshine Financial, a position he has held since its formation in 2010. Mr. Davis also serves as the President and Chief Executive Officer of Sunshine Community Bank, a position he has held since 2005. He has over 30 years of experience managing savings banks in Florida, including serving as President and Chief Executive Officer of First Bank of Florida and its publicly-traded holding company, First Palm Beach Bancorp. Mr. Davis also held senior management positions with First Federal of the Palm Beaches, a mutual savings bank in West Palm Beach, Florida.
Brian P. Baggett.   Mr. Baggett, age 53, serves as the Executive Vice President and Corporate Secretary of Sunshine Financial, positions he has held since its formation in 2010. Mr. Baggett serves as the Executive Vice President and the Chief Lending Officer of Sunshine Community Bank, positions he has held since its formation in 2007. He has been employed at Sunshine Community Bank, including its predecessor organization, for the last 22 years, and with Sunshine Financial since its incorporation in 2010. His current responsibilities include overseeing the lending department and bank administration. He has overseen all major areas of Sunshine Community Bank.
Scott A. Swain.   Mr. Swain, age 55, serves as a Senior Vice President and the Chief Financial Officer of Sunshine Financial, a position he has held since its formation in 2010. Mr. Swain also serves as a Senior Vice President and the Chief Financial Officer of Sunshine Community Bank, a position he has held since December 2004. Prior to joining Sunshine Community Bank, Mr. Swain held a similar position at Heartland Community Bank, Camden, Arkansas and Northwest Federal Savings Bank, Spencer, Iowa. Prior to that, Mr. Swain was a safety and soundness examiner with the Office of Thrift Supervision.
Employees
At December 31, 2016, we had a total of 45 full-time employees and eight part-time employees. Our employees are not represented by any collective bargaining group. Management considers its employee relations to be good.
Internet Website
The Company and Sunshine Community Bank maintain a website, www.banksunshine.com. Information pertaining to Sunshine Financial, Inc., including SEC filings, can be found by clicking the “Investor Relations” link contained under the heading “About Us.” This Annual Report on Form 10-K and our other reports, proxy statements and other information filed with the SEC are available on that website within the Investor Relations webpage by clicking the link called “SEC Filings.” The information contained on our website is not included as a part of, or incorporated by reference into, this Annual Report on Form 10-K. For more information regarding access to these filings on our website, please contact Scott A. Swain, Chief Financial Officer, Sunshine Financial, Inc., 1400 East Park Avenue, Tallahassee, Florida 32301 or by calling (850) 219-7200.
Item 1A.    Risk Factors
Not required; the Company is a smaller reporting company
Item 1B.    Unresolved Staff Comments
None

Item 2.    Properties
At December 31, 2016, we had five full-service offices. The following table sets forth certain information concerning the main office and each branch office of Sunshine Community Bank at December 31, 2016. The aggregate net book value of our premises and equipment was $3.7 million at December 31, 2016. See also Note 5 of the Notes to Consolidated Financial Statements. In the opinion of management, the facilities are adequate and suitable for the needs of Sunshine Financial and Sunshine Community Bank.
Location	Year Opened	Owned or Leased	Lease Expiration Date	Net book value at December 31, 2016
				(In thousands)
Main office:
1400 East Park Avenue Tallahassee, FL 32301	1985	Owned	—	$2,127
Branch offices:
3266 Mahan Drive Tallahassee, FL 32308	2002	Leased	2019	$17
1700 N. Monroe Street, Suite 10 Tallahassee, FL 32303	1992	Leased	2017	$7
3534-A Thomasville Road Tallahassee, FL 32309	2007	Leased	2024	$222
3641 Coolidge Ct. Tallahassee, FL 32311	2014	Owned	—	$1,289
We maintain depositor and borrower customer files on an on-line basis, utilizing a telecommunications network, portions of which are leased. The book value of all prepaid software, data processing and computer equipment utilized by Sunshine Community Bank at December 31, 2016 was $151,000. Management has a disaster recovery plan in place with respect to the data processing system, as well as Sunshine Community Bank’s operations as a whole.
Item 3.    Legal Proceedings
From time to time we are involved as plaintiff or defendant in various legal actions arising in the normal course of business. We do not anticipate incurring any material legal fees or other liability as a result of such litigation.
Item 4.    Mine Safety Disclosure
Not applicable.

PART II
Item 5.
Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities

The shares of common stock of Sunshine Financial are traded on the Over-the-Counter Electronic Bulletin Board, or OTCBB, under the symbol “SSNF”. The table below shows the high and low closing prices for our common stock and quarterly dividends paid for the periods indicated. This stock price information was provided by the Yahoo Finance System and is based on OTCBB quotations, which reflect inter-dealer prices with retail mark-up, mark-down or commissions and may not represent actual transactions.
	Stock Price		Dividends Per Share
2016 Quarters	High	Low
First Quarter (01/01/2016 to 03/31/2016)	$19.30	$18.45	—
Second Quarter (04/01/2016 to 6/30/2016)	$19.35	$19.01	—
Third Quarter (07/01/2016 to 09/30/2016)	$20.05	$19.15	—
Fourth Quarter (10/01/2016 to 12/31/2016)	$19.90	$18.60	—
	Stock Price		Dividends Per Share
2015 Quarters	High	Low
First Quarter (01/01/2015 to 03/31/2015)	$18.50	$18.00	—
Second Quarter (04/01/2015 to 6/30/2015)	$18.25	$17.50	—
Third Quarter (07/01/2015 to 09/30/2015)	$18.60	$17.90	—
Fourth Quarter (10/01/2015 to 12/31/2015)	$19.50	$18.00	—
At December 31, 2016, there were 1,030,039 shares outstanding and the closing price of our common stock on that date was $19.90. On that date, we had approximately 191 shareholders of record.
The Company does not currently pay any dividends. Our cash dividend payout policy, however, is continually reviewed by management and the Board of Directors. The payment of dividends will depend upon a number of factors, including capital requirements, Sunshine Financial’s and Sunshine Community Bank’s financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. Future dividends are not guaranteed and will depend on our ability to pay them. No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in future periods. Our future payment of dividends may depend, in part, upon receipt of dividends from Sunshine Community Bank. Federal regulations restrict the ability of Sunshine Community Bank to pay dividends and make other capital distributions to us. See “Business — How We Are Regulated — Limitations on Dividends and Other Capital Distributions” in Part I, Item 1 of this report.
Equity Compensation Plan Information
The equity compensation plan information presented Part III, Item 12 of this Form 10-K is incorporated herein by reference.

Issuer Purchases of Equity Securities
The following table sets forth information with respect to our repurchases of our outstanding common shares during the three months ended December 31, 2016:
	Total Number of Shares Purchased	Average Price Paid per Share	Total number of shares purchased as part of publicly announced plans or programs	Maximum number of shares that may yet be purchased under the plans or programs
October 1, 2016 – October 31, 2016	—	$—	—	—
November 1, 2016 – November 30, 2016	1,859(1)	18.75	—	—
December 1, 2016 – December 31, 2016	—	—	—	—
Total	1,859(1)	$18.75	—	—

(1)
Represents shares of our common stock withheld from participants for income tax withholding purposes in connection with the vesting of restricted stock grants during the period. The restricted stock was issued to participants pursuant to our 2013 Equity Incentive Plan.

The Company may repurchase shares of its common stock from time-to-time in open market transactions. The timing, volume and price of purchases are made at our discretion, and are contingent upon our overall financial condition, as well as general market conditions. As of December 31, 2016, the Company did not have any authorized stock repurchase programs.

Item 6.    Selected Financial Data
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
The summary information presented below under “Selected Financial Condition Data” and “Selected Operations Data” for, and as of the end of, each of the years ended December 31, 2016, 2015 and 2014 is derived from our audited consolidated financial statements. The following information is only a summary and you should read it in conjunction with our consolidated financial statements and accompanying notes contained in Item 8 of this Form 10-K.
	At December 31,
	2016	2015	2014
	(In thousands)
Selected Financial Condition Data:
Total assets	$173,209	$157,828	$151,006
Cash and cash equivalents	11,313	10,862	13,032
Loans net	134,077	113,422	102,786
Securities held to maturity, at amortized cost:
U.S. government and federal agency	16,512	21,063	26,035
Federal Home Loan Bank stock	684	348	130
Deposits	137,902	130,470	127,905
Federal Home Loan Bank advances	12,750	5,000	—
Equity	21,656	21,358	22,388
	For the Year Ended December 31,
	2016	2015	2014
	(In Thousands, except per share data)
Selected Operations Data:
Total interest income	$6,416	$6,005	$5,907
Total interest expense	401	375	377
Net interest income	6,015	5,630	5,530
Provision for loan losses	180	180	130
Net interest income after provision for loan losses	5,835	5,450	5,400
Fees and service charges on deposit accounts	1,419	1,461	1,600
Gain on loan sales	36	134	149
Gain on sale of foreclosed real estate	12	39	49
Fees and service charges on loans	154	138	89
Fee income bank owned life insurance	97	75	—
Other income	180	493	17
Total noninterest income	1,898	2,340	1,904
Total noninterest expense	7,577	7,918	7,270
Earnings (loss) before income taxes (benefit)	156	(128)	34
Income taxes (benefit)	46	(52)	(5)
Net earnings (loss)	$110	$(76)	$39
Basic earnings (loss) per share	$0.12	$(0.08)	$0.04
Diluted earnings (loss) per share	$0.11	$(0.08)	$0.04

	For the Year Ended December 31,
	2016	2015	2014
Selected Financial Ratios and Other Data:
Performance ratios:
Return on assets (ratio of net earnings (loss) to average total assets)	0.07%	(0.05)%	0.03%
Return on equity (ratio of net earnings (loss) to average equity)	0.51	(0.34)	0.17
Dividend payout ratio	—	—	—
Interest-rate spread information:
Average during period	3.92	4.01	3.99
End of period	4.04	4.13	4.11
Net interest margin(1)	3.98	4.11	4.08
Noninterest income to operating revenue	22.83	28.04	24.38
Noninterest expense to average total assets	4.57	5.27	4.95
Average interest-earning assets to average interest-bearing liabilities	1.34	1.34	1.34
Efficiency ratio(2)	93.97	98.24	96.88
Asset quality ratios:
Nonperforming assets to total assets at end of period	1.55	1.39	1.53
Nonperforming loans to total loans	1.88	1.54	2.01
Allowance for loan losses to non-performing loans	36.32	50.71	51.76
Allowance for loan losses to loans receivable, net	0.69	0.78	1.04
Net charge-offs to average loans outstanding	0.12	0.35	0.34
Capital Ratios:
Equity to total assets at end of period	12.50	13.55	14.83
Average equity to average assets	12.93	14.77	15.84
Other data:
Number of full-service offices	5	6	6

(1)
Net interest income divided by average interest-earning assets.

(2)
Total noninterest expense, excluding foreclosed asset and repossessed property related expenses, as a percentage of net interest income and total other operating income, excluding net securities transactions.

Item 7.    Management’s Discussion and Analysis of Financial Condition and Results of Operation
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
General
This discussion and analysis reviews our consolidated financial statements and other relevant statistical data and is intended to enhance your understanding of our financial conditions and results of operations. The information in this section has been derived from the consolidated financial statements and footnotes thereto, which appear in Part I, Item 8 of this report. You should read the information in this section in conjunction with the business and financial information regarding the Company as provided in this report.
Overview
Sunshine Financial is the holding company for its wholly owned subsidiary, Sunshine Community Bank. Sunshine Community Bank was originally chartered as a credit union in 1952 as Sunshine State Credit Union to serve state government employees in the metropolitan Tallahassee area. On July 1, 2007, we converted from a state-chartered credit union known as Sunshine State Credit Union to a federal mutual savings bank known as Sunshine Savings Bank, then in 2009 reorganized into the mutual holding company structure. On April 5, 2011, Sunshine Financial completed a public offering as part of the Sunshine Saving Bank’s conversion and reorganization from a mutual holding company to a public stock holding company structure. On July 1, 2016, Sunshine Savings Bank completed its conversion from a federal savings bank charter to a Florida state bank charter, changing its name to Sunshine Community Bank.
We currently operate out of five full-service branch offices serving the Tallahassee, Florida metropolitan area. Our principal business consists of attracting retail deposits from the general public and investing those funds in loans secured by first and second mortgages on one- to four-family residences, commercial real estate, home equity loans and lines of credit, lot loans, and direct automobile, credit card and other consumer loans. In early December 2016, we closed our Appleyard branch and relocated the deposits to our other branches.
We offer a variety of deposit accounts, which are our primary source of funding for our lending activities.
Our operations are significantly affected by prevailing economic conditions as well as government policies and regulations concerning, among other things, monetary and fiscal affairs, housing and financial institutions. Deposit flows are influenced by a number of factors, including interest rates paid on competing time deposits, other investments, account maturities, and the overall level of personal income and savings. Lending activities are influenced by the demand for funds, the number and quality of lenders, and regional economic cycles. Sources of funds for lending activities include primarily deposits, borrowings, payments on loans and income provided from operations.
Our primary source of pre-tax income is net interest income. Net interest income is the difference between interest income, which is the income that we earn on our loans and investments, and interest expense, which is the interest that we pay on our deposits and borrowings. Changes in levels of interest rates affect our net interest income. A secondary source of income is noninterest income, which includes revenue we receive from providing products and services. Our noninterest expense has typically exceeded our net interest income and we have relied primarily upon noninterest income to supplement our net interest income and to achieve earnings.
Our operating expenses consist primarily of salaries and employee benefits, general and administrative, occupancy and equipment, data processing services, professional services and marketing expenses. Salaries and benefits consist primarily of the salaries and wages paid to our employees, payroll taxes, expenses for retirement and other employee benefits. Occupancy and equipment expenses, which are the fixed and variable costs of building and equipment, consist primarily of lease payments, taxes, depreciation, amortization expense, maintenance and costs of utilities.

Business and Operating Strategy and Goals
Our primary objective is to continue to grow Sunshine Community Bank as a well-capitalized, profitable, independent, community-oriented financial institution serving customers in our market area. Our strategy is simply to provide innovative products and superior service to customers in our market area, which we serve through our five convenient banking centers located in Tallahassee, Florida. We support these banking centers with 24/7 access to on-line banking and participation in a worldwide ATM network.
Maintaining and improving our asset quality.   Our goal is to maintain and improve upon our level of nonperforming assets by managing credit risk. We are focused on actively monitoring and managing all segments of our loan portfolio in order to proactively identify and mitigate risk. We will continue to devote significant efforts and resources to reducing problem assets to levels consistent with our historical experience. Nonperforming assets increased to $2.7 million at December 31, 2016 compared to $2.2 million at December 31, 2015, and our nonperforming loans increased to $2.5 million at December 31, 2016, compared to $1.8 million at December 31, 2015. Nonperforming one-four family loans increased $743,000 due to an increase of four loans, while foreclosed real estate decreased by $292,000 due to the sale of three properties and only one foreclosure during the year ended December 31, 2016. Our percentage of nonperforming assets to total assets was 1.55% and 1.39% at December 31, 2016 and 2015, respectively.
Leveraging our capital to improve our overall efficiency and profitability.   We may improve our overall efficiency and profitability by leveraging our strong capital base. We also may utilize our borrowing capacity at the FHLB of Atlanta to purchase investment grade securities to leverage our balance sheet and increase our net interest income and liquidity. We also will continue to emphasize lower cost deposits.
Improving our earnings through product selection, pricing and lower cost of funds.   Through product selection and pricing and lower cost funds, we will seek to optimize our interest rate margin while managing our interest rate risk. We expect to expand our business by cross-selling our loan and deposit products and services to our customers and emphasizing our traditional strengths, which include residential mortgages, consumer loans and deposit products and services. In addition, from time to time, consistent with our asset/liability objectives, we may sell a portion of our residential mortgage loan originations to Freddie Mac or private investors. This allows us to maintain our customer relationships and generate servicing income, while also having the funds from any such loan sales available to make additional loans.
Growing our franchise within the Tallahassee metropolitan area.   We operate with a service-oriented approach to banking by meeting our customers’ needs and emphasizing the delivery of a consistent and high-quality level of professional service. We believe that opportunities currently exist within our market area to grow our franchise. Our attention to client service and competitive rates allows us to attract and retain deposit and loan customers.
Emphasizing lower cost core deposits to manage the funding costs of our loan growth.   We offer personal checking, savings and money-market accounts, which generally are lower-cost sources of funds than certificates of deposits and are less sensitive to withdrawal when interest rates fluctuate. To build our core deposit base, we are pursuing a number of strategies that include sales promotions on savings and checking accounts to encourage the growth of these types of deposits.
Continuing to originate residential and increasing commercial real estate loans.   Our primary lending focus has been, and will continue to be, on originating one- to four-family, owner-occupied mortgage loans and, to a lesser extent, automobile, credit card and other consumer loans. In addition, we began originating commercial real estate loans in the second quarter of 2012. Commercial real estate lending diversifies our loan portfolio and gives us the opportunity to earn more income because these loans have higher interest rates than residential mortgages in order to compensate for the increased credit risk. At December 31, 2016, commercial real estate loans represented 39.09% of our loan portfolio.
Controlling our operating expense while continuing to provide excellent customer service.   In early December 2016, we closed our Appleyard branch due to underutilization, which we expect to result in an annual cost savings of approximately $240,000. Our existing infrastructure, personnel and fixed operating base can support a substantially larger asset base. As a result we believe we can cost-effectively grow as we continue to meet the financial needs of the communities in which we operate. We believe that we can be more effective in servicing our customers than many of our non-local competitors because our employees and senior management are able to respond promptly to customer needs and inquiries. Our ability to provide these services is enhanced by the experience of our executive officers, who have an average of over 30 years’ experience in the financial services industry.
Critical Accounting Policies
Certain of our accounting policies are important to the portrayal of our financial condition, since they require management to make difficult, complex or subjective judgments, some of which may relate to matters that are inherently uncertain. Estimates associated with these policies are susceptible to material changes as a result of changes in facts and circumstances. Facts and circumstances which could affect these judgments include, but are not limited to, changes in interest rates, changes in the performance of the economy and changes in the financial condition of borrowers. Management believes that its critical accounting policies include, determining the allowance for loan losses, accounting for deferred income taxes as well as the valuation of foreclosed assets. Our accounting policies are discussed in detail in Note 1 of the Notes to Consolidated Financial Statements included under Part I, Item 8 of this report.
Allowance for Loan Losses.   We believe that the accounting estimate related to the allowance for loan losses is a critical accounting estimate because it is highly susceptible to change from period to period, requiring management to make assumptions about losses on loans. The impact of a sudden large loss could deplete the allowance and require increased provisions to replenish the allowance, which would negatively affect operations.
The allowance for loan losses is the amount estimated by management as necessary to cover losses inherent in the loan portfolio at the balance sheet date. The allowance is established through the provision for loan losses, which is charged to operations. Determining the amount of the allowance for loan losses necessarily involves a high degree of judgment. The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.
The allowance consists of specific and general components. The specific component relates to loans that are classified as impaired. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers all other loans and is based on historical industry loss experience adjusted for qualitative factors.
A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for all loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral-dependent.
Deferred Tax Assets.   Income taxes are reflected in our financial statements to show the tax effects of the operations and transactions reported in the financial statements and consist of taxes currently payable plus deferred taxes. GAAP requires the asset and liability approach for financial accounting and reporting for deferred income taxes. Deferred tax assets and liabilities result from differences between the financial statement carrying amounts and the tax bases of assets and liabilities. They are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled and are determined using the assets and liability method of accounting. The deferred income provision represents the difference between net deferred tax asset/liability at the beginning and end of the reported period. In formulating our deferred tax asset, we are required to estimate our earnings and taxes in the jurisdiction in which we operate. This process involves estimating our actual current tax exposure for the reported period together with assessing temporary differences resulting from differing treatment of items, such as depreciation and the provision for loan losses, for tax and financial reporting purposes. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. The realization of deferred tax assets is dependent on results of future operations. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.
Foreclosed Real Estates.   Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less costs to sell at the date of foreclosure, establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the assets are carried at the lower of the new cost basis or fair value less costs to sell. Revenue and expenses from operations are included in the consolidated statements of operations.
Comparison of Financial Condition at December 31, 2016 and December 31, 2015
General.   Total assets increased $15.4 million, or 9.7%, to $173.2 million at December 31, 2016 from $157.8 million at December 31, 2015. The increase in total assets was due primarily to increases in net loans slightly offset by a decrease in securities. Net loans increased $20.7 million, while securities decreased $4.6 million during the year ended December 31, 2016. The net increase in assets was funded by a $7.4 million, or 5.7%, increase in deposits and an increase in FHLB advances of  $7.8 million from December 31, 2015 to December 31, 2016.
Loans.    Our net loan portfolio increased $20.7 million or 18.2% to $134.1 million at December 31, 2016 from $113.4 million at December 31, 2015. Consistent with our strategy to diversify our loan portfolio, commercial real estate loans increased $9.5 million or 22.0% and one- to four-family real estate mortgage loans increased $10.3 million, or 22.3%, while construction and lot loans decreased $928,000. Consumer loans decreased $882,000 primarily due to a $443,000 decrease in home equity loans and $304,000 decrease in credit cards and unsecured loans. Total loan originations increased $13.6 million for the year ended December 31, 2016 compared to the year ended December 31, 2015 and loan repayments increased $11.2 million during the year. We originated $16.3 million and sold $1.1 million of one- to four-family real estate mortgage loans to generate additional income, consistent with our strategy to increase our loan portfolio.
Allowance for Loan Losses.   Our allowance for loan losses at December 31, 2016 was $924,000, or 0.69% of total loans, compared to $895,000, or 0.78% of total loans, at December 31, 2015. Nonperforming loans increased to $2.5 million at December 31, 2016 from $1.8 million at December 31, 2015. Nonperforming loans to total loans increased to 1.88% at December 31, 2016 from 1.54% at December 31, 2015. Loans on nonaccrual which were less than ninety days past due totaled $335,000 at December 31, 2016 compared to $203,000 at December 31, 2015.
Deposits.   Total deposits increased $7.4 million, or 5.7%, to $137.9 million at December 31, 2016 from $130.5 million at December 31, 2015. This increase was due primarily to an increase in savings, money-market deposit accounts, and noninterest-bearing deposit accounts, partially offset by a decrease in time deposits as some bank customers chose to move maturing time deposits into money-market deposit accounts due to relatively comparable low interest rates, the immediate availability of funds and the anticipation of higher time deposit rates in the future.
Borrowings.   FHLB advances increased to $12.8 million at December 31, 2016 from $5.0 million at December 31, 2015. These advances mature in 2017 and had a weighted average fixed rate of 0.63% at December 31, 2016.
Equity.    Total stockholders’ equity increased $298,000 to $21.7 million at December 31, 2016, from $21.4 million at December 31, 2015. This increase was due primarily to net earnings of  $110,000 and stock-based compensation of  $202,000 for the year ended December 31, 2016.

Average Balances, Interest and Average Yields/Cost
The following table presents for the periods indicated the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. Income and yields on tax-exempt obligations have not been computed on a tax equivalent basis. All average balances are daily average balances. Nonaccruing loans have been included in the table as loans carrying a zero yield for the period they have been on non-accrual.
	Year Ended December 31,
	2016			2015
	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate
	(Dollars in thousands)
Interest-Earning Assets:
Loans(1)	$121,757	$5,995	4.92%	$106,302	$5,510	5.18%
Investments	18,670	369	1.98	23,451	473	2.02
FHLB stock	422	15	3.55	169	6	3.55
Other interest-earning assets	10,120	37	0.36	7,093	16	0.23
Total interest-earning assets(1)	150,969	6,416	4.25	137,015	6,005	4.38
Interest-Bearing Liabilities:
Money market	38,979	172	0.44	35,912	158	0.44
Savings	45,196	96	0.21	40,506	91	0.22
Time deposits	21,945	106	0.48	25,277	125	0.49
FHLB advances	6,604	27	0.41	815	1	0.12
Total interest-bearing liabilities	112,724	401	0.36	102,510	375	0.37
Net interest income		$6,015			$5,630
Interest rate spread			3.89%			4.01%
Net earning assets	$38,245			$34,505
Net interest margin(2)			3.98%			4.11%
Ratio of average interest-earning assets to average interest-bearing liabilities	1.34x			1.34x

(1)
Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.

(2)
Net interest margin represents net interest income as a percentage of average interest-bearing assets.

Rate/Volume Analysis
The following table presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It distinguishes between the changes related to outstanding balances and that due to the changes in interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (i.e., changes in volume multiplied by old rate) and (ii) changes in rate (i.e., changes in rate multiplied by old volume). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.
	Year Ended December 31, 2016 vs. 2015
	Increase (decrease) due to		Total increase (decrease)
	Volume	Rate
Interest earning assets:
Loans	$797	$(312)	$485
Investments	(96)	(8)	(104)
FHLB stock	9	—	9
Other interest-earning assets	7	14	21
Total interest-earning assets	717	(306)	411
Interest-bearing liabilities:
Money market	14	—	14
Savings	9	(4)	5
Time deposits	(17)	(2)	(19)
FHLB advances	7	19	26
Total interest-bearing liabilities	13	13	26
Net interest income	$704	$(319)	$385

Comparison of Results of Operation for the Year Ended December 31, 2016 and 2015
General.   For the year ended December 31, 2016 we recorded net earnings of  $110,000 or $0.12 per basic and $0.11 diluted earnings per share compared to recorded net loss of  $76,000 or $(0.08) per basic and diluted loss per share for the year ended December 31, 2015, resulting in a return on average assets of 0.07% for the year ended December 31, 2016 compared to (0.05) % for last year. The $186,000 increase in net earnings was due primarily to a $384,000 increase in net interest income and $342,000 decrease in noninterest expenses, partially offset by a $442,000 decrease in noninterest income and a $98,000 increase in income taxes.
Net Interest Income.   Net interest income increased $384,000, or 6.8%, to $6.0 million for the year ended December 31, 2016 from $5.6 million for 2015, primarily due to the increase in the average balance of our loan portfolio. Our interest rate spread decreased to 3.89% for the year ended December 31, 2016 from 4.01% last year, while our net interest margin decreased to 3.98% for the year ending December 31, 2016 from 4.11% last year. The ratio of average interest-earning assets to average interest-bearing liabilities for the year ended December 31, 2016 stayed unchanged from the previous year at 1.34x.
Interest Income.   Interest income for the year ended December 31, 2016 increased $411,000, or 6.8%, to $6.4 million from $6.0 million for the same period ended December 31, 2015. The increase in interest income for the year ended December 31, 2016 was primarily due to higher average balances of loans, offset by lower yields earned on loans. Average interest-earning loans increased to $121.8 million during the year ended December 31, 2016 compared to $106.3 million for the year ended December 31, 2015, while the average yield earned on loans declined 26 basis points to 4.92% at December 31, 2016 reflecting the continued low interest rate environment. Interest income on investments decreased $104,000 for the year ended December 31, 2016 compared to the previous year end. This was due to the average balance of interest-earning investments decreasing to $18.7 million from $23.4 million and the average yield decreasing to 1.98% from 2.02% as higher rate securities paid down.
Interest Expense.   Interest expense for the year ended December 31, 2016 was $401,000 compared to $375,000 for last year, an increase of  $26,000. The increase was the result of increases in the average balance and rate of FHLB borrowings and an increase in the average balance of money market accounts, offset by a decrease in the average balance of time deposits. The average balance of FHLB borrowings increased $5.8 million and the average rate increased to 0.41% from 0.12% from December 31, 2015 to 2016. The average balance of money market accounts increased $3.1 million during the year ended December 31, 2016. The average balance of time deposits decreased to $21.9 million for the year ended December 31, 2016 from $25.3 million for the prior year. The total average cost of interest-bearing liabilities for the year ended December 31, 2016 was 0.36% compared to 0.37% for the prior year.
Provision for Loan Losses.   We establish an allowance for loan losses by charging amounts to the loan provision at a level required to reflect estimated credit losses in the loan portfolio. In evaluating the level of the allowance for loan losses, management considers, among other factors, historical loss experience, the types of loans and the amount of loans in the loan portfolio, adverse situations that may affect borrowers’ ability to repay, estimated value of any underlying collateral, prevailing economic conditions and current risk factors specifically related to each loan type. See “— Critical Accounting Policies — Allowance for Loan Loss” for a description of the manner in which the provision for loan losses is established.
Based on management’s evaluation of the foregoing factors, we recorded a provision for loan losses of $180,000 for the year ended December 31, 2016 and 2015. The provision for loan losses primarily reflected historical and incurred loan losses, the increase in the size of our loan portfolio, as well as the change in the mix of loans, in particular the increase in our commercial real estate loan portfolio, and the decline in net charge-offs. Net charge-offs for the year ended December 31, 2016 were $151,000 compared to $372,000 for the year ended December 31, 2015. Nonperforming loans to total loans at December 31, 2016 were 1.88% compared to 1.54% at December 31, 2015. The allowance for loan losses to loans receivable, net was 0.69% at December 31, 2016 compared to 0.79% at December 31, 2015.
Management considers the allowance for loan losses at December 31, 2016 to be adequate to cover losses inherent in the loan portfolio based on the assessment of the above-mentioned factors affecting the loan portfolio. While management believes the estimates and assumptions used in its determination of the adequacy of the allowance are reasonable, there can be no assurance that such estimates and assumptions will not be proven incorrect in the future, or that the actual amount of future losses will not exceed the amount of the established allowance for loan losses or that any increased allowance for loan losses that may be required will not adversely impact our financial condition and results of operations. In addition, the determination of the amount of our allowance for loan losses is subject to review by bank regulators, as part of the routine examination process, which may result in additions to our provision for loan losses based upon their judgment of information available to them at the time of their examination.
Noninterest Income.   Noninterest income for the year ended December 31, 2016 decreased $442,000, or 18.9%, to $1.9 million compared to $2.3 million for the same period in 2015 primarily as a result of a $451,000 decrease in gain on the sale of land due to the one-time sale of land next to the home office in 2015. In addition, noninterest income decreased due to a $98,000 decrease in the gain on loan sales and a $42,000 decrease in fees and service charges on deposit accounts, partially offset by a $22,000 increase in income from bank owned life insurance and a $138,000 increase in other income. The decrease in the gain on loan sales was due to management’s and the Board’s decision to retain most mortgage loans in portfolio in order to increase interest income in the long-term, which also has the effect of reducing short-term fee income and contributed to the decline in our average yield on loans. Management intends to continually review this strategy’s effect on the Bank’s interest-rate risk and recommend corrective action if deemed necessary. Income from bank owned life insurance, which insurance was purchased in April 2015, increased due to receipt of income for the entire year ended December 31, 2016 compared to only a portion of the year ended December 31, 2015. The increase in other income was due to a $98,000 gain on the sale of stock invested in a credit union service organization, which was include in other income, and a $52,000 gain on the sale of a former branch building in December 2016.

Noninterest Expense.   Noninterest expense for the year ended December 31, 2016 was $7.6 million compared to $7.9 million for the same period in 2015, a decrease of  $342,000 or 4.3%. The largest decreases were in salaries and employee benefits, data processing services, occupancy and equipment, foreclosed real estate, and deposit insurance expenses offset slightly by increases in professional fees, advertising and promotion, and credit card expense. The decrease in salaries and employee benefits was primarily due to a reduction of six full time equivalent employees over the last year. The increase in professional fees was due to higher legal fees for Sunshine Community Bank related to regulatory filings associated with the recent charter change to a Florida-chartered commercial bank.
Income Taxes.   For the year ended December 31, 2016, we recorded income taxes of  $46,000 on before tax earnings of  $156,000. For the year ended December 31, 2015, we recorded an income tax benefit of $(52,000) on a before tax loss of  $(128,000). Our effective tax rate for the year ended December 31, 2016 was 29.5% compared to (40.6)% for the same time period in 2015.
Asset/Liability Management
Our Risk When Interest Rates Change.    The rates of interest we earn on assets and pay on liabilities generally are established contractually for a period of time. Market interest rates change over time. Our loans generally have longer maturities than our deposits. Accordingly, our results of operations, like those of other financial institutions, are impacted by changes in interest rates and the interest rate sensitivity of our assets and liabilities. The risk associated with changes in interest rates and our ability to adapt to these changes is known as interest rate risk and is our most significant market risk. As of December 31, 2016, our one-year cumulative interest rate sensitivity gap as a percentage of total assets was a negative 2.23%, or $3.9 million, which generally means we are slightly liability sensitive, with $3.9 million more liabilities maturing or repricing in one year than assets. Accordingly, if interest rates rise, our net interest income would be expected to decrease because interest received on interest-earning assets, including loans and other investments, would increase slower than interest paid on interest-bearing liabilities, including deposits and borrowings. The primary reason our gap is slightly negative is due to our lower balances in Interest-bearing deposits with banks and short term certificate of deposits.
How We Measure Our Risk of Interest Rate Changes.   As part of our attempt to manage our exposure to changes in interest rates and comply with applicable regulations, we monitor our interest rate risk. In monitoring interest rate risk we continually analyze and manage assets and liabilities based on their payment streams and interest rates, the timing of their maturities, and their sensitivity to actual or potential changes in market interest rates. Our board of directors sets the asset and liability policy, which is implemented by management and an asset/liability committee whose members includes certain members of the board and senior management.
The purpose of this committee is to communicate, coordinate and control asset/liability management consistent with our business plan and board approved policies. The committee establishes and monitors the volume and mix of assets and funding sources taking into account relative costs and spreads, interest rate sensitivity and liquidity needs. The objectives are to manage assets and funding sources to produce results that are consistent with liquidity, capital adequacy, growth, risk, and profitability goals.
The committee generally meets on a quarterly basis to review, among other things, economic conditions and interest rate outlook, current and projected liquidity needs and capital position, anticipated changes in the volume and mix of assets and liabilities and interest rate risk exposure limits versus current projections pursuant to net present value of portfolio equity analysis and income simulations. The committee recommends appropriate strategy changes based on this review. The committee is responsible for reviewing and reporting on the effects of the policy implementations and strategies to the board of directors at least quarterly.
In order to manage our assets and liabilities and achieve the desired liquidity, credit quality, interest rate risk, profitability and capital targets, we have focused our strategies on:
•
originating adjustable rate home equity loans;

•
originating a managed amount of short- and intermediate-term fixed rate loans; and

•
promoting our deposits to establish stable deposit relationships.

Depending on the level of general interest rates, the relationship between long- and short-term interest rates, market conditions and competitive factors, the committee may in the future determine to increase our interest rate risk position somewhat in order to maintain or increase our net interest margin. We intend to continue our existing strategy of originating a mix of single-family fixed-rate mortgage loans, quarterly adjustable home equity lines of credit, and relatively short term secured consumer loans. We may also originate fixed rate loans for sale.
The committee regularly reviews interest rate risk by forecasting the impact of alternative interest rate environments on net interest income and our present value equity (“PVE”), which is defined as the net present value of our existing assets and liabilities. The committee also valuates these impacts against the potential changes in net interest income and market value of our portfolio equity that are monitored by the board of directors of Sunshine Community Bank generally on a quarterly basis.
Our asset/liability management strategy sets limits on the change in PVE given certain changes in interest rates. The table presented here, as of December 31, 2016, is forward-looking information about our sensitivity to changes in interest rates. The table incorporates data from an independent service, as it relates to maturity repricing and repayment/withdrawal of interest-earning assets and interest-bearing liabilities. Interest rate risk is measured by changes in PVE for instantaneous parallel shifts in the yield curve up 300 basis points and down 100 basis points. Given the relatively low level of market interest rates, a PVE calculation for a decrease of greater than 100 basis points has not been prepared. As illustrated in the table below, our PVE would benefit more from a decrease in market rates of interest than an increase. An increase in rates would negatively impact our PVE as a result of costs of deposit accounts increasing more rapidly than yields on loans due to the fixed rate nature of a large portion of our loan portfolio and that the prepayments on those loans would slow significantly. As rates rise, the market value of fixed rate assets generally declines due to both the rate increases and slowing prepayments.
December 31, 2016
Change in Interest Rates in Basis Points	Present Value Equity ($ in thousands)			PVE Ratio %
	Amount	$ Change	% Change
+300	$17,680	$(7,150)	(28.80)%	11.34%
+200	19,799	(5,031)	(20.26)	12.33
+100	22,280	(2,550)	(10.27)	13.44
Base	24,830	—	—	14.52
-100	26,754	1,924	7.75	15.21
In evaluating our exposure to interest rate movements, certain shortcomings inherent in the method of analysis presented in the foregoing table must be considered. For example, although certain assets and liabilities may have similar maturities or repricing periods, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in interest rates. Additionally, certain assets, such as adjustable rate mortgages, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a significant change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed above. Finally, the ability of many borrowers to service their debt may decrease in the event of an interest rate increase. We consider all of these factors in monitoring our exposure to interest rate risk.
Liquidity
Liquidity describes our ability to meet the financial obligations that arise in the ordinary course of business. Liquidity is primarily needed to meet the borrowing and deposit withdrawal requirements of our customers and to fund current and planned expenditures. Our primary sources of funds are deposits, principal and interest payments on loans and securities, FHLB advances, and proceeds from maturities and calls of securities. The Company has an unsecured federal funds line of credit for $6 million with a correspondent bank and a $41.8 million line with the Federal Home Loan Bank of Atlanta collateralized by a blanket lien on qualifying loans. At December 31, 2016 the Company had $12.8 million outstanding in FHLB advances that mature in 2017 at a weighted average fixed rate of 0.63%, compared to $5.0 million outstanding in FHLB advances that matured in 2016 at a weighted average fixed rate of 0.39%.
While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions, and competition. Our most liquid assets are cash and short-term investments including interest-bearing demand deposits. The levels of these assets are dependent on our operating, financing, lending and investing activities during any given period.
Our cash flows are comprised of three primary classifications: cash flows from operating activities, investing activities, and financing activities. For the year ended December 31, 2016, cash provided by operating activities totaled $940,000, compared to $603,000 in cash provided by operating activities for the year ended December 31, 2015. Net cash used in investing activities, which consists primarily of disbursements for loan originations and the purchase of securities, offset by principal collections on loans and proceeds from pay-downs on securities, totaled $15.6 million for the year ended December 31, 2016, compared to cash used of  $9.2 million for last year. Net cash provided by financing activities, consisting primarily of the activity in FHLB advances and deposit accounts, was $15.2 million for the year ended December 31, 2016, compared to net cash provided of  $6.4 million in 2015. These changes were primarily due to increases in deposits and FHLB advances partially offset by common stock repurchases.
The Company is a separate legal entity from the Bank and must provide for its own liquidity. In addition to its operating expenses, the Company is responsible for repurchasing shares pursuant to any Board approved stock repurchase program and paying any dividends, when and if declared by the Board, to its shareholders. The Company has the ability to receive dividends or capital distributions from the Bank, although there are regulatory restrictions on the ability of the Bank to pay dividends. At December 31, 2016, the Company (on an unconsolidated basis) had liquid assets of  $311,000.
We are committed to maintaining a strong liquidity position. We monitor our liquidity position on a daily basis. We anticipate that we will have sufficient funds to meet our current funding commitments. Based on our deposit retention experience and current pricing strategy, we anticipate that a significant portion of maturing time deposits will be retained.
Off-Balance Sheet Activities
In the normal course of operations, we engage in a variety of financial transactions that are not recorded in our financial statements. These transactions involve varying degrees of off-balance sheet credit, interest rate and liquidity risks. These transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments and lines of credit. For the year ended December 31, 2016, we engaged in no off-balance sheet transactions likely to have a material effect on our financial condition, results of operations or cash flows.
A summary of our off-balance sheet commitments to extend credit at December 31, 2016, is as follows (in thousands):
Unused lines of credit	$17,905

Capital Resources
Sunshine Community Bank is subject to minimum capital requirements imposed by FDIC regulations. Based on its capital levels at December 31, 2016, Sunshine Community Bank exceeded these requirements as of that date. Consistent with our goals to operate a sound and profitable organization, our policy is for Sunshine Community Bank to maintain a “well-capitalized” status under the capital categories of the FDIC. At December 31, 2016, Sunshine Community Bank exceeded all regulatory capital requirements to be categorized as well capitalized under applicable regulatory guidelines with a common equity Tier 1 (“CET1”) capital ratio of 14.61% of risk-weighted assets, which is above the required level of 6.5%, a Tier 1 leverage capital level of 11.42% of adjusted total assets, which is above the required level of 5.00%, Tier I capital to risk-weighted assets of 14.61%, which is above the required level of 8.00% and total risk-based capital to risk-weighted assets of 15.34%, which is above the required level of 10.00%. Management is not aware of any conditions or events since the most recent notification that would change our category. For additional information, see “Business — How We Are Regulated — Sunshine Community Bank — Capital Rules” in Part I, Item 1 of this Form 10-K for capital rules that Sunshine Community Bank became subject to as of January 1, 2015.
At December 31, 2016, stockholders’ equity at Sunshine Community Bank totaled $21.1 million. Management monitors the capital levels of Sunshine Community Bank to provide for current and future business opportunities and to meet regulatory guidelines for “well-capitalized” institutions.
Impact of Inflation
The effects of price changes and inflation can vary substantially for most financial institutions. While management believes that inflation affects the growth of total assets, it believes that it is difficult to assess the overall impact. Management believes this to be the case due to the fact that generally neither the timing nor the magnitude of the inflationary changes in the consumer price index (“CPI”) coincides with changes in interest rates. The price of one or more of the components of the CPI may fluctuate considerably and thereby influence the overall CPI without having a corresponding effect on interest rates or upon the cost of those good and services normally purchased by Sunshine Community Bank. In years of high inflation and high interest rates, intermediate and long-term interest rates tend to increase, thereby adversely impacting the market values of investment securities, mortgage loans and other long-term fixed rate loans. In addition, higher short-term interest rates caused by inflation tend to increase the cost of funds. In other years, the opposite may occur.
Item 7A.   Quantitative and Qualitative Disclosures About Market Risk
See “Asset/Liability Management” under Item 7 above.

Item 8.   Financial Statements and Supplementary Data
Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Sunshine Financial, Inc.
Tallahassee, Florida:
We have audited the accompanying consolidated balance sheets of Sunshine Financial, Inc. and Subsidiaries (the “Company”) as of December 31, 2016 and 2015, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2016 and 2015, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
/s/ Hacker, Johnson & Smith PA
HACKER, JOHNSON & SMITH PA
Tampa, Florida
March 30, 2017

SUNSHINE FINANCIAL, INC.
AND SUBSIDIARIES

Consolidated Balance Sheets
($ in thousands, except per share data)
	At December 31,
	2016	2015
Assets
Cash and due from banks	$2,705	$1,773
Interest-bearing deposits with banks	8,608	9,089
Cash and cash equivalents	11,313	10,862
Securities held to maturity (fair value $16,294 in 2016 and $20,854 in 2015)	16,512	21,063
Loans, net of allowance for loan losses of $924 and $895	134,077	113,422
Premises and equipment, net	3,662	4,591
Bank owned life insurance	3,172	3,075
Federal Home Loan Bank stock, at cost	684	348
Deferred income taxes	2,550	2,613
Accrued interest receivable	449	322
Foreclosed real estate	141	433
Other assets	649	1,099
Total assets	$173,209	$157,828
Liabilities and Stockholders’ Equity
Liabilities:
Noninterest-bearing deposit accounts	31,247	28,211
Money-market deposit accounts	39,633	36,524
Savings accounts	46,989	41,717
Time deposits	20,033	24,018
Total deposits	137,902	130,470
Federal home loan bank advances	12,750	5,000
Official checks	541	526
Other liabilities	360	474
Total liabilities	151,553	136,470
Commitments and contingencies (Notes 5, 9 and 12)
Stockholders’ equity:
Preferred stock, $0.01 par value, 1,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $.01 par value, 6,000,000 shares authorized, 1,030,039 and 1,030,898 shares issued and outstanding at December 31, 2016 and 2015, respectively	10	10
Additional paid in capital	7,374	7,285
Retained earnings	14,743	14,633
Unearned Employee Stock Ownership Plan shares	(471)	(570)
Total stockholders’ equity	21,656	21,358
Total liabilities and stockholders’ equity	$173,209	$157,828

See accompanying Notes to Consolidated Financial Statements.

SUNSHINE FINANCIAL, INC.
AND SUBSIDIARIES

Consolidated Statements of Operations
(In thousands, except per share data)
	Year Ended December 31,
	2016	2015
Interest income:
Loans	$5,995	$5,510
Securities	369	473
Other	52	22
Total interest income	6,416	6,005
Interest expense:
Deposit accounts	374	374
Federal home loan bank borrowings	27	1
Total interest expense	401	375
Net interest income	6,015	5,630
Provision for loan losses	180	180
Net interest income after provision for loan losses	5,835	5,450
Noninterest income:
Fees and service charges on deposit accounts	1,419	1,461
Gain on loan sales	36	134
Gain on sale of land	—	451
Gain on sale of foreclosed real estate	12	39
Fees and charges on loans	154	138
Income from bank owned life insurance	97	75
Other	180	42
Total noninterest income	1,898	2,340
Noninterest expenses:
Salaries and employee benefits	3,393	3,673
Occupancy and equipment	1,103	1,123
Data processing services	1,232	1,285
Professional fees	695	638
Deposit insurance	87	125
Advertising and promotion	86	58
Stationery and supplies	75	67
Telephone communications	103	132
Foreclosed real estate	46	83
Credit card expense	154	135
Other	603	599
Total noninterest expenses	7,577	7,918
Earnings before income tax expense (benefit)	156	(128)
Income tax expense (benefit)	46	(52)
Net earnings (loss)	$110	$(76)
Basic earnings (loss) per common share	$0.12	$(0.08)
Diluted earnings (loss) per common share	$0.11	$(0.08)

See accompanying Notes to Consolidated Financial Statements.

SUNSHINE FINANCIAL, INC.
AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity
Years Ended December 31, 2016 and 2015
($ In thousands)
	Common Stock		Additional Paid In Capital	Retained Earnings	Unearned Employee Stock Ownership Plan Shares	Total Stockholders’ Equity
	Shares	Amount
Balance, December 31, 2014	1,094,110	$10	8,334	14,709	(665)	22,388
Net loss	—	—	—	(76)	—	(76)
Repurchase of common stock	(63,212)	—	(1,144)	—	—	(1,144)
Stock based compensation expense	—	—	176	—	—	176
Common stock allocated to ESOP participants	—	—	(81)	—	95	14
Balance, December 31, 2015	1,030,898	$10	7,285	14,633	(570)	21,358
Net earnings	—	—	—	110	—	110
Repurchase of common stock	(1,859)	—	(33)	—	—	(33)
Stock based compensation expense	—	—	202	—	—	202
Stock options exercised	1,000	—	11	—	—	11
Common stock allocated to Employee Stock Ownership Plan (“ESOP”) participants	—	—	(91)	—	99	8
Balance, December 31, 2016	1,030,039	$10	7,374	14,743	(471)	21,656

See accompanying Notes to Consolidated Financial Statements.

SUNSHINE FINANCIAL, INC.
AND SUBSIDIARIES

Consolidated Statements of Cash Flows
(In thousands)
	Year Ended December 31,
	2016	2015
Cash flows from operating activities:
Net earnings (loss)	$110	$(76)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation	359	389
Gain on sale of land	—	(451)
Provision for loan losses	180	180
Deferred income tax benefit	63	(52)
Net amortization of premiums on securities	46	49
Net change in deferred loan fees (costs)	(170)	19
Income from bank owned life insurance	(97)	(75)
Loans originated for sale	(1,237)	(6,102)
Proceeds from loans sold	1,273	6,485
Gain on sale of loans	(36)	(134)
ESOP compensation expense	8	14
Share-based compensation expense	202	176
(Increase) decrease in accrued interest receivable	(127)	28
Decrease (increase) in other assets	450	(100)
Gain on sale of foreclosed real estate	(12)	(39)
Write-down of foreclosed real estate	27	5
Increase in official checks	15	201
(Decrease) increase in other liabilities	(114)	86
Net cash provided by operating activities	940	603
Cash flows from investing activities:
Principal pay-downs on held-to-maturity securities	4,505	4,923
Purchase of bank owned life insurance	—	(3,000)
Net increase in loans	(20,765)	(11,544)
Net sales of premises and equipment	570	378
Purchase of Federal Home Loan Bank stock	(336)	(218)
Proceeds from sale of foreclosed real estate	391	298
Capital expenditures for foreclosed real estate	(14)	(31)
Net cash used in investing activities	(15,649)	(9,194)
Cash flows from financing activities:
Net increase in deposits	7,432	2,565
Net proceeds from FHLB borrowings	7,750	5,000
Cash proceeds from stock options exercised	11	—
Repurchase of common stock	(33)	(1,144)
Net cash provided by financing activities	15,160	6,421
Increase (decrease) in cash and cash equivalents	451	(2,170)
Cash and cash equivalents at beginning of year	10,862	13,032
Cash and cash equivalents at end of year	$11,313	$10,862
Supplemental disclosure of cash flow information:
Cash paid during the year for:
Income taxes	$—	$—
Interest	$401	$375
Noncash transactions:
Transfer from loans to foreclosed real estate	$100	$460

See accompanying Notes to Consolidated Financial Statements.

SUNSHINE FINANCIAL, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2016 and 2015 and the Years Then Ended
(1)   Organization and Significant Accounting Policies
Organization.   Sunshine Financial, Inc. (“Sunshine Financial” or the “Holding Company”), a Maryland corporation, is the holding company for Sunshine Community Bank (the “Bank”) and owns all the outstanding common stock of the Bank.
The Bank completed its conversion from a federal savings bank charter to a Florida state bank charter effective July 1, 2016. As a result of the charter conversion, the Bank’s legal name changed to Sunshine Community Bank.
The Holding Company’s only business is the operation of the Bank. The Bank through its five banking offices provides a variety of retail community banking services to individuals and businesses primarily in Leon County, Florida. The Bank’s deposits are insured up to the applicable limits by the Federal Deposit Insurance Corporation. The Bank’s subsidiary is Sunshine Member Insurance Services, Inc. (“SMSI”), which was established to sell automobile warranty and credit life and disability insurance products associated with loan products. Collectively the entities are referred to as the “Company.”
The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“GAAP”) and to prevailing practices within the banking industry. The following summarizes the more significant of these policies and practices.
Principles of Consolidation.   The consolidated financial statements include the accounts of Sunshine Financial and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.
Use of Estimates.   In preparing consolidated financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, and the valuation of foreclosed real estate and deferred tax assets.
Cash and Cash Equivalents.   For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and balances due from banks and interest-bearing deposits with banks, all of which mature within ninety days.
Banks are required to maintain cash reserves in the form of vault cash, in a noninterest-earning account with the Federal Reserve Bank or in noninterest-earning accounts with other qualified banks. This requirement is based on the amount of the Bank’s transaction deposit accounts.
Securities.   Securities may be classified as either trading, held-to-maturity or available-for-sale. Trading securities are held principally for resale and recorded at their fair values. Unrealized gains and losses on trading securities are included immediately in operations. Held-to-maturity securities are those which the Company has the positive intent and ability to hold to maturity and are reported at amortized cost. Available-for-sale securities consist of securities not classified as trading securities nor as held-to-maturity securities. Unrealized holding gains and losses on available-for-sale securities are excluded from operations and reported in comprehensive income. Gains and losses on the sale of available-for-sale securities are recorded on the trade date and are determined using the specific-identification method. Premiums and discounts on securities available for sale are recognized in interest income using the interest method over the period to maturity.
Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

SUNSHINE FINANCIAL, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2016 and 2015 and the Years Then Ended

(1)   Organization and Significant Accounting Policies — (continued)

Loans Held for Sale.   The Bank originates loans for sale in the secondary market. These loans are carried at the lower of cost or estimated fair value in the aggregate. At December 31, 2016 and 2015, there were no loans held for sale.
Loans.   Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans.
Loan origination fees are deferred and certain direct origination costs are capitalized. The net amount is recognized as an adjustment of the yield over the contractual life of the related loan.
The accrual of interest on loans is discontinued at the time the loan is more than ninety-days delinquent unless the loan is well collateralized and in process of collection. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered unlikely.
All interest accrued but not collected for loans placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and remain current for a period of six months.
Allowance for Loan Losses.   The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to operations. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. There were no changes in the Bank’s accounting policies or methodology during the years ended December 31, 2016 or 2015.
The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.
The allowance consists of specific and general components. The specific component relates to loans that are classified as impaired. For such loans, an allowance is established when the discounted cash flows, collateral value or observable market price of the impaired loan is lower than the carrying value of that loan. The general component covers all other loans and is based on historical industry loss experience adjusted for qualitative factors.
The historical loss component of the allowance is determined by losses recognized by portfolio segment over the preceding two years. This is supplemented by the risks for each portfolio segment. Risk factors impacting loans in each of the portfolio segments include changes in lending policies and procedures, economic conditions, volume and nature of loans, lending management experience, volume of troubled loans, quality of loan review system, value of collateral-dependent loans, credit concentrations and competition and regulatory change. The historical experience is adjusted for qualitative factors such as economic conditions and other trends or uncertainties that could affect management’s estimate of probable losses.
A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience

SUNSHINE FINANCIAL, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2016 and 2015 and the Years Then Ended

(1)   Organization and Significant Accounting Policies — (continued)

insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for all mortgage loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral-dependent.
Income Taxes.   There are two components of income taxes: current and deferred. Current income taxes reflect taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Company determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur. Deferred income tax expense results from changes in deferred tax assets and liabilities between periods.
Deferred income taxes result from changes in deferred tax assets and liabilities between periods. Deferred tax assets are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized. As of December 31, 2016, management is not aware of any uncertain tax positions that would have a material effect on the Company’s consolidated financial statements.
The Company files consolidated income tax returns. Income taxes are allocated to the Holding Company and the Bank as if separate income tax returns were filed. Interest and penalties on income taxes are recognized as a component of income taxes.
Loan Servicing.   Servicing assets are recognized as separate assets when rights are retained or acquired through purchase or through sale of financial assets. Capitalized servicing rights are amortized in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets. Servicing assets are evaluated for impairment based upon the fair value of the rights compared to amortized cost. Impairment is determined by stratifying rights by predominant characteristics, such as interest rates and terms. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Impairment is recognized through a valuation allowance for an individual stratum, to the extent that fair value is less than the capitalized amount for the stratum. At December 31, 2016 and 2015, the amount of loan servicing assets was immaterial.
Premises and Equipment.   Land is stated at cost. Buildings and improvements and furniture and equipment are stated at cost, less accumulated depreciation. Depreciation expense is computed using the straight-line method over the estimated useful lives of the assets. Estimated useful lives for buildings and improvements range from ten to forty years; for furniture and fixtures from five to seven years.

SUNSHINE FINANCIAL, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2016 and 2015 and the Years Then Ended

(1)   Organization and Significant Accounting Policies — (continued)

Foreclosed Real Estate.   Real estate acquired through, or in lieu of, loan foreclosure is held for sale and are initially recorded at fair value less costs to sell at the date of foreclosure, establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of the new cost basis or fair value less costs to sell. Revenue and expenses from operations are included in the consolidated statements of operations.
Off-Balance Sheet Financial Instruments.   In the ordinary course of business the Company has entered into off-balance sheet financial instruments consist of unused lines of credit. Such financial instruments are recorded in the consolidated financial statements when they are funded.
Transfer of Financial Assets.   Transfers of financial assets or a participating interest in an entire financial asset are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity. A participating interest is a portion of an entire financial asset that (1) conveys proportionate ownership rights with equal priority to each participating interest holder (2) involves no recourse (other than standard representations and warranties) to, or subordination by, any participating interest holder, and (3) does not entitle any participating interest holder to receive cash before any other participating interest holder.
Fair Value Measurements.   Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. GAAP also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The hierarchy describes three levels of inputs that may be used to measure fair value:
Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.
Level 2: Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities that are not active; and model-driven valuations whose inputs are observable or whose significant value drivers are observable. Valuations may be obtained from, or corroborated by, third-party pricing services.
Level 3: Unobservable inputs to measure fair value of assets and liabilities for which there is little, if any market activity at the measurement date, using reasonable inputs and assumptions based upon the best information at the time, to the extent that inputs are available without undue cost and effort.
The following describes valuation methodologies used for assets measured at fair value:
Impaired Loans.   The Company’s impaired loans are normally collateral dependent and, as such, are carried at the lower of the Company’s net recorded investment in the loan or the estimated fair value of the collateral less estimated selling costs. Estimates of fair value are determined based on a variety of information, including the use of available appraisals, estimates of market value by licensed appraisers or local real estate brokers and the knowledge and experience of the Company’s management related to values of properties in the Company’s market areas. These officers take into consideration the type, location and occupancy of the property as well as current economic conditions in the area the property is located in assessing estimates of fair value. Accordingly, fair value estimates for impaired loans is classified as Level 3.

SUNSHINE FINANCIAL, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2016 and 2015 and the Years Then Ended

(1)   Organization and Significant Accounting Policies — (continued)

Foreclosed Real Estate.   Estimates of fair values are determined based on a variety of information, including the use of available appraisals, estimates of market value by licensed appraisers or local real estate brokers and the knowledge and experience of the Company’s management related to values of properties in the Company’s market areas. These officers taken into consideration the type, location and occupancy of the property as well as current economic conditions in the area the property is located in assessing estimates of fair value. Accordingly, the fair values estimates for foreclosed real estate are classified as Level 3.
Fair Values of Financial Instruments.   The following methods and assumptions were used by the Company in estimating fair values of financial instruments:
Cash and Cash Equivalents.   The carrying amounts of cash and cash equivalents approximate their fair value.
Securities Held to Maturity.   Fair values for securities are based on the framework for measuring fair value.
Loans.   For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for fixed-rate mortgage and consumer loans are estimated using discounted cash flow analyses, using a third party pricing model. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.
Federal Home Loan Bank Stock.   Fair value of the Company’s investment in Federal Home Loan Bank stock is its redemption value of  $100 per share.
Accrued Interest Receivable.   The carrying amounts of accrued interest approximate their fair values.
Deposit Liabilities.   The fair values disclosed for demand, NOW, money-market and savings deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). Fair values for fixed-rate time deposits are estimated using the Company’s interest-rate risk management model.
Federal Home Loan Bank Advances.   Due to the short term nature as of December 31, 2016 and 2015, the carrying amount of Federal Home Loan Bank advances approximate their fair value.
Off-Balance Sheet Financial Instruments.   Fair values for off balance sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing.
Recent Pronouncements.   In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customer (Topic 606). In August 2015, FASB issued ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606) which postponed the effective date of 2014-09. Subsequently, in March 2016, the FASB issued ASU 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations. This amendment clarifies that an entity should determine if it is the principal or the agent for each specified good or service promised in a contract with a customer. In April 2016, the FASB issued ASU No. 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing. The core principle of Topic 606 is that an entity must recognize revenue when it has satisfied a performance obligation of transferring promised goods or services to a customer. The standard is effective for public entities for interim and annual periods beginning after December 15, 2017; early adoption is not permitted. The standard allows for full retrospective adoption for all periods presented or modified retrospective adoption to only the most current period presented in the financial statements. The cumulative effect of

SUNSHINE FINANCIAL, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2016 and 2015 and the Years Then Ended

(1)   Organization and Significant Accounting Policies — (continued)

initially applying the standard is recognized at the date of the initial application. Our primary source of revenue is interest income, which is recognized as it is earned and is deemed to be in compliance with this ASU. The Company does not expect implementation of this standard to have a material impact on our consolidated financial statements.
In January 2016, the FASB issued ASU 2016-01, Financial Instruments-Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. The ASU requires equity investments to be measured at fair value with changes in fair values recognized in net earnings, simplifies the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment and eliminates the requirement to disclose fair values, the methods and significant assumptions used to estimate the fair value of financial instruments measured at amortized cost. The ASU also clarifies that the Company should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale debt securities in combination with the Company’s other deferred tax assets. These amendments are effective for the Company beginning January 1, 2017. The ASU did not have a material impact on the Company’s consolidated financial statements.
In February 2016, the FASB issued ASU 2016-2, Leases (Topic 842) which will require lessees to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases with term of more than twelve months. Consistent with current GAAP, the recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee primarily will depend on its classification as a finance or operating lease. The new ASU will require both types of leases to be recognized on the balance sheet. The ASU also will require disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases. These disclosures include qualitative and quantitative requirements, providing additional information about the amounts recorded in the financial statements. The ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. Early adoption is be permitted for all organizations. Once adopted, we expect to report higher assets and liabilities as a result of including additional lease information on the consolidated balance sheet. The Company is in the process of determining the effect of the ASU on its consolidated financial statements.
In March 2016 the FASB issued ASU No. 2016-09 Compensation-Stock Compensation (Topic 718). The ASU simplifies several aspects of the accounting for share-based payment award transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. Early adoption is permitted. The ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016. The ASU is not expected to have a material impact on the Company’s financial statements.
In June 2016, FASB issued Accounting Standards Update (“ASU”) No. 2016-13 Financial Instruments-Credit Losses (Topic 326). The ASU requires the Company to measure all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Many of the loss estimation techniques applied today will still be permitted, although the inputs to those techniques will change to reflect the full amount of expected credit losses. The Company will continue to use judgment to determine which loss estimation method is appropriate for their circumstances. The ASU requires enhanced disclosures to help investors and other financial statement users better understand significant estimates and judgments used in estimating credit losses, as well as the credit quality and underwriting standards of an organization’s portfolio. These disclosures include qualitative and quantitative requirements that provide additional information about the amounts recorded in the financial statements. Additionally, the ASU amends the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration. The ASU

SUNSHINE FINANCIAL, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2016 and 2015 and the Years Then Ended

(1)   Organization and Significant Accounting Policies — (continued)

will take effect for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted. The Company is in the process of determining the effect of the ASU on its consolidated financial statements. Once adopted, we expect our allowance for loan losses to increase; however, until our evaluation is complete the magnitude of the increase will be unknown.
In August 2016, FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. This ASU addresses the appropriate classification of eight specific cash flow issues on the cash flow statement. Debt prepayment costs should be classified as an outflow for financing activities. Settlement of zero-coupon debt instruments divides the interest portion as an outflow for operating activities and the principal portion as an outflow for financing activities. Contingent consideration payments made after a business combination should be classified as outflows for financing and operating activities. Proceeds from the settlement of bank-owned life insurance policies should be classified as inflows from investing activities. Other specific areas are identified in the ASU as to the appropriate classification of the cash inflows or outflows. The amendments in this ASU are effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Early adoption is permitted. The Company does not expect this ASU to have a material impact on the Company’s consolidated financial statements.
Reclassifications.   Certain amounts in the 2015 consolidated financial statements have been reclassified to conform with the 2016 presentation.
(2)    Earnings (loss) Per Share
Earnings (loss) per share (“EPS”) has been computed on the basis of the weighted-average number of shares of common stock outstanding. For the year ended December 31, 2016 the outstanding stock options were considered dilutive securities for purposes of calculating diluted EPS which was computed using the treasury stock method. For the year ended December 31, 2015 the outstanding stock options were are not considered dilutive securities due to the net loss incurred by the Company. The shares purchased by the ESOP are included in the weighted-average shares when they are committed to be released (dollars in thousands, except per share amounts):
	2016			2015
	Earnings	Weighted- Average Shares	Per Share Amount	Loss	Weighted- Average Shares	Per Share Amount
Year Ended December 31:
Basic EPS:
Net earnings (loss)	$110	944,372	$0.12	$(76)	979,579	$(0.08)
Effect of dilutive securities –
Incremental shares from assumed conversion of options and restricted stock awards		33,374			—
Diluted EPS:
Net (loss) earnings	$110	977,746	$0.11	$(76)	979,579	$(0.08)

SUNSHINE FINANCIAL, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2016 and 2015 and the Years Then Ended

(3)    Securities Held to Maturity
Management has classified all securities as held to maturity. The carrying amount of securities and their fair values at the dates indicated are as follows (in thousands):
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
At December 31, 2016:
Agency mortgage-backed securities	$697	24	—	721
Agency collateralized mortgage obligations	15,815	15	(257)	15,573
	$16,512	39	(257)	16,294
At December 31, 2015:
Agency mortgage-backed securities	$1,086	42	—	1,128
Agency collateralized mortgage obligations	19,977	27	(278)	19,726
	$21,063	69	(278)	20,854

There were no securities pledged as of December 31, 2016 and 2015.
Securities with gross unrealized losses, aggregated by investment category and length of time that individual securities have been in a continuous loss position at the date indicated, are as follows (in thousands):
	Less than Twelve Months		Twelve Months or Longer
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
At December 31, 2016 –
Agency collateralized mortgage obligations	$(102)	10,523	(155)	3,941
At December 31, 2015 –
Agency collateralized mortgage obligations	$(94)	8,332	(184)	5,839

At December 31, 2016 and 2015, the unrealized losses on twenty-one and nineteen securities, respectively, are considered by management to be attributable to changes in market interest rates, and not attributable to credit risk on the part of the issuer. Accordingly, if market rates were to decline, much or the entire decline in market value would likely be recovered through market appreciation. As management has the ability and intent to hold debt securities until maturity, or for the foreseeable future, no declines in the fair value below amortized cost are deemed to be other than temporary.

SUNSHINE FINANCIAL, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2016 and 2015 and the Years Then Ended

(4)    Loans
The loan portfolio segments and classes at the dates indicated are as follows (in thousands):
	December 31,
	2016	2015
Real estate mortgage loans:
One-to-four family	$56,601	$46,293
Commercial real estate	52,960	43,419
Construction and lot	4,247	5,175
Total real estate mortgage loans	113,808	94,887
Commercial	4,217	1,177
Consumer loans:
Home equity	7,166	7,609
Automobile	3,221	3,321
Credit cards and unsecured	5,796	6,100
Other	1,277	1,312
Total consumer loans	17,460	18,342
Total loans	135,485	114,406
Add (deduct):
Loans in process	(522)	43
Deferred loan fees (costs)	38	(132)
Allowance for losses	(924)	(895)
Total loans, net	$134,077	$113,422

The Company has divided the loan portfolio into three portfolio segments and eight classes, each with different risk characteristics and methodologies for assessing risk. The portfolio segments identified by the Company are as follows:
Real Estate Mortgage Loans.   Real estate mortgage loans are loans comprised of three classes: One- to four-family, Commercial real estate and Construction and lot loans. The Company generally originates one- to four-family mortgage loans in amounts up to 80% of the lesser of the appraised value or purchase price of a mortgaged property, but will also permit loan-to-value ratios of up to 95%. For one- to four-family loans exceeding an 80% loan-to-value ratio, the Company generally requires the borrower to obtain private mortgage insurance covering any loss on the amount of the loan in excess of 80% in the event of foreclosure. Commercial real estate loans are generally originated at 75% or less loan-to-value ratio and have amortization terms of up to 20 years and maturities of up to ten years. Construction loans to borrowers are to finance the construction of one- to four-family, owner occupied properties. These loans are categorized as construction loans during the construction period, later converting to residential real estate loans after the construction is complete and amortization of the loan begins. Real estate construction loan funds are disbursed periodically based on the percentage of construction completed. If the estimate of construction cost proves to be inaccurate, the Company may be compelled to advance additional funds to complete the construction with repayment dependent, in part, on the success of the ultimate project rather than the ability of a borrower to repay the loan. The Company carefully monitors these loans with on-site inspections and requires the receipt of lien waivers on funds advanced. Construction loans are typically secured by the properties under construction. The Company also makes loans for the purchase of developed

SUNSHINE FINANCIAL, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2016 and 2015 and the Years Then Ended

(4)   Loans — (continued)

lots for future construction of the borrower’s primary residence. The Company will generally originate lot loans in an amount up to 75% of the lower of the purchase price or appraisal and have a maximum amortization of up to 20 years and maturities up to 20 years. Construction and lot loan lending is generally considered to involve a higher degree of credit risk than long-term permanent financing of residential properties.
Commercial.   Commercial loans are primarily underwritten on the basis of the borrowers’ ability to service such debt from income. The cash flows of borrowers, however, may not be as expected and the collateral securing these loans may fluctuate in value. As a general practice, the Company takes as collateral a security interest in any available real estate, equipment, or other chattel, although loans may also be made on an unsecured basis. Collateralized working capital loans typically are secured by short-term assets whereas long-term loans are primarily secured by long-term assets.
Consumer Loans.   Consumer loans are comprised of four classes: Home equity, Automobile, Credit cards and unsecured, and Other. The Company offers a variety of secured consumer loans, including home equity, new and used automobile, boat and other recreational vehicle loans, and loans secured by savings deposits. The Company also offers unsecured consumer loans including a credit card product. The Company originates its consumer loans primarily in its market area. Repayment of these loans is primarily dependent on the personal income of the borrowers, which can be impacted by economic conditions in their market areas such as unemployment levels. Loans to consumers are extended after a credit evaluation, including the creditworthiness of the borrower(s), the purpose of the credit, and the secondary source of repayment. Consumer loans are made at fixed and variable interest rates and may be made on terms of up to twenty years. Risk is mitigated by the fact that the loans are of smaller individual amounts and spread over a large number of borrowers.

SUNSHINE FINANCIAL, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2016 and 2015 and the Years Then Ended

(4)   Loans — (continued)

The activity in the allowance for loan losses for the periods shown was as follows (in thousands):
	Real Estate Mortgage Loans	Commercial Loans	Consumer Loans	Unallocated	Total
Year Ended December 31, 2016:
Beginning balance	$503	10	381	1	895
Provision (credit) for loan loss	108	64	9	(1)	180
Charge-offs	(69)	—	(152)	—	(221)
Recoveries	16	—	54	—	70
Ending balance	$558	74	292	—	924
Individually evaluated for impairment:
Recorded investment	$2,559	—	162	—	2,721
Balance in allowance for loan losses	$44	—	28	—	72
Collectively evaluated for impairment:
Recorded investment	$111,249	4,217	17,298	—	132,764
Balance in allowance for loan losses	$514	74	264	—	852
Year Ended December 31, 2015:
Beginning balance	$708	10	296	73	1,087
Provision (credit) for loan loss	(232)	—	484	(72)	180
Charge-offs	(6)	—	(495)	—	(501)
Recoveries	33	—	96	—	129
Ending balance	$503	10	381	1	895
Individually evaluated for impairment:
Recorded investment	$2,728	—	221	—	2,949
Balance in allowance for loan losses	$73	—	33	—	106
Collectively evaluated for impairment:
Recorded investment	$92,159	1,178	18,120	—	111,457
Balance in allowance for loan losses	$430	10	348	1	789

SUNSHINE FINANCIAL, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2016 and 2015 and the Years Then Ended

(4)   Loans — (continued)

The following summarizes the loan credit quality at the dates indicated (in thousands):
Credit Risk Profile by Internally Assigned Grade:	One-to- Four Family	Commercial Real Estate	Construction/ lot	Commercial	Home Equity	Automobile	Credit Cards and Unsecured	Other	Total
At December 31, 2016:
Grade:
Pass	$53,573	52,960	4,218	4,217	6,843	3,198	5,760	1,195	131,964
Special mention	807	—	—	—	—	—	4	—	811
Substandard	2,221	—	29	—	323	23	32	82	2,710
Total	$56,601	52,960	4,247	4,217	7,166	3.221	5,796	1,277	135,485
At December 31, 2015:
Grade:
Pass	$41,995	43,419	5,154	1,177	7,221	3,311	6,068	1,228	109,573
Secial mention	419	—	21	—	23	—	—	1	464
Substandard	3,879	—	—	—	365	10	32	83	4,369
Total	$46,293	43,419	5,175	1,177	7,609	3.321	6,100	1,312	114,406

Internally assigned loan grades are defined as follows:
Pass — A Pass loan’s primary source of loan repayment is satisfactory, with secondary sources very likely to be realized if necessary.
Special Mention — A Special Mention loan has potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in the deterioration of the repayment prospects for the asset or the Company’s credit position at some future date. Special Mention loans are not adversely classified and do not expose an institution to sufficient risk to warrant adverse classification.
Substandard — A Substandard loan is inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.
Doubtful — A loan classified Doubtful has all the weaknesses inherent in one classified Substandard with the added characteristics that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.
Loss — A loan classified Loss is considered uncollectible and of such little value that continuance as a bankable asset is not warranted. This classification does not mean that the asset has absolutely no recovery or salvage value, but rather it is not practical or desirable to defer writing off this basically worthless asset even though partial recovery may be affected in the future.

SUNSHINE FINANCIAL, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2016 and 2015 and the Years Then Ended

(4)   Loans — (continued)

Age analysis of past-due loans at the dates indicated is as follows (in thousands):
	Accruing Loans
	30 – 59 Days Past Due	60 – 89 Days Past Due	90 Days and Greater Past Due	Total Past Due	Current	Nonaccrual Loans	Total Loans
At December 31, 2016:
Real estate loans:
One-to-four family	$772	277	—	1,049	53,465	2,087	56,601
Commercial	—	—	—	—	52,960	—	52,960
Construction and lot	85	—	—	85	4,162	—	4,247
Commercial loans	17	—	—	17	4,200	—	4,217
Consumer loans:
Home equity	60	—	—	60	6,786	320	7,166
Automobile	21	—	—	21	3,178	22	3,221
Credit cards and unsecured	138	4	7	149	5,614	33	5,796
Other	—	—	—	—	1,195	82	1,277
Total	$1,093	281	7	1,381	131,560	2,544	135,485
At December 31, 2015:
Real estate loans:
One-to-four family	$698	419	—	1,117	43,832	1,344	46,293
Commercial	—	—	—	—	43,419	—	43,419
Construction and lot	—	21	—	21	5,154	—	5,175
Commercial loans	—	—	—	—	1,177	—	1,177
Consumer loans:
Home equity	77	51	—	128	7,192	289	7,609
Automobile	22	—	—	22	3,289	10	3,321
Credit cards and unsecured	54	—	7	61	6,007	32	6,100
Other	4	1	—	5	1,224	83	1,312
Total	$855	492	7	1,354	111,294	1,758	114,406

SUNSHINE FINANCIAL, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2016 and 2015 and the Years Then Ended

(4)   Loans — (continued)

The following summarizes the amount of impaired loans at the dates indicated (in thousands):
	With No Related Allowance Recorded		With an Allowance Recorded			Total
	Recorded Investment	Unpaid Principal Balance	Recorded Investment	Unpaid Principal Balance	Related Allowance	Recorded Investment	Unpaid Principal Balance	Related Allowance
At December 31, 2016:
Real estate loans –
One-to-four family	$1,985	2,037	574	591	44	2,559	2,628	44
Consumer loans –
Home equity	126	137	36	45	28	162	182	28
	$2,111	2,174	610	636	72	2,721	2,810	72
At December 31, 2015:
Real estate loans –
One-to-four family	$1,552	1,604	1,176	1,193	73	2,728	2,797	73
Consumer loans –
Home equity	56	71	165	174	33	221	245	33
	$1,608	1,675	1,341	1,367	106	2,949	3,042	106

The average net investment in impaired loans and interest income recognized and received on impaired loans are as follows (in thousands):
	Average Recorded Investment	Interest Income Recognized	Interest Income Received
For the Year Ended December 31, 2016:
Real estate loans:
One-to-four family	$2,571	138	139
Consumer loans:
Home equity	162	11	11
Total	$2,733	149	150
For the Year Ended December 31, 2015:
Real estate loans:
One-to-four family	$2,686	125	127
Consumer loans:
Home equity	219	12	13
Total	$2,905	137	140

There were no loans entered into as troubled debt restructures during the years ended December 31, 2016 or 2015

SUNSHINE FINANCIAL, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2016 and 2015 and the Years Then Ended

(5)    Premises and Equipment
Premises and equipment are summarized as follows (in thousands):
	At December 31,
	2016	2015
Land	$791	921
Buildings and improvements	5,077	5,624
Furniture and equipment	4,632	4,616
Total, at cost	10,500	11,161
Less accumulated depreciation	6,838	6,570
Premises and equipment, net	$3,662	4,591

Certain facilities are leased under operating leases. Rental expense was $224,000 and $215,000 for the years ended December 31, 2016 and 2015, respectively. The operating leases generally contain escalation clauses. The future minimum lease payments are as follows (in thousands):
Year Ending December 31,	Amount
2017	$188
2018	171
2019	121
2020	97
2021	100
Thereafter	217
$894

(6)    Foreclosed Real Estate
Expenses applicable to foreclosed real estate at the dates indicated are as follows (in thousands):
Year Ended December 31,	2016	2015
Write-down of foreclosed real estate	$27	5
Operating expenses	19	78
	$46	83

(7)   Deposits
The aggregate amount of time deposits with a minimum denomination of  $100,000 was approximately $6.0 million and $7.7 million at December 31, 2016 and 2015, respectively. Deposits in excess of  $250,000 are not insured by FDIC. The scheduled maturities of time deposits are as follows (in thousands):
Year Ending December 31,	Amount
2017	$14,407
2018	3,715
2019	1,028
2020	711
2021	172
$20,033

SUNSHINE FINANCIAL, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2016 and 2015 and the Years Then Ended

(8)    Federal Home Loan Bank Advances and Line of Credit
The Company also has an unsecured federal funds line of credit for $6.0 million with a correspondent bank and a $41.8 million line with the Federal Home Loan Bank of Atlanta collateralized by a blanket lien on qualifying loans. At December 31, 2016, the Company had $12.75 million outstanding in FHLB advances that mature in 2017 at a weighted average fixed rate of 0.63%. At December 31, 2015 the Company had $5.0 million outstanding in FHLB advances that mature in 2016 at a weighted average fixed rate of 0.39%. At December 31, 2016 and 2015, the Company had no outstanding balances on the federal funds line of credit.
(9)   Off-Balance Sheet Financial Instruments
The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are unused lines of credit and may involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the balance sheets. The contract amounts of these instruments reflect the extent of involvement the Company has in these financial instruments.
The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for unused lines of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments.
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed-expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on management’s credit evaluation of the counterparty.
Unused lines of credit typically result in loans with a market interest rate when funded. A summary of the amounts of the Company’s financial instruments, with off-balance-sheet risk at the dates indicated follows (in thousands):
At December 31,	2016
Unused lines of credit	$17,905

SUNSHINE FINANCIAL, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2016 and 2015 and the Years Then Ended

(10)   Fair Value of Financial Instruments
The estimated fair values of the Company’s financial instruments at the dates indicated are as follows (in thousands):
	At December 31, 2016		At December 31, 2015
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents (Level 1)	$11,313	11,313	10,862	10,862
Securities held to maturity (Level 2)	16,512	16,294	21,063	20,854
Loans (Level 3)	134,077	132,454	113,422	113,558
Federal Home Loan Bank stock (Level 3)	684	684	348	348
Accrued interest receivable (Level 3)	449	449	322	322
Financial liabilities:
Deposits (Level 3)	137,902	132,280	130,470	126,230
Federal Home Loan Bank advances (Level 3)	12,750	12,750	5,000	5,000
Off-balance-sheet financial instruments (Level 3)	—	—	—	—
(11)   Income Taxes
The components of the income tax benefit for the years ended December 31, 2016 and 2015 are as follows (in thousands):
	Year Ended December 31,
	2016	2015
Current:
Federal	$(17)	—
State	—	—
Total current	(17)	—
Deferred:
Federal	55	(45)
State	8	(7)
Total deferred	63	(52)
Income taxes (benefit)	$46	(52)

SUNSHINE FINANCIAL, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2016 and 2015 and the Years Then Ended

(11)   Income Taxes — (continued)

The reasons for the differences between the statutory Federal income tax rate and the effective tax rate at the dates indicated are as follows (dollars in thousands):
	Year Ended December 31,
	2016		2015
	Amount	% of Pretax Earnings	Amount	% of Pretax Loss
Income taxes (benefit) at Federal statutory rate	$53	34.0%	$(44)	34.0%
Increase (decrease) in income tax (benefit) resulting from State taxes, net of Federal tax	5	3.2	(4)	(3.0)
Other	(12)	(7.7)	(4)	(3.0)
Total	$46	29.5%	$(52)	(40.6)%

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at the dates indicated are presented below (in thousands):
	At December 31,
	2016	2015
Deferred tax assets:
Allowance for loan losses	$353	337
Net operating loss carryforwards	1,382	1,505
Other	54	156
Nonaccrual interest	565	412
Foreclosed property expenses	—	13
Premises and equipment	61	81
Stock based compensation	196	183
Total deferred tax assets	2,611	2,687
Deferred tax liabilities:
Mortgage service rights	(61)	(74)
Total deferred tax liabilities	(61)	(74)
Net deferred tax asset	$2,550	2,613

At December 31, 2016, the Company has Federal net operating loss carryforwards of approximately $3.7 million, available to offset future taxable income. These carryforwards will begin to expire in 2028.
The Company files consolidated U.S. and Florida income tax returns. With few exceptions, the Company is no longer subject to U.S. federal or state and local income tax examinations by taxing authorities for years before 2013.
The Company performs periodic evaluations on the deferred tax asset to determine if a valuation allowance is necessary. The analysis weighs positive evidence against negative evidence to determine if it is more likely than not to recognize the future benefit of the deferred tax asset. The Company’s analysis includes internal forecasts that demonstrate the Company’s ability to fully utilize the deferred tax asset prior to the expiration of the related net operating loss periods discussed above. The Company’s internal forecasts

SUNSHINE FINANCIAL, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2016 and 2015 and the Years Then Ended

(11)   Income Taxes — (continued)

include growth assumptions relating to loans, noninterest income and noninterest expense, as well as estimating loan losses and other nonrecurring items. Management determined that a valuation allowance against the deferred tax asset was not necessary at December 31, 2016 or 2015.
(12)   Contingencies
Various legal claims arise from time to time in the normal course of business which, in the opinion of management, will have no material effect on the Company’s consolidated financial statements.
(13)   Related Parties
The Company makes loans to and accepts deposits from its executive officers and directors and their related entities. The activity for the periods shown is as follows (in thousands):
	Year Ended December 31,
	2015	2014
Loans at beginning of year	$2	6
Repayments	(1)	(4)
Loans at end of year	$1	2
Deposits at end of year	$144	400

(14)   Employee Benefit Plans
The Company has a 401(k) plan for its employees who meet certain age and length-of-service requirements. For the tax year 2016, eligible employees could contribute up to $18,000 of their compensation to the plan on a pre-tax basis. Employer matching contributions were made at 100 percent of the employee contribution up to five percent. Employer contributions to the 401(k) plan were approximately $106,000 and $97,000 for 2016 and 2015, respectively.
(15)   Employee Stock Ownership Plan (“ESOP”)
The Holding Company has established an ESOP which acquired 98,756 shares in exchange for a $988,000 note payable to the Holding Company. The loan is being repaid principally by the Bank through contributions to the ESOP over a period of 10 years. The note bears interest at a fixed rate of 4.25% and is payable in annual installments and is due in 2021. The ESOP expense was $8,000 and $14,000 for the years ended December 31, 2016 and 2015, respectively.

SUNSHINE FINANCIAL, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2016 and 2015 and the Years Then Ended

(16)   2012 Equity Incentive Plan
The Company’s 2012 Equity Incentive Plan authorizes the grant of options or stock appreciation rights for up to 123,445 shares of the Holding Company’s common stock. At December 31, 2016 and 2015, no stock appreciation rights had been granted. The options granted have ten year terms and vest from one to five years. At December 31, 2016, 41,945 shares remain available for grant. A summary of the activity in the Company’s stock options is as follows:
	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at December 31, 2014	84,000	11.23
Forfeited	(2,500)	10.75
Outstanding at December 31, 2015	81,500	$11.62	7.12 years
Exercised	(1,000)	$10.75
Outstanding at December 31, 2016	80,500	$11.63	6.14 years
Exercisable at December 31, 2016	10,000	$10.75	5.95 years	$91,500

At December 31, 2016, there was approximately $51,000 of unrecognized compensation expense related to non-vested stock options granted under the Plan. The cost is expected to be recognized over a period of thirty-two months. The total fair value of shares vesting and recognized as compensation expense was $45,000 and $29,000 for the years ended December 31, 2016 and 2015, respectively. The Company recognized a tax benefit of  $17,000 for each of the years ended December 31, 2016 and 2015.
The Company’s 2012 Equity Incentive Plan also authorized the grant of up to 49,378 restricted common shares. The restricted shares granted vest in five equal annual installments, with the first installment vesting one year after the date of grant. Restricted shares generally are forfeited if employment is terminated before the restriction period expires. The record holder of the Company’s restricted shares of common stock possesses all the rights of a holder of the Company common stock, including the right to receive dividends on and to vote the restricted shares. The restricted shares may not be sold, transferred, pledged, assigned, encumbered, or otherwise alienated or hypothecated until they become fully vested and transferable in accordance with the agreements. Compensation expense for restricted stock totaled $157,000 for 2016 and $147,000 for 2015. The income tax benefit recognized was $59,000 and $55,000 in the years ended December 31, 2016 and 2015, respectively.
A summary of the status of the Company’s restricted stock and changes during the years then ended are presented below:
	Number of Shares	Weighted-Average Grant-Date Fair Value
Outstanding at December 31, 2014	38,000	$16.91
Vested	(9,300)	16.88
Outstanding at December 31, 2015	28,700	16.92
Vested	(9,300)	16.88
Outstanding at December 31, 2016	19,400	$16.94

Total unrecognized compensation cost related to these nonvested restricted stock amounted to approximately $300,000 at December 31, 2016. This cost is expected to be recognized monthly over the related vesting period using the straight-line method through 2019.

SUNSHINE FINANCIAL, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2016 and 2015 and the Years Then Ended

(17)   Fair Value Measurements
Impaired collateral-dependent loans are carried at fair value when the current collateral value is lower than the carrying value of the loan. Those impaired collateral-dependent loans which are measured at fair value on a nonrecurring basis at December 31, 2016 and 2015 are as follows (in thousands):
	Fair Value	Quoted Prices In Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3	Total Losses	Losses (Gains) Recorded During the Year
At December 31, 2016:
One-to four-family	$574	—	—	574	44	(25)
Home equity	36	—	—	36	28	23
Total	$610	—	—	610	72	(2)
At December 31, 2015:
One-to four-family	$754	—	—	754	69	—
Home equity	16	—	—	16	5	—
Total	$770	—	—	770	74	—

Foreclosed real estate is recorded at fair value less estimated costs to sell. Foreclosed real estate is measured at fair value on a nonrecurring basis at December 31, 2016 and 2015 is summarized below (in thousands):
	Fair Value	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Losses	Losses Recorded During the Year
At December 31, 2016 –
Foreclosed real estate	$141	—	—	141	32	27
At December 31, 2015 –
Foreclosed real estate	$433	—	—	433	103	5

(18)   Regulatory Matters
On December 31, 2016, the Bank was subject to minimum capital requirements imposed by the Federal Deposit Insurance Corporation. Capital adequacy requirements are quantitative measures established by regulation that require the Bank to maintain minimum amounts and ratios of capital.
At December 31, 2016, the Bank exceeded all regulatory capital requirements. Consistent with its goals to operate a sound and profitable organization, the Bank’s policy is to maintain a “well-capitalized” status under the capital categories. Based on capital levels at December 31, 2016, the Bank was considered to be well-capitalized.

SUNSHINE FINANCIAL, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2016 and 2015 and the Years Then Ended

(18)   Regulatory Matters — (continued)

The Bank’s actual regulatory capital amounts and percentages at December 31, 2016 and 2015 are presented in the table (dollars in thousands):
	Actual		Minimum For Capital Adequacy Purposes		Minimum To Be Well Capitalized Under Prompt and Corrective Action Provisions
	Amount	%	Amount	%	Amount	%
At December 31, 2016:
Total Capital to Risk-Weighted Assets	$19,539	15.34%	$10,191	8.00%	$12,739	10.00%
Tier I Capital to Risk-Weighted Assets	18,615	14.61	7,643	6.00	10,191	8.00
Tier I Capital to Total Assets	18,615	11.42	6,519	4.00	8,148	5.00
Common equity Tier 1 Capital to Risk-Weighted Assets	18,615	14.61	5,733	4.50	8,280	6.50
At December 31, 2015:
Total Capital to Risk-Weighted Assets	$19,117	17.03%	$8,978	8.00%	$11,222	10.00%
Tier I Capital to Risk-Weighted Assets	18,222	16.24	6,733	6.00	8,978	8.00
Tier I Capital to Total Assets	18,222	12.56	5,803	4.00	7,253	5.00
Common equity Tier 1 Capital to Risk-Weighted Assets	18,222	16.24	5,050	4.50	7,295	6.50
In addition to the minimum Common Equity Tier 1 (“CET-1”), Tier 1 and Total Capital ratios, the Bank has to maintain a capital conservation buffer consisting of additional CET-1 capital equal above the required minimum levels in order to avoid limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses based on percentages of eligible retained earnings that could be utilized for such actions. This new capital conservation buffer requirement began to be phased in starting in January 2016 at 0.625% of risk-weighted assets and will increase each year to an amount equal to 2.5% of risk-weighted assets when fully implemented in January 2019.
Bank holding companies are subject to capital adequacy requirements of the Federal Reserve under the Bank Holding Company Act of 1956, as amended, and the regulations of the Federal Reserve. For a Bank holding company with less than $1.0 billion in assets, the capital guidelines apply on a bank only basis and the Federal Reserve expects the holding company’s subsidiary banks to be well-capitalized under the prompt corrective action regulations.

SUNSHINE FINANCIAL, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2016 and 2015 and the Years Then Ended

(19)   Parent Company Only Financial Information
The Holding Company’s financial information follows (in thousands):
Condensed Balance Sheets
	At December 31,
	2016	2015
Assets
Cash	$311	517
Investment in subsidiary	21,119	20,756
Other assets	229	122
Total assets	$21,659	21,395
Liabilities and Stockholders’ Equity
Other liabilities	3	37
Stockholders’ equity	21,656	21,358
Total liabilities and stockholders’ equity	$21,659	21,395

Condensed Statements of Operations
	Year Ended December 31,
	2016	2015
Revenues	$25	30
Expenses	(150)	(135)
Loss before earnings (loss) of subsidiary	(125)	(105)
Net earnings (loss) of subsidiary	229	(12)
Earnings (loss) before income tax benefit	104	(117)
Income tax benefit	(6)	(41)
Net earnings (loss)	$110	(76)

SUNSHINE FINANCIAL, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2016 and 2015 and the Years Then Ended

(19)   Parent Company Only Financial Information — (continued)

Condensed Statements of Cash Flows
	Year Ended December 31,
	2016	2015
Cash flows from operating activities:
Net earnings (loss)	$110	(76)
Adjustments to reconcile net earnings (loss) to net cash used in operating activities:
ESOP compensation expense	8	14
Decrease in investment in subsidiary due to ESOP compensation	68	78
Increase in other assets	(107)	(65)
(Decrease) increase in other liabilities	(34)	36
Equity in undistributed (earnings) loss of subsidiary	(229)	12
Net cash used in operating activities	(184)	(1)
Cash flows from financing activities:
Cash proceeds from stock options exercised	11	—
Repurchase of common stock	(33)	(1,144)
Net cash used in financing activities	(22)	(1,144)
Net decrease in cash	(206)	(1,145)
Cash at beginning of the year	517	1,662
Cash at end of year	$311	517
Supplemental disclosure of cash flow information:
Noncash transaction – Stock-based compensation expense of subsidiary	$202	176

Item 9.   Changes In and Disagreements With Accountants on Accounting and Financial Disclosure.
None.
Item 9(A).   Controls and Procedures.
(a) Evaluation of Disclosure Controls and Procedures
An evaluation of our disclosure controls and procedures (as defined in Rule 13a-15(e) under the Securities Exchange Act of 1934 (the “Exchange Act”)) as of December 31, 2016, was carried out under the supervision and with the participation of the our Chief Executive Officer, Principal Financial Officer and several other members of our senior management team within the period preceding the filing of this annual report. Our Chief Executive Officer and Principal Financial Officer concluded that, as of December 31, 2016, our disclosure controls and procedures were effective in ensuring that the information required to be disclosed by us in the reports we file or submit under the Exchange Act is (i) accumulated and communicated to our management (including our Chief Executive Officer and Principal Financial Officer) in a timely manner, and (ii) recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms.
We intend to continually review and evaluate the design and effectiveness of the Company’s disclosure controls and procedures and to improve the Company’s controls and procedures over time and to correct any deficiencies that we may discover in the future. The goal is to ensure that senior management has timely access to all material financial and non-financial information concerning the Company’s business. While we believe the present design of the disclosure controls and procedures is effective to achieve its goal, future events affecting its business may cause the Company to modify its disclosure controls and procedures.
The Company does not expect that its disclosure controls and procedures will prevent all error and all fraud. A control procedure, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control procedure are met. Because of the inherent limitations in all control procedures, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within the Company have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the control. The design of any control procedure also is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions; over time, controls may become inadequate because of changes in conditions, or the degree of compliance with the policies or procedures may deteriorate. Because of the inherent limitations in a cost-effective control procedure, misstatements due to error or fraud may occur and not be detected.
(b) Internal Control Over Financial Reporting
There were no changes in our internal control over financial reporting (as defined in Rule 13a-15(f) under the Act) that occurred during the quarter ended December 31, 2016, that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting. The annual report of management on the effectiveness of internal control over financial reporting is set forth below.

Management’s Report on Internal Control Over Financial Reporting
The management of Sunshine Financial, Inc. is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rule 13a-15(f). The Company’s internal control over financial reporting is a process designed to provide reasonable assurance to the Company’s management and board of directors regarding the reliability of financial reporting and the preparation of the financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America.
The Company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States of America, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal controls over financial reporting may not prevent or detect misstatements. All internal control systems, no matter how well designed, have inherent limitations, including the possibility of human error and the circumvention of overriding controls. Accordingly, even effective internal control over financial reporting can provide only reasonable assurance with respect to financial statement preparation. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
Our management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2016. In making this assessment, it used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework (2013). Based on our assessment, we concluded that, as of December 31, 2016, the Company’s internal control over financial reporting was effective based on those criteria.
This annual report does not include an attestation of our independent registered public accounting firm regarding internal controls over financial reporting. Management’s report was not subject to attestation by our independent registered public accounting firm.
Item 9B.   Other Information
None.

PART III
Item 10.   Directors, Executive Officers and Corporate Governance
Directors
Information concerning the Company’s directors is incorporated herein by reference from the Company’s definitive proxy statement for its Annual Meeting of Shareholders to be held in May 2017, except for information contained under the heading “Report of the Audit Committee” a copy of which will be filed not later than 120 days after the close of the fiscal year.
Executive Officers
Information concerning the executive officers of the Company and Sunshine Community Bank is contained under the caption “Executive Officers” under Part I, Item 1 of this Form 10-K and incorporated herein by reference.
Audit Committee Matters and Audit Committee Financial Expert
The Board of Directors of the Company has a standing Audit Committee, which has been established in accordance with Section 3(a)(58)(A) of the Exchange Act. The members of that committee during 2016 were Directors Betts (Chair), Bacon, Moore, Briglia, and Conte, each of whom was considered independent under Nasdaq listing standards. The Board of Directors has determined that Mr. Betts is an “audit committee financial expert” as defined in applicable SEC rules. Additional information concerning the Audit Committee is incorporated herein by reference from the Company’s definitive proxy statement for its Annual Meeting of Shareholders to be held in May 2017, except for information contained under the heading “Report of the Audit Committee,” a copy of which will be filed not later than 120 days after the close of the fiscal year.
Section 16(a) Beneficial Ownership Reporting Compliance
Information concerning Section 16(a) beneficial ownership reporting compliance is incorporated herein by reference from the Company’s definitive proxy statement for its Annual Meeting of Shareholders to be held in May 2017, except for information contained under the heading “Report of the Audit Committee” a copy of which will be filed not later than 120 days after the close of the fiscal year.
Code of Ethics
The Company adopted a written Code of Ethics based upon the standards set forth under Item 406 of Regulation S-K of the Securities Exchange Act. The Code of Ethics applies to all of the Company’s directors, officers and employees. A copy of the Company’s Code of Ethics is available on our website at www.sunshinesavingsbank.com under “About Us — Investor Relations” or free of charge from the Company by writing to our Corporate Secretary at Sunshine Financial, Inc., 1400 East Park Avenue, Tallahassee, Florida 32301 or by calling (850) 219-7200.
Nomination Procedures
There have been no material changes to the procedures by which shareholders may recommend nominees to the Company’s Board of Directors.
Item 11.   Executive Compensation
Information concerning executive compensation is incorporated herein by reference from the Company’s definitive proxy statement for its Annual Meeting of Shareholders to be held in May 2017, except for information contained under the heading “Report of the Audit Committee,” a copy of which will be filed not later than 120 days after the close of the fiscal year.

Item 12.
Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

Information concerning security ownership of certain beneficial owners and management is incorporated herein by reference from the Company’s definitive proxy statement for its Annual Meeting of Shareholders to be held in May 2017, except for information contained under the heading “Report of the Audit Committee,” a copy of which will be filed not later than 120 days after the close of the fiscal year.
Equity Compensation Plan Information.   The following table sets forth information as of December 31, 2016, with respect to compensation plans under which shares of common stock were issued.
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plan
2012 Equity Incentive Plan approved by security holders	80,500	$11.63	44,823(1)
Equity Incentive Plan not approved by security holders	—	—	—

(1)
Consists of stock options and stock appreciation rights covering up to 41,945 shares of common stock and restricted stock unit awards covering up to 2,878 shares of common stock.

Item 13.   Certain Relationships and Related Transactions, and Director Independence
Information concerning certain relationships and related transactions, our independent directors and our audit and nominating committee charters is incorporated herein by reference from the Company’s definitive proxy statement for its Annual Meeting of Shareholders to be held in May 2017, except for information contained under the heading “Report of the Audit Committee,” a copy of which will be filed not later than 120 days after the close of the fiscal year.
Item 14.   Principal Accounting Fees and Services
Information concerning principal accountant fees and services is incorporated herein by reference from the Company’s definitive proxy statement for its Annual Meeting of Shareholders to be held in May 2017, except for information contained under the heading “Report of the Audit Committee,” a copy of which will be filed not later than 120 days after the close of the fiscal year.

PART IV
Item 15.   Exhibits and Financial Statement Schedules
(a)(1) List of Financial Statements
The following are contained in Item 8 of this Form 10-K:
Report of Independent Registered Public Accounting Firm
Consolidated Balance Sheets at December 31, 2016 and 2015
Consolidated Statements of Earnings for the Years Ended December 31, 2016 and 2015
Consolidated Statements of Stockholders’ Equity for the Years Ended December 31, 2016 and 2015
Consolidated Statements of Cash Flows for the Years Ended December 31, 2016 and 2015
Notes to Consolidated Financial Statements
(a)(2) List of Financial Statement Schedules:
All financial statement schedules have been omitted as the information is not required under the related instructions or is not applicable.
(a)(3) List of Exhibits:
See Exhibit Index.

SIGNATURES
Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.
SUNSHINE FINANCIAL, INC.
Date: March 30, 2017	By: /s/ Louis O. Davis, Jr. Louis O. Davis, Jr., President and Chief Executive Officer (Duly Authorized Representative)
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Louis O. Davis, Jr. and Scott A. Swain his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any amendment to Sunshine Financial, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2016, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming said attorney-in-fact and agent or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.
/s/ Louis O. Davis, Jr. Louis O. Davis Jr., President, Chief Executive Officer and Director (Duly authorized representative and Principal Executive Officer)	Date: March 30, 2017
/s/ Benjamin F. Betts, Jr. Benjamin F. Betts, Jr., Chairman of the Board and Director	Date: March 30, 2017
/s/ Susan J. Conte Susan J. Conte, Director	Date: March 30, 2017
/s/ Richard A. Moore Richard A. Moore, Director	Date: March 30, 2017
/s/ Fred G. Shelfer Fred G. Shelfer, Director	Date: March 30, 2017
/s/ Robert K. Bacon Robert K. Bacon, Director	Date: March 30, 2017
/s/ Joyce E. Chastain Joyce E. Chastain, Director	Date: March 30, 2017
/s/ Brian P. Baggett Brian P. Baggett, Executive Vice President and Director	Date: March 30, 2017
/s/ Corissa J. Briglia Corissa J. Briglia, Director	Date: March 30, 2017
/s/ Scott A. Swain Scott A. Swain, Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	Date: March 30, 2017

EXHIBIT INDEX
Exhibits:
2.0	Plan of Conversion and Reorganization (incorporated herein by reference to Exhibit 2.0 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-169555))
3.1	Articles of Incorporation of Sunshine Financial, Inc. (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-169555))
3.2	Bylaws, as amended, of Sunshine Financial, Inc. (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 28, 2013 (File No. 000-54280))
4.0	Form of Common Stock Certificate of Sunshine Financial, Inc. (incorporated herein by reference to Exhibit 4.0 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-169555))
10.1	Employment Agreement by and between Sunshine Savings Bank (now known as Sunshine Community Bank) and Louis O Davis, Jr. (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-169555))
10.2	Form of Change of Control Agreement by and between Sunshine Financial, Inc. and Louis O. Davis Jr. (incorporated herein by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-169555))
10.3	Form of Change of Control Agreement by and between Sunshine Financial, Inc. and each of Brian P. Baggett and Scott A. Swain (incorporated herein by reference to Exhibit 10.3 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-169555))
10.4	Sunshine Financial, Inc. 2012 Equity Incentive Plan (incorporated herein by reference to Appendix A to the Registrant’s Definitive Proxy Statement filed on Schedule 14A on April 20, 2012 (File No. 000-54280))
10.5	Forms of Incentive Stock Option, Non-Qualified Stock Option and Restricted Stock Agreements under the 2012 Equity Incentive Plan (incorporated by reference to the Exhibits to the Registrant’s Registration Statement on Form S-8 filed with the SEC on June 29, 2012 (File No. 333-182450))
10.8	Agreement, dated February 5, 2016, by and among, Sunshine Financial, Inc., Sunshine Savings Bank (now known as Sunshine Community Bank), Stilwell Value Partners VII, L.P., Stilwell Activist Fund, L.P., Stilwell Activist Investments, L.P., Stilwell Partners, L.P. and Stilwell Value LLC, and Corissa J. Briglia (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on February 8, 2016 (File No. 000-54280))
11.0	Statement re computation of per share earnings (See Note 2 of the Notes to Consolidated Financial Statements included in this Form10-K).
21.0	Subsidiaries of the registrant (incorporated herein by reference to Exhibit 21.0 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-169555))
23.0	Consent of Accountants
24.0	Power of Attorney (on signature page)
31.1	Rule 13a-14(a) Certification of the Chief Executive Officer
31.2	Rule 13a-14(a) Certification of the Chief Financial Officer
32.0	Section 1350 Certification
101	Interactive Data Files

Annex E

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-Q

(Mark One)
☒
QUARTERLY REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 2017
☐
TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE EXCHANGE ACT

For the transition period from          to
Commission file number: 001-54280

SUNSHINE FINANCIAL, INC.
(Exact name of registrant as specified in its charter)

Maryland	36-4678532
(State or other jurisdiction of incorporation of organization)	(IRS Employer Identification No.)
1400 East Park Avenue, Tallahassee, Florida 32301
(Address of principal executive offices; Zip Code)
(850) 219-7200
(Registrant’s telephone number, including area code)
None
(Former name, former address and former fiscal year, if changed since last report)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 and 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐
Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes ☒ No ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or emerging growth company. See the definitions of  “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in rule 12b-2 of the Exchange Act.
Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Emerging growth company	☐
Smaller reporting company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

APPLICABLE ONLY TO CORPORATE ISSUERS
State the number of shares outstanding of each issuer’s classes of common equity, as of the latest practicable date:
At November 14, 2017, there were issued and outstanding 1,030,539 shares of the issuer’s common stock.

SUNSHINE FINANCIAL, INC. AND SUBSIDIARIES

SUNSHINE FINANCIAL, INC.
AND SUBSIDIARIES

PART I. FINANCIAL INFORMATION

Item 1. Financial Statements

Condensed Consolidated Balance Sheets
($ in thousands)
	At September 30, 2017	At December 31, 2016
	(Unaudited)
Assets
Cash and due from banks	$1,869	2,705
Interest-bearing deposits with banks	7,272	8,608
Cash and cash equivalents	9,141	11,313
Securities held to maturity (fair value of $13,774 and $16,294)	13,873	16,512
Loans, net of allowance for loan losses of $1,098 and $924	159,541	134,077
Premises and equipment, net	3,519	3,662
Bank owned life insurance	3,239	3,172
Federal Home Loan Bank stock, at cost	1,346	684
Deferred income taxes	2,287	2,550
Accrued interest receivable	506	449
Foreclosed real estate	137	141
Other assets	501	649
Total assets	$194,090	173,209
Liabilities and Stockholders’ Equity
Liabilities:
Noninterest-bearing deposit accounts	$34,793	31,247
Money-market deposit accounts	41,403	39,633
Savings accounts	47,188	46,989
Time deposits	18,284	20,033
Total deposits	141,668	137,902
Federal home loan bank advances	28,000	12,750
Official checks	747	541
Other liabilities	1,446	360
Total liabilities	171,861	151,553
Stockholders’ equity:
Preferred stock, $0.01 par value, 1,000,000 authorized, none issued and outstanding	—	—
Common stock, $.01 par value, 6,000,000 shares authorized, 1,030,039 shares issued and outstanding	10	10
Additional paid in capital	7,440	7,374
Retained earnings	15,173	14,743
Unearned Employee Stock Ownership Plan shares	(394)	(471)
Total stockholders’ equity	22,229	21,656
Total liabilities and stockholders’ equity	$194,090	173,209

See accompanying Notes to Condensed Consolidated Financial Statements.

SUNSHINE FINANCIAL, INC.
AND SUBSIDIARIES

Condensed Consolidated Statements of Operations (Unaudited)
(In thousands, except per share information)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Interest income:
Loans	$1,805	$1,492	5,183	4,389
Securities	72	88	229	286
Other	26	13	59	38
Total interest income	1,903	1,593	5,471	4,713
Interest expense:
Deposits	94	95	279	278
Borrowings	73	6	138	15
Total interest expense	167	101	417	293
Net interest income	1,736	1,492	5,054	4,420
Provision for loan losses	50	45	155	135
Net interest income after provision for loan losses	1,686	1,447	4,899	4,285
Noninterest income:
Fees and service charges on deposits	346	357	1,041	1,064
Gain on sale of loans	2	15	13	39
Gain on sale of foreclosed real estate	—	14	30	14
Fees and charges on loans	44	39	151	115
Income from bank owned life insurance	22	24	67	73
Other	5	37	20	83
Total noninterest income	419	486	1,322	1,388
Noninterest expenses:
Salaries and employee benefits	813	829	2,422	2,590
Occupancy and equipment	238	262	751	820
Data processing services	316	307	941	916
Professional fees	157	172	537	533
Deposit insurance	28	31	60	94
Stationery and supplies	14	17	60	55
Telephone and postage	23	26	74	78
Credit card expense	30	41	132	124
Other	148	197	551	521
Total noninterest expenses	1,767	1,882	5,528	5,731
Earnings (loss) before income taxes (benefit)	338	51	693	(58)
Income taxes (benefit)	123	16	263	(8)
Net earnings (loss)	$215	$35	430	(50)
Basic earnings (loss) per common share	$0.22	$0.04	0.45	(0.05)
Diluted earnings (loss) per common share	$0.22	$0.04	0.43	(0.05)
Dividends per common share	$—	$—	—	—

See accompanying Notes to Condensed Consolidated Financial Statements.

SUNSHINE FINANCIAL, INC.
AND SUBSIDIARIES

Condensed Consolidated Statements of Stockholders’ Equity
Nine Months Ended September 30, 2017 and 2016
($ in thousands)
	Common Stock		Additional Paid In Capital	Retained Earnings	Unearned Employee Stock Ownership Plan Shares	Total Stockholders’ Equity
	Shares	Amount
Balance, December 31, 2015	1,030,898	$10	7,285	14,633	(570)	21,358
Net loss (unaudited)	—	—	—	(50)	—	(50)
Stock based compensation expense (unaudited)	—	—	152	—	—	152
Stock issued for options exercised (unaudited)	1,000		11			11
Common stock allocated to ESOP participants (unaudited)	—	—	(69)	—	74	5
Balance, September 30, 2016 (unaudited)	1,031,898	$10	7,379	14,583	(496)	21,476
Balance, December 31, 2016	1,030,039	$10	7,374	14,743	(471)	21,656
Net earnings (unaudited)	—	—	—	430	—	430
Stock based compensation expense (unaudited)	—	—	148	—	—	148
Common stock allocated to ESOP participants (unaudited)	—	—	(82)	—	77	(5)
Balance, September 30, 2017 (unaudited)	1,030,039	$10	7,440	15,173	(394)	22,229

See accompanying Notes to Condensed Consolidated Financial Statements.

SUNSHINE FINANCIAL, INC.
AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)
	Nine-Months Ended September 30,
	2017	2016
Cash flows from operating activities:
Net earnings (loss)	$430	(50)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation	234	271
Provision for loan losses	155	135
Deferred income taxes	263	10
Net amortization of premiums on securities	18	34
Net amortization of deferred loan fees and costs	122	90
Income from bank owned life insurance	(67)	(73)
Loans originated for sale	(541)	(1,085)
Proceeds from loans sold	554	1,124
Gain on sale of loans	(13)	(39)
ESOP compensation expense	(5)	5
Stock-based compensation expense	148	152
Increase in accrued interest receivable	(57)	(45)
Decrease in other assets	148	116
Gain on sale of foreclosed real estate	(30)	(14)
Write-down of foreclosed real estate	—	27
Increase in official checks	206	39
Increase in other liabilities	1,086	691
Net cash provided by operating activities	2,651	1,388
Cash flows from investing activities:
Principal pay-downs on securities held-to-maturity	2,621	3,331
Net increase in loans	(25,741)	(10,340)
Net purchases of premises and equipment	(91)	(168)
Purchase of Federal Home Loan Bank stock	(662)	(28)
Proceeds from sale of foreclosed real estate	34	106
Capital expenditures to foreclosed real estate	—	(14)
Net cash used in investing activities	(23,839)	(7,113)
Cash flows from financing activities:
Net increase in deposits	3,766	8,149
Cash proceeds from stock options exercised	—	11
Repayments of Federal Home Loan Bank advances	(158,250)	(42,500)
Proceeds from Federal Home Loan Bank advances	173,500	43,000
Net cash provided by financing activities	19,016	8,660
(Decrease) increase in cash and cash equivalents	(2,172)	2,935
Cash and cash equivalents at beginning of period	11,313	10,862
Cash and cash equivalents at end of period	$9,141	13,797
Supplemental disclosure of cash flow information:
Cash paid during the period for:
Income taxes	$—	—
Interest	$417	293
Noncash transaction –
Transfer from loans to foreclosed real estate	$—	98

See accompanying Notes to Condensed Consolidated Financial Statements.

SUNSHINE FINANCIAL, INC.
AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Unaudited)
1.   Organization and Basis of Presentation
Sunshine Financial, Inc. (“Sunshine Financial” or the “Holding Company”), a Maryland corporation, is the holding company for Sunshine Community Bank (the “Bank”) and owns all the outstanding common stock of the Bank.
The Holding Company’s only business is the operation of the Bank. The Bank through its five banking offices provides a variety of retail community banking services to individuals and businesses primarily in Leon County, Florida. The Bank’s deposits are insured up to the applicable limits by the Federal Deposit Insurance Corporation. The Bank’s subsidiary is Sunshine Member Insurance Services, Inc. (“SMSI”), which was established to sell automobile warranty, credit life and disability insurance products associated with loan products. Collectively the entities are referred to as the “Company.”
These condensed consolidated financial statements have been prepared in accordance with the instructions for Form 10-Q and Article 8-03 of Regulation S-X and do not include all disclosures required by accounting principles generally accepted in the United States of America (“GAAP”) for a complete presentation of the Company’s consolidated financial condition and consolidated results of operations.
In the opinion of management, the accompanying condensed consolidated financial statements of the Company reflect all adjustments (consisting only of normal recurring accruals) which are necessary in order to present fairly the consolidated financial position at September 30, 2017 and the results of operations for the three- and nine-month periods ended September 30, 2017 and 2016. It is recommended that these unaudited condensed consolidated financial statements be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s annual report on Form 10-K for the year ended December 31, 2016 filed with the U.S. Securities and Exchange Commission (“SEC”) on March 30, 2017 (“2016 Form 10-K”). The results of operations for the three- and nine-month periods ended September 30, 2017, are not necessarily indicative of the results to be expected for the full year or for any other period.
2.   Recent Accounting Pronouncements
In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customer (Topic 606). In August 2015, FASB issued ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606) which postponed the effective date. Subsequently, in March 2016, the FASB issued ASU 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations. This amendment clarifies that an entity should determine if it is the principal or the agent for each specified good or service promised in a contract with a customer. In April 2016, the FASB issued ASU No. 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing. The core principle of Topic 606 is that an entity must recognize revenue when it has satisfied a performance obligation of transferring promised goods or services to a customer. The standard is effective for public entities for interim and annual periods beginning after December 15, 2017; early adoption is not permitted. The standard allows for full retrospective adoption for all periods presented or modified retrospective adoption to only the most current period presented in the financial statements. The cumulative effect of initially applying the standard is recognized at the date of the initial application. The Company’s primary source of revenue is interest income from financial instruments which is scoped out of this ASU. The Company does not expect implementation of this standard to have a material impact on our consolidated financial statements.
In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments — Overall (Subtopic 825-10), Recognition and Measurement of Financial Assets and Financial Liabilities. The new guidance is intended to improve the recognition and measurement of financial instruments. This ASU requires equity investments (except those accounted for under the equity method of accounting, or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net

SUNSHINE FINANCIAL, INC.
AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Unaudited)

2.   Recent Accounting Pronouncements — (continued)

income. In addition, the ASU requires public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes and requires separate presentation of financial assets and financial liabilities by measurement category and form of financial asset (i.e., securities or loans and receivables) on the balance sheet or the accompanying notes to the financial statements. This ASU also eliminates the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet. The ASU also requires a reporting organization to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument specific credit risk (also referred to as “own credit”) when the organization has elected to measure the liability at fair value in accordance with the fair value option for financial instruments. ASU No. 2016-01 is effective for financial statements issued for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted for certain provisions. The adoption of ASU No. 2016-01 is not expected to have a material impact on our consolidated financial statements. Management is in the planning stages of developing processes and procedures to comply with the disclosure requirements of this ASU, which could impact the disclosures we make related to the fair value of its financial instruments.
In February 2016, the FASB issued ASU 2016-2, Leases (Topic 842) which will require lessees to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases with term of more than twelve months. Consistent with current GAAP, the recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee primarily will depend on its classification as a finance or operating lease. The new ASU will require both types of leases to be recognized on the balance sheet. The ASU also will require disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases. These disclosures include qualitative and quantitative requirements, providing additional information about the amounts recorded in the financial statements. The ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. Early adoption is permitted.
The Company is in the process of determining the effect of the ASU on its consolidated financial statements. Once adopted, the Company expects to report higher assets and liabilities.
In June 2016, FASB issued Accounting Standards Update (“ASU”) No. 2016-13 Financial Instruments-Credit Losses (Topic 326). The ASU requires the Company to measure all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Many of the loss estimation techniques applied today will still be permitted, although the inputs to those techniques will change to reflect the full amount of expected credit losses. The Company will continue to use judgment to determine which loss estimation method is appropriate for their circumstances. The ASU requires enhanced disclosures to help investors and other financial statement users better understand significant estimates and judgments used in estimating credit losses, as well as the credit quality and underwriting standards of an organization’s portfolio.
These disclosures include qualitative and quantitative requirements that provide additional information about the amounts recorded in the financial statements. Additionally, the ASU amends the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration. The ASU will take effect for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted. The Company is in the process of determining the effect of the ASU on its consolidated financial statements. Once adopted, we expect our allowance for loan losses to increase; however, until our evaluation is complete the magnitude of the increase will be unknown.

SUNSHINE FINANCIAL, INC.
AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Unaudited)

2.   Recent Accounting Pronouncements — (continued)

In August 2016, FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. This ASU addresses the appropriate classification of eight specific cash flow issues on the cash flow statement. Debt prepayment costs should be classified as an outflow for financing activities. Settlement of zero-coupon debt instruments divides the interest portion as an outflow for operating activities and the principal portion as an outflow for financing activities. Contingent consideration payments made after a business combination should be classified as outflows for financing and operating activities. Proceeds from the settlement of bank-owned life insurance policies should be classified as inflows from investing activities. Other specific areas are identified in the ASU as to the appropriate classification of the cash inflows or outflows. The amendments in this ASU are effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Early adoption is permitted and must be applied using a retrospective transition method to each period presented. We do not expect this ASU to have a material impact on our consolidated financial statements.
In March 2017, the FASB issued ASU No. 2017-08, Receivables — Nonrefundable Fees and Other Costs (Subtopic 310-20): Premium Amortization on Purchased Callable Debt Securities. The ASU shortens the amortization period for certain callable debt securities held at a premium, the amendments require the premium to be amortized to the earliest call date. The ASU will take effect for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The adoption of ASU No. 2017-08 is not expected to have a material impact on the Company’s consolidated financial statements.
In May 2017, the FASB issued ASU No. 2017-09, Compensation--Stock Compensation (Topic 718): Scope of Modification Accounting. The ASU was issued to provide clarity as to when to apply modification accounting when there is a change in the terms or conditions of a share-based payment award. According to this ASU, an entity should account for the effects of a modification unless the fair value, vesting conditions, and balance sheet classification of the award is the same after the modification as compared to the original award prior to the modification. The standard is effective for reporting periods beginning after December 15, 2017, with early adoption permitted. The adoption of ASU No. 2017-09 is not expected to have a material impact on the Company’s consolidated financial statements.
In August 2017, the FASB issued ASU No. 2017-12, which amends the hedge accounting recognition and presentation requirements in ASC 815. The Board’s objectives in issuing the ASU are to improve the transparency and understandability of information conveyed to financial statement users about an entity’s risk management activities by better aligning the entity’s financial reporting for hedging relationships with those risk management activities and to reduce the complexity of and simplify the application of hedge accounting by preparers. For public business entities, the ASU is effective for fiscal years beginning after December 15, 2018, early adoption is permitted. The Company currently has no hedging relationships. As a result, the adoption of this guidance is not expected to have a material impact on the Company’s consolidated financial statements.

SUNSHINE FINANCIAL, INC.
AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Unaudited)

3.   Earnings (Loss) Per Share
Earnings (loss) per share (“EPS”) has been computed on the basis of the weighted-average number of shares of common stock outstanding. For the three- and nine-months ended September 30, 2017, and the three-months ended September 30, 2016, the outstanding stock options are considered dilutive securities for purposes of calculating diluted EPS which was computed using the treasury stock method. For the nine-months September 30, 2016, the outstanding stock options were not considered dilutive securities due to the net loss incurred by the Company. The shares purchased by the ESOP are included in the weighted-average shares when they are committed to be released ($ in thousands, except per share amounts):
	2017			2016
	Earnings	Weighted- Average Shares	Per Share Amount	Earnings	Weighted- Average Shares	Per Share Amount
Three Months Ended September 30:
Basic EPS:
Net earnings	$215	956,861	$0.22	$35	945,606	$0.04
Effect of dilutive securities:
Incremental shares from assumed conversion of options		40,047			34,309
Diluted EPS:
Net earnings	$215	996,908	$0.22	$35	979,915	$0.04

	2017			2016
	Earnings	Weighted- Average Shares	Per Share Amount	Loss	Weighted- Average Shares	Per Share Amount
Nine Months Ended September 30:
Basic EPS:
Net earnings (loss)	$430	954,392	$0.45	$(50)	943,137	$(0.05)
Effect of dilutive securities:
Incremental shares from assumed conversion of options		39,067			—
Diluted EPS:
Net earnings (loss)	$430	993,459	$0.43	$(50)	943,137	$(0.05)

4.   Securities Held to Maturity
Securities have been classified as held to maturity according to management intent. The carrying amount of securities and their fair values are as follows (in thousands):
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
At September 30, 2017:
Agency mortgage-backed securities	$471	16	—	487
Agency collateralized mortgage obligations	13,402	34	(149)	13,287
Total	$13,873	50	(149)	13,774
At December 31, 2016:
Agency mortgage-backed securities	697	24	—	721
Agency collateralized mortgage obligations	15,815	15	(257)	15,573
Total	$16,512	39	(257)	16,294

SUNSHINE FINANCIAL, INC.
AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Unaudited)

4.   Securities Held to Maturity — (continued)

There were no securities pledged at September 30, 2017 or December 31, 2016.
Securities with gross unrealized losses, aggregated by investment category and length of time that individual securities have been in a continuous loss position at the date indicated, are as follows (in thousands):
	Less than Twelve Months		Twelve Months or Longer
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
At September 30, 2017:
Agency collateralized mortgage obligations	$(40)	3,202	(109)	4,210
At December 31, 2016:
Agency collateralized mortgage obligations	$(102)	10,523	(155)	3,941

At September 30, 2017 and December 31, 2016, the unrealized losses on sixteen securities and twenty one securities, respectively are considered by management to be attributable to changes in market interest rates and not attributable to credit risk on the part of the issuer. Accordingly, if market rates were to decline, much or all of the decline in market value would likely be recovered through market appreciation. As management has the ability and intent to hold debt securities until maturity, or for the foreseeable future, no declines in the fair value below amortized cost are deemed to be other than temporary.
5.   Loans
The loan portfolio segments and classes as of the dates indicated are as follows (in thousands):
	September 30, 2017	December 31, 2016
Real estate mortgage loans:
One-to four-family	$62,905	56,601
Commercial real estate	71,379	52,960
Construction and lot	4,922	4,247
Total real estate mortgage loans	139,206	113,808
Commercial loans	4,325	4,217
Consumer loans:
Home equity	6,811	7,166
Automobile and other	4,473	4,498
Credit cards and unsecured	5,580	5,796
Total consumer loans	16,864	17,460
Total loans	160,395	135,485
Add (deduct):
Loans in process	83	(522)
Deferred costs, fees and discounts, net	161	38
Allowance for loan losses	(1,098)	(924)
Total loans, net	$159,541	134,077

SUNSHINE FINANCIAL, INC.
AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Unaudited)

5.   Loans — (continued)

The Company has divided the loan portfolio into three portfolio segments and seven classes, each with different risk characteristics and methodologies for assessing risk. The portfolio segments identified by the Company are as follows:
Real Estate Mortgage Loans.   Real estate mortgage loans are loans comprised of three classes: One- to four-family, Commercial real estate and Construction and lot loans. The Company generally originates one- to four-family mortgage loans in amounts up to 80% of the lesser of the appraised value or purchase price of a mortgaged property, but will also permit loan-to-value ratios of up to 95%. For one- to four-family loans exceeding an 80% loan-to-value ratio, the Company generally requires the borrower to obtain private mortgage insurance covering any loss on the amount of the loan in excess of 80% in the event of foreclosure. Commercial real estate loans are generally originated at 75% or less loan-to-value ratio and have amortization terms of up to 20 years and maturities of up to ten years. Construction loans to borrowers are to finance the construction of one- to four-family and owner occupied properties. These loans are categorized as construction loans during the construction period, later converting to one-to four-family real estate loans after the construction is complete and amortization of the loan begins. Real estate construction loan funds are disbursed periodically based on the percentage of construction completed. If the estimate of construction cost proves to be inaccurate, the Company may be compelled to advance additional funds to complete the construction with repayment dependent, in part, on the success of the ultimate project rather than the ability of a borrower to repay the loan. The Company carefully monitors these loans with on-site inspections and requires the receipt of lien waivers on funds advanced. Construction loans are typically secured by the properties under construction. The Company also makes loans for the purchase of developed lots for future construction of the borrower’s primary residence. The Company will generally originate lot loans in an amount up to 75% of the lower of the purchase price or appraisal and have a maximum amortization of up to 20 years and maturities up to 20 years. Construction and lot loan lending is generally considered to involve a higher degree of credit risk than long-term permanent financing of residential properties.
Commercial Loans.   Commercial loans are comprised of non-real estate secured and unsecured loans. The Company offers these commercial loans generally to its commercial real estate borrowers.
Consumer Loans.   Consumer loans are comprised of three classes: Home Equity, Automobile and Other, and Credit cards and unsecured. The Company offers a variety of secured consumer loans, including home equity, new and used automobile, boat and other recreational vehicle loans, and loans secured by deposit accounts. The Company also offers unsecured consumer loans including a credit card product. The Company originates its consumer loans primarily in its market area. Repayment of these loans is primarily dependent on the personal income of the borrowers, which can be impacted by economic conditions in their market areas such as unemployment levels. Loans to consumers are extended after a credit evaluation, including the creditworthiness of the borrower(s), the purpose of the credit, and the secondary source of repayment. Consumer loans are made at fixed and variable interest rates and may be made on terms of up to twenty years. Risk is mitigated by the fact that the loans are of smaller individual amounts and spread over a large number of borrowers.

SUNSHINE FINANCIAL, INC.
AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Unaudited)

5.   Loans — (continued)

An analysis of the change in the allowance for loan losses for the periods indicated, is as follows (in thousands):
	Real Estate Mortgage Loans	Commercial Loans	Consumer Loans	Unallocated	Total
Three Months Ended September 30, 2017:
Beginning balance	$514	68	338	157	1,077
Provision (credit) for loan loss	27	14	35	(26)	50
Charge-offs	—	—	(46)	—	(46)
Recoveries	5	—	12	—	17
Ending balance	$546	82	339	131	1,098
Three Months Ended September 30, 2016:
Beginning balance	$481	27	356	61	925
Provision (credit) for loan loss	59	14	33	(61)	45
Charge-offs	(53)	—	(42)	—	(95)
Recoveries	9	—	8	—	17
Ending balance	$496	41	355	—	892
Nine Months Ended September 30, 2017:
Beginning balance	$558	74	292	—	924
Provision (credit) for loan loss	(101)	8	117	131	155
Charge-offs	—	—	(100)	—	(100)
Recoveries	89	—	30	—	119
Ending balance	$546	82	339	131	1,098
Nine Months Ended September 30, 2016:
Beginning balance	$503	10	381	1	895
Provision (credit) for loan loss	46	31	59	(1)	135
Charge-offs	(67)	—	(132)	—	(199)
Recoveries	14	—	47	—	61
Ending balance	$496	41	355	—	892
At September 30, 2017:
Individually evaluated for impairment:
Recorded investment	$2,017	—	151	—	2,168
Balance in allowance for loan losses	$44	—	28	—	72
Collectively evaluated for impairment:
Recorded investment	$137,189	4,325	16,713	—	158,227
Balance in allowance for loan losses	$502	82	311	131	1,026
At December 31, 2016:
Individually evaluated for impairment:
Recorded investment	$2,559	—	162	—	2,721
Balance in allowance for loan losses	$44	—	28	—	72
Collectively evaluated for impairment:
Recorded investment	$111,249	4,217	17,298	—	132,764
Balance in allowance for loan losses	$514	74	264	—	852

SUNSHINE FINANCIAL, INC.
AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Unaudited)

5.   Loans — (continued)

The following summarizes the loan credit quality by loan grade and class at the dates indicated
(in thousands):
Credit Risk Profile by Internally Assigned Grade:	One-to Four- Family	Commercial Real Estate	Construction and Lot	Commercial	Home Equity	Automobile and Other	Credit Cards and Unsecured	Total
At September 30, 2017:
Grade:
Pass	$60,231	71,379	4,884	4,325	6,415	4,335	5,486	157,055
Special mention	756	—	—	—	172	7	—	935
Substandard	1,918	—	38	—	224	131	94	2,405
Total	$62,905	71,379	4,922	4,325	6,811	4,473	5,580	160,395
At December 31, 2016:
Grade:
Pass	$53,573	52,960	4,218	4,217	6,843	4,393	5,760	131,964
Special mention	807	—	—	—	—	—	4	811
Substandard	2,221	—	29	—	323	105	32	2,710
Total	$56,601	52,960	4,247	4,217	7,166	4,498	5,796	135,485

Internally assigned loan grades are defined as follows:
Pass — A Pass loan’s primary source of loan repayment is satisfactory, with secondary sources very likely to be realized if necessary.
Special Mention — A Special Mention loan has potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in the deterioration of the repayment prospects for the asset or the Company’s credit position at some future date. Special Mention loans are not adversely classified and do not expose an institution to sufficient risk to warrant adverse classification.
Substandard — A Substandard loan is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.
Doubtful — A loan classified Doubtful has all the weaknesses inherent in one classified Substandard with the added characteristics that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.
Loss — A loan classified Loss is considered uncollectible and of such little value that continuance as a bankable asset is not warranted. This classification does not mean that the asset has absolutely no recovery or salvage value, but rather it is not practical or desirable to defer writing off this basically worthless asset even though partial recovery may be affected in the future.

SUNSHINE FINANCIAL, INC.
AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Unaudited)

5.   Loans — (continued)

Age analysis of past-due loans at the dates indicated is as follows (in thousands):
	Accruing Loans					Nonaccrual Loans	Total Loans
	30 – 59 Days Past Due	60 – 89 Days Past Due	90 Days and Greater Past Due	Total Past Due	Current
At September 30, 2017:
Real estate mortgage loans:
One-to four-family	$834	233	—	1,067	59,920	1,918	62,905
Commercial real estate	532	—	—	532	70,847	—	71,379
Construction and lot	50	—	—	50	4,834	38	4,922
Commercial loans	50	—	—	50	4,275	—	4,325
Consumer loans:
Home equity	18	170	—	188	6,318	305	6,811
Automobile and other	104	17	—	121	4,221	131	4,473
Credit cards and unsecured	30	20	26	76	5,410	94	5,580
Total	$1,618	440	26	2,084	155,825	2,486	160,395
At December 31, 2016:
Real estate mortgage loans:
One-to four-family	$772	277	—	1,049	53,465	2,087	56,601
Commercial real estate	—	—	—	—	52,960	—	52,960
Construction and lot	85	—	—	85	4,162	—	4,247
Commercial loans	17	—	—	17	4,200	—	4,217
Consumer loans:
Home equity	60	—	—	60	6,786	320	7,166
Automobile and other	21	—	—	21	4,373	104	4,498
Credit cards and unsecured	138	4	7	149	5,614	33	5,796
Total	$1,093	281	7	1,381	131,560	2,544	135,485

SUNSHINE FINANCIAL, INC.
AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Unaudited)

5.   Loans — (continued)

The following summarizes the amount of impaired loans at the dates indicated (in thousands):
	With No Related Allowance Recorded		With an Allowance Recorded			Total
	Recorded Investment	Unpaid Principal Balance	Recorded Investment	Unpaid Principal Balance	Related Allowance	Recorded Investment	Unpaid Principal Balance	Related Allowance
At September 30, 2017:
Real estate mortgage loans:
One-to four-family	$1,449	1,493	568	584	44	2,017	2,077	44
Consumer loans:
Home equity	117	127	34	43	28	151	170	28
	$1,566	1,620	602	627	72	2,168	2,247	72
At December 31, 2016:
Real estate mortgage loans:
One-to four-family	$1,985	2,037	574	591	44	2,559	2,628	44
Consumer loans:
Home equity	126	137	36	45	28	162	182	28
	$2,111	2,174	610	636	72	2,721	2,810	72

The average net investment in impaired loans and interest income recognized and received on impaired loans for the periods shown are as follows (in thousands):
	Three Months Ended September 30,
	2017			2016
	Average Recorded Investment	Interest Income Recognized	Interest Income Received	Average Recorded Investment	Interest Income Recognized	Interest Income Received
Real estate mortgage loans:
One-to-four family	$1,973	44	42	2,578	34	36
Consumer loans:
Home equity	123	4	4	181	3	2
Total	$2,096	48	46	$2,759	37	38

	Nine Months Ended September 30,
	2017			2016
	Average Recorded Investment	Interest Income Recognized	Interest Income Received	Average Recorded Investment	Interest Income Recognized	Interest Income Received
Real estate mortgage loans:
One-to-four family	$1,984	92	92	2,587	110	113
Consumer loans:
Home equity	126	7	7	184	10	10
Total	$2,110	99	99	$2,771	120	123

The Company had no troubled debt restructurings (TDR) entered into during the three and nine months ended September 30, 2017 or 2016. The Company had no commitments to extend additional credit to borrowers whose terms have been modified in TDRs.

SUNSHINE FINANCIAL, INC.
AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Unaudited)

5.   Loans — (continued)

6.   Lines of Credit
The Company has an unsecured federal funds line of credit for $6.0 million with a correspondent bank and a $46.0 million line with the Federal Home Loan Bank of Atlanta collateralized by a blanket lien on qualifying loans. At September 30, 2017, the Company had $28.0 million outstanding in FHLB advances that mature in 2017 at a weighted average fixed rate of 1.17%. At December 31, 2016, the Company had $12.8 million outstanding in FHLB advances that mature in 2017 at a weighted average fixed rate of 0.63%. At September 30, 2017 and December 31, 2016, the Company had no outstanding balances on the federal funds line of credit.
7.   Off-Balance-Sheet Financial Instruments
The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are unused lines of credit and commitments to extend credit and may involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the balance sheets. The contract amounts of these instruments reflect the extent of involvement the Company has in these financial instruments.
The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for unused lines of credit and commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments.
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed-expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on management’s credit evaluation of the counterparty.
Unused lines of credit and commitments to extend credit typically result in loans with a market interest rate when funded. A summary of the amounts of the Company’s financial instruments, with off-balance-sheet risk at September 30, 2017, as follows (in thousands):
Contract Amount
Unused lines of credit	$19,908
Commitments to extend credit	$—

SUNSHINE FINANCIAL, INC.
AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Unaudited)

8.   Fair Value of Financial Instruments
The estimated fair values of the Company’s financial instruments are as follows (in thousands):
	At September 30, 2017			At December 31, 2016
	Carrying Amount	Fair Value	Level	Carrying Amount	Fair Value	Level
Financial assets:
Cash and cash equivalents	$9,141	9,141	1	11,313	11,313	1
Securities held to maturity	13,873	13,774	2	16,512	16,294	2
Loans	159,541	166,613	3	134,077	132,454	3
Federal Home Loan Bank stock	1,346	1,346	3	684	684	3
Accrued interest receivable	506	506	3	449	449	3
Financial liabilities:
Deposits	141,668	135,271	3	137,902	132,280	3
Federal Home Loan Bank advances	28,000	28,001	3	12,750	12,750	3
Off-balance-sheet financial instruments	—	—	3	—	—	3
Discussion regarding the assumptions used to compute the estimated fair values of financial instruments can be found in Note 1 to the consolidated financial statements included in the 2016 Form 10-K.
9.   Employee Stock Ownership Plan
The Holding Company has established an ESOP which acquired 98,756 shares of common stock in exchange for a $988,000 note payable from the Bank to the Holding Company. The note bears interest at a fixed rate of 4.25%, is payable in annual installments and is due in 2021. The ESOP expense was $1,000 for the three-months ended September 30, 2017 and $7,000 for the three-months ended September 30, 2016. The ESOP expense was $10,000 for the nine-months ended September 30, 2017 and $23,000 for the nine-months ended September 30, 2016. At September 30, 2017 and December 31, 2016, there were 32,096 and 41,971 shares, respectively, that had not been allocated under the ESOP.
10.   Equity Incentive Plan
On May 23, 2012, the Holding Company’s stockholders approved the 2012 Equity Incentive Plan (“Plan”). The Plan authorizes the grant of options for up to 123,445 shares of the Holding Company’s common stock of which 41,945 shares were available for grant at September 30, 2017. The options granted have ten year terms and vest from one to five years. A summary of the activity in stock options under the Plan is as follows:
	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at December 31, 2015	81,500	$11.62
Exercised	(1,000)	10.75
Outstanding at September 30, 2016	80,500	$11.63	6.38 years
Outstanding at December 31, 2016	80,500	11.63
Exercised	—	—
Outstanding at September 30, 2017	80,500	$11.63	5.38 years	$875,375
Exercisable at September 30, 2017	10,500	$10.75	5.20 years	$123,375

SUNSHINE FINANCIAL, INC.
AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Unaudited)

10.   Equity Incentive Plan — (continued)

At September 30, 2017, there was approximately $18,000 of unrecognized compensation expense related to non-vested stock options granted under the Plan. The cost is expected to be recognized over a weighted average period of twenty-two months. The total fair value of shares vesting and recognized as compensation expense was $11,000 and $12,000 for the three-months ended September 30, 2017 and 2016, respectively. The total fair value of shares vesting and recognized as compensation expense was $34,000 for both the nine-months ended September 30, 2017 and 2016.
The Plan also authorizes the grant of up to 49,378 shares of restricted stock of which 4,078 shares remain available for grant at September 30, 2017. The restricted stock awarded under the Plan vests equally over five years from the date of grant. Restricted stock awards are forfeited if employment is terminated before the restriction period expires. The record holder of the Holding Company’s restricted stock possesses all the rights of a holder of the Holding Company common stock, including the right to receive dividends on and to vote the restricted stock. The restricted stock may not be sold, transferred, pledged, assigned, encumbered, or otherwise alienated or hypothecated until they become fully vested and transferable in accordance with the agreements. Compensation expense for restricted stock totaled $38,000 for the three-months ended September 30, 2017 and $39,000 for the three-months ended September 30, 2016. Compensation expense for restricted stock totaled $114,000 for the nine-months ended September 30, 2017 and $118,000 for the nine-months ended September 30, 2016. The income tax benefit recognized was $15,000 and $15,000 for the three months ended September 30, 2017 and September 30, 2016, respectively, and $43,000 and $45,000 for the nine-months ended September 30, 2017 and September 30, 2016, respectively.
A summary of the status of the Company’s restricted stock and changes during the periods then ended are presented below:
	Number of Shares	Weighted-Average Grant-Date Fair Value
Outstanding at December 31, 2015	28,700	$16.92
Vested shares	(800)	18.25
Outstanding at September 30, 2016	27,900	16.88
Outstanding at December 31, 2016	19,400	16.94
Forfeited	(1,200)	18.25
Vested shares	(400)	18.25
Outstanding at September 30, 2017	17,800	$16.82

Total unrecognized compensation cost related to these non-vested shares of restricted stock amounted to approximately $168,000 at September 30, 2017. This cost is expected to be recognized monthly over the related vesting period using the straight-line method through 2019.

SUNSHINE FINANCIAL, INC.
AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Unaudited)

11.   Fair Value Measurements
Impaired collateral-dependent loans are carried at fair value when the current collateral value is lower than the carrying value of the loan. Those impaired collateral-dependent loans which are measured at fair value on a nonrecurring basis are as follows (in thousands):
	Fair Value	Level 1	Level 2	Level 3	Total Losses	Losses Recorded During the Period
At September 30, 2017:
One-to four-family	$568	—	—	568	44	—
Home equity	34	—	—	34	28	—
Total	$602	—	—	602	72	—
At December 31, 2016:
One-to four-family	$574	—	—	574	44	—
Home equity	36	—	—	36	28	—
Total	$610	—	—	610	72	—

Foreclosed real estate is recorded at fair value less estimated costs to sell. Foreclosed real estate which is measured at fair value on a nonrecurring basis is summarized below (in thousands):
	Fair Value	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Losses	Losses Recorded During the Period
At September 30, 2017:
Foreclosed real estate	$137	—	—	137	—	—
At December 31, 2016:
Foreclosed real estate	$141	—	—	141	32	27

SUNSHINE FINANCIAL, INC.
AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Unaudited)

12.   Regulatory Matters
The Bank’s actual regulatory capital amounts and percentages are presented in the table ($ in thousands).
	Actual		Minimum For Capital Adequacy Purposes		Minimum To Be Well Capitalized Under Prompt and Corrective Action Provisions
	Amount	%	Amount	%	Amount	%
At September 30, 2017:
Total Capital to Risk-Weighted Assets	$18,563	12.53%	$11,849	8.00%	$14,811	10.00%
Tier I Capital to Risk-Weighted Assets	17,465	11.79	8,887	6.00	11,849	8.00
Tier I Capital to Total Assets	17,465	9.70	7,204	4.00	9,005	5.00
Common equity Tier 1 Capital to Risk-Weighted Assets	17,465	11.79	6,665	4.50	9,627	6.50
At December 31, 2016:
Total Capital to Risk-Weighted Assets	19,539	15.34	10,191	8.00	12,739	10.00
Tier I Capital to Risk-Weighted Assets	18,615	14.61	7,643	6.00	10,191	8.00
Tier I Capital to Total Assets	18,615	11.42	6,519	4.00	8,148	5.00
Common equity Tier 1 Capital to Risk-Weighted Assets	18,615	14.61	5,733	4.50	8,280	6.50
Pursuant to the capital regulations of the FDIC and the other federal banking agencies, the Bank must maintain a capital conservation buffer consisting of additional common equity tier 1 (“CET1”) capital greater than 2.5% of risk-weighted assets above the required minimum levels of risk-based CET1 capital, tier 1 capital and total capital in order to avoid limitations on paying dividends, repurchasing shares, and paying discretionary bonuses. For our fiscal year ending December 31, 2017, the capital conservation buffer rule requires a buffer of greater than 1.25% of risk-weighted assets, which amount will increase by 0.625% yearly until the requirement is fully phased-in on January 1, 2019, when the buffer must exceed 2.5% of risk-weighted assets. As September 30, 2017, the Bank’s CET1 capital exceeded the required capital conservation buffer.

Item 2.    Management’s Discussion and Analysis of Financial Condition and Results of Operations
Forward-Looking Statements
As used in this report, the terms “we,” “our,” “us,” “Sunshine Financial” and “Company” refer to Sunshine Financial, Inc. including its wholly-owned subsidiary, Sunshine Community Bank, unless the context indicates otherwise.
“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: When used in this report, as well as in future filings by us with the U.S. Securities and Exchange Commission (“SEC”), in our press releases or other public or shareholder communications, or in oral statements made with the approval or an authorized executive officer, the words or phrases, “anticipate,” “believes,” “expects,” “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “projected,” or similar expressions are intended to identify forward-looking statements.” These forward-looking statements include, but are not limited to:
•
statements of our goals, intentions and expectations;

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statements regarding our business plans, prospects, growth and operating strategies;

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statements regarding the asset quality of our loan and investment portfolios; and

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estimates of our risks and future costs and benefits.

These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.
The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:
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the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets;

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changes in general economic conditions, either nationally or in our market area;

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changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources;

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fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market area;

•
results of examinations of us by the Florida Office of Financial Regulation (“FOFR”), the Federal Deposit Insurance Corporation (“FDIC”) or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings;

•
legislative or regulatory changes that adversely affect our business, changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules, including as a result of Basel III;

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our ability to attract and retain deposits;

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changes in premiums for deposit insurance;

•
our ability to control operating costs and expenses;

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the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation;

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difficulties in reducing risks associated with the loans on our balance sheet;

•
staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges;

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computer systems on which we depend could fail or experience a security breach;

•
our ability to retain key members of our senior management team;

•
costs and effects of litigation, including settlements and judgments;

•
our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto;

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increased competitive pressures among financial services companies;

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changes in consumer spending, borrowing and savings habits;

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the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions;

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our ability to pay dividends on our common stock;

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adverse changes in the securities markets;

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inability of key third-party providers to perform their obligations to us;

•
the impact of changes in financial services laws and regulations, including laws concerning taxes, banking, securities, consumer protection and insurance and the impact of other governmental initiatives affecting the financial services industry;

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changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies, the Public Company Accounting Oversight Board or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods including relating to fair value accounting and loan loss reserve requirements; and

•
other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services and the other risks described elsewhere in this report and our Form 10-K for the year ended December 31, 2016 filed on March 30, 2017 (“2016 Form 10-K”) and our other reports filed with the SEC.

Forward-looking statements are based upon management’s beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements included in this report or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this report might not occur and you should not put undue reliance on any forward-looking statements.
General
Sunshine Financial, a Maryland corporation, is the holding company for its wholly owned subsidiary, Sunshine Community Bank. Sunshine Community Bank was originally chartered as a credit union in 1952 as Sunshine State Credit Union to serve state government employees in the metropolitan Tallahassee area. On July 1, 2007, we converted from a state-chartered credit union known as Sunshine State Credit Union to a federal mutual savings bank known as Sunshine Savings Bank, and in 2009 reorganized into the mutual holding company structure. On April 5, 2011, the Company completed a public offering as part of Sunshine Saving Bank’s conversion and reorganization from a mutual holding company to a public stock holding company structure.

On July 1, 2016, Sunshine Savings Bank completed its conversion from a federal savings bank charter to a Florida state bank charter, changing its name to Sunshine Community Bank. As a Florida-chartered financial institution, the FOFR is the primary regulator for Sunshine Community Bank, with additional federal oversight provided by the FDIC. Sunshine Financial is regulated by the Board of Governors of the Federal Reserve System.
We currently operate out of five full-service branch offices serving the Tallahassee, Florida metropolitan area. Our principal business consists of attracting retail deposits from the general public and investing those funds in loans secured by first and second mortgages on one- to four-family residences (including residential construction loans), lot loans, commercial real estate loans, commercial business loans and consumer loans. We offer a wide variety of secured and unsecured consumer loan products, including home equity, direct automobile loans and credit card loans in our market area.
We offer a variety of deposit accounts, which are our primary source of funding for our lending activities. Our operations are significantly affected by prevailing economic conditions as well as government policies and regulations concerning, among other things, monetary and fiscal affairs, housing and financial institutions. Deposit flows are influenced by a number of factors, including interest rates paid on competing time deposits, other investments, account maturities, and the overall level of personal income and savings. Lending activities are influenced by the demand for funds, the number and quality of lenders, and regional economic cycles. Sources of funds for lending activities include primarily deposits, borrowings, payments on loans and income provided from operations.
Our primary source of pre-tax income is net interest income. Net interest income is the difference between interest income, which is the income that we earn on our loans and investments, and interest expense, which is the interest that we pay on our deposits and borrowings. Changes in levels of interest rates affect our net interest income. A secondary source of income is noninterest income, which includes revenue we receive from providing products and services. Our noninterest expense has typically exceeded our net interest income and we have relied primarily upon noninterest income to supplement our net interest income and to achieve earnings.
Our operating expenses consist primarily of salaries and employee benefits, occupancy and equipment, data processing services, and professional fees. Salaries and benefits consist primarily of the salaries and wages paid to our employees, payroll taxes, expenses for retirement and other employee benefits. Occupancy and equipment expenses, which are the fixed and variable costs of building and equipment, consist primarily of lease payments, taxes, depreciation, amortization expense, maintenance and costs of utilities.
Critical Accounting Policies
The Company has identified several accounting policies that as a result of judgments, estimates and assumptions inherent in those policies, are critical to an understanding of the Company’s Condensed Consolidated Financial Statements. Critical accounting policies and estimates are discussed in the Company’s 2016 Form 10-K under Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operation — Critical Accounting Policies.” That discussion highlights estimates the Company makes that involve uncertainty or potential for substantial change. There have been no material changes in the Company’s critical accounting policies and estimates as previously disclosed in the Company’s 2016 Form 10-K.
Comparison of Financial Condition at September 30, 2017 and December 31, 2016
General.   Total assets increased $20.9 million, or 12.1%, to $194.1 million at September 30, 2017 from $173.2 million at December 31, 2016 primarily funded by a $15.3 million increase in Federal Home Loan Bank advances, and a $3.8 million increase in deposits. The composition of total assets changed during the nine months ended September 30, 2017 reflecting a $25.4 million increase in net loans, a $2.2 million decrease in cash and cash equivalents and a $2.6 million decrease in securities held to maturity.
Loans.   Our net loan portfolio increased $25.4 million, to $159.5 million at September 30, 2017 from $134.1 million at December 31, 2016. The increase in loans was primarily due to a $25.4 million increase in total real estate loans, including an $18.4 million increase in commercial real estate loans, partially offset by a small decrease in consumer loans.

Allowance for Loan Losses.   Our allowance for loan losses at September 30, 2017 was $1.1 million, or 0.69% of loans, compared to $924,000, or 0.69% of loans, at December 31, 2016. Nonperforming loans remained stable at $2.5 million at September 30, 2017 and December 31, 2016. Nonperforming loans to total loans decreased to 1.55% at September 30, 2017 from 1.88% at December 31, 2016 as a result of the increase in the net loan portfolio.
Deposits.   Total deposits increased $3.8 million, or 2.7%, to $141.7 million at September 30, 2017 from $137.9 million at December 31, 2016. This increase was due to a $3.5 million increase in noninterest bearing deposits, a $1.8 million increase money-market deposit accounts (“MMDA”) and a $199,000 increase in savings accounts, partially offset by a $1.7 million decrease in time deposits.
Borrowings.   Total FHLB borrowings increased $15.3 million to $28.0 million at September 30, 2017 from $12.8 million at December 31, 2016, providing additional funds for loan growth.
Equity.   Total stockholders’ equity increased $573,000 to $22.2 million at September 30, 2017. This increase was primarily due to net earnings of  $430,000, for the nine-months ended September 30, 2017.
Results of Operations
The following tables set forth, for the periods indicated, information regarding (i) the total dollar amount of interest and dividend income earned from interest-earning assets and the resultant average yields; (ii) the total dollar amount of interest expense paid on interest-bearing liabilities and the resultant average rates; (iii) net interest income; (iv) interest-rate spread; and (v) net interest margin. Income and yields on tax-exempt obligations have not been computed on a tax equivalent basis. All average balances are daily average balances.
	Three Months Ended September 30,
	2017			2016
	Average Balance	Interest and Dividends	Average Yield/ Rate	Average Balance	Interest and Dividend	Average Yield/ Rate
	($ in thousands)
Interest-earning assets:
Loans(1)	$152,935	$1,805	4.72%	$120,905	$1,492	4.94%
Securities held to maturity	14,361	72	2.01	18,356	88	1.92
Other interest-earning assets(2)	4,504	26	2.31	7,876	13	0.66
Total interest-earning assets	171,800	1,903	4.43	147,137	1,593	4.33
Noninterest-earning assets	14,046			14,891
Total assets	$185,846			$162,028
Interest-bearing liabilities:
MMDA and statement savings	$89,065	72	0.32	$85,220	69	0.32
Time deposits	18,430	22	0.48	21,746	26	0.48
FHLB advances	24,839	73	1.18	5,466	6	0.44
Total interest-bearing liabilities	132,334	167	0.50	112,432	101	0.36
Noninterest-bearing liabilities	31,367			28,153
Equity	22,145			21,443
Total liabilities and equity	$185,846			$162,028
Net interest income		$1,736			$1,492
Net interest rate spread(3)			3.93%			3.97%
Net interest margin(4)			4.04%			4.06%
Ratio of average interest-earning assets to average interest-bearing liabilities	1.30x			1.31x

(1)
Does not include interest on loans in non-accrual status. Calculated net of deferred loan fees, loan discounts, loans in process and allowance for loan losses.

(2)
Other interest-earnings assets consist of Federal Home Loan Bank stock and interest-bearing deposits.

(3)
Interest-rate spread represents the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities.

(4)
Net interest margin is net interest income divided by average interest-earning assets (annualized).

	Nine Months Ended September 30,
	2017			2016
	Average Balance	Interest and Dividends	Average Yield/ Rate	Average Balance	Interest and Dividend	Average Yield/ Rate
	($ in thousands)
Interest-earning assets:
Loans(1)	$145,319	$5,183	4.76%	$117,135	$4,389	5.00%
Securities held to maturity	15,238	229	2.00	19,506	286	1.95
Other interest-earning assets(2)	4,368	59	1.80	7,443	38	0.68
Total interest-earning assets	164,925	5,471	4.42	144,084	4,713	4.36
Noninterest-earning assets	13,848			15,121
Total assets	$178,773			$159,205
Interest-bearing liabilities:
MMDA and statement savings	$88,590	212	0.32	$82,628	197	0.32
Time deposits	19,076	67	0.47	22,601	81	0.48
FHLB advances	18,611	138	0.99	4,669	15	0.43
Total interest-bearing liabilities	126,277	417	0.44	109,898	293	0.36
Noninterest-bearing liabilities	30,550			27,928
Equity	21,946			21,379
Total liabilities and equity	$178,773			$159,205
Net interest income		$5,054			$4,420
Net interest rate spread(3)			3.98%			4.00%
Net interest margin(4)			4.09%			4.09%
Ratio of average interest-earning assets to average interest-bearing liabilities	1.31x			1.31x

(1)
Does not include interest on loans in non-accrual status. Calculated net of deferred loan fees, loan discounts, loans in process and allowance for loan losses.

(2)
Other interest-earnings assets consist of Federal Home Loan Bank stock and interest-bearing deposits.

(3)
Interest-rate spread represents the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities.

(4)
Net interest margin is net interest income divided by average interest-earning assets (annualized).

Comparison of the Three Months Ended September 30, 2017 and 2016
General.   Net earnings for the three months ended September 30, 2017 was $215,000, compared to net earnings of  $35,000 for the three months ended September 30, 2016, resulting in an annualized return on average assets of 0.46% for the three months ended September 30, 2017 and 0.09% for the three months ended September 30, 2016. The increase in net earnings was due primarily to an increase in our net interest income and decreases in our noninterest expense, slightly offset by decreases in noninterest income. Basic and diluted earnings per share were $0.22 for the three months ended September 30, 2017 and $0.04 for the same period in 2016.
Net Interest Income.   Net interest income increased $244,000, or 16.4%, to $1.7 million for the three months ended September 30, 2017 compared to $1.5 million for the three months ended September 30, 2016. The increase was primarily due to a $310,000 increase in interest income, slightly offset by a $66,000 increase in interest expense. The increase in interest income resulted primarily from an increase in average loans outstanding during the three months ended September 30, 2017 compared to the three months ended September 30, 2016, partially offset by a decrease in our average yield on loans. Our net interest rate spread decreased to 3.93% for the three months ended September 30, 2017 from 3.97% for the same period in 2016, while our net interest margin decreased to 4.04% from 4.06% between the same periods. The ratio of average interest-earning assets to average interest-bearing liabilities for the three months ended September 30, 2017 was 1.30x compared to 1.31x for the same period in 2016.
Interest Income.   Interest income for the three months ended September 30, 2017 increased $310,000, or 19.4%, to $1.9 million compared to the three month period ended September 30, 2016. The increase in interest income for the three months ended September 30, 2017 was primarily due to a $32.0 million increase in average loans outstanding during the three months ended September 30, 2017 compared to the three months ended 2016, partially offset by a 22 basis point decrease in our average yield on loans during the same period. Average loans outstanding increased to $152.9 million for the three months ended September 30, 2017, from $120.9 million for the same period in 2016. The average yield on loans decreased to 4.72% for the three months ended September 30, 2017 compared to 4.94% for the three months ended September 30, 2016.
Interest Expense.   Interest expense for the three months ended September 30, 2017 increased $66,000, or 65.3%, to $167,000 from $101,000 for the same period ended September 30, 2016. The increase in interest expense for the three months ended September 30, 2017 was primarily due to the cost of  $24.8 million in average outstanding FHLB advances compared to $5.5 million outstanding during the same period in 2016. The average rate paid on borrowings for the three months ended September 30, 2017 was 1.18% compared to 0.44% for the three months ended September 30, 2016 reflecting increases in interest rates over the last year. The average rate paid on deposits for the three months ended September 30, 2017 remained unchanged from the average rates paid for the three months ended September 30, 2016.
Provision for Loan Losses.   We establish an allowance for loan losses by charging amounts to the loan provision at a level required to reflect estimated credit losses in the loan portfolio. In evaluating the level of the allowance for loan losses, management considers, among other factors, historical loss experience, the types of loans and the amount of loans in the loan portfolio, adverse situations that may affect borrowers’ ability to repay, estimated value of any underlying collateral, prevailing economic conditions and current risk factors specifically related to each loan type. See “— Critical Accounting Policies — Allowance for Loan Loss” in our 2016 Form 10-K for a more detailed description of the manner in which the provision for loan losses is established.
Based on management’s evaluation of the foregoing factors, we recorded a provision for loan losses of $50,000 for the three months ended September 30, 2017 compared to $45,000 for the three months ended September 30, 2016. The provision for loan losses primarily reflected historical and incurred/probable loan losses, the increase in the size of our loan portfolio as well as the change in the mix of loans, in particular the increase in our commercial real estate loan portfolio. Net charge-offs for the three months ended September 30, 2017 were $29,000 compared to net charge-offs of  $78,000 for the three months ended September 30, 2016. Nonperforming loans to total loans at September 30, 2017 were 1.55% compared to 1.88% at December 31, 2016. The allowance for loan losses to total loans was 0.69% at both September 30, 2017 and December 31, 2016.
Management considers the allowance for loan losses at September 30, 2017 to be adequate to cover losses inherent in the loan portfolio based on the assessment of the above-mentioned factors affecting the loan portfolio. While management believes the estimates and assumptions used in its determination of the adequacy of the allowance are reasonable, there can be no assurance that such estimates and assumptions will not be proven incorrect in the future, or that the actual amount of future losses will not exceed the amount of the established allowance for loan losses or that any increased allowance for loan losses that may be required will not adversely impact our financial condition and results of operations. In addition, the determination of the amount of our allowance for loan losses is subject to review by bank regulators, as part of the routine examination process, which may result in additions to our provision for loan losses based upon their judgment of information available to them at the time of their examination.

Noninterest Income.   Noninterest income for the three months ended September 30, 2017 decreased $67,000, or 13.8%, to $419,000 compared to $486,000 for the same period in 2016 as a result of decreases in the gains on sales of loans, fees and charges on deposit accounts, gain on the sale of foreclosed real estate and in other noninterest income, slightly offset by an increase in fees and charges on loans. The largest decrease was in other noninterest income, which decreased $32,000, due to the gain on sale of stock invested in a credit union service organization sold during the three months ended September 30, 2016.
Noninterest Expense.   Noninterest expense for the three months ended September 30, 2017 decreased $115,000, or 6.1%, to $1.8 million compared to $1.9 million during the same period in 2016. The largest decreases were in occupancy and equipment, salaries and employee benefits, professional fees and other noninterest expense. The decrease in occupancy and equipment expense was due to the sale of a branch office in December 2016. The decrease in salaries and employee benefits was due to an increase in deferred loan origination costs associated with the increase in commercial real estate lending volume. The decrease in other expense was primarily due to decreases in foreclosed real estate expense and marketing expense.
Income Taxes.   For the three months ended September 30, 2017, we recorded income taxes of $123,000 on a before tax earnings of  $338,000. For the three months ended September 30, 2016, we recorded income taxes of  $16,000 on before tax earnings of  $51,000. Our effective tax rate for the three months ended September 30, 2017 was 36.4% compared to 31.4% for the same time period in 2016.
Comparison of the Nine Months Ended September 30, 2017 and 2016
General.   Net earnings for the nine months ended September 30, 2017 was $430,000 compared to a net loss of  $50,000 for the nine months ended September 30, 2016, resulting in an annualized return (loss) on average assets of 0.32% for the nine months ended September 30, 2017 and (0.04)% for the nine months ended September 30, 2016. The increase in net earnings was due primarily to an increase in our net interest income and a decrease in noninterest expense. Basic earnings per share were $0.45 for the nine months ended September 30, 2017 and a loss of  $0.05 per share for the same period in 2016. Diluted earnings (loss) per share were $0.43 for the nine months ended September 30, 2017 and a ($0.05) per share for the same period in 2016.
Net Interest Income.   Net interest income increased $634,000, or 14.3%, to $5.1 million for the nine months ended September 30, 2017 compared to $4.4 million for the nine months ended September 30, 2016. The increase was primarily due to a $758,000 increase in interest income, partially offset by a $124,000 increase in interest expense. The increase in interest income resulted from an increase in average loans outstanding during the nine months ended September 30, 2017 compared to the nine months ended September 30, 2016, partially offset by a 24 basis point decrease in our average yield on loans. Our net interest rate spread decreased to 3.98% for the nine months ended September 30, 2017 from 4.00% for the same period in 2016, while our net interest margin remained at 4.09% at both September 30, 2017 and September 30, 2016. The ratio of average interest-earning assets to average interest-bearing liabilities for the nine months ended September 30, 2017 and 2016 remained at 1.31x.
Interest Income.   Interest income for the nine months ended September 30, 2017 increased $758,000, or 16.1%, to $5.5 million compared to the nine month period ended September 30, 2016. The increase in interest income for the nine months ended September 30, 2017 was primarily due to a $28.2 million increase in average loans outstanding during the nine months ended September 30, 2017 compared to the nine months ended September 30, 2016, partially offset by a 24 basis point decrease in our average yield on loans during the same period. Average loans outstanding increased to $145.3 million for the nine months ended September 30, 2017, from $117.1 million for the same period in 2016. The average yield on loans decreased to 4.76% for the nine months ended September 30, 2017 compared to 5.00% for the nine months ended September 30, 2016.
Interest Expense.   Interest expense for the nine months ended September 30, 2017 increased $124,000, or 42.3%, to $417,000 from $293,000 for the same period ended September 30, 2016. The increase in interest expense for the nine months ended September 30, 2017 was primarily due to the cost of  $18.6 million in average outstanding FHLB advances compared to $4.7 million outstanding during the same period in 2016. The average rate paid on borrowings for the nine months ended September 30, 2017 was 0.99% compared to 0.43% for the same period in 2016. The average rate paid on deposits for the nine months ended September 30, 2017 remained relatively unchanged from the average rates paid for the nine months ended September 30, 2016.

Provision for Loan Losses.   We recorded a provision for loan losses of  $155,000 for the nine months ended September 30, 2017 compared to $135,000 for the nine months ended September 30, 2016. The provision for loan losses reflected historical and incurred loan losses, the increase in the size of our loan portfolio as well as the change in the mix of loans. Net recoveries for the nine months ended September 30, 2017 were $19,000 compared to net charge-offs of  $138,000 for the nine months ended September 30, 2016.
Noninterest Income.   Noninterest income for the nine months ended September 30, 2017 decreased $66,000, or 4.8%, to $1.3 million compared to $1.4 million for the same period in 2016, primarily as a result of decreases in fees and service charges on deposit accounts and in other noninterest income, offset by increases in gains on sale of foreclosed assets and in fees and charges on loans. The decrease in other noninterest income was due to the decline in other noninterest income due a gain on sale of stock invested in a credit union service organization sold in the same period of 2016. The increase in fees and charges on loans was a result of an increased volume of commercial real estate lending.
Noninterest Expense.   Noninterest expense for the nine months ended September 30, 2017 decreased $203,000, or 3.5%, to $5.5 million as compared to the same period in 2016. The largest decreases were in salaries and employee benefits, occupancy and equipment, and deposit insurance, partially offset by increases in data processing and other noninterest expense. The decrease in salaries and employee benefits was due to an increase in deferred loan origination costs because of the increase in commercial real estate lending volume. The decrease in occupancy and equipment expense was due to the sale of a branch office in December 2016 and the decrease in deposit insurance was due to lower FDIC insurance rates. The increase in data processing was due to converting our credit card processing to a new company in 2017 and the issuance of new credit cards for all customers.
Income Taxes.   For the nine months ended September 30, 2017, we recorded an income tax expense of $263,000 on before tax earnings of  $693,000. For the nine months ended September 30, 2016, we recorded an income tax benefit of  $8,000 on a before tax loss of  $58,000. Our effective tax rate for the nine months ended September 30, 2017 was 38.0% compared to an effective tax benefit rate of 13.8% for the same time period in 2016.
Liquidity
Liquidity describes our ability to meet the financial obligations that arise in the ordinary course of business. Liquidity is primarily needed to meet the borrowing and deposit withdrawal requirements of our customers and to fund current and planned expenditures. Our primary sources of funds are deposits, principal and interest payments on loans and securities, FHLB advances, and proceeds from maturities and calls of securities. The Company has an unsecured federal funds line of credit for $6.0 million with a correspondent bank and a $46.0 million line with the Federal Home Loan Bank of Atlanta collateralized by a blanket lien on qualifying loans. At September 30, 2017 the Company had $28.0 million outstanding in FHLB advances that mature in 2017 at a weighted average fixed rate of 1.17%. At December 31, 2016, the Company had $12.8 million outstanding in FHLB advances that mature in 2017 at a weighted average fixed rate of 0.63%.
While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions, and competition. Our most liquid assets are cash and short-term investments, including interest-bearing demand deposits with banks. The levels of these assets are dependent on our operating, financing, lending and investing activities during any given period.
Our cash flows are comprised of three primary classifications: cash flows from operating activities, investing activities, and financing activities. For the nine-months ended September 30, 2017, cash provided by operating activities totaled $2.6 million. Net cash used by investing activities, which consists primarily of disbursements for loan originations, offset by principal collections on loans and proceeds from pay-downs on securities, totaled $23.8 million for the nine-months ended September 30, 2017. Net cash provided by financing activities, consisting primarily of the activity in FHLB advances and deposit accounts, was $19.0 million for the nine-months ended September 30, 2017.

In addition to its operating expenses, the Company is responsible for paying any dividends declared to its shareholders and funds paid out for Company stock repurchases, when and if declared by the Board. The Company has the ability to receive dividends or capital distributions from the Bank, although there are regulatory restrictions on the ability of the Bank to pay dividends.
On June 28, 2017, with the approval of the FDIC, the Bank repurchased shares from the Holding Company totaling $2.0 million. The effect of this transaction was to increase cash at the Holding Company and decrease the Holding Company’s investment in the Bank. At September 30, 2017, the Company (on an unconsolidated basis) had liquid assets of  $2.3 million.
We are committed to maintaining a strong liquidity position. We monitor our liquidity position on a daily basis. We anticipate that we will have sufficient funds to meet our current funding commitments. Based on our deposit retention experience and current pricing strategy, we anticipate that a significant portion of maturing time deposits will be retained.
Off-Balance Sheet Activities
In the normal course of operations, we engage in a variety of financial transactions that are not recorded in our financial statements. These transactions involve varying degrees of off-balance sheet credit, interest rate and liquidity risks. These transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments and lines of credit. For the nine-months ended September 30, 2017, we engaged in no off-balance sheet transactions likely to have a material effect on our financial condition, results of operations or cash flows. A summary of our off-balance sheet commitments at September 30, 2017, is as follows (in thousands):
Unused lines of credit	$19,908
Commitments to extend credit	$—

Capital Resources
At September 30, 2017, the Bank exceeded all regulatory capital requirements.
Consistent with our goals to operate a sound and profitable organization, our policy is for Sunshine Community Bank to maintain a “well-capitalized” status under the capital categories of the Bank regulations. At September 30, 2017, Sunshine Community Bank exceeded all regulatory capital requirements to be categorized as well capitalized under applicable regulatory guidelines with a CET1 capital ratio of 11.79% of risk-weighted assets, which is above the required level of 6.5%, a Tier 1 leverage capital level of 9.70% of adjusted total assets, which is above the required level of 5.00%, Tier I capital to risk-weighted assets of 11.79%, which is above the required level of 8.00% and total risk-based capital to risk-weighted assets of 12.53%, which is above the required level of 10.00%.
Management is not aware of any conditions or events that would change our category. For additional information see Note 12 of the Notes to Condensed Consolidated Financial Statements contained in Item1, Part 1 of this Form 10-Q.
At September 30, 2017, stockholders’ equity at Sunshine Community Bank totaled $19.7 million. Management monitors the capital levels of Sunshine Community Bank to provide for current and future business opportunities and to meet regulatory guidelines for “well-capitalized” institutions.
For a bank holding company with less than $1.0 billion in assets, the capital guidelines apply on a bank only basis and the Federal Reserve expects the holding company’s subsidiary banks to be well capitalized under the prompt corrective action regulations. If Sunshine Financial was subject to regulatory guidelines for bank holding companies with $1.0 billion or more in assets, at September 30, 2017 Sunshine Financial would have exceeded all regulatory capital requirements.
Item 3.   Quantitative and Qualitative Disclosure About Market Risk
The Company provided information about market risk in Item 7A of its 2016 Form 10-K. There have been no material changes in our market risk since our 2016 Form 10-K.

Item 4.    Controls and Procedures
(a)   Evaluation of Disclosure Controls and Procedures
An evaluation of our disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934 (the “Act”)) as of September 30, 2017, was carried out under the supervision and with the participation of the Company’s Chief Executive Officer, Chief Financial Officer and several other members of the Company’s senior management. Based on this evaluation, the Company’s Chief Executive Officer and Chief Financial Officer concluded that the Company’s disclosure controls and procedures in effect as of September 30, 2017, were effective in ensuring that the information required to be disclosed by the Company in the reports it files or submits under the Act is: (i) accumulated and communicated to the Company’s management (including the Chief Executive Officer and Chief Financial Officer) in a timely manner and (ii) recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms.
The Company does not expect that its disclosure controls and procedures and internal control over financial reporting will prevent all error and all fraud. A control procedure, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control procedure are met. Because of the inherent limitations in all control procedures, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within the Company have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls may be circumvented by the individual acts of some persons, by collusion of two or more people, or by override of the control. The design of any control procedure also is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions; over time, controls may become inadequate because of changes in conditions, or the degree of compliance with the policies or procedures may deteriorate. Because of the inherent limitations in a cost-effective control procedure, misstatements due to error or fraud may occur and not be detected.
(b)   Changes in Internal Control over Financial Reporting
There were no changes in our internal control over financial reporting during the fiscal quarter ended September 30, 2017 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II. OTHER INFORMATION
Item 1.    Legal Proceedings
In the normal course of business, the Company occasionally becomes involved in various legal proceedings. In the opinion of management, any liability from such proceedings would not have a material adverse effect on the business or financial condition of the Company.
Item 1A.    Risk Factors
Not required for smaller reporting companies.
Item 2.    Unregistered Sales of Equity Securities and Use of Proceeds
(a) Not applicable
(b) Not applicable
(c) Nothing to report.
Item 3.    Defaults Upon Senior Securities
Nothing to report.
Item 4.   Mine Safety Disclosures
Nothing to report.
Item 5.   Other Information
Nothing to report.

Item 6.   Exhibits
(a) Exhibits
Exhibits:
3.1	Articles of Incorporation of Sunshine Financial, Inc. (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-169555))
3.2	Bylaws, as amended, of Sunshine Financial, Inc. (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 28, 2013 (File No. 000-54280))
4.0	Form of Common Stock Certificate of Sunshine Financial, Inc. (incorporated herein by reference to Exhibit 4.0 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-169555))
10.1	Employment Agreement by and between Sunshine Savings Bank and Louis O Davis, Jr. (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-169555))
10.2	Form of Change of Control Agreement by and between Sunshine Financial, Inc. and Louis O. Davis Jr. (incorporated herein by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-169555))
10.3	Form of Change of Control Agreement by and between Sunshine Financial, Inc. and each of Brian P. Baggett and Scott A. Swain (incorporated herein by reference to Exhibit 10.3 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-169555))
10.4	Sunshine Financial, Inc. 2012 Equity Incentive Plan (incorporated herein by reference to Appendix A to the Registrant’s Definitive Proxy Statement filed on Schedule 14A on April 20, 2012 (File No. 000-54280))
10.5	Forms of Incentive Stock Option, Non-Qualified Stock Option and Restricted Stock Agreements under the 2012 Equity Incentive Plan (incorporated by reference to the Exhibits to the Registrant’s Registration Statement on Form S-8 filed with the SEC on June 29, 2012 (File No. 333-182450))
10.6	Agreement, dated February 5, 2016, by and among, Sunshine Financial, Inc., Sunshine Savings Bank, Stilwell Value Partners VII, L.P., Stilwell Activist Fund, L.P., Stilwell Activist Investments, L.P., Stilwell Partners, L.P. and Stilwell Value LLC, and Corissa J. Briglia (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on February 8, 2016 (File No. 000-54280))
11.0	Statement re computation of per share earnings (See Note 3 of the Notes to Condensed Consolidated Financial Statements (Unaudited) included in this Form10-Q).
31.1	Rule 13a-14(a) Certification of the Chief Executive Officer
31.2	Rule 13a-14(a) Certification of the Chief Financial Officer
32.0	Section 1350 Certification
101	Interactive Data Files

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
SUNSHINE FINANCIAL, INC.
Date: November 14, 2017	By: /s/ Louis O. Davis, Jr. Louis O. Davis, Jr. President and Chief Executive Officer (Duly Authorized Officer)
Date: November 14, 2017	By: /s/ Scott A. Swain Scott A. Swain Senior Vice President, Treasurer and Chief Financial Officer (Principal Financial Officer)

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20. Indemnification of Directors and Officers
Section 79-4-8.50 through 79-4-8.59 of the MBCA provide First Bancshares with broad powers and authority to indemnify its directors and officers and to purchase and maintain insurance for such purposes and mandate the indemnification of First Bancshares’ directors under certain circumstances. First Bancshares’ bylaws also provide it with the power and authority, to the fullest extent legally permissible under the MBCA, to indemnify its directors and officers, persons serving at the request of First Bancshares or for its benefit as directors or officers of another corporation, and persons serving as First Bancshares’ representatives or agents in certain circumstances.
Under its bylaws, First Bancshares shall indemnify any person who becomes subject to a lawsuit or proceeding by reason of service as a director of First Bancshares or any other corporation which the person served as a director at the request of First Bancshares. Except as noted in the next paragraph, such persons are entitled to be indemnified against judgments, penalties, fines, settlements, and reasonable expenses actually incurred in connection with the proceeding, provided the indemnified person acted in a manner he believed in good faith to be in or not opposed to the best interests of First Bancshares, and in the case of any criminal proceeding, had no reasonable cause to believe such conduct was unlawful.
To the extent First Bancshares has funds reasonably available to be used for this purpose, indemnified persons are entitled to have First Bancshares advance expenses incurred prior to final disposition of the proceeding, upon delivery of   (1) a written affirmation by such person of his good faith belief that the standard of conduct necessary for indemnification has been met, and (2) a written undertaking to repay the amounts advanced if it is ultimately determined that the standard of conduct has not been met. The board of directors shall then make a determination that the facts then known would not preclude indemnification under the MBCA. Pursuant to such authority and the provisions of First Bancshares’ bylaws, First Bancshares has purchased insurance against certain liabilities that may be incurred by it and its officers and directors.
Under the bylaws, indemnification may not be authorized if it is established that the person appropriated, in violation of his or her duties, any business opportunity of First Bancshares, engaged in acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, approved dividends or other distributions in violation of the MBCA, or engaged in any transaction in which the director derived an improper personal benefit.
In addition to the bylaws of First Bancshares, the MBCA requires that a corporation indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she is or was a director of the corporation against reasonable expenses incurred by him or her in connection with the proceeding. The MBCA also provides that, upon application of a director, a court may order indemnification if it determines that the director is entitled to such indemnification under the applicable standard of the MBCA.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of First Bancshares pursuant to its articles of incorporation or bylaws, or otherwise, First Bancshares has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.
Item 21. Exhibits and Financial Statements
A list of the exhibits included as part of this registration statement is set forth in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.

Item 22. Undertakings
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
The registrant undertakes that every prospectus: (1) that is filed pursuant to paragraph (c) immediately preceding, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

EXHIBIT INDEX
Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated December 6, 2017, by and between The First Bancshares, Inc. and Sunshine Financial, Inc. (attached as Annex A to the proxy statement/prospectus contained in this registration statement).
3.1	Amended and Restated Articles of Incorporation of The First Bancshares, Inc. (incorporated herein by reference to Exhibit 3.1 to First Bancshares’ Current Report on Form 8-K filed on July 28, 2016).
3.2	Amended and Restated Bylaws of The First Bancshares, Inc., effective as of March 17, 2016 (incorporated herein by reference to Exhibit 3.2 to First Bancshares’ Current Report on Form 8-K filed on March 18, 2016).
4.1	Form of Certificate of Common Stock (incorporated by reference to Exhibit 4.3 to First Bancshares’ Registration Statement No. 333-220491 on Form S-3 filed on 9-15-2017).
5.1	Opinion of Alston & Bird LLP regarding the legality of the securities being registered.
8.1	Opinion of Alston & Bird LLP regarding certain U.S. federal income tax matters.
8.2	Opinion of Silver, Freedman, Taff & Tiernan LLP regarding certain U.S. federal income tax matters.
21.1	Subsidiaries of The First Bancshares, Inc. (incorporated herein by reference to Exhibit 21 to First Bancshares’ Annual Report on Form 10-K filed on March 30, 2016)
23.1	Consent of Alston & Bird LLP (included in the opinions referred to in Exhibits 5.1 and 8.1 above).
23.2	Consent of Silver, Freedman, Taff & Tiernan LLP (included in the opinion referred to in Exhibit 8.2 above).
23.3	Consent of T.E. Lott & Company (with respect to The First Bancshares, Inc.).
23.4	Consent of Hacker, Johnson & Smith, P.A. (with respect to Sunshine Financial, Inc.).
23.5	Consent of Mauldin & Jenkins, LLC (with respect to Southwest Banc Shares, Inc.).
24	Power of Attorney (included on the signature page hereto).
99.1	Consent of BSP Securities LLC.
99.2	Form of proxy of Sunshine Financial, Inc.
99.3	Form of Election Form.*

*
To be filed by amendment.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hattiesburg, State of Mississippi, on January 29, 2018.
THE FIRST BANCSHARES, INC.
By: /s/ M. Ray (Hoppy) Cole, Jr. Name: M. Ray (Hoppy) Cole, Jr. Title: President and Chief Executive Officer
By: /s/ Donna T. (Dee Dee) Lowery Name: Donna T. (Dee Dee) Lowery Title Executive Vice President and Chief Financial Officer
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints M. Ray (Hoppy) Cole, Jr. and Donna T. (Dee Dee) Lowery his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement and to sign any registration statement (and any post-effective amendments thereto) effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact, agent or his or her substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ E. Ricky Gibson E. Ricky Gibson	Chairman of the Board and Directors	January 29, 2018
/s/ M. Ray (Hoppy) Cole, Jr. M. Ray (Hoppy) Cole, Jr.	Vice Chairman of the Board and Director, President and Chief Executive Officer (Principal Executive Officer)	January 29, 2018
/s/ Donna T. (Dee Dee) Lowery Donna T. (Dee Dee) Lowery	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 29, 2018
/s/ Rodney D. Bennett Rodney D. Bennett	Director	January 29, 2018
/s/ David W. Bomboy David W. Bomboy	Director	January 29, 2018
/s/ Charles R. Lightsey Charles R. Lightsey	Director	January 29, 2018
/s/ Fred McMurry Fred McMurry	Director	January 29, 2018

Signature	Title	Date
/s/ Thomas E. Mitchell Thomas E. Mitchell	Director	January 29, 2018
/s/ Ted E. Parker Ted E. Parker	Director	January 29, 2018
/s/ J. Douglas Seidenburg J. Douglas Seidenburg	Director	January 29, 2018
/s/ Andrew D. Stetelman Andrew D. Stetelman	Director	January 29, 2018